Form 10-K, Exhibit 13
period 1999-12-31
BROOKLINE BANCORP INC
filed 2000-03-23
CIK 1049782

              SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY

      The selected consolidated financial and other data of the Company set forth below is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Company and Notes thereto presented elsewhere in this Annual Report. Prior to March 24, 1998, the Company had no significant assets, liabilities or operations, and accordingly, the data prior to such time represents the financial condition and results of operations of the Bank.



                                                                               AT DECEMBER 31,
                                                                   --------------------------------------
                                                                1999      1998     1997      1996     1995
                                                              --------  -------  --------  -------  --------
                                                                                (IN THOUSANDS)

SELECTED FINANCIAL CONDITION DATA:

Total assets ...............................................   $907,334   $879,027   $701,119   $666,988   $632,788

Loans, excluding money market loan participations ..........    635,556    548,558    472,412    427,733    405,531

Money market loan participations ...........................     15,400     44,300     24,000     52,950     43,100

Allowance for loan losses ..................................     13,874     13,094     12,463     12,326     12,326

Debt securities:

  Available for sale .......................................    100,089    102,934     89,620     97,007     62,691

  Held to maturity .........................................    103,434    121,390     65,444     41,620     89,342

Marketable equity securities ...............................     28,186     30,595     28,017     20,365     19,074

Deposits ...................................................    512,136    489,370    482,304    484,016    474,215

Borrowed funds .............................................    108,800     94,350     69,265     60,565     49,665

Stockholders' equity .......................................    274,800    278,222    132,757    113,947    100,583

Net unrealized gain on securities available for sale, net of
  taxes, included in stockholders' equity ..................      7,759     14,416     13,739      8,660      7,233

Non-performing loans .......................................       --          332        803      1,337        748

Non-performing assets ......................................        707      2,272      3,176      3,026      2,470




                                                                   YEAR ENDED DECEMBER 31,
                                                  --------------------------------------------------
                                                  1999       1998        1997         1996        1995
                                                  ----        ----       ----         ----        ----
                                                                    (IN THOUSANDS)

SELECTED OPERATING DATA:

Interest income .............................   $ 64,809    $ 61,419    $ 54,125    $ 51,019    $ 48,920
Interest expense ............................     27,162      26,160      25,858      25,458      23,938
                                                --------    --------    --------    --------    --------
  Net interest income .......................     37,647      35,259      28,267      25,561      24,982
Provision for loan losses....................        450         300        --          --          --
  Net interest income after provision
    for loan losses .........................     37,197      34,959      28,267      25,561      24,982
Gains on sales of securities, net ...........      7,437       2,843          74         464         877
Other real estate owned income (expense), net        711         251         238         299         (40)
Other non-interest income ...................        966       1,111         853       1,077         768
Recognition and retention plan expense ......     (3,593)       --          --          --          --
Internet bank start-up expense ..............       (675)       --          --          --          --
Other non-interest expense ..................     (9,890)     (9,181)     (8,374)     (7,713)     (7,450)
                                                --------    --------    --------    --------    --------
  Income before income taxes ................     32,153      29,983      21,058      19,688      19,137
Provision for income taxes ..................     11,362      10,831       7,327       7,751       7,409
                                                --------    --------    --------    --------    --------
  Net income ................................   $ 20,791    $ 19,152    $ 13,731    $ 11,937    $ 11,728
                                                ========    ========    ========    ========    ========

             SELECTED FINANCIAL RATIOS AND OTHER DATA OF THE COMPANY


                                                                                      AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                                            --------------------------------------------------------
                                                                             1999          1998         1997       1996         1995
                                                                             ----          ----         ----       ----         ----

PERFORMANCE RATIOS:

Return on average assets ........................................            2.31%         2.33%        2.02%       1.84%      1.91%

Return on average stockholders' equity (1) ......................            7.81          8.36        12.21       11.95       13.42

Interest rate spread (2) ........................................            2.69          2.76         3.08        3.10        3.37

Net interest margin (2) .........................................            4.21          4.28         4.09        4.00        4.15

Efficiency ratio (3) ............................................           25.15         25.07        28.45       28.15       28.02


CAPITAL RATIOS:

Stockholders' equity to total assets at end of year .............           30.29         31.65        18.94       17.08       15.89

Tier 1 leverage capital ratio at end of year (Bank only) ........           24.57         25.86        17.82       15.86       14.96


ASSET QUALITY RATIOS:

Non-performing assets as a percent of total assets at end of year            0.08          0.26         0.45        0.45        0.39

Allowance for loan losses as a percent of loans, excluding
  money market loan participations, at end of year ..............            2.18          2.39         2.64        2.88        3.04

Allowance for loan losses as a percent of total
  non-performing loans at end of year ...........................              NM      3,943.98      1,552.05     921.91    1,647.86


PER SHARE DATA:

Basic earnings per common share .................................        $   0.74            NM          --          --          --

Diluted earnings per common share ...............................        $   0.74            NM          --          --          --

Number of shares outstanding at
  end of year (in thousands) (4) ................................          27,743        28,595          --          --          --

Dividends per common share (5) ..................................        $   0.21      $   0.10          --          --          --

Book value per common share at end of year ......................        $   9.91      $   9.73          --          --          --

Market value per common share at end of year ....................        $   9.75      $  11.50          --          --          --



--------------------

(1) Excludes effect of unrealized gains on securities available for sale, net of taxes.
(2)  Calculated on a fully-taxable equivalent basis.
(3) Represents the ratio of non-interest expenses (exclusive of recognition and retention plan expense and internet bank start-up expense) divided by the sum of net interest income and non-interest income (exclusive of gains on sales of securities).
(4) Common stock issued less treasury stock and unallocated common stock held by ESOP.
(5)  Three quarterly dividends of $ 0.05 each and one quarterly dividend of $
     0.06 were paid in 1999. Two quarterly dividends of $0.05 each were paid in 1998.

NM - Not Meaningful. Earnings per share is not presented for the period from March 24, 1998 (the date of conversion to stock-ownership) through December 31, 1998 as the earnings per share calculation for that period is not meaningful. Earnings per share is not presented for the periods prior to the conversion to stock form since the Bank was a mutual savings bank and no stock was outstanding.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

REORGANIZATION AND STOCK OFFERING

Brookline Bancorp, Inc. (the "Company") was organized in November 1997 for the purpose of becoming the sole stockholder of Brookline Savings Bank (the "Bank") upon completion of the reorganization of the Bank from a mutual savings bank into a mutual holding company structure. As part of the reorganization, the Company offered for sale 47% of the shares of its common stock in an offering fully subscribed for by eligible depositors of the Bank (the "Offering"). The remaining 53% of the Company's shares of common stock were issued to Brookline Bancorp, MHC (the "MHC"), a state-chartered mutual holding company incorporated in Massachusetts. The reorganization and Offering were completed on March 24, 1998. Prior to that date, the Company had no assets and liabilities. The reorganization has been accounted for as an "as if" pooling with assets and liabilities recorded at historical cost.

Completion of the Offering resulted in the issuance of 29,095,000 shares of common stock, 15,420,350 shares (53%) of which were issued to the MHC and 13,674,650 shares (47%) of which were sold to eligible depositors of the Bank at $10.00 per share. Proceeds from the Offering, net of $2.0 million of expenses related to the Offering, amounted to $134.8 million. The Company contributed 50% of the net proceeds of the Offering to the Bank for general corporate use. Net proceeds retained by the Company have been used primarily to fund a loan to the Bank's employee stock ownership plan, repurchase Company shares in the open market and invest in interest-bearing debt obligations.

GENERAL

The Company's activities consist primarily of investment activities and the holding of the Bank's stock. The Company's business operations are conducted primarily through the Bank. As a result, references to the Company in the following discussion generally refer to the consolidated operations of the Company and the Bank.

The Company's primary business is attracting retail deposits from the general public through its five full-service banking offices and investing those deposits and other borrowed funds primarily in real estate mortgage loans and various debt and equity securities. On February 15, 2000, the Bank filed an application with bank regulators to open a new retail branch in Newton, Massachusetts. The Company also operates a loan production office in Worcester, Massachusetts that was opened in mid-1998. The Company emphasizes the origination of multi-family and commercial real estate mortgage loans as well as one-to-four family residential mortgage loans. The Company's consolidated net income depends largely upon net interest income, which is the difference between interest income from loans and investments ("interest-earning assets") and interest expense on deposits and borrowed funds ("interest-bearing liabilities"). Net interest income is significantly affected by general economic conditions, policies established by regulatory authorities and competition.

On August 12, 1999, the Company filed an application with bank regulators to form a new wholly-owned Massachusetts-chartered stock savings bank subsidiary which will operate as an "internet bank". The new bank will be called LighthouseBank.com ("Lighthouse"). It is expected that Lighthouse will commence operations in the second quarter of 2000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Projected Impact of LighthouseBank.com on Future Operating Results" and note 19 of the notes to consolidated financial statements for information about expenses incurred to date and future operating results expected to be realized by Lighthouse.

The following discussion contains forward-looking statements based on management's current expectations regarding economic, legislative and regulatory issues that may impact the Company's earnings in future periods. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limitation, the words "believes", "anticipates", "plans", "expects" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the Company's actual results, especially those of Lighthouse, to differ materially from those contemplated by such forward-looking statements. These important factors include, without limitation, the Company's ability to originate quality loans, fluctuation of interest rates, real estate market conditions in the Company's lending areas, general and local economic conditions, the Company's continued ability to attract and retain deposits, the Company's ability to control costs, new accounting pronouncements and changing regulatory requirements.

The discussion and analysis that follows focuses on the factors affecting the Company's consolidated financial condition at December 31, 1999 and 1998 and consolidated results of operations during 1999, 1998 and 1997. The consolidated financial statements and related notes appearing elsewhere in this annual report should be read in conjunction with this review.

OVERVIEW

The reorganization and stock offering completed on March 24, 1998 significantly affected the Company's consolidated financial statements. As of that date, $134.8 million of net proceeds from the sale of stock was added to the Company's equity. The reinvestment of those funds contributed to the increase in net income in 1999 compared to 1998.

Earnings per share is not presented from March 24, 1998 through December 31, 1998 as the earnings per share calculation for that period is not meaningful. Earnings per share is not presented for the periods prior to the conversion to stock form since the Bank was a mutual savings bank and no stock was outstanding.

FINANCIAL CONDITION

Total assets increased $28.3 million, or 3.2%, from $879.0 million at December 31, 1998 to $907.3 million at December 31, 1999. While total asset growth was modest, the loan portfolio (excluding money market loan participations) increased $87.0 million, or 15.9%, from $548.6 million at December 31, 1998 to $635.6 million at December 31, 1999. Most of the loan growth (net of unadvanced funds) was in several segments of the portfolio. Multi-family mortgage loans increased $32.7 million to $287.8 million, commercial real estate mortgage loans increased $21.1 million to $216.5 million, commercial loans increased $15.6 million to $24.1 million and one-to-four family mortgage loans increased $10.4 million to $74.9 million. Most of the commercial loan growth was attributable to a $10 million participation loan with a one year maturity. Loan growth was funded in part by a reduction in money market loan participations from $44.3 million at December 31, 1998 to $15.4 million at December 31, 1999. Generally, participations represent purchases of a portion of loans to national companies and organizations originated and serviced by money center banks that mature between one day and three months. The Company views such participations as an alternative investment to slightly lower yielding short-term investments.

Securities available for sale and securities held to maturity amounted to $231.7 million, or 25.5%, of total assets at December 31, 1999 and $254.9 million, or 29.0%, of total assets at December 31, 1998. These investments were in U.S. Government and Agency obligations (1999: $40.8 million; 1998:
$92.8 million), corporate obligations (1999: $113.0 million; 1998: $124.6 million), collateralized mortgage obligations and mortgage-backed securities (1999: $49.6 million; 1998: $6.9 million) and marketable equity securities (1999: $28.2 million; 1998: $30.6 million). Most of the corporate and U.S. Government and Agency obligations mature within two years. In the latter part of 1998 and in 1999, the Company purchased collateralized mortgage obligations with average maturities of about three years for yield enhancement. Marketable equity securities include net unrealized gains of $13.3 million at December 31, 1999 and $22.7 million at December 31, 1998. The portfolio is comprised primarily of common stocks of national, regional money center and community banks, Freddie Mac and utility companies. The Company invests in marketable equity securities for long-term capital appreciation and dividend yield. In 1999, the Company acquired 4.9% of the common stock of Medford Bancorp, Inc. ("Medford"), a community bank in Massachusetts, at a total cost of $6.3 million. The market value of the Company's Medford stock at December 31, 1999 was $6.9 million. On November 29, 1999, the Company's application to increase its investment in Medford up to 9.9% of Medford's common stock was approved by the Federal Reserve Board. The approval allows the Company to purchase Medford stock through February 2000. To date, the Company has not purchased additional shares beyond those initially purchased in 1999.

Total deposits were $512.1 million at December 31, 1999 compared to $489.4 million at December 31, 1998, an increase of $22.8 million, or 4.7%. Transaction deposit accounts, notably in the money market savings category, increased $29.1 million, or 12.0%, while certificates of deposit declined $6.3 million, or 2.5%, between the two dates. The economic environment, particularly in the second half of 1999, prompted depositors to place more of their funds in accounts with shorter maturities or immediate availability.

The Company increased its borrowings from the FHLB from $94.4 million at December 31, 1998 to $108.8 million at December 31, 1999 as part of its efforts to manage interest rate risk. As loan customers have sought to lock in fixed rates for several years, the Company has extended its use of borrowings with maturities in the five year range.

Total stockholders' equity declined from $278.2 million at December 31, 1998 to $274.8 million at December 31, 1999. The increase resulting from net income and the issuance of shares in connection with compensation plans was more than offset by the payment of cash dividends to stockholders and the purchase of Company stock. During 1999, 1,378,200 shares of the Company's stock were repurchased in the open market at an aggregate cost of $15.0 million, or $10.90 per share; 228,000 of these shares were purchased for the Recognition and Retention Plan. The remaining 1,150,200 shares were purchased in connection with a program approved by state bank regulators on October 20, 1998 allowing the Company to repurchase 1,454,750 shares, or 5.0% of the total common shares outstanding at that date. As of December 31, 1999, 1,263,700 shares have been purchased under the plan at an aggregate cost of $14.1 million, or $11.12 per share. No time limit has been established for completion of the program. On March 24, 1998, the Board of Directors approved an ESOP and authorized it to purchase up to 4% of the common stock sold in the stock offering, or 546,986 shares. As of December 31, 1999, 462,600 shares have been purchased in the open market at an aggregate cost of $5.8 million, or $12.53 per share. For the periods ended December 31, 1999 and 1998, 34,239 and 21,143 shares, respectively, were committed to be released to employees.

Unrealized gains on securities available for sale are reported as accumulated other comprehensive income. Such gains amounted to $12.2 million ($7.8 million on an after-tax basis) at December 31, 1999 and $23.2 million ($14.4 million on an after-tax basis) at December 31, 1998. The net decrease resulted from realization of $7.4 million ($4.5 million on an after-tax basis) of gains from sales of marketable equity securities during 1999 and a decline in the market value of securities that remained in the available for sale category.

NON-PERFORMING ASSETS, RESTRUCTURED LOANS AND ALLOWANCE FOR LOAN LOSSES

The following table sets forth information regarding non-performing assets, restructured loans and the allowance for loan losses:


                                                       DECEMBER 31,
                                                   ---------------------
                                                    1999          1998
                                                   -------      --------
                                                       (IN THOUSANDS)

         Non-accrual loans:
          Mortgage loans:
            Commercial                             $   -         $  297
            One-to-four family                         -              -
            Home equity                                -             35
                                                   ------        ------
             Total non-accrual loans                   -           332

   Other real estate owned, net of allowance
   for losses of $86 and $186, respectively           707         1,940
                                                   ------        ------
             Total non-performing assets           $  707        $2,272
                                                   ======        ======

         Restructured loans                        $   -        $     -
                                                   =========     ========

         Allowance for loan losses                $13,874       $13,094
                                                   =======     =========



                                                        DECEMBER 31,
                                                        ------------
                                                    1999          1998
                                                   -------      --------

    Allowance for loan losses as a percent
     of total loans                                  2.13%        2.21%
    Allowance for loan losses as a percent
     of total loans, excluding money market
     loan participations                             2.18         2.39
 Non-accrual loans as a percent of total loans         -          0.06
    Non-performing assets as a percent of
     total assets                                    0.08         0.26


In addition to identifying non-performing loans, the Company identifies loans that are characterized as "impaired" pursuant to generally accepted accounting principles. The definition of "impaired loans" is not the same as the definition of "non-accrual loans", although the two categories tend to overlap. Impaired loans amounted to $109,000 at December 31, 1999 and $1.4 million at December 31, 1998. None of the impaired loans at these dates required a specific allowance for impairment due primarily to prior charge-offs and/or the sufficiency of collateral values.

During 1999 and 1998, the Company charged off loans amounting to $0 and $1,000, respectively, and recovered $330,000 and $332,000, respectively, of loans charged off in prior years. Despite the low level of non-performing loans, the Company increased its allowance for loan losses by the amount of net loan recoveries and a provision of $450,000 charged to earnings in 1999 and $300,000 in 1998. Management deemed it prudent to increase the allowance in light of the $87.0 million and $76.1 million increase in net loans outstanding (exclusive of money market loan participations) in 1999 and 1998, respectively, most of which occurred in the higher risk categories of commercial real estate and multi-family mortgage loans.

While management believes that, based on information currently available, the allowance for loan losses is sufficient to cover losses inherent in the Company's loan portfolio at this time, no assurance can be given that the level of the allowance will be sufficient to cover future loan losses or that future adjustments to the allowance will not be necessary if economic and/or other conditions differ substantially from the economic and other conditions considered by management in evaluating the adequacy of the current level of the allowance.

In March 1999, four federal banking agencies and the Securities and Exchange Commission announced they had formed a working group to come up with new guidelines for the documentation, disclosure and reporting of bank loan loss reserves because of "continued uncertainty among financial institutions as to the expectations of the banking and securities regulators" on how banks should calculate and report loan loss reserves. In 2000, the working group expects to issue guidance regarding (1) the procedures necessary for a reasoned assessment of losses inherent in a loan portfolio, (2) documentation that should exist to support the allowance and (3) enhanced disclosure of credit loss allowances, including changes in risk factors and asset quality that affect allowances for credit losses. It is not possible at this time to anticipate what effect, if any, guidelines developed by the working group will have on the financial condition or operating results of the Company.

AVERAGE BALANCE SHEETS AND INTEREST RATES

The following table sets forth certain information relating to the Company for the years ended December 31, 1999, 1998 and 1997. The average yields and costs are derived by dividing interest income or interest expense by the average balance of interest-earning assets or interest-bearing liabilities, respectively, for the years shown. Average balances are derived from average daily balances. The yields and costs include fees which are considered adjustments to yields.


                                                                YEAR ENDED DECEMBER 31,
                                   -----------------------------------------------------------------------------------
                                              1999                        1998                         1997
                                   --------------------------  --------------------------- ---------------------------
                                                      AVERAGE                     AVERAGE                      AVERAGE
                                   AVERAGE             YIELD/  AVERAGE             YIELD/  AVERAGE             YIELD/
                                   BALANCE INTEREST(1) COST    BALANCE INTEREST(1) COST    BALANCE  INTEREST(1) COST

                                                                (DOLLARS IN THOUSANDS)

ASSETS:
  Interest-earning assets:


    Short-term investments.......  $12,809   $  634    4.95%   $ 38,585  $2,104     5.45%  $  9,657   $  522    5.41%
    Debt securities (2)..........  220,749   12,795    5.80     204,489  12,109     5.92    147,282    8,873    6.02
    Equity securities (2)........   38,144    1,564    4.10      33,196   1,221     3.68     26,255    1,196    4.56
    Mortgage loans (3)(4)........  577,461   46,928    8.13     493,737  42,743     8.66    441,625   39,648    8.98
    Money market loan
      participations.............   29,618    1,539    5.20      39,520   2,239     5.67     43,631    2,491    5.71
    Other commercial loans (3)...   16,255    1,254    7.71       7,495     647     8.63      6,201      625   10.08
    Consumer loans (3)...........    1,922      181    9.42       1,680     167     9.94      1,176      122   10.37
                                   -------   ------            --------  ------            --------   ------
      Total interest-earning
        assets...................  896,958   64,895    7.24     818,702  61,230     7.48    675,827   53,477    7.91
                                             ------  -------             ------  --------             ------   -------
  Allowance for loan losses......  (13,441)                     (12,613)                    (12,428)
  Non-interest earning assets....   17,867                       17,519                      15,419
                                   -------                     --------                    --------
       Total assets..............  $901,384                    $823,608                    $678,818
                                   ========                    ========                    ========

LIABILITIES AND STOCKHOLDERS' EQUITY:
  Interest-bearing liabilities:

    Deposits:....................
       NOW accounts..............  $43,897   $  542    1.23%   $ 39,766  $  617     1.55%  $ 37,544   $  645    1.72%
       Savings accounts (5)......   13,010      289    2.22      14,510     356     2.45     15,063      377    2.50
       Money market savings
         accounts................  190,813    7,434    3.90     164,134   6,350     3.87    158,578    6,109    3.85
       Certificate of deposit
         accounts................  242,188   12,443    5.14     246,970  13,601     5.51    260,893   14,569     5.58
                                   -------  ------             -------   ------             -------   ------
         Total deposits..........  489,908   20,708    4.23     465,380  20,924     4.50    472,078   21,700    4.60
    Borrowed funds...............  106,812    6,454    6.04      78,295   4,961     6.34     63,771    4,158    6.52
                                   -------   ------            --------  ------            --------   ------
         Total deposits and
           borrowed funds........  596,720   27,162    4.55     543,675  25,885     4.76    535,849   25,858    4.83
    Stock offering proceeds            -        -       -        11,000     275     2.50       -          -       -
                                   -------   ------            --------  ------              ------   ------
         Total interest-bearing
           liabilities...........  596,720   27,162    4.55     554,675  26,160     4.72    535,849   25,858    4.83
                                           --------  ------             --------   ------            -------    -----
  Non-interest-bearing demand

     checking accounts...........   12,387                       11,908                       9,890
  Other liabilities..............   14,069                       14,075                      10,343
                                   -------                     --------                    --------
         Total liabilities.......  623,176                      580,658                     556,082
  Stockholders' equity...........  278,208                      242,950                     122,736
                                   -------                     --------                    --------
        Total liabilities and
         stockholders' equity...  $901,384                     $823,608                   $ 678,818
                                  ========                     ========                    ========
  Net interest income (tax equivalent
    basis)/interest
    rate spread (6)..............            37,733    2.69%             35,070     2.76%             27,619    3.08%
                                                      =====                        =====                       =====
  Less adjustment of tax exempt income          318                         255                          260
                                            -------                       -----                      -------
  Net interest income (4)........           $37,415                     $34,815                      $27,359
                                            =======                     =======                      =======
  Net interest margin (7)........                      4.21%                        4.28%                       4.09%
                                                      =====                        =====                       =====

--------------------

(1) Tax exempt income on equity securities is included on a tax equivalent basis.
(2) Average balances include unrealized gains on securities available for sale. Equity securities include marketable equity securities (preferred and common stocks) and restricted equity securities.
(3)  Loans on non-accrual status are included in average balances.
(4) Excluded from interest income for the years ended December 31, 1999, 1998 and 1997 is $232, $444 and $908, respectively, collected from borrowers whose loans were on non-accrual and which relates to interest earned in periods prior to January 1, 1999, 1998 and 1997, respectively.
(5)  Savings accounts include interest-bearing mortgagors' escrow accounts.
(6) Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(7) Net interest margin represents net interest income (tax equivalent basis) divided by average interest-earning assets.

     INTEREST RATE SPREAD. Interest rate spread (the difference between yields earned on interest-earning assets and rates paid on interest-bearing liabilities) declined from 3.08% in 1997 to 2.76% in 1998 and 2.69% in 1999. The more significant reduction in 1998 resulted from the mix of interest-earning assets and a falling interest rate environment. Because of the impracticality of rapidly using the Offering proceeds to originate loans, a larger percent of earning assets were placed in short-term investments and other debt obligations in 1998 compared to 1997. A lower interest rate and flat yield curve environment in 1998 and the first half of 1999 resulted in reduced yields on investment purchases, on new loan originations and on existing loans that were refinanced by borrowers seeking to reduce their carrying costs.

     NET INTEREST MARGIN. Net interest margin, which represents net interest income (on a tax equivalent basis), divided by interest-earning assets, increased from 4.09% in 1997 to 4.28% in 1998 and declined to 4.21% in 1999. Despite reduced interest rate spreads, net interest margin climbed higher in 1998 as a result of a greater percent of interest-earning assets being funded by cost-free stockholders' equity (18.2% in 1997 compared to 29.7% in 1998). Investment of the Offering proceeds caused much of the 1998 increase. Despite this favorable trend, net interest margin (on an annualized basis) declined to 4.26% in the fourth quarter of 1998 from 4.38% in the third quarter and 4.39% in the second quarter of 1998. The lower interest rate and flat yield curve environment referred to in the preceding paragraph caused most of the decline. Continuation of that environment resulted in further reduction of the Company's net interest margin to 4.20% in the first quarter of 1999 and 4.14% in the second quarter of 1999. Three 25 basis point increases in the Federal Reserve discount rate in the second half of 1999 contributed to an improvement in net interest margin to 4.20% in the third quarter of 1999 and 4.30% in the fourth quarter of 1999.

RATE/VOLUME ANALYSIS

The following table presents, on a tax equivalent basis, the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected the Company's interest income and interest expense during the years indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volume (changes in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.



                                                              YEAR ENDED                                   YEAR ENDED
                                                           DECEMBER 31, 1999                           DECEMBER 31, 1998
                                                              COMPARED TO                                 COMPARED TO
                                                              YEAR ENDED                                   YEAR ENDED
                                                           DECEMBER 31, 1998                           DECEMBER 31, 1997
                                                   -------------------------------           ---------------------------------------
                                                     INCREASE (DECREASE)                        INCREASE (DECREASE)

                                                             DUE TO                                    DUE TO
                                                      -------------------                       -------------------
                                                      VOLUME         RATE         NET           VOLUME         RATE           NET
                                                      ------         ----         ---           ------         ----           ---
                                                                                     (IN THOUSANDS)

   Interest income:
      Short-term investments....................   $  (1,290)   $   (181)     $ (1,471)      $   1,577       $      5      $  1,582
      Debt securities...........................         947        (260)          687           3,390           (154)        3,236
      Equity securities.........................         194         149           343             281           (256)           25
      Mortgage loans............................       6,922      (2,737)        4,185           4,550         (1,455)        3,095
      Money market loan participations..........        (526)       (174)         (700)           (233)           (19)         (252)
      Other commercial loans....................         682         (75)          607             119            (97)           22
      Consumer loans............................          23          (9)           14              50             (5)           45
                                                   ---------    ---------     --------       ---------       --------       -------
         Total interest income..................       6,952      (3,287)        3,665           9,734         (1,981)        7,753
                                                   ---------    ---------     --------       ---------       --------       -------

   Interest expense:
      Deposits:

         NOW accounts...........................          60        (135)          (75)             37            (65)          (28)
         Savings accounts.......................         (35)        (32)          (67)            (14)            (7)          (21)
         Money market savings accounts..........       1,039          45         1,084             215             26           241
         Certificate of deposit accounts........        (259)       (899)       (1,158)           (769)          (199)         (968)
                                                   ----------   ---------     ---------      ---------       --------       -------
             Total deposits.....................         805      (1,021)         (216)           (531)          (245)         (776)
      Borrowed funds............................       1,733        (240)        1,493             923           (120)          803
      Stock offering proceeds...................        (275)        -            (275)            275            -             275
                                                   ----------   --------      ---------      ---------       --------       -------
             Total interest expense.............       2,263      (1,261)        1,002             667           (365)          302
                                                   ---------    ---------     --------       ---------       --------       -------

   Net change in net interest income............   $   4,689    $ (2,026)     $  2,663       $   9,067       $ (1,616)     $  7,451
                                                   =========    =========     ========       =========       ========      ========

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

Market risk is the risk of loss from adverse changes in market prices and/or interest rates. Since net interest income (the differential or spread between the interest earned on loans and investments and the interest paid on deposits and borrowings) is the Company's primary source of revenue, interest rate risk is the most significant non-credit related market risk to which the Company is exposed. Net interest income is affected by changes in interest rates as well as fluctuations in the level and duration of the Company's assets and liabilities.

Interest rate risk is the exposure of the Company's net interest income to adverse movements in interest rates. In addition to directly impacting net interest income, changes in interest rates can also affect the amount of new loan originations, the ability of borrowers to repay variable rate loans, the volume of loan prepayments and refinancings, the carrying value of investment securities classified as available for sale and the flow and mix of deposits.

The Company's Asset/Liability Committee, comprised of several members of senior management, is responsible for managing interest rate risk in accordance with policies approved by the Board of Directors regarding acceptable levels of interest rate risk, liquidity and capital. The Committee reviews with the Board of Directors on a quarterly basis its activities and strategies, the effect of those strategies on the Company's operating results, the Company's interest rate risk position and the effect subsequent changes in interest rates could have on the Company's future net interest income. The Committee is actively involved in the planning and budgeting process as well as in the setting of pricing for the Company's loan and deposit products.

The Committee manages interest rate risk through use of both earnings simulation and GAP analysis. Earnings simulation is based on actual cash flows and assumptions of management about future changes in interest rates and levels of activity (loan originations, loan prepayments and deposit flows). The assumptions are inherently uncertain and, therefore, actual results will differ from simulated results due to timing, magnitude and frequency of interest rate changes as well as changes in market conditions and strategies. The net interest income projection resulting from use of actual cash flows and management's assumptions ("Base Case") is compared to net interest income projections based on an immediate shift of 200 basis points upward or downward in the first year of the model ("Interest Rate Shock"). The following table indicates the estimated impact on net interest income over a one year period under scenarios of a 200 basis point change upward or downward as a percentage of Base Case earnings projections.


                                                              ESTIMATED PERCENTAGE CHANGE
          CHANGES IN INTEREST RATES (BASIS POINTS)            IN FUTURE NET INTEREST INCOME
          ----------------------------------------            -----------------------------

          +200 over one year...........                                    (5.69)%
            Base Case..................                                       -
          -200 over one year...........                                    (0.95)%


The Company's interest rate risk policy states that an immediate 200 basis point change upward or downward should not negatively impact estimated net interest income over a one year period by more than 15%.

The results shown above are based on the assumption that there are no significant changes in the Company's operating environment and that interest rates will decrease modestly and gradually over the next year. Further, in the case of the 200 basis point downward adjustment, it was assumed that it would not be possible to reduce the rates paid on certain deposit accounts by 200 basis points. Instead, it was assumed that NOW accounts would be reduced by 50 basis points, savings accounts by 100 basis points and money market savings accounts by 142 basis points. There can be no assurance that the assumptions used will be validated in 2000.

GAP analysis measures the difference between the assets and liabilities repricing or maturing within specific time periods. An asset-sensitive position indicates that there are more rate-sensitive assets than rate-sensitive liabilities repricing or maturing within specific time horizons, which would generally imply a favorable impact on net interest income in periods of rising interest rates and a negative impact in periods of falling rates. A liability-sensitive position would generally imply a negative impact on net interest income in periods of rising rates and a positive impact in periods of falling rates. GAP analysis has limitations because it cannot measure the effect of interest rate movements and competitive pressures on the repricing and maturity characteristics of interest-earning assets and interest-bearing liabilities.

The table below shows the Company's interest rate sensitivity gap position as of December 31, 1999. NOW accounts, savings accounts and money market savings accounts are immediately withdrawable and the rates paid on such accounts can be changed at any time. Accordingly, they are included in the one year or less period even though management considers it unlikely that such deposits will be immediately withdrawn.


                                                               AT DECEMBER 31, 1999
                            -----------------------------------------------------------------------------------------
                                                                           MORE          MORE         MORE
                                                MORE          MORE         THAN          THAN         THAN
                                              THAN ONE      THAN TWO       THREE         FOUR         FIVE
                                  ONE          YEAR TO      YEARS TO       YEARS         YEARS        YEARS       MORE
                                  YEAR           TWO         THREE        TO FOUR       TO FIVE      TO TEN       THAN
                                 OR LESS        YEARS        YEARS         YEARS         YEARS        YEARS     TEN YEARS    TOTAL
                                 -------        -----        -----         -----         -----        -----     ---------    -----
                                                               (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS (1):
Short-term investments .......  $   9,435       $    --      $    --       $    --      $    --       $   --       $  --   $  9,435
 Weighted average rate .......       5.35%
Debt and equity securities (2)    108,542        56,353       10,574        12,180        6,775       12,140       1,533    208,097
 Weighted average rate .......       5.74%         5.87%        5.87%         5.96%        5.95%        5.83%       5.83%
Mortgage loans (3) ...........    211,239        77,766       79,103        97,231       78,037       65,979       1,632    610,987
 Weighted average rate .......       8.44%         7.75%        7.82%         7.90%        7.86%        7.89%       9.25%
Money market loan
 participations ..............     15,400            --           --            --           --           --          --     15,400
 Weighted average rate .......       5.65%
Other loans ..................     20,146         2,485        1,131         1,351          896          119          --     26,128
 Weighted average rate .......       7.89%         8.77%        9.43%         9.20%        9.10%        9.10%
                                     -------    ----------    ---------    ----------    ---------    ---------    -------   -------

Total interest-earning assets     364,762       136,604       90,808       110,762       85,708       78,238       3,165    870,047
 Weighted average rate .......       7.41%         6.99%        7.61%         7.70%        7.72%        7.57%       7.59%
                                    -------    ----------    ---------    ----------    ---------    ---------    -------   -------

INTEREST-BEARING LIABILITIES:

  NOW accounts.............        46,970           --           --            --            --           --         --      46,970
   Weighted average rate...          1.25%
  Savings accounts (4).....        12,314           --           --            --            --           --         --      12,314
   Weighted average rate...          2.25%
  Money market savings
   accounts................       198,863           --           --            --            --           --         --     198,863
   Weighted average rate...          3.92%
  Certificate of deposit
   accounts................       183,738        38,364       12,322         3,565        3,770           --         --     241,759
   Weighted average rate...          5.05%         5.46%        5.69%         5.82%        5.80%
  Borrowed funds...........         9,400         9,350       11,300        30,750       32,000       16,000         --     108.800
   Weighted average rate...          6.24%         6.66%        6.53%         5.29%        5.91%        6.03%
                                   -------       -------      -------       -------       -------      ------     -------    -------

  Total interest-bearing
   liabilities.............         451,285        47,714       23,622        34,315       35,770       16,000        --    608.706
   Weighted average rate...          4.10%         5.69%        6.09%         5.35%        5.90%        6.03%
                                   -------       -------      -------       -------      -------       ------     -------   -------

Interest sensitivity gap (5)      (86,523)       88,890       67,186        76,447       49,938       62,238       3,165    261,341
Impact of interest rate swap        5,000           --           --            --           --        (5,000)         --         --
   Weighted average rate...          6.17%                                                              5.94%
                                    -------     -------      -------        -------      -------       ------     -------   -------

Adjusted interest sensitivity
  gap.......................    $ (81,523)      $88,890      $67,186       $76,447      $49,938      $57,238      $3,165   $261,341
                                ==========      =======      =======       =======      =======       =======     ======   ========

Cumulative interest
  sensitivity gap...........    $ (81,523)      $ 7,367      $74,553      $151,000     $200,938     $258,176    $261,341
                                 ========        =======     =======       ========    ========     ========     ========

Cumulative interest sensitivity
  gap as a percentage of
   total assets..............       (8.98)%        0.81%       8.22%         16.64%       22.15%       28.45%      28.80%

Cumulative interest sensitivity
  gap as a percentage of total
  interest-earning assets....       (9.37)%        0.85%       8.57%         17.36%       23.10%       29.67%      30.04%

-----------------

(1) Interest-earning assets are included in the period in which the balances are expected to be redeployed and/or repriced as a result of anticipated prepayments, scheduled rate adjustments and contractual maturities.
(2) Debt and equity securities include all debt securities and $3.5 million of auction rate preferred stock, the maturities of which have been assumed to be the date on which they are next auctioned. All other marketable equity securities and restricted equity securities are excluded.
(3) For purposes of the gap analysis, the allowance for loan losses, deferred loan fees, unearned discounts and non-performing loans have been excluded.
(4)  Savings accounts include interest-bearing mortgagors' escrow accounts.
(5) Interest sensitivity gap represents the difference between interest-earning assets and interest-bearing liabilities.

The Company's cumulative interest sensitivity gap of assets and liabilities with expected maturities of more than five years grew from approximately $9.7 million, or 1.4% of total assets, at December 31, 1997 to $44.3 million, or 5.0% of total assets, at December 31, 1998 and to $60.4 million, or 6.7% of total assets, at December 31, 1999. The increases resulted from having a significant part of the Company's loan originations and refinancings (notably in the second half of 1998 and the first half of 1999) underwritten at fixed rates for periods of five years or more. A lower interest rate environment prompted borrowers to seek fixed rate rather than adjustable rate financing. Competitive market factors precluded the Company from making adjustable rate loans. While the amount of added interest rate risk from fixed rate loans originated in 1998 and 1999 is within tolerable limits, management recognizes that continuation of fixed rate loan production increasingly exposes the Company's earnings to changes in the interest rate environment. Further use of fixed rate borrowings from the FHLB for extended periods of time and swap agreements will continue to be considered by management to mitigate interest rate risk if market conditions so warrant.

OTHER MARKET RISKS. Included in the Company's investment portfolio at December 31, 1999 are equity securities with a market value of $28.2 million. Included in that amount are net unrealized gains of $13.3 million. Movements in the market price of securities may affect the amount of gains or losses ultimately realized by the Company from the sale of its equity securities.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1999 AND DECEMBER 31, 1998

GENERAL. Net income for the year ended December 31, 1999 was $20.8 million ($0.74 per share) compared to $19.2 million (per share data not applicable since the Company converted to stock on March 24, 1998), an increase of $1.6 million, or 8.6%. Included in 1999 were $7.4 million of gains from sales of marketable equity securities compared to $2.8 million of gains from sales of marketable equity securities in 1998. 1999 operating results also included expenses of $3.6 million related to the Recognition and Retention Plan approved by the Company's stockholders on April 15, 1999 and $675,000 related to the start-up of the new internet bank subsidiary (Lighthouse). Excluding these particular items of income and expense on an after-tax basis, net income was $18.7 million in 1999 compared to $17.4 million in 1998, an increase of $1.3 million, or 7.4%.

INTEREST INCOME. The average balance of interest-earning assets increased $78.3 million, or 9.6%, from $818.7 million in 1998 to $897.0 million in 1999. The average balance of loans (excluding money market loan participations) increased $92.7 million, or 18.4%, in 1999 compared to 1998 and accounted for 66.4% of total interest-earning assets in 1999 compared to 61.4% in 1998. Upon the conversion to stock in March 1998, the Company invested much of the conversion proceeds in short-term investments and investment securities with relatively short maturities. As a result, loans (excluding money market loan participations) represented only 59.3% of total interest-earning assets shortly after the conversion. Since then, the Company has sought to increase the percent of total interest-earning assets represented by loans since loans generate a higher yield than short-term investments and investment securities.

Interest income on loans, excluding interest on money market loan participations and $232,000 in 1999 and $444,000 in 1998 of interest collected on non-accrual loans but earned in prior years, was $48.4 million in 1999 compared to $43.6 million in 1998, an increase of $4.8 million, or 11.0%. The $7.6 million of additional income resulting from the 18.4% increase in average loans outstanding (excluding money market loan participations) was partially offset by a $2.8 million decline in interest income resulting from the average rate earned on loans (excluding money market loan participations) decreasing from 8.66% in 1998 to 8.12% in 1999. The reduction in yield was attributable to a falling interest rate environment. Historically, part of the Company's loan portfolio has been priced at adjustable rates tied to a published prime rate. Cuts in the prime rate during the latter part of 1998 caused a decline in the yield on the Company's adjustable rate loans and prompted some multi-family and commercial real estate borrowers to convert their loans to fixed rate pricing for several years. Additionally, a significant part of new loan production in the second half of 1998 and the first half of 1999 was originated at prevailing market rates for fixed periods averaging five to seven years. If interest rates increase during the fixed rate phase of these new loans, net interest income could be negatively affected.

The average balance invested in money market loan participations in 1999 and 1998 were $29.6 million and $39.5 million, respectively, and the yields earned on those balances were 5.20% and 5.67%, respectively.

Interest income on short-term investments decreased 69.9% from $2.1 million in 1998 to $634,000 in 1999 as a result of substantially reduced average balances in such investments ($38.6 million in 1998 compared to $12.8 million in 1999) and a reduction in yields from 5.45% in 1998 to 4.95% in 1999. Interest income on debt securities increased 5.7% from $12.1 million in 1998 to $12.8 million in 1999. The average balances invested in debt securities increased 8.0% from $204.5 million in 1998 to $220.7 million in 1999 and the yields earned on such securities were 5.92% and 5.80% in the comparable periods.

INTEREST EXPENSE. Interest expense for the year ended December 31, 1999 was $27.2 million compared to $26.2 million for the year ended December 31, 1998, an increase of $1.0 million, or 3.8%. Interest paid on deposits (excluding interest paid in connection with the stock offering) was $216,000, or 1.0% less in 1999 than in 1998, despite a $24.5 million, or 5.3% increase in total average deposits in 1999 compared to 1998. The declining interest rate environment resulted in higher transaction account balances. Rates paid on such balances are lower than on certificates of deposit with extended maturities. The average rate paid on deposits declined from 4.50% in 1998 to 4.23% in 1999.

The Company increased its average borrowings from the FHLB from $78.3 million in 1998 to $106.8 million in 1999 as part of its management of interest rate risk resulting from the origination and refinancing of multi-family and commercial real estate mortgage loans at fixed rates for certain time intervals. Partially offsetting the added cost resulting from increased borrowings was a reduction in the average rate paid on borrowed funds from 6.34% in 1998 to 6.04% in 1999.

PROVISION FOR LOAN LOSSES. The Company provided $450,000 for loan losses in 1999 and $300,000 in 1998. As previously discussed, the provisions were made in light of the significant growth in the higher risk categories of the loan portfolio.

NON-INTEREST INCOME. Non-interest income increased from $4.2 million in 1998 to $9.1 million in 1999 primarily as a result of greater gains from sales of marketable equity securities ($7.4 million in 1999 compared to $2.8 million in 1998). Most of the gains resulted from the Company's decision to reduce the extent of its stock holdings of selected national financial institution organizations. The Company also realized income of $711,000 in 1999 and $251,000 in 1998 from other real estate owned. The increase resulted primarily from the sale of a foreclosed property. Service fees and charges, which comprise the remainder of non-interest income, were lower in 1999 than in 1998 as a result of a $262,000 decline in fees from loan prepayments, penalties and commitments. Partially offsetting that decline was an $80,000 increase in deposit fees resulting from pricing changes and better account monitoring and $43,000 representing the Company's equity interest in a property sold by a loan customer.

NON-INTEREST EXPENSE. Included in non-interest expense in 1999 is $3.6 million relating to the Company's Recognition and Retention Plan and $675,000 relating to the start-up of a new internet bank subsidiary. Refer to notes 12 and 19 of the notes to consolidated financial statements presented elsewhere in this report for information about those expenses. Excluding those expenses, total non-interest expense increased $709,000, or 7.7%, from $9.2 million in 1998 to $9.9 million in 1999. Most of the increase resulted from higher compensation and employee benefits expense caused by additional personnel relating primarily to lending activities and a larger provision for the Company's employee stock ownership plan ("ESOP"). The ESOP, which went into effect in the second quarter of 1998, resulted in expense of $377,000 in 1999 compared to $291,000 in 1998. Also contributing to the higher level of expense in 1999 were increased costs attributable to being a public company, increased depreciation expense resulting from upgrades of computer equipment and increased marketing costs. Offsetting some of these increases was the non-recurrence of $130,000 of costs related to Year 2000 compliance expended in 1998.

INCOME TAXES. The effective rate of income taxes was 35.3% in 1999 compared to 36.1% in 1998. Both years benefitted from low state income taxes resulting from the existence of a real estate investment subsidiary and utilization of investment security subsidiaries.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1998 AND DECEMBER 31, 1997

GENERAL. Net income for the year ended December 31, 1998 was $19.2 million, an increase of $5.4 million, or 39.5%, as compared to $13.7 million for the year ended December 31, 1997. The increase was attributable primarily to higher net interest income of $7.0 million and $2.8 million more in gains from sales of securities, partially offset by $3.5 million more in income tax expense, $300,000 in provision for loan losses and $641,000 in higher compensation and employee benefits expense. Much of the increase in net interest income resulted from investment of the $134.8 million of net proceeds from the sale of stock in March 1998 and growth in the loan portfolio.

INTEREST INCOME. Interest income for the year ended December 31, 1998 was $61.4 million compared to $54.1 million for the year ended December 31, 1997, an increase of $7.3 million, or 13.5%. A 21.1% growth in average interest-earning assets from $675.8 million in 1997 to $818.7 million in 1998 contributed $9.7 million of additional interest income. Partially offsetting this amount was a $2.0 million reduction in interest income resulting from a 43 basis point decline in the average yield on interest-earning assets from 7.91% in 1997 to 7.48% in 1998. The reduction resulted from the mix of the interest-earning assets and continuation of a declining interest rate environment. In 1998, mortgage loans as a percent of total interest-earning assets declined to 60% compared to 65% in 1997, despite a $52.1 million, or 11.8%, increase in average mortgage loans outstanding between the two years. The average yield on mortgage loans declined from 8.98% in 1997 to 8.66% in 1998 as new loans were originated and borrowers refinanced existing loans at lower rates. Three downward adjustments of 25 basis points each by the Federal Reserve Board in the fourth quarter of 1998 reduced interest income from loans tied to a prime rate index by approximately $125,000. These rate adjustments will cause a reduction in interest income in 1999 on approximately $82 million of mortgage loans tied to prime. Average balances of short-term investments and other debt obligations were $82.0 million, or 40.9%, higher in 1998 than in 1997 as a result of investment of the net proceeds from the sale of stock.

INTEREST EXPENSE. Interest expense for the year ended December 31, 1998 was $26.2 million compared to $25.9 million for the year ended December 31, 1997, an increase of $302,000, or 1.2%. Interest paid on deposits (excluding interest paid in connection with the stock offering) was $776,000, or 3.6% less in 1998 than in 1997 as a result of a $6.7 million, or 1.4%, decline in the average balance of deposits and a 10 basis point decline (from 4.60% to 4.50%) in the average rate paid on deposits. Part of the decline in deposits resulted from withdrawals by eligible depositors to pay for stock purchased in the stock offering. The average balance of stock offering proceeds in 1998 on which the Company paid interest at an annual rate of 2.50% was $11.0 million. The Company increased its average borrowings from the FHLB from $63.8 million in 1997 to $78.3 million in 1998 as part of its management of interest rate risk resulting from the origination and refinancing of multi-family and commercial real estate mortgage loans at fixed rates for certain time intervals. Partially offsetting the added cost resulting from increased borrowings was a reduction in the average rate paid on borrowed funds from 6.52% in 1997 to 6.34% in 1998.

PROVISION FOR LOAN LOSSES. The Company provided $300,000 for loan losses in 1998 compared to none in 1997. As previously discussed, the provision was made in light of the significant growth in the higher risk categories of the loan portfolio.

NON-INTEREST INCOME. Non-interest income increased from $1.2 million for the year ended December 31, 1997 to $4.2 million for the year ended December 31, 1998, primarily as a result of greater gains from sales of marketable equity securities ($2.8 million in 1998 and $74,000 in 1997). The remainder of non-interest income is comprised of service fees and charges and net income from other real estate owned activity. Such sources of income increased by $271,000 in 1998 compared to 1997 primarily as a result of higher loan prepayment and penalty fees.

NON-INTEREST EXPENSE. Non-interest expense increased by $807,000, or 9.6%, from $8.4 million for the year ended December 31, 1997 to $9.2 million for the year ended December 31, 1998. Of this increase, $641,000 related to compensation and employee benefits, which rose 12.6% to $5.7 million in 1998. Adoption of an ESOP resulted in

$291,000 of expense in 1998 compared to none in 1997. The remainder of the increase in compensation and employee benefits was attributable primarily to the hiring of additional loan officers, a residential mortgage loan originator and other personnel. Equipment and data processing expense increased from $1.1 million in 1997 to $1.2 million in 1998 primarily as a result of $130,000 of expense incurred in 1998 (none in 1997) in connection with the Company's efforts to address Year 2000 compliance issues. In 1997, data processing expense was higher as a result of conversion to a new data processing service bureau computer systems. Advertising and marketing expenses increased by $72,000, or 21.3%, in 1998 compared to 1997 as the Company expanded promotion of its products and services and incurred higher annual financial report costs. Other operating expenses remained stable in 1998 in comparison to 1997.

INCOME TAXES. Total income tax expense for the year ended December 31, 1998 was $10.8 million compared to $7.3 million for the year ended December 31, 1997, resulting in effective tax rates of 36.1% and 34.8% for the respective years. The Company paid a lower federal tax rate in 1997 because its taxable earnings for the tax year ended October 31, 1997 were below the threshold at which the maximum federal rate had to be applied. The rate of state income taxes was low in both years because of the utilization of a real estate investment trust subsidiary and investment security subsidiaries.

LIQUIDITY AND CAPITAL RESOURCES

The Company's primary sources of funds are deposits, principal and interest payments on loans and debt securities and borrowings from the FHLB. In March 1998, $134.8 million of net proceeds from the Offering added significantly to the funds available to the Company for use in conducting its business. While maturities and scheduled amortization of loans and investments are predictable sources of funds, deposit flows and mortgage loan prepayments are greatly influenced by interest rate trends, economic conditions and competition.

During the past few years, the combination of generally low interest rates on deposit products and the attraction of alternative investments such as mutual funds and annuities has resulted in little growth or a net decline in deposits in certain time periods. Based on its monitoring of historic deposit trends and its current pricing strategy for deposits, management believes the Bank will retain a large portion of its existing deposit base.

From time to time, the Company utilizes advances from the FHLB primarily in connection with its management of the interest rate sensitivity of its assets and liabilities. In 1999, the Company repaid advances of $26.9 million and obtained new advances of $41.4 million while, in 1998, the Company repaid advances of $24.9 million and obtained new advances of $50.0 million. Total advances outstanding at December 31, 1999 amounted to $108.8 million.

The Company's most liquid assets are cash and due from banks, short-term investments, debt securities and money market loan participations that generally mature within 90 days. At December 31, 1999, such assets amounted to $81.0 million, or 8.9% of total assets.

At December 31,1999, the Company and the Bank exceeded all regulatory capital requirements. The Bank's Tier I capital was $205.2 million, or 24.6% of adjusted assets. The minimum required Tier I capital ratio is 4.00%.

PROJECTED IMPACT OF LIGHTHOUSEBANK.COM ON FUTURE OPERATING RESULTS

As stated in "Management's Discussion and Analysis of Financial Condition and Results of Operations - General" and note 19 of the notes to consolidated financial statements, the Company filed an application with bank regulators on August 12, 1999 to form a new subsidiary that will operate as an "internet bank". The new bank will be called LighthouseBank.com ("Lighthouse"). The Company is hopeful that Lighthouse will commence offering products and services to the public in the second quarter of 2000. Establishment of this new subsidiary bank is viewed as a strategic initiative that should provide a meaningful way to leverage part of the capital that was raised in the Offering in March 1998.

During 1999, the Company incurred expenses of $675 in connection with the formation and start-up of Lighthouse. While it is expected that Lighthouse will make a long-term contribution to the successful performance of the Company, it will likely incur after-tax operating losses in the range of $2.7 million to $3.2 million in 2000 and $2.0 million to $2.3 million in 2001. These amounts include start-up expenses that will continue in 2000 until regulatory approvals are obtained and Lighthouse is ready to conduct business, as well as foregone income on the Company's contemplated $25 million capital contribution in Lighthouse. These estimates are subject to risks and uncertainties that could cause actual results to differ materially. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, recruitment of qualified personnel and market acceptance of Lighthouse's pricing, products and services.

YEAR 2000 ("Y2K") MATTERS

Throughout 1999 and 1998, the Company carried out a comprehensive process to minimize the possibility of problems arising in data processing and other date-sensitive systems, a problem known as the Year 2000 or Y2K dilemma. The Company's efforts were monitored by its banking regulators. The Company did not encounter any significant problems in connection with the processing of transactions subsequent to December 31, 1999.

The Company expensed $130,000 during 1998 and a considerably lesser amount in 1999 to become Y2K compliant.

NEW ACCOUNTING PRONOUNCEMENTS

See note 1 of the notes to the consolidated financial statements for information concerning new accounting pronouncements. It is not anticipated that such pronouncements will have a significant impact on the Company's financial position or results of operations.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Brookline Bancorp, Inc.:

      We have audited the accompanying consolidated balance sheets of Brookline Bancorp, Inc. and subsidiaries (the Company) as of December 31, 1999 and 1998, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Brookline Bancorp, Inc. and subsidiaries as of December 31, 1999 and 1998, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                     GRANT THORNTON LLP

Boston, Massachusetts
January 20, 2000

                   BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                    DECEMBER 31,
                                                                                 -----------------
                                                                                 1999          1998
                                                                                 ----          ----

                        ASSETS
Cash and due from banks ................................................     $   8,203      $   6,657
Short-term investments .................................................         9,435         22,660
Securities available for sale ..........................................       128,275        133,529
Securities held to maturity (market value of $102,451
  and $122,043, respectively) ..........................................       103,434        121,390
Restricted equity securities ...........................................         6,279          5,174
Loans, excluding money market loan participations ......................       635,556        548,558
Money market loan participations .......................................        15,400         44,300
Allowance for loan losses ..............................................       (13,874)       (13,094)
                                                                             ---------      ---------
   Net loans ...........................................................       637,082        579,764
                                                                             ---------      ---------
Other investment .......................................................         3,022           --
Accrued interest receivable ............................................         5,811          6,457
Bank premises and equipment, net .......................................         1,535          1,184
Other real estate owned, net ...........................................           707          1,940
Deferred tax asset .....................................................         3,226           --
Other assets ...........................................................           325            272
                                                                             ---------      ---------
   Total assets ........................................................     $ 907,334      $ 879,027
                                                                             =========      =========

   LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits ...............................................................     $ 512,136      $ 489,370
Borrowed funds .........................................................       108,800         94,350
Mortgagors' escrow accounts ............................................         3,624          3,308
Income taxes payable ...................................................           898          5,843
Deferred income tax liability, net .....................................          --            2,045
Accrued expenses and other liabilities .................................         7,076          5,889
                                                                             ---------      ---------
   Total liabilities ...................................................       632,534        600,805
                                                                             ---------      ---------

Commitments and contingencies

Stockholders' equity:
  Preferred stock, $0.01 par value; 5,000,000 shares authorized,
   none issued .........................................................          --             --
  Common stock, $0.01 par value; 45,000,000 shares authorized,
   29,641,500 and 29,095,000 shares issued, respectively ...............           296            291
  Additional paid-in capital ...........................................       140,355        134,490
  Retained earnings ....................................................       150,098        135,282
  Accumulated other comprehensive income ...............................         7,759         14,416
  Treasury stock, at cost - 1,491,700 and 113,500 shares, respectively .       (16,334)        (1,316)
  Unearned compensation- recognition and retention plan ................        (2,316)          --
  Unallocated common stock held by ESOP - 407,218
     and 386,457 shares, respectively ..................................        (5,058)        (4,941)
                                                                             ---------      ---------
        Total stockholders' equity .....................................       274,800        278,222
                                                                             ---------      ---------
        Total liabilities and stockholders' equity .....................     $ 907,334      $ 879,027
                                                                             =========      =========

See accompanying notes to the consolidated financial statements.

                      BROOKLINE BANCORP, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME

                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                      YEAR ENDED DECEMBER 31,
                                                                   ----------------------------
                                                                   1999        1998        1997
                                                                   ----        ----        ----
Interest income:
  Loans, excluding money market loan participations ....     $    48,595     $44,001     $41,303
  Money market loan participations .....................           1,539       2,239       2,491
  Debt securities ......................................          12,795      12,109       8,873
  Marketable equity securities .........................             877         695         715
  Restricted equity securities .........................             369         271         220
  Short-term investments ...............................             634       2,104         523
                                                             -----------     -------     -------
     Total interest income .............................          64,809      61,419      54,125
                                                             -----------     -------     -------

Interest expense:
  Deposits .............................................          20,708      21,199      21,700
  Borrowed funds .......................................           6,454       4,961       4,158
                                                             -----------     -------     -------
     Total interest expense ............................          27,162      26,160      25,858
                                                             -----------     -------     -------
Net interest income ....................................          37,647      35,259      28,267
Provision for loan losses ..............................             450         300        --
                                                             -----------     -------     -------
     Net interest income after provision for loan losses          37,197      34,959      28,267
                                                             -----------     -------     -------
Non-interest income:
  Fees and charges .....................................             868       1,095         792
  Gains on sales of securities, net ....................           7,437       2,843          74
  Other real estate owned income, net ..................             711         251         238
  Other income .........................................              98          16          61
                                                             -----------     -------     -------
     Total non-interest income .........................           9,114       4,205       1,165
                                                             -----------     -------     -------

Non-interest expense:
  Compensation and employee benefits ...................           6,153       5,722       5,081
  Recognition and retention plan .......................           3,593        --          --
  Occupancy ............................................             707         694         701
  Equipment and data processing ........................           1,172       1,186       1,116
  Advertising and marketing ............................             504         410         338
  Deposit insurance premiums ...........................              71          70          71
  Internet bank start-up ...............................             675        --          --
  Other ................................................           1,283       1,099       1,067
                                                             -----------     -------     -------
     Total non-interest expense ........................          14,158       9,181       8,374
                                                             -----------     -------     -------

Income before income taxes .............................          32,153      29,983      21,058
Provision for income taxes .............................          11,362      10,831       7,327
                                                             -----------     -------     -------
     Net income ........................................     $    20,791     $19,152     $13,731
                                                             ===========     =======     =======

Basic and diluted earnings per share ...................     $      0.74          NM        --
Weighted average common shares outstanding-basic
     and diluted .......................................      28,016,150          NM        --


See accompanying notes to the consolidated financial statements.

                      BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                               (DOLLARS IN THOUSANDS)

                                                                             YEAR ENDED DECEMBER 31,
                                                                            -----------------------
                                                                         1999         1998        1997
                                                                         ----         ----        ----

Net income .......................................................     $ 20,791      $19,152     $13,731
                                                                       --------      -------     -------

Other comprehensive income, net of taxes:
   Unrealized holding gains (losses) .............................       (3,533)       4,007       8,424
   Income tax expense (benefit) ..................................       (1,422)       1,617       3,297
                                                                       --------      -------     -------
      Net unrealized holding gains (losses).......................       (2,111)       2,390       5,127
                                                                       --------      -------     -------


Less reclassification adjustment for gains included in net income:
   Realized gains ................................................        7,437        2,843          74
   Income tax expense ............................................        2,891        1,130          26
                                                                       --------      -------     -------
      Net reclassification adjustment ............................        4,546        1,713          48
                                                                       --------      -------     -------

      Total other comprehensive income (loss) ....................       (6,657)         677       5,079
                                                                       --------      -------     -------

Comprehensive income .............................................     $ 14,134      $19,829     $18,810
                                                                       ========      =======     =======


See accompanying notes to the consolidated financial statements.


                                           BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                                  CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                         YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                                                    (DOLLARS IN THOUSANDS)

                                                                                                           UNALLOCATED
                                                                   ACCUMULATED              UNEARNED         COMMON
                                           ADDITIONAL                 OTHER               COMPENSATION -      STOCK      TOTAL
                                  COMMON    PAID-IN     RETAINED  COMPREHENSIVE TREASURY RECOGNITION AND     HELD BY  STOCKHOLDERS'
                                  STOCK     CAPITAL     EARNINGS     INCOME      STOCK   RETENTION PLAN        ESOP      EQUITY
                                ---------   ---------  ---------- ------------  ------   --------- ----      --------    ------


Balance at December 31, 1996 .   $  --      $    --     $ 105,287    $ 8,660   $  --         $--              $  --      $ 113,947
Net income ...................      --           --        13,731       --        --          --                 --         13,731
Unrealized gain on securities
   available for sale, net of
   reclassification adjustment      --           --          --        5,079      --          --                 --          5,079
                                 -------    ---------   ---------    -------   -------       ---              -------    ---------

Balance at December 31, 1997 .      --           --       119,018     13,739      --          --                 --        132,757
Net income ...................      --           --        19,152       --        --          --                 --         19,152
Unrealized gain on securities
   available for sale, net of
   reclassification adjustment      --           --          --          677      --          --                 --            677
Net proceeds of stock offering
   and issuance of common
   stock (29,095,000 shares) .       291      134,499        --         --        --          --                 --        134,790
Common stock dividend of
   $0.10 per share ...........      --           --        (2,888)      --        --          --                 --         (2,888)
Treasury stock purchases
   (113,500 shares) ..........      --           --          --         --      (1,316)       --                 --         (1,316)
Common stock acquired by
   ESOP (407,600 shares) .....      --           --          --         --        --          --               (5,248)      (5,248)
Common stock held by ESOP
   committed to be released
   (21,143 shares) ...........      --             (9)       --         --        --          --                  307          298
                                 -------    ---------   ---------    -------   -------       ---              -------    ---------

Balance at December 31, 1998 .   $   291    $ 134,490   $ 135,282    $14,416   $(1,316)      $--              $(4,941)   $ 278,222
                                 -------    ---------   ---------    -------   -------       ---              -------    ---------

Continued


                                            BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                             CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (CONTINUED)
                                          YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                                                     (DOLLARS IN THOUSANDS)

                                                                                                            UNALLOCATED
                                                                       ACCUMULATED              UNEARNED      COMMON
                                                ADDITIONAL                OTHER               COMPENSATION -   STOCK     TOTAL
                                        COMMON   PAID-IN    RETAINED  COMPREHENSIVE TREASURY RECOGNITION AND  HELD BY STOCKHOLDERS'
                                        STOCK    CAPITAL    EARNINGS     INCOME      STOCK   RETENTION PLAN     ESOP      EQUITY
                                      ---------  --------- ---------- ------------  ------   --------- ----   --------    ------
Balance at December 31, 1998 .........   $291   $ 134,490    $ 135,282    $ 14,416    $ (1,316)   $  --      $(4,941)   $ 278,222
Net income ...........................    --         --         20,791        --          --         --         --         20,791
Unrealized loss on securities
   available for sale, net of
   reclassification adjustment .......    --         --           --        (6,657)       --         --         --         (6,657)
Common stock dividends
   of $0.21 per share ................    --         --         (5,975)       --          --         --         --         (5,975)
Treasury stock purchases
   (1,378,200 shares) ................    --         --           --          --       (15,018)      --         --        (15,018)
Common stock issued in
   conjunction with the recognition
   and retention plan (546,500 shares)      5       5,904         --          --          --       (5,909)      --           --
Compensation under recognition
   and retention plan ................    --         --           --          --          --        3,593       --          3,593
Common stock acquired by ESOP
   (55,000 shares) ...................    --         --           --          --          --         --         (549)        (549)
Common stock held by ESOP
   committed to be released
   (34,239 shares) ...................    --          (39)        --          --          --         --          432          393
                                         ----   ---------    ---------    --------    --------    -------    -------    ---------
Balance at December 31, 1999 .........   $296   $ 140,355    $ 150,098    $  7,759    $(16,334)   $(2,316)   $(5,058)   $ 274,800
                                         ====   =========    =========    ========    ========    =======    =======    =========

See accompanying notes to the consolidated financial statements.

                    BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                    YEAR ENDED DECEMBER 31,
                                                                    -----------------------
                                                                 1999         1998        1997
                                                                ------       ------      ------
Cash flows from operating activities:
  Net income ..............................................   $ 20,791    $  19,152    $ 13,731
  Adjustments to reconcile net income to net cash provided
   by operating activities:
     Provision for loan losses ............................        450          300        --
     Reduction in valuation allowance for other real estate
       owned ..............................................       (100)        --          --
     Depreciation and amortization ........................        544          462         450
     Amortization, net of accretion, of securities premiums
       and discounts ......................................      1,632        1,021         633
     Accretion of deferred loan origination fees
       and unearned discounts .............................       (522)        (529)       (592)
     Net gains from sales of securities ...................     (7,465)      (2,843)        (74)
     Valuation write-down of securities ...................         28         --          --
     Net gains from sales of other real estate owned ......       (465)         (22)        (12)
     Equity interest in earnings of other investment ......        (21)        --          --
     Compensation under recognition and retention plan ....      3,593         --          --
     Deferred income taxes ................................     (1,019)        (482)       (302)
     Release of ESOP shares ...............................        393          298        --
     (Increase) decrease in:
       Accrued interest receivable ........................        646       (1,217)       (134)
       Other assets .......................................        (53)         609        (202)
     Increase (decrease) in:
       Income taxes payable ...............................     (4,884)         (58)      4,450
       Accrued expenses and other liabilities .............      1,187          (66)      1,671
                                                              --------    ---------    --------
         Net cash provided from operating activities ......     14,735       16,625      19,619
                                                              --------    ---------    --------


Cash flows from investing activities:
  Proceeds from sales of securities available for sale ....      8,234        3,687         752
  Proceeds from redemptions and maturities of securities
   available for sale .....................................     48,211       47,858      50,956
  Proceeds from redemptions and maturities of securities
   held to maturity .......................................     47,941       21,252      21,693
  Purchase of securities available for sale ...............    (55,031)     (63,652)    (43,651)
  Purchase of securities held to maturity .................    (31,310)     (77,998)    (46,049)
  Purchase of Federal Home Loan Bank of Boston stock ......     (1,074)      (1,453)       (240)
  Purchase of other restricted equity securities ..........        (31)        --          --
  Net increase in loans ...................................    (90,896)     (76,977)    (45,883)
  Funding of other investment .............................     (3,001)        --          --
  Proceeds from sales of participations in loans ..........      4,750        1,691       1,198
  Purchase of bank premises and equipment .................       (861)        (251)       (344)
  Capital expenditures on other real estate owned .........        (30)        (129)        (88)
  Proceeds from sales of other real estate owned ..........      1,794          550         158
                                                              --------    ---------    --------
      Net cash used for investing activities ..............    (71,304)    (145,422)    (61,498)
                                                              --------    ---------    --------

(Continued)

                    BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                                 (IN THOUSANDS)

                                                                  YEAR ENDED DECEMBER 31,
                                                                  -----------------------
                                                              1999         1998         1997
                                                             ------       ------       ------
Cash flows from financing activities:
  Increase in demand deposits and NOW, savings and
   money market savings accounts ........................   $ 29,061    $  15,097    $  3,982
  Decrease in certificates of deposit ...................     (6,295)      (8,031)     (5,694)
  Proceeds from Federal Home Loan Bank of Boston advances     41,361       49,950      25,792
  Repayment of Federal Home Loan Bank of Boston advances     (26,911)     (24,865)    (17,092)
  Increase in mortgagors' escrow accounts ...............        316          412         119
  Net proceeds from issuance of common stock ............       --        134,790        --
  Purchase of common stock for ESOP .....................       (549)      (5,248)       --
  Purchase of treasury stock ............................    (15,018)      (1,316)       --
  Payment of common stock dividends .....................     (5,975)      (2,888)       --
                                                            --------    ---------    --------
         Net cash provided from financing activities ....     15,990      157,901       7,107
                                                            --------    ---------    --------

Net increase (decrease) in cash and cash equivalents ....    (40,579)      29,104     (34,772)
Cash and cash equivalents at beginning of year ..........     73,617       44,513      79,285
                                                            --------    ---------    --------
Cash and cash equivalents at end of year ................   $ 33,038    $  73,617    $ 44,513
                                                            ========    =========    ========

Supplemental disclosures of cash flow information:
 Cash paid during the year for:
   Interest on deposits and borrowed funds ..............   $ 27,115    $  26,039    $ 25,813
   Income taxes .........................................     17,250       11,363       3,309
  Non-cash activities:
   Transfers from loans to other real estate owned ......       --           --           728


See accompanying notes to the consolidated financial statements.

                    BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RELATED MATTERS

As part of a reorganization and stock offering completed on March 24, 1998 and described more fully in note 2, Brookline Bancorp, Inc. (the "Company") was formed as a Massachusetts corporation and parent of Brookline Savings Bank (the "Bank").

The Company operates five full service banking offices located in Brookline, Massachusetts. Its primary activities include acceptance of deposits from the general public, origination of mortgage loans on residential and commercial real estate located principally in Massachusetts, and investment in debt and equity securities. These activities represent the Company's only operating segment for financial reporting purposes. The Company is subject to competition from other financial and non-financial institutions and is supervised and regulated by the Board of Governors of the Federal Reserve System. As a Massachusetts chartered savings bank whose deposits are insured by the Federal Deposit Insurance Corporation ("FDIC") and the Deposit Insurance Fund ("DIF"), the activities of the Bank are subject to regulation, supervision and examination by the FDIC, the Office of the Massachusetts Commissioner of Banks and the DIF.

PRINCIPLES OF CONSOLIDATION AND BASIS OF FINANCIAL STATEMENT PRESENTATION

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, the Bank and Brookline Securities Corp. ("BSC"). The Bank includes its wholly-owned subsidiaries, 160 Associates, Inc. ("Associates") and BBS Investment Corporation ("BBS"). BSC and BBS are engaged in buying, selling and holding investment securities. Associates is engaged in marketing services at immaterial levels of activity. In 1997, Brookline Preferred Capital Corporation ("BPCC") was established as a 99.9% owned subsidiary of Associates. BPCC is a real estate investment trust that owns and manages real estate mortgage loans originated by the Bank. All significant intercompany transactions and balances are eliminated in consolidation.

The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, income and expenses. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses.

Certain amounts in the prior years' consolidated financial statements were reclassified to permit comparison with the current year.

CASH EQUIVALENTS

For purposes of reporting cash flows, cash equivalents include highly liquid assets with an original maturity of three months or less. Highly liquid assets include cash and due from banks, short-term investments and money market loan participations.

SECURITIES

Marketable equity securities and debt securities are classified as either trading account securities, held to maturity securities (applicable only to debt securities) or available for sale securities. Management determines the classification of securities at the time of purchase.

Trading account securities are carried at estimated fair value with unrealized gains and losses included in earnings. None of the securities purchased by the Company have been classified as trading account securities.

                    BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

Debt securities for which the Company has the positive intent and ability to hold to maturity are classified as held to maturity and carried at amortized cost. Those securities held for indefinite periods of time and not intended to be held to maturity are classified as available for sale. Securities held for indefinite periods of time include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates or other business factors. Securities available for sale are carried at estimated fair value. Unrealized gains (losses), net of related income taxes, are included in the "accumulated other comprehensive income" component of stockholders' equity. Restricted equity securities are carried at cost.

Premiums and discounts on debt securities are amortized to expense and accreted to income over the estimated life of the respective security using a method which approximates the interest method. Security transactions are recorded on the trade date. Realized gains and losses are determined using the specific identification method. Security valuations are reviewed and evaluated periodically by management. If the decline in the value of any security is deemed to be other than temporary, the security is written down to a new cost basis and the resulting loss is charged to income.

LOANS

Loans are reported at the principal amount outstanding, reduced by net deferred loan origination fees, unearned discounts and unadvanced funds due mortgagors on uncompleted loans.

Loan origination fees and direct loan origination costs are deferred, and the net fee or cost is recognized in interest income using the interest method. Deferred amounts are recognized for fixed rate loans over the contractual life of the loans and for adjustable rate loans over the period of time required to adjust the contractual interest rate to a yield approximating a market rate at origination date.

Accrual of interest on loans is discontinued either when reasonable doubt exists as to the full timely collection of interest and principal or when a loan becomes past due 90 days. All interest previously accrued and not collected is reversed against interest income. Interest payments received on non-accrual and impaired loans are recognized as income unless further collections are doubtful, in which case the payments are applied as a reduction of principal. Loans are generally returned to accrual status when principal and interest payments are current, full collectibility of principal and interest is reasonably assured and a consistent record of performance has been achieved.

A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect principal or interest due according to the contractual terms of the loan. Impaired loans are measured and reported based on one of three methods: the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. If the measure is less than an impaired loan's recorded investment, an impairment loss is recognized as part of the allowance for loan losses.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is based on a periodic analysis of the loan portfolio by management of the amount deemed necessary to adequately provide for losses in the loan portfolio. Factors considered in making the evaluation include growth of the loan portfolio, the risk characteristics of the types of loans in the portfolio, geographic and large borrower concentrations, current regional economic and real estate market conditions that could affect the ability of borrowers to pay, the value of underlying collateral, and trends in loan delinquencies and charge-offs. Provisions for losses are charged to income. Loans are charged off against the allowance when the collectibility of principal is unlikely. Recoveries of loans previously charged off are credited to the allowance.

                    BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

OTHER INVESTMENT

On September 30, 1999, the Company acquired a 30.5% ownership interest in Eastern Funding, LLC ("Eastern"), a Delaware chartered limited liability corporation formed on July 7, 1997. Eastern is based in New York, New York and specializes primarily in the financing of coin operated laundry and dry cleaning equipment in the greater metropolitan New York area and selected other locations in the Northeast. The Company accounts for this investment under the equity method of accounting and includes its share of Eastern's operating results in other income.

BANK PREMISES AND EQUIPMENT

Bank premises and equipment are carried at cost less accumulated depreciation and amortization, except for land which is carried at cost. Bank premises and equipment are depreciated using the straight-line method over the estimated useful life of the assets. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the improvements.

OTHER REAL ESTATE OWNED

Other real estate owned is comprised of properties acquired through foreclosure or acceptance of a deed in lieu of foreclosure. Such properties are recorded initially at estimated fair value less costs to sell. When a property is acquired, the excess of the loan balance over the estimated fair value is charged to the allowance for loan losses. An allowance for losses on other real estate owned is established by a charge to income when, upon periodic evaluation by management, further declines in the estimated fair value of properties have occurred. Such evaluations are based on an analysis of individual properties as well as a general assessment of current real estate market conditions.

Holding costs and rental income on properties are included in current operations while certain costs to improve such properties are capitalized. Gains and losses from the sale of properties are reflected in operating results when realized.

PENSION AND POSTRETIREMENT BENEFITS

The Company recognizes the compensation cost of pension and postretirement benefits over each employee's estimated service life. Pension costs are funded based on the maximum amount that can be deducted for federal income tax purposes. Actuarial gains and losses that arise from changes in assumptions concerning future events used in estimating pension costs are amortized over a period that reflects the long-term nature of pension expense.

STOCK-BASED COMPENSATION

In accordance with Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation", the Company adheres to Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", in accounting for its stock option plans and discloses in the footnotes to the financial statements pro forma net income and earnings per share information as if the fair value based method had been adopted.

Deferred compensation for shares awarded under the Recognition and Retention Plan is recorded as a reduction of stockholders' equity. Compensation expense is recognized over the vesting period of shares awarded based upon the fair value of the shares at the award date.

Compensation expense for the Employee Stock Ownership Plan ("ESOP") is recorded at an amount equal to the shares allocated by the ESOP multiplied by the average fair market value of the shares during the year.

                    BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

The Company recognizes compensation expense ratably over the year for the ESOP shares to be allocated based upon the Company's current estimate of the number of shares expected to be allocated by the ESOP during each calendar year. The difference between the average fair market value and the cost of the shares allocated by the ESOP is recorded as an adjustment to additional paid-in-capital.

INCOME TAXES

The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

EARNINGS PER COMMON SHARE

Basic earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the periods presented. ESOP shares committed to be released are considered outstanding while unallocated ESOP shares are not considered outstanding. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company.

Earnings per share is not presented for the period from March 24, 1998 (the date of conversion to a stock company) through December 31, 1998 as the earnings per share calculation for that period is not meaningful. Earnings per share is not presented for the periods prior to the conversion to stock form since the Bank was a mutual savings bank and no stock was outstanding.

TREASURY STOCK

Common stock shares repurchased are recorded as treasury stock at cost.

NEW ACCOUNTING PRONOUNCEMENT

In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement, which became effective for fiscal years beginning after June 15, 1999, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. This Statement must be adopted prospectively and retroactive application is not permitted. It requires that an entity recognize all derivatives as either assets or liabilities in its balance sheet and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133". SFAS No. 133 is now effective for fiscal years beginning after June 15, 2000. The Company expects to adopt SFAS No. 133 on January 1, 2001 and does not believe adoption of SFAS No. 133 will have any material effect on its consolidated financial position or results of operations.

                    BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

(2) REORGANIZATION AND STOCK OFFERING (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
    DATA)

The Company is a Massachusetts corporation that was organized in November 1997 for the purpose of acquiring all of the capital stock of the Bank upon completion of the Bank's reorganization from a mutual savings bank into a mutual holding company structure. As part of the reorganization, the Company offered for sale 47% of the shares of its common stock in an offering fully subscribed for by eligible depositors of the Bank (the "Offering"). The remaining 53% of the Company's shares of common stock were issued to Brookline Bancorp, MHC (the "MHC"), a state-chartered mutual holding company incorporated in Massachusetts. The reorganization and Offering were completed on March 24, 1998. Prior to that date, the Company had no assets or liabilities. The reorganization has been accounted for as an "as if" pooling with assets and liabilities recorded at historical cost.

Completion of the Offering resulted in the issuance of 29,095,000 shares of common stock, 15,420,350 shares (53%) of which were issued to the MHC and 13,674,650 shares (47%) of which were sold to eligible depositors of the Bank at $10.00 per share. Costs related to the Offering (primarily marketing fees paid to an underwriting firm, professional fees, registration fees, and printing and mailing costs) aggregated $1,957 and have been deducted to arrive at net proceeds of $134,790 from the Offering. The Company contributed 50% of the net proceeds of the Offering to the Bank for general corporate use. Net Offering proceeds retained by the Company were used to fund a loan to the Bank's employee stock ownership plan, acquire investment securities and repurchase shares of the Company's common stock in the open market.

As part of the Offering and as required by regulation, the Bank established a liquidation account equal to $58,924, or 47% of the retained earnings of the Bank as of August 31, 1997, the date of the latest balance sheet presented in the Offering prospectus. The liquidation account is for the benefit of eligible account holders and supplemental eligible account holders who maintain their deposit accounts at the Bank after the Offering. In the unlikely event of a complete liquidation of the Bank (and only in that event), eligible depositors who continue to maintain deposit accounts at the Bank shall be entitled to receive a distribution from the liquidation account. The liquidation account balance is reduced annually to the extent that eligible depositors have reduced their qualifying deposits as of each anniversary date. Subsequent increases in deposit account balances do not restore an account holder's interest in the liquidation account. The liquidation account approximated $14,977 at December 31, 1999.

(3) CASH AND SHORT-TERM INVESTMENTS (IN THOUSANDS)

Aggregate reserves (in the form of deposits with the Federal Reserve Bank and vault cash) of $3,251 and $1,209 were maintained to satisfy federal regulatory requirements at December 31, 1999 and 1998, respectively.

Short-term investments are summarized as follows:

                                                                                          DECEMBER 31,
                                                                                          ------------
                                                                                    1999              1998
                                                                                 ---------         ---------

Repurchase agreements...................................................         $     -           $  12,000
Money market funds......................................................             4,275             7,560
Federal Home Loan Bank of Boston overnight deposits.....................             3,850              -
Federal funds...........................................................               411             2,038
Other deposits..........................................................               899             1,062
                                                                                 ---------         ---------
                                                                                 $   9,435         $  22,660
                                                                                 =========         =========

Short-term investments are stated at cost which approximates market. Money market funds are invested in a mutual fund whose assets are comprised primarily of U.S. Treasury obligations, commercial paper and certificates of deposit with average maturities of 90 days or less.

                    BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

(4) INVESTMENT SECURITIES (IN THOUSANDS)

Securities available for sale and held to maturity are summarized below:

                                                                                      DECEMBER 31, 1999
                                                                                      -----------------
                                                                                     GROSS        GROSS
                                                                       AMORTIZED   UNREALIZED   UNREALIZED   ESTIMATED
                                                                         COST        GAINS        LOSSES     FAIR VALUE
                                                                         ----        -----        ------     ----------

Securities available for sale:
   Debt securities:
     U.S. Government and Agency obligations......................     $   41,026    $   -       $    131     $  40,895
     Corporate obligations.......................................         11,409        -            205        11,204
     Collateralized mortgage obligations.........................         48,729        -            739        47,990
                                                                      ----------    ---------   --------     ---------

       Total debt securities.....................................        101,164        -          1,075       100,089
   Marketable equity securities..................................         14,878       13,643        335        28,186
                                                                      ----------    ---------   --------     ---------
       Total securities available for sale.......................     $  116,042    $  13,643   $  1,410    $  128,275
                                                                      ==========    =========   ========    ==========

Securities held to maturity:
   Corporate obligations.........................................     $  101,795    $     -     $    941    $  100,854
   Mortgage-backed securities....................................          1,639           24         66         1,597
                                                                      ----------    ---------   --------     ---------
       Total securities held to maturity.........................     $  103,434    $      24   $  1,007    $  102,451
                                                                      ==========    =========   ========    ==========


                                                                                      DECEMBER 31, 1998
                                                                                      -----------------
                                                                                     GROSS        GROSS
                                                                       AMORTIZED   UNREALIZED   UNREALIZED   ESTIMATED
                                                                         COST        GAINS        LOSSES     FAIR VALUE
                                                                         ----        -----        ------     ----------
Securities available for sale:
  Debt securities:
   U.S. Government and Agency obligations .......................     $   88,186    $     624   $     --      $ 88,810
   Corporate obligations ........................................          8,218           12         47         8,183
   Collateralized mortgage obligations ..........................          5,982           --         41         5,941
                                                                      ----------    ---------   --------     ---------
     Total debt securities ......................................        102,386          636         88       102,934
  Marketable equity securities ..................................          7,939       22,695         39        30,595
                                                                      ----------    ---------   --------     ---------
     Total securities available for sale ........................       $110,325    $  23,331   $    127      $133,529
                                                                      ==========    =========   ========    ==========

Securities held to maturity:
  U.S. Government and Agency obligations ........................       $  4,014    $      24   $     --      $  4,038
  Corporate obligations .........................................        116,426          659         73       117,012
  Mortgage-backed securities ....................................            950           44          1           993
                                                                      ----------    ---------   --------     ---------
     Total securities held to maturity ..........................       $121,390    $     727   $     74      $122,043
                                                                      ==========    =========   ========    ==========

                    BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

Restricted equity securities are as follows:

                                                                                         DECEMBER 31,
                                                                                         ------------
                                                                                      1999          1998
                                                                                    ---------    ---------

Federal Home Loan Bank of Boston stock.....................................         $   5,905    $   4,921
Massachusetts Savings Bank Life
  Insurance Company stock..................................................               253          253
Other stock................................................................               121          -
                                                                                    ---------    ---------
                                                                                    $   6,279    $   5,174
                                                                                    =========    =========

As a voluntary member of the Federal Home Loan Bank of Boston ("FHLB"), the Company is required to invest in $100 par value stock of the FHLB in an amount equal to 1% of its outstanding home loans or 5% of its outstanding advances from the FHLB, whichever is higher. As and when such stock is redeemed, the Company would receive from the FHLB an amount equal to the par value of the stock. At its discretion, the FHLB may declare dividends on the stock. Such dividends amounted to $362, $260 and $212 for the years ended December 31, 1999, 1998 and 1997, respectively.

The maturities of the investments in debt securities at December 31, 1999 are as follows:

                                                                                      AVAILABLE FOR SALE
                                                                                      ------------------
                                                                                AMORTIZED         ESTIMATED
MATURITY                                                                          COST            FAIR VALUE
--------                                                                          ----            ----------

Within 1 year...........................................................        $   42,537        $   42,412
After 1 year through 5 years............................................            57,832            56,983
After 5 years through 10 years..........................................              --                 --
Over 10 years...........................................................               795               694
                                                                                ----------        ----------
                                                                                $  101,164        $  100,089
                                                                                ==========        ==========

                                                                                       HELD TO MATURITY
                                                                                       ----------------
                                                                                AMORTIZED         ESTIMATED
MATURITY                                                                          COST            FAIR VALUE
--------                                                                          ----            ----------

Within 1 year...........................................................        $   54,896        $   54,648
After 1 year through 5 years............................................            44,503            43,845
After 5 years through 10 years..........................................             3,085             3,068
Over 10 years...........................................................               950               890
                                                                                ----------        ----------
                                                                                $  103,434        $  102,451
                                                                                ==========        ==========

Mortgage-backed securities are included above based on their contractual maturities (primarily in excess of 10 years); the expected lives, however, are expected to be shorter due to anticipated payments. Collateralized mortgage obligations are included above based on when the final principal payment is expected to be received.

Sales and a valuation write-down of investment securities, all of which were marketable equity securities, are summarized as follows:

                                                                                     YEAR ENDED DECEMBER 31,
                                                                                     -----------------------
                                                                                 1999         1998          1997
                                                                              ---------     ---------    ---------

Proceeds from sales.................................................          $   8,234     $   3,687     $    752
Gross gains from sales..............................................              7,465         2,843           74
Valuation write-down................................................                 28            --           --

                    BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

(5) LOANS (IN THOUSANDS)

A summary of loans follows:

                                                                                          DECEMBER 31,
                                                                                          ------------
                                                                                     1999              1998
                                                                                 ------------      ------------
Mortgage loans:
  One-to-four family ...................................................         $     74,889      $     64,467
  Multi-family..........................................................              297,270           262,678
  Commercial real estate................................................              221,330           197,593
  Construction and development..........................................               24,719            17,255
  Home equity...........................................................                5,800             5,505
  Second................................................................               16,328            13,944
                                                                                 ------------      ------------
      Total mortgage loans..............................................              640,336           561,442
Commercial loans........................................................               30,514            13,051
Consumer loans..........................................................                2,012             1,775
                                                                                 ------------      ------------
      Total gross loans.................................................              672,862           576,268
Unadvanced funds on loans...............................................              (35,746)          (26,096)
Deferred loan origination fees..........................................               (1,550)           (1,604)
Unearned discounts......................................................                  (10)              (10)
                                                                                 -------------     ------------
      Loans, excluding money market loan participations.................              635,556           548,558
Money market loan participations........................................               15,400            44,300
                                                                                 ------------      ------------
                                                                                 $    650,956      $    592,858
                                                                                 ============      ============

The Company's portfolio, other than money market loan participations, is substantially concentrated within Massachusetts. Money market loan participations represent purchases of a portion of loans to national companies and organizations originated and serviced by money center banks. Such participations generally mature between one day and three months.

The recorded investment in impaired loans, as defined by SFAS No. 114 at the dates indicated, is as follows:

                                                                                          DECEMBER 31,
                                                                                          ------------
                                                                                    1999              1998
                                                                                 ---------         ---------

One-to-four family mortgage loans.......................................         $     --          $      35
Multi-family mortgage loans.............................................               109               110
Commercial real estate mortgage loans...................................               --              1,255
                                                                                 ---------         ---------
                                                                                 $     109         $   1,400
                                                                                 =========         =========

The average recorded investment in impaired loans for the years ended December 31, 1999, 1998 and 1997 amounted to $755, $1,550 and $4,539, respectively. None of the impaired loans at December 31, 1999 and 1998 required an allowance for impairment due primarily to prior charge-offs and/or the sufficiency of collateral values. If interest payments on all impaired loans at December 31, 1999, 1998 and 1997 had been made in accordance with original loan agreements, interest income of $109, $188 and $281 would have been recognized on the loans in 1999, 1998 and 1997 compared to interest income actually recognized of $340, $318 and $183, respectively.

Non-accrual loans amounted to $ 0 and $332 at December 31, 1999 and 1998, respectively. Effective January 1, 1998, all non-accrual loans are included in impaired loans. If interest payments on all non-accrual loans at December 31, 1997 had been made in accordance with original loan agreements, interest income of $80 would have been recognized on the loans in 1997 compared to interest income actually recognized of $6.

There were no restructured loans at December 31, 1999 and 1998. At December 31, 1997, restructured loans amounted to $2,287, $1,137 of which were included in impaired loans at that date. Restructured loans represent performing loans for which concessions (such as reductions of interest rates to below market terms and/or extension of repayment terms) have been granted due to the borrower's financial condition. If interest payments on restructured loans not included in impaired loans at December 31, 1998 and 1997 had been made in accordance with original loan agreements, interest income of $82 and $108 would have been recognized on the loans in 1998

                    BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

and 1997 compared to interest income actually recognized of $327 and $46, respectively.

A portion of certain commercial real estate loans originated and serviced by the Company are sold periodically to other banks on a non-recourse basis. The balance of loans acquired by other banks amounted to $13,917 and $12,227 at December 31, 1999 and 1998, respectively. No fees are collected by the Company for servicing such loan participations.

In the ordinary course of business, the Company makes loans to its Directors and their related interests, generally at the same prevailing terms as those of other borrowers. A summary of related party activity follows:

                                                                                   YEAR ENDED DECEMBER 31,
                                                                                   -----------------------
                                                                                     1999            1998
                                                                                 ------------    -----------

Balance at beginning of year............................................           $ 6,681        $  5,969
New loans granted during the year.......................................                17           1,169
Repayments..............................................................              (326)           (457)
                                                                                   -------        --------
Balance at end of year..................................................           $ 6,372        $  6,681
                                                                                   =======        ========

(6) ALLOWANCE FOR LOAN LOSSES (IN THOUSANDS)

An analysis of the allowance for loan losses for the years indicated follows:

                                                                                    YEAR ENDED DECEMBER 31,
                                                                                    -----------------------
                                                                               1999          1998         1997
                                                                               ----          ----         ----

Balance at beginning of year............................................     $  13,094    $  12,463     $  12,326
Provision for loan losses...............................................           450          300            --
Charge-offs.............................................................           --            (1)           (6)
Recoveries..............................................................           330          332           143
                                                                             ---------    ---------     ---------
Balance at end of year..................................................     $  13,874    $  13,094     $  12,463
                                                                             =========    =========     =========

(7) BANK PREMISES AND EQUIPMENT (IN THOUSANDS)

Bank premises and equipment consist of the following:

                                                                                          DECEMBER 31,
                                                                                          ------------
                                                                                     1999            1998
                                                                                   ---------      ---------

Land                                                                               $      62      $      62
Office building and improvements........................................               2,156          1,906
Furniture, fixtures and equipment.......................................               2,031          1,410
                                                                                   ---------       --------
                                                                                       4,249          3,378
Accumulated depreciation and amortization...............................               2,714          2,194
                                                                                   ---------       --------
                                                                                   $   1,535       $  1,184
                                                                                   =========       ========

(8) OTHER REAL ESTATE OWNED (IN THOUSANDS)

                    BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

The composition of other real estate owned as of the dates indicated is as follows:

                                                                                         DECEMBER 31,
                                                                                         ------------
                                                                                     1999            1998
                                                                                   ---------      ---------

Commercial real estate.................................................            $     633      $   1,946
Residential............................................................                  160            180
                                                                                   ---------      ---------
                                                                                         793          2,126
Valuation allowance....................................................                   86            186
                                                                                   ---------      ---------
                                                                                       $ 707      $   1,940
                                                                                   =========      =========


An analysis of the valuation allowance for the years indicated follows:

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                      -----------------------
                                                                                 1999         1998          1997
                                                                                 ----         ----          ----

Balance at beginning of year............................................       $   186       $  186       $   221
Reduction in valuation allowance, net...................................          (100)         --            --
Write-downs.............................................................           --           --            (35)
                                                                               -------       ------       -------
Balance at end of year..................................................       $    86       $  186       $   186
                                                                               =======       ======       =======

Net other real estate owned income for the years indicated is comprised of the following:

                                                                                     YEAR ENDED DECEMBER 31,
                                                                                     -----------------------
                                                                                 1999         1998          1997
                                                                                 ----         ----          ----

Rental income...........................................................       $   276       $  383       $   361
Operating and foreclosure expenses......................................          (130)        (154)         (135)
Gains from sales........................................................           465           22            12
Reduction in valuation allowance, net...................................           100          --            --
                                                                               -------       ------       -------
                                                                               $   711       $  251       $   238
                                                                               =======       ======       =======

                    BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

(9) DEPOSITS (DOLLARS IN THOUSANDS)

A summary of deposits follows:

                                                                 DECEMBER 31, 1999          DECEMBER 31, 1998
                                                                 -----------------          -----------------
                                                                              WEIGHTED                    WEIGHTED
                                                                              AVERAGE                     AVERAGE
                                                                 AMOUNT        RATE         AMOUNT         RATE
                                                                 ------        ----         ------         ----

Demand checking accounts...................................    $  12,599        0.00%     $  12,355        0.00%
NOW accounts...............................................       46,970        1.25         42,950        1.50
Savings accounts...........................................       11,945        2.25         12,838        2.50
Money market savings accounts..............................      198,863        3.92        173,173        3.89
                                                               ---------                  ---------
     Total transaction deposit accounts....................      270,377        3.20        241,316        3.19
                                                               ---------                  ---------

Certificate of deposit accounts maturing:
   Within six months.......................................      125,641        5.01        123,547        5.13
   After six months but within 1 year......................       58,087        5.15         71,081        5.37
   After 1 year but within 2 years.........................       38,363        5.46         31,737        6.03
   After 2 years but within 3 years........................       12,330        5.73         12,197        5.77
   After 3 years...........................................        7,338        5.70          9,492        5.97
                                                               ---------                  ---------
     Total certificate of deposit accounts.................      241,759        5.17        248,054        5.38
                                                               ---------                  ---------
                                                              $  512,136        4.13%    $  489,370        4.30%
                                                              ==========                 ==========

Certificate of deposit accounts issued in amounts of $100 or more totaled $49,530 and $47,798 at December 31, 1999 and 1998, respectively.

Interest expense on deposit balances is summarized as follows:

                                                                                    YEAR ENDED DECEMBER 31,
                                                                                    -----------------------
                                                                               1999          1998         1997
                                                                             ---------    ---------     ---------

NOW accounts............................................................     $     542    $     617     $     645
Savings accounts........................................................           289          356           377
Money market savings accounts...........................................         7,434        6,349         6,109
Certificate of deposit accounts.........................................        12,443       13,877        14,569
                                                                             ---------    ---------     ---------
                                                                             $  20,708    $  21,199     $  21,700
                                                                             =========    =========     =========

(10) BORROWED FUNDS (DOLLARS IN THOUSANDS)

Borrowed funds are comprised of the following advances from the FHLB:

                                                               DECEMBER 31, 1999            DECEMBER 31, 1998
                                                               -----------------            -----------------
                                                                               WEIGHTED                   WEIGHTED
                                                                               AVERAGE                     AVERAGE
                                                                 AMOUNT         RATE           AMOUNT      RATE
                                                                 ------         ----           ------      ----

Within 1 year..............................................    $     9,400      6.24%       $  11,550      6.79%
Over 1 year to 2 years.....................................          9,350      6.66            9,400      6.24
Over 2 years to 3 years....................................         11,300      6.54            9,350      6.66
Over 3 years to 4 years....................................         30,750      5.29           15,300      6.32
Over 4 years to 5 years....................................         32,000      5.91           30,750      5.29
Over 5 years  .............................................         16,000      6.03           18,000      6.06
                                                                 ---------                  ---------
                                                               $   108,800      5.91%       $  94,350      6.02%
                                                               ===========                  =========

                    BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

The advances are secured by all the Bank's stock and deposits in the FHLB and a general lien on one-to-four family residential mortgage loans and U.S. Government and Agency obligations in an aggregate amount equal to outstanding advances.

(11) INCOME TAXES (DOLLARS IN THOUSANDS)

Provision for income taxes are comprised of the following amounts:

                                                                                    YEAR ENDED DECEMBER 31,
                                                                               -------------------------------
                                                                               1999          1998         1997
                                                                               ----          ----         ----

Current:
   Federal..............................................................     $  11,698    $  10,450     $   7,474
   State................................................................           683          863           155
                                                                             ---------    ---------     ---------
                                                                                12,381       11,313         7,629
                                                                             ---------    ---------     ---------
Deferred:
   Federal..............................................................          (814)        (404)         (384)
   State................................................................          (205)         (78)           82
                                                                             ----------   ----------    ---------
                                                                                (1,019)        (482)         (302)
                                                                             ----------   ----------    ---------
                                                                             $  11,362    $  10,831     $   7,327
                                                                             =========    =========     =========

Total income tax expense differed from the amounts computed by applying the statutory U.S. federal income tax rate (between 35% and 34% for the years presented) to income before tax expense as a result of the following:

                                                                                   YEAR ENDED DECEMBER 31,
                                                                                   -----------------------
                                                                               1999          1998         1997
                                                                               ----          ----         ----

Expected income tax expense at
  statutory federal tax rate.......................................          $  11,254   $  10,494      $  7,322
State taxes, net of federal income tax benefit.....................                311         473           155
Dividend income received deduction.................................               (217)       (173)         (173)
Other, net.........................................................                 14          37            23
                                                                             ---------   ---------      --------
                                                                             $  11,362   $  10,831      $  7,327
                                                                             =========   =========      ========

Effective income tax rates.........................................               35.3%       36.1%         34.8%
                                                                             =========   =========      ========

                    BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at the dates indicated are as follows:

                                                                                         DECEMBER 31,
                                                                                         ------------
                                                                                      1999          1998
                                                                                    -----------  ----------
Deferred tax assets:
   Allowance for loan losses............................................           $   5,718     $   5,423
   Pension and postretirement benefits..................................               1,718         1,510
   Recognition and retention plan.......................................                 476           --
   Depreciation.........................................................                 119            38
   Other................................................................                  48           154
                                                                                    --------      --------
     Total gross deferred tax assets....................................               8,079         7,125
                                                                                    --------      --------

Deferred tax liabilities:

   Unrealized gain on securities available for sale.....................               4,475         8,787
   Post-1987 bad debt reserves..........................................                  76           114
   Savings Bank Life Insurance Company stock............................                 108           108
   Other................................................................                 194           161
                                                                                    --------      --------
     Total gross deferred tax liabilities...............................               4,853         9,170
                                                                                    --------      --------

     Net deferred tax (asset) liability.................................           $  (3,226)    $   2,045
                                                                                   ==========    =========

For income tax purposes, in 1997, the Company changed its fiscal year end date from October 31 to December 31. Historically, the Company has been subject to special provisions in the tax law regarding allowable tax bad debt deductions and related reserves. Bad debt deductions were determined based on loss experience or a percentage of taxable income. The bad debt reserve balance represents allowable deductions in excess of actual losses and consists of a defined base-year amount (accumulated through October 31, 1988) and additional amounts accumulated after that date.

Tax law changes were enacted in August 1996 that eliminated use of the percentage of taxable income method for tax years after 1995 (after October 31, 1996 in the case of the Company) and required recapture into taxable income over a six year period all bad debt reserves accumulated after October 31, 1988. The Company had previously recorded a deferred tax liability with respect to these post-1987 reserves and, therefore, this new requirement had no effect on the Company's income tax expense or net income.

The tax law changes also require recapture of pre-1988 bad debt reserves into taxable income if the Bank makes "non-dividend distributions." Non-dividend distributions is defined as distributions in excess of the Bank's current and accumulated earnings and profits, as calculated for federal income tax purposes, distributions in redemption of stock, and distributions in partial or complete liquidation. The amount of additional taxable income from a nondividend distribution is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Thus, if the Bank makes a non-dividend distribution to the Company, approximately one and one-half times the amount of such distribution (but not in excess of the amount of such reserves) would be includable in income for federal income tax purposes, assuming a 35% federal corporate income tax rate. The Bank does not intend to pay dividends that would result in recapture of any portion of its bad debt reserves and, accordingly, has not provided for any portion of the $772 liability relating to the balance of its pre-1988 bad debt reserves.

                    BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

(12) EMPLOYEE BENEFITS (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

PENSION AND POSTRETIREMENT BENEFITS

The Company sponsors a non-contributory defined benefit pension plan and other postretirement benefits. The pension plan covers all employees who meet specific age and length of service requirements and provides for benefits to be paid to eligible employees at retirement based primarily upon their years of service with the Company and the average of their three highest consecutive years of compensation. Other postretirement benefits provide for part of the annual expense of health insurance premiums for retired employees and their dependents. The following table provides a reconciliation of the changes in the benefit obligations and fair value of assets for the defined pension plan and postretirement benefits for the years ended October 31, the latest plan valuation dates.

                                                          PENSION BENEFITS        POSTRETIREMENT BENEFITS
                                                          ----------------        -----------------------
                                                         1999          1998         1999           1998
                                                         ----          ----         ----           ----

Reconciliation of benefit obligation:
    Obligation at beginning of period ...........      $ 4,964       $ 4,706       $   530       $   409
    Service cost ................................          259           247            43            31
    Interest cost ...............................          335           341            36            31
    Actuarial (gain) loss .......................         (570)         (139)          (36)           71
    Benefit payment .............................         (111)         (191)          (13)          (12)
                                                       -------       -------       -------       -------
      Obligation at end of period ...............      $ 4,877       $ 4,964       $   560       $   530
                                                       =======       =======       =======       =======

Reconciliation of fair value of plan assets:
    Fair value of plan assets at beginning
     of period ..................................      $ 5,776       $ 5,523       $    --       $    --
    Actual return on plan assets ................        1,140           444            --            --
    Benefit payments ............................         (111)         (191)           --            --
                                                       -------       -------       -------       -------
      Fair value of plan assets at end of period       $ 6,805       $ 5,776       $    --       $    --
                                                       =======       =======       =======       =======

Funded status:
    Funded status at end of period ..............      $ 1,928       $   812       $  (560)      $  (530)
    Unrecognized (gain) loss ....................       (3,263)       (2,107)          (32)            2
    Unrecognized transition asset ...............          (51)          (55)          277           296
                                                       -------       -------       -------       -------
    Net amount recognized as a liability in the
      Company's balance sheet as of October 31 ..      $(1,386)      $(1,350)      $  (315)      $  (232)
                                                       =======       =======       =======       =======


The defined benefit pension plan assets are invested primarily in U.S. Government and Agency obligations, a group annuity contract and equity securities.

The following table provides the components of net periodic benefit cost for the plans for the years ended October 31.

                                           PENSION BENEFITS               POSTRETIREMENT BENEFITS
                                 ------------------------------------ -------------------------------
                                    1999        1998         1997       1999       1998       1997
                                 ---------    ---------   ---------   ---------  ---------  ---------
Service cost .................      $ 259       $ 247       $ 247       $  43      $  31      $  29
Interest cost ................        335         341         325          36         31         26
Expected return on plan assets       (462)       (442)       (387)         --         --         --
Transition obligation ........         (3)         (3)         (3)         19         17         13
Actuarial gain ...............        (92)        (90)        (67)         --         --         --
                                    -----       -----       -----       -----      -----      -----
    Net periodic benefit costs      $  37       $  53       $ 115       $  98      $  79      $  68
                                    =====       =====       =====       =====      =====      =====


The pension and postretirement benefits expense for the years ended December 31, 1999, 1998 and 1997 amounted to $129, $130 and $150, respectively.

                    BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

Assumptions used in determining the actuarial present value of the projected benefit obligations are shown in the following table:

                                               PENSION BENEFITS            POSTRETIREMENT BENEFITS
                                          --------------------------     --------------------------
                                          1999       1998       1997     1999       1998       1997
                                          ----       ----       ----     ----       ----       ----

Discount rate ...................         6.75%      7.25%      7.50%    6.75%      6.75%      7.50%
Rate of increase in compensation          5.50       6.00       6.00       N/A        N/A        N/A
Expected long-term rate of return
    on plan assets ..............         8.00       8.00       8.00       N/A        N/A        N/A

The assumed health care trend used to measure the accumulated postretirement benefit obligation was 7% initially, decreasing gradually to 5% in 2003 and thereafter. Assumed health care trend rates may have a significant effect on the amounts reported for the postretirement benefit plan. A 1% change in assumed health care cost trend rates would have the following effects:

                                                                           1% INCREASE          1% DECREASE
                                                                           -----------          -----------

Effect on total service and interest cost components
     of net periodic postretirement benefit costs..................           $  18                $  (19)
Effect on the accumulated postretirement benefit
     obligation....................................................             102                  (106)

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENTS

The Company maintains agreements that provide supplemental retirement benefits to certain executive officers. Total expense for benefits payable under the agreement amounted to $419, $425 and $503 for the years ended December 31, 1999, 1998 and 1997, respectively. Aggregate benefits payable included in accrued expenses and other liabilities at December 31, 1999 and 1998 amounted to $2,392 and $1,973, respectively.

EMPLOYEE STOCK OWNERSHIP PLAN

On March 24, 1998, the Board of Directors approved an Employee Stock Ownership Plan ("ESOP") that became effective November 1, 1997. The Plan is designed to provide eligible employees the advantage of ownership of Company stock. Employees are eligible to participate in the Plan after reaching age twenty-one, completion of one year of service and working at least one thousand hours of consecutive service during the year. Contributions are allocated to eligible participants on the basis of compensation.

The ESOP is authorized to purchase in the open market up to 4% of the common stock sold in the Offering, or 546,986 shares, and borrow up to $7,500 from the Company to finance the purchase of such shares. The loan is payable in quarterly installments over 30 years and bears interest at 8.50% per annum. The loan can be prepaid without penalty. Loan payments are principally funded by cash contributions from the Bank, subject to IRS limitations.

Shares used as collateral to secure the loan are released and available for allocation to eligible employees as the principal and interest on the loan is paid. Employees vest in their ESOP account at a rate of 20% annually commencing in the year of completion of three years of credited service or immediately if service is terminated due to death, retirement, disability or change in control. Employees of the Bank as of October 31, 1997 received credit for vesting purposes for each continuous year of service involving at least one thousand hours up to a maximum of three years of credited service. Dividends on released shares are credited to the participants' ESOP accounts. Dividends on unallocated shares are generally applied towards payment of the loan. ESOP shares committed to be released are considered outstanding in determining earnings per share.

At December 31, 1999, the ESOP held 407,218 unallocated shares at an aggregate cost of $5,058; the market value of such shares at that date was $3,968. For the years ended December 31, 1999 and 1998, $377 and $291 were charged to compensation and employee benefits expense based on the commitment to release 34,239 shares in 1999 and 21,143 shares in 1998 to eligible employees.

                    BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

401(K) PLAN

The Company has an employee tax deferred thrift incentive plan under Section 401(k) of the Internal Revenue Code. All employees who meet specified age and length of service requirements are eligible for voluntary participation in the Plan. The Plan is administered by SBERA and the Company makes no contribution to the Plan.

RECOGNITION AND RETENTION PLAN

On April 15, 1999, the stockholders approved the Company's 1999 Recognition and Retention Plan (the "RRP"). Under the RRP, 546,986 shares of the Company's common stock have been reserved for issuance as restricted stock awards to officers, employees and non-employee directors in recognition of prior service and as an incentive for such individuals to remain with the Company. Shares issued upon vesting may be either authorized but unissued shares or reacquired shares held by the Company as treasury shares. Through December 31, 1999, the Company acquired 228,000 shares of stock that relates to the RRP; such shares are included in treasury stock. Any shares not issued because vesting requirements are not met will again be available for issuance under the RRP. On April 19, 1999, 546,500 shares were awarded to officers and non-employee directors of the Company. The shares vest over varying time periods ranging from six months up to eight years. In the event a recipient ceases to maintain continuous service with the Company by reason of normal retirement, death or disability, or following a change in control, RRP shares still subject to restrictions will vest and be free of such restrictions. In 1999, 227,125 shares vested and 201,884 are scheduled to vest in 2000. Expense is recognized for shares awarded over the vesting period at the fair market value of the shares on the date they were awarded, or $10.8125 per share. RRP expense amounted to $3,593 in 1999 and is expected to amount to $1,254 in 2000 and less than $175 per year from 2001 through 2007.

STOCK OPTION PLAN

On April 15, 1999, the stockholders approved the Company's 1999 Stock Option Plan (the "Stock Option Plan"). Under the Stock Option Plan, 1,367,465 shares of the Company's common stock have been reserved for issuance to officers, employees and non-employee directors of the Company. Shares issued upon the exercise of a stock option may be either authorized but unissued shares or reacquired shares held by the Company as treasury shares. Any shares subject to an award which expire or are terminated unexercised will again be available for issuance under the Stock Option Plan. On April 19, 1999, 1,265,500 options were awarded to officers and non-employee directors of the Company at an exercise price of $10.8125 per share, the fair market value of the common stock of the Company on that date. Options are exercisable within ten years from the date of the Award. Of the total options awarded, 410,460 options are incentive stock options and 855,040 options are non-qualified stock options. Options awarded vest over periods ranging from less than six months through five years. As of December 31, 1999, 500,000 have vested and no options have been exercised or forfeited. If an individual to whom a stock option was granted ceases to maintain continuous service by reason of normal retirement, death or disability, or following a change in control, all options and rights granted and not fully exercisable become exercisable in full upon the happening of such event and shall remain exercisable for a one year period.

In accordance with SFAS No. 123, the Company used the Black-Scholes option pricing model with the following weighted average assumptions to value the options granted: a dividend yield of 2.22%, expected volatility of 25.55%, a risk-free interest rate of 5.22% and expected option lives of 6.38 years.

On a pro forma basis, had compensation expense for the Company's stock-based compensation plan been determined based on the fair value at the grant date for awards made under the plan, consistent with SFAS No. 123, the Company's net income and earnings per share for the year ended December 31, 1999 would have been reduced as follows:

                  Net income:
                         As reported..................................................  $ 20,791
                         Pro forma....................................................    18,984

                  Basic and diluted earnings per share:
                         As reported..................................................  $   0.74
                         Pro forma....................................................      0.68

                    BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

(13) COMMITMENTS AND CONTINGENCIES (IN THOUSANDS)

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

The Company is party to off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheet. The contract amounts reflect the extent of the involvement the Company has in particular classes of these instruments. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument is represented by the contractual amount of those instruments. The Company uses the same policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Financial instruments with off-balance sheet risk at the dates indicated follows:

                                                                                             DECEMBER 31,
                                                                                             ------------
                                                                                        1999              1998
                                                                                      ---------         ---------
Financial instruments whose contract amounts represent credit risk:
   Commitments to originate loans:
      One-to-four family mortgage............................................         $   3,987         $   2,877
      Multi-family mortgage..................................................            11,964            10,200
      Commercial real estate mortgage........................................            12,856            29,404
      Construction and development mortgage..................................               --              2,185
      Commercial.............................................................               890               763
   Unadvanced portion of loans...............................................            35,746            26,096
   Unused lines of credit:
      Equity.................................................................             9,932             7,925
      Other..................................................................             1,313             1,335

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee by the customer. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained, if any, is based on management's credit evaluation of the borrower.

LEASE COMMITMENTS

The Company leases certain office space under various noncancellable operating leases. A summary of future minimum rental payments under such leases at the dates indicated follows:

                      YEAR ENDING
                     DECEMBER 31,
                     ------------

                        2000.....................................................         $ 545
                        2001.....................................................           539
                        2002.....................................................           596
                        2003.....................................................           362
                        2004.....................................................           362


The leases contain escalation clauses for real estate taxes and other expenditures. Total rental expense was $403, $307 and $305 for the years ended December 31, 1999, 1998 and 1997, respectively.

                    BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

SWAP AGREEMENT

Effective April 14, 1998, the Company entered into an interest-rate swap agreement with a third-party that matures April 14, 2005. The notional amount of the agreement is $5,000. Under this agreement, each quarter the Company pays interest on the notional amount at an annual fixed rate of 5.9375% and receives from the third-party interest on the notional amount at the floating three month U.S. dollar LIBOR rate. The Company entered into this transaction to match more closely the repricing of its assets and liabilities and to reduce its exposure to increases in interest rates. The net interest expense paid was $29 and $13 for the years ended December 31, 1999 and 1998, respectively.

LEGAL PROCEEDINGS

In the normal course of business, there are various outstanding legal proceedings. In the opinion of management, after consulting with legal counsel, the consolidated financial position and results of operations of the Company will not be affected materially by the outcome of such proceedings.

(14) STOCKHOLDERS' EQUITY (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

PREFERRED STOCK

The Company is authorized to issue 5,000,000 shares of serial preferred stock, par value $0.01 per share, from time to time in one or more series subject to limitations of law, and the Board of Directors is authorized to fix the designations, powers, preferences, limitations and rights of the shares of each such series. As of December 31, 1999, there were no shares of preferred stock issued.

COMMON STOCK REPURCHASES AND DIVIDENDS

On October 20, 1998, the Company received regulatory approval to repurchase 1,454,750 shares, or 5% of the common shares issued by the Company. The approval sets no time limit for the repurchases. Shares may not be repurchased, nor may the Company or the Bank declare or pay dividends to common stockholders if the effect thereof would cause stockholders' equity to be reduced below the required liquidation account balance (see note 2) or minimum regulatory capital levels. As of December 31,1999, the Company has acquired 1,263,700 shares at an aggregate cost of $14,055 under this approved regulatory plan. Additionally, in connection with the Company's RRP, 228,000 were purchased as of December 31, 1999 at an aggregate cost of $2,279.

(15) EARNINGS PER SHARE RECONCILIATION (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

The following table is the reconciliation of basic and diluted earnings per share as required under SFAS No. 128 for the year ended December 31, 1999. In 1998, there were no options outstanding and, accordingly, basic and diluted earnings per share were identical.

                                                      INCOME                SHARES         PER SHARE
                                                     (NUMERATOR)         (DENOMINATOR)      AMOUNTS
                                                     -----------         -------------      -------

Net income                                           $  20,791
                                                     =========
Basic earnings per share:
     Income available to common stockholders         $  20,791            28,016,150        $  0.74
Effect of dilutive securities:
     Options                                               --                    --             --
                                                     ---------            ----------        -------
Diluted earnings per share:
     Income available to common stockholders         $  20,791            28,016,150        $  0.74
                                                     =========            ==========        =======

                    BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

Options to purchase 1,265,500 shares of common stock outstanding at December 31, 1999 and 319,375 shares not yet vested under the Recognition and Retention Plan as of that same date were not included in the computation of common shares outstanding for purposes of computing diluted earnings per share because the effect would have been anti-dilutive.

(16) REGULATORY CAPITAL REQUIREMENTS (DOLLARS IN THOUSANDS)

Bank regulatory agencies have established capital adequacy standards which are used extensively in their monitoring and control of the industry. These standards relate capital to average assets and to level of risk by assigning different weighting to assets and certain off-balance sheet activity. The capital ratios of the Company (on a consolidated basis) and the Bank set forth below currently exceed the minimum ratios for "well capitalized" banks as defined by federal regulators.

                                                                                                            MINIMUM TO
                                                                                   MINIMUM               BE CATEGORIZED AS
                                                      ACTUAL                 CAPITAL REQUIREMENT         WELL CAPITALIZED
                                                      ------                 -------------------         ----------------
AT DECEMBER 31, 1999                            AMOUNT        RATIO         AMOUNT         RATIO        AMOUNT        RATIO
--------------------                          -----------  ---------      -----------   ---------     -----------  ---------
Tier I Capital (to average assets):
   The Company ..........................      $274,231       30.71%       $ 35,718        4.00%            N/A         --
   The Bank .............................       205,237       24.57          33,415        4.00        $ 44,648        5.00%

Tier I Capital (to risk-weighted assets):
   The Company ..........................       274,231       35.08          31,269        4.00             N/A         --
   The Bank .............................       205,237       28.22          29,090        4.00          43,635        6.00

Total Capital (to risk-weighted assets):
   The Company ..........................       290,042       37.10          62,537        8.00             N/A         --
   The Bank .............................       220,177       30.28          58,179        8.00          72,725       10.00


                                                                                                            MINIMUM TO
                                                                                   MINIMUM               BE CATEGORIZED AS
                                                      ACTUAL                 CAPITAL REQUIREMENT         WELL CAPITALIZED
                                                      ------                 -------------------         ----------------
AT DECEMBER 31, 1998                            AMOUNT        RATIO         AMOUNT         RATIO        AMOUNT        RATIO
--------------------                          -----------  ---------      -----------   ---------     -----------  ---------

Tier I Capital (to average assets):
   The Company ..........................      $263,857       31.15%      $ 33,880        4.00%            N/A          --
   The Bank .............................       203,978       25.86         31,553        4.00        $ 39,441         5.00%

Tier I Capital (to risk-weighted assets):
   The Company ..........................       263,857       37.48         28,158        4.00             N/A          --
   The Bank .............................       203,978       29.34         27,812        4.00          41,718         6.00

Total Capital (to risk-weighted assets):
   The Company ..........................       282,904       40.19         56,315        8.00             N/A          --
   The Bank .............................       222,898       32.06         55,624        8.00          69,530        10.00

                    BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

(17) FAIR VALUE OF FINANCIAL INSTRUMENTS (IN THOUSANDS)

The following is a summary of the carrying values and estimated fair values of the Company's significant financial and non-financial instruments as of the dates indicated:

                                                          DECEMBER 31, 1999                 DECEMBER 31, 1998
                                                          -----------------                 -----------------
                                                     CARRYING          ESTIMATED         CARRYING        ESTIMATED
                                                       VALUE          FAIR VALUE          VALUE          FAIR VALUE
                                                       -----          ----------          -----          ----------

Financial assets:
   Cash and due from banks......................   $    8,203        $    8,203        $    6,657        $    6,657
   Short-term investments.......................        9,435             9,435            22,660            22,660
   Securities...................................      237,988           237,005           260,093           260,746
   Loans, net...................................      637,082           631,880           579,764           583,658
   Accrued interest receivable..................        5,811             5,811             6,457             6,457
   Swap agreement...............................          --                217               --                --
Financial liabilities:
   Demand, NOW, savings and money
     market savings deposit accounts............      270,377           270,377           241,316           241,316
   Certificate of deposit accounts..............      241,759           241,470           248,054           248,888
   Borrowed funds...............................      108,800           104,250            94,350            95,731
   Swap agreement...............................          --                --                --                197

SFAS No. 107 requires disclosures about fair values of financial instruments for which it is practicable to estimate fair value. Fair value is defined in SFAS No. 107 as the amount that a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced liquidation sale. Quoted market prices are used to estimate fair values when those prices are available. However, active markets do not exist for many types of financial instruments. Consequently, fair values for these instruments must be estimated by management using techniques such as discounted cash flow analysis and comparison to similar instruments. These instruments are highly subjective and require judgments regarding significant matters such as the amount and timing of future cash flows and the selection of discount rates that may appropriately reflect market and credit risks. Changes in these judgments often have a material impact on the fair value estimates. In addition, since these estimates are as of a specific point in time, they are susceptible to material near-term changes. Fair values disclosed in accordance with SFAS No. 107 do not reflect any premium or discount that could result from the sale of a large volume of a particular financial instrument, nor do they reflect the possible tax ramifications or estimated transaction costs.

The following is a description of the principal valuation methods used by the Company to estimate the fair values of its financial instruments:

SECURITIES

The fair values of securities were based principally on market prices and dealer quotes. Certain fair values were estimated using pricing models or were based on comparisons to market prices of similar securities. The fair value of stock in the FHLB equals its carrying amount since such stock is only redeemable at its par value.

LOANS

The fair value of performing loans, other than money market loan participations, is estimated by discounting the contractual cash flows using interest rates currently being offered for loans with similar terms to borrowers of similar quality. The fair value of money market loan participations is considered to equal their carrying amounts since such loans generally are repayable within 90 days. For non-performing loans where the credit quality of the borrower has deteriorated significantly, fair values are estimated by discounting cash flows at a rate commensurate with the risk associated with those cash flows.

                    BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

DEPOSIT LIABILITIES

In accordance with SFAS No. 107, the fair values of deposit liabilities with no stated maturity (demand, NOW, savings and money market savings accounts) are equal to the carrying amounts payable on demand. The fair value of time deposits represents contractual cash flows discounted using interest rates currently offered on deposits with similar characteristics and remaining maturities. The fair value estimates for deposits do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of alternative forms of funding ("deposit based intangibles").

BORROWED FUNDS

The fair value of borrowings from the FHLB represent contractual repayments discounted using interest rates currently available for borrowings with similar characteristics and remaining maturities.

OTHER FINANCIAL ASSETS AND LIABILITIES

Cash and due from banks, short-term investments and accrued interest receivable have fair values which approximate the respective carrying values because the instruments are payable on demand or have short-term maturities and present relatively low credit risk and interest rate risk.

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

In the course of originating loans and extending credit, the Company will charge fees in exchange for its commitment. While these commitment fees have value, the Company has not estimated their value due to the short-term nature of the underlying commitments and their immateriality.

SWAP AGREEMENT

The fair value is estimated as the difference in the present value of future cash flows between the Company's existing agreement and current market rate agreements of the same duration.

                    BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

(18) CONDENSED PARENT COMPANY FINANCIAL STATEMENTS (DOLLARS IN THOUSANDS)

Condensed parent company financial statements as of December 31 1999 and 1998, the year ended December 31, 1999 and the period from March 24, 1998 (the date the Company commenced operations) through December 31, 1998 follow.

                            BALANCE SHEETS
                            --------------

                                                 DECEMBER 31,      DECEMBER 31,
                                                    1999              1998
                                                --------------   ---------------
ASSETS

Cash and due from banks .....................      $    182      $     33
Short-term investments ......................            25         1,500
Money market loan participations ............            --         2,000
Equity securities available for sale ........            39            48
Loan to Bank ESOP ...........................         5,127         4,913
Investment in subsidiaries, at equity .......       270,149       274,726
Other investment ............................         3,022            --
Bank premises and equipment, net ............           280            --
Accrued interest receivable .................             1             7
Deferred tax asset ..........................             1            --
Other assets ................................            57            --
                                                   --------      --------
     Total assets ...........................      $278,883      $283,227
                                                   ========      ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Accrued expenses and other liabilities ......      $    114      $     52
Deferred income tax liability ...............            --             3
                                                   --------      --------
     Total liabilities ......................           114            55
Total stockholders' equity ..................       278,769       283,172
                                                   --------      --------
   Total liabilities and stockholders' equity      $278,883 $     283,227
                                                   ========      ========

The Company's consolidated stockholders' equity is $3,969 and $ 4,950, respectively, less than the amounts presented above because of the elimination of the effect of unallocated ESOP shares in consolidation.

                         STATEMENTS OF INCOME
                         --------------------

                                                                                           PERIOD FROM
                                                                                             MARCH 24,
                                                                        YEAR ENDED         1998 THROUGH
                                                                     DECEMBER 31, 1999   DECEMBER 31, 1998
                                                                     -----------------   -----------------

Dividend income from subsidiaries ...................................      $ 19,110       $     --
Interest income:
  Short-term investments ............................................            72            248
  Money market loan participations ..................................            11            450
  Marketable equity securities ......................................             1             --
  Loan to Bank ESOP .................................................           425            188
Equity interest in earnings of other investment .....................            21             --
                                                                           --------       --------
     Total income ...................................................        19,640            886
                                                                           --------       --------

Expenses:

  Directors' fees ...................................................            58             39
  Internet bank start-up ............................................           675             --
  Other .............................................................           193             45
                                                                           --------       --------
     Total expenses .................................................           926             84
                                                                           --------       --------

     Income before income taxes and equity in undistributed net
        income of subsidiaries ......................................        18,714            802
Income tax expense (benefit) ........................................           (88)           338
                                                                           --------       --------
     Income before equity in undistributed net income of subsidiaries        18,802            464
Equity in undistributed net income of subsidiaries ..................         1,989         15,303
                                                                           --------       --------
     Net income .....................................................      $ 20,791       $ 15,767
                                                                           ========       ========

                    BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

                       STATEMENTS OF CASH FLOWS
                       ------------------------

                                                                                PERIOD FROM MARCH
                                                               YEAR ENDED       24, 1998 THROUGH
                                                            DECEMBER 31, 1999   DECEMBER 31, 1998
                                                            -----------------   -----------------

Cash flows from operating activities:
  Net income .............................................      $  20,791       $  15,767
  Adjustments to reconcile net income to net cash provided
     by operating activities:
        Equity in undistributed net income of subsidiaries         (1,989)        (15,303)
        Equity interest in earnings of other investment ..            (21)             --
        Depreciation and amortization ....................             10              --
        Deferred income taxes ............................             (4)              3
        (Increase) decrease in accrued interest receivable              6              (7)
        Increase in other assets .........................            (57)             --
        Increase in accrued expenses and other liabilities             62              61
                                                                ---------       ---------
             Net cash provided from operating activities .         18,798             521
                                                                ---------       ---------

Cash flows from investing activities:
  Investment in subsidiaries .............................             --        (122,597)
  ESOP loan to subsidiary bank ...........................           (549)         (5,248)
  Repayment of ESOP loan by subsidiary bank ..............            335             335
  Payment from subsidiary bank for shares vested in
     recognition and retention plan ......................          2,459              --
  Funding of other investment ............................         (3,001)             --
  Purchase of bank premises and equipment ................           (290)             --
  Purchase of securities available for sale ..............             --             (42)
                                                                ---------       ---------
             Net cash used for investing activities ......         (1,046)       (127,552)
                                                                ---------       ---------

Cash flows from financing activities:
  Net proceeds from issuance of common stock .............             --         134,790
  Purchase of treasury stock .............................        (15,018)         (1,316)
  Payment of common stock dividends ......................         (6,060)         (2,910)
                                                                ---------       ---------
             Net cash provided from (used for) financing
                 activities ..............................        (21,078)        130,564
                                                                ---------       ---------

Net (decrease) increase in cash and cash equivalents .....         (3,326)          3,533
Cash and cash equivalents at beginning of period .........          3,533              --
                                                                ---------       ---------
Cash and cash equivalents at end of period ...............      $     207       $   3,533
                                                                =========       =========

Supplemental disclosures of cash flow information:
  Cash paid during the period for income taxes ...........      $      --       $     227

                    BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

(19)    ESTABLISHMENT OF A NEW INTERNET BANK SUBSIDIARY (DOLLARS IN THOUSANDS)

        On August 12, 1999, the Company filed an application with bank regulators to form a new wholly-owned Massachusetts-chartered stock savings bank subsidiary which will operate as an "internet bank". The new bank will be called LighthouseBank.com ("Lighthouse"). The Company is hopeful that Lighthouse will commence offering products and services to the public in the second quarter of 2000.

        During 1999, the Company incurred expenses of $675 in connection with the formation and start-up of Lighthouse. The expenses related primarily to compensation, occupancy and professional fees. Start-up expenses will continue until regulatory approvals are obtained and Lighthouse is ready to transact business.

        Once regulatory approvals are obtained, the Company intends to provide Lighthouse with initial capital of $25,000 in exchange for 1,000,000 shares of common stock of Lighthouse. As of the same date of the capitalization, the Company intends to grant senior officers of Lighthouse options to purchase in the aggregate ten percent of the common stock of Lighthouse. The exercise price of each option will be the same as the per share price paid by the Company. The options will vest at the rate of 40% at the end of the first anniversary following the award and 20% on each succeeding anniversary date. Upon a change in control in the Company or Lighthouse, all options granted would become fully vested.

                    BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

(20) QUARTERLY RESULTS OF OPERATIONS (UNAUDITED, DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                 1999 QUARTERS
                                             --------------------------------------------------
                                             FOURTH          THIRD         SECOND         FIRST
                                             ------          -----         ------         -----

Interest income ......................      $ 16,480       $ 16,538       $ 15,983       $ 15,808
Interest expense .....................         6,880          6,877          6,792          6,613
                                            --------       --------       --------       --------
  Net interest income ................         9,600          9,661          9,191          9,195
Provision for loan losses ............           150             --            150            150
                                            --------       --------       --------       --------
  Net interest income after provision
     for loan losses .................         9,450          9,661          9,041          9,045
Gains on sales of securities, net ....         1,850          1,989          2,408          1,190
Other real estate owned income ,net ..           (49)           651             56             53
Other non-interest income ............           293            225            238            210
Recognition and retention plan expense          (682)        (1,637)        (1,274)            --
Internet bank start-up expense .......          (403)          (272)            --             --
Other non-interest expense ...........        (2,549)        (2,467)        (2,478)        (2,396)
                                            --------       --------       --------       --------
  Income before income taxes .........         7,910          8,150          7,991          8,102
Provision for income taxes ...........         2,744          2,872          2,827          2,919
                                            --------       --------       --------       --------
  Net income .........................      $  5,166       $  5,278       $  5,164       $  5,183
                                            ========       ========       ========       ========

Basic and diluted earnings per share .      $   0.19       $   0.19       $   0.18       $   0.18


                                                                     1998 QUARTERS
                                                    ------------------------------------------------
                                                    FOURTH         THIRD       SECOND         FIRST
                                                    ------         -----       ------         -----

     Interest income..........................     $  15,838    $  16,006     $  15,219    $  14,356
     Interest expense.........................         6,729        6,467         6,274        6,690
                                                    --------     --------      --------     --------
       Net interest income....................         9,109        9,539         8,945        7,666
     Provision for loan losses................          200            --           100           --
                                                    --------     --------      --------     --------
       Net interest income after provision
          for loan losses.....................         8,909        9,539         8,845        7,666
     Gains on sales of securities, net........         1,171          426         1,238            8
     Other real estate owned income, net......            86           64            52           49
     Other non-interest income................           279          237           310          285
     Non-interest expense.....................        (2,420)      (2,305)       (2,331)      (2,125)
                                                    --------     --------      --------     --------
       Income before income taxes.............         8,025        7,961         8,114        5,883
     Provision for income taxes...............         2,911        2,836         2,971        2,113
                                                    --------     --------      --------     --------
       Net income.............................      $  5,114     $  5,125      $  5,143     $  3,770
                                                    ========     ========      ========     ========

     Basic and diluted earnings per share.....      $   0.18     $   0.18      $   0.18         NM

     NM - Not meaningful