Form 10-K405, Exhibit 13
period 2000-12-31
BROOKLINE BANCORP INC
filed 2001-03-21
CIK 1049782

                                                                   Exhibit 13

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

                                                                            AT DECEMBER 31,
                                                    --------------------------------------------------------------
                                                       2000           1999        1998          1997       1996
                                                    ----------    ---------   ----------    ---------   ----------
                                                                          (IN THOUSANDS)
SELECTED FINANCIAL CONDITION DATA:

Total assets ....................................   $1,036,150   $  907,334   $  879,027   $  701,119   $  666,988

Loans, excluding money market loan participations      716,559      635,556      548,558      472,412      427,733

Money market loan participations ................       28,250       15,400       44,300       24,000       52,950

Allowance for loan losses .......................       14,315       13,874       13,094       12,463       12,326

Debt securities:
  Available for sale ............................      125,219      100,089      102,934       89,620       97,007

  Held to maturity ..............................       50,447      103,434      121,390       65,444       41,620

Marketable equity securities ....................       24,142       28,186       30,595       28,017       20,365

Deposits ........................................      608,621      512,136      489,370      482,304      484,016

Borrowed funds ..................................      133,400      108,800       94,350       69,265       60,565

Stockholders' equity ............................      282,585      274,800      278,222      132,757      113,947

Net unrealized gain on securities available for
  sale, net of taxes, included in stockholders'
  equity ........................................        6,244        7,759       14,416       13,739        8,660

Non-performing loans ............................         --           --            332          803        1,337

Non-performing assets ...........................         --            707        2,272        3,176        3,026

                                                           YEAR ENDED DECEMBER 31,
                                         --------------------------------------------------------
                                           2000         1999        1998        1997       1996
                                         ---------   --------    --------    --------    --------
                                                              (IN THOUSANDS)
SELECTED OPERATING DATA:

Interest income ......................   $ 71,560    $ 64,809    $ 61,419    $ 54,125    $ 51,019
Interest expense .....................     30,572      27,162      26,160      25,858      25,458
                                         --------    --------    --------    --------    --------
  Net interest income ................     40,988      37,647      35,259      28,267      25,561
Provision for loan losses ............        427         450         300        --          --
                                         --------    --------    --------    --------    --------
  Net interest income after provision
    for loan losses ..................     40,561      37,197      34,959      28,267      25,561
Gains on sales of securities, net ....      8,253       7,437       2,843          74         464
Other real estate owned income, net ..        172         711         251         238         299
Other non-interest income ............      1,469         966       1,111         853       1,077
Recognition and retention plan expense     (1,246)     (3,593)       --          --          --
Internet bank start-up expense .......       (746)       (675)       --          --          --
Other non-interest expense ...........    (14,831)     (9,890)     (9,181)     (8,374)     (7,713)
                                         --------    --------    --------    --------    --------
  Income before income taxes .........     33,632      32,153      29,983      21,058      19,688
Provision for income taxes ...........     11,998      11,362      10,831       7,327       7,751
                                         --------    --------    --------    --------    --------
  Net income .........................   $ 21,634    $ 20,791    $ 19,152    $ 13,731    $ 11,937
                                         ========    ========    ========    ========    ========

             SELECTED FINANCIAL RATIOS AND OTHER DATA OF THE COMPANY

                                                                                   AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                                        -----------------------------------------------------------
                                                                           2000          1999          1998        1997      1996
                                                                        ---------     ---------     ---------    ---------  -------
PERFORMANCE RATIOS:

Return on average assets ........................................            2.29%         2.31%         2.33%       2.02%     1.84%

Return on average stockholders' equity (1) ......................            7.99          7.81          8.36       12.21     11.95

Interest rate spread (2) ........................................            2.95          2.69          2.76        3.08      3.10

Net interest margin (2) .........................................            4.43          4.21          4.28        4.09      4.00

Efficiency ratio (3) ............................................           25.63         25.15         25.07       28.45     28.15


CAPITAL RATIOS:

Stockholders' equity to total assets at end of year .............           27.27         30.29         31.65       18.94     17.08

Tier 1 leverage capital ratio at end of year (Brookline only) ...           22.37         24.57         25.86       17.82     15.86

ASSET QUALITY RATIOS:

Non-performing assets as a percent of total assets at end of year              --          0.08          0.26        0.45      0.45

Allowance for loan losses as a percent of loans, excluding
  money market loan participations, at end of year ..............            2.00          2.18          2.39        2.64      2.88

Allowance for loan losses as a percent of total
  non-performing loans at end of year ...........................             NM            NM       3,943.98    1,552.05    921.91


PER SHARE DATA:

Basic earnings per common share .................................        $   0.80     $   0.74            NM          --        --

Diluted earnings per common share ...............................        $   0.80     $   0.74            NM          --        --

Number of shares outstanding at
  end of year (in thousands) (4) ................................          27,446       28,150        28,982          --        --

Dividends per common share (5) ..................................        $   0.24     $   0.21     $    0.10          --        --

Book value per common share at end of year ......................        $  10.29     $   9.76     $    9.60          --        --

Market value per common share at end of year ....................        $  11.50     $   9.75     $   11.50          --        --

--------------------

(1) Excludes effect of unrealized gains on securities available for sale, net of taxes.
(2)    Calculated on a fully-taxable equivalent basis.
(3) Represents the ratio of non-interest expenses (exclusive of recognition and retention plan expense and Internet bank expenses) divided by the sum of net interest income and non-interest income (exclusive of gains on sales of securities).
(4)    Common stock issued less treasury stock.

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

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


REORGANIZATION AND STOCK OFFERING

Brookline Bancorp, Inc. (the "Company") was organized in November 1997 for the purpose of becoming the sole stockholder of Brookline Savings Bank ("Brookline") upon completion of the reorganization of Brookline from a mutual savings bank into a mutual holding company structure. As part of the reorganization, the Company offered for sale 47% of the shares of its common stock in an offering fully subscribed for by eligible depositors of Brookline (the "Offering"). The remaining 53% of the Company's shares of common stock were issued to Brookline Bancorp, MHC (the "MHC"), a state-chartered mutual holding company incorporated in Massachusetts. The reorganization and Offering were completed on March 24, 1998. Prior to that date, the Company had no assets and liabilities. The reorganization has been accounted for as an "as if" pooling with assets and liabilities recorded at historical cost.

Completion of the Offering resulted in the issuance of 29,095,000 shares of common stock, 15,420,350 shares (53%) of which were issued to the MHC and 13,674,650 shares (47%) of which were sold to eligible depositors of Brookline at $10.00 per share. Proceeds from the Offering, net of $2.0 million of expenses related to the Offering, amounted to $134.8 million. The Company contributed 50% of the net proceeds of the Offering to Brookline for general corporate use. Net proceeds retained by the Company have been used primarily to fund a loan to Brookline's employee stock ownership plan, repurchase Company shares in the open market and invest in interest-bearing debt obligations.

ESTABLISHMENT OF A NEW INTERNET BANK SUBSIDIARY

On August 12, 1999, the Company filed an application with bank regulators to form a new wholly-owned Massachusetts-chartered stock savings bank subsidiary to be called Lighthouse Bank ("Lighthouse"). On April 12, 2000, the Company received regulatory approval for Lighthouse to commence operations as New England's first-chartered internet-only bank. In connection with the legal formation of Lighthouse, the Company made a $25.0 million capital investment in Lighthouse at the beginning of May 2000. Lighthouse commenced doing business with the public in the last week of June 2000. See notes 18 and 19 of the notes to consolidated financial statements for information about the start-up expenses and operating results of Lighthouse.

CONVERSION TO A FEDERAL CHARTER

On February 21, 2001, the Board of Directors approved a plan to convert the Company's charter from a Massachusetts corporation regulated by the Massachusetts Division of Banks and the Board of Governors of the Federal Reserve System to a federal corporation regulated by the Office of Thrift Supervision. The charter conversion is subject to approval by regulators and the stockholders of the Company.

Among other things, the charter conversion will permit the MHC to waive the receipt of dividends paid by the Company without causing dilution to the ownership interests of the Company's minority stockholders in the event of a conversion of the MHC to stock form. The waiving of dividends will increase Company resources available for stock repurchases, payment of dividends to minority stockholders and investments.

GENERAL

The Company's activities consist primarily of investment activities and the holding of the stock of Brookline and Lighthouse. The Company's business operations are conducted primarily through Brookline and Lighthouse. As a result, references to the Company in the following discussion generally refer to the consolidated operations of the Company, Brookline and Lighthouse.

The Company's primary business is attracting retail deposits from the general public through the six full-service banking offices of Brookline and via the internet. The Company invests those deposits and other borrowed funds primarily in real estate mortgage loans and various debt and equity securities. The Company emphasizes the origination of multi-family and commercial real estate mortgage loans as well as one-to-four family residential mortgage loans. The Company's consolidated net income depends largely upon net interest income, which is the difference between interest income from loans and investments ("interest-earning assets") and interest expense on deposits and borrowed funds ("interest-bearing liabilities"). Net interest income is significantly affected by general economic conditions, policies established by regulatory authorities and competition.

The following discussion contains forward-looking statements based on management's current expectations regarding economic, legislative and regulatory issues that may impact the Company's earnings in future periods. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limitation, the words "believes", "anticipates", "plans", "expects" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the Company's actual results, especially those of Lighthouse, to differ materially from those contemplated by such forward-looking statements. These important factors include, without limitation: general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel and market acceptance of the Company's pricing, products and services.

The discussion and analysis that follows focuses on the factors affecting the Company's consolidated financial condition at December 31, 2000 and 1999 and consolidated results of operations during 2000, 1999 and 1998. The consolidated financial statements and related notes appearing elsewhere in this annual report should be read in conjunction with this review.

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

FINANCIAL CONDITION AT DECEMBER 31, 2000 AND 1999

Total assets increased $128.8 million, or 14.2%, from $907.3 million at December 31, 1999 to $1.036 billion at December 31, 2000. Of that increase, $113.1 million took place since June 30, 2000 due in part to the commencement of business with the public by Lighthouse in the last week of June 2000 and the opening of a new branch office by Brookline on October 26, 2000.

The loan portfolio (excluding money market loan participations) increased $81.0 million, or 12.7%, from $635.6 million at December 31, 1999 to $716.6 million at December 31, 2000. Lighthouse loans, comprised primarily of one-to-four family mortgage loans, amounted to $33.3 million at December 31, 2000. The remainder of the loan growth (net of unadvanced funds) related primarily to commercial real estate loans ($31.8 million), multi-family mortgage loans ($5.2 million) and one-to-four family mortgage loans ($9.6 million) at Brookline.

Money market loan participations increased from $15.4 million at December 31, 1999 to $28.3 million at December 31, 2000. Generally, the participations represent purchases of a portion of loans to national companies and organizations originated and serviced by money center banks that mature between one day and three months. The Company views such participations as an alternative investment to slightly lower yielding short-term investments.

Short-term investments amounted to $66.9 million at the end of 2000 compared to $9.4 million at the end of 1999. The considerably higher balance at December 31, 2000 resulted primarily from fourth quarter deposit promotions at Brookline and Lighthouse that yielded increases of $30.3 in certificates of deposit maturing in less than six months and $26.4 million in certificates of deposit maturing between six months and one year. It is possible that some of these deposits will leave Brookline and Lighthouse when the certificates mature in the first half of 2001.

Securities available for sale and securities held to maturity amounted to $199.8 million, or 19.3%, of total assets at December 31, 2000 and $231.7 million, or 25.5%, of total assets at December 31, 1999. All securities purchased in 2000 were classified as available for sale. Securities held included U.S. Government and Agency obligations (2000: $12.0 million; 1999: $40.9 million), corporate obligations (2000: $93.7 million; 1999: $113.0 million), collateralized mortgage obligations and mortgage-backed securities (2000: $70.0 million; 1999: $49.6 million) and marketable equity securities (2000: $24.1 million; 1999: $28.2 million). Most of the corporate and U.S. Government and Agency obligations mature within two years. Since the latter part of 1998, the Company has purchased collateralized mortgage obligations with average maturities of about three years for yield enhancement.

Marketable equity securities included net unrealized gains of $9.2 million at December 31, 2000 and $13.3 million at December 31, 1999. While unrealized gains declined $4.1 million between the beginning and end of the year, it should be noted that sales of marketable equity securities resulted in realized gains of $8.3 million in 2000. The portfolio is comprised primarily of common stocks of national, regional money center and community banks, Freddie Mac and utility companies. The Company invests in marketable equity securities for long-term capital appreciation and dividend yield. Taking into consideration both realized and unrealized gains, the yield on the marketable equity securities portfolio was in excess of 18% in 2000. At December 31, 2000, the Company owned 5.2% of the outstanding common stock of Medford Bancorp, Inc., a community bank in Massachusetts. The market value of the stock was $6.6 million at that date.

Total deposits were $608.6 million at December 31, 2000 compared to $512.1 million at December 31, 1999, an increase of $96.5 million, or 18.8%. Of that increase, $52.4 million was attributable to the commencement of business by Lighthouse near the end of June 2000 and the remainder was attributable to an 8.5% growth rate at Brookline. At December 31, 2000, approximately 20% of Lighthouse's deposits were in interest-bearing checking accounts, 25% in money market savings accounts and 55% in certificates of deposit. Brookline's deposit growth was due to expanded marketing efforts, the opening of the new retail branch and branch divestitures by other financial institutions.

Total borrowed funds, all of which were advances from the Federal Home Loan Bank of Boston ("FHLB"), amounted to $133.4 million at December 31, 2000 compared to $108.8 million at December 31, 1999. The funds were borrowed in connection with the Company's management of the interest sensitivity of its assets and liabilities.

Total stockholders' equity was $282.6 million at December 31, 2000 compared to $274.8 million at December 31, 1999. The increase was attributable primarily to net income exceeding outflows for dividend payments to stockholders and share repurchases. The Company purchased 694,228 shares in 2000 at an aggregate cost of $6.7 million, or $9.58 per share. Additionally, it purchased 84,386 shares for the ESOP in 2000 at an aggregate cost of $802,000, or $9.50 per share. As of December 31, 2000, the Company can purchase an additional 267,381 shares under a repurchase plan approved by the Company's regulators on March 10, 2000. Since becoming a public company, 2,732,914 shares (including 546,986 shares for the ESOP) have been purchased at an aggregate cost of $29.6 million, or $10.83 per share.

NON-PERFORMING ASSETS, RESTRUCTURED LOANS AND ALLOWANCE FOR LOAN LOSSES

The following table sets forth information regarding non-performing assets, restructured loans and the allowance for loan losses:

                                                  DECEMBER 31,
                                              -------------------
                                                2000        1999
                                              --------    -------
                                                 (IN THOUSANDS)
Non-accrual loans                            $     --     $  --
Other real estate owned, net of allowance
  for losses of none and $86, respectively         --         707
                                             ----------   -------
      Total non-performing assets            $     --     $   707
                                             ==========   =======

Restructured loans                                 --     $  --
                                             ==========   =======

Allowance for loan losses                    $   14,315   $13,874
                                             ==========   =======

                                               DECEMBER 31,
                                             ---------------
                                              2000     1999
                                             ------   ------

Allowance for loan losses as a percent
  of total loans                              1.92%   2.13%
Allowance for loan losses as a percent
  of total loans, excluding money market
  loan participations                         2.00    2.18
Non-performing assets as a percent of
  total assets                                 --     0.08

In addition to identifying non-performing loans, the Company identifies loans that are characterized as "impaired" pursuant to generally accepted accounting principles. The definition of "impaired loans" is not the same as the definition of "non-accrual loans", although the two categories tend to overlap. Impaired loans amounted to $107,000 at December 31, 2000 and $109,000 at December 31, 1999. None of the impaired loans at these dates required a specific allowance for impairment due primarily to prior charge-offs and/or the sufficiency of collateral values.

During 2000 and 1999, the Company charged off loans amounting to $10 and $ 0, respectively, and recovered $24 and $330, respectively, of loans charged off in prior years. Despite the low level of non-performing loans, the Company increased its allowance for loan losses by the amount of net loan recoveries and a provision of $427,000 charged to earnings in 2000 and $450,000 in 1999. Management deemed it prudent to increase the allowance in light of the $81.0 million and $87.0 million increase in net loans outstanding (exclusive of money market loan participations) in 2000 and 1999, respectively. Approximately half of the net loan growth in 2000 was in the residential mortgage loan category while most of the net loan growth in 1999 occurred in the higher risk categories of commercial real estate and multi-family mortgage loans.

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

In March 1999, four federal banking agencies and the Securities and Exchange Commission announced they had formed a working group to come up with new guidelines for the documentation, disclosure and reporting of bank loan loss reserves because of "continued uncertainty among financial institutions as to the expectations of the banking and securities regulators" on how banks should calculate and report loan loss reserves. On September 7, 2000, a proposed policy statement on allowance for loan loss methodologies and documentation for banks was issued for comment by the four federal banking agencies. The comment period ended November 6, 2000. The Company has not yet evaluated what effect, if any, guidelines developed by the working group will have on the financial condition or operating results of the Company.

AVERAGE BALANCE SHEETS AND INTEREST RATES

The following table sets forth certain information relating to the Company for the years ended December 31, 2000, 1999 and 1998. The average yields and costs are derived by dividing interest income or interest expense by the average balance of interest-earning assets or interest-bearing liabilities, respectively, for the years shown. Average balances are derived from average daily balances. The yields and costs include fees which are considered adjustments to yields.

                                                                                  YEAR ENDED DECEMBER 31,
                                             ----------------------------------------------------------------------------------
                                                                 2000                                 1999
                                             ---------------------------------------  -----------------------------------------
                                                                          AVERAGE                                   AVERAGE
                                              AVERAGE                      YIELD/       AVERAGE                      YIELD/
                                              BALANCE     INTEREST(1)      COST         BALANCE     INTEREST(1)       COST
                                              -------     -----------    -------        -------     -----------    -------
                                                                                      (DOLLARS IN THOUSANDS)
ASSETS:
  Interest-earning assets:
    Short-term investments .............   $  19,628     $   1,235          6.29%       $  12,809    $     634         4.95%
    Debt securities (2) ................     179,992        11,081          6.16          220,749       12,795         5.80
    Equity securities (2) ..............      31,054         1,716          5.53           38,144        1,564         4.10
    Mortgage loans (3)(4) ..............     643,815        53,522          8.31          577,461       46,928         8.13
    Money market loan
      participations ...................      30,696         2,054          6.69           29,618        1,539         5.20
    Other commercial loans (3) .........      24,808         2,066          8.33           16,255        1,254         7.71
    Consumer loans (3) .................       2,183           214          9.80            1,922          181         9.42
                                           ---------     ---------                      ---------    ---------
        Total interest-earning assets ..     932,176        71,888          7.71          896,958       64,895         7.24
                                                         ---------          ----                      ---------        ----
Allowance for loan losses ..............     (14,136)                                     (13,441)
Non-interest earning assets ............      26,528                                       17,867
                                           ---------                                    ---------
        Total assets ...................   $ 944,568                                    $ 901,384
                                           =========                                    =========
LIABILITIES AND STOCKHOLDERS' EQUITY:
  Interest-bearing liabilities:
     Deposits:
        NOW accounts ...................   $  50,843     $     690          1.36%        $ 43,897    $     542         1.23%
        Savings accounts (5) ...........      12,180           268          2.20           13,010          289         2.22
        Money market savings
          accounts .....................     206,093         8,140          3.95          190,813        7,434         3.90
        Certificate of deposit
          accounts .....................     253,705        14,136          5.57          242,188       12,443         5.14
                                           ---------     ---------                      ---------    ---------
            Total deposits .............     522,821        23,234          4.44          489,908       20,708         4.23
     Borrowed funds ....................     120,023         7,338          6.11          106,812        6,454         6.04
                                           ---------     ---------                      ---------    ---------
            Total deposits and
              borrowed funds ...........     642,844        30,572          4.76          596,720       27,162         4.55
     Stock offering proceeds ...........        --            --             --               --           --           --
                                           ---------     ---------        ------        ---------    ---------        ------
            Total interest-bearing
              liabilities ..............     642,844        30,572          4.76          596,720       27,162         4.55
                                                         ---------        ------                      ---------       ------
Non-interest-bearing
 demand checking accounts ..............      14,309                                       12,387

Other liabilities ......................      11,177                                       14,069
                                           ---------                                    ---------
            Total liabilities ..........     668,330                                      623,176
Stockholders' equity ...................     276,238                                      278,208
                                           ---------                                    ---------
            Total liabilities
              and stockholders'
              equity ...................   $ 944,568                                    $ 901,384
                                           =========                                    =========
Net interest income
 (tax equivalent basis)
 /interest rate
   spread (6) ..........................                    41,316          2.95%                       37,733         2.69%
                                                                           ======                                     ======
Less adjustment of tax
  exempt income ........................                       328                            318
                                                         ---------                      ---------

Net interest income (4) ................                 $  40,988                      $  37,415
                                                         =========                      =========
Net interest margin (7) ................                                    4.43%                                      4.21%
                                                                           ======                                     ======

                                                     YEAR ENDED DECEMBER 31,
                                          -----------------------------------------
                                                           1998
                                          -----------------------------------------
                                                                            AVERAGE
                                           AVERAGE                           YIELD/
                                           BALANCE      INTEREST(1)          COST
                                           -------      -----------        ---------
ASSETS:
  Interest-earning assets:
    Short-term investments .............  $  38,585   $   2,104             5.45%
    Debt securities (2) ................    204,489      12,109             5.92
    Equity securities (2) ..............     33,196       1,221             3.68
    Mortgage loans (3)(4) ..............    493,737      42,743             8.66
    Money market loan
      participations ...................     39,520       2,239             5.67
    Other commercial loans (3) .........      7,495         647             8.63
    Consumer loans (3) .................      1,680         167             9.94
                                          ---------   ---------
        Total interest-earning
          assets .......................    818,702      61,230             7.48
                                                      ---------           ------

Allowance for loan losses ..............    (12,613)
Non-interest earning assets ............     17,519
                                          ---------
        Total assets ...................  $ 823,608
                                          =========
LIABILITIES AND STOCKHOLDERS' EQUITY:
  Interest-bearing liabilities:
     Deposits:
        NOW accounts ...................  $  39,766   $     617             1.55%
        Savings accounts (5) ...........     14,510         356             2.45
        Money market savings
          accounts .....................    164,134       6,350             3.87
        Certificate of deposit
          accounts .....................    246,970      13,601             5.51
                                          ---------   ---------

            Total deposits .............    465,380      20,924             4.50
     Borrowed funds ....................     78,295       4,961             6.34
                                          ---------   ---------
            Total deposits and
              borrowed funds ...........    543,675      25,885             4.76
     Stock offering proceeds ...........     11,000         275             2.50
                                          ---------   ---------
            Total interest-bearing
              liabilities ..............    554,675      26,160             4.72
                                                      ---------           ------
Non-interest-bearing
 demand checking accounts ..............     11,908

Other liabilities ......................     14,075
                                          ---------
            Total liabilities ..........    580,658
Stockholders' equity ...................    242,950
                                          ---------
            Total liabilities
              and stockholders'
              equity ...................  $ 823,608
                                          =========
Net interest income
 (tax equivalent basis)
 /interest rate
   spread (6) ..........................                 35,070             2.76%
                                                                          ======
Less adjustment of tax
  exempt income ........................                    255
                                                      ---------
Net interest income (4) ................              $  34,815
                                                      =========
Net interest margin (7) ................                                    4.28%
                                                                           =====

  --------------------

(1) Tax exempt income on equity securities is included on a tax equivalent basis.
(2) Average balances include unrealized gains on securities available for sale. Equity securities include marketable equity securities (preferred and common stocks) and restricted equity securities.
(3)    Loans on non-accrual status are included in average balances.
(4) Excluded from interest income for the years ended December 31, 1999 and 1998 is $232 and $444, respectively, collected from borrowers whose loans were on non-accrual and which relates to interest earned in periods prior to January 1, 1999 and 1998, respectively.
(5)    Savings accounts include interest-bearing mortgagors' escrow accounts.
(6) Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(7) Net interest margin represents net interest income (tax equivalent basis) divided by average interest-earning assets.

       INTEREST RATE SPREAD. Interest rate spread (the difference between yields earned on interest-earning assets and rates paid on interest-bearing liabilities) declined from 2.76% in 1998 to 2.69% in 1999 and increased to 2.95% in 2000. The reduction in 1999 resulted primarily from falling interest rates. A lower interest rate and flat yield curve environment in 1998 and the first half of 1999 resulted in reduced yields on investment purchases, new loan originations and existing loans that were refinanced by borrowers seeking to reduce their carrying costs. The improvement in interest rate spread in 2000 was attributable in part to six separate increases in the federal funds rate by the Federal Reserve between June 1999 and May 2000. Such rate increases affected the pricing for new loans as well as that part of the loan portfolio underwritten on an adjustable rate basis. The improvement in interest rate spread was also due in part to the increase in the percent of average loans outstanding to total average interest-earning assets from 66% in 1999 to 72% in 2000 and a greater increase in the yield on assets than the increase in the rate paid on liabilities.

       NET INTEREST MARGIN. Net interest margin, which represents net interest income (on a tax equivalent basis), divided by interest-earning assets, declined from 4.28% in 1998 to 4.21% in 1999 and increased to 4.43% in 2000. The fluctuations were due primarily to the factors described in the preceding paragraph.

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

                                                     YEAR ENDED                       YEAR ENDED
                                                  DECEMBER 31, 2000                DECEMBER 31, 1999
                                                     COMPARED TO                      COMPARED TO
                                                     YEAR ENDED                       YEAR ENDED
                                                 DECEMBER 31, 1999                 DECEMBER 31, 1998
                                            -----------------------------    --------------------------------
                                            INCREASE (DECREASE)              INCREASE (DECREASE)
                                                 DUE TO                           DUE TO
                                            ----------------                 ----------------
                                            VOLUME      RATE       NET       VOLUME      RATE        NET
                                            ------      ----       ---       ------      ----        ---
                                                                 (IN THOUSANDS)
Interest income:
  Short-term investments ...............   $   398    $   203    $   601    $(1,289)   $  (181)   $(1,470)
  Debt securities ......................    (2,472)       758     (1,714)       946       (260)       686
  Equity securities ....................      (326)       478        152        194        149        343
  Mortgage loans .......................     5,496      1,098      6,594      6,922     (2,737)     4,185
  Money market loan participations .....        58        457        515       (526)      (174)      (700)
  Other commercial loans ...............       705        107        812        682        (75)       607
  Consumer loans .......................        25          8         33         23         (9)        14
                                           -------    -------    -------    -------    -------    -------
     Total interest income .............     3,884      3,109      6,993      6,952     (3,287)     3,665
                                           -------    -------    -------    -------    -------    -------

Interest expense:
  Deposits:
     NOW accounts ......................        91         57        148         60       (135)       (75)
     Savings accounts ..................       (18)        (3)       (21)       (35)       (32)       (67)
     Money market savings accounts .....       602        104        706      1,039         45      1,084
     Certificate of deposit accounts ...       610      1,083      1,693       (259)      (899)    (1,158)
                                           -------    -------    -------    -------    -------    -------
        Total deposits .................     1,285      1,241      2,526        805     (1,021)      (216)
  Borrowed funds .......................       807         77        884      1,733       (240)     1,493
  Stock offering proceeds ..............      --         --         --         (275)      --         (275)
                                           -------    -------    -------    -------    -------    -------
        Total interest expense .........     2,092      1,318      3,410      2,263     (1,261)     1,002
                                           -------    -------    -------    -------    -------    -------

Net change in net interest income ......   $ 1,792    $ 1,791    $ 3,583    $ 4,689    $(2,026)   $ 2,663
                                           =======    =======    =======    =======    =======    =======

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

The Committee manages interest rate risk through use of both earnings simulation and GAP analysis. Earnings simulation is based on actual cash flows and assumptions of management about future changes in interest rates and levels of activity (loan originations, loan prepayments and deposit flows). The assumptions are inherently uncertain and, therefore, actual results will differ from simulated results due to timing, magnitude and frequency of interest rate changes as well as changes in market conditions and strategies. The net interest income projection resulting from use of actual cash flows and management's assumptions ("Base Case") is compared to net interest income projections based on an immediate shift of 200 basis points upward or downward in the first year of the model ("Interest Rate Shock"). The following table indicates the estimated impact on net interest income over a one year period under scenarios of a 200 basis points change upward or downward as a percentage of Base Case earnings projections.

                                                ESTIMATED PERCENTAGE CHANGE
CHANGES IN INTEREST RATES (BASIS POINTS)       IN FUTURE NET INTEREST INCOME
---------------------------------------        -----------------------------
+200 over one year..........                            (4.19)%
Base Case...................                              --
-200 over one year..........                             0.67%

The Company's interest rate risk policy states that an immediate 200 basis points change upward or downward should not negatively impact estimated net interest income over a one year period by more than 15%.

The results shown above are based on the assumption that there are no significant changes in the Company's operating environment and that short-term interest rates will decrease 150 basis points over the next year. Further, in the case of the 200 basis points downward adjustment, it was assumed that it would not be possible to reduce the rates paid on certain deposit accounts by 200 basis points. Instead, it was assumed that NOW accounts would be reduced by 75 basis points, savings accounts by 100 basis points and money market savings accounts by 168 basis points. There can be no assurance that the assumptions used will be validated in 2000.

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

The table below shows the Company's interest rate sensitivity gap position as of December 31, 2000. NOW accounts, savings accounts and money market savings accounts are immediately withdrawable and the rates paid on such accounts can be changed at any time. Accordingly, they are included in the one year or less period even though management considers it unlikely that such deposits will be immediately withdrawn.

                                                                            AT DECEMBER 31, 2000
                                            ----------------------------------------------------------------------------
                                                                                       MORE           MORE        MORE
                                                            MORE           MORE        THAN           THAN        THAN
                                                          THAN ONE       THAN TWO      THREE          FOUR        FIVE
                                              ONE          YEAR TO       YEARS TO      YEARS          YEARS       YEARS
                                              YEAR          TWO           THREE       TO FOUR        TO FIVE      TO TEN
                                            OR LESS        YEARS          YEARS        YEARS          YEARS        YEARS
                                            -------      ---------      ---------     --------      --------      -------
                                                                            (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS (1):
 Short-term investments ................   $  66,870       $    --       $   --       $   --       $   --       $   --
  Weighted average rate ................        6.73%
 Debt and equity securities (2) ........      82,809          66,143        22,392        3,687          121          579
  Weighted average rate ................        6.64%           6.67%         6.47%        6.46%        8.32%        8.18%
 Mortgage loans (3) ....   .............     214,187          99,328       130,588       83,438       94,188       66,795
  Weighted average rate ................        9.01%           8.22%         7.83%        7.82%        8.12%        7.77%
 Money market loan participations ......      28,250            --           --           --           --           --

  Weighted average rate ................        7.07%
 Other loans ...........................      27,368             157           104           90           68           31
  Weighted average rate ................        8.75%          10.15%        11.29%       11.80%       13.36%       15.39%
                                           ---------     -----------     ---------    ---------    ---------    ---------

    Total interest-earning assets ......     419,484         165,628       153,084       87,215       94,377       67,405
      Weighted average rate ............        8.03%           7.60%         7.63%        7.77%        8.12%        7.78%
                                           ---------     -----------     ---------    ---------    ---------    ---------

INTEREST-BEARING LIABILITIES:
 NOW accounts ..........................      64,234            --            --           --           --           --
  Weighted average rate ................        1.65%
 Savings accounts (4) ..................      12,073            --            --           --           --           --
  Weighted average rate ................        2.25%
 Money market savings accounts .........     206,431            --            --           --           --           --
  Weighted average rate ................        4.03%
 Certificate of deposit accounts .......     247,662          38,900        13,058        2,601        7,176         --

  Weighted average rate ................        6.06%           6.14%         6.12%        5.64%        6.37%
 Borrowed funds ........................       9,350          11,300        30,750       32,000       43,000        7,000
  Weighted average rate ................        6.66%           6.54%        5.29%         5.90%        6.72%        6.17%
                                           ---------     -----------     ---------    ---------    ---------    ---------

 Total interest-bearing liabilities ....     539,750          50,200        43,808       34,601       50,176        7,000

  Weighted average rate ................        4.68%           6.23%         5.54%        5.88%        6.67%        6.17%
                                           ---------     -----------     ---------    ---------    ---------    ---------

Interest sensitivity gap (5) ...........    (120,266)        115,428       109,276       52,614       44,201       60,405
Impact of interest rate swap ...........      (5,000)           --            --           --           --          5,000
  Weighted average rate ................        6.80%                                                                5.94%
                                           ---------     -----------     ---------    ---------    ---------    ---------

Adjusted interest sensitivity gap ......   $(115,266)      $ 115,428     $ 109,276    $  52,614    $  44,201    $  55,405
                                           =========     ===========     =========    =========    =========    =========
Cumulative interest sensitivity gap ....   $(115,266)      $     162     $ 109,438    $ 162,052    $ 206,253    $ 261,658
                                           =========     ===========     =========    =========    =========    =========

Cumulative interest sensitivity gap
  as a percentage of total assets ......      (11.12)%          0.02%        10.56%       15.64%       19.91%       25.25%

Cumulative interest sensitivity
  gap as a percentage of total
  interest-earning assets ..............      (11.63)%          0.02%        11.04%       16.35%       20.81%       26.40%



                                             AT DECEMBER 31, 2000
                                             --------------------
                                             MORE
                                             THAN
                                           TEN YEARS       TOTAL
                                           ---------       -----
                                           (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS (1):
Short-term investments ................. $   --       $  66,870
  Weighted average rate ................
Debt and equity securities (2) .......     2,743      178,474
  Weighted average rate ................      8.33%
  Mortgage loans (3) ...................       821      689,345
  Weighted average rate ................      8.64%
Money market loan participations .......     --
                                                         28,250
  Weighted average rate ................
Other loans ............................       426       28,244
  Weighted average rate ................      9.38%
                                         ---------    ---------

  Total interest-earning assets ........     3,990      991,183
    Weighted average rate ..............      8.51%
                                         ---------    ---------

INTEREST-BEARING LIABILITIES:
NOW accounts ...........................      --         64,234
  Weighted average rate ................
Savings accounts (4) ...................      --         12,073
  Weighted average rate ................
Money market savings accounts ..........      --        206,431
  Weighted average rate ................
Certificate of deposit accounts ........      --
                                                        309,397
  Weighted average rate ................
Borrowed funds .........................      --        133,400
  Weighted average rate ................
                                         ---------    ---------

Total interest-bearing liabilities .....      --
                                                        725,535
  Weighted average rate ................
                                         ---------    ---------

Interest sensitivity gap (5) ...........     3,990      265,648
Impact of interest rate swap ...........      --           --
  Weighted average rate ................
                                         ---------    ---------

Adjusted interest sensitivity gap ...... $   3,990    $ 265,648
                                         =========    =========
Cumulative interest sensitivity gap .... $ 265,648
                                         =========

Cumulative interest sensitivity gap
  as a percentage of total assets ......     25.64%

Cumulative interest sensitivity
  gap as a percentage of total
  interest-earning assets ..............     26.80%


-----------------
(1) Interest-earning assets are included in the period in which the balances are expected to be redeployed and/or repriced as a result of anticipated prepayments, scheduled rate adjustments and contractual maturities.
(2) Debt and equity securities include all debt securities and $3.5 million of auction rate preferred stock, the maturities of which have been assumed to be the date on which they are next auctioned. The unrealized gain on securities, all other marketable equity securities and restricted equity securities are excluded.
(3) For purposes of the gap analysis, the allowance for loan losses, deferred loan fees and non-performing loans have been excluded.
(4)    Savings accounts include interest-bearing mortgagors' escrow accounts.
(5) Interest sensitivity gap represents the difference between interest-earning assets and interest-bearing liabilities.

The Company's cumulative interest sensitivity gap of assets and liabilities with expected maturities of more than five years grew from approximately $44.3 million, or 5.0% of total assets, at December 31, 1998 to $60.4 million, or 6.7% of total assets, at December 31, 1999 and declined to $59.4 million, or 5.7% of total assets at December, 2000. The increase since 1998 resulted from having a significant part of the Company's loan originations and refinancings (notably in the second half of 1998 and the first half of 1999) underwritten at fixed rates for periods of five years or more. A lower interest rate environment prompted borrowers to seek fixed rate rather than adjustable rate financing. Competitive market factors precluded the Company from making adjustable rate loans. While the amount of added interest rate risk from fixed rate loans originated in the past three years is within tolerable limits, management recognizes that continuation of fixed rate loan production increasingly exposes the Company's earnings to changes in the interest rate environment. Further use of fixed rate borrowings from the FHLB for extended periods of time and swap agreements will continue to be considered by management to mitigate interest rate risk if market conditions so warrant.

OTHER MARKET RISKS. Included in the Company's investment portfolio at December 31, 2000 were equity securities with a market value of $24.1 million. Included in that amount were net unrealized gains of $9.2 million. Movements in the market price of securities may affect the amount of gains or losses ultimately realized by the Company from the sale of its equity securities.

Also included in the Company's investment portfolio at December 31, 2000 was a $2.0 million bond issued by Southern California Edison payable June 1, 2001 and bearing interest at 6.50% per annum. The market value of this debt security was $147,000 less than its carrying value at December 31, 2000. Repayment of this security at maturity could depend on how the current electricity crisis in California is ultimately resolved.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2000 AND DECEMBER 31, 1999

GENERAL. Net income for the year ended December 31, 2000 was $21.6 million, or $0.80 per share, compared to $20.8 million, or $0.74 per share for the year ended December 31, 1999, an improvement of 4.1% (8.1% on a per share basis). Basic and diluted earnings per share were the same in each year. The higher rate of per share improvement resulted primarily from less shares outstanding due to stock repurchases.

The 2000 and 1999 years included gains from sales of marketable equity securities of $8.3 million ($5.2 million on an after-tax basis, or $0.19 per share) and $7.4 million ($4.5 million on an after-tax basis, or $0.16 per share), respectively, and expense related to the recognition and retention plan ("RRP") approved by stockholders of $1.2 million ($725,000 on an after-tax basis, or $0.03 per share) and $3.6 million ($2.1 million on an after-tax basis, or $0.08 per share), respectively. The 2000 and 1999 years also included on an after-tax basis $2.5 million, or $0.09 per share, and $392,000, or $0.01 per share, respectively, of net loss related to the operations and start-up of Lighthouse. Excluding securities gains, the expense of the RRP and Lighthouse's net losses, and adding back foregone income on the Company's investment in Lighthouse, net operating income was $20.3 million, or $0.76 per share, in 2000 compared to $18.7 million, or $0.67 per share, in 1999, an increase of 8.5% (13.4 % on a per share basis).

INTEREST INCOME. Total interest income was $71.6 million in 2000 compared to $64.8 million in 1999, an increase of $6.7 million, or 10.4%. The additional income resulted from growth in the average amount of interest-earning assets ($35.2 million, or 3.9%) between the two years and an improvement in the average yield earned on assets from 7.24% in 1999 to 7.71% in 2000.

Interest income on loans, excluding interest on money market loan participations, was $55.8 million in 2000 compared to $48.6 million in 1999, an increase of $7.2 million, or 14.8%. The improvement resulted from $75.2 million, or 12.6%, of growth in the average amount of loans outstanding between the two years and an increase in the average yield earned on loans from 8.12% in 1999 to 8.32% in 2000. The higher yield was attributable primarily to the six separate increases in the federal funds rate by the Federal Reserve between June 1999 and May 2000.

Interest income on short-term investments increased $601,000, or 94.8%, as a result of a $6.8 million, or 53.2%, increase in the average balance of short-term investments and an increase in yields earned from 4.95% in 1999 to 6.29% in 2000. Interest income on debt securities decreased $1.7 million, or 13.4%, as the benefit derived from higher yields (6.16% in 2000 compared to 5.80% in 1999) was more than offset by the effect on revenue of a $40.8 million, or 18.5%, decline in average balances invested in debt securities.

INTEREST EXPENSE. Interest expense on deposits was $23.2 million in 2000, a 12.2% increase from the $20.7 million expended in 1999. The increase was due to a $33.0 million, or 6.7%, growth in the average balance of interest-bearing deposits between the two years and a rise in the average rate paid on such deposits from 4.23% in 1999 to 4.44% in 2000, due in part to the actions of the Federal Reserve previously mentioned herein and to higher rates offered to customers of Lighthouse and by Brookline in a special certificate of deposit promotion in November 2000.

Average borrowings from the FHLB increased from $106.8 million in 1999 to $120.0 million in 2000. The average rate paid on those balances were 6.04% and 6.11%, respectively. Borrowings from the FHLB are usually obtained in connection with the Company's management of interest rate risk.

PROVISION FOR LOAN LOSSES. The Company provided $427,000 for loan losses in 2000 and $450,000 in 1999. As previously discussed, the provisions were made in light of the growth by category in the loan portfolio.

NON-INTEREST INCOME. Gains on sales of securities amounted to $8.3 million in 2000 and $7.4 million in 1999. Other real estate owned income declined from $711,000 in 1999 to $172,000 in 2000. In 1999, a commercial property in foreclosure was sold at a gain of $615,000, including reversal of a $150,000 valuation allowance previously established for the property. In 2000, the Company sold its last remaining foreclosed property at a gain of $69,000, including reversal of an $86,000 valuation allowance previously established. At December 31, 2000, the Company is not holding any properties in foreclosure.

Fees and charges increased from $868,000 in 1999 to $1.0 million in 2000 primarily as a result of higher fees from deposit services. The increase in other income from $98,000 in 1999 to $460,000 in 2000 resulted primarily from $351,000 of income in 2000 ($20,000 in 1999) representing the Company's 30.5% equity interest in the earnings of Eastern Funding LLC, a company specializing in the financing of coin operated laundry and dry cleaning equipment in the greater metropolitan New York area and selected other locations in the Northeast. The Company made the investment at the end of September 1999.

NON-INTEREST EXPENSE. Expense related to the RRP approved by stockholders on April 15, 1999 (see note 12 of the notes to consolidated financial statements presented elsewhere in this report) amounted to $1.2 million in 2000 and $3.6 million in 1999. RRP expense is allocated to the periods over which the underlying shares vest. Expenses related to Lighthouse amounted to $4.2 million in 2000, $746,000 of which were start-up expenses, and $675,000 in 1999, all of which were start-up expenses. See notes 18 and 19 of the notes to consolidated financial statements presented elsewhere in this report for further information about Lighthouse's expenses.

Excluding RRP and Lighthouse expenses, total non-interest expense increased $746,000, or 7.5%. Most of the increase resulted from higher personnel costs (up $225,000, or 3.7%), higher marketing expenses (up $214,000, or 42.5%), higher data processing expenses (up $154,000, or 24.8%) and higher professional fees (up $99,000, or 27.1%). Personnel costs were affected positively by a $68,000 reduction in pension expense. Marketing efforts were expanded in 2000 so as to attract new deposit customers from other financial institutions going through divestitures and to promote the new branch opened by Brookline. Data processing expenses were higher because amounts billed for services in 1999 were discounted from normal rates due to a vendor not meeting certain performance criteria. The higher professional fees resulted from special corporate initiatives and a review of security controls pertaining to the electronic capabilities of Brookline.

INCOME TAXES. The effective rate of income taxes was 35.7% in 2000 and 35.3% in 1999. State income taxes remained at low levels in both years because of the existence of a real estate investment subsidiary and utilization of investment security subsidiaries.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1999 AND DECEMBER 31, 1998

GENERAL. Net income for the year ended December 31, 1999 was $20.8 million, or $0.74 per share, compared to $19.2 million (per share data not applicable since the Company converted to stock on March 24, 1998), an increase of $1.6 million, or 8.6%. Included in 1999 were $7.4 million of gains from sales of marketable equity securities compared to $2.8 million of gains from sales of marketable equity securities in 1998. 1999 operating results also included expenses of $3.6 million related to the Recognition and Retention Plan approved by the Company's stockholders on April 15, 1999 and $675,000 related to the start-up of the new internet bank subsidiary (Lighthouse). Excluding these particular items of income and expense on an after-tax basis, net income was $18.7 million in 1999 compared to $17.4 million in 1998, an increase of $1.3 million, or 7.4%.

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

INTEREST EXPENSE. Interest expense in 1999 was $27.2 million compared to $26.2 million in 1998, an increase of $1.0 million, or 3.8%. Interest paid on deposits (excluding interest paid in connection with the stock offering) was $216,000, or 1.0% less in 1999 than in 1998, despite a $24.5 million, or 5.3%, increase in total average deposits in 1999 compared to 1998. The declining interest rate environment resulted in higher transaction account balances. Rates paid on such balances are lower than on certificates of deposit with extended maturities. The average rate paid on deposits declined from 4.50% in 1998 to 4.23% in 1999.

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

NON-INTEREST EXPENSE. Included in non-interest expense in 1999 was $3.6 million relating to the Company's Recognition and Retention Plan and $675,000 relating to the start-up of a new internet bank subsidiary. Refer to notes 12 and 19 of the notes to consolidated financial statements presented elsewhere in this report for information about those expenses. Excluding those expenses, total non-interest expense increased $709,000, or 7.7%, from $9.2 million in 1998 to $9.9 million in 1999. Most of the increase resulted from higher compensation and employee benefits expense caused by additional personnel relating primarily to lending activities and a larger provision for the Company's employee stock ownership plan ("ESOP"). The ESOP, which went into effect in the second quarter of 1998, resulted in expense of $377,000 in 1999 compared to $291,000 in 1998. Also contributing to the higher level of expense in 1999 were increased costs attributable to being a public company, increased depreciation expense resulting from upgrades of computer equipment and increased marketing costs. Offsetting some of these increases was the non-recurrence of $130,000 of costs related to Year 2000 compliance expended in 1998.

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

During the past few years, the combination of generally low interest rates on deposit products and the attraction of alternative investments such as mutual funds and annuities has resulted in little growth or a net decline in deposits in certain time periods. Based on its monitoring of historic deposit trends and its current pricing strategy for deposits, management believes the Company will retain a large portion of its existing deposit base.

From time to time, the Company utilizes advances from the FHLB primarily in connection with its management of the interest rate sensitivity of its assets and liabilities. In 2000, the Company repaid advances of $14.3 million and obtained new advances of $38.4 million while, in 1999, the Company repaid advances of $26.9 million and obtained new advances of $41.4 million. Total advances outstanding at December 31, 2000 amounted to $133.4 million.

The Company's most liquid assets are cash and due from banks, short-term investments, debt securities and money market loan participations that generally mature within 90 days. At December 31, 2000, such assets amounted to $111.8 million, or 10.8% of total assets.

At December 31, 2000, the Company, Brookline and Lighthouse exceeded all regulatory capital requirements. Brookline's Tier I capital was $204.3 million, or 24.9% of adjusted assets, and Lighthouse's Tier 1 capital was $22.1 million, or 76.1% of adjusted assets. The minimum required Tier I capital ratio is 4.00%.

NEW ACCOUNTING PRONOUNCEMENTS

See note 1 of the notes to consolidated financial statements for information concerning new accounting pronouncements. It is not anticipated that such pronouncements will have a significant impact on the Company's financial position or results of operations.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors
Brookline Bancorp, Inc.:

         We have audited the accompanying consolidated balance sheets of Brookline Bancorp, Inc. and subsidiaries (the Company) as of December 31, 2000 and 1999, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Brookline Bancorp, Inc. and subsidiaries as of December 31, 2000 and 1999, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.


                                       GRANT THORNTON LLP

Boston, Massachusetts
January 18, 2001 (except for
note 22 which is as of
February 21, 2001)

                    BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                           DECEMBER 31,
                                                                                     -----------------------
                                                                                     2000               1999
                                                                                     ----               ----
ASSETS
Cash and due from banks .......................................................   $    13,505    $     8,203
Short-term investments ........................................................        66,870          9,435
Securities available for sale .................................................       149,361        128,275
Securities held to maturity (market value of $50,337
    and $102,451, respectively) ...............................................        50,447        103,434
Restricted equity securities ..................................................         7,145          6,279
Loans, excluding money market loan participations .............................       716,559        635,556
Money market loan participations ..............................................        28,250         15,400
Allowance for loan losses .....................................................       (14,315)       (13,874)
                                                                                  -----------    -----------
     Net loans ................................................................       730,494        637,082
                                                                                  -----------    -----------
Other investment ..............................................................         3,360          3,022
Accrued interest receivable ...................................................         6,521          5,811
Bank premises and equipment, net ..............................................         3,768          1,535
Other real estate owned, net ..................................................          --              707
Deferred tax asset ............................................................         3,999          3,226
Other assets ..................................................................           680            325
                                                                                  -----------    -----------
     Total assets .............................................................   $ 1,036,150    $   907,334
                                                                                  ===========    ===========

     LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits ......................................................................   $   608,621    $   512,136
Borrowed funds ................................................................       133,400        108,800
Mortgagors' escrow accounts ...................................................         3,762          3,624
Income taxes payable ..........................................................           169            898
Accrued expenses and other liabilities ........................................         7,613          7,076
                                                                                  -----------    -----------
     Total liabilities ........................................................       753,565        632,534
                                                                                  -----------    -----------

Commitments and contingencies

Stockholders' equity:
  Preferred stock, $0.01 par value; 5,000,000 shares authorized,
     none issued ..............................................................          --             --
  Common stock, $0.01 par value; 45,000,000 shares authorized,
     29,641,500  shares issued ................................................           296            296
  Additional paid-in capital ..................................................       140,327        140,355
  Retained earnings ...........................................................       165,210        150,098
  Accumulated other comprehensive income ......................................         6,244          7,759
  Treasury stock, at cost - 2,185,928 shares and 1,491,700 shares, respectively       (22,987)       (16,334)
  Unearned compensation - recognition and retention plan ......................        (1,070)        (2,316)
  Unallocated common stock held by ESOP - 455,771 shares
     and 407,218 shares, respectively .........................................        (5,435)        (5,058)
                                                                                  -----------    -----------
        Total stockholders' equity ............................................       282,585        274,800
                                                                                  -----------    -----------
        Total liabilities and stockholders' equity ............................   $ 1,036,150    $   907,334
                                                                                  ===========    ===========

See accompanying notes to the consolidated financial statements.

                    BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                   YEAR ENDED DECEMBER 31,
                                                          ----------------------------------------
                                                               2000         1999          1998
                                                          ------------   ----------    -----------
Interest income:
  Loans, excluding money market loan participations ....   $    55,802   $    48,595   $    44,001
  Money market loan participations .....................         2,054         1,539         2,239
  Debt securities ......................................        11,081        12,795        12,109
  Marketable equity securities .........................           903           877           695
  Restricted equity securities .........................           485           369           271
  Short-term investments ...............................         1,235           634         2,104
                                                           -----------   -----------   -----------
     Total interest income .............................        71,560        64,809        61,419
                                                           -----------   -----------   -----------

Interest expense:
  Deposits .............................................        23,234        20,708        21,199
  Borrowed funds .......................................         7,338         6,454         4,961
                                                           -----------   -----------   -----------
     Total interest expense ............................        30,572        27,162        26,160
                                                           -----------   -----------   -----------
Net interest income ....................................        40,988        37,647        35,259
Provision for loan losses ..............................           427           450           300
                                                           -----------   -----------   -----------
     Net interest income after provision for loan losses        40,561        37,197        34,959
                                                           -----------   -----------   -----------

Non-interest income:
  Fees and charges .....................................         1,009           868         1,095
  Gains on sales of securities, net ....................         8,253         7,437         2,843
  Other real estate owned income, net ..................           172           711           251
  Other income .........................................           460            98            16
                                                           -----------   -----------   -----------
     Total non-interest income .........................         9,894         9,114         4,205
                                                           -----------   -----------   -----------

Non-interest expense:
  Compensation and employee benefits ...................         7,631         6,153         5,722
  Recognition and retention plan .......................         1,246         3,593          --
  Occupancy ............................................           972           707           694
  Equipment and data processing ........................         1,986         1,172         1,186
  Advertising and marketing ............................         2,388           504           410
  Deposit insurance premiums ...........................           135            71            70
  Internet bank start-up ...............................           746           675          --
  Other ................................................         1,719         1,283         1,099
                                                           -----------   -----------   -----------
     Total non-interest expense ........................        16,823        14,158         9,181
                                                           -----------   -----------   -----------

Income before income taxes .............................        33,632        32,153        29,983
Provision for income taxes .............................        11,998        11,362        10,831
                                                           -----------   -----------   -----------
     Net income ........................................   $    21,634   $    20,791   $    19,152
                                                           ===========   ===========   ===========

Basic and diluted earnings per share ...................   $      0.80   $      0.74            NM
Weighted average common shares outstanding:
     Basic .............................................    26,881,433    28,016,150            NM
     Diluted ...........................................    26,924,871    28,016,150            NM

See accompanying notes to the consolidated financial statements.

                    BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                 (IN THOUSANDS)

                                                                            YEAR ENDED DECEMBER 31,
                                                                    ---------------------------------
                                                                       2000        1999        1998
                                                                    ---------    --------    --------
Net income .................................................        $  21,634    $ 20,791    $ 19,152
                                                                     --------    --------    --------

Other comprehensive income, net of taxes:
   Unrealized holding gains (losses) .............................      5,904      (3,533)      4,007
   Income tax expense (benefit) ..................................      2,205      (1,422)      1,617
                                                                     --------    --------    --------
      Net unrealized holding gains (losses) ......................      3,699      (2,111)      2,390
                                                                     --------    --------    --------

Less reclassification adjustment for gains included in net income:
   Realized gains ................................................      8,253       7,437       2,843
   Income tax expense ............................................      3,039       2,891       1,130
                                                                     --------    --------    --------
      Net reclassification adjustment ............................      5,214       4,546       1,713
                                                                     --------    --------    --------

      Total other comprehensive income (loss) ....................     (1,515)     (6,657)        677
                                                                     --------    --------    --------

Comprehensive income .............................................   $ 20,119    $ 14,134    $ 19,829
                                                                     ========    ========    ========

See accompanying notes to the consolidated financial statements.

                    BROOKLINE BANCORP, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                             (DOLLARS IN THOUSANDS)

                                                                                                                   UNALLOCATED
                                                                       ACCUMULATED                  UNEARNED         COMMON
                                             ADDITIONAL                   OTHER                   COMPENSATION -      STOCK
                                   COMMON    PAID-IN      RETAINED    COMPREHENSIVE   TREASURY    RECOGNITION AND    HELD BY
                                   STOCK     CAPITAL      EARNINGS       INCOME         STOCK     RETENTION PLAN       ESOP
                                  ---------  ----------   ---------   -------------   ---------   ---------------  ------------
Balance at December 31, 1997 .    $   --     $    --      $ 119,018    $  13,739      $    --      $   --         $    --
Net income ...................        --          --         19,152         --             --          --              --
Unrealized gain on securities
   available for sale, net of
   reclassification
   adjustment ................        --          --           --            677           --          --              --
Net proceeds of stock offering
   and issuance of common
   stock (29,095,000
   shares) .................           291     134,499         --           --             --          --              --
Common stock dividends of
   $0.10 per share ...........        --          --         (2,888)        --             --          --              --
Treasury stock purchases
   (113,500 shares) ..........        --          --           --           --           (1,316)       --              --
Common stock acquired by
ESOP (407,600 shares) ........        --          --           --           --             --          --            (5,248)
Common stock held by ESOP
   committed to be released
   (21,143 shares) ...........        --            (9)        --           --             --          --               307
                                 ---------   ---------    ---------    ---------      ---------    -------        ---------
Balance at December 31, 1998 .         291     134,490      135,282       14,416         (1,316)       --            (4,941)


                                      TOTAL
                                  STOCKHOLDERS'
                                     EQUITY
                                  ------------
Balance at December 31, 1997 .   $ 132,757
Net income ...................      19,152
Unrealized gain on securities
   available for sale, net of
   reclassification
   adjustment ................         677
Net proceeds of stock offering
   and issuance of common
   stock (29,095,000
   shares) ...................     134,790
Common stock dividends of
   $0.10 per share ...........      (2,888)
Treasury stock purchases
(113,500 shares) .............      (1,316)
Common stock acquired by
ESOP (407,600 shares) ........      (5,248)
Common stock held by ESOP
   committed to be released
   (21,143 shares) ...........         298
                                 ---------
Balance at December 31, 1998 .     278,222

(Continued)

                    BROOKLINE BANCORP, INC. AND SUBSIDIARIES
     CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (CONTINUED)
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                             (DOLLARS IN THOUSANDS)

                                                                                                                   UNALLOCATED
                                                                       ACCUMULATED                  UNEARNED         COMMON
                                             ADDITIONAL                   OTHER                   COMPENSATION -      STOCK
                                   COMMON    PAID-IN      RETAINED    COMPREHENSIVE   TREASURY    RECOGNITION AND    HELD BY
                                   STOCK     CAPITAL      EARNINGS       INCOME         STOCK     RETENTION PLAN       ESOP
                                  ---------  ----------   ---------   -------------   ---------   ---------------  ------------
Balance at December 31, 1998 ...        291    134,490     135,282      14,416         (1,316)          --           (4,941)
Net income .....................       --         --        20,791        --             --             --             --
Unrealized loss on securities
   available for sale, net of
   reclassification adjustment .       --         --          --        (6,657)          --             --             --
Common stock dividends
   of $0.21 per share ..........       --         --        (5,975)       --             --             --             --
Treasury stock purchases
   (1,378,200 shares) ..........       --         --          --          --          (15,018)          --             --
Common stock issued in
   conjunction with the
   recognition and retention
   plan (546,500 shares) .......          5      5,904        --          --             --           (5,909)          --
Compensation under recognition
   and retention plan ..........       --         --          --          --             --            3,593           --
Common stock acquired by ESOP
   (55,000 shares) .............       --         --          --          --             --             --             (549)
Common stock held by ESOP
   committed to be released
   (34,239 shares) .............       --          (39)       --          --             --             --              432
                                   --------   --------    --------    --------       --------       --------    -----------
Balance at December 31, 1999 ...        296    140,355     150,098       7,759        (16,334)        (2,316)        (5,058)

                                      TOTAL
                                  STOCKHOLDERS'
                                     EQUITY
                                  ------------
Balance at December 31, 1998 ...    278,222
Net income .....................     20,791
Unrealized loss on securities
   available for sale, net of
   reclassification adjustment .     (6,657)
Common stock dividends
   of $0.21 per share ..........     (5,975)
Treasury stock purchases
   (1,378,200 shares) ..........    (15,018)
Common stock issued in
   conjunction with the
   recognition and retention
   plan (546,500 shares) .......         --
Compensation under recognition
   and retention plan ..........      3,593
Common stock acquired by ESOP
   (55,000 shares) .............       (549)
Common stock held by ESOP
   committed to be released
   (34,239 shares) .............        393
                                 ----------
Balance at December 31, 1999 ...    274,800

(Continued)

                    BROOKLINE BANCORP, INC. AND SUBSIDIARIES
     CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (CONTINUED)
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                             (DOLLARS IN THOUSANDS)

                                                                                                                   UNALLOCATED
                                                                       ACCUMULATED                  UNEARNED         COMMON
                                             ADDITIONAL                   OTHER                   COMPENSATION -      STOCK
                                   COMMON    PAID-IN      RETAINED    COMPREHENSIVE   TREASURY    RECOGNITION AND    HELD BY
                                   STOCK     CAPITAL      EARNINGS       INCOME         STOCK     RETENTION PLAN       ESOP
                                  ---------  ----------   ---------   -------------   ---------   ---------------  ------------
Balance at December 31, 1999 ..         296     140,355      150,098       7,759      (16,334)      (2,316)         (5,058)
Net income ....................        --          --         21,634        --           --           --              --
Unrealized loss on securities
   available for sale, net of
   reclassification adjustment         --          --           --        (1,515)        --           --              --
Common stock dividends
   of $0.24 per share .........        --          --         (6,522)       --           --           --              --
Treasury stock purchases
   (694,228 shares) ...........        --          --           --          --         (6,653)        --              --
Compensation under recognition
   and retention plan .........        --          --           --          --           --          1,246            --

Common stock acquired by ESOP
   (84,386 shares) ............        --          --           --          --           --           --              (802)
Common stock held by ESOP
   committed to be released
   (35,833 shares) ............        --           (28)        --          --           --           --               425
                                  ---------   ---------    ---------   ---------    ---------    ---------       ---------
Balance at December 31, 2000 ..   $     296   $ 140,327    $ 165,210   $   6,244    $ (22,987)   $  (1,070)      $  (5,435)
                                                           =========   =========    =========    =========       =========
                                      TOTAL
                                  STOCKHOLDERS'
                                     EQUITY
                                  ------------
Balance at December 31, 1999 ..   274,800
Net income ....................    21,634
Unrealized loss on securities
   available for sale, net of
   reclassification adjustment     (1,515)
Common stock dividends
   of $0.24 per share .........    (6,522)
Treasury stock purchases
   (694,228 shares) ...........    (6,653)
Compensation under recognition
   and retention plan .........     1,246
Common stock acquired by ESOP
   (84,386 shares) ............      (802)
Common stock held by ESOP
   committed to be released
   (35,833 shares) ............       397
                                ---------
Balance at December 31, 2000 .. $ 282,585
                                =========


See accompanying notes to the consolidated financial statements.

                    BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                          YEAR ENDED DECEMBER 31,
                                                                  -----------------------------------
                                                                     2000         1999         1998
                                                                  ---------    ---------    ---------
Cash flows from operating activities:
  Net income .................................................    $  21,634    $  20,791    $  19,152
  Adjustments to reconcile net income to net cash provided
     by operating activities:
        Provision for loan losses .............................         427          450          300
        Reduction in valuation allowance for other real estate
          owned ...............................................         (86)        (100)        --
        Depreciation and amortization .........................         855          544          462
        Amortization, net of accretion, of securities premiums
          and discounts .......................................         845        1,632        1,021
        Accretion of deferred loan origination fees
          and unearned discounts ..............................        (485)        (522)        (529)
        Net gains from sales of securities ....................      (8,253)      (7,465)      (2,843)
        Valuation write-down of securities ....................        --             28         --
        Net gains from sales of other real estate owned .......         (11)        (465)         (22)
        Equity interest in earnings of other investment .......        (338)         (21)        --
        Compensation under recognition and retention plan .....       1,246        3,593         --
        Deferred income taxes .................................          61       (1,019)        (482)
        Release of ESOP shares ................................         397          393          298
        (Increase) decrease in:
          Accrued interest receivable .........................        (710)         646       (1,217)
          Other assets ........................................        (355)         (53)         609
        Increase (decrease) in:
          Income taxes payable ................................        (729)      (4,884)         (58)
          Accrued expenses and other liabilities ..............         537        1,187          (66)
                                                                  ---------    ---------    ---------
             Net cash provided from operating activities ......      15,035       14,735       16,625
                                                                  ---------    ---------    ---------

 Cash flows from investing activities:
  Proceeds from sales of securities available for sale ........      11,957        8,234        3,687
  Proceeds from redemptions and maturities of securities
     available for sale .......................................      47,131       48,211       47,858
  Proceeds from redemptions and maturities of securities
     held to maturity .........................................      52,161       47,941       21,252
  Purchase of securities available for sale ...................     (74,289)     (55,031)     (63,652)
  Purchase of securities held to maturity .....................        --        (31,310)     (77,998)
  Purchase of Federal Home Loan Bank of Boston stock ..........        (866)      (1,074)      (1,453)
  Purchase of other restricted equity securities ..............        --            (31)        --
  Net increase in loans .......................................     (93,482)     (90,896)     (76,977)
  Funding of other investment .................................        --         (3,001)        --
  Proceeds from sales of participations in loans ..............      12,978        4,750        1,691
  Purchase of bank premises and equipment .....................      (3,067)        (861)        (251)
  Capital expenditures on other real estate owned .............        --            (30)        (129)
  Proceeds from sales of other real estate owned ..............         783        1,794          550
                                                                  ---------    ---------    ---------

             Net cash used for investing activities ...........     (46,694)     (71,304)    (145,422)
                                                                  ---------    ---------    ---------

(Continued)

                    BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                                 (IN THOUSANDS)

                                                                                      YEAR ENDED DECEMBER 31,
                                                                               -----------------------------------
                                                                                  2000         1999         1998
                                                                               ---------    ---------    ---------
Cash flows from financing activities:
  Increase in demand deposits and NOW, savings and
     money market savings accounts .........................................   $  28,847    $  29,061    $  15,097
  Increase (decrease) in certificates of deposit ...........................      67,638       (6,295)      (8,031)
  Proceeds from Federal Home Loan Bank of Boston advances ..................      38,900       41,361       49,950
  Repayment of Federal Home Loan Bank of Boston advances ...................     (14,300)     (26,911)     (24,865)
  Increase in mortgagors' escrow accounts ..................................         138          316          412
  Net proceeds from issuance of common stock ...............................        --           --        134,790
  Purchase of common stock for ESOP ........................................        (802)        (549)      (5,248)
  Purchase of treasury stock ...............................................      (6,653)     (15,018)      (1,316)
  Payment of common stock dividends ........................................      (6,522)      (5,975)      (2,888)
                                                                               ---------    ---------    ---------
             Net cash provided from financing activities ...................     107,246       15,990      157,901
                                                                               ---------    ---------    ---------

Net increase (decrease) in cash and cash equivalents .......................      75,587      (40,579)      29,104
Cash and cash equivalents at beginning of year .............................      33,038       73,617       44,513
                                                                               ---------    ---------    ---------
Cash and cash equivalents at end of year ...................................   $ 108,625    $  33,038    $  73,617
                                                                               =========    =========    =========

Supplemental disclosures of cash flow information:
  Cash paid during the year for:
     Interest on deposits and borrowed funds ...............................   $  30,400    $  27,115    $  26,039
     Income taxes ..........................................................      12,651       17,250       11,363

See accompanying notes to the consolidated financial statements.

                    BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2000, 1999 AND 1998

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RELATED MATTERS (DOLLARS IN THOUSANDS)

As part of a reorganization and stock offering completed on March 24, 1998 and described more fully in note 2, Brookline Bancorp, Inc. (the "Company") was formed as a Massachusetts corporation and parent of Brookline Savings Bank ("Brookline"). Brookline operates six full service banking offices, five of which are located in Brookline, Massachusetts, and one in Newton, Massachusetts.

On April 12, 2000, the Company received regulatory approval for Lighthouse Bank ("Lighthouse") to commence operations as New England's first-chartered Internet-only bank. In connection with the legal formation of Lighthouse, the Company made a $25,000 capital investment in Lighthouse at the beginning of May 2000. Lighthouse commenced doing business with the public via the Internet in the last week of June 2000.

The primary activities of Brookline and Lighthouse include acceptance of deposits from the general public, origination of mortgage loans on residential and commercial real estate located principally in Massachusetts, and investment in debt and equity securities. The Company is subject to competition from other financial and non-financial institutions and is supervised and regulated by the Board of Governors of the Federal Reserve System. As Massachusetts chartered savings banks whose deposits are insured by the Federal Deposit Insurance Corporation ("FDIC") and the Deposit Insurance Fund ("DIF"), the activities of Brookline and Lighthouse are subject to regulation, supervision and examination by the FDIC, the Office of the Massachusetts Commissioner of Banks and the DIF (See note 22).

PRINCIPLES OF CONSOLIDATION AND BASIS OF FINANCIAL STATEMENT PRESENTATION

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Brookline, Lighthouse and Brookline Securities Corp. ("BSC"). Brookline includes its wholly-owned subsidiaries, 160 Associates, Inc. ("Associates") and BBS Investment Corporation ("BBS"). BSC and BBS are engaged in buying, selling and holding investment securities. Associates is engaged in marketing services at immaterial levels of activity and owns 99.9 % of Brookline Preferred Capital Corporation ("BPCC"). BPCC is a real estate investment trust that owns and manages real estate mortgage loans originated by Brookline. All significant intercompany transactions and balances are eliminated in consolidation.

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

                    BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2000, 1999 AND 1998

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

                    BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2000, 1999 AND 1998

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

PENSION AND POSTRETIREMENT BENEFITS

Brookline recognizes the compensation cost of pension and postretirement benefits over each employee's estimated service life. Pension costs are funded based on the maximum amount that can be deducted for federal income tax purposes. Actuarial gains and losses that arise from changes in assumptions concerning future events used in estimating pension costs are amortized over a period that reflects the long-term nature of pension expense. After evaluating Brookline's defined benefit pension plan, the Company elected to terminate the plan as of September 30, 2000 and to replace it with a defined contribution plan effective January 1, 2001. Termination of the plan is subject to approval by the Internal Revenue Service. Upon approval and completion of the termination, Brookline expects to recognize a gain, net of income taxes, in the range of $1,700,000 in 2001.

During 2000, Lighthouse adopted a defined contribution plan.

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

                    BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2000, 1999 AND 1998

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

NEW ACCOUNTING PRONOUNCEMENT

In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement, which became effective for fiscal years beginning after June 15, 1999, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. This Statement must be adopted prospectively and retroactive application is not permitted. It requires that an entity recognize all derivatives as either assets or liabilities in its balance sheet and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133". SFAS No. 133 is now effective for fiscal years beginning after June 15, 2000. The Company expects to adopt SFAS No. 133 on January 1, 2001 and does not believe the effect of adopting SFAS No. 133 will have any material effect on its consolidated financial position or results of operations.

                    BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2000, 1999 AND 1998

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

Completion of the Offering resulted in the issuance of 29,095,000 shares of common stock, 15,420,350 shares (53%) of which were issued to the MHC and 13,674,650 shares (47%) of which were sold to eligible depositors of the Bank at $10.00 per share. Net proceeds from the Offering amounted to $134,790.

As part of the Offering and as required by regulation, Brookline established a liquidation account for the benefit of eligible account holders and supplemental eligible account holders who maintain their deposit accounts at Brookline after the Offering. In the unlikely event of a complete liquidation of Brookline (and only in that event), eligible depositors who continue to maintain deposit accounts at Brookline shall be entitled to receive a distribution from the liquidation account. The liquidation account balance is reduced annually to the extent that eligible depositors have reduced their qualifying deposits as of each anniversary date. Subsequent increases in deposit account balances do not restore an account holder's interest in the liquidation account. The liquidation account approximated $11,301 at December 31, 2000.

(3) CASH AND SHORT-TERM INVESTMENTS (IN THOUSANDS)

Aggregate reserves (in the form of deposits with the Federal Reserve Bank and vault cash) of $6,228 and $3,251 were maintained to satisfy federal regulatory requirements at December 31, 2000 and 1999, respectively.

Short-term investments are summarized as follows:

                                                         December 31,
                                                      -----------------
                                                       2000       1999
                                                      -------   -------

Money market funds ................................   $19,175   $ 4,275
Federal Home Loan Bank of Boston overnight deposits     9,000     3,850
Commercial paper ..................................    31,267      --
Federal funds sold ................................     6,978       411
Other deposits ....................................       450       899
                                                      -------   -------
                                                      $66,870   $ 9,435
                                                      =======   =======

Short-term investments are stated at cost which approximates market. Money market funds are invested in a mutual fund whose assets are comprised primarily of U.S. Treasury obligations, commercial paper and certificates of deposit with average maturities of 90 days or less.

                    BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2000, 1999 AND 1998

(4) INVESTMENT SECURITIES (IN THOUSANDS)

Securities available for sale and held to maturity are summarized below:

                                                           DECEMBER 31, 2000
                                              ----------------------------------------------
                                                           GROSS        GROSS
                                              AMORTIZED  UNREALIZED   UNREALIZED  ESTIMATED
                                                COST       GAINS        LOSSES    FAIR VALUE
                                              ---------  ----------   ----------  ----------
Securities available for sale:
Debt securities:
     U.S. Government and Agency obligations   $ 11,836   $    154     $      1     $ 11,989
     Corporate obligations ................     44,467        450          213       44,704
     Collateralized mortgage obligations ..     68,225        425          124       68,526
                                              --------   --------     --------     --------
       Total debt securities ..............    124,528      1,029          338      125,219
   Marketable equity securities ...........     14,948      9,252           58       24,142
                                              --------   --------     --------     --------
       Total securities available for sale    $139,476   $ 10,281     $    396     $149,361
                                              ========   ========     ========     ========

Securities held to maturity:
   Corporate obligations ..................   $ 48,969   $     45     $    154     $ 48,860
   Mortgage-backed securities .............      1,478         18           19        1,477
                                              --------   --------     --------     --------
       Total securities held to maturity ..   $ 50,447   $     63     $    173     $ 50,337
                                              ========   ========     ========     ========

                                                            DECEMBER 31, 1999
                                              ----------------------------------------------
                                                           GROSS        GROSS
                                              AMORTIZED  UNREALIZED   UNREALIZED  ESTIMATED
                                                COST       GAINS        LOSSES    FAIR VALUE
                                              ---------  ----------   ----------  ----------
Securities available for sale:
   Debt securities:
     U.S. Government and Agency obligations   $ 41,026   $   --       $    131     $ 40,895
     Corporate obligations ................     11,409       --            205       11,204
     Collateralized mortgage obligations ..     48,729       --            739       47,990
                                              --------   --------     --------     --------
       Total debt securities ..............    101,164       --          1,075      100,089
   Marketable equity securities ...........     14,878     13,643          335       28,186
                                              --------   --------     --------     --------
       Total securities available for sale    $116,042   $ 13,643     $  1,410     $128,275
                                              ========   ========     ========     ========

Securities held to maturity:
   Corporate obligations ..................   $101,795   $   --       $    941     $100,854
   Mortgage-backed securities .............      1,639         24           66        1,597
                                              --------   --------     --------     --------
       Total securities held to maturity ..   $103,434   $     24     $  1,007     $102,451
                                              ========   ========     ========     ========

                    BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2000, 1999 AND 1998

Restricted equity securities are as follows:
                                            DECEMBER 31,
                                         ----------------
                                          2000     1999
                                         ------   ------
Federal Home Loan Bank of Boston stock   $6,771   $5,905
Massachusetts Savings Bank Life
  Insurance Company stock ............      253      253
Other stock ..........................      121      121
                                         ------   ------
                                         $7,145   $6,279
                                         ======   ======

As a voluntary member of the Federal Home Loan Bank of Boston ("FHLB"), the Company is required to invest in $100 par value stock of the FHLB in an amount equal to 1% of its outstanding home loans or 5% of its outstanding advances from the FHLB, whichever is higher. As and when such stock is redeemed, the Company would receive from the FHLB an amount equal to the par value of the stock. At its discretion, the FHLB may declare dividends on the stock. Such dividends amounted to $477, $362 and $260 for the years ended December 31, 2000, 1999 and 1998, respectively.

The maturities of the investments in debt securities at December 31, 2000 are as follows:

                                   AVAILABLE FOR SALE
                                  ---------------------
                                  AMORTIZED  ESTIMATED
MATURITY                           COST      FAIR VALUE
--------                         ---------  -----------
Within 1 year ................   $ 15,990     $ 15,872
After 1 year through 5 years .    106,355      107,202
After 5 years through 10 years       --           --
Over 10 years ................      2,183        2,145
                                 --------     --------
                                 $124,528     $125,219
                                 ========     ========

                                     HELD TO MATURITY
                                 ----------------------
                                  AMORTIZED  ESTIMATED
MATURITY                           COST      FAIR VALUE
--------                         ---------  -----------
Within 1 year ................   $ 40,667     $ 40,553
After 1 year through 5 years .      8,396        8,400
After 5 years through 10 years        525          507
Over 10 years ................        859          877
                                 --------     --------
                                 $ 50,447     $ 50,337
                                 ========     ========

Mortgage-backed securities are included above based on their contractual maturities (primarily in excess of 10 years); the expected lives, however, are expected to be shorter due to anticipated payments. Collateralized mortgage obligations are included above based on when the final principal payment is expected to be received.

Sales and a valuation write-down of investment securities are summarized as follows:

                                                         YEAR ENDED DECEMBER 31,
                                                       ------------------------
                                                        2000      1999    1998
                                                       ------   ------   ------
Proceeds from sales:
    Marketable equity securities ...................   $8,982   $8,234   $3,687
    Debt securities ................................    2,975     --       --
Gross gains from sales:
    Marketable equity securities ...................    8,248    7,465    2,843
    Debt securities ................................        5     --       --
Valuation write-down of a marketable equity security     --         28     --

                    BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2000, 1999 AND 1998

(5) LOANS (IN THOUSANDS)

A summary of loans follows:

                                                                DECEMBER 31,
                                                          ----------------------
                                                            2000          1999
                                                          ---------    ---------
Mortgage loans:
  One-to-four family ..................................   $ 114,411    $  74,889
  Multi-family ........................................     300,841      297,270
  Commercial real estate ..............................     255,895      221,330
  Construction and development ........................      19,947       24,719
  Home equity .........................................       6,596        5,800
  Second ..............................................      27,236       16,328
                                                          ---------    ---------
      Total mortgage loans ............................     724,926      640,336
Commercial loans ......................................      33,205       30,514
Consumer loans ........................................       2,488        2,012
                                                          ---------    ---------
      Total gross loans ...............................     760,619      672,862
Unadvanced funds on loans .............................     (43,030)     (35,746)
Deferred loan origination fees ........................      (1,030)      (1,550)
Unearned discounts ....................................        --            (10)
                                                          ---------    ---------
      Loans, excluding money market loan participations     716,559      635,556
Money market loan participations ......................      28,250       15,400
                                                          ---------    ---------
                                                          $ 744,809    $ 650,956
                                                          =========    =========

The Company's portfolio, other than money market loan participations, is substantially concentrated within Massachusetts. Money market loan participations represent purchases of a portion of loans to national companies and organizations originated and serviced by money center banks. Such participations generally mature between one day and three months.

The recorded investment in impaired loans, as defined by SFAS No. 114, at December 31, 2000 and 1999 amounted to $107 and $109, respectively. Such amounts were composed of multi-family mortgage loans.

The average recorded investment in impaired loans for the years ended December 31, 2000, 1999 and 1998 amounted to $108, $755 and $1,550, respectively. None of the impaired loans at December 31, 2000 and 1999 required an allowance for impairment due primarily to prior charge-offs and/or the sufficiency of collateral values. If interest payments on all impaired loans at December 31, 2000, 1999 and 1998 had been made in accordance with original loan agreements, interest income of $15, $109 and $188 would have been recognized on the loans in 2000, 1999 and 1998 compared to interest income actually recognized of $10, $340 and $318, respectively.

There were no loans on non-accrual at December 31, 2000 and 1999.

There were no restructured loans at December 31, 2000 and 1999. Restructured loans represent performing loans for which concessions (such as reductions of interest rates to below market terms and/or extension of repayment terms) have been granted due to the borrower's financial condition. If interest payments on restructured loans not included in impaired loans at December 31, 1998 had been made in accordance with original loan agreements, interest income of $82 would have been recognized on the loans in 1998 compared to interest income actually recognized of $327.

A portion of certain commercial real estate loans originated and serviced by the Company are sold periodically to other banks on a non-recourse basis. The balance of loans acquired by other banks amounted to $17,990 and $13,917 at December 31, 2000 and 1999, respectively. No fees are collected by the Company for servicing such loan participations.

                    BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2000, 1999 AND 1998

In the ordinary course of business, the Company makes loans to its Directors and their related interests, generally at the same prevailing terms as those of other borrowers. A summary of related party activity follows:

                                  YEAR ENDED DECEMBER 31,
                                  -----------------------
                                      2000       1999
                                  ---------    ----------
Balance at beginning of year ....   $ 6,372    $ 6,681
New loans granted during the year       151         17
Repayments ......................      (709)      (326)
                                    -------    -------
Balance at end of year ..........   $ 5,814    $ 6,372
                                    =======    =======

(6) ALLOWANCE FOR LOAN LOSSES (IN THOUSANDS)

An analysis of the allowance for loan losses for the years indicated follows:

                                    YEAR ENDED DECEMBER 31,
                               -------------------------------
                                 2000        1999       1998
                               --------    --------   --------

Balance at beginning of year   $ 13,874    $ 13,094   $ 12,463
Provision for loan losses ..        427         450        300
Charge-offs ................        (10)       --           (1)
Recoveries .................         24         330        332
                               --------    --------   --------
Balance at end of year .....   $ 14,315    $ 13,874   $ 13,094
                               ========    ========   ========

(7) BANK PREMISES AND EQUIPMENT (IN THOUSANDS)

Bank premises and equipment consist of the following:

                                               DECEMBER 31,
                                            ----------------
                                             2000      1999
                                            ------   -------

Land ....................................   $   62   $   62
Office building and improvements ........    2,374    2,156
Furniture, fixtures and equipment .......    4,870    2,031
                                            ------   ------
                                             7,306    4,249
Accumulated depreciation and amortization    3,538    2,714
                                            ------   ------
                                            $3,768   $1,535
                                            ======   ======

(8) OTHER REAL ESTATE OWNED (IN THOUSANDS)

The composition of other real estate owned as of the dates indicated is as follows:
                                               DECEMBER 31,
                                            ----------------
                                             2000      1999
                                            ------   -------
Commercial real estate ..............       $ --     $633
Residential real estate .............         --      160
                                           -----     ----
                                              --      793
Valuation allowance .................         --       86
                                           -----     ----
                                            $ --     $707
                                           =====     ====

                    BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2000, 1999 AND 1998

An analysis of the valuation allowance for the years indicated follows:

                                          YEAR ENDED DECEMBER 31,
                                        ------------------------
                                         2000     1999     1998
                                        -----    -----    ------

Balance at beginning of year ........   $  86    $ 186    $ 186
Reduction in valuation allowance, net     (86)    (100)     --
                                        -----    -----    -----
Balance at end of year ..............   $ --     $  86    $ 186
                                        =====    =====    =====

Net other real estate owned income for the years indicated is comprised of the following:

                                         YEAR ENDED DECEMBER 31,
                                        ------------------------
                                         2000     1999     1998
                                        -----    -----    ------

Rental income .......................   $ 117    $ 276    $ 383
Operating and foreclosure expenses ..     (42)    (130)    (154)
Gains from sales ....................      11      465       22
Reduction in valuation allowance, net      86      100       --
                                        -----    -----    -----
                                        $ 172    $ 711    $ 251
                                        =====    =====    =====

(9) DEPOSITS (DOLLARS IN THOUSANDS)

A summary of deposits follows:

                                                  DECEMBER 31, 2000     DECEMBER 31, 1999
                                                --------------------  -------------------
                                                            WEIGHTED             WEIGHTED
                                                            AVERAGE              AVERAGE
                                                  AMOUNT     RATE       AMOUNT     RATE
                                                --------    --------  --------   --------
Demand checking accounts .................      $ 16,878      0.00%   $ 12,599      0.00%
NOW accounts .............................        64,234      1.65      46,970      1.25
Savings accounts .........................        11,681      2.25      11,945      2.25
Money market savings accounts ............       206,431      4.03     198,863      3.92
                                                --------              --------
     Total transaction deposit accounts ..       299,224      3.22     270,377      3.20
                                                --------              --------

Certificate of deposit accounts maturing:
   Within six months .....................       184,570      6.10     125,641      5.01
   After six months but within 1 year ....        63,092      5.75      58,087      5.15
   After 1 year but within 2 years .......        38,900      6.13      38,363      5.46
   After 2 years but within 3 years ......        13,058      6.17      12,330      5.73
   After 3 years .........................         9,777      6.17       7,338      5.70
                                                --------              --------
     Total certificate of deposit accounts       309,397      6.04     241,759      5.17
                                                --------              --------
                                                $608,621      4.65%   $512,136      4.13%
                                                ========      ====    ========      ====

                    BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2000, 1999 AND 1998

Certificate of deposit accounts issued in amounts of $100 or more totaled $84,586 and $49,530 at December 31, 2000 and 1999, respectively.

Interest expense on deposit balances is summarized as follows:

                                            YEAR ENDED DECEMBER 31,
                                     ---------------------------------
                                       2000         1999         1998
                                     -------      -------      -------
NOW accounts ..................      $   690      $   542      $   617
Savings accounts ..............          268          289          356
Money market savings accounts .        8,140        7,434        6,349
Certificate of deposit accounts       14,136       12,443       13,877
                                     -------      -------      -------
                                     $23,234      $20,708      $21,199
                                     =======      =======      =======

(10) BORROWED FUNDS (DOLLARS IN THOUSANDS)

Borrowed funds are comprised of the following advances from the FHLB:

                                             DECEMBER 31, 2000      DECEMBER 31, 1999
                                           ---------------------  --------------------
                                                       WEIGHTED              WEIGHTED
                                                       AVERAGE               AVERAGE
                                             AMOUNT      RATE     AMOUNT       RATE
                                           ---------   -------   --------    --------
Within 1 year ............................ $   9,350     6.66%   $  9,400      6.24%
Over 1 year to 2 years ...................    11,300     6.54       9,350      6.66
Over 2 years to 3 years ..................    30,750     5.29      11,300      6.54
Over 3 years to 4 years ..................    32,000     5.90      30,750      5.29
Over 4 years to 5 years ..................    43,000     6.72      32,000      5.91
Over 5 years .............................     7,000     6.17      16,000      6.03
                                            --------             --------
                                            $133,400     6.15%   $108,800      5.91%
                                            ========             ========

The advances are secured by all the Bank's stock and deposits in the FHLB, a general lien on one-to-four family residential mortgage loans, certain multi-family loans and U.S. Government and Agency obligations in an aggregate amount equal to outstanding advances.

(11) INCOME TAXES (DOLLARS IN THOUSANDS)

Provision for income taxes are comprised of the following amounts:

                                 YEAR ENDED DECEMBER 31,
                       --------------------------------------
                         2000            1999          1998
                       --------       --------       --------
Current:
   Federal ......      $ 11,260       $ 11,698       $ 10,450
   State ........           677            683            863
                       --------       --------       --------
                         11,937         12,381         11,313
                       --------       --------       --------
Deferred:
   Federal ......            46           (814)          (404)
   State ........            15           (205)           (78)
                       --------       --------       --------
                             61         (1,019)          (482)
                       --------       --------       --------
                       $ 11,998       $ 11,362       $ 10,831
                       ========       ========       ========

                    BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2000, 1999 AND 1998

Total income tax expense differed from the amounts computed by applying the statutory U.S. federal income tax rate to income before tax expense as a result of the following:

                                                            YEAR ENDED DECEMBER 31,
                                                    ----------------------------------------
                                                      2000            1999            1998
                                                    --------        --------        --------
Expected income tax expense at
  statutory federal tax rate .................      $ 11,771        $ 11,254        $ 10,494
State taxes, net of federal income tax benefit           450             311             473
Dividend income received deduction ...........          (223)           (217)           (173)
Other, net ...................................          --                14              37
                                                    --------        --------        --------
                                                    $ 11,998        $ 11,362        $ 10,831
                                                    ========        ========        ========

Effective income tax rate ....................          35.7%           35.3%           36.1%
                                                    ========        ========        ========

The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at the dates indicated are as follows:

                                                             DECEMBER 31,
                                                         ------------------
                                                          2000        1999
                                                         ------      ------
Deferred tax assets:
   Allowance for loan losses ......................      $5,902      $5,718
   Pension and postretirement benefits ............       1,909       1,718
   Recognition and retention plan .................          85         476
   Depreciation ...................................          78         119
   Other ..........................................          23          48
                                                         ------      ------
     Total gross deferred tax assets ..............       7,997       8,079
                                                         ------      ------

Deferred tax liabilities:
   Unrealized gain on securities available for sale       3,641       4,475
   Post-1987 bad debt reserves ....................          38          76
   Savings Bank Life Insurance Company stock ......         108         108
   Other ..........................................         211         194
                                                         ------      ------
     Total gross deferred tax liabilities .........       3,998       4,853
                                                         ------      ------

     Net deferred tax asset .......................      $3,999      $3,226
                                                         ======      ======

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

Tax law changes were enacted in 1996 that eliminated use of the percentage of taxable income method for tax years after 1995 (after October 31, 1996 in the case of the Company) and required recapture into taxable income over a six year period all bad debt reserves accumulated after October 31, 1988. The Company had previously recorded a deferred tax liability with respect to these post-1987 reserves and, therefore, this new requirement had no effect on the Company's income tax expense or net income.

The tax law changes also require recapture of pre-1988 bad debt reserves into taxable income if Brookline makes "non-dividend distributions." Non-dividend distributions is defined as distributions in excess of Brookline's current and

                    BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2000, 1999 AND 1998

accumulated earnings and profits, as calculated for federal income tax purposes, distributions in redemption of stock, and distributions in partial or complete liquidation. The amount of additional taxable income from a non-dividend distribution is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Thus, if Brookline makes a non-dividend distribution to the Company, approximately one and one-half times the amount of such distribution (but not in excess of the amount of such reserves) would be includable in income for federal income tax purposes, assuming a 35% federal corporate income tax rate. Brookline does not intend to pay dividends that would result in recapture of any portion of its bad debt reserves and, accordingly, has not provided for any portion of the $772 liability relating to the balance of its pre-1988 bad debt reserves.

(12) EMPLOYEE BENEFITS (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE
     AMOUNTS)

PENSION AND POSTRETIREMENT BENEFITS

On July 6, 2000, the Board of Directors of Brookline voted to terminate, effective September 30, 2000, Brookline's defined benefit pension plan, a non-contributory qualified retirement plan for eligible employees (the "Plan"). In connection with termination of the Plan, Brookline's Board of Directors also voted to cease the accrual of pension benefits, effective July 31, 2000. Final Plan termination is subject to approval by the Internal Revenue Service and is expected to result in an after-tax gain in 2001 in the range of $1,700.

As a result of the termination of the Plan, eligible employees will be offered a single sum settlement equal to the value of their benefits under the Plan. In addition, a portion of the surplus of the Plan will be used to enhance benefits of eligible employees.

The terminated pension plan covered all employees who met specific age and length of service requirements and provided for benefits to be paid to eligible employees at retirement based primarily upon their years of service with Brookline and the average of their three highest consecutive years of compensation. Other postretirement benefits provide for part of the annual expense of health insurance premiums for retired employees and their dependents.

The following table provides a reconciliation of the changes in the benefit obligations and fair value of assets for the defined pension plan and postretirement benefits for the years ended October 31, the latest plan valuation dates.

                                                             PENSION BENEFITS         POSTRETIREMENT BENEFITS
                                                          ---------------------       -----------------------
                                                           2000          1999           2000          1999
                                                          -------       -------       -------       ---------
Reconciliation of benefit obligation:
    Obligation at beginning of period ..............      $ 4,877       $ 4,964       $   560       $   530
    Service cost ...................................          205           259            53            43
    Interest cost ..................................          383           335            40            36
    Actuarial (gain) loss ..........................          291          (570)          (15)          (36)
    Benefit payment ................................          (80)         (111)          (13)          (13)
                                                          -------       -------       -------       -------
      Obligation at end of period ..................      $ 5,676       $ 4,877       $   625       $   560
                                                          =======       =======       =======       =======

Reconciliation of fair value of plan assets:
    Fair value of plan assets at beginning of period      $ 6,805       $ 5,776       $  --         $  --
    Actual return on plan assets ...................        1,648         1,140          --            --
    Benefit payments ...............................          (80)         (111)         --            --
    Other ..........................................            2          --            --            --
                                                          -------       -------       -------       -------
      Fair value of plan assets at end of period ...      $ 8,375       $ 6,805       $  --         $  --
                                                          =======       =======       =======       =======

Funded status:
    Funded status at end of period .................      $ 2,700       $ 1,928       $  (625)      $  (560)
    Unrecognized gain ..............................       (4,016)       (3,263)          (45)          (32)
    Unrecognized transition asset ..................          (45)          (51)          259           277
                                                          -------       -------       -------       -------
    Net amount recognized as a liability in the
      Company's balance sheet as of October 31 .....      $(1,361)      $(1,386)      $  (411)      $  (315)
                                                          =======       =======       =======       =======

In connection with the decision to terminate the Plan, Brookline's share of Plan assets was transferred to a money market account as of July 31, 2000, except for Brookline's proportionate ownership of a group annuity contract owned by the Plan that matures in 2002.

                    BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2000, 1999 AND 1998

The following table provides the components of net periodic benefit cost (credit) for the plans for the years ended October 31.

                                           PENSION BENEFITS               POSTRETIREMENT BENEFITS
                                    -----------------------------       ---------------------------
                                      2000        1999       1998        2000       1999      1998
                                    ------      ------      -----       -----      -----      -----
Service cost .................      $ 205       $ 259       $ 247       $  53      $  43      $  31
Interest cost ................        383         335         341          40         36         31
Expected return on plan assets       (470)       (462)       (442)       --         --         --
Transition obligation ........         (3)         (3)         (3)         18         19         17
Actuarial gain ...............       (141)        (92)        (90)       --         --         --
                                    -----       -----       -----       -----      -----      -----
    Net periodic benefit
             costs (credit) ..      $ (26)      $  37       $  53       $ 111      $  98      $  79
                                    =====       =====       =====       =====      =====      =====

The pension and postretirement benefits expense for the years ended December 31, 2000, 1999 and 1998 amounted to $75, $129, and $130, respectively.

Assumptions used in determining the actuarial present value of the projected benefit obligations are shown in the following table:

                                                PENSION BENEFITS        POSTRETIREMENT BENEFITS
                                          --------------------------    ------------------------
                                          2000       1999       1998    2000      1999      1998
                                          ----       ----       ----    ----      ----      ----
Discount rate ...................         7.50%      6.75%      7.25%   6.75%     6.75%     6.75%
Rate of increase in compensation          4.00       5.50       6.00    N/A       N/A       N/A
Expected long-term rate of return
    on plan assets ..............         6.75       8.00       8.00    N/A       N/A       N/A

The assumed health care trend used to measure the accumulated postretirement benefit obligation was 7% initially, decreasing gradually to 5% in 2003 and thereafter. Assumed health care trend rates may have a significant effect on the amounts reported for the postretirement benefit plan. A 1% change in assumed health care cost trend rates would have the following effects:

                                                       1% INCREASE  1% DECREASE
                                                       -----------  -----------

Effect on total service and interest cost components
     of net periodic postretirement benefit costs ..      $  24      $ (23)
Effect on the accumulated postretirement benefit
     obligation ....................................        126       (121)

401(k) PLAN

The Company has an employee tax deferred thrift incentive plan under Section 401(k) of the Internal Revenue Code. All employees who meet specified age and length of service requirements are eligible to participate in the plan by making voluntary contributions, subject to certain limits based on federal tax laws. The Company makes no matching contribution to the plan.

In connection with the termination of its defined benefit pension plan, Brookline amended its 401(k) plan. Effective January 1, 2001, Brookline will contribute an amount equal to 5% of the compensation of eligible employees, subject to certain limits based on federal tax laws. Each employee reaching the age of 21 and having completed 1,000 hours of service in a plan year becomes eligible to participate in the plan. Effective May 1, 2000, a separate 401(k) plan was established by Lighthouse with contribution limits and eligibility requirements similar to the Brookline 401(k) plan. Expense for the Lighthouse plan was $72 in 2000.

                    BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2000, 1999 AND 1998

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENTS

The Company maintains agreements that provide supplemental retirement benefits to certain executive officers. Total expense for benefits payable under the agreements amounted to $400, $419 and $425 for the years ended December 31, 2000, 1999 and 1998, respectively. Aggregate benefits payable included in accrued expenses and other liabilities at December 31, 2000 and 1999 amounted to $2,792 and $2,392, respectively.

EMPLOYEE STOCK OWNERSHIP PLAN

On March 24, 1998, the Board of Directors approved an Employee Stock Ownership Plan ("ESOP") that became effective November 1, 1997. The Plan is designed to provide eligible employees the advantage of ownership of Company stock. Employees are eligible to participate in the Plan after reaching age twenty-one, completion of one year of service and working at least one thousand hours of consecutive service during the year. Contributions are allocated to eligible participants on the basis of compensation, subject to federal tax law limits.

The ESOP is authorized to purchase in the open market up to 4% of the common stock sold in the Offering, or 546,986 shares, and borrow up to $7,500 from the Company to finance the purchase of such shares. The loan is payable in quarterly installments over 30 years and bears interest at 8.50% per annum. The loan can be prepaid without penalty. Loan payments are principally funded by cash contributions from the Bank, subject to federal tax law limits.

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

At December 31, 2000, the ESOP held 455,771 unallocated shares at an aggregate cost of $5,435; the market value of such shares at that date was $5,241. For the years ended December 31, 2000, 1999 and 1998, $376, $377 and $291 were charged to compensation and employee benefits expense based on the commitment to release to eligible employees 35,833 shares in 2000, 34,239 shares in 1999 and 21,143 shares in 1998 to eligible employees.

RECOGNITION AND RETENTION PLAN

On April 15, 1999, the stockholders approved the Company's 1999 Recognition and Retention Plan (the "RRP"). Under the RRP, 546,986 shares of the Company's common stock were reserved for issuance as restricted stock awards to officers, employees and non-employee directors in recognition of prior service and as an incentive for such individuals to remain with the Company. Shares issued upon vesting may be either authorized but unissued shares or reacquired shares held by the Company as treasury shares. Through December 31, 2000, the Company acquired 387,564 shares of stock that relates to the RRP; such shares are included in treasury stock. Any shares not issued because vesting requirements are not met will again be available for issuance under the RRP. On April 19, 1999, 546,500 shares were awarded to officers and non-employee directors of the Company. The shares vest over varying time periods ranging from six months up to eight years. In the event a recipient ceases to maintain continuous service with the Company by reason of normal retirement, death or disability, or following a change in control, RRP shares still subject to restrictions will vest and be free of such restrictions. As of December 31, 2000, 428,707 shares were vested and 3,850 shares were forfeited. Expense is recognized for shares awarded over the vesting period at the fair market value of the shares on the date they were awarded, or $10.8125 per share. RRP expense amounted to $1,246 in 2000 and $3,593 in 1999 and is expected to amount to less than $175 per year from 2001 through 2007.

STOCK OPTION PLAN

On April 15, 1999, the stockholders approved the Company's 1999 Stock Option Plan (the "Stock Option Plan"). Under the Stock Option Plan, 1,367,465 shares of the Company's common stock were reserved for issuance to officers, employees and non-employee directors of the Company. Shares issued upon the exercise of a stock option may be either authorized but unissued shares or reacquired shares held by the Company as treasury shares. Any shares subject to an award which expire or are terminated unexercised will again be available for issuance under the Stock Option Plan. On

                    BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2000, 1999 AND 1998

April 19, 1999, 1,265,500 options were awarded to officers and non-employee directors of the Company at an exercise price of $10.8125 per share, the fair market value of the common stock of the Company on that date. Of the total options awarded, 410,460 options are incentive stock options and 855,040 options are non-qualified stock options. Options awarded vest over periods ranging from less than six months through five years. If an individual to whom a stock option was granted ceases to maintain continuous service by reason of normal retirement, death or disability, or following a change in control, all options and rights granted and not fully exercisable become exercisable in full upon the happening of such event and shall remain exercisable for a one year period.

Activity under the Stock Option Plan is as follows:

                                                  YEAR ENDED DECEMBER 31,
                                                 ---------------------------
                                                   2000            1999
                                               -----------       -----------
Shares under option:
   Outstanding at beginning of year .....        1,261,500              --
   Granted at $10.8125 per share ........             --           1,265,500
   Forfeited ............................          (17,000)           (4,000)
   Exercised ............................             --                --
                                               -----------       -----------
   Outstanding at end of year ...........        1,244,500         1,261,500
                                               ===========       ===========

   Exercisable at end of year ...........          669,300           500,000
                                               ===========       ===========
   Weighted average fair value of
       options granted during the year ..      $      --         $      3.32
                                               ===========       ===========
   Weighted average remaining contractual
       life in years at end of year .....              8.7               9.7
                                               ===========       ===========


In determining the pro forma amounts, the fair value of each option granted in 1999 was estimated as of the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:


Dividend yield ..............         2.3%
Expected life in years ......         6.4
Expected volatility .........        25.6
Risk-free interest rate .....         5.2

On a pro forma basis, had compensation expense for the Company's stock-based compensation plan been determined based on the fair value at the grant date for awards made under the plan, consistent with SFAS No. 123, the Company's net income and earnings per share for the years ended December 31, 2000 and 1999 would have been reduced as follows:

                                             YEAR ENDED DECEMBER 31,
                                            -------------------------
                                               2000            1999
                                           ----------      ----------
Net income:
   As reported ......................      $   21,634      $   20,791
   Pro forma ........................          20,920          18,984

Basic and diluted earnings per share:
   As reported ......................      $     0.80      $     0.74
   Pro forma ........................            0.78            0.68

                    BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2000, 1999 AND 1998

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

Financial instruments with off-balance sheet risk at the dates indicated follow:

                                                       DECEMBER 31,
                                                  ---------------------
                                                    2000         1999
                                                  -------      --------
Financial instruments whose contract amounts
  represent credit risk:
   Commitments to originate loans:
      One-to-four family mortgage ..........      $ 5,351      $ 3,987
      Multi-family mortgage ................       19,410       11,964
      Commercial real estate mortgage ......       17,980       12,856
      Construction and development mortgage        10,503         --
      Commercial ...........................           25          890
   Unadvanced portion of loans .............       43,030       35,746
   Unused lines of credit:
      Equity ...............................       11,254        9,932
      Other ................................        8,356        1,313

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

LEASE COMMITMENTS

The Company leases certain office space under various noncancellable operating leases. A summary of future minimum rental payments under such leases at the dates indicated follows:

YEAR ENDING
DECEMBER 31,
------------
2001....................................................      $   674
2002....................................................          731
2003....................................................          497
2004....................................................          497
2005....................................................          509


The leases contain escalation clauses for real estate taxes and other expenditures. Total rental expense was $613, $403 and $307 for the years ended December 31, 2000, 1999 and 1998, respectively.

                    BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2000, 1999 AND 1998

SWAP AGREEMENT

Effective April 14, 1998, the Company entered into an interest-rate swap agreement with a third-party that matures April 14, 2005. The notional amount of the agreement is $5,000. Under this agreement, each quarter the Company pays interest on the notional amount at an annual fixed rate of 5.9375% and receives from the third-party interest on the notional amount at the floating three month U.S. dollar LIBOR rate. The Company entered into this transaction to match more closely the repricing of its assets and liabilities and to reduce its exposure to increases in interest rates. The net interest expense paid (income received) was $(26), $29 and $13 for the years ended December 31, 2000, 1999 and 1998, respectively.

LEGAL PROCEEDINGS

In the normal course of business, there are various outstanding legal proceedings. In the opinion of management, after consulting with legal counsel, the consolidated financial position and results of operations of the Company will not be affected materially by the outcome of such proceedings.

(14) STOCKHOLDERS' EQUITY (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

PREFERRED STOCK

The Company is authorized to issue 5,000,000 shares of serial preferred stock, par value $0.01 per share, from time to time in one or more series subject to limitations of law, and the Board of Directors is authorized to fix the designations, powers, preferences, limitations and rights of the shares of each such series. As of December 31, 2000, there were no shares of preferred stock issued.

COMMON STOCK REPURCHASES AND DIVIDENDS

On October 20, 1998, the Company received regulatory approval to repurchase 1,454,750 shares, or 5% of the common shares issued by the Company. Repurchase of that total number of shares was completed in February 2000 at an aggregate cost of $15,893, or $10.93 per share. On March 10, 2000, the Company received regulatory approval to repurchase an additional 610,995 shares of its common shares. As of December 31, 2000, the Company has acquired 343,614 shares under this approved regulatory plan at an aggregate cost of $3,305, or $9.62 per share. Additionally, in connection with the Company's RRP, 387,564 shares were purchased as of December 31, 2000 at an aggregate cost of $3,788, or $9.77 per share.

                    BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2000, 1999 AND 1998

(15) EARNINGS PER SHARE RECONCILIATION (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

The following table is the reconciliation of basic and diluted earnings per share as required under SFAS No. 128 for the years ended December 31, 2000 and 1999. In 1998, there were no options outstanding and, accordingly, basic and diluted earnings per share were identical.

                                                       2000                                      1999
                                    ----------------------------------------  ----------------------------------------
                                      INCOME         SHARES       PER SHARE    INCOME           SHARES       PER SHARE
                                    (NUMERATOR)   (DENOMINATOR)    AMOUNTS   (NUMERATOR)     (DENOMINATOR)    AMOUNTS
                                    ----------    -------------   ---------  -----------     -------------   ---------
Basic earnings per share:
    Income available to
       common stockholders ...      $   21,634      26,881,433      $  0.80    $ 20,791        28,016,150      $ 0.74
Effect of dilutive securities:
    Options ..................            --            43,438         --          --              --             --
                                    ----------      ----------      -----      ----------      ----------      -----
 Diluted earnings per share:
    Income available to
       common stockholders ...      $   21,634      26,924,871      $  0.80    $ 20,791        28,016,150      $ 0.74
                                    ==========      ==========      =======    ==========      ==========      ======

(16) REGULATORY CAPITAL REQUIREMENTS (DOLLARS IN THOUSANDS)

Bank regulatory agencies have established capital adequacy standards which are used extensively in their monitoring and control of the industry. These standards relate capital to average assets and to level of risk by assigning different weighting to assets and certain off-balance sheet activity. The capital ratios of the Company (on a consolidated basis), Brookline and Lighthouse set forth below currently exceed the minimum ratios for "well capitalized" banks as defined by federal regulators.

                                                                                                        MINIMUM TO
                                                                                MINIMUM              BE CATEGORIZED AS
                                                           ACTUAL         CAPITAL REQUIREMENT         WELL CAPITALIZED
                                               ------------------------  ----------------------  ------------------------
AT DECEMBER 31, 2000                             AMOUNT          RATIO     AMOUNT        RATIO      AMOUNT        RATIO
--------------------                           ---------        -------  ---------      -------   ---------     --------
Tier I Capital (to average assets):
   The Company ..........................      $286,261         28.66%   $ 39,952         4.00%        N/A           -- %
   Brookline ............................       204,320         22.37      36,529         4.00    $ 45,662          5.00
   Lighthouse ...........................        22,082         39.07       2,261         4.00       2,826          5.00

Tier I Capital (to risk-weighted assets):
   The Company ..........................       286,261         31.87      35,930         4.00         N/A           --
   Brookline ............................       204,320         24.92      32,796         4.00      49,194          6.00
   Lighthouse ...........................        22,082         76.07       1,161         4.00       1,742          6.00

Total Capital (to risk-weighted assets):
   The Company ..........................       301,587         33.58      71,859         8.00         N/A           --
   Brookline ............................       222,236         27.11      65,592         8.00      81,991         10.00
   Lighthouse ...........................        22,199         76.47       2,322         8.00       2,903         10.00

                    BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2000, 1999 AND 1998


                                                                                                        MINIMUM TO
                                                                                MINIMUM              BE CATEGORIZED AS
                                                           ACTUAL         CAPITAL REQUIREMENT         WELL CAPITALIZED
                                               ------------------------  ----------------------  ------------------------
AT DECEMBER 31, 1999                             AMOUNT          RATIO     AMOUNT        RATIO      AMOUNT        RATIO
--------------------                           ---------        -------  ---------      -------   ---------     --------
Tier I Capital (to average assets):
   The Company ..........................      $274,231         30.71%   $ 35,718         4.00%        N/A           --
   Brookline ............................       205,237         24.57      33,415         4.00    $ 44,648          5.00%

Tier I Capital (to risk-weighted assets):
   The Company ..........................       274,231         35.08      31,269         4.00         N/A           --
   Brookline ............................       205,237         28.22      29,090         4.00      43,635          6.00

Total Capital (to risk-weighted assets):
   The Company ..........................       290,042         37.10      62,537         8.00         N/A           --
   Brookline ............................       220,177         30.28      58,179         8.00      72,725         10.00

(17) FAIR VALUE OF FINANCIAL INSTRUMENTS (IN THOUSANDS)

The following is a summary of the carrying values and estimated fair values of the Company's significant financial and non-financial instruments as of the dates indicated:

                                             DECEMBER 31, 2000             DECEMBER 31, 1999
                                          ------------------------    ------------------------
                                           CARRYING      ESTIMATED    CARRYING       ESTIMATED
                                            VALUE       FAIR VALUE    VALUE         FAIR VALUE
                                          ---------     ----------    --------      ----------
Financial assets:
   Cash and due from banks .........      $ 13,505      $ 13,505      $  8,203      $  8,203
   Short-term investments ..........        66,870        66,870         9,435         9,435
   Securities ......................       206,953       206,843       237,988       237,005
   Loans, net ......................       730,494       730,726       637,082       631,880
   Accrued interest receivable .....         6,521         6,521         5,811         5,811
   Swap agreement ..................          --            --            --             217
Financial liabilities:
   Demand, NOW, savings and money
     market savings deposit accounts       299,224       299,224       270,377       270,377
   Certificate of deposit accounts .       309,397       309,279       241,759       241,470
   Borrowed funds ..................       133,400       133,513       108,800       104,250
   Swap agreement ..................          --              11          --            --

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

                    BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2000, 1999 AND 1998

The following is a description of the principal valuation methods used by the Company to estimate the fair values of its financial instruments.

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

                    BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2000, 1999 AND 1998

(18) ESTABLISHMENT OF A NEW INTERNET BANK SUBSIDIARY (DOLLARS IN THOUSANDS)

On April 12, 2000, the Company received regulatory approval for Lighthouse to commence operations as New England's first-chartered internet-only bank. In connection with the legal formation of Lighthouse, the Company made a $25,000 capital investment in Lighthouse at the beginning of May 2000. Lighthouse commenced doing business with the public in the last week of June 2000. Its activities through June 30, 2000 were concentrated primarily on obtaining and training qualified personnel, installation of computer equipment, establishment of operating policies and procedures, and development of marketing strategies. Expenses incurred prior to the legal incorporation of Lighthouse (April 27, 2000) are considered to have been start-up expenses. A summary of Lighthouse expenses through December 31, 2000 is as follows:

                               OPERATING EXPENSES                START-UP EXPENSES
                               ------------------     ----------------------------------
                               EIGHT MONTHS ENDED     FOUR MONTHS ENDED      SECOND HALF
                               DECEMBER 31, 2000       APRIL 30, 2000          OF 1999
                               ------------------     -----------------      -----------
Compensation and benefits ...      $1,254                $  409                $  290
Occupancy ...................         187                   105                   104
Equipment and data processing         694                    45                    15
Advertising and marketing ...       1,670                    97                    44
Other .......................         390                    90                   222
                                   ------                ------                ------
                                   $4,195                $  746                $  675
                                   ======                ======                ======

In 2000, the Company granted to senior officers of Lighthouse options to purchase in the aggregate ten percent of the common stock of Lighthouse. The exercise price of each option is the same as the per share price paid by the Company. The options vest at the rate of 40% at the end of the first anniversary following the award and 20% on each succeeding anniversary date. Upon a change in control in the Company or Lighthouse, all options granted would become fully vested.

(19) BUSINESS SEGMENTS (IN THOUSANDS)

The Company's wholly-owned bank subsidiaries, Brookline and Lighthouse, collectively "the Banks", have been identified as reportable operating segments in accordance with the provisions of SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information". The Brookline operating segment includes its wholly-owned subsidiaries. The "All Other" segment presented below includes the Company and its wholly-owned securities corporation.

The primary activities of the Banks include acceptance of deposits from the general public, origination of mortgage loans on residential and commercial real estate, commercial and consumer loans, and investment in debt securities, mortgage-backed securities and other financial instruments. Brookline conducts its business primarily through its branch network while Lighthouse conducts its business primarily through the internet. Each of the Banks has its own chief executive officer and Board of Directors.

The Company and the Banks follow generally accepted accounting principles as described in the summary of significant accounting policies. Income taxes are provided in accordance with tax allocation agreements between the Company and the Banks. Intercompany expenditures are allocated based on actual or estimated costs. Consolidation adjustments reflect elimination of intersegment revenue and expenses and balance sheet accounts.

The following table sets forth certain information about and the reconciliation of reported net income for each of the reportable segments. Lighthouse commenced doing business with the public in the last week of June 2000. Start-up expenses incurred prior to that time are presented separately in the following table.

                    BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2000, 1999 AND 1998

                                                                      ALL         CONSOLIDATION
                                   BROOKLINE     LIGHTHOUSE          OTHER         ADJUSTMENTS      CONSOLIDATED
                                   ---------     ----------          -----        -------------     ------------
AT OR FOR THE YEAR ENDED
DECEMBER 31, 2000
------------------------
Interest income ............      $   67,644      $    1,686       $   26,323      $  (24,093)      $   71,560
Interest expense ...........          30,908             582             --              (918)          30,572
Provision for loan losses ..             300             127             --              --                427
Securities gains ...........           8,248               5             --              --              8,253
Other non-interest income ..           1,383              20              351            (113)           1,641
Start-up expenses ..........            --               746             --              --                746
Non-interest expense .......          11,583           4,195              299            --             16,077
Income tax expense (benefit)          12,225          (1,426)           1,199            --             11,998
Net income (loss) ..........          22,259          (2,513)          25,176         (23,288)          21,634

Total loans, excluding money
  market loan participations      $  683,230      $   33,329       $     --        $     --         $  716,559
Total deposits .............         583,070          52,400             --           (26,849)         608,621
Total assets ...............         943,250          75,032          289,024        (271,156)       1,036,150

                                                                    ALL         CONSOLIDATION
                                   BROOKLINE      LIGHTHOUSE       OTHER         ADJUSTMENTS     CONSOLIDATED
                                   ---------      ----------       -----        -------------    ------------
AT OR FOR THE YEAR ENDED
DECEMBER 31, 1999
------------------------
Interest income ............      $  61,779      $    --         $  21,455      $ (18,425)      $  64,809
Interest expense ...........         27,587           --              --             (425)         27,162
Provision for loan losses ..            450           --              --             --               450
Securities gains ...........          7,437           --              --             --             7,437
Other non-interest income ..          1,742           --                20            (85)          1,677
Start-up expenses ..........           --              675            --             --               675
Other non-interest expense .         13,225           --               258           --            13,483
Income tax expense (benefit)         10,436           (283)          1,209           --            11,362
Net income (loss) ..........         19,260           (392)         20,008        (18,085)         20,791

Total loans, excluding money
  market loan participations      $ 635,556      $    --         $    --        $    --         $ 635,556
Total deposits .............        512,136           --              --             --           512,136
Total assets ...............        851,410           --           280,148       (224,224)        907,334

                    BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2000, 1999 AND 1998

(20) CONDENSED PARENT COMPANY FINANCIAL STATEMENTS (IN THOUSANDS)

Condensed parent company financial statements as of December 31, 2000 and 1999, the years ended December 31, 2000 and 1999, and the period from March 24, 1998 (the date the Company commenced operations) through December 31, 1998 follow:

           BALANCE SHEETS
           --------------                          DECEMBER 31,    DECEMBER 31,
                                                      2000            1999
                                                   -----------     ------------
ASSETS
Cash and due from banks .......................      $    309      $    182
Short-term investments ........................            10            25
Equity securities available for sale ..........            56            39
Loan to Bank ESOP .............................         5,566         5,127
Investment in subsidiaries, at equity .........       279,066       270,149
Other investment ..............................         3,360         3,022
Bank premises and equipment, net ..............          --             280
Accrued interest receivable ...................          --               1
Deferred tax asset ............................          --               1
Other assets ..................................             5            57
                                                     --------      --------
     Total assets .............................      $288,372      $278,883
                                                     ========      ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Accrued expenses and other liabilities ........      $    512      $    114
Total stockholders' equity ....................       287,860       278,769
                                                     --------      --------
     Total liabilities and stockholders' equity      $288,372      $278,883
                                                     ========      ========

The Company's consolidated stockholders' equity is $5,275 and $3,969, respectively, less than the amounts presented above because of the elimination of the effect of unallocated ESOP shares in consolidation.

              STATEMENTS OF INCOME
              --------------------                                                                 PERIOD FROM MARCH 24,
                                                       YEAR ENDED               YEAR ENDED            1998 THROUGH
                                                   DECEMBER 31, 2000        DECEMBER 31, 1999       DECEMBER 31, 1998
                                                   -----------------        -----------------     ---------------------
Dividend income from subsidiaries ................      $ 25,934                 $ 19,110            $   --
Interest income:
  Short-term investments .........................             4                       72                 248
  Money market loan participations ...............          --                         11                 450
  Marketable equity securities ...................             1                        1                --
  Loan to Bank ESOP ..............................           483                      425                 188
Equity interest in earnings of other investment ..           351                       21                --
                                                        --------                 --------            --------
     Total income ................................        26,773                   19,640                 886
                                                        --------                 --------            --------

Expenses:
  Directors' fees ................................            57                       58                  39
  Internet bank start-up .........................           746                      675                --
  Other ..........................................           238                      193                  45
                                                        --------                 --------            --------
     Total expenses ..............................         1,041                      926                  84
                                                        --------                 --------            --------

     Income before income taxes and equity in
        undistributed net income of subsidiaries .        25,732                   18,714                 802
Income tax expense (benefit) .....................            44                      (88)                338
                                                        --------                 --------            --------
     Income before equity in undistributed
        net income of subsidiaries ...............        25,688                   18,802                 464

Equity in undistributed net income of subsidiaries        (4,054)                   1,989              15,303
                                                        --------                 --------            --------
     Net income ..................................      $ 21,634                 $ 20,791            $ 15,767
                                                        ========                 ========            ========

                    BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2000, 1999 AND 1998

              STATEMENTS OF CASH FLOWS
              ------------------------                                                                PERIOD FROM MARCH 24,
                                                               YEAR ENDED           YEAR ENDED            1998 THROUGH
                                                            DECEMBER 31, 2000    DECEMBER 31, 1999      DECEMBER 31, 1998
                                                            -----------------    -----------------   ----------------------
Cash flows from operating activities:
  Net income ............................................      $  21,634            $  20,791            $  15,767
  Adjustments to reconcile net income to
     net cash provided by operating activities:
       Equity in undistributed net income of subsidiaries          4,054               (1,989)             (15,303)
       Equity interest in earnings of other investment ..           (351)                 (21)                --
       Receipt of dividend from other investment ........             13                 --                   --
       Depreciation and amortization ....................             32                   10                 --
       Deferred income taxes ............................           --                     (4)                   3
       (Increase) decrease in accrued interest receivable              1                    6                   (7)
       (Increase) decrease in other assets ..............             30                  (57)                --
       Increase in accrued expenses and other liabilities            416                   62                   61
                                                               ---------            ---------            ---------
           Net cash provided from operating activities ..         25,829               18,798                  521
                                                               ---------            ---------            ---------

Cash flows from investing activities:
  Investment in subsidiaries, net .......................        (14,170)                --               (122,597)
  ESOP loan to subsidiary bank ..........................           (802)                (549)              (5,248)
  Repayment of ESOP loan by subsidiary bank .............            363                  335                  335
  Payment from subsidiary bank for shares
      vested in recognition and retention plan ..........          2,180                2,459                 --
  Funding of other investment ...........................           --                 (3,001)                --
  Purchase of bank premises and equipment ...............           --                   (290)                --
  Purchase of securities available for sale .............           --                   --                    (42)
                                                               ---------            ---------            ---------
           Net cash used for investing activities .......        (12,429)              (1,046)            (127,552)
                                                               ---------            ---------            ---------


Cash flows from financing activities:
  Net proceeds from issuance of common stock ............           --                   --                134,790
  Purchase of treasury stock ............................         (6,653)             (15,018)              (1,316)
  Payment of common stock dividends .....................         (6,635)              (6,060)              (2,910)
                                                               ---------            ---------            ---------
           Net cash provided from (used for)
                financing activities ....................        (13,288)             (21,078)             130,564
                                                               ---------            ---------            ---------

Net increase (decrease) in cash and cash equivalents ....            112               (3,326)               3,533
Cash and cash equivalents at beginning of period ........            207                3,533                 --
                                                               ---------            ---------            ---------
Cash and cash equivalents at end of period ..............      $     319            $     207            $   3,533
                                                               =========            =========            =========

Supplemental disclosures of cash flow information:
  Cash paid during the period for income taxes ..........      $     140            $    --              $     227
Non-cash activities:
  Transfer from bank premises and equipment,
     other assets and accrued expenses to
     investment in subsidiaries .........................            246                 --                   --

                    BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2000, 1999 AND 1998

(21) QUARTERLY RESULTS OF OPERATIONS (UNAUDITED, DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                       2000  QUARTERS
                                                     --------------------------------------------------
                                                     FOURTH         THIRD          SECOND         FIRST
                                                     ------         -----          ------         -----
Interest income ...........................         $ 19,146       $ 18,151       $ 17,379       $ 16,884
Interest expense ..........................            8,636          7,733          7,260          6,943
                                                    --------       --------       --------       --------
    Net interest income ...................           10,510         10,418         10,119          9,941
Provision for loan losses .................               58             69            150            150
                                                    --------       --------       --------       --------
    Net interest income after provision
       for loan losses ....................           10,452         10,349          9,969          9,791
Gains on sales of securities, net .........            1,794          2,316          1,801          2,342
Other real estate owned income net ........               90             18             46             18
Other non-interest income .................              466            348            381            274
Recognition and retention plan expense ....             (114)          (365)          (370)          (397)
Internet bank start-up expense ............             --             --             (179)          (567)
Other non-interest expense ................           (4,482)        (4,345)        (3,283)        (2,721)
                                                    --------       --------       --------       --------
    Income before income taxes ............            8,206          8,321          8,365          8,740
Provision for income taxes ................            3,024          2,955          2,903          3,116
                                                    --------       --------       --------       --------
    Net income ............................         $  5,182       $  5,366       $  5,462       $  5,624
                                                    ========       ========       ========       ========

Basic and diluted earnings per share .....          $   0.19       $   0.20       $   0.20       $   0.21

                                                                1999  QUARTERS
                                              --------------------------------------------------
                                              FOURTH         THIRD          SECOND         FIRST
                                              ------         -----          ------         -----
Interest income .......................      $ 16,480       $ 16,538       $ 15,983       $ 15,808
Interest expense ......................         6,880          6,877          6,792          6,613
                                             --------       --------       --------       --------
    Net interest income ...............         9,600          9,661          9,191          9,195
Provision for loan losses .............           150           --              150            150
                                             --------       --------       --------       --------
    Net interest income after provision
        for loan losses ...............         9,450          9,661          9,041          9,045
Gains on sales of securities, net .....         1,850          1,989          2,408          1,190
Other real estate owned income, net ...           (49)           651             56             53
Other non-interest income .............           293            225            238            210
Recognition and retention plan expense           (682)        (1,637)        (1,274)          --
Internet bank start-up expense ........          (403)          (272)          --             --
Other non-interest expense ............        (2,549)        (2,467)        (2,478)        (2,396)
                                             --------       --------       --------       --------
    Income before income taxes ........         7,910          8,150          7,991          8,102
Provision for income taxes ............         2,744          2,872          2,827          2,919
                                             --------       --------       --------       --------
    Net income ........................      $  5,166       $  5,278       $  5,164       $  5,183
                                             ========       ========       ========       ========

Basic and diluted earnings per share ..      $   0.19       $   0.19       $   0.18       $   0.18

(22) CONVERSION TO A FEDERAL CHARTER

On February 21, 2001, the Board of Directors approved a plan to convert the Company's charter from a Massachusetts corporation regulated by the Massachusetts Division of Banks and the Board of Governors of the Federal Reserve System to a federal corporation regulated by the Office of Thrift Supervision. The charter conversion is subject to approval by regulators and the stockholders of the Company.