Form 10-K405, Exhibit 13
period 2001-12-31
BROOKLINE BANCORP INC
filed 2002-03-25
CIK 1049782

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

	At December 31,
	2001	2000	1999	1998	1997
	(In thousands)
Selected Financial Condition Data:

Total assets	$1,099,596	$1,036,150	$907,334	$879,027	$701,119

Loans, excluding money market loan participations	828,360	716,559	635,556	548,558	472,412

Money market loan participations	6,000	28,250	15,400	44,300	24,000

Allowance for loan losses	15,301	14,315	13,874	13,094	12,463

Debt securities:
Available for sale	146,239	125,219	100,089	102,934	89,620

Held to maturity	9,558	50,447	103,434	121,390	65,444

Marketable equity securities	17,186	24,142	28,186	30,595	28,017

Deposits	620,920	608,621	512,136	489,370	482,304

Borrowed funds	178,130	133,400	108,800	94,350	69,265

Stockholders’ equity	285,445	282,585	274,800	278,222	132,757

Net unrealized gain on securities available for sale, net of taxes, included in stockholders’ equity	6,720	6,244	7,759	14,416	13,739

Non-performing loans	140	—	—	332	803

Non-performing assets	1,580	—	707	2,272	3,176

	Year Ended December 31,
	2001	2000	1999	1998	1997
	(In thousands)
Selected Operating Data:

Interest income	$75,960	$71,560	$64,809	$61,419	$54,125
Interest expense	32,904	30,572	27,162	26,160	25,858
Net interest income	43,056	40,988	37,647	35,259	28,267
Provision for loan losses	974	427	450	300	—
Net interest income after provision for loan losses	42,082	40,561	37,197	34,959	28,267
Gains on sales of securities, net	3,540	8,253	7,437	2,843	74
Other real estate owned income, net	—	172	711	251	238
Gain from termination of pension plan	3,667	—	—	—	—
Other non-interest income	2,091	1,469	966	1,111	853
Recognition and retention plan expense	(167)	(1,246)	(3,593)	—	—
Internet bank start-up expense	—	(746)	(675)	—	—
Restructuring charge	(3,927)	—	—	—	—
Other non-interest expense	(16,721)	(14,831)	(9,890)	(9,181)	(8,374)
Income before income taxes	30,565	33,632	32,153	29,983	21,058
Provision for income taxes	11,231	11,998	11,362	10,831	7,327
Net income	$19,334	$21,634	$20,791	$19,152	$13,731

SELECTED FINANCIAL RATIOS AND OTHER DATA OF THE COMPANY

	At or for the Year Ended December 31,
	2001	2000	1999	1998	1997
Performance Ratios:

Return on average assets	1.80%	2.29%	2.31%	2.33%	2.02%

Return on average stockholders’ equity (1)	6.89	7.99	7.81	8.36	12.21

Interest rate spread (2)	2.83	2.95	2.69	2.76	3.08

Net interest margin (2)	4.10	4.43	4.21	4.28	4.09

Efficiency ratio (3)	28.90	25.63	25.15	25.07	28.45

Capital Ratios:

Stockholders’ equity to total assets at end of year	25.96	27.27	30.29	31.65	18.94

Tier 1 core capital ratio at end of year (4)	21.71	22.37	24.57	25.86	17.82

Asset Quality Ratios:

Non-performing assets as a percent of total assets at end of year	0.14	–	0.08	0.26	0.45

Allowance for loan losses as a percent of loans, excluding money market loan participations, at end of year	1.85	2.00	2.18	2.39	2.64

Allowance for loan losses as a percent of total non-performing loans at end of year	NM	NM	NM	3,943.98	1,552.05

Per Share Data:

Basic earnings per common share	$0.72	$0.80	$0.74	NM	—

Diluted earnings per common share	$0.71	$0.80	$0.74	NM	—

Number of shares outstanding at end of year (in thousands) (5)	26,768	27,456	28,150	28,982	—

Dividends paid per common share	$0.46	$0.24	$0.21	$0.10	—

Book value per common share at end of year	$10.66	$10.29	$9.76	$9.60	—

Market value per common share at end of year	$16.44	$11.50	$9.75	$11.50	—

(1)                      Excludes effect of unrealized gains on securities available for sale, net of income taxes.

(2)                      Calculated on a fully-taxable equivalent basis.

(3)                      Represents the ratio of non-interest expenses (exclusive of recognition and retention plan expense) divided by the sum of net interest income and non-interest income (exclusive of gains on sales of securities). Lighthouse Bank’s income and expenses are excluded.

(4)                      This regulatory ratio relates only to Brookline Savings Bank.

(5)                      Common stock issued less treasury stock.

NM - Not Meaningful. Earnings per share is not presented for the period from March 24, 1998 (the date of conversion to stock-ownership) through December 31, 1998 as the earnings per share calculation for that period is not meaningful. Earnings per share is not presented for the periods prior to the conversion to stock form since the Bank was a mutual savings bank and no stock was outstanding.

                                                                                MANAGEMENT’S DISCUSSION AND ANALYSIS OF

                                                                                                                                                                                                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Mutual Holding Company Structure and Stock Offering

Brookline Bancorp, Inc. (the “Company”) was organized in November 1997 for the purpose of acquiring all of the capital stock of Brookline Savings Bank (“Brookline”) upon completion of Brookline’s reorganization from a mutual savings bank into a mutual holding company structure. As part of the reorganization, the Company offered for sale 47% of the shares of its common stock in an offering fully subscribed for by eligible depositors of Brookline (the “Offering”). The remaining 53% of the Company’s shares of common stock were issued to Brookline Bancorp MHC (“MHC”), a mutual holding company. The reorganization and Offering were completed on March 24, 1998. Net proceeds from the Offering amounted to $134.8 million. At December 31, 2001, the MHC owned 15,420,350 shares (57.6%) of the Company’s shares of common stock outstanding.

Conversion to a Federal Charter

On February 21, 2001, the Board of Directors approved a plan to convert the Company’s charter from a Massachusetts corporation regulated by the Massachusetts Division of Banks and the Board of Governors of the Federal Reserve System to a federal corporation regulated by the Office of Thrift Supervision (“OTS”). The charter conversion, which was approved by the stockholders of the Company on April 19, 2001, was approved by the OTS on July 16, 2001. The MHC, Brookline and Lighthouse Bank (“Lighthouse”) also received approval of their conversions from state to federal charters on that date.

Among other things, the charter conversions permit the MHC to waive the receipt of dividends paid by the Company without causing dilution to the ownership interests of the Company’s minority stockholders in the event of a conversion of the MHC to stock form. The waiving of dividends will increase Company resources available for stock repurchases, payment of dividends to minority stockholders and investments.

As part of the approval of the charter conversions, the OTS requires that the Company comply satisfactorily with several conditions, the most notable of which is that Brookline and its subsidiaries must divest themselves of their investment in marketable equity securities without material loss at the earliest possible date, but in any event no later than July 17, 2003. The divestiture can be accomplished by sale of the equity securities or their transfer to the Company or its subsidiary. At December 31, 2001, Brookline and its subsidiaries owned equity securities with a market value of $5.8 million.

As a federally-chartered institution, Brookline will be required to meet a qualified thrift lender test. Under that test, an institution is required to either qualify as a “domestic building and loan association” under the Internal Revenue Code or maintain at least 65% of its “portfolio assets” (total assets minus goodwill and other intangible assets, office property and specified liquid assets up to 20% of total assets) in certain “qualified thrift investments” (primarily loans to purchase, refinance, construct, improve or repair domestic residential housing, home equity loans, securities backed by or representing an interest in mortgages on domestic residential housing, and Federal Home Loan Bank stock) in at least nine months out of each twelve month period. A savings institution that fails the qualified thrift lender test is subject to certain operating restrictions and may be required to convert to a bank charter. The OTS has granted Brookline an exception from the qualified thrift lender test through July 17, 2002. At December 31, 2001, Brookline maintained approximately 64.9% of its portfolio assets in qualified thrift investments.

Lighthouse

On April 12, 2000, the Company received regulatory approval for Lighthouse to commence operations as New England’s first-chartered internet-only bank. The Company made a $25 million capital investment in Lighthouse at the beginning of May 2000. Lighthouse commenced doing business with the public in the last week of June 2000.

In April 2001, the Company announced the decision to either sell Lighthouse to a third party or merge it into Brookline. That decision was reached after determining the amount of additional operating losses Lighthouse would likely incur before achieving satisfactory profitability. On July 17, 2001, the existence of Lighthouse as a separate corporate entity was terminated by its merger into Brookline. Brookline continues to provide on-line electronic banking services to the former customers of Lighthouse.

In contemplation of the merger, a pre-tax restructuring charge of $3.9 million was recorded in the second quarter of 2001 to provide for merger-related expenses. Those expenses included personnel severance payments, termination of contracts with third party vendors, occupancy rent obligations, write-off of equipment and software, and other miscellaneous items. Certain operating expenses associated with servicing former Lighthouse customers continued through the third quarter of 2001. As of September 17, 2001, Lighthouse customers accounts were transferred to Brookline’s systems and records. See notes 18 and 19 of the notes to the consolidated financial statements included in this annual report for information about the start-up expenses and operating results of Lighthouse.

General

The Company’s activities consist primarily of investment activities and the holding of the stock of Brookline. The Company’s business operations, which are conducted primarily through Brookline, were also conducted through Lighthouse in 2000 and 2001. As a result, references to the Company in the following discussion generally refer to the consolidated operations of the Company, Brookline and Lighthouse.

The Company’s primary business is attracting retail deposits from the general public through the six full-service banking offices of Brookline and via the internet. The Company invests those deposits and other borrowed funds primarily in real estate mortgage loans and various debt and equity securities. The Company emphasizes the origination of multi-family and commercial real estate mortgage loans as well as one-to-four family residential mortgage loans. The Company’s consolidated net income depends largely upon net interest income, which is the difference between interest income from loans and investments (“interest-earning assets”) and interest expense on deposits and borrowed funds (“interest-bearing liabilities”). Net interest income is significantly affected by general economic conditions, policies established by regulatory authorities and competition.

The following discussion contains forward-looking statements based on management’s current expectations regarding economic, legislative and regulatory issues that may impact the Company’s earnings in future periods. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limitation, the words “believes”, “anticipates”, “plans”, “expects” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the Company’s actual results to differ materially from those contemplated by such forward-looking statements. These important factors include, without limitation: general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel and market acceptance of the Company’s pricing, products and services.

The discussion and analysis that follows focuses on the factors affecting the Company’s consolidated financial condition at December 31, 2001 and 2000 and consolidated results of operations during 2001, 2000 and 1999. The consolidated financial statements and related notes appearing elsewhere in this annual report should be read in conjunction with this review.

Comparison of Financial Condition at December 31, 2001 and 2000

Total assets increased $63.4 million, or 6.1%, from $1.036 billion at December 31, 2000 to $1.100 billion at December 31, 2001. Excluding money market loan participations, the loan portfolio amounted to $828.4 million at December 31, 2001, an increase of $111.8 million, or 15.6% since December 31, 2000. Approximately $45 million of the loan growth was in the residential mortgage loan sector, much of which occurred through real estate broker relationships established through Lighthouse. Loan growth at Brookline was primarily in the  multi-family mortgage sector ($38 million), the commercial real estate mortgage sector ($16 million) and the commercial loan sector ($9 million). Much of the commercial loan business relates to financing of condominium association renovation projects. The level of loan growth, especially in the residential mortgage loan sector, is expected to decline in 2002. With the merger of Lighthouse into Brookline, reliance on real estate brokers to provide new residential  mortgage loans has been greatly diminished.

Money market loan participations declined from $28.3 million at December 31, 2000 to $6.0 million at December 31, 2001. Generally, the participations represent purchases of a portion of loans to national companies and organizations originated and serviced by money center banks that mature between one day and three months. The Company views such participations as an alternative to lower-yielding short-term investments. Currently, the Company is placing less funds in this type of investment because of a shortage in the number of quality issues available and the low yields offered on such issues.

While the amount of the Company’s short-term investments grew modestly from $66.9 million at the end of 2000 to $69.4 million at the end of 2001, the composition of the investments changed significantly. Commercial paper investments declined from 47% of the year-end 2000 portfolio to 9% of the year-end 2001 portfolio. Over 52% of the year-end 2001 portfolio was invested in overnight deposits at the Federal Home Loan Bank of Boston (“FHLB”) compared to 13% of the year-end 2000 portfolio.

Securities available for sale ($163.4 million) and securities held to maturity ($9.6 million) represented 15.7% of total assets at December 31, 2001 while securities available for sale ($149.4 million) and securities held to maturity ($50.4 million) represented 19.3% of total assets at December 31, 2000. As the economy faltered in 2001, the investment ratings of many corporate debt securities were downgraded. As a result, the Company reduced its holdings of corporate obligations from $93.7 million at the beginning of 2001 to $58.9 million at the end of 2001 and increased its investment in collateralized mortgage obligations from $68.5 million at the beginning of 2001 to $79.7 million at the end of 2001. Most of the corporate obligations mature within two years and the collateralized mortgage obligations generally mature within three or four years.

Marketable equity securities included net unrealized gains of $7.7 million at December 31, 2001 and $9.2 million at December 31, 2000. While unrealized gains  declined $1.5 million in 2001, sales of marketable equity securities resulted in realized gains of $4.0 million in 2001. The portfolio is comprised primarily of common stocks of national, regional money center and community banks and utility companies. The single largest investment in the portfolio at December 31, 2001 is in the common stock of a Massachusetts community bank with a market value of $8.2 million at December 31, 2001.

Total deposits were $620.9 million at December 31, 2001 compared to $608.6 million at December 31, 2000, an increase of $12.3 million, or 2.0%. This net increase resulted from growth of core transaction deposit accounts of $67.3 million, or 22.5%, and a decline of $55.0 million, or 17.8%, in certificates of deposit. The decline resulted primarily from significant reductions in rates offered, especially during the second half of 2001.

Total borrowed funds were $178.1 million at December 31, 2001 compared to $133.4 million at December 31, 2000. All of the borrowed funds were obtained through advances from the FHLB. The borrowings were used to fund loan growth and in connection with the Company’s management of interest rate sensitivity of its assets and liabilities.

Total stockholders’ equity increased from $282.6 million at December 31, 2000 to $285.4 million at December 31, 2001. The increase was due primarily to net income exceeding outflows for dividend payments and stock repurchases. The Company purchased 735,450 shares in 2001 at an aggregate cost of $10.8 million, or $14.72 per share. As of December 31, 2001, the Company can purchase an additional  894,915 shares under a repurchase plan approved by the Board of Directors. Since becoming a public company in March 1998, the Company has repurchased 3,468,364 shares (including 546,986 for the ESOP) at an aggregate cost of $40.4 million, or $11.65 per share.

Non-Performing Assets

The following table sets forth information regarding non-performing assets, restructured loans and the allowance for loan losses:

	At December 31,
	2001	2000	1999	1998	1997
	(Dollars in thousands)
Non-accrual loans (1):
Mortgage loans:
One-to-four family	$136	$—	$—	$—	$230
Multi-family	—	—	—	—	—
Commercial real estate	—	—	—	297	522
Construction and development	—	—	—	—	—
Home equity	—	—	—	35	51
Commercial loans	—	—	—	—	—
Consumer loans	4	—	—	—	—
Total non-accrual loans	140	—	—	332	803
Other real estate owned, net (2)	—	—	707	1,940	2,373
Defaulted corporate debt security	1,440	—	—	—	—
Total non-performing assets	$1,580	$—	$707	$2,272	$3,176

Restructured loans	$—	$—	$—	$—	$2,287

Allowance for loan losses as a percent of total loans	1.83%	1.92%	2.13%	2.21%	2.51%
Allowance for loan losses as a percent of total non-performing loans (3)	NM	NM	N.M	3,943.98	1,552.05
Non-performing loans as a percent of total loans	0.02	—	—	0.06	0.16
Non-performing assets as a percent of total assets	0.14	—	0.08	0.26	0.45

(1)                      Non-accrual loans include all loans 90 days or more past due and other loans which have been identified by the Company as presenting uncertainty with respect to the collectibility of interest or principal.

(2)                      Other real estate owned balances are shown net of related loss allowances.

(3)                      Non-performing loans are comprised of non-accrual loans.

N.M.= not meaningful

In the second quarter of 2001, the Company charged earnings $495,000 to recognize an other than temporary impairment in the carrying value of a $2.0 million bond issued by Southern California Edison that matured on June 1, 2001. Interest of $65,000 due on the bond was received at the maturity date and applied as a reduction of the carrying value of the bond instead of being credited to interest income. An interest payment of $65,000 received on December 1, 2001 was credited to interest income. At December 31, 2001, the defaulted bond was carried on the books of the Company at $1,440,000 and had a market value of $1,950,000. On March 1, 2002, principal and interest due on the bond was paid in full resulting in a credit to income of $592,500.

Loans are placed on non-accrual status either when reasonable doubt exists as to the full timely collection of interest and principal or automatically when a loan becomes past due 90 days.

Restructured loans represent performing loans for which concessions (such as reductions of interest rates to below market terms and/or extension of repayment terms) were granted due to a borrower’s financial condition. Based on satisfactory payment performance, a significant pay-down of loan principal and payment of interest at market rates, loans previously classified as restructured were removed from that category in 1998.

Allowance for Loan Losses

The allowance for loan losses is established through provisions for loan losses based on management’s on-going evaluation of the risks inherent in the Company’s loan portfolio. Factors considered in the evaluation process include growth of the loan portfolio, the risk characteristics of the types of loans in the portfolio, geographic and large borrower concentrations, current regional economic and real estate market conditions that could affect the ability of borrowers to pay, the value of underlying collateral, and trends in loan delinquencies and charge-offs. The significance of any factor at a particular point in time fluctuates depending on management’s assessment of circumstances.

The Company utilizes an internal rating system to monitor and evaluate the credit risk inherent in its loan portfolio. At the time of loan approval, all loans other than one-to-four family residential mortgage loans, home equity loans and consumer loans, are assigned a rating based on all the factors considered in originating the loan. The initial loan rating is recommended by the loan officer and approved by the individuals or committee responsible for approving the loan. Loan officers are expected to recommend to the Loan Committee changes in loan ratings when facts come to their attention that warrant an upgrade or downgrade in a loan rating. Problem and potential problem assets are assigned the three highest ratings. Such ratings coincide with the “Substandard”, “Doubtful” and “Loss” classifications used by federal regulators in their examination of financial institutions. Generally, an asset is considered Substandard if it is inadequately protected by the current net worth and paying capacity of the obligors and/or the collateral pledged. Substandard assets include those characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected. Assets classified as Doubtful have all the weaknesses inherent in those classified Substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, highly questionable and improbable. Assets classified as Loss are those considered uncollectible and of such little value that their continuance as assets without the establishment of a specific loss reserve and/or charge-off is not warranted. Assets which do not currently expose the Company to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated “Special Mention”. The Company assigns its fourth highest rating to loans meeting this designation.

On a quarterly basis, management reviews with the Watch Committee the status of each loan assigned one of the Company’s four adverse internal ratings and the judgments made in determining specific and general valuation allowances for losses.  General valuation allowances represent loss allowances established to recognize the inherent risk associated with lending activities which, unlike specific allowances, have not been allocated to particular problem loans. Loans, or portions of loans, classified Loss are either charged off against valuation allowances or a specific allowance is established in an amount equal to the amount classified Loss.

At December 31, 2001 and 2000, there were no loans which warranted specific reserves. At December 31, 2001, loans designated as Special Mention amounted to $105,000; at December 31, 2000, loans designated as Special Mention and Substandard amounted to $10.7 million and $107,000, respectively. No loans were designated as Doubtful or Loss. The Substandard category at December 31, 2001 and 2000 included two loans secured by condominiums. The Special Mention category at December 31, 2000 included eleven loans to one borrower secured by multi-family and commercial real estate properties. In 2001, classification of the eleven loans as Special Mention was removed due to satisfactory performance. All of the loans designated Special Mention and Substandard at December 31, 2001 and 2000 were current in their payment status.

The Company’s classification of its loans and the amount of the valuation allowances it sets aside for estimated losses are subject to review by the banking agencies. Based on their reviews, these agencies can order the establishment of additional general or specific loss allowances. The OTS, in conjunction with the other federal banking agencies, has adopted an interagency policy statement on allowances for loan and lease losses. The policy statement provides guidance for financial institutions on both the responsibilities of management for the assessment and establishment of adequate allowances and guidance for banking agency examiners to use in determining the adequacy of a financial institution’s valuation methodology. Generally, the policy statement recommends that financial institutions have effective systems and controls to identify, monitor and address asset quality problems; that management analyze all significant factors that affect the collectibility of the portfolio in a reasonable manner; and that management establish acceptable valuation processes that meet the objectives set forth in the policy statement. While the Company believes that it has established an adequate allowance for loan losses, there can be no assurance that the regulators, in reviewing the Company’s loan portfolio, will not request the Company to materially increase its allowances for loan losses. Although management believes that adequate specific and general loan loss allowances have been established, actual losses are dependent upon future events and, as such, further additions to the level of specific and general loss allowances could become necessary.

The following table sets forth activity in the Company’s allowance for loan losses for the years presented in the table.

	Year Ended December 31,
	2001	2000	1999	1998	1997
	(In thousands)
Balance at beginning of year	$14,315	$13,874	$13,094	$12,463	$12,326
Provision for loan losses	974	427	450	300	—
Charge-offs:
Mortgage loans	—	—	—	—	—
Commercial loans	—	—	—	—	—
Consumer loans	4	10	—	1	6
Money market loan participations	—	—	—	—	—
Total charge-offs	4	10	—	1	6
Recoveries:
Mortgage loans:
Multi-family	6	6	2	1	25
Commercial real estate	7	7	325	314	8
Construction and development	—	—	—	—	103
Commercial loans	—	—	—	12	—
Consumer loans	3	11	3	5	7
Total recoveries	16	24	330	332	143
Net recoveries	12	14	330	331	137
Balance at end of year	$15,301	$14,315	$13,874	$13,094	$12,463

The Company has experienced recoveries in excess of charge-offs in each of the past five years. The Company believes this favorable experience is attributable to the robust economy during that time and is not sustainable over normal lending cycles. When the economy is strong, an inherent higher level of risk continues to exist because of the long-term nature of the Company’s loan portfolio. Multi-family and commercial real estate loans have comprised over 70% of the Company’s total loans outstanding for many years. These loans tend to have an average life of several years. The higher level of risk in such loans becomes more evident when the economy weakens.

During 2001, 2000 and 1999, the allowance for loan losses was increased by $986,000, $441,000 and $780,000, respectively, as a result of net loan recoveries of $12,000, $14,000 and $330,000, respectively, and  provision for loan losses of $974,000, $427,000 and $450,000, respectively. The increases in the allowance were made primarily because of significant growth of the loan portfolio. Total loans outstanding increased by $111.8 million in 2001, $81.0 million in 2000 and $87.0 million in 1999, exclusive of  money market loan participations. Approximately 57% of the net loan growth in 2001, half of the net loan growth in 2000 and most of the net loan growth in 1999 occurred in the higher risk categories of commercial real estate and multi-family mortgage loans. The remainder of the growth was primarily in the residential mortgage loan category.

The following tables set forth the Company’s percent of allowance by loan category and the percent of loans to total loans in each of the categories listed at the dates indicated.

	At December 31,
	2001			2000			1999
			Percent			Percent			Percent
			of Loans			of Loans			of Loans
		Percent of	in Each		Percent of	in Each		Percent of	in Each
		Allowance	Category		Allowance	Category		Allowance	Category
		to Total	to Gross		to Total	to Gross		to Total	to Gross
	Amount	Allowance	Loans	Amount	Allowance	Loans	Amount	Allowance	Loans
	(Dollars in thousands)
Mortgage loans:
One- to four-family	$483	3.16%	18.25%	$343	2.40%	15.04%	$225	1.62%	11.13%
Multi-family	3,142	20.53	38.70	2,696	18.83	39.55	2,756	19.86	44.18
Commercial real estate	3,267	21.35	31.06	3,104	21.68	33.65	2,698	19.45	32.89
Construction and development	478	3.12	2.39	466	3.26	2.62	547	3.95	3.67
Home equity	89	0.58	1.02	66	0.46	0.87	58	0.42	0.86
Second	284	1.86	3.36	225	1.57	3.58	122	0.88	2.43
Commercial loans	512	3.35	4.87	389	2.72	4.36	357	2.57	4.54
Consumer loans	31	0.20	0.35	25	0.17	0.33	20	0.14	0.30
Money market loan participations	—	—	—	—	—	—	—	—	—
Unallocated	7,015	45.85	—	7,001	48.91	—	7,091	51.11	—
Total allowance for loan losses	$15,301	100.00%	100.00%	$14,315	100.00%	100.00%	$13,874	100.00%	100.00%

	At December 31,
	1998			1997
			Percent			Percent
			of Loans			of Loans
		Percent of	in Each		Percent of	in Each
		Allowance	Category		Allowance	Category
		to Total	to Gross		to Total	to Gross
	Amount	Allowance	Loans	Amount	Allowance	Loans
	(Dollars in thousands)
Mortgage loans:
One- to four-family	$193	1.47%	11.19%	$207	1.66%	14.25%
Multi-family	2,367	18.08	45.58	1,943	15.59	45.50
Commercial real estate	2,600	19.86	34.29	2,199	17.65	30.94
Construction and development	376	2.87	2.99	287	2.30	2.77
Home equity	55	0.42	0.96	53	0.43	1.09
Second	105	0.80	2.42	119	0.95	3.28
Commercial loans	180	1.37	2.26	99	0.79	1.88
Consumer loans	18	0.14	0.31	14	0.11	0.29
Money market loan participations	—	—	—	—	—	—
Unallocated	7,200	54.99	—	7,542	60.52	—
Total allowance for loan losses	$13,094	100.00%	100.00%	$12,463	100.00%	100.00%

The long-term nature of the Company’s loan portfolio as well as the impact of economic changes make it most difficult, if not impossible, to conclude with precision the amount of loss inherent in the Bank’s loan portfolio at a point in time. Ultimately, the balance of the allowance for loan losses is determined by evaluating several factors quantitatively and qualitatively and must be based on a positive response to the following questions:

Is the allowance adequate in relation to the estimated losses in the loan portfolio?

Is the provision for loan losses charged to operations reasonable in relation to the level of loss exposure resulting from changes and trends in the loan portfolio?

The amounts allocated to loan categories in the above table are determined by consideration of several factors. Specific amounts are allocated on a loan-by-loan basis for any impairment loss as determined by applying one of the three methods cited in generally accepted accounting principles. In addition, general reserves are established based on the Company’s long-term experience in loan charge-offs by category, delinquencies and the total of loans according to the Company’s internal ratings. The reserve factors applied to calculate general reserves are in line with ranges allowed by regulatory examiners.

Typically, new loans are rated 1, 2 or 3, with 3 being the rating most frequently assigned. Loans rated 1 and 2 are considered to have less risk exposure than loans rated 3. Over the long-term life cycle of the Company’s loan portfolio, the rating of a loan can change resulting in it being placed on the Company’s Watch List. During the last economic downturn (1990 through 1994), the total of Watch List loans ranged from approximately 7% to 10% of total loans in the higher risk categories. When the total of Watch List loans is high, reserves assigned to such loans tend to be specific and based on a loan-by-loan assessment. During the most recent five year period, the percent of total Watch List loans to total higher risk loans declined substantially due to the very strong economy.

Based on the Company’s experience during the last economic downturn, it is known that loans in the higher risk categories have inherent characteristics that result in their being placed on the Watch List when the economy weakens. Such risk characteristics, which exist throughout the long-term life of the Company’s loans, are less obvious in good economic times. Management believes that the allowance for loan losses should include general reserves for the inherent risk in the loan portfolio when the economy is strong and Watch List loans are lower than normal. Accordingly, when Watch List loans are less than 10% of total loans in the higher risk categories, a general reserve is established equal to 3.0% of the difference between 10% of adjusted higher risk loans and the actual amount of Watch List loans. Adjusted higher risk loans equals the total of loans in the higher risk categories less the total of loans rated 1 and 2. Loans with such ratings are far less likely to be included on the Watch List. A rate higher than 3.0% is used when management believes trends suggest higher loss exposure. The amount of general reserves allocated as a result of applying this methodology was $1,231,000 at December 31, 2001, $878,000 at December 31, 2000 and $1,005,000 at December 31, 1999.

For the past several years, a portion of the Company’s allowance for loan losses has been categorized as unallocated rather than being allocated to specific loan categories. The unallocated part of the allowance has been maintained in recognition of the inherent risks resulting from the following concentrations in the Company’s portfolio: the significance of loans in the higher risk categories of multi-family, commercial real estate and construction mortgage loans and other commercial loans, concentrations in the geographic locations of properties on which such loans have been made and the aggregate amount of loans outstanding to larger borrowers. The combination of these three concentrations creates a higher than normal degree of risk in the Company’s loan portfolio. The unallocated portion of the allowance tends to be a greater percent of the total allowance in periods when the economy is strong. A downturn in economic conditions in the Company’s primary lending area could have adverse consequences on the collectibility of the loan portfolio in a relatively short period of time. In such circumstances, inherent risks tend to be transformed into specifically quantified risks on a loan-by-loan basis.

The Company has no established range into which the unallocated portion of the allowance should fall. Instead, the reasonableness of the unallocated portion is considered based on management’s collective assessment of all the factors cited in the beginning of this section. As noted in the table above, the unallocated portion of the allowance has remained in the range of $7.0 million to $7.5 million over the past five years. The narrowness of the range is attributable primarily to the strength of the economy and the quality of the loan portfolio during that time.

Average Balance Sheets and Interest Rates

The following table sets forth certain information relating to the Company for the years ended December 31, 2001, 2000 and 1999. The average yields and costs are derived by dividing interest income or interest expense by the average balance of interest-earning assets or interest-bearing liabilities, respectively, for the years shown. Average balances are derived from average daily balances. The yields and costs include fees which are considered adjustments to yields.

	Year Ended December 31,
	2001			2000			1999
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest(1)	Cost	Balance	Interest(1)	Cost	Balance	Interest(1)	Cost
	(Dollars in thousands)
Assets:
Interest-earning assets:
Short-term investments	$45,122	$1,936	4.29%	$19,628	$1,235	6.29%	$12,809	$634	4.95%
Debt securities (2)	165,172	10,189	6.17	179,992	11,081	6.16	220,749	12,795	5.80
Equity securities (2)	29,846	1,380	4.62	31,054	1,716	5.53	38,144	1,564	4.10
Mortgage loans (3) (4)	765,265	59,476	7.77	643,815	53,522	8.31	577,461	46,928	8.13
Money market loan participations	20,741	1,017	4.90	30,696	2,054	6.69	29,618	1,539	5.20
Other commercial loans (3)	27,741	1,908	6.88	24,808	2,066	8.33	16,255	1,254	7.71
Consumer loans (3)	2,959	297	10.04	2,183	214	9.80	1,922	181	9.42
Total interest-earning assets	1,056,846	76,203	7.21	932,176	71,888	7.71	896,958	64,895	7.24
Allowance for loan losses	(14,855)			(14,136)			(13,441)
Non-interest earning assets	29,176			26,528			17,867
Total assets	$1,071,167			$944,568			$901,384

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Deposits:
NOW accounts (5)	$68,968	$815	1.18%	$50,843	$690	1.36%	$43,897	$542	1.23%
Savings accounts	12,469	225	1.80	12,180	268	2.20	13,010	289	2.22
Money market savings accounts	240,177	7,856	3.27	206,093	8,140	3.95	190,813	7,434	3.90
Certificate of deposit accounts	277,273	14,664	5.29	253,705	14,136	5.57	242,188	12,443	5.14
Total deposits	598,887	23,560	3.93	522,821	23,234	4.44	489,908	20,708	4.23
Borrowed funds	153,002	9,344	6.11	120,023	7,338	6.11	106,812	6,454	6.04
Total interest-bearing liabilities	751,889	32,904	4.38	642,844	30,572	4.76	596,720	27,162	4.55
Non-interest-bearing demand checking accounts	17,732			14,309			12,387
Other liabilities	14,594			11,177			14,069
Total liabilities	784,215			668,330			623,176
Stockholders’ equity	286,952			276,238			278,208

Total liabilities and stockholders’ equity	$1,071,167			$944,568			$901,384

Net interest income (tax equivalent basis)/interest rate spread (6)		43,299	2.83%		41,316	2.95%		37,733	2.69%
Less adjustment of tax exempt income		243			328			318
Net interest income (4)		$43,056			$40,988			$37,415
Net interest margin (7)			4.10%			4.43%			4.21%

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

(4)                      Excluded from interest income for the year ended December 31, 1999 is $232 collected from borrowers whose loans were on non-accrual and which relate to interest earned in periods prior to January 1, 1999.

(5)                      Savings accounts include mortgagors’ escrow accounts.

(6)                      Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.

(7)                      Net interest margin represents net interest income (tax equivalent basis) divided by average interest-earning assets.

Interest Rate Spread. Interest rate spread is the difference between yields earned on interest-earning assets and rates paid on interest-bearing liabilities. Interest rates earned are influenced greatly by the actions of the Federal Reserve in establishing the benchmark federal funds rate for overnight loans between banks. From near the end of June through November 1999, the federal funds rate was increased by 50 basis points. In each of the first two quarters of 2000, the federal funds rate was increased by 50 basis points. In 2001, the federal funds rate was cut eleven times for an aggregate reduction of 150 basis points in the first quarter, 125 basis points in the second quarter, 75 basis points in the third quarter and 125 basis points in the fourth quarter. The 2001 reductions represent the most aggressive pace of cuts by the Federal Reserve since 1982 and the last cut in December resulted in the lowest rate (1.75%) in forty years. The impact of rate changes on operating results varies depending on the maturity and date of repricing of the Company’s loans, investments, deposits and borrowed funds.

Interest rate spread improved from 2.69% in 1999 to 2.95% in 2000 and declined to 2.83% in 2001. The improvement in 2000 was due in part to (a) the Company’s assets repricing upward more quickly than the Company’s liabilities as the federal funds rate increased and (b) an increase in the percent of average loans outstanding to total average interest-earning assets from 66% in 1999 to 72% in 2000. Generally, yields earned on loans exceed yields earned on investments. While interest rate spread was higher in 2000 than in 2001, the spread started a downward trend in the fourth quarter of 2000. Interest rate spread declined from 3.05% in the third quarter of 2000 to 2.86% in the fourth quarter of 2000 and to 2.68% in the first quarter of 2001. This downward trend was caused primarily by an influx of term certificates of deposit in 2000 on which higher rates were paid. As a result, the cost of liabilities accelerated more quickly than the increase in yield on assets. Interest rate spread started to improve in the second quarter of 2001 as high cost term certificates of deposit matured and were replaced with lower costing deposits. Interest rate spread was 2.97% in the fourth quarter of 2001.

It is expected that the rate reductions initiated by the Federal Reserve in 2001 will continue to cause a decline in the average yield on the Company’s earning assets and in the rates paid on deposits and borrowed funds. The impact of these expected changes on interest rate spread will depend on the maturities and dates of repricing of the Company’s loans, investments, deposits and borrowed funds.

Net Interest Margin. Net interest margin, which represents net interest income (on a tax equivalent basis), divided by interest-earning assets, increased from 4.21% in 1999 to 4.43% in 2000 and declined to 4.10% in 2001. The fluctuations were due primarily to the factors described in the preceding section and a decline in the ratio of interest-earning assets to interest-bearing liabilities from 150% in 1999 to 145% in 2000 and 141% in 2001.

Rate/Volume Analysis

The following table presents, on a tax equivalent basis, the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected the Company’s interest income and interest expense during the years indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volume (changes in volume multiplied by prior rate), (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume), and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

	Year Ended December 31, 2001 Compared to Year Ended December 31, 2000			Year Ended December 31, 2000 Compared to Year Ended December 31, 1999
	Increase (Decrease)			Increase (Decrease)
	Due to			Due to
	Volume	Rate	Net	Volume	Rate	Net
			(In thousands)
Interest income:
Short-term investments	$1,194	$(493)	$701	$398	$203	$601
Debt securities	(914)	22	(892)	(2,472)	758	(1,714)
Equity securities	(65)	(271)	(336)	(326)	478	152
Mortgage loans	9,608	(3,654)	5,954	5,496	1,098	6,594
Money market loan participations	(569)	(468)	(1,037)	58	457	515
Other commercial loans	227	(385)	(158)	705	107	812
Consumer loans	78	5	83	25	8	33
Total interest income	9,559	(5,244)	4,315	3,884	3,109	6,993

Interest expense:
Deposits:
NOW accounts	223	(98)	125	91	57	148
Savings accounts	6	(49)	(43)	(18)	(3)	(21)
Money market savings accounts	1,233	(1,517)	(284)	602	104	706
Certificate of deposit accounts	1,270	(742)	528	610	1,083	1,693
Total deposits	2,732	(2,406)	326	1,285	1,241	2,526
Borrowed funds	2,014	(8)	2,006	807	77	884
Total interest expense	4,746	(2,414)	2,332	2,092	1,318	3,410

Net change in net interest income	$4,813	$(2,830)	$1,983	$1,792	$1,791	$3,583

Quantitative and Qualitative Disclosure About Market Risk

Market risk is the risk of loss from adverse changes in market prices and/or interest rates. Since net interest income (the differential or spread between the interest earned on loans and investments and the interest paid on deposits and borrowings) is the Company’s primary source of revenue, interest rate risk is the most significant non-credit related market risk to which the Company is exposed. Net interest income is affected by changes in interest rates as well as fluctuations in the level and duration of the Company’s assets and liabilities.

Interest rate risk is the exposure of the Company’s net interest income to adverse movements in interest rates. In addition to directly impacting net interest income, changes in interest rates can also affect the amount of new loan originations, the ability of borrowers to repay variable rate loans, the volume of loan prepayments and refinancings, the carrying value of investment securities classified as available for sale and the flow and mix of deposits.

The Company’s Asset/Liability Committee, comprised of several members of senior management, is responsible for managing interest rate risk in accordance with policies approved by the Board of Directors regarding acceptable levels of interest rate risk, liquidity and capital. The Committee reviews with the Board of Directors on a quarterly basis its activities and strategies, the effect of those strategies on the Company’s operating results, the Company’s interest rate risk position and the effect subsequent changes in interest rates could have on the Company’s future net interest income. The Committee is actively involved in the planning and budgeting process as well as in the setting of pricing for the Company’s loan and deposit products.

The Committee manages interest rate risk through use of both earnings simulation and GAP analysis. Earnings simulation is based on actual cash flows and assumptions of management about future changes in interest rates and levels of activity (loan originations, loan prepayments and deposit flows). The assumptions are inherently uncertain and, therefore, actual results will differ from simulated results due to timing, magnitude and frequency of interest rate changes as well as changes in market conditions and strategies. The net interest income projection resulting from use of actual cash flows and management’s assumptions (“Base Case”) is compared to net interest income projections based on an immediate shift of 200 basis points upward or downward in the first year of the model (“Interest Rate Shock”). The following table indicates the estimated impact on net interest income over a one year period under scenarios of a 200 basis points change upward or downward as a percentage of Base Case earnings projections.

Changes in Interest Rates (Basis Points)	Estimated Percentage Change in Future Net Interest Income
+200 over one year	(6.25%)
Base Case	–
-200 over one year	0.59%

The Company’s interest rate risk policy states that an immediate 200 basis points change upward or downward should not negatively impact estimated net interest income over a one year period by more than 15%.

The results shown above are based on the assumption that there are no significant changes in the Company’s operating environment and that short-term interest rates will increase 50 basis points over the next year. Further, in the case of the 200 basis points downward adjustment, it was assumed that it would not be possible to reduce the rates paid on certain deposit accounts by 200 basis points. Instead, it was assumed that NOW accounts would be reduced by 25 basis points, savings accounts by 100 basis points and money market savings accounts by 131 basis points. There can be no assurance that the assumptions used will be validated in 2002.

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

The table below shows the Company’s interest rate sensitivity gap position as of December 31, 2001. NOW accounts, savings accounts and money market savings accounts are immediately withdrawable and the rates paid on such accounts can be changed at any time. Accordingly, they are included in the one year or less period even though management considers it unlikely that such deposits will be immediately withdrawn.

	At December 31, 2001
	One Year or Less	More Than One Year to Two Years	More Than Two Years to Three Years	More Than Three Years to Four Years	More Than Four Years to Five Years	More Than FiveYears to Ten Years	More Than Ten Years	Total
				(Dollars in Thousands)
Interest-earning assets (1):
Short-term investments	$69,432	$–	$–	$–	$–	$–	$–	$69,432
Weighted average rate	1.75%
Debt securities (2)	68,865	49,135	28,898	1,053	702	387	3,882	152,922
Weighted average rate	6.51%	6.19%	4.87%	6.97%	5.77%	6.09%	7.85%
Mortgage loans (3)	236,835	116,142	99,541	100,443	155,380	79,877	6,150	794,368
Weighted average rate	6.51%	7.62%	7.60%	7.99%	7.19%	7.43%	7.87%
Money market loan participations	6,000	–	–	–	–	–	–	6,000
Weighted average rate	1.95%	–
Other loans (3)	33,003	196	204	214	217	422	–	34,256
Weighted average rate	5.52%	12.30%	13.75%	15.04%	13.47%	8.97%

Total interest-earning assets	414,135	165,473	128,643	101,710	156,299	80,686	10,032	1,056,978
Weighted average rate	5.57%	7.20%	7.00%	7.99%	7.19%	7.43%	7.86

Interest-bearing liabilities:
NOW accounts	75,439	–	–	–	–	–	–	75,439
Weighted average rate	0.50%
Savings accounts (4)	12,951	–	–	–	–	–	–	12,951
Weighted average rate	1.50%
Money market savings accounts	259,695	–	–	–	–	–	–	259,695
Weighted average rate	2.32%
Certificate of deposit accounts	193,429	39,350	11,262	7,341	2,998	–	–	254,380
Weighted average rate	4.16%	4.93%	4.94%	6.38%	5.23%
Borrowed funds	11,300	32,950	32,000	43,000	47,880	11,000	–	178,130
Weighted average rate	6.54%	4.96%	5.91%	6.73%	5.30%	5.96%

Total interest-bearing liabilities	552,814	72,300	43,262	50,341	50,878	11,000	–	780,595
Weighted average rate	2.78%	4.94%	5.66%	6.68%	5.30%	5.96%

Interest sensitivity gap (5)	(138,679)	93,173	85,381	51,369	105,421	69,686	10,032	276,383
Impact of interest rate swap	(5,000)	–	–	5,000	–	–	–
Weighted average rate	2.43%			5.94%

Adjusted interest sensitivity gap	$(133,679)	$93,173	$85,381	$46,369	$105,421	$69,686	$10,032	$276,383

Cumulative interest sensitivity gap	$(133,679)	$(40,506)	$44,875	$91,244	$196,665	$266,351	$276,383

Cumulative interest sensitivity gap as a percentage of total assets	(12.16% )	(3.68% )	4.08%	8.30%	17.89%	24.22%	25.13%

Cumulative interest sensitivity gap as a percentage of total interest-earning assets	(12.65% )	(3.83% )	4.25%	8.63%	18.61%	25.20%	26.15%

(1)                      Interest-earning assets are included in the period in which the balances are expected to be redeployed and/or repriced as a result of anticipated prepayments, scheduled rate adjustments and contractual maturities.

(2)                      Debt securities include all debt securities. The unrealized gain on securities, all other marketable equity securities and restricted equity securities are excluded.

(3)                      For purposes of the gap analysis, the allowance for loan losses, deferred loan fees and non-performing loans have been excluded.

(4)                      Savings accounts include interest-bearing mortgagors’ escrow accounts.

(5)                      Interest sensitivity gap represents the difference between interest-earning assets and interest-bearing liabilities.

The Company’s cumulative interest sensitivity gap of assets and liabilities with expected maturities of more than five years increased from approximately $59.4 million, or 5.7% of total assets at December 31, 2000 to $79.7 million, or 7.3% of total assets at December 31, 2001. The increase since 2000 resulted from having a significant part of the Company’s loan originations and refinancings underwritten at fixed rates for periods of five years or more. A lower interest rate environment prompted borrowers to seek fixed rate rather than adjustable rate financing. Competitive market factors precluded the Company from making adjustable rate loans. While the amount of added interest rate risk from fixed rate loan originations and refinancings is within tolerable limits, management recognizes that continuation of fixed rate loan production increasingly exposes the Company’s earnings to changes in the interest rate environment. Further use of fixed rate borrowings from the FHLB for extended periods of time will continue to be considered by management to mitigate interest rate risk if market conditions so warrant.

Other Market Risks. Included in the Company’s investment portfolio at December 31, 2001 were equity securities with a market value of $17.2 million. Included in that amount were net unrealized gains of $7.7 million. Movements in the market price of securities may affect the amount of gains or losses ultimately realized by the Company from the sale of its equity securities.

Comparison of Operating Results for the Years Ended December 31, 2001  and 2000

General. Net income for the year ended December 31, 2001 was $19.3 million, or $0.72 per share ($0.71 on a diluted basis), compared to $21.6 million, or $0.80 per share (on a basic and diluted basis) for the year ended December 31, 2000. The 2001 and 2000 years included, on an after-tax basis, securities gains of $2.2 million ($0.08 per share) and $5.2 million ($0.19 per share), respectively, and net operating losses related to Lighthouse of approximately $1.6 million ($0.06 per share) and $2.5 million ($0.09 per share), respectively. The 2001 year also included an after-tax gain of $1.9 million ($0.07 per share) from termination of Brookline’s defined benefit pension plan and an after-tax restructuring charge of $2.3 million ($0.09 per share) related to the merger of Lighthouse into Brookline.

Interest Income. Total interest income was $76.0 million in 2001 compared to $71.6 million in 2000, an increase of $4.4 million, or 6.2%. The additional income resulting from growth in the average amount of interest-earning assets ($124.7 million, or 13.4%) between the two years was offset in part by the effect of a decline in the average yield earned on assets from 7.71% in 2000 to 7.21% in 2001.

Interest income on loans, excluding money market loan participations, was $61.7 million in 2001 compared to $55.8 million in 2000, an increase of $5.9 million, or 10.5%. The additional income resulting from an increase in average loans outstanding of $125.2 million, or 18.7%, was offset in part by the effect of a decline in the average yield on loans from 8.32% in 2000 to 7.75% in 2001.

The average balances invested in short-term investments and money market loan participations during 2001 were $45.1 million and $20.7 million, respectively, and the yields earned on those balances were 4.29% and 4.90%, respectively. The average balances during 2000 were $19.6 million and $30.7 million, respectively, and the yields earned on those balances were 6.29% and 6.69%, respectively. The Company maintained more liquidity in 2001 in anticipation of outflows of higher cost deposits obtained in 2000 by Lighthouse and through a special promotion initiated by Brookline in the fourth quarter of 2000. In addition, the Company opted to invest in shorter-term debt securities so as to have the flexibility to seek longer-term debt securities when rates rise in the future.

Interest income on debt securities declined from $11.1 million in 2000 to $10.2 million in 2001 due primarily to a decline in the average balances invested in debt securities from $180.0 million in 2000 to $165.2 million in 2001. Yields earned on those balances were 6.16% and 6.17%, respectively.

Interest Expense. Interest expense on deposits was $23.6 million in 2001, a 1.4% increase from the $23.2 million expended in 2000. The additional expense resulting from an increase in average interest-bearing deposits outstanding of $76.1 million, or 14.5%, between the two years was substantially offset by a decline in the average rate paid on such deposits from 4.44% in 2000 to 3.93% in 2001. The decline in rates resulted primarily from the actions of the Federal Reserve described earlier herein and the movements in deposits mentioned in the second preceding paragraph above.

Average borrowings from the FHLB increased from $120.0 million in 2000 to $153.0 million in 2001. The average rate paid on those borrowings remained at 6.11% in 2000 and 2001. Borrowings from the FHLB are usually obtained in connection with the

Company’s management of interest rate risk.

Provision for Loan Losses. The Company provided $974,000 for loan losses in 2001 and $427,000 in 2000. The provisions were made in light of the growth by category in the loan portfolio.

Non-Interest Income. Net securities gains were $3.5 million in 2001 compared to $8.3 million in 2000. In 2001, the Company recognized a gain of $3.7 million from termination of Brookline’s defined benefit pension plan.

Fees and charges increased from $1.0 million in 2000 to $1.9 million in 2001 primarily as a result of higher fees from mortgage loan prepayments ($730,000 in 2001 compared to $32,000 in 2000) and from deposit services ($849,000 in 2001 compared to $613,000 in 2000). In 2001, $241,000 was charged to earnings in connection with accounting for the Company’s outstanding swap contract on a fair value basis.

Non-Interest Expense. Excluding a restructuring charge of $3.9 million in 2001, the total of Lighthouse-related expenses charged to Lighthouse and Brookline during 2001 was $4.0 million compared to $4.9 million in 2000. See notes 18 and 19 of the notes to consolidated financial statements presented elsewhere in this report for further information about Lighthouse’s expenses.

Expense related to the recognition and retention plan (“RRP”) approved by stockholders in 1999 was $167,000 in 2001 compared to $1.2 million in 2000. RRP expense is allocated to the periods over which the underlying shares awarded vest.

Excluding RRP and Lighthouse-related expenses, total non-interest expense increased $2.0 million, or 19.2%, from $10.6 million in 2000 to $12.6 million in 2001. Of the increase, $907,000 related to personnel costs. The fourth quarter of 2001 included salary and benefits to former Lighthouse employees who joined Brookline. Costs related to a new branch were incurred throughout 2001 and only for part of the fourth quarter of 2000. Replacement of Brookline’s defined benefit pension plan with a defined contribution plan resulted in a $256,000 increase in pension expense and the expense of the ESOP increased $98,000 primarily because of the 44% rise in the market value of the Company’s common stock during 2001. (ESOP expense is determined by the market value of the Company’s stock).

Equipment and data processing costs increased $591,000 due primarily to the servicing of former Lighthouse customers by Brookline in the fourth quarter of 2001, higher website and ATM servicing costs and expenses related to a new teller platform, asset/liability management software and equipment purchased for a new branch. Higher expenses were also incurred for regulatory assessments due to the change to a federal charter and occupancy due to rent escalations on existing premises and the addition of a new branch.

Income Taxes. The effective rate of income taxes was 36.7% in 2001 compared to 35.7% in 2000. The increase was attributable primarily to the non-deductibility of a $587,000 excise tax payable to the federal government in connection with the termination of Brookline’s defined benefit pension plan.

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

The 2000 and 1999 years included gains from sales of marketable equity securities of $8.3 million ($5.2 million on an after-tax basis, or $0.19 per share) and $7.4 million ($4.5 million on an after-tax basis, or $0.16 per share), respectively, and expense related to the recognition and retention plan (“RRP”) approved by stockholders of $1.2 million ($725,000 on an after-tax basis, or $0.03 per share) and $3.6 million ($2.1 million on an after-tax basis, or $0.08 per share), respectively. The 2000 and 1999 years also included on an after-tax basis $2.5 million, or $0.09 per share, and $392,000, or $0.01 per share, respectively, of net loss related to the operations and start-up of Lighthouse. Excluding securities gains, the expense of the RRP and Lighthouse’s net losses, and adding back foregone income on the Company’s investment in Lighthouse, net operating income was $20.3 million, or $0.76 per share, in 2000 compared to $18.7 million, or $0.67 per share, in 1999, an increase of 8.5% (13.4 % on a per share basis).

Interest Income. Total interest income was $71.6 million in 2000 compared to $64.8 million in 1999, an increase of $6.8 million, or 10.4%. The additional income resulted from growth in the average amount of interest-earning assets ($35.2 million, or 3.9%) between the two years and an improvement in the average yield earned on assets from 7.24% in 1999 to 7.71% in 2000.

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

Non-Interest Income. Gains on sales of securities amounted to $8.3 million in 2000 and $7.4 million in 1999. Other real estate owned income declined from $711,000 in 1999 to $172,000 in 2000. In 1999, a commercial property in foreclosure was sold at a gain of $615,000, including reversal of a $150,000 valuation allowance previously established for the property. In 2000, the Company sold a foreclosed property at a gain of $69,000, including reversal of an $86,000 valuation allowance previously established.

Fees and charges increased from $868,000 in 1999 to $1.0 million in 2000 primarily as a result of higher fees from deposit services. The increase in other income from $98,000 in 1999 to $460,000 in 2000 resulted primarily from $351,000 of income in 2000 ($20,000 in 1999) representing the Company’s 30.5% equity interest in the earnings of Eastern Funding LLC, a company specializing in the financing of coin operated laundry and dry cleaning equipment in the greater metropolitan New York area and selected other locations in the Northeast. The Company made the investment at the end of September 1999.

Non-Interest Expense. Expense related to the RRP amounted to $1.2 million in 2000 and $3.6 million in 1999. Expenses related to Lighthouse amounted to $4.9 million in 2000, $746,000 of which were start-up expenses, and $675,000 in 1999, all of which were start-up expenses.

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

Liquidity and Capital Resources

The Company’s primary sources of funds are deposits, principal and interest payments on loans and debt securities and borrowings from the FHLB. While maturities and scheduled amortization of loans and investments are predictable sources of funds, deposit flows and mortgage loan prepayments are greatly influenced by interest rate trends, economic conditions and competition.

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

From time to time, the Company utilizes advances from the FHLB primarily in connection with its management of the interest rate sensitivity of its assets and liabilities. In 2001, the Company repaid advances of $18.5 million and obtained new advances of $63.2 million while in 2000, the Company repaid advances of $14.3 million and obtained new advances of $38.9 million. Total advances outstanding at December 31, 2001 amounted to $178.1 million and the Company had the capacity to increase that amount to $311.7 million.

The Company’s most liquid assets are cash and due from banks, short-term investments, debt securities and money market loan participations that generally mature within 90 days. At December 31, 2001, such assets amounted to $90.7 million, or 8.3% of total assets.

At December 31, 2001, Brookline exceeded all regulatory capital requirements. Brookline’s Tier I capital was $228.6 million, or 21.8% of adjusted assets. The minimum required Tier I capital ratio is 4.00%.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors

Brookline Bancorp, Inc.:

We have audited the accompanying consolidated balance sheets of Brookline Bancorp, Inc. and subsidiaries (the Company) as of December 31, 2001 and 2000, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Brookline Bancorp, Inc. and subsidiaries as of December 31, 2001 and 2000, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

GRANT THORNTON LLP

Boston, Massachusetts

January 24, 2002

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31,
	2001	2000
ASSETS
Cash and due from banks	$13,283	$13,505
Short-term investments	69,432	66,870
Securities available for sale	163,425	149,361
Securities held to maturity (market value of $9,766 and $50,337, respectively)	9,558	50,447
Restricted equity securities	9,281	7,145
Loans, excluding money market loan participations	828,360	716,559
Money market loan participations	6,000	28,250
Allowance for loan losses	(15,301)	(14,315)
Net loans	819,059	730,494
Other investment	3,686	3,360
Accrued interest receivable	5,041	6,521
Bank premises and equipment, net	1,907	3,768
Deferred tax asset	4,581	3,999
Other assets	343	680
Total assets	$1,099,596	$1,036,150

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$620,920	$608,621
Borrowed funds	178,130	133,400
Mortgagors’ escrow accounts	4,367	3,762
Income taxes payable	3,079	169
Accrued expenses and other liabilities	7,655	7,613
Total liabilities	814,151	753,565

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized, none issued	–	–
Common stock, $0.01 par value; 45,000,000 shares authorized, 29,688,927 shares and 29,641,500 shares issued, respectively	297	296
Additional paid-in capital	141,021	140,327
Retained earnings, partially restricted	177,167	165,210
Accumulated other comprehensive income	6,720	6,244
Treasury stock, at cost - 2,921,378 shares and 2,185,928 shares, respectively	(33,813)	(22,987)
Unearned compensation - recognition and retention plan	(903)	(1,070)
Unallocated common stock held by ESOP - 422,992 shares and 455,771 shares, respectively	(5,044)	(5,435)
Total stockholders’ equity	285,445	282,585
Total liabilities and stockholders’ equity	$1,099,596	$1,036,150

See accompanying notes to the consolidated financial statements.

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share data)

	Year Ended December 31,
	2001	2000	1999
Interest income:
Loans, excluding money market loan participations	$61,681	$55,802	$48,595
Money market loan participations	1,017	2,054	1,539
Debt securities	10,189	11,081	12,795
Marketable equity securities	667	903	877
Restricted equity securities	470	485	369
Short-term investments	1,936	1,235	634
Total interest income	75,960	71,560	64,809

Interest expense:
Deposits	23,560	23,234	20,708
Borrowed funds	9,344	7,338	6,454
Total interest expense	32,904	30,572	27,162
Net interest income	43,056	40,988	37,647
Provision for loan losses	974	427	450
Net interest income after provision for loan losses	42,082	40,561	37,197

Non-interest income:
Fees and charges	1,876	1,009	868
Gains on sales of securities, net	3,540	8,253	7,437
Other real estate owned income, net	–	172	711
Gain from termination of pension plan	3,667	–	–
Swap contract market valuation adjustment	(241)	–	–
Other income	456	460	98
Total non-interest income	9,298	9,894	9,114

Non-interest expense:
Compensation and employee benefits	8,801	7,631	6,153
Recognition and retention plan	167	1,246	3,593
Occupancy	1,177	972	707
Equipment and data processing	3,329	1,986	1,172
Advertising and marketing	1,175	2,388	504
Internet bank start-up	–	746	675
Restructuring charge	3,927	–	–
Other	2,239	1,854	1,354
Total non-interest expense	20,815	16,823	14,158

Income before income taxes	30,565	33,632	32,153
Provision for income taxes	11,231	11,998	11,362
Net income	$19,334	$21,634	$20,791

Earnings per common share:
Basic	$0.72	$0.80	$0.74
Diluted	$0.71	$0.80	$0.74

Weighted average common shares outstanding:
Basic	26,732,571	26,881,433	28,016,150
Diluted	27,053,570	26,924,871	28,016,150

See accompanying notes to the consolidated financial statements.

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands)

	Year Ended December 31,
	2001	2000	1999
Net income	$19,334	$21,634	$20,791

Other comprehensive income, net of taxes:
Unrealized holding gains (losses)	4,215	5,904	(3,533)
Income tax expense (benefit)	1,542	2,205	(1,422)
Net unrealized holding gains (losses)	2,673	3,699	(2,111)

Less reclassification adjustment for gains included in net income:
Realized gains	3,540	8,253	7,437
Income tax expense	1,343	3,039	2,891
Net reclassification adjustment	2,197	5,214	4,546

Total other comprehensive income (loss)	476	(1,515)	(6,657)

Comprehensive income	$19,810	$20,119	$14,134

See accompanying notes to the consolidated financial statements.

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Years Ended December 31, 2001, 2000 and 1999

(Dollars in Thousands)

							Unallocated
	Common Stock	AdditionalPaid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Treasury Stock	Unearned Compensation Recognition and Retention Plan	Common Stock Held by ESOP	Total Stockholders’ Equity
Balance at December 31, 1998	$291	$134,490	$135,282	$14,416	$(1,316)	$–	$(4,941)	$278,222
Net income	–	–	20,791	–	–	–	–	20,791
Unrealized loss on securities available for sale, net of reclassification adjustment	–	–	–	(6,657)	–	–	–	(6,657)
Common stock dividends of $0.21 per share	–	–	(5,975)	–	–	–	–	(5,975)
Treasury stock purchases (1,378,200 shares)	–	–	–	–	(15,018)	–	–	(15,018)
Common stock issued in conjunction with the recognition and retention plan (546,500 shares)	5	5,904	–	–	–	(5,909)	–	–
Compensation under recognition and retention plan . . . . . . . . . . . .	–	–	–	–	–	3,593	–	3,593
Common stock acquired by ESOP (55,000 shares)	–	–	–	–	–	–	(549)	(549)
Common stock held by ESOP committed to be released(34,239 shares)	–	(39)	–	–	–	–	432	393
Balance at December 31, 1999	296	140,355	150,098	7,759	(16,334)	(2,316)	(5,058)	274,800
Net income	–	–	21,634	–	–	–	–	21,634
Unrealized loss on securities available for sale, net of reclassification adjustment	–	–	–	(1,515)	–	–	–	(1,515)
Common stock dividends of $0.24 per share	–	–	(6,522)	–	–	–	–	(6,522)
Treasury stock purchases (694,228 shares)	–	–	–	–	(6,653)	–	–	(6,653)
Compensation under recognition and retention plan	–	–	–	–	–	1,246	–	1,246
Common stock acquired by ESOP (84,386 shares)	–	–	–	–	–	–	(802)	(802)
Common stock held by ESOP committed to be released (35,833 shares)	–	(28)	–	–	–	–	425	397
Balance at December 31, 2000	296	140,327	165,210	6,244	(22,987)	(1,070)	(5,435)	282,585
Net income	–	–	19,334	–	–	–	–	19,334
Unrealized gain on securities available for sale, net of reclassification adjustment	–	–	–	476	–	–	–	476
Common stock dividends of $0.46 per share	–	–	(7,377)	–	–	–	–	(7,377)
Exercise of stock options (55,495 shares)	1	611	–	–	–	–	–	612
Treasury stock purchases (735,450 shares)	–	–	–	–	(10,826)	–	–	(10,826)
Compensation under recognition and retention plan	–	–	–	–	–	167	–	167
Common stock held by ESOP committed to be released (32,779 shares)	–	83	–	–	–	–	391	474
Balance at December 31, 2001	$297	$141,021	$177,167	$6,720	$(33,813)	$(903)	$(5,044)	$285,445

See accompanying notes to the consolidated financial statements.

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2001	2000	1999
Cash flows from operating activities:
Net income	$19,334	$21,634	$20,791
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	974	427	450
Reduction in valuation allowance for other real estate owned	–	(86)	(100)
Depreciation and amortization	1,045	855	544
Write-off of premises and equipment included in restructuring charge	1,549	–	–
Amortization, net of accretion, of securities premiums and discounts	274	845	1,632
Accretion of deferred loan origination fees and unearned discounts	(215)	(485)	(522)
Net gains from sales of securities	(4,035)	(8,253)	(7,465)
Valuation write-down of securities	495	–	28
Net gains from sales of other real estate owned	–	(11)	(465)
Equity interest in earnings of other investment	(395)	(350)	(21)
Compensation under recognition and retention plan	167	1,246	3,593
Swap contract market valuation charge	241	–	–
Deferred income taxes	(781)	61	(1,019)
Release of ESOP shares	474	397	393
(Increase) decrease in:
Accrued interest receivable	1,480	(710)	646
Other assets	337	(355)	(53)
Increase (decrease) in:
Income taxes payable	2,922	(729)	(4,884)
Accrued expenses and other liabilities	(199)	537	1,187
Net cash provided from operating activities	23,667	15,023	14,735

Cash flows from investing activities:
Proceeds from sales of securities available for sale	6,436	11,957	8,234
Proceeds from redemptions and maturities of securities available for sale	42,338	47,131	48,211
Proceeds from redemptions and maturities of securities held to maturity	40,725	52,161	47,941
Purchase of securities available for sale	(58,733)	(74,289)	(55,031)
Purchase of securities held to maturity	–	–	(31,310)
Purchase of Federal Home Loan Bank of Boston stock	(2,136)	(866)	(1,074)
Purchase of other restricted equity securities	–	–	(31)
Net increase in loans	(135,038)	(93,482)	(90,896)
Distribution from (funding of) other investment	69	12	(3,001)
Proceeds from sales of participations in loans	23,464	12,978	4,750
Purchase of bank premises and equipment	(733)	(3,067)	(861)
Capital expenditures on other real estate owned	–	–	(30)
Proceeds from sales of other real estate owned	–	783	1,794

Net cash used for investing activities	(83,608)	(46,682)	(71,304)

Cash flows from financing activities:
Increase in demand deposits and NOW, savings and money market savings accounts	67,316	28,847	29,061
Increase (decrease) in certificates of deposit	(55,017)	67,638	(6,295)
Proceeds from Federal Home Loan Bank of Boston advances	63,200	38,900	41,361
Repayment of Federal Home Loan Bank of Boston advances	(18,470)	(14,300)	(26,911)
Increase in mortgagors’ escrow accounts	605	138	316
Exercise of stock options	600	–	–
Purchase of common stock for ESOP	–	(802)	(549)
Purchase of treasury stock	(10,826)	(6,653)	(15,018)
Payment of common stock dividends	(7,377)	(6,522)	(5,975)
Net cash provided from financing activities	40,031	107,246	15,990

Net increase (decrease) in cash and cash equivalents	(19,910)	75,587	(40,579)
Cash and cash equivalents at beginning of year	108,625	33,038	73,617
Cash and cash equivalents at end of year	$88,715	$108,625	$33,038

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest on deposits and borrowed funds	$32,798	$30,400	$27,115
Income taxes	9,130	12,651	17,250

See accompanying notes to the consolidated financial statements.

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

N0TES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2001, 2000 and 1999

(1) Summary of Significant Accounting Policies and Related Matters (Dollars in Thousands)

Brookline Bancorp. Inc. (the “Company”) is a federally chartered bank holding company and the parent of Brookline Savings Bank (“Brookline” or the “Bank”), a federally chartered stock savings institution. In 2000, the Company commenced operations of Lighthouse Bank (“Lighthouse”), an internet-only bank. Lighthouse was merged into Brookline on July 17, 2001. See notes 2 and 18 for more information about the Company’s structure and Lighthouse.

Brookline operates five full service banking offices in Brookline and one in Newton, Massachusetts. The primary activities of Brookline include acceptance of deposits from the general public, origination of mortgage loans on residential and commercial real estate located principally in Massachusetts, and investment in debt and equity securities. The Company is subject to competition from other financial and non-financial institutions and is supervised, examined and regulated by the Office of Thrift Supervision (“OTS”). Brookline’s deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”).

Principles of Consolidation and Basis of Financial Statement Presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Brookline, Lighthouse and Brookline Securities Corp. (“BSC”). Brookline includes its wholly-owned subsidiaries, 160 Associates, Inc. (“Associates”) and BBS Investment Corporation (“BBS”). BSC and BBS are engaged in buying, selling and holding investment securities. Associates is engaged in marketing services at immaterial levels of activity and owns 99.9 % of Brookline Preferred Capital Corporation (“BPCC”). BPCC is a real estate investment trust that owns and manages real estate mortgage loans originated by Brookline. All significant intercompany transactions and balances are eliminated in consolidation. Certain amounts previously reported have been reclassified to conform to the current year’s presentation.

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

Debt securities for which the Company has the positive intent and ability to hold to maturity are classified as held to maturity and carried at amortized cost. Those securities held for indefinite periods of time and not intended to be held to maturity are classified as available for sale. Securities held for indefinite periods of time include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates or other business factors. Securities available for sale are carried at estimated fair value. Unrealized gains (losses), net of related income taxes, are included in the “accumulated other comprehensive income” component of stockholders’ equity. Restricted equity securities are carried at cost.

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

A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect principal or interest due according to the contractual terms of the loan. Impaired loans are measured and reported based on one of three methods: the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. If the measure is less than an impaired loan’s recorded investment, an impairment loss is recognized as part of the allowance for loan losses.

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

Other Investment

On September 30, 1999, the Company acquired a 30.5% ownership interest in Eastern Funding, LLC (“Eastern”), a Delaware chartered limited liability corporation formed on July 7, 1997. Eastern is based in New York, New York and specializes primarily in the financing of coin operated laundry and dry cleaning equipment in the greater metropolitan New York area and selected other locations in the Northeast. The Company accounts for this investment under the equity method of accounting and includes its share of Eastern’s operating results in other income.

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

Pension and Postretirement Benefits

The Company recognizes the compensation cost of pension and postretirement benefits over each employee’s estimated service life. After evaluating Brookline’s defined benefit pension plan, the Company elected to terminate the plan as of September 30, 2000 and to replace it with a defined contribution plan effective January 1, 2001. During 2000, Lighthouse adopted a defined contribution plan.

Stock-Based Compensation

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation”, the Company adheres to Accounting Principles Board Opinion No. 25. “Accounting for Stock Issued to Employees”, in accounting for its stock option plans and discloses in the footnotes to the financial statements pro forma net income and earnings per share information as if the fair value based method had been adopted.

Deferred compensation for shares awarded under the Recognition and Retention Plan is recorded as a reduction of stockholders’ equity. Compensation expense is recognized over the vesting period of shares awarded based upon the fair value of the shares at the award date.

Compensation expense for the Employee Stock Ownership Plan (“ESOP”) is recorded at an amount equal to the shares allocated by the ESOP multiplied by the average fair market value of the shares during the year. The Company recognizes compensation expense ratably over the year for the ESOP shares to be allocated based upon the Company’s current estimate of the number of shares expected to be allocated by the ESOP during each calendar year. The difference between the average fair market value and the cost of the shares allocated by the ESOP is recorded as an adjustment to additional paid-in-capital.

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

Swap Agreement

Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards, “Accounting for Derivative Instruments and Hedging Activities”. This Statement requires the Company to recognize all derivatives (including swap agreements) as either assets or liabilities in its balance sheet and to measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. The Company had one outstanding interest-rate swap agreement at January 1 and December 31, 2001. That agreement did not meet the criteria to designate it as a hedging instrument. Accordingly, changes in the fair value of the outstanding swap agreement are recognized as charges or credits to earnings. The pre-tax unrealized loss of $20 in the swap agreement as of January 1, 2001 was not accounted for as the effect of a change in accounting principle due to immateriality. Instead, that amount was included in the pre-tax charge to earnings of $241 for the year ended December 31, 2001 resulting from accounting for the swap agreement on a fair value basis.

(2) Corporate Structure and Stock Offering (Dollars in Thousands)

The Company was organized in November 1997 for the purpose of acquiring all of the capital stock of the Bank upon completion of the Bank’s reorganization from a mutual savings bank into a mutual holding company structure. As part of the reorganization, the Company offered for sale 47% of the shares of its common stock in an offering fully subscribed for by eligible depositors of the Bank (the “Offering”). The remaining 53% of the Company’s shares of common stock were issued to Brookline Bancorp, MHC (the “MHC”). The reorganization and Offering were completed on March 24, 1998. Net proceeds from the Offering amounted to $134,790. At December 31, 2001, the MHC owned 15,420,350 shares (57.6%) of the Company’s shares of common stocks outstanding.

As part of the Offering and as required by regulation, Brookline established a liquidation account for the benefit of eligible account holders and supplemental eligible account holders who maintain their deposit accounts at Brookline after the Offering. In the unlikely event of a complete liquidation of Brookline (and only in that event), eligible depositors who continue to maintain deposit accounts at Brookline shall be entitled to receive a distribution from the liquidation account. The liquidation account balance is reduced annually to the extent that eligible depositors have reduced their qualifying deposits as of each anniversary date. Subsequent increases in deposit account balances do not restore an account holder’s interest in the liquidation account. The liquidation account approximated $9,213 at December 31, 2001.

On July 16, 2001, the OTS approved the conversion of the MHC, the Company, Brookline and Lighthouse from state to federal charters. As part of the approval of the charter conversions, the OTS requires that the Company comply satisfactorily with several conditions, the most notable of which is that Brookline and its subsidiaries must divest themselves of their investment in marketable equity securities without material loss at the earliest possible date, but in any event no later than July 17, 2003. The divestiture can be accomplished by sale of the equity securities or their transfer to the Company or its subsidiary. At December 31, 2001, Brookline and its subsidiaries owned equity securities with a market value of $5,793.

As a federally-chartered institution, Brookline will be required to meet a qualified thrift lender test. Under that test, an institution is required to either qualify as a “domestic building and loan association” under the Internal Revenue Code or maintain at least 65% of its “portfolio assets” (total assets minus goodwill and other intangible assets, office property and specified liquid assets up to 20% of total assets) in certain “qualified thrift investments” (primarily loans to purchase, refinance, construct, improve or repair domestic residential housing, home equity loans, securities backed by or representing an interest in mortgages on domestic residential housing, and Federal Home Loan Bank stock) in at least nine months out of each twelve month period. A savings institution that fails the qualified thrift lender test is subject to certain operating restrictions and may be required to convert to a bank charter. The OTS has granted Brookline an exception from the qualified thrift lender test through July 17, 2002. At December 31, 2001, Brookline maintained approximately 64.9% of its portfolio assets in qualified thrift investments.

(3) Cash and Short-Term Investments (In Thousands)

Aggregate reserves (in the form of deposits with the Federal Reserve Bank and vault cash) of $6,710 and $6,228 were maintained to satisfy federal regulatory requirements at December 31, 2001 and 2000, respectively.

Short-term investments are summarized as follows:

	December 31,
	2001	2000
Money market funds	$24,710	$19,175
Federal Home Loan Bank of Boston overnight deposits	36,200	9,000
Commercial paper	6,494	31,267
Federal funds sold	1,313	6,978
Other deposits	715	450
	$69,432	$66,870

Short-term investments are stated at cost which approximates market. Money market funds are invested in a mutual fund whose assets are comprised primarily of U.S. Treasury obligations, commercial paper and certificates of deposit with average maturities of 90 days or less.

(4) Investment Securities (In Thousands)

Securities available for sale and held to maturity are summarized below:

	December 31, 2001
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Securities available for sale:
Debt securities:
U.S. Government and Agency obligations	$15,755	$145	$3	$15,897
Corporate obligations	49,073	1,662	95	50,640
Collateralized mortgage obligations	78,536	1,265	100	79,701
Total debt securities	143,364	3,072	198	146,238
Marketable equity securities	9,502	7,738	53	17,187
Total securities available for sale	$152,866	$10,810	$251	$163,425

Securities held to maturity:
Corporate obligations	$8,264	$187	$6	$8,445
Mortgage-backed securities	1,294	32	5	1,321
Total securities held to maturity	$9,558	$219	$11	$9,766

	December 31, 2000
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Securities available for sale:
Debt securities:
U.S. Government and Agency obligations	$11,836	$154	$1	$11,989
Corporate obligations	44,467	450	213	44,704
Collateralized mortgage obligations	68,225	425	124	68,526
Total debt securities	124,528	1,029	338	125,219
Marketable equity securities	14,948	9,252	58	24,142
Total securities available for sale	$139,476	$10,281	$396	$149,361

Securities held to maturity:
Corporate obligations	$48,969	$45	$154	$48,860
Mortgage-backed securities	1,478	18	19	1,477
Total securities held to maturity	$50,447	$63	$173	$50,337

Restricted equity securities are as follows:

	December 31,
	2001	2000
Federal Home Loan Bank of Boston stock	$8,907	$6,771
Massachusetts Savings Bank Life Insurance Company stock	253	253
Other stock	121	121
	$9,281	$7,145

As a voluntary member of the Federal Home Loan Bank of Boston (“FHLB”), the Company is required to invest in $100 par value stock of the FHLB in an amount equal to 1% of its outstanding home loans or 5% of its outstanding advances from the FHLB, whichever is higher. As and when such stock is redeemed, the Company would receive from the FHLB an amount equal to the par value of the stock. At its discretion, the FHLB may declare dividends on the stock. Such dividends amounted to  $462, $477 and $362 for the years ended December 31, 2001, 2000 and 1999, respectively.

The maturities of the investments in debt securities at December 31, 2001 are as follows:

	Available for Sale
Maturity	Amortized Cost	Estimated Fair Value
Within 1 year (A)	$45,285	$46,672
After 1 year through 5 years	94,625	96,167
After 5 years through 10 years	–	–
Over 10 years	3,454	3,399
	$143,364	$146,238

(A) Includes the defaulted corporate debt security referred to below.

	Held to Maturity
Maturity	Amortized Cost	Estimated Fair Value
Within 1 year	$4,566	$4,616
After 1 year through 5 years	3,767	3,899
After 5 years through 10 years	402	432
Over 10 years	823	819
	$9,558	$9,766

Mortgage-backed securities are included above based on their contractual maturities (primarily in excess of 10 years); the expected lives, however, are expected to be shorter due to anticipated payments. Collateralized mortgage obligations are included above based on when the final principal payment is expected to be received.

Sales and valuation write-downs of investment securities are summarized as follows:

	Year Ended December 31,
	2001	2000	1999
Proceeds from sales:
Marketable equity securities	$6,436	$8,982	$8,234
Debt securities	–	2,975	–
Gross gains from sales:
Marketable equity securities	4,035	8,248	7,465
Debt securities	–	5	–
Valuation write-downs:
Marketable equity security	–	–	28
Defaulted corporate debt security	495	–	–

In the second quarter of 2001, the Company charged earnings $495 to recognize an other than temporary impairment in the carrying value of a $2,000 bond issued by Southern California Edison that matured on June 1, 2001. Interest of $65 due on the bond was received at the maturity date and applied as a reduction of the carrying value of the bond instead of being credited to interest income. An interest payment of $65 received on December 1, 2001 was credited to interest income. At December 31, 2001, the defaulted bond was carried on the books of the Company at $1,440 and had a market value of $1,950. Repayment of the debt security will depend on resolution of issues related to the energy crisis in California.

(5) Loans (In Thousands)

A summary of loans follows:

	December 31,
	2001	2000
Mortgage loans:
One-to-four family	$159,887	$114,411
Multi-family	338,973	300,841
Commercial real estate	272,061	255,895
Construction and development	20,901	19,947
Home equity	8,924	6,596
Second	29,408	27,236
Total mortgage loans	830,154	724,926
Commercial loans	42,637	33,205
Consumer loans	3,130	2,488
Total gross loans	875,921	760,619
Unadvanced funds on loans	(47,157)	(43,030)
Deferred loan origination fees	(404)	(1,030)
Loans, excluding money market loan participations	828,360	716,559
Money market loan participations	6,000	28,250
	$834,360	$744,809

The Company’s portfolio, other than money market loan participations, is substantially concentrated within Massachusetts. Money market loan participations represent purchases of a portion of loans to national companies and organizations originated and serviced by money center banks. Such participations generally mature between one day and three months.

The recorded investment in impaired loans, as defined by SFAS No. 114, at December 31, 2001 and 2000 amounted to $105 and $107, respectively. Such amounts were composed of multi-family mortgage loans.

The average recorded investment in impaired loans for the years ended December 31, 2001, 2000 and 1999 amounted to $106, $108 and $755, respectively. None of the impaired loans at December 31, 2001 and 2000 required an allowance for impairment due primarily to prior charge-offs and/or the sufficiency of collateral values. If interest payments on all impaired loans at December 31, 2001, 2000 and 1999 had been made in accordance with original loan agreements, interest income of $13, $15 and $109 would have been recognized on the loans in 2001, 2000 and 1999 compared to interest income actually recognized of $8, $10 and $340, respectively.

Loans on non-accrual at December 31, 2001 and 2000 amounted to $140 and none, respectively.

There were no restructured loans at December 31, 2001 and 2000. Restructured loans represent performing loans for which concessions (such as reductions of interest rates to below market terms and/or extension of repayment terms) have been granted due to the borrower’s financial condition.

A portion of certain commercial real estate loans originated and serviced by the Company are sold periodically to other banks on a non-recourse basis. The balance of loans acquired by other banks amounted to $26,960 and $17,990 at December 31, 2001 and 2000, respectively. No fees are collected by the Company for servicing such loan participations.

In the ordinary course of business, the Company makes loans to its Directors and their related interests, generally at the same prevailing terms as those of other borrowers. A summary of related party activity follows:

	Year Ended December 31,
	2001	2000
Balance at beginning of year	$6,549	$6,372
New loans granted during the year	–	901
Removal of loans no longer to related parties	(1,863)	–
Repayments	(516)	(724)
Balance at end of year	$4,170	$6,549

(6) Allowance for Loan Losses (In Thousands)

An analysis of the allowance for loan losses for the years indicated follows:

	Year Ended December 31,
	2001	2000	1999
Balance at beginning of year	$14,315	$13,874	$13,094
Provision for loan losses	974	427	450
Charge-offs	(4)	(10)	–
Recoveries	16	24	330
Balance at end of year	$15,301	$14,315	$13,874

(7) Bank Premises and Equipment (In Thousands)

Bank premises and equipment consist of the following:

	December 31,
	2001	2000

Land	$62	$62
Office building and improvements	2,253	2,374
Furniture, fixtures and equipment	1,840	4,870
	4,155	7,306
Accumulated depreciation and amortization	2,248	3,538
	$1,907	$3,768

(8) Other Real Estate Owned (In Thousands)

There was no other real estate owned at December 31, 2001 and 2000.

Net other real estate owned income for the years indicated is comprised of the following:

	Year Ended December 31,
	2001	2000	1999
Rental income	$–	$117	$276
Operating and foreclosure expenses	–	(42)	(130)
Gains from sales	–	11	465
Reduction in valuation allowance, net	–	86	100
	$–	$172	$711

An analysis of the valuation allowance for the years indicated follows:

	Year Ended December 31,
	2001	2000	1999
Balance at beginning of year	$–	$86	$186
Reduction in valuation allowance, net	–	(86)	(100)
Balance at end of year	$–	$–	$86

(9) Deposits (Dollars In Thousands)

A summary of deposits follows:

	December 31, 2001		December 31, 2000
	Weighted Average		Weighted Average
	Amount	Rate	Amount	Rate
Demand checking accounts	$18,455	0.00%	$16,878	0.00%
NOW accounts	75,439	0.50	64,234	1.65
Savings accounts	12,951	1.49	11,681	2.25
Money market savings accounts	259,695	2.42	206,431	4.03
Total transaction deposit accounts	366,540	1.80	299,224	3.22

Certificate of deposit accounts maturing:
Within six months	108,582	4.09	184,570	6.10
After six months but within 1 year	84,846	4.25	63,092	5.75
After 1 year but within 2 years	39,351	4.94	38,900	6.13
After 2 years but within 3 years	11,262	4.96	13,058	6.17
After 3 years	10,339	5.95	9,777	6.17
Total certificate of deposit accounts	254,380	4.39	309,397	6.04
	$620,920	2.90%	$608,621	4.65%

Certificate of deposit accounts issued in amounts of $100 or more totaled $61,950 and $84,586 at December 31, 2001 and 2000, respectively.

Interest expense on deposit balances is summarized as follows:

	Year Ended December 31,
	2001	2000	1999
NOW accounts	$815	$690	$542
Savings accounts	232	268	289
Money market savings accounts	7,851	8,140	7,434
Certificate of deposit accounts	14,662	14,136	12,443
	$23,560	$23,234	$20,708

(10) Borrowed Funds (Dollars in Thousands)

Borrowed funds are comprised of the following advances from the FHLB:

	December 31, 2001		December 31, 2000
	Weighted Average		Weighted Average
	Amount	Rate	Amount	Rate
Within 1 year	$11,300	6.54%	$9,350	6.66%
Over 1 year to 2 years	32,950	4.96	11,300	6.54
Over 2 years to 3 years	32,000	5.91	30,750	5.29
Over 3 years to 4 years	43,000	6.73	32,000	5.91
Over 4 years to 5 years	47,880	5.30	43,000	6.72
Over 5 years	11,000	5.96	7,000	6.17
	$178,130	5.81%	$133,400	6.15%

The advances are secured by all the Bank’s stock and deposits in the FHLB, a general lien on one-to-four family residential mortgage loans, certain multi-family loans and U.S. Government and Agency obligations in an aggregate amount equal to outstanding advances.

(11) Income Taxes (Dollars in Thousands)

Provision for income taxes are comprised of the following amounts:

	Year Ended December 31,
	2001	2000	1999
Current:
Federal	$11,230	$11,260	$11,698
State	782	677	683
	12,012	11,937	12,381
Deferred:
Federal	(623)	46	(814)
State	(158)	15	(205)
	(781)	61	(1,019)
	$11,231	$11,998	$11,362

Total income tax expense differed from the amounts computed by applying the statutory U.S. federal income tax rate to income before tax expense as a result of the following:

	Year Ended December 31,
	2001	2000	1999
Expected income tax expense at statutory federal tax rate	$10,698	$11,771	$11,254
State taxes, net of federal income tax benefit	406	450	311
Dividend income received deduction	(165)	(223)	(217)
Excise tax on pension plan gain	245	–	–
Other, net	47	–	14
	$11,231	$11,998	$11,362

Effective income tax rate	36.7%	35.7%	35.3%

The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at the dates indicated are as follows:

	December 31,
	2001	2000
Deferred tax assets:
Allowance for loan losses	$6,314	$5,902
Pension and postretirement benefits	1,596	1,909
Recognition and retention plan	80	85
Depreciation	124	78
Restructuring charge	354	–
Debt security write-down	178	–
Other	114	23
Total gross deferred tax assets	8,760	7,997

Deferred tax liabilities:
Unrealized gain on securities available for sale	3,842	3,641
Post-1987 bad debt reserves	–	38
Savings Bank Life Insurance Company stock	108	108
Other	229	211
Total gross deferred tax liabilities	4,179	3,998

Net deferred tax asset	$4,581	$3,999

For federal income tax purposes, the Company has a $1,801 reserve for loan losses which remains subject to recapture. If any portion of the reserve is used for purposes other than to absorb the losses for which it was established, approximately 150% of the amount actually used (limited to the amount of the reserve) would be subject to taxation in the year in which used. As the Company intends to use the reserve only to absorb loan losses, no provision has been made for the $753 liability that would result if 100% of the reserve were recaptured.

(12) Employee Benefits (Dollars In Thousands, Except Share and Per Share Amounts)

Pension and Postretirement Benefits

Brookline sponsored a non-contributory defined benefit plan (the “Plan”) that provided pension benefits to eligible employees. Effective, July 31, 2000, accrual of pension benefits ceased and, effective September 30, 2000, the Plan was terminated subject to approval by the Internal Revenue Service. Such approval was obtained in 2001. Employees and retired employees were given the option to (a) roll over the amount of their vested benefits plus a portion of the Plan surplus distributed to enhance employee benefits into Brookline’s 401(k) plan or an IRA, (b) purchase an annuity or (c) receive a lump sum cash payment. In 2001, the Company recognized a settlement gain of $4,267 and incurred an excise tax of $587 and other related expenses of $13, resulting in a pre-tax net gain of $3,667 from termination of the Plan.

Postretirement benefits are provided for part of the annual expense of health insurance premiums for retired employees and their dependents. The following table provides a reconciliation of the changes in the benefit obligations and fair value of assets for pension and postretirement benefits for the years ended October 31, the latest plan valuation dates.

	Pension Benefits		Postretirement Benefits
	2001	2000	2001	2000
Reconciliation of benefit obligation:
Obligation at beginning of period	$5,676	$4,877	$625	$560
Service cost	–	205	52	53
Interest cost	109	383	47	40
Actuarial (gain) loss	–	291	172	(15)
Benefits paid	(5,785)	(80)	(9)	(13)
Obligation at end of period	$–	$5,676	$887	$625

Reconciliation of fair value of plan assets:
Fair value of plan assets at beginning of period	$8,375	$6,805	$–	$–
Contribution	28	–	–	–
Actual return on plan assets	315	1,648	–	–
Benefits paid	(5,785)	(80)	–	–
Distribution to employer	(2,933)	–	–	–
Other	–	2	–	–
Fair value of plan assets at end of period	$–	$8,375	$–	$–

Funded status:
Funded status at end of period	$–	$2,700	$(887)	$(625)
Unrecognized (gain) loss	–	(4,016)	153	(45)
Unrecognized transition asset	–	(45)	222	259
Net amount recognized as a liability in the Company’s balance sheet as of October 31	$–	$(1,361)	$(512)	$(411)

The following table provides the components of net periodic pension and postretirement benefit cost (credit) for the years ended October 31:

	Pension Benefits			Postretirement Benefits
	2001	2000	1999	2001	2000	1999

Service cost	$–	$205	$259	$52	$53	$43
Interest cost	109	383	335	47	40	36
Expected return on plan assets	(109)	(470)	(462)	–	–	–
Transition obligation	–	(3)	(3)	18	18	19
Actuarial gain	–	(141)	(92)	–	–	–
Net periodic benefit costs (credit)	$–	$(26)	$37	$117	$111	$98

Expense for postretirement benefits and pension benefits under the terminated plan for the years ended December 31, 2001, 2000 and 1999 amounted to $111, $75 and $129, respectively.

Assumptions used in determining the actuarial present value of the projected benefit obligations are shown in the following table:

	Pension Benefits			Postretirement Benefits
	2001	2000	1999	2001	2000	1999
Discount rate	N/A	7.50%	6.75%	6.75%	6.75%	6.75%
Rate of increase in compensation	N/A	4.00	5.50	N/A	N/A	N/A
Expected long-term rate of return on plan assets	N/A	6.75	8.00	N/A	N/A	N/A

The assumed health care trend used to measure the accumulated postretirement benefit obligation was 7% initially, decreasing gradually to 5% in 2006 and thereafter. Assumed health care trend rates may have a significant effect on the amounts reported for the postretirement benefit plan. A 1% change in assumed health care cost trend rates would have the following effects:

	1% Increase	1% Decrease
Effect on total service and interest cost components of net periodic postretirement benefit costs	$38	$(28)
Effect on the accumulated postretirement benefit obligation	187	(143)

401(k) Plan

The Company has an employee tax deferred thrift incentive plan under Section 401(k) of the Internal Revenue Code. All employees who meet specified age and length of service requirements are eligible to participate in the plan by making voluntary contributions, subject to certain limits based on federal tax laws. The Company makes no matching contribution to the plan.

In connection with the termination of its defined benefit pension plan, Brookline amended its 401(k) plan. Effective January 1, 2001, Brookline contributed an amount equal to 5% of the compensation of eligible employees, subject to certain limits based on federal tax laws. Each employee reaching the age of 21 and having completed one thousand hours of service in a plan year becomes eligible to participate in the plan. Effective May 1, 2000, a separate 401(k) plan was established by Lighthouse with contribution limits and eligibility requirements similar to the Brookline 401(k) plan. Expense for plan contributions was $281 in 2001 and $72 in 2000.

Supplemental Executive Retirement Agreements

The Company maintains agreements that provide supplemental retirement benefits to certain executive officers. Total expense for benefits payable under the agreements amounted to $511, $400 and $419 for the years ended December 31, 2001, 2000 and 1999, respectively. Aggregate benefits payable included in accrued expenses and other liabilities at December 31, 2001 and 2000 amounted to $3,303 and $2,792, respectively.

Employee Stock Ownership Plan

The Company maintains an Employee Stock Ownership Plan (“ESOP”) to provide eligible employees the opportunity to own  Company stock. Employees are eligible to participate in the Plan after reaching age twenty-one, completion of one year of service and working at least one thousand hours of consecutive service during the year. Contributions are allocated to eligible participants on the basis of compensation, subject to federal tax law limits.

The ESOP borrowed $6,599 from the Company to finance the purchase of 546,986 shares in the open market. The loan is payable in quarterly installments over 30 years and bears interest at 8.50% per annum. The loan can be prepaid without penalty. Loan payments are principally funded by cash contributions from the Bank, subject to federal tax law limits.

Shares used as collateral to secure the loan are released and available for allocation to eligible employees as the principal and interest on the loan is paid. Employees vest in their ESOP account at a rate of 20% annually commencing in the year of completion of three years of credited service or immediately if service is terminated due to death, retirement, disability or change in control. Employees of the Bank as of October 31, 1997 received credit for vesting purposes for each continuous year of service involving at least one thousand hours up to a maximum of three years of credited service. Dividends on released shares are credited to the participants’ ESOP accounts. Dividends on unallocated shares are generally applied towards payment of the loan. ESOP shares committed to be released are considered outstanding in determining earnings per share.

At December 31, 2001, the ESOP held 422,992 unallocated shares at an aggregate cost of $5,044; the market value of such shares at that date was $6,954. For the years ended December 31, 2001, 2000 and 1999, $474, $376 and $377 were charged to compensation and employee benefits expense based on the commitment to release to eligible employees 32,779 shares in 2001, 35,833 shares in 2000 and 34,239 shares in 1999.

Recognition and Retention Plan

Under the Company’s 1999 Recognition and Retention Plan (the “RRP”), 546,986 shares of the Company’s common stock were reserved for issuance as restricted stock awards to officers, employees and non-employee directors in recognition of prior service and as an incentive for such individuals to remain with the Company. Shares issued upon vesting may be either authorized but unissued shares or reacquired shares held by the Company as treasury shares. Through December 31, 2001, the Company acquired 387,564 shares of stock that relates to the RRP; such shares are included in treasury stock. Any shares not issued because vesting requirements are not met will again be available for issuance under the RRP.

On April 19, 1999, 546,500 shares were awarded to officers and non-employee directors of the Company. The shares vest over varying time periods ranging from six months up to eight years. In the event a recipient ceases to maintain continuous service with the Company by reason of normal retirement, death or disability, or following a change in control, RRP shares still subject to restrictions will vest and be free of such restrictions. As of December 31, 2001, 444,988 shares were vested and 8,068 shares were forfeited. Expense is recognized for shares awarded over the vesting period at the fair market value of the shares on the date they were awarded, or $10.8125 per share. RRP expense amounted to $167 in 2001, $1,246 in 2000 and $3,593 in 1999.

Stock Option Plan

Under the Company’s 1999 Stock Option Plan (the “Stock Option Plan”), 1,367,465 shares of the Company’s common stock were reserved for issuance to officers, employees and non-employee directors of the Company. Shares issued upon the exercise of a stock option may be either authorized but unissued shares or reacquired shares held by the Company as treasury shares. Any shares subject to an award which expire or are terminated unexercised will again be available for issuance under the Stock Option Plan. On April 19, 1999, 1,265,500 options were awarded to officers and non-employee directors of the Company at an exercise price of $10.8125 per share, the fair market value of the common stock of the Company on that date. Of the total options awarded, 410,460 options are incentive stock options and 855,040 options are non-qualified stock options. Options awarded vest over periods ranging from less than six months through five years. If an individual to whom a stock option was granted ceases to maintain continuous service by reason of normal retirement, death or disability, or following a change in control, all options and rights granted and not fully exercisable become exercisable in full upon the happening of such event and shall remain exercisable for a period ranging from three months to one year.

Activity under the Stock Option Plan is as follows:

	Year Ended December 31,
	2001	2000	1999
Shares under option:
Outstanding at beginning of year	1,244,500	1,261,500	–
Granted at $10.8125 per share	–	–	1,265,500
Forfeited	(6,000)	(17,000)	(4,000)
Exercised at $10.8125 per share	(55,495)	–	–
Outstanding at end of year at $10.8125 per share	1,183,005	1,244,500	1,261,500

Exercisable at end of year	786,305	670,900	500,000
Weighted average fair value per option of options granted during the year	$–	$–	$3.32
Weighted average remaining contractual life in years at end of year	7.7	8.7	9.7

In determining the pro forma amounts, the fair value of each option granted in 1999 was estimated as of the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

Dividend yield	2.3%
Expected life in years	6.4
Expected volatility	25.6
Risk-free interest rate	5.2

On a pro forma basis, had compensation expense for the Company’s stock-based compensation plan been determined based on the fair value at the grant date for awards made under the plan, consistent with SFAS No. 123, the Company’s net income and earnings per share for the years ended December 31, 2001, 2000 and 1999 would have been reduced as follows:

	Year Ended December 31,
	2001	2000	1999
Net income:
As reported	$19,334	$21,634	$20,791
Pro forma	18,732	20,920	18,984

Basic earnings per share:
As reported	$0.72	$0.80	$0.74
Pro forma	0.70	0.78	0.68

Diluted earnings per share:
As reported	$0.71	$0.80	$0.74
Pro forma	0.69	0.78	0.68

(13) Commitments and Contingencies (In Thousands)

Off-Balance Sheet Financial Instruments

The Company is party to off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheet. The contract amounts reflect the extent of the involvement the Company has in particular classes of these instruments. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument is represented by the contractual amount of those instruments. The Company uses the same policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Financial instruments with off-balance sheet risk at the dates indicated follow:

	December 31,
	2001	2000
Financial instruments whose contract amounts represent credit risk:
Commitments to originate loans:
One-to-four family mortgage	$4,625	$5,351
Multi-family mortgage	15,559	19,410
Commercial real estate mortgage	20,172	17,980
Construction and development mortgage	1,500	10,503
Commercial	300	25
Unadvanced portion of loans	47,157	43,030
Unused lines of credit:
Equity	12,612	11,254
Other	10,116	8,356

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee by the customer. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s credit-worthiness on a case-by-case basis. The amount of collateral obtained, if any, is based on management’s credit evaluation of the borrower.

Lease Commitments

The Company leases certain office space under various noncancellable operating leases. A summary of future minimum rental payments under such leases at the dates indicated follows:

Year Ending December 31,
2002	$783
2003	545
2004	546
2005	559
2006	494

The leases contain escalation clauses for real estate taxes and other expenditures. Total rental expense was $712, $613 and $403 for the years ended December 31, 2001, 2000 and 1999, respectively.

SWAP Agreement

Effective April 14, 1998, the Company entered into an interest-rate swap agreement with a third-party that matures April 14, 2005. The notional amount of the agreement is $5,000. Under this agreement, each quarter the Company pays interest on the notional amount at an annual fixed rate of 5.9375% and receives from the third-party interest on the notional amount at the floating three month U.S. dollar LIBOR rate. The Company entered into this transaction to match more closely the repricing of its assets and liabilities and to reduce its exposure to increases in interest rates. The net interest expense paid (income received) was $81, ($26) and $29 for the years ended December 31, 2001, 2000 and 1999, respectively.

Legal Proceedings

In the normal course of business, there are various outstanding legal proceedings. In the opinion of management, after consulting with legal counsel, the consolidated financial position and results of operations of the Company are not expected to be affected materially by the outcome of such proceedings.

(14) Stockholders’ Equity (Dollars in Thousands, Except Per Share Amounts)

Preferred Stock

The Company is authorized to issue 5,000,000 shares of serial preferred stock, par value $0.01 per share, from time to time in one or more series subject to limitations of law, and the Board of Directors is authorized to fix the designations, powers, preferences, limitations and rights of the shares of each such series. As of December 31, 2001, there were no shares of preferred stock issued.

Capital Distributions and Restrictions Thereon

OTS regulations impose limitations on all capital distributions by savings institutions. Capital distributions include cash dividends, payments to repurchase or otherwise acquire the institution’s shares, payments to shareholders of another institution in a cash-out merger and other distributions charged against capital. The regulations establish three tiers of institutions. An institution, such as the Bank, that exceeds all capital requirements before and after a proposed capital distribution (“Tier 1 institution”) may, after prior notice but without the approval of the OTS, make capital distributions during a year up to 100% of its current year net income plus its retained net income for the preceding two years not previously distributed. Any additional capital distributions require OTS approval.

Among other things, the charter conversions permit the MHC to waive the receipt of dividends paid by the Company without causing dilution to the ownership interests of the Company’s minority stockholders in the event of a conversion of the MHC to stock form. The waiving of dividends increases Company resources available for stock repurchases, payment of dividends to minority stockholders and investments.

The MHC has waived its right to receive two quarterly dividends of $0.16 each declared and paid during 2001, thereby reducing the actual dividend payout by the Company in that year. The OTS requires that the retained earnings of the Bank be restricted by the cumulative amount of dividends waived by the MHC. At December 31, 2001, the cumulative amount of waived dividends was $4,935. Restricted retained earnings is available for payment of dividends solely to the MHC.

Common Stock Repurchases

On October 20, 1998, the Company received regulatory approval to repurchase 1,454,750 shares, or 5% of the common shares issued by the Company. Repurchase of that total number of shares was completed in February 2000 at an aggregate cost of $15,893, or $10.93 per share. On March 10, 2000, the Company received regulatory approval to repurchase an additional 610,995 shares of its common shares. Repurchase of that total number of shares was completed in September 2001 at an aggregate cost of $7,053, or $11.54 per share. Additionally, in connection with the Company’s RRP, 387,564 shares were purchased in 1999 and 2000 at an aggregate cost of $3,788, or $9.77 per share. On September 19, 2001, the Board of Directors approved a program to repurchase 1,362,984 shares, or 5% of common shares outstanding. As of December 31, 2001, 468,069 shares had been acquired at an aggregate cost of $7,078, or $15.12 per share.

(15) Earnings Per Share Reconciliation (In Thousands, Except Share and Per Share Amounts)

The following table is the reconciliation of basic and diluted earnings per share as required under SFAS No. 128 for the years ended December 31, 2001, 2000 and 1999.

	2001			2000			1999
	Net Income	Average Shares	Per Share Amounts	Net Income	Average Shares	Per Share Amounts	Net Income	Average Shares	Per Share Amounts
Basic earnings per share:
Income available to common stockholders	$19,334	26,732,571	$0.72	$21,634	26,881,433	$0.80	$20,791	28,016,150	$0.74
Effect of dilutive securities:
Options	–	320,999		–	43,438		–	–
Diluted earnings per share:
Income available to common stockholders	$19,334	27,053,570	$0.71	$21,634	26,924,871	$0.80	$20,791	28,016,150	$0.74

(16) Regulatory Capital Requirements (Dollars In Thousands)

OTS regulations require savings institutions to maintain a minimum ratio of tangible capital to total adjusted assets of 1.5%, a minimum ratio of Tier 1(core) capital to total adjusted assets of 4.0% and a minimum ratio of total (core and supplementary) capital to risk-weighted assets of 8.0%.

Under its prompt corrective action regulations, the OTS is required to take certain supervisory actions with respect to an under-capitalized institution. Such actions could have a direct material effect on the institution’s financial statements. The regulations established a framework for the classification of depository institutions into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Generally, an institution is considered well capitalized if it has a Tier 1(core) capital ratio of at least 5.0%, a Tier 1 risk-based capital ratio of at least 6.0% and a Total risk-based capital ratio of at least 10.0%.

The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the OTS about capital components, risk weightings and other factors. These capital requirements apply only to the Bank and do not consider additional capital retained by Brookline Bancorp, Inc.

The following is a summary of the Bank’s actual capital amounts and ratios as of December 31, 2001 and 2000, compared to the OTS requirements for minimum capital adequacy and for classification as a well-capitalized institution:

			OTS Requirements
	Bank Actual		Minimum Capital Adequacy		Classified As Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
At December 31, 2001:
Tangible capital	$228,626	21.8%	$15,765	1.5%
Tier 1 (core) capital	228,626	21.8	42,040	4.0	$52,549	5.0%
Risk-based capital:
Tier 1	228,626	26.4			63,059	6.0
Total	241,430	27.9	69,245	8.0	86,557	10.0

At December 31, 2000:
Tangible capital	$204,269	21.9%	$14,016	1.5%
Tier 1 (core) capital	204,269	21.9	37,376	4.0	$46,720	5.0%
Risk-based capital:
Tier 1	204,269	24.8			56,064	6.0
Total	218,331	26.5	65,902	8.0	82,378	10.0

Prior to converting to federal charters, the Company and the Bank were required to maintain minimum capital ratios calculated in a manner similar to, but not entirely the same as, the framework of the OTS. At December 31, 2001, the Company and the Bank substantially exceeded the capital ratios required to be classified as well capitalized.

(17) Fair Value of Financial Instruments (In Thousands)

The following is a summary of the carrying values and estimated fair values of the Company’s significant financial and non-financial instruments as of the dates indicated:

	December 31, 2001		December 31, 2000
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Financial assets:
Cash and due from banks	$13,283	$13,283	$13,505	$13,505
Short-term investments	69,432	69,432	66,870	66,870
Securities	182,264	182,472	206,953	206,843
Loans, net	819,059	837,837	730,494	730,726
Accrued interest receivable	5,041	5,041	6,521	6,521
Financial liabilities:
Demand, NOW, savings and money
market savings deposit accounts	366,540	366,540	299,224	299,224
Certificate of deposit accounts	254,380	256,643	309,397	309,279
Borrowed funds	178,130	183,661	133,400	133,513
Swap agreement	–	241	–	11

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

Securities

The fair value of securities is based principally on market prices and dealer quotes. Certain fair values are estimated using pricing models or are based on comparisons to market prices of similar securities. The fair value of stock in the FHLB equals its carrying amount since such stock is only redeemable at its par value.

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

Deposit Liabilities

In accordance with SFAS No. 107, the fair values of deposit liabilities with no stated maturity (demand, NOW, savings and money market savings accounts) are equal to the carrying amounts payable on demand. The fair value of time deposits represents contractual cash flows discounted using interest rates currently offered on deposits with similar characteristics and remaining maturities. The fair value estimates for deposits do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of alternative forms of funding (“deposit based intangibles”).

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

Swap Agreement

The fair value is estimated as the difference in the present value of future cash flows between the Company’s existing agreement and current market rate agreements of the same duration.

(18) Lighthouse Bank (In Thousands)

On April 12, 2000, the Company received regulatory approval for Lighthouse Bank (“Lighthouse”) to commence operations as New England’s first-chartered internet-only bank. In connection with the legal formation of Lighthouse, the Company made a $25,000 capital investment in Lighthouse at the beginning of May 2000.  Lighthouse commenced doing business with the public in the last week of June 2000. Expenses incurred prior to the legal incorporation of Lighthouse (April 27, 2000) were considered to have been start-up expenses. In April 2001, the Company announced the decision to either sell Lighthouse to a third party or merge it into Brookline Savings Bank (“Brookline”). That decision was reached after determining the amount of additional operating losses Lighthouse would likely incur before achieving satisfactory profitability. On July 17, 2001, Lighthouse was converted from a state to a federal charter and merged into Brookline.

A summary of Lighthouse start-up and operating expenses from its inception to the date of its merger into Brookline is as follows:

	Operating Expenses		Start-up Expenses
	January 1 Through	Eight Months Ended	Four Months Ended	Second Half
	July 17, 2001	December 31, 2000	April 30, 2000	of 1999
Compensation and benefits	$1,231	$1,254	$409	$290
Occupancy	110	187	105	104
Equipment and data processing	1,088	694	45	15
Advertising and marketing	474	1,670	97	44
Professional services	–	48	58	96
Other	327	342	32	126
	$3,230	$4,195	$746	$675

Certain operating expenses associated with servicing former Lighthouse customers, including employee stay bonuses, were incurred through the third quarter of 2001. As of September 17, 2001, Lighthouse customers accounts were transferred to Brookline’s systems and records. In contemplation of the merger of Lighthouse into Brookline, a pre-tax restructuring charge of $3,912 was recorded in the second quarter of 2001 to provide for merger-related expenses. In the fourth quarter of 2001, $15 was provided for additional restructuring charges. Estimated expenses included in the restructuring charge and actual expenses incurred through December 31, 2001 were as follows:

	Actual Expenses	Estimated Expenses
Personnel severance payments	$633	$1,247
Vendor contract terminations	686	634
Occupancy rent obligations	53	319
Write-off of equipment and software	1,549	1,551
Other miscellaneous items	160	176
	$3,081	$3,927

At December 31, 2001, $846 is included in accrued expenses and other liabilities for the remainder of restructuring charges to be paid in 2002.

(19) Business Segments (In Thousands)

Through July 17, 2001, the Company’s wholly-owned bank subsidiaries, Brookline and Lighthouse, collectively “the Banks”, were identified as reportable operating segments in accordance with the provisions of SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information”. The Brookline operating segment includes its wholly-owned subsidiaries. The “All Other” segment presented below includes the Company and its wholly-owned securities corporation.

The primary activities of the Banks through July 17, 2001 included acceptance of deposits from the general public, origination of mortgage loans on residential and commercial real estate, commercial and consumer loans, and investment in debt securities, mortgage-backed securities and other financial instruments. Brookline conducts its business primarily through its branch network while Lighthouse conducted its business primarily through the internet. As stated in note 18, Lighthouse was merged into Brookline on July 17, 2001.

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

The following table sets forth certain information about and the reconciliation of reported net income for each of the reportable segments.

	All Consolidation
	Brookline	Lighthouse *	Other	Adjustments	Consolidated
At or For the Year Ended December 31, 2001
Interest income	$71,479	$2,798	$19,992	$(18,309)	$75,960
Interest expense	32,456	1,577	–	(1,129)	32,904
Provision for loan losses	900	74	–	–	974
Securities gains (losses)	3,480	183	60	(183)	3,540
Pension plan gain	3,667	–	–	–	3,667
Other non-interest income	1,845	61	395	(210)	2,091
Restructuring charge	15	3,912	–	–	3,927
Other non-interest expense	13,319	3,230	339	—	16,888
Income tax expense (benefit)	12,455	(2,279)	1,119	(64)	11,231
Net income (loss)	21,326	(3,472)	18,989	(17,509)	19,334

Total loans, excluding money market loan participations	$828,360	$–	$–	$–	$828,360
Total deposits	626,851	–	–	(5,931)	620,920
Total assets	1,057,120	—	293,216	(250,740)	1,099,596

* Operating results are for the period from January 1 through July 17, 2001.

	All Consolidation
	Brookline	Lighthouse	Other	Adjustments	Consolidated
At or For the Year Ended December 31, 2000
Interest income	$67,644	$1,686	$26,323	$(24,093)	$71,560
Interest expense	30,908	582	–	(918)	30,572
Provision for loan losses	300	127	–	–	427
Securities gains	8,248	5	–	–	8,253
Other non-interest income	1,383	20	351	(113)	1,641
Start-up expenses	–	746	–	–	746
Non-interest expense	11,583	4,195	299	–	16,077
Income tax expense (benefit)	12,225	(1,426)	1,199	–	11,998
Net income (loss)	22,259	(2,513)	25,176	(23,288)	21,634

Total loans, excluding money market loan participations	$683,230	$33,329	$–	$–	$716,559
Total deposits	583,070	52,400	–	(26,849)	608,621
Total assets	943,250	75,032	289,024	(271,156)	1,036,150

	All Consolidation
	Brookline	Lighthouse	Other	Adjustments	Consolidated
At or For the Year Ended December 31, 1999
Interest income	$61,779	$–	$21,455	$(18,425)	$64,809
Interest expense	27,587	–	–	(425)	27,162
Provision for loan losses	450	–	–	–	450
Securities gains	7,437	–	–	–	7,437
Other non-interest income	1,742	–	20	(85)	1,677
Start-up expenses	–	675	–	–	675
Other non-interest expense	13,225	–	258	–	13,483
Income tax expense (benefit)	10,436	(283)	1,209	–	11,362
Net income (loss)	19,260	(392)	20,008	(18,085)	20,791

Total loans, excluding money market loan participations	$635,556	$–	$-	$–	$635,556
Total deposits	512,136	–	–	–	512,136
Total assets	851,410	–	280,148	(224,224)	907,334

(20) Condensed Parent Company Financial Statements (In Thousands)

Condensed parent company financial statements as of December 31, 2001 and 2000 and the years ended December 31, 2001, 2000 and 1999 follow.

	Balance Sheets
	December 31, 2001	December 31, 2000
Assets
Cash and due from banks	$202	$309
Short-term investments	5	10
Equity securities available for sale	–	56
Loan to Bank ESOP	5,252	5,566
Investment in subsidiaries, at equity	281,817	279,066
Other investment	3,686	3,360
Other assets	10	5
Total assets	$290,972	$288,372

Liabilities and Stockholders’ Equity
Accrued expenses and other liabilities	$594	$512
Stockholders’ equity	290,378	287,860
Total liabilities and stockholders’ equity	$290,972	$288,372

The Company’s consolidated stockholders’ equity is $4,933 and $5,275, respectively, less than the amounts presented above because of the elimination of the effect of unallocated ESOP shares in consolidation.

	Statements of Income
	Year Ended December 31, 2001	Year Ended December 31, 2000	Year Ended December 31, 1999
Dividend income from subsidiaries	$17,180	$25,934	$19,110
Interest income:
Short-term investments	23	4	72
Money market loan participations	–	–	11
Marketable equity securities	–	1	1
Loan to Bank ESOP	461	483	425
Gains on sales of securities	22	–	–
Equity interest in earnings of other investment	395	351	21
Total income	18,081	26,773	19,640

Expenses:
Directors’ fees	57	57	58
Internet bank start-up	–	746	675
Other	278	238	193
Total expenses	335	1,041	926

Income before income taxes and equity in undistributed net income of subsidiaries	17,746	25,732	18,714
Income tax expense (benefit)	349	44	(88)
Income before equity in undistributed net income of subsidiaries	17,397	25,688	18,802

Equity in undistributed net income of subsidiaries	1,937	(4,054)	1,989
Net income	$19,334	$21,634	$20,791

	Statements of Cash Flows
	Year Ended December 31, 2001	Year Ended December 31, 2000	Year Ended December 31, 1999
Cash flows from operating activities:
Net income	$19,334	$21,634	$20,791
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of subsidiaries	(1,937)	4,054	(1,989)
Equity interest in earnings of other investment	(395)	(350)	(21)
Gains from sales of securities	(22)	–	–
Depreciation and amortization	–	32	10
Deferred income taxes	–	–	(4)
Decrease in accrued interest receivable	–	1	6
(Increase) decrease in other assets	(5)	30	(57)
Increase in accrued expenses and other liabilities	88	416	62
Net cash provided from operating activities	17,063	25,817	18,798

Cash flows from investing activities:
Investment in subsidiaries, net	–	(14,170)	-
ESOP loan to subsidiary bank	–	(802)	(549)
Repayment of ESOP loan by subsidiary bank	314	363	335
Payment from subsidiary bank for shares vested in recognition and retention plan	191	2,180	2,459
Funding of other investment	–	–	(3,001)
Receipt of dividend from other investment	69	12	–
Purchase of bank premises and equipment	–	–	(290)
Proceeds from sales of securities available for sale	63	–	–
Net cash provided from (used for) investing activities	637	(12,417)	(1,046)

Cash flows from financing activities:
Purchase of treasury stock	(10,826)	(6,653)	(15,018)
Payment of common stock dividends	(7,586)	(6,635)	(6,060)
Exercise of stock options	600	–	–
Net cash used for financing activities	(17,812)	(13,288)	(21,078)

Net increase (decrease) in cash and cash equivalents	(112)	112	(3,326)
Cash and cash equivalents at beginning of year	319	207	3,533
Cash and cash equivalents at end of year	$207	$319	$207

Supplemental disclosures of cash flow information:
Cash paid during the year for income taxes	$183	$140	$–
Non-cash activities:
Transfer from bank premises and equipment, other assets and accrued expenses to investment in subsidiaries	–	246	–

(21) Quarterly Results of Operations (Unaudited, Dollars In Thousands Except Per Share Amounts)

	2001 Quarters
	Fourth	Third	Second	First
Interest income	$18,153	$19,059	$19,209	$19,539
Interest expense	7,354	8,197	8,448	8,905
Net interest income	10,799	10,862	10,761	10,634
Provision for loan losses	40	275	495	164
Net interest income after provision for loan losses	10,759	10,587	10,266	10,470
Gains(losses) on sales of securities, net	362	871	(495)	2,802
Pension plan gain	–	–	3,667	–
Other non-interest income	947	401	457	286
Recognition and retention plan expense	(41)	(42)	(42)	(42)
Restructuring charge	(15)	–	(3,912)	–
Other non-interest expense	(3,788)	(4,087)	(4,217)	(4,629)
Income before income taxes	8,224	7,730	5,724	8,887
Provision for income taxes	2,884	2,801	2,290	3,256
Net income	$5,340	$4,929	$3,434	$5,631

Earnings per share:
Basic	$0.20	$0.18	$0.13	$0.21
Diluted	$0.20	$0.18	$0.12	$0.21

	2000 Quarters
	Fourth	Third	Second	First
Interest income	$19,146	$18,151	$17,379	$16,884
Interest expense	8,636	7,733	7,260	6,943
Net interest income	10,510	10,418	10,119	9,941
Provision for loan losses	58	69	150	150
Net interest income after provision for loan losses	10,452	10,349	9,969	9,791
Gains on sales of securities, net	1,794	2,316	1,801	2,342
Other real estate owned income net	90	18	46	18
Other non-interest income	466	348	381	274
Recognition and retention plan expense	(114)	(365)	(370)	(397)
Internet bank start-up expense	–	–	(179)	(567)
Other non-interest expense	(4,482)	(4,345)	(3,283)	(2,721)
Income before income taxes	8,206	8,321	8,365	8,740
Provision for income taxes	3,024	2,955	2,903	3,116
Net income	$5,182	$5,366	$5,462	$5,624

Basic and diluted earnings per share	$0.19	$0.20	$0.20	$0.21