Form 10-K/A, Exhibit 13
period 2001-12-31
BROOKLINE BANCORP INC
filed 2002-05-24
CIK 1049782

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

Allowance for Loan Losses

The allowance for loan losses is management's estimate of probable known and inherent credit losses in the loan portfolio.  The Company's methodology to determine the amount of allowance to be recorded in its financial statements is described in the following paragraphs.

The Company utilizes an internal rating system to monitor and evaluate the credit risk inherent in its loan portfolio. At the time of loan approval, all loans other than one-to-four family residential mortgage loans, home equity loans and consumer loans, are assigned a rating based on all the factors considered in originating the loan. The initial loan rating is recommended by the loan officer and approved by the individuals or committee responsible for approving the loan. Loan officers are expected to recommend to the Loan Committee changes in loan ratings when facts come to their attention that warrant an upgrade or downgrade in a loan rating. Problem and potential problem assets are assigned the three lowest ratings. Such ratings coincide with the “Substandard”, “Doubtful” and “Loss” classifications used by federal regulators in their examination of financial institutions. Generally, an asset is considered Substandard if it is inadequately protected by the current net worth and paying capacity of the obligors and/or the collateral pledged. Substandard assets include those characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected. Assets classified as Doubtful have all the weaknesses inherent in those classified Substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, highly questionable and improbable. Assets classified as Loss are those considered uncollectible and of such little value that their continuance as assets without the establishment of a specific loss reserve and/or charge-off is not warranted. Assets which do not currently expose the Company to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated “Special Mention”. The Company assigns its fourth lowest rating to loans meeting this designation.

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

The Company’s classification of its loans and the amount of the valuation allowances it sets aside for estimated losses are subject to review by the banking agencies. Based on their reviews, these agencies can order the establishment of additional general or specific loss allowances. The OTS, in conjunction with the other federal banking agencies, has adopted an interagency policy statement on allowances for loan and lease losses. The policy statement provides guidance for financial institutions on both the responsibilities of management for the assessment and establishment of adequate allowances and guidance for banking agency examiners to use in determining the adequacy of a financial institution’s valuation methodology. Generally, the policy statement recommends that financial institutions have effective systems and controls to identify, monitor and address asset quality problems; that management analyze all significant factors that affect the collectibility of the portfolio in a reasonable manner; and that management establish acceptable valuation processes that meet the objectives set forth in the policy statement.  Management has adopted and applied these recommendations in its methodology and procedures for estimating its allowance for loan losses.

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

During 2001, 2000 and 1999, the allowance for loan losses was increased by $986,000, $441,000 and $780,000, respectively, as a result of net loan recoveries of $12,000, $14,000 and $330,000, respectively, and  provision for loan losses of $974,000, $427,000 and $450,000, respectively. The increases in the allowance were made primarily because of significant growth of the loan portfolio. Total loans outstanding increased by $111.8 million in 2001, $81.0 million in 2000 and $87.0 million in 1999, exclusive of  money market loan participations. Approximately 57% of the net loan growth in 2001, half of the net loan growth in 2000 and most of the net loan growth in 1999 occurred in the higher risk categories of commercial real estate and multi-family mortgage loans. The remainder of the growth was primarily in the residential mortgage loan category.  The loan growth over the past three years has not resulted in problem loans requiring specific allowance allocations.  Allocated allowances were nonetheless established for the loans added to the portfolio in connection with applying the second component of the Company's allowance methodology described later in this sub-section.  Management intends to continue to apply this methodology in the future and, accordingly, charges to the provision for loan losses should generally be expected in periods when the loan portfolio is growing.

The following tables set forth the Company’s percent of allowance by loan category and the percent of loans to total loans in each of the categories listed at the dates indicated.

	At December 31,
	2001			2000			1999
			Percent			Percent			Percent
			of Loans			of Loans			of Loans
		Percent of	in Each		Percent of	in Each		Percent of	in Each
		Allowance	Category		Allowance	Category		Allowance	Category
		to Total	to Gross		to Total	to Gross		to Total	to Gross
	Amount	Allowance	Loans	Amount	Allowance	Loans	Amount	Allowance	Loans
	(Dollars in thousands)
Mortgage loans:
One- to four-family	$484	3.16%	18.25%	$343	2.40%	15.04%	$225	1.62%	11.13%
Multi-family	4,836	31.61	38.70	4,155	29.03	39.55	4,241	30.57	44.18
Commercial real estate	4,608	30.12	31.06	4,374	30.55	33.65	3,791	27.32	32.89
Construction and development	478	3.12	2.38	466	3.26	2.62	547	3.95	3.67
Home equity	89	0.58	1.02	66	0.46	0.87	58	0.42	0.86
Second	432	2.82	3.36	361	2.52	3.58	204	1.47	2.43
Commercial loans	725	4.74	4.87	555	3.88	4.36	510	3.68	4.54
Consumer loans	31	0.20	0.36	25	0.17	0.33	20	0.14	0.30
Money market loan participations	—	—	—	—	—	—	—	—	—
Unallocated	3,618	23.65	—	3,970	27.73	—	4,278	30.83	—
Total allowance for loan losses	$15,301	100.00%	100.00%	$14,315	100.00%	100.00%	$13,874	100.00%	100.00%

	At December 31,
	1998			1997
			Percent			Percent
			of Loans			of Loans
		Percent of	in Each		Percent of	in Each
		Allowance	Category		Allowance	Category
		to Total	to Gross		to Total	to Gross
	Amount	Allowance	Loans	Amount	Allowance	Loans
	(Dollars in thousands)
Mortgage loans:
One- to four-family	$193	1.47%	11.19%	$207	1.66%	14.25%
Multi-family	3,687	28.16	45.58	3,440	27.60	45.50
Commercial real estate	3,742	28.58	34.29	3,184	25.55	30.94
Construction and development	376	2.87	2.99	306	2.45	2.77
Home equity	55	0.42	0.96	53	0.43	1.09
Second	174	1.33	2.42	198	1.59	3.28
Commercial loans	245	1.87	2.26	151	1.21	1.88
Consumer loans	18	0.14	0.31	14	0.11	0.29
Money market loan participations	—	—	—	—	—	—
Unallocated	4,604	35.16	—	4,910	39.40	—
Total allowance for loan losses	$13,094	100.00%	100.00%	$12,463	100.00%	100.00%

The long-term nature of the Company’s loan portfolio as well as the impact of economic changes make it most difficult, if not impossible, to conclude with precision the amount of loss inherent in the Bank’s loan portfolio at a point in time.

In determining the level of the allowance, management evaluates specific credits and the portfolio in general using several methods that include historical performance, collateral values, cash flows and current economic conditions.  This evaluation culminates with a judgment on the probability of collection of loans outstanding.  The Company's methodology provides for three allowance components.

The first component represents allowances established for specific identified loans.  Specific amounts are allocated on a loan-by-loan basis for any impairment loss as determined by applying one of the three methods cited in generally accepted accounting principles.

The second component represents allowances for groups of homogenous loans that currently exhibit no identified weaknesses and are evaluated on a collective basis.  Allowances for groups of similar loans are established based on factors such as historical loss experience, the level and trend of loan delinquencies, and the level and trend of classified loans.

Based on the Company’s experience during the last economic downturn, it is known that loans in the higher risk categories have inherent characteristics that result in their being placed on the Watch List when the economy weakens. Such loss characteristics, which exist throughout the long-term life of the Company’s loans, are less obvious in good economic times. Management believes that the allowance for loan losses should take into consideration the inherent losses in the loan portfolio when the economy is strong and Watch List loans are lower than normal.  In this regard, the amount of allocated allowance was $1,231,000 at December 31, 2001, $878,000 at December 31, 2000 and $1,005,000 at December 31, 1999.

The third component of the Company's allowance for loan losses is categorized as unallocated.  The unallocated part of the allowance is based on an evaluation of factors such as trends in the economy and real estate values in the areas where the Company lends money, concentrations in the amount of loans outstanding to large borrowers and concentrations in the type and geographic location of loan collateral.  Determination of this portion of the allowance is a very subjective process.  Management believes the unallocated allowance is an important component of the total allowance because it addresses the probable inherent risk of loss that exists in that part of the Company's loan portfolio with repayment terms extended over many years.  It also helps to minimize the risk related to the margin of imprecision inherent in the estimation of the allocated components of the allowance.  We have not allocated the unallocated portion of the allowance to the major categories of loans because such an allocation would imply a degree of precision that does not exist.

The Company has no established range into which the unallocated portion of the allowance should fall.  The decline in the unallocated portion of the allowance over the past five years is attributable primarily to the strength of the economy and improved trends in the Company's level of loan delinquencies and classified loans during that time.

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

Provision for Loan Losses.  The allowance for loan losses is established through a provision charged to expenses and represents the Company's estimate of probable known and inherent credit losses in the loan portfolio.  The manner in which the Company determines the allowance for loan losses is described in the Allowance for Loan Losses sub-section of note 1 of the notes to consolidated financial statements presented elsewhere in this report.

The Company provided $974,000 for loan losses in 2001 and $427,000 in 2000.  In 2001, gross loans outstanding grew by $115.3 million (15.2%), $45.5 million of which related to one-to-four family residential mortgage loans and $69.8 million of which related to the higher risk loan categories in the portfolio.  In 2000, gross loans outstanding grew by $87.7 million (13.0%), $39.5 million of which related to one-to-four family residential mortgage loans and $48.2 million of which related to the higher risk loan categories.  Part of the allowance for loan losses is determined by multiplying the level of growth by loan category times reserve factors established on the basis of the Company's long-term experience of loan charge-offs and other loan-related benchmarks.  Application of that methodology accounted for most of the amounts provided for in 2001 and 2000.  The amounts provided expressed as a percent of loan growth were 0.84% in 2001 and 0.49% in 2000.

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

Provision for Loan Losses.  The Company provided $427,000 in 2000 and $450,000 in 1999.  In 2000, gross loans outstanding grew by $87.7 million (13.0%), $39.5 million of which related to one-to-four family residential mortgage loans and $48.2 million of which related to the higher risk loan categories.  In 1999, gross loans outstanding grew by $96.6 million (16.8%), $10.4 million of which related to one-to-four family residential mortgage loans and $86.2 million of which related to the higher risk loan categories.  The part of the allowance determined by multiplying the level of loan growth by loan category times established reserve factors accounted for most of the amounts provided in 2000 and 1999.  In 1999, the provision was lower than it otherwise would have been by approximately $270,000 because of the elimination of allowances established in prior years on certain loans previously classified that were removed from classification in 1999.  The classifications were removed because of improved loan conditions.

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

GRANT THORNTON LLP

Boston, Massachusetts

January 24, 2002 (except for the last paragraph
of Note 4 which is as of March 1, 2002)

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

Allowance for Loan Losses

The allowance for loan losses is management's estimate of probable known and inherent credit losses in the loan portfolio.  In determining the level of the allowance, management evaluates specific credits and the portfolio in general using several methods that include historical performance, collateral values, cash flows and current economic conditions.  This evaluation culminates with a judgment on the probability of collection of loans outstanding.  Management's methodology provides for three allowance components.  The first component represents allowances established for specific identified loans.  The second component represents allowances for groups of homogenous loans that currently exhibit no identified weaknesses and are evaluated on a collective basis.  Allowances for groups of similar loans are established based on factors such as historical loss experience, the level and trends of loan delinquencies, and the level and trends of classified assets.  The last component is an unallocated allowance which is based on evaluation of factors such as trends in the economy and real estate values in the areas where the Company lends money, concentrations in the amount of loans the Company has outstanding to large borrowers and concentrations in the type and geographic location of loan collateral.  Determination of the unallocated allowance is a very subjective process.  Management believes the unallocated allowance is an important component of the total allowance because it addresses the probable inherent risk of loss that exists in the Company's loan portfolio (which is substantially comprised of loans with repayment terms extended over many years) and it helps to minimize the risk related to the imprecision inherent in the estimation of the other two components of the allowance.

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

As a federally-chartered institution, Brookline will be required to meet a qualified thrift lender test. Under that test, an institution is required to either qualify as a “domestic building and loan association” under the Internal Revenue Code or maintain at least 65% of its “portfolio assets” (total assets minus goodwill and other intangible assets, office property and specified liquid assets up to 20% of total assets) in certain “qualified thrift investments” (primarily loans to purchase, refinance, construct, improve or repair domestic residential housing, home equity loans, securities backed by or representing an interest in mortgages on domestic residential housing, and Federal Home Loan Bank stock) in at least nine months out of each twelve month period. A savings institution that fails the qualified thrift lender test is subject to certain operating restrictions and may be required to convert to a bank charter. The OTS has granted Brookline an exception from the qualified thrift lender test through July 17, 2002. At December 31, 2001, Brookline maintained approximately 66.6% of its portfolio assets in qualified thrift investments.

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

In the second quarter of 2001, the Company charged earnings $495 to recognize an other than temporary impairment in the carrying value of a $2,000 bond issued by Southern California Edison that matured on June 1, 2001. Interest of $65 due on the bond was received at the maturity date and applied as a reduction of the carrying value of the bond instead of being credited to interest income. An interest payment of $65 received on December 1, 2001 was credited to interest income. At December 31, 2001, the defaulted bond was carried on the books of the Company at $1,440 and had a market value of $1,950. On March 1, 2002, principal and interest due on the bond was paid in full, resulting in a credit to income of $593.

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

The following is a summary of the Bank’s actual capital amounts and ratios as of December 31, 2001 and 2000, compared to the OTS requirements for minimum capital adequacy and for classification as a well-capitalized institution:

			OTS Requirements
	Bank Actual		Minimum Capital Adequacy		Classified As Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
At December 31, 2001:
Tangible capital	$228,626	21.7%	$15,799	1.5%
Tier 1 (core) capital	228,626	21.7	42,130	4.0	$52,662	5.0%
Risk-based capital:
Tier 1	228,626	26.7			51,332	6.0
Total	241,306	28.2	68,443	8.0	85,554	10.0

At December 31, 2000:
Tangible capital	$204,269	21.9%	$14,016	1.5%
Tier 1 (core) capital	204,269	21.9	37,376	4.0	$46,720	5.0%
Risk-based capital:
Tier 1	204,269	24.8			56,064	6.0
Total	218,331	26.5	65,902	8.0	82,378	10.0

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