Form 10-K, Exhibit 13
period 2002-12-31
BROOKLINE BANCORP INC
filed 2003-03-24
CIK 1049782

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

	At December 31,
	2002	2001	2000	1999	1998
	(In thousands)
Selected Financial Condition Data:

Total assets	$1,423,357	$1,099,596	$1,036,150	$907,334	$879,027

Loans, excluding money market loan participations	803,425	828,360	716,559	635,556	548,558

Money market loan participations	4,000	6,000	28,250	15,400	44,300

Allowance for loan losses	15,052	15,301	14,315	13,874	13,094

Debt securities: Available for sale	347,211	146,239	125,219	100,089	102,934

Held to maturity	4,861	9,558	50,447	103,434	121,390

Marketable equity securities	13,838	17,187	24,142	28,186	30,595

Deposits	649,325	620,920	608,621	512,136	489,370

Borrowed funds	124,900	178,130	133,400	108,800	94,350

Stockholders’ equity	632,381	285,445	282,585	274,800	278,222

Net unrealized gain on securities available for sale, net of taxes, included in stockholders’ equity	4,155	6,720	6,244	7,759	14,416

Non-performing loans	5	140	—	—	332

Non-performing assets	5	1,580	—	707	2,272

	Year Ended December 31,
	2002	2001	2000	1999	1998
	(In thousands)
Selected Operating Data:

Interest income	$71,497	$75,960	$71,560	$64,809	$61,419
Interest expense	25,519	32,904	30,572	27,162	26,160
Net interest income	45,978	43,056	40,988	37,647	35,259
Provision (credit) for loan losses	(250)	974	427	450	300
Net interest income after provision (credit) for loan losses	46,228	42,082	40,561	37,197	34,959
Gains on securities, net	8,698	3,540	8,253	7,437	2,843
Other real estate owned income, net	—	—	172	711	251
Gain from termination of pension plan	—	3,667	—	—	—
Loss from prepayment of FHLB advances	(7,776)	—	—	—	—
Other non-interest income	2,458	2,091	1,469	966	1,111
Recognition and retention plan expense	(161)	(167)	(1,246)	(3,593)	—
Internet bank start-up expense	—	—	(746)	(675)	—
Restructuring charge relating to internet bank	—	(3,927)	—	—	—
Other non-interest expense	(15,143)	(16,721)	(14,831)	(9,890)	(9,181)
Income before income taxes	34,304	30,565	33,632	32,153	29,983
Provision for income taxes	12,369	11,231	11,998	11,362	10,831
Net income	$21,935	$19,334	$21,634	$20,791	$19,152

SELECTED FINANCIAL RATIOS AND OTHER DATA OF THE COMPANY

	At or For the Year Ended December 31,
	2002	2001	2000	1999	1998

Performance Ratios:

Return on average assets	1.68%	1.80%	2.29%	2.31%	2.33%

Return on average stockholders’ equity(1)	4.89	6.89	7.99	7.81	8.36

Interest rate spread(2)	2.41	2.83	2.95	2.69	2.76

Net interest margin(2)	3.58	4.10	4.43	4.21	4.28

Efficiency ratio(3)	31.26	28.90	25.63	25.15	25.07

Capital Ratios:

Stockholders’ equity to total assets at end of year	44.43	25.96	27.27	30.29	31.65

Tier 1 core capital ratio at end of year(4)	34.37	21.75	22.37	24.57	25.86

Asset Quality Ratios:

Non-performing assets as a percent of total assets at end of year	—	0.14	—	0.08	0.26

Allowance for loan losses as a percent of loans, excluding money market loan participations, at end of year	1.87	1.85	2.00	2.18	2.39

Per Share Data:

Basic earnings per common share(5)	$0.38	$0.33	$0.37	$0.34	NM

Diluted earnings per common share(5)	$0.38	$0.33	$0.37	$0.34	NM

Number of shares outstanding at end of year (in thousands)(5)(6)	58,545	58,540	60,034	61,563	63,381

Dividends paid per common share(5)	$0.316	$0.210	$0.110	$0.096	$0.046

Book value per common share at end of year(5)	$10.80	$4.87	$4.71	$4.46	$4.39

Market value per common share at end of year(5)	$11.90	$7.52	$5.26	$4.46	$5.26

(1)       Excludes effect of unrealized gains on securities available for sale, net of income taxes.

(2)       Calculated on a fully-taxable equivalent basis.

(3)       Represents the ratio of non-interest expenses (exclusive of loss from prepayment of FHLB advances, restructuring charge and recognition and retention plan expense) divided by the sum of net interest income and non-interest income (exclusive of gains on securities and gain from termination of pension plan). Lighthouse Bank’s income and expenses are excluded.

(4)       This regulatory ratio relates only to Brookline Bank.

(5)       Amounts are restated to give retroactive recognition to the exchange ratio (2.186964 new shares for each old share) applied in the conversion that was completed on July 9, 2002.

(6)       Common stock issued less treasury stock.

NM - Not Meaningful. Earnings per share is not presented for the period from March 24, 1998 (the date of conversion to stock-ownership) through December 31, 1998 as the earnings per share calculation for that period is not meaningful.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion contains forward-looking statements based on management’s current expectations regarding economic, legislative and regulatory issues that may impact the Company’s earnings in future periods. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limitation, the words “believes”, “anticipates”, “plans”, “expects” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the Company’s actual results to differ materially from those contemplated by such forward-looking statements. These important factors include, without limitation: general and local economic conditions, changes in interest rates, demand for loans, real estate values, deposit flows, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel and market acceptance of the Company’s pricing, products and services.

The preparation of consolidated financial statements involves the application of accounting policies relevant to the Company’s  business. Application of certain accounting policies requires management to make estimates and assumptions about the effect of matters that are inherently uncertain. These estimates and assumptions affect the reported amounts of certain assets, liabilities, revenues and expenses. Different amounts could be reported under different conditions, or if different assumptions were used in the application of certain accounting policies. In this respect, the accounting policy considered by the Company to be critical relates to the determination of the allowance for loan losses. This accounting policy is discussed in the “Allowance for Loan Losses” section of this discussion and analysis and in note 1 of the notes to consolidated financial statements appearing elsewhere in this annual report.

The discussion and analysis that follows provides information about the Company’s corporate structure, recent business initiatives, factors affecting its consolidated financial condition and consolidated results of operations, and a potential tax liability related to the Company’s use of a real estate investment trust. See the subsection “Potential REIT Tax Liability” presented on page 3 herein. The consolidated financial statements and related notes appearing elsewhere in this annual report should be read in conjunction with this review.

Corporate Structure and Stock Offerings

Brookline Bancorp, Inc. (the “Company”) was organized in November 1997 for the purpose of acquiring all of the capital stock of Brookline Savings Bank (“Brookline” or the “Bank”) upon completion of Brookline’s reorganization from a mutual savings bank into a mutual holding company structure. In January 2003, Brookline Savings Bank changed its name to Brookline Bank. As part of the reorganization, the Company offered for sale 47% of the shares of its common stock in an offering fully subscribed for by eligible depositors of Brookline (the “Offering”). The remaining 53% of the Company’s shares of common stock were issued to Brookline Bancorp MHC (“MHC”), a mutual holding company. The reorganization and Offering were completed on March 24, 1998. Net proceeds from the Offering amounted to $134.8 million.

On April 12, 2000, the Company received regulatory approval for Lighthouse Bank (“Lighthouse”) to commence operations as New England’s first-chartered internet-only bank. The Company made a $25 million capital investment in Lighthouse at the beginning of May 2000. Lighthouse commenced doing business with the public in the last week of June 2000.

In April 2001, the Company announced the decision to either sell Lighthouse to a third party or merge it into Brookline. That decision was reached after determining the amount of additional operating losses Lighthouse would likely incur before achieving satisfactory profitability. On July 17, 2001, the existence of Lighthouse as a separate corporate entity was terminated by its merger into Brookline. In contemplation of the merger, a pre-tax restructuring charge of $3.9 million was recorded in the second quarter of 2001 to provide for merger-related expenses. See notes 19 and 20 of the notes to the consolidated financial statements included elsewhere in this annual report for information about the start-up expenses and operating results of Lighthouse. Brookline continues to provide on-line electronic banking services to the former customers of Lighthouse.

On February 21, 2001, the Board of Directors approved a plan to convert the Company’s charter from a Massachusetts corporation regulated by the Massachusetts Division of Banks and the Board of Governors of the Federal Reserve System to a federal charter regulated by the Office of Thrift Supervision (“OTS”). The charter conversion, which was approved by the stockholders of the Company on April 19, 2001, was approved by the OTS on July 16, 2001. The MHC, Brookline and Lighthouse also received approval of their conversions from state to federal charters on that date.

Among other things, the charter conversions permitted the MHC to waive the receipt of dividends paid by the Company without causing dilution to the ownership interests of the Company’s minority stockholders in the event of a conversion of the MHC to stock form.

On April 4, 2002, the Boards of Directors of the MHC, the Company and Brookline adopted a Plan of Conversion and Reorganization to convert the MHC from mutual to stock form and to complete a related stock offering in which shares of common stock representing the MHC’s ownership interest in the Company would be sold to investors.

The Plan of Conversion and Reorganization was approved by the stockholders of the Company and the depositors of Brookline on June 27, 2002 and by the OTS on July 8, 2002. The reorganization and stock offering were completed on July 9, 2002. As of that date, the 15,420,350 shares owned by the MHC were retired and the Company sold 33,723,750 shares of common stock for $10.00 per share. After taking into consideration related expenses of $4.5 million, net proceeds from the stock offering amounted to $332.7 million. An additional 24,888,478 shares were issued to existing stockholders based on an exchange rate of 2.186964 new shares of common stock for each existing share, resulting in 58,612,228 total new shares outstanding. Cash was paid in lieu of fractional shares.

Upon completion of the conversion and stock offering, (a) Brookline Bancorp Inc. changed from a federally-chartered holding company to a new Delaware holding company, (b) the MHC ceased to exist and (c) the net assets of the MHC, $8.5 million, were transferred into Brookline.

The conversion was accounted for as a reorganization in corporate form with no change in the historical basis of the Company’s assets, liabilities and equity. All references to the number of shares outstanding for purposes of calculating per share amounts are restated to give retroactive recognition to the exchange ratio applied in the conversion.

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

The Company’s primary business is attracting retail deposits from the general public through the six full-service banking offices of Brookline and via the internet. An additional branch in West Roxbury is scheduled to commence business in the second quarter of 2003. The Company invests those deposits and other borrowed funds primarily in real estate mortgage loans and various debt and equity securities. The Company emphasizes the origination of multi-family and commercial real estate mortgage loans as well as one-to-four family residential mortgage loans. The Company’s consolidated net income depends largely upon net interest income, which is the difference between interest income from loans and investments (“interest-earning assets”) and interest expense on deposits and borrowed funds (“interest-bearing liabilities”). Net interest income is significantly affected by general economic conditions, policies established by regulatory authorities and competition.

Indirect Automobile Finance Business

On October 17, 2002, the Company announced that it plans to enter the indirect automobile finance business. The business is being managed by a new senior officer who joined the Company in the fourth quarter of 2002 and whose prior experience included management responsibility for an indirect automobile lending portfolio of approximately $1 billion at a commercial bank in Massachusetts that was acquired by another financial institution.

The Company will commence this new business initiative in the first quarter of 2003. It is projected that loan originations will be in the range of $30 million to $50 million and that earnings will be reduced by around $0.01 per share in 2003. The business is expected to operate on a profitable basis in the second half of 2004 when annual originations reach a level of approximately $100 million per year. The Company recognizes that the success of this business will depend on many factors, the more significant of which include the policies established for loan underwriting, the monitoring of portfolio performance, and the effect of economic conditions on consumers and the automobile industry. Currently, the automobile industry is less robust than it has been for the past few years and economic uncertainties exist regarding the ability of consumers to maintain and service their debt levels. Depending on economic conditions, the level of loan originations and operating results actually achieved in 2003 and 2004 could differ significantly from the projections stated in this paragraph.

For regulatory purposes, the Company’s contemplated loan portfolio is not expected to be classified as “subprime lending.” “Subprime lending” refers to a lending program that targets subprime borrowers. Institutions engaged in subprime lending generally have knowingly and purposely focused on subprime lending through planned business strategies, tailored products and explicit borrower targeting. The Company expects to generally target borrowers who pose no greater risk of default than traditional retail banking customers. It is contemplated, however, that the Company’s underwriting policies will allow discretionary exceptions whereby credit might be extended to some borrowers who exhibit certain of the credit risk characteristics of a subprime borrower. Policy limits will be established regarding such loan originations and reports will be generated to monitor the performance of such loans.

Potential REIT Tax Liability

As described more fully in note 12 of the notes to consolidated financial statements appearing elsewhere in this annual report, 160 Associates, Inc. (“Associates”), a wholly-owned subsidiary of Brookline, is disputing assessments of taxes and interest it received from the Department of Revenue of the Commonwealth of Massachusetts (“DOR”) totaling $4.7 million. The assessments relate to financial institution excise returns filed by Associates for its 1999, 2000 and 2001 tax years. It is expected that the DOR will submit another Notice of Assessment for state excise taxes when Associates files its excise return for the 2002 tax year. It is estimated that such assessment could amount to an additional $3.7 million.

Associates owns 99.9% of Brookline Preferred Capital Corporation, a real estate investment trust. The DOR contends that dividend distributions from a real estate investment trust (“REIT”) are not deductible in determining Massachusetts taxable income. Associates disputes the interpretation of the DOR and is appealing the assessments. Accordingly, the Company has made no provision in its consolidated financial statements for the amounts assessed or additional amounts that might be assessed in the future.

In February 2003, the Governor of the Commonwealth of Massachusetts proposed legislation to deny the dividends received deduction for dividend distributions from a REIT in determining Massachusetts taxable income. The law, if passed, will not only end the dividend received deduction for the year 2003 and thereafter, but also disallow dividend received deductions retroactively to tax years beginning in 1999. While Associates intends to challenge the constitutionality of the retroactive legislation if it becomes law and to continue to appeal the Notices of Assessment mentioned above, the Company will be obliged under generally accepted accounting principles to provide for the taxes and interest due if the proposed legislation becomes law. Assuming the legislation as proposed becomes law, at the time of enactment, net income would be reduced by approximately $5.5 million related to the resulting liabilities of Associates for its tax years 1999 through 2002. Interest would continue to accrue on the amount owed until paid. The inability of Associates to deduct dividends it receives from its REIT in 2003 would result in a reduction in the Company’s consolidated net income in 2003 in the range of $1.0 million.

Comparison of Financial Condition at December 31, 2002 and December 31, 2001

Total assets were $1.42 billion at December 31, 2002 compared to $1.10 billion at December 31, 2001. The increase was attributable primarily to receipt of the net proceeds of $332.7 million from the stock offering and the transfer of the net assets of the MHC ($8.5 million) into the Company on July 9, 2002.

Upon completion of the stock offering, the net proceeds were placed in investments with very short maturities. For the past several months, yields offered on quality investments have been declining and are now at rates that are the lowest in over forty years. In light of this trend and uncertainty about the future direction of interest rates, the Company has concentrated its investment purchases primarily in short-term investments and high quality investments (collateralized mortgage obligations, mortgage-backed securities and U.S. Agency obligations). In the fourth quarter of 2002, the Company purchased $142.8 million of collateralized mortgage obligations with an estimated weighted average life of 2.68 years and an average annual yield of 3.37% and $10.5 million of mortgage-backed securities with an estimated weighted average life of 3.79 years and an average annual yield of 3.91%. The Company believes that, at this time, the purchase of higher yielding fixed rate investments with longer maturities would not be prudent. While short-term earnings would be enhanced by purchasing investments with longer maturities, longer-term earnings might suffer if interest rates were to rise from current levels. At December 31, 2002, short-term investments, securities available for sale and securities held to maturity were $224.9 million, $361.0 million and $4.9 million, respectively, compared to $69.4 million, $163.4 million and $9.6 million, respectively, at December 31, 2001.

Marketable equity securities included net unrealized gains of $3.8 million at December 31, 2002 and $7.7 million at December 31, 2001. While unrealized gains declined $3.9 million in 2002, sales of marketable equity securities resulted in realized gains of $8.2 million in 2002. Of that amount, $6.7 million was attributable to the Company’s ownership of shares of Medford Bancorp, Inc., a Massachusetts bank that was acquired by another bank in October 2002. Additional gains of $791,000 were realized earlier in 2002 and $196,000 in the fourth quarter of 2001 from the sale of shares of Medford Bancorp, Inc.

Excluding money market loan participations, the loan portfolio declined from $828.4 million at December 31, 2001 to $803.4 million at December 31, 2002. The decline was attributable primarily to a $25.4 million reduction in one-to-four family mortgage loans outstanding caused by higher than normal loan prepayments. Extensive loan refinancing occurred throughout 2002 due to the ever-declining interest rate environment. The refinancings took place in all of the major segments of the loan portfolio. The amount of refinancings is expected to decline in 2003. The mortgage loan portfolio is projected to experience a single digit rate of growth in 2003 due in part to a program to attract quality loans through discounted pricing.  The Company intends to proceed cautiously, however, in its pursuit of loan growth in light of uncertainty about the state of the local and regional economy and signs of deterioration in the commercial real estate market, notably increasing vacancies and declining rental rates.

Total deposits were $649.3 million at December 31, 2002 compared to $620.9 million at December 31, 2001, an increase of $28.4 million or 4.6%. Growth was affected as a result of the withdrawal of $29.3 million from deposit accounts upon completion of the stock offering on July 9, 2002.

Borrowed funds declined from $178.1 million at December 31, 2001 to $124.9 million at December 31, 2002 primarily as a result of using a portion of the net proceeds from the stock offering to prepay advances from the FHLB. The reasons for and the consequences of the prepayments are presented in the section on operating results which follows.

The increase in total stockholders’ equity from $285.4 million at December 31, 2001 to $632.4 million is due primarily to the $332.7 million of net proceeds from the stock offering and $8.5 million from the merger of Brookline Bancorp, MHC into the Company. Net earnings and cash dividends paid to stockholders in 2002 were $21.9 million and $13.3 million, respectively.

Non-Performing Assets

The following table sets forth information regarding non-performing assets, restructured loans and the allowance for loan losses:

	Year Ended December 31,
	2002	2001	2000	1999	1998
	(In thousands)
Non-accrual loans(1):
Mortgage loans:
One-to-four family	$—	$136	$—	$—	$—
Multi-family	—	—	—	—	—
Commercial real estate	—	—	—	—	297
Construction and development	—	—	—	—	—
Home equity	—	—	—	—	35
Commercial loans	—	—	—	—	—
Consumer loans	5	4	—	—	—
Total non-accrual loans	5	140	—	—	332
Other real estate owned, net(2)	—	—	—	707	1,940
Defaulted corporate debt security	—	1,440	—	—	—
Total non-performing assets	$5	$1,580	$—	$707	$2,272

Restructured loans	$—	$—	$—	$—	$—

Allowance for loan losses as a percent of total loans	1.86%	1.83%	1.92%	2.13%	2.21%
Non-performing loans as a percent of total loans	—	0.02	—	—	0.06
Non-performing assets as a percent of total assets	—	0.14	—	0.08	0.26

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

Allowance for Loan Losses

The allowance for loan losses is management’s estimate of probable known and inherent credit losses in the loan portfolio. The methodology followed to determine the amount of allowance to be recorded in the Company’s financial statements is described in the following paragraphs.

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

On a quarterly basis, management reviews with the Watch Committee the status of each loan assigned one of the Company’s four adverse internal ratings and the judgments made in determining the valuation allowances allocated to such loans. Loans, or portions of loans, classified Loss are either charged off against valuation allowances or a specific allowance is established in an amount equal to the amount classified Loss.

At December 31, 2002 and 2001, there were no loans which warranted specific reserves. At December 31, 2002, loans designated Special Mention and Substandard amounted to none and $52,000, respectively; at December 31, 2001, loans designated Special Mention and Substandard amounted to $1.4 million and $105,000, respectively. No loans were designated  Doubtful or Loss at either date. The Substandard category at December 31, 2002 and 2001 included loans secured by condominiums. The Special Mention category at December 31, 2001 included a loan that was subsequently paid in full in February 2002. All of the loans designated Special Mention and Substandard at December 31, 2002 and 2001 were current in their payment status.

The Company’s classification of its loans and the amount of the valuation allowances it sets aside for estimated losses are subject to review by the banking agencies. Based on their reviews, these agencies can order the establishment of additional loss allowances. The OTS, in conjunction with the other federal banking agencies, has adopted an interagency policy statement on allowances for loan and lease losses. The policy statement provides guidance for financial institutions on both the responsibilities of management for the assessment and establishment of adequate allowances and guidance for banking agency examiners to use in determining the adequacy of a financial institution’s valuation methodology. Generally, the policy statement recommends that financial institutions have effective systems and controls to identify, monitor and address asset quality problems; that management analyze all significant factors that affect the collectibility of the portfolio in a reasonable manner; and that management establish acceptable valuation processes that meet the objectives set forth in the policy statement. Management has adopted and applied these recommendations in its methodology and procedures for estimating its allowance for loan losses.

The following table sets forth activity in the Company’s allowance for loan losses for the years presented in the table.

	Year Ended December 31,
	2002	2001	2000	1999	1998
	(In thousands)

Balance at beginning of year	$15,301	$14,315	$13,874	$13,094	$12,463
Provision (credit) for loan losses	(250)	974	427	450	300
Charge-offs:
Mortgage loans	—	—	—	—	—
Commercial loans	—	—	—	—	—
Consumer loans	30	4	10	—	1
Money market loan participations	—	—	—	—	—
Total charge-offs	30	4	10	—	1
Recoveries:
Mortgage loans:
Multi-family	21	6	6	2	1
Commercial real estate	7	7	7	325	314
Commercial loans	—	—	—	—	12
Consumer loans	3	3	11	3	5
Total recoveries	31	16	24	330	332
Net recoveries	1	12	14	330	331
Balance at end of year	$15,052	$15,301	$14,315	$13,874	$13,094

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

In 2002, the allowance for loan losses was reduced by $249,000 primarily through a $250,000 credit to earnings. The credit was made because of a $25.0 million reduction in loans outstanding during 2002, exclusive of money market loan participations, and the absence of loans with problem characteristics that would warrant specific allowance allocations. During 2001 and 2000, the allowance for loan losses was increased by $986,000 and $441,000, respectively, as a result of net loan recoveries of $12,000 and $14,000, respectively, and provisions for loan losses of $974,000 and $427,000, respectively. The increases in the allowance were made primarily because of significant growth of the loan portfolio. Total loans outstanding increased by $111.8 million in 2001 and $81.0 million in 2000, exclusive of money market loan participations. Approximately 57% of the net loan growth in 2001 and half of the net loan growth in 2000 occurred in the higher risk categories of commercial real estate and multi-family mortgage loans. The remainder of the growth was primarily in the residential mortgage loan category. The loan growth in 2001 and 2000 did not result in problem loans requiring specific allowance allocations. Allocated allowances were nonetheless established for the loans added to the portfolio in connection with applying the second component of our allowance methodology described later in this sub-section. Management intends to continue to apply this methodology in the future and, accordingly, charges to the provision for loan losses should generally be expected in periods when overall credit risk is increasing as a result of loan portfolio growth.

The following tables set forth the Company’s percent of allowance by loan category and the percent of loans to total loans in each of the categories listed at the dates indicated.

	At December 31,
	2002			2001			2000
	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Each Category to Gross Loans	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Each Category to Gross Loans	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Each Category to Gross Loans
	(Dollars in thousands)
Mortgage loans:
One- to four-family	$403	2.68%	15.94%	$484	3.16%	18.25%	$343	2.40%	15.04%
Multi-family	4,662	30.97	38.50	4,836	31.61	38.70	4,155	29.03	39.55
Commercial real estate	4,842	32.17	33.43	4,608	30.12	31.06	4,374	30.55	33.65
Construction and development	381	2.53	1.98	478	3.12	2.38	466	3.26	2.62
Home equity	108	0.72	1.28	89	0.58	1.02	66	0.46	0.87
Second	514	3.41	4.31	432	2.82	3.36	361	2.52	3.58
Commercial loans	616	4.09	4.16	725	4.74	4.87	555	3.88	4.36
Consumer loans	34	0.23	0.40	31	0.20	0.36	25	0.17	0.33
Money market loan participations	—	—	—	—	—	—	—	—	—
Unallocated	3,492	23.20	—	3,618	23.65	—	3,970	27.73	—
Total allowance for loan losses	$15,052	100.00%	100.00%	$15,301	100.00%	100.00%	$14,315	100.00%	100.00%

	At December 31,
	1999			1998
	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Each Category to Gross Loans	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Each Category to Gross Loans
	(Dollars in thousands)
Mortgage loans:
One- to four-family	$225	1.62%	11.13%	$193	1.47%	11.19%
Multi-family	4,241	30.57	44.18	3,687	28.16	45.58
Commercial real estate	3,791	27.32	32.89	3,742	28.58	34.29
Construction and development	547	3.95	3.67	376	2.87	2.99
Home equity	58	0.42	0.86	55	0.42	0.96
Second	204	1.47	2.43	174	1.33	2.42
Commercial loans	510	3.68	4.54	245	1.87	2.26
Consumer loans	20	0.14	0.30	18	0.14	0.31
Money market loan participations	—	—	—	—	—	—
Unallocated	4,278	30.83	—	4,604	35.16	—
Total allowance for loan losses	$13,874	100.00%	100.00%	$13,094	100.00%	100.00%

The long-term nature of the Company’s loan portfolio as well as the impact of economic changes make it most difficult, if not impossible, to conclude with precision the amount of loss inherent in the loan portfolio at a point in time.

In determining the level of the allowance, management evaluates specific credits and the portfolio in general using several methods that include historical performance, collateral values, cash flows and current economic conditions. This evaluation culminates with a judgment on the probability of collection of loans outstanding. Our methodology provides for three allowance components.

The first component represents allowances established for specific identified loans. Specific amounts are allocated on a loan-by-loan basis for any impairment loss as determined by applying one of the three methods cited in generally accepted accounting principles.

The second component represents allowances for groups of homogenous loans that currently exhibit no identified weaknesses and are evaluated on a collective basis. Allowances for groups of similar loans are established based on factors such as historical loss experience, the level and trends of loans delinquencies, and the level and trends of classified assets.

Based on our experience during the last economic downturn, it is known that loans in the higher risk categories have inherent loss characteristics that result in their being placed on the Watch List when the economy weakens. Such loss characteristics, which exist throughout the long-term life of our loans, are less obvious in good economic times.

Management believes that the allowance for loan losses should take into consideration the inherent losses in the loan portfolio when the economy is strong and Watch List loans are lower than normal. In this regard, the amount of allocated allowance was $1.4 million at December 31, 2002, $1.2 million at December 31, 2001 and $878,000 at December 2000.

The third component of the allowance for loan losses is categorized as unallocated. The unallocated part of the allowance is based on an evaluation of factors such as trends in the economy and real estate values in the areas where we lend money, concentrations in the amount of loans we have outstanding to large borrowers and concentration in the type and geographic location of loan collateral. Determination of this portion of the allowance is a very subjective process. Management believes the unallocated allowance is an important component of the total allowance because it addresses the probable inherent risk of loss that exists in that part of the Company’s loan portfolio with repayment terms extended over many years. It also helps to minimize the risk related to the margin of imprecision inherent with the estimation of the allocated components of the allowance. We have not allocated the unallocated portion of the allowance to the major categories of loans because such an allocation would imply a degree of precision that does not exist.

The Company has no established range into which the unallocated portion of the allowance should fall. The decline in the unallocated portion of the allowance over the past five years is attributable primarily to favorable trends in the level of the Company’s loans delinquencies and classified loans during that time. The amount of the unallocated allowance at December 31, 2002 is considered reasonable in light of the uncertainty that exists about the state of the local, regional and national economy and signs of deterioration in the local and regional commercial real estate market, notably in vacancies and rental rates.

Average Balance Sheets and Interest Rates

The following table sets forth certain information relating to the Company for the years ended December 31, 2002, 2001 and 2000. The average yields and costs are derived by dividing interest income or interest expense by the average balance of interest-earning assets or interest-bearing liabilities, respectively, for the years shown. Average balances are derived from average daily balances. The yields and costs include fees which are considered adjustments to yields.

	Year Ended December 31,
	2002			2001			2000
	Average Balance	Interest(1)	Average Yield/ Cost	Average Balance	Interest(1)	Average Yield/ Cost	Average Balance	Interest(1)	Average Yield/ Cost
	(Dollars in thousands)
Assets:
Interest-earning assets:
Short-term investments	$224,694	$3,703	1.65%	$45,122	$1,936	4.29%	$19,628	$1,235	6.29%
Debt securities(2)	211,142	10,016	4.74	165,172	10,189	6.17	179,992	11,081	6.16
Equity securities(2)	28,845	1,004	3.48	29,846	1,380	4.62	31,054	1,716	5.53
Mortgage loans(3)	787,012	55,041	6.99	765,265	59,476	7.77	643,815	53,522	8.31
Money market loan participations	8,351	154	1.84	20,741	1,017	4.90	30,696	2,054	6.69
Other commercial loans(3)	25,471	1,477	5.80	27,741	1,908	6.88	24,808	2,066	8.33
Consumer loans(3)	3,235	280	8.66	2,959	297	10.04	2,183	214	9.80
Total interest-earning assets	1,288,750	71,675	5.56	1,056,846	76,203	7.21	932,176	71,888	7.71
Allowance for loan losses	(15,237)			(14,855)			(14,136)
Non-interest earning assets	28,977			29,176			26,528
Total assets	$1,302,490			$1,071,167			$944,568

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Deposits:
NOW accounts	$73,757	$284	0.39%	$68,968	$815	1.18%	$50,843	$690	1.36%
Savings accounts(4)	14,439	145	1.00	12,469	225	1.80	12,180	268	2.20
Money market savings accounts	257,257	4,764	1.85	240,177	7,856	3.27	206,093	8,140	3.95
Certificate of deposit accounts	274,847	10,387	3.78	277,273	14,664	5.29	253,705	14,136	5.57
Total deposits	620,300	15,580	2.51	598,887	23,560	3.93	522,821	23,234	4.44
Borrowed funds	169,733	9,729	5.73	153,002	9,344	6.11	120,023	7,338	6.11
Total deposits and borrowed funds	790,033	25,309	3.20	751,889	32,904	4.38	642,844	30,572	4.76
Stock offering proceeds	20,558	210	1.02	—	—	—	—	—	—
Total interest-bearing liabilities	810,591	25,519	3.15	751,889	32,904	4.38	642,844	30,572	4.76
Non-interest-bearing demand checking accounts	18,129			17,732			14,309
Other liabilities	17,368			14,594			11,177
Total liabilities	846,088			784,215			668,330
Stockholders’ equity	456,402			286,952			276,238
Total liabilities and stockholders’ equity	$1,302,490			$1,071,167			$944,568
Net interest income (tax equivalent basis)/interest rate spread(5)		46,156	2.41%		43,299	2.83%		41,316	2.95%
Less adjustment of tax exempt income		178			243			328
Net interest income		$45,978			$43,056			$40,988
Net interest margin(6)			3.58%			4.10%			4.43%

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

(4)                                  Savings accounts include mortgagors’ escrow accounts.

(5)                                   Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.

(6)                                  Net interest margin represents net interest income (tax equivalent basis) divided by average interest-earning assets.

Average earning assets were $231.9 million, or 21.7%, higher in 2002 than in 2001 and $124.7 million, or 13.4%, higher in 2001 than in 2000. The growth in 2002 was funded primarily by the net proceeds from the stock offering and increases in the average balances of deposits and borrowed funds of $21.4 million (3.6%) and $16.7 million (10.9%), respectively. Most of the funds from the stock offering were immediately placed in short-term investments. Over time, the short-term funds are being placed primarily in high quality investments with average maturities in the two to three year range and are being used to fund loan growth. Asset growth in 2001 related primarily to the mortgage loan portfolio ($121.5 million, or 18.9%) and was funded primarily by increases in average deposits and borrowed funds of $76.1 million (14.5%) and $33.0 million (27.5%), respectively.

Interest Rate Spread. Interest rate spread is the difference between yields earned on interest-earning assets and rates paid on interest-bearing liabilities. Interest rates are influenced greatly by the actions of the Federal Reserve in establishing the benchmark federal funds rate for overnight borrowings between banks. The federal funds rate was increased by 75 basis points (three quarters of one percent) from the end of June 1999 through November 1999 and 100 basis points from February 2000 through May 2000. In 2001, the federal funds rate was cut eleven times for an aggregate reduction of 150 basis points in the first quarter, 125 basis points in the second quarter, 75 basis points in the third quarter and 125 basis points in the fourth quarter. The 2001 reductions were the most aggressive pace of rate cuts by the Federal Reserve since 1982 and resulted in the then lowest interest rate (1.75%) in forty years. On November 6, 2002, the rate was cut by another 50 basis points to 1.25%. The impact of rate changes on operating results varies depending on the maturity and date of repricing of the Company’s loans, investments, deposits and borrowed funds.

Interest rate spread declined from 2.95% in 2000 to 2.83% in 2001 and 2.41% in 2002. In 2001, average rates earned on assets declined faster than the decline in average rates paid on deposits and borrowed funds. In 2002, the reduction in interest rate spread was due to the same reason as in 2001 and the considerably lower yields earned on short-term investments.

The reductions in the federal funds rate discussed in the second preceding paragraph have had a significant adverse effect on the Company’s interest rate spread and net interest income. While interest rate spread and net interest income will continue to be affected adversely until the federal funds rate rises, the prepayment of FHLB advances in the fourth quarter of 2002 will cause interest rate spread and net interest income to improve. See “Comparison of Operating Results for the Years Ended December 31, 2002 and 2001 – Loss from Prepayment of FHLB Advances” for more information.

Net Interest Margin. Net interest margin, which represents net interest income (on a tax equivalent basis) divided by interest-earning assets, declined from 4.43% in 2000 to 4.10% in 2001 and 3.58% in 2002. The declines were attributable to the factors described above in the interest rate spread section.

Since a significant part of the Company’s assets are funded by stockholders’ equity for which there is no interest cost, a decline in asset yield of the magnitude experienced over the past two years has had a significant adverse effect on net interest income and net interest margin. Average stockholders’ equity as a percent of total average interest-earning assets was 27.2% in 2001, 35.4% in 2002 and 44.7% in the fourth quarter of 2002.

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

	Year Ended December 31, 2002 Compared to Year Ended December 31, 2001			Year Ended December 31, 2001 Compared to Year Ended December 31, 2000
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)
Interest income:
Short-term investments	$3,595	$(1,828)	$1,767	$1,194	$(493)	$701
Debt securities	2,478	(2,651)	(173)	(914)	22	(892)
Equity securities	(45)	(331)	(376)	(65)	(271)	(336)
Mortgage loans	1,653	(6,088)	(4,435)	9,608	(3,654)	5,954
Money market loan participations	(422)	(441)	(863)	(569)	(468)	(1,037)
Other commercial loans	(148)	(283)	(431)	227	(385)	(158)
Consumer loans	26	(43)	(17)	78	5	83
Total interest income	7,137	(11,665)	(4,528)	9,559	(5,244)	4,315

Interest expense:
Deposits:
NOW accounts	53	(584)	(531)	223	(98)	125
Savings accounts	31	(111)	(80)	6	(49)	(43)
Money market savings accounts	525	(3,617)	(3,092)	1,233	(1,517)	(284)
Certificate of deposit accounts	(127)	(4,150)	(4,277)	1,270	(742)	528
Total deposits	482	(8,462)	(7,980)	2,732	(2,406)	326
Borrowed funds	982	(597)	385	2,014	(8)	2,006
Stock offering proceeds	210	—	210	—	—	—
Total interest expense	1,674	(9,059)	(7,385)	4,746	(2,414)	2,332

Net change in net interest income	$5,463	$(2,606)	$2,857	$4,813	$(2,830)	$1,983

Quantitative and Qualitative Disclosure About Market Risk

Market risk is the risk of loss from adverse changes in market prices and/or interest rates. Since net interest income (the difference between interest earned on loans and investments and interest paid on deposits and borrowings) is the Company’s primary source of revenue, interest rate risk is the most significant non-credit related market risk to which the Company is exposed. Net interest income is affected by changes in interest rates as well as fluctuations in the level and duration of the Company’s assets and liabilities.

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

The Company’s Asset/Liability Committee, comprised of several members of senior management, is responsible for managing interest rate risk in accordance with policies approved by the Board of Directors regarding acceptable levels of interest rate risk, liquidity and capital. The Committee reviews with the Board of Directors on a quarterly basis its activities and strategies, the effect of those strategies on the Company’s operating results, the Company’s interest rate risk position and the effect subsequent changes in interest rates could have on the Company’s future net interest income. The Committee is involved in the planning and budgeting process as well as in the monitoring of pricing for the Company’s loan and deposit products.

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

Changes in Interest Rates (Basis Points)	Estimated Percentage Change in Future Net Interest Income

+200 over one year	2.87%
Base Case	—%
-200 over one year	(2.81)%

The Company’s interest rate risk policy states that an immediate 200 basis points change upward or downward should not negatively impact estimated net interest income over a one year period by more than 15%.

The results shown above are based on the assumption that there are no significant changes in the Company’s operating environment and that short-term interest rates will increase 75 basis points over the next year. Further, in the case of the 200 basis points downward adjustment, it was assumed that it would not be possible to reduce the rates paid on certain deposit accounts or earned on certain investments by 200 basis points. Instead, it was assumed that NOW accounts would be reduced by 15 basis points, savings accounts by 65 basis points, money market savings accounts by 135 basis points and short-term investments by 100 basis points. There can be no assurance that the assumptions used will be validated in 2003.

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

Generally, it is the Company’s policy to reasonably match the rate sensitivity of its assets and liabilities. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within the same time period. Also taken into consideration are interest rate swap agreements entered into by the Company.

The table below shows the Company’s interest rate sensitivity gap position as of December 31, 2002.

	At December 31, 2002
	One Year or Less	More Than One Year to Two Years	More Than Two Years to Three Years	More Than Three Years to Four Years	More Than Four Years to Five Years	More Than Five Years to Ten Years	More Than Ten Years	Total
	(Dollars in thousands)

Interest-earning assets(1):
Short-term investments	$224,897	$—	$—	$—	$—	$—	$—	$224,897
Weighted average rate	1.27%
Debt securities(2)	81,232	141,752	60,327	32,624	19,925	6,474	6,885	349,219
Weighted average rate	4.51%	3.16%	3.09%	3.49%	3.06%	4.30%	6.25%
Mortgage loans(3)	258,546	94,519	98,160	108,410	133,126	81,692	3,432	777,885
Weighted average rate	5.80%	7.25%	7.47%	7.15%	6.51%	6.57%	7.63%
Money market loan participations	4,000	—	—	—	—	—	—	4,000
Weighted average rate	1.40%
Other loans(3)	16,333	5,189	1,493	1,448	781	226	429	25,899
Weighted average rate	5.90%	6.36%	8.79%	8.05%	9.21%	10.90%	5.83%

Total interest-earning assets	585,008	241,460	159,980	142,482	153,832	88,392	10,746	1,381,900
Weighted average rate	3.85%	4.83%	5.83%	6.32%	6.08%	6.41%	6.67%

Interest-bearing liabilities:
NOW accounts	26,155	26,155	26,155	—	—	—	—	78,465
Weighted average rate	0.25%	0.25%	0.25%
Savings accounts	5,022	5,022	5,021	—	—	—	—	15,065
Weighted average rate	0.77%	0.77%	0.77%
Money market savings accounts	191,108	76,768	—	—	—	—	—	267,876
Weighted average rate	2.02%	1.52%
Certificate of deposit accounts	180,552	53,935	15,980	4,512	14,279	—	—	269,258
Weighted average rate	3.02%	3.72%	4.90%	4.42%	4.41%
Borrowed funds	750	5,000	32,000	70,338	4,967	11,845	—	124,900
Weighted average rate	5.75%	5.65%	3.03%	4.67%	4.57%	5.07%

Total interest-bearing liabilities	403,587	166,880	79,156	74,850	19,246	11,845	—	755,564
Weighted average rate	2.34%	2.13%	2.35%	4.65%	4.45%	5.07%

Interest sensitivity gap(4)	181,421	74,580	80,824	67,632	134,586	76,547	10,746	626,336
Impact of interest rate swap agreement	5,000	—	(5,000)	—	—	—	—	—
Weighted average rate	1.78%		5.94%

Adjusted interest sensitivity gap	$186,421	$74,580	$75,824	$67,632	$134,586	$76,547	$10,746	$626,336

Cumulative interest sensitivity gap	$186,421	$261,001	$336,825	$404,457	$539,043	$615,590	$626,336

Cumulative interest sensitivity gap as a percentage of total assets	13.10%	18.34%	23.66%	28.42%	37.87%	43.25%	44.00%

Cumulative interest sensitivity gap as a percentage of total interest-earning assets	13.49%	18.89%	24.37%	29.27%	39.01%	44.55%	45.32%

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

(4)                                 Interest sensitivity gap represents the difference between interest-earning assets and interest-bearing liabilities.

Commencing in the first quarter of 2002, the Company modified its treatment of certain deposit accounts for purposes of determining its interest rate sensitivity gap position. Interest rates paid on NOW accounts, savings accounts and money market savings accounts are subject to change at any time and such deposits are immediately withdrawable. For these reasons, prior to 2002, the Company included such deposits in its gap position table in the “one year or less” column. A review of rates paid on these deposit categories over the last five years indicated that the amount and timing of rate changes did not coincide with the amount and timing of rate changes on other deposits when the Federal Reserve adjusted its benchmark federal funds rate. Because of this lack of correlation and the unlikelihood that such deposits would be withdrawn immediately, in 2002, the Company commenced allocating money market savings accounts between the “one year or less” and the “over one year to two years” columns and NOW accounts and savings accounts equally over those two columns and the “over two years to three years” column in its gap position table. Management believes these changes result in more realistic estimates of the Company’s interest rate sensitivity gap position.

At December 31, 2002, based on the new criteria described in the preceding paragraph, interest-earning assets maturing or repricing within one year amounted to $585.0 million and interest-bearing liabilities maturing or repricing within one year, net of the interest rate swap agreement, amounted to $398.6 million, resulting in a cumulative one year positive gap position of $186.4 million, or 13.1% of total assets. At December 31, 2001, using the new criteria described above, the Company had a  cumulative one year positive gap position of $26.1 million, or 2.4% of total assets. The increase in the cumulative one year positive gap position from the beginning to the end of 2002 resulted from investment of net proceeds from the stock offering completed in July 2002 primarily in short-term investments and debt securities with average maturities in the two to three year range.

The Company’s cumulative interest sensitivity gap of assets and liabilities with expected maturities of more than four years changed from approximately $185.1 million, or 16.8%, of total assets at December 31, 2001 to $221.9 million, or 15.6%, of total assets at December 31, 2002. The dollar increase since 2001 resulted from having a significant part of the Company’s loan originations and refinancings underwritten at fixed rates for periods of five years or more. A lower interest rate environment prompted borrowers to seek fixed rate rather than adjustable rate financing. Competitive market factors precluded the Company from making adjustable rate loans. While the amount of added interest rate risk from fixed rate loan originations and refinancings is within tolerable limits, management recognizes that continuation of fixed rate loan production increasingly exposes the Company’s earnings to upward changes in the interest rate environment. That exposure is somewhat mitigated because of the cumulative positive gap position in the one year or less and more than one year to two year time horizons. Since such a high percent of the Company’s assets are funded by stockholders’ equity, a rise in interest rates would result in higher income upon the reinvestment of assets maturing within those time horizons.

Other Market Risks. Included in the Company’s investment portfolio at December 31, 2002 were equity securities with a market value of $13.8 million. Included in that amount were net unrealized gains of $3.8 million. Movements in the market price of securities may affect the amount of gains or losses ultimately realized by the Company from the sale of its equity securities.

Comparison of Operating Results for the Years Ended December 31, 2002 and 2001

General. Operating results are dependent primarily on net interest income, provisions for loan losses, income from non-interest sources such as service fees and sales of investment securities, operating expenses and income taxes. Operating results are also affected by general economic conditions, particularly changes in interest rates, as well as governmental policies and actions of regulatory authorities.

Net income for the year ended December 31, 2002 was $21.9 million, or $0.38 per share, compared to $19.3 million, or $0.33 per share, for the year ended December 31, 2001. Basic and diluted earnings per share were the same in each year. The 2002 and 2001 years included securities gains of $8.7 million ($5.6 million on an after-tax basis, or $0.10 per share) and $3.5 million ($2.2 million on an after-tax basis, or $0.04 per share), respectively. The 2002 year also included a loss of $7.8 million ($4.5 million on an after-tax basis, or $0.08 per share) from the prepayment of borrowings from the FHLB. The 2001 year included an after-tax operating loss of approximately $1.6 million, or $0.03 per share, related to the activities of Lighthouse. The 2001 year also included a gain of $3.7 million ($1.9 million on an after-tax basis, or $0.03 per share) and a restructuring charge of $3.9 million ($2.3 million on an after-tax basis, or $0.04 per share) related to the merger of Lighthouse into Brookline.

Interest Income. Total interest income was $71.5 million in 2002 compared to $76.0 million in 2001, a decline of $4.5 million, or 5.9%. The additional income resulting from growth in the average amount of interest-earning assets ($231.9 million, or 21.9%) was more than offset by the reduction in income resulting from the decline in overall asset yield from 7.21% in 2001 to 5.56% in 2002.

Interest income on loans, excluding money market loan participations, was $56.8 million in 2002 compared to $61.7 million in 2001, a decline of $4.9 million, or 7.9%. Additional income from the growth in average loans outstanding ($19.8 million, or 2.5%) was more than offset by the reduction in income resulting from the decline in the overall average yield on loans from 7.75% in 2001 to 6.96% in 2002.

While the average balance of short-term investments rose significantly from $45.1 million in 2001 to $224.7 million in 2002, interest income increased to a lesser extent from $1.9 million in 2001 to $3.7 million in 2002. Yields earned were 4.29% in 2001 and 1.65% in 2002. The yield reduction was attributable to the actions of the Federal Reserve mentioned above in the interest rate spread section. Yields earned on money market loan participations declined from 4.90% in 2001 to 1.84% in 2002 for the same reason.

Interest income on debt securities declined modestly from $10.2 million in 2001 to $10.0 million in 2002 despite an increase in the average balances invested from $165.2 million in 2001 to $211.1 million in 2002. Yields earned on those balances were 6.17% in 2001 and 4.74% in 2002.

Interest Expense. Interest expense on deposits (excluding stock offering proceeds) was $15.6 million in 2002, a 33.9% decrease from the $23.6 million expended in 2001. The increase in expense resulting from higher average deposit balances ($620.3 million compared to $598.9 million) was more than offset by the effect of the lower average rate paid on those deposits (2.51% compared to 3.93%).

Average borrowings from the FHLB increased from $153.0 million in 2001 to $169.7 million in 2002 and the average rates paid on those balances were 6.11% and 5.73%, respectively. The average rate did not decline as steeply as for deposits because many of the borrowings had longer-term maturities.

Provision/Credit for Loan Losses. A credit of $250,000 was taken to earnings in 2002 because of a $25.0 million reduction in loans outstanding during 2002, exclusive of money market loan participations, and the absence of loans with problem characteristics. A provision of $974,000 was charged to earnings in 2001 because of a $111.8 million increase in total loans outstanding during 2001, exclusive of money market loan participations. Approximately 57% of the net loan growth was in the higher risk categories of commercial real estate and multi-family mortgage loans. The remainder of the growth was primarily in the residential mortgage loan category.

Non-Interest Income. Fees and charges increased $205,000 to $2.1 million in 2002. Increased loan prepayment fees of $275,000 ($1.0 million in 2002 compared to $730,000 in 2001) were offset in part by lower fees from late loan payments ($27,000) and lower funds earned on float balances ($39,000). The increase in other income was attributable to the Company’s equity interest in the earnings of a specialty finance company ($554,000 in 2002 compared to $395,000 in 2001).

Net gains on securities were $8.7 million in 2002 and $3.5 million in 2001. Included in the 2001 amount was a $495,000 charge to earnings to recognize an other than temporary impairment in the carrying value of a defaulted corporate bond. A gain of $495,000 was recognized in 2002 when the defaulted corporate bond was paid in full. All other gains in 2002 and 2001 resulted from the sale of marketable equity securities.

As a result of accounting for its outstanding swap agreement on a fair value basis, the Company charged earnings $202,000 in 2002 and $241,000 in 2001.

A gain of $3.7 million was realized in 2001 from the termination of Brookline’s defined benefit pension plan. Brookline established a defined contribution plan so that, effective January 1, 2001, it contributes an amount equal to 5% of the compensation of eligible employees up to the limit established by law.

Loss from Prepayment of FHLB Advances. In the third quarter of 2002, the Company prepaid $10.0 million of borrowings from the FHLB scheduled to mature in June 2003 and bearing an annual rate of interest of 5.87%. The prepayment resulted in a loss of $282,000. In the fourth quarter of 2002, the Company prepaid $97.0 million of borrowings from the FHLB resulting in a loss of $7.5 million. Of the prepaid borrowings, $35.0 million had a weighted average life to maturity of about 1.1 years and a weighted average annual rate of interest of 5.21% and $62.0 million had a weighted average life to maturity of about 2.9 years and a weighted average annual rate of interest of 6.62%. New borrowings of $62.0 million were obtained with a weighted average life to maturity of about 3.4 years and a weighted average annual rate of interest of 3.28% These transactions were initiated for the following reasons: (a) the reduction in interest expense resulting from the $10.0 million and $35.0 million prepayments was greater than what would otherwise have been earned on those amounts through investment and (b) the two $62.0 million financing transactions will enable the Company to improve its interest rate spread and net interest margin over the next few years and to extend the maturities of the borrowings at much lower interest rates. Collectively, these transactions resulted in an $800,000 reduction in interest expense in 2002 and will result in reductions in interest expense of $3.9 million in 2003, $2.1 million in 2004, $234,000 in 2005 and lesser amounts in 2006 through 2008.

Non-Interest Expense. Non-interest expense declined from $20.8 million in 2001 to $15.3 million in 2002. The year 2001 included a $3.9 million restructuring charge related to the merger of Lighthouse into Brookline and $3.2 million of expenses of Lighthouse when it operated as a separate entity. Excluding these amounts, non-interest expenses in 2001 were $13.7 million, or 12.1% lower than in 2002. Expenses in 2002 included expenses for personnel who continue to operate a call center previously established by Lighthouse and data processing costs for the servicing of Lighthouse loan and deposit accounts that were merged into Brookline. In addition, expenses were higher because of increased staffing at branches and in operations, higher occupancy costs due to lease extensions and new premises, a Delaware franchise tax and NASDAQ fees related to the reorganization and stock offering, and $64,000 related to initiation of the indirect automobile lending business.

Income Taxes. The effective rate of income taxes was 36.1% in 2002 compared to 36.7% in 2001. The higher rate in 2001 was attributable primarily to the non-deductibility of a $587,000 excise tax payable to the federal government in connection with the termination of Brookline’s defined benefit pension plan.

Comparison of Operating Results for the Years Ended December 31, 2001  and 2000

General. Net income for the year ended December 31, 2001 was $19.3 million, or $0.33 per share (on a basic and diluted basis), compared to $21.6 million, or $0.37 per share (on a basic and diluted basis) for the year ended December 31, 2000. The 2001 and 2000 years included, on an after-tax basis, securities gains of $2.2 million ($0.04 per share) and $5.2 million ($0.09 per share), respectively, and net operating losses related to Lighthouse of approximately $1.6 million ($0.03 per share) and $2.5 million ($0.04 per share), respectively. The 2001 year also included an after-tax gain of $1.9 million ($0.03 per share) from termination of Brookline’s defined benefit pension plan and an after-tax restructuring charge of $2.3 million ($0.04 per share) related to the merger of Lighthouse into Brookline.

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

Provision for Loan Losses. The Company provided $974,000 for loan losses in 2001 and $427,000 in 2000. In 2001, gross loans outstanding grew by $115.3 million (15.2%), $45.5 million of which related to one-to-four family residential mortgage loans and $69.8 million of which related to the higher risk loan categories in the portfolio. In 2000, gross loans outstanding grew by $87.7 million (13.0%), $39.5 million of which related to one-to-four family residential mortgage loans and $48.2 million of which related to the higher risk loan categories. The part of the allowance for loan losses determined by multiplying the level of growth by loan category times established  reserve factors accounted for most of the amounts provided for in 2001 and 2000. The amounts provided expressed as a percent of loan growth were 0.84% in 2001 and 0.49% in 2000.

Non-Interest Income. Net securities gains were $3.5 million in 2001 compared to $8.3 million in 2000. In 2001, the Company recognized a gain of $3.7 million from termination of Brookline’s defined benefit pension plan.  Fees and charges increased from $1.0 million in 2000 to $1.9 million in 2001 primarily as a result of higher fees from mortgage loan prepayments ($730,000 in 2001 compared to $32,000 in 2000) and from deposit services ($849,000 in 2001 compared to $613,000 in 2000). In 2001, $241,000 was charged to earnings in connection with accounting for the Company’s outstanding swap agreement on a fair value basis.

Non-Interest Expense. Excluding a restructuring charge of $3.9 million in 2001, the total of Lighthouse-related expenses charged to Lighthouse and Brookline during 2001 was $4.0 million compared to $4.9 million in 2000. See notes 19 and 20 of the notes to consolidated financial statements presented elsewhere in this report for further information about Lighthouse’s expenses.

Expense related to the recognition and retention plan (“RRP”) approved by stockholders in 1999 was $167,000 in 2001 compared to $1.2 million in 2000. RRP expense is allocated to the periods over which the underlying shares awarded vest.

Excluding RRP and Lighthouse-related expenses, total non-interest expense increased $2.0 million, or 19.2%, from $10.6 million in 2000 to $12.6 million in 2001. Of the increase, $907,000 related to personnel costs. The fourth quarter of 2001 included salary and benefits to former Lighthouse employees who joined Brookline. Costs related to a new branch were incurred throughout 2001 and only for part of the fourth quarter of 2000. Replacement of Brookline’s defined benefit pension plan with a defined contribution plan resulted in a $256,000 increase in pension expense and the expense of the ESOP increased $98,000 primarily because of the 43% rise in the market value of the Company’s common stock during 2001. (ESOP expense is determined by the market value of the Company’s stock).

Equipment and data processing costs increased $590,000 due primarily to the servicing of former Lighthouse customers by Brookline in the fourth quarter of 2001, higher website and ATM servicing costs and expenses related to a new teller platform, asset/liability management software and equipment purchased for a new branch. Higher expenses were also incurred for regulatory assessments due to the change to a federal charter and occupancy due to rent escalations on existing premises and the addition of a new branch.

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

From time to time, the Company utilizes advances from the FHLB primarily in connection with its management of the interest rate sensitivity of its assets and liabilities. In 2002, the Company prepaid $107.0 million of advances.  See the above section “Comparison of Operating Results for the Years Ended December 31, 2002 and 2001 - Loss from Prepayment of FHLB Advances” for information about the prepayments. In addition, in 2002 the Company repaid advances of $14.2 million at their maturity and obtained new advances of $68 million. In 2001, the Company repaid advances of $18.5 million and obtained new advances of $63.2 million. Total advances outstanding at December 31, 2002 amounted to $124.9 million and the Company had the capacity to increase that amount to $299.7 million.

The Company’s most liquid assets are cash and due from banks, short-term investments, debt securities and money market loan participations that generally mature within 90 days. At December 31, 2002, such assets amounted to $248.2 million, or 17.4% of total assets.

At December 31, 2002, Brookline exceeded all regulatory capital requirements. Brookline’s Tier I capital was $414.9 million, or 34.4% of adjusted assets. The minimum required Tier I capital ratio is 4.00%.

Impact of Recent Accounting Pronouncements

See note 1 of the notes to consolidated financial statements for information about recent accounting pronouncements and their impact on the Company’s consolidated financial statements.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Brookline Bancorp, Inc.:

We have audited the accompanying consolidated balance sheets of Brookline Bancorp, Inc. and subsidiaries (the Company) as of December 31, 2002 and 2001, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Brookline Bancorp, Inc. and subsidiaries as of December 31, 2002 and 2001, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

GRANT THORNTON LLP

Boston, Massachusetts

January 24, 2003 (except for note 12
as to which the date is February 21, 2003)

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31,
	2002	2001
ASSETS
Cash and due from banks	$13,571	$13,283
Short-term investments	224,897	69,432
Securities available for sale	361,049	163,425
Securities held to maturity (market value of $4,944 and $9,766, respectively)	4,861	9,558
Restricted equity securities	9,423	9,281
Loans, excluding money market loan participations	803,425	828,360
Money market loan participations	4,000	6,000
Allowance for loan losses	(15,052)	(15,301)
Net loans	792,373	819,059
Other investments	3,979	3,686
Accrued interest receivable	5,224	5,041
Bank premises and equipment, net	1,813	1,907
Deferred tax asset	5,779	4,581
Other assets	388	343
Total assets	$1,423,357	$1,099,596

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$649,325	$620,920
Borrowed funds	124,900	178,130
Mortgagors’ escrow accounts	4,256	4,367
Income taxes payable	4,970	3,079
Accrued expenses and other liabilities	7,525	7,655
Total liabilities	790,976	814,151

Stockholders’ equity:
Preferred stock, $.01 par value; 50,000,000 shares and 5,000,000 shares authorized, respectively; none issued	—	—
Common stock, $0.01 par value; 200,000,000 shares and 45,000,000 shares authorized, respectively; 58,714,948 shares and 29,688,927 shares issued, respectively	587	297
Additional paid-in capital	449,254	141,021
Retained earnings, partially restricted	185,788	177,167
Accumulated other comprehensive income	4,155	6,720
Treasury stock, at cost - 170,299 shares and 2,921,378 shares, respectively	(1,944)	(33,813)
Unearned compensation - recognition and retention plan	(741)	(903)
Unallocated common stock held by ESOP - 865,364 shares and 422,992 shares, respectively	(4,718)	(5,044)
Total stockholders’ equity	632,381	285,445
Total liabilities and stockholders’ equity	$1,423,357	$1,099,596

See accompanying notes to the consolidated financial statements.

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share data)

	Year Ended December 31,
	2002	2001	2000
Interest income:
Loans, excluding money market loan participations	$56,798	$61,681	$55,802
Money market loan participations	154	1,017	2,054
Debt securities	10,016	10,189	11,081
Marketable equity securities	487	667	903
Restricted equity securities	339	470	485
Short-term investments	3,703	1,936	1,235
Total interest income	71,497	75,960	71,560

Interest expense:
Deposits	15,790	23,560	23,234
Borrowed funds	9,729	9,344	7,338
Total interest expense	25,519	32,904	30,572
Net interest income	45,978	43,056	40,988
Provision (credit) for loan losses	(250)	974	427
Net interest income after provision (credit) for loan losses	46,228	42,082	40,561

Non-interest income:
Fees and charges	2,081	1,876	1,009
Gains on securities, net	8,698	3,540	8,253
Other real estate owned income, net	—	—	172
Loss from prepayment of FHLB advances	(7,776)	—	—
Gain from termination of pension plan	—	3,667	—
Swap agreement market valuation adjustment	(202)	(241)	—
Other income	579	456	460
Total non-interest income	3,380	9,298	9,894

Non-interest expense:
Compensation and employee benefits	8,518	8,968	8,877
Occupancy	1,186	1,177	972
Equipment and data processing	2,700	3,329	1,986
Advertising and marketing	742	1,175	2,388
Internet bank start-up	—	—	746
Restructuring charge	—	3,927	—
Other	2,158	2,239	1,854
Total non-interest expense	15,304	20,815	16,823

Income before income taxes	34,304	30,565	33,632
Provision for income taxes	12,369	11,231	11,998
Net income	$21,935	$19,334	$21,634

Earnings per common share:
Basic	$0.38	$0.33	$0.37
Diluted	$0.38	$0.33	$0.37

Weighted average common shares outstanding:
Basic	57,527,296	58,463,170	58,788,726
Diluted	58,446,364	58,952,188	58,883,724

See accompanying notes to the consolidated financial statements.

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands)

	Year Ended December 31,
	2002	2001	2000

Net income	$21,935	$19,334	$21,634

Other comprehensive income, net of taxes:
Unrealized holding gains	4,742	4,215	5,904
Income tax expense	1,730	1,542	2,205
Net unrealized holding gains	3,012	2,673	3,699

Less reclassification adjustment for gains included in net income:
Realized gains	8,698	3,540	8,253
Income tax expense	3,121	1,343	3,039
Net reclassification adjustment	5,577	2,197	5,214

Total other comprehensive income (loss)	(2,565)	476	(1,515)

Comprehensive income	$19,370	$19,810	$20,119

See accompanying notes to the consolidated financial statements.

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Years Ended December 31, 2002, 2001 and 2000

(Dollars in thousands)

	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Treasury Stock	Unearned Compensation - Recognition and Retention Plan	Unallocated Common Stock Held by ESOP	Total Stockholders’ Equity

Balance at December 31, 1999	$296	$140,355	$150,098	$7,759	$(16,334)	$(2,316)	$(5,058)	$274,800
Net income	—	—	21,634	—	—	—	—	21,634
Unrealized loss on securities available for sale, net of reclassification adjustment	—	—	—	(1,515)	—	—	—	(1,515)
Common stock dividends of $0.24 per share (equivalent to $0.110 per share after reorganization in 2002)		—	(6,522)	—	—	—	—	(6,522)
Treasury stock purchases (694,228 shares)	—	—	—	—	(6,653)	—	—	(6,653)
Compensation under recognition and retention plan.	—	—	—	—	—	1,246	—	1,246
Common stock acquired by ESOP (84,386 shares)	—	—	—	—	—	—	(802)	(802)
Common stock held by ESOP committed to be released (35,833 shares)	—	(28)	—	—	—	—	425	397
Balance at December 31, 2000	296	140,327	165,210	6,244	(22,987)	(1,070)	(5,435)	282,585

Net income	—	—	19,334	—	—	—	—	19,334
Unrealized gain on securities available for sale, net of reclassification adjustment	—	—	—	476	—	—	—	476
Common stock dividends of $0.46 per share (equivalent to $0.210 per share after reorganization in 2002)	—	—	(7,377)	—	—	—	—	(7,377)
Exercise of stock options (55,495 shares)	1	611	—	—	—	—	—	612
Treasury stock purchases (735,430 shares)	—	—	—	—	(10,826)	—	—	(10,826)
Compensation under recognition and retention plan	—	—	—	—	—	167	—	167
Common stock held by ESOP committed to be released (32,779 shares)	—	83	—	—	—	—	391	474
Balance at December 31, 2001	297	141,021	177,167	6,720	(33,813)	(903)	(5,044)	285,445

Net income	—	—	21,935	—	—	—	—	21,935
Unrealized gain on securities available for sale, net of reclassification adjustment	—	—	—	(2,565)	—	—	—	(2,565)
Exercise of stock options before reorganization (33,594 shares)	1	265	—	—	—	—	—	266
Merger of Brookline Bancorp, MHC pursuant to reorganization (15,420,350 shares)	(154)	8,611	—	—	—	—	—	8,457
Treasury stock retired pursuant to reorganization (2,921,378 shares)	(29)	(33,784)	—	—	33,813	—	—	—
Exchange of common stock pursuant to reorganization (11,380,793 shares exchanged for 24,888,478 shares)	135	(144)	—	—	—	—	—	(9)
Proceeds from stock offering, net of related costs of $4,549 and issuance of 33,723,750 shares of common stock	337	332,351	—	—	—	—	—	332,688
Exercise of stock options after reorganization (108,113 shares)	—	629	—	—	—	—	—	629
Common stock dividends of $0.32 per share before reorganization (equivalent to $0.146 per share after reorganization) and $0.17 after reorganization	—	—	(13,314)	—	—	—	—	(13,314)
Treasury stock purchases after reorganization (170,299 shares)	—	—	—	—	(1,944)	—	—	(1,944)
Compensation under recognition and retention plan	—	—	—	—	—	162	—	162
Common stock held by ESOP committed to be released (59,704 shares)	—	305	—	—	—	—	326	631
Balance at December 31, 2002	$587	$449,254	$185,788	$4,155	$(1,944)	$(741)	$(4,718)	$632,381

See accompanying notes to the consolidated financial statements.

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2002	2001	2000
Cash flows from operating activities:
Net income	$21,935	$19,334	$21,634
Adjustments to reconcile net income to net cash provided by operating activities:
Provision (credit) for loan losses	(250)	974	427
Reduction in valuation allowance for other real estate owned	—	—	(86)
Depreciation and amortization	541	1,045	855
Write-off of premises and equipment included in restructuring charge	—	1,549	—
Amortization, net of accretion, of securities premiums and discounts	1,717	274	845
Accretion of deferred loan origination fees and unearned discounts	(123)	(215)	(485)
Net gains from sales of securities	(8,203)	(4,035)	(8,253)
Valuation write-down (recovery) of securities	(495)	495	—
Net gains from sales of other real estate owned	—	—	(11)
Equity interest in earnings of other investment	(554)	(395)	(350)
Compensation under recognition and retention plan	162	167	1,246
Swap agreement market valuation charge	202	241	—
Deferred income taxes	193	(781)	61
Release of ESOP shares	631	474	397
(Increase) decrease in:
Accrued interest receivable	(183)	1,480	(710)
Other assets	(45)	337	(355)
Increase (decrease) in:
Income taxes payable	1,891	2,910	(729)
Accrued expenses and other liabilities	(332)	(199)	537
Net cash provided from operating activities	17,087	23,655	15,023

Cash flows from investing activities:
Proceeds from sales of securities available for sale	14,816	6,436	11,957
Proceeds from redemptions and maturities of securities available for sale	86,955	42,338	47,131
Proceeds from redemptions and maturities of securities held to maturity	4,750	40,725	52,161
Purchase of securities available for sale	(296,423)	(58,733)	(74,289)
Purchase of Federal Home Loan Bank of Boston stock	(142)	(2,136)	(866)
Net decrease (increase) in loans	21,694	(135,038)	(93,482)
Distribution from other investment	261	69	12
Proceeds from sales of participations in loans	3,365	23,464	12,978
Purchase of bank premises and equipment	(447)	(733)	(3,067)
Proceeds from sales of other real estate owned	—	—	783

Net cash used for investing activities	(165,171)	(83,608)	(46,682)

Cash flows from financing activities:
Increase in demand deposits and NOW, savings and money market savings accounts	$13,527	$67,316	$28,847
Increase (decrease) in certificates of deposit	14,878	(55,017)	67,638
Proceeds from Federal Home Loan Bank of Boston advances	68,000	63,200	38,900
Repayment of Federal Home Loan Bank of Boston advances	(14,230)	(18,470)	(14,300)
Prepayment of Federal Home Loan Bank of Boston advances	(107,000)	—	—
Increase (decrease) in mortgagors’ escrow accounts	(111)	605	138
Exercise of stock options	895	612	—
Purchase of common stock for ESOP	—	—	(802)
Purchase of treasury stock	(1,944)	(10,826)	(6,653)
Net proceeds from stock offering	332,688	—	—
Cash payment in lieu of fractional shares in reorganization exchange of shares	(9)	—	—
Payment of common stock dividends	(13,314)	(7,377)	(6,522)
Transfer of net assets from Brookline Bancorp, MHC	8,457	—	—
Net cash provided from financing activities	301,837	40,043	107,246

Net increase (decrease) in cash and cash equivalents	153,753	(19,910)	75,587
Cash and cash equivalents at beginning of year	88,715	108,625	33,038
Cash and cash equivalents at end of year	$242,468	$88,715	$108,625

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest on deposits and borrowed funds	$25,849	$32,798	$30,400
Income taxes	9,810	9,130	12,651

See accompanying notes to the consolidated financial statements.

(1) Summary of Significant Accounting Policies and Related Matters (Dollars in Thousands Except Per Share Amounts)

Brookline Bancorp. Inc. (the “Company”) is a federally chartered bank holding company and the parent of Brookline Savings Bank (“Brookline” or the “Bank”), a federally chartered stock savings institution. In January 2003, Brookline Savings Bank changed its name to Brookline Bank. In 2000, the Company commenced operations of Lighthouse Bank (“Lighthouse”), an internet-only bank. Lighthouse was merged into Brookline on July 17, 2001. See notes 2 and 19 for more information about the Company’s structure and Lighthouse.

Brookline operates five full service banking offices in Brookline and one in Newton, Massachusetts. The primary activities of Brookline include acceptance of deposits from the general public, origination of mortgage loans on residential and commercial real estate located principally in Massachusetts, and investment in debt and equity securities. It expects to commence origination of indirect automobile loans in the first quarter of 2003. The Company is subject to competition from other financial and non-financial institutions and is supervised, examined and regulated by the Office of Thrift Supervision (“OTS”). Brookline’s deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”).

The accounting and reporting policies of the Company conform to general practices within the banking industry and to accounting principles generally applied in the United States of America. The Company’s critical accounting policy relates to the allowance for loan losses. The following is a description of that policy and the Company’s other significant accounting policies.

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

In preparing these consolidated financial statements, management has made estimates and assumptions that affect the reported amounts of assets, liabilities, income and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses.

Cash Equivalents

For purposes of reporting cash flows, cash equivalents include highly liquid assets with an original maturity of three months or less. Highly liquid assets include cash and due from banks, short-term investments and money market loan participations.

Securities

Marketable equity securities are classified as available for sale. Debt securities are classified as either held to maturity or available for sale. Management determines the classification of debt securities at the time of purchase.

Debt securities for which the Company has the positive intent and ability to hold to maturity are classified as held to maturity and carried at amortized cost. Those securities held for indefinite periods of time and not intended to be held to maturity are classified as available for sale. Securities held for indefinite periods of time include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates or other business factors. Securities available for sale are carried at estimated fair value. Unrealized gains (losses), net of related income taxes, are included in the “accumulated other comprehensive income” component of stockholders' equity. Restricted equity securities are carried at cost.

Premiums and discounts on debt securities are amortized to expense and accreted to income over the estimated life of the respective security using the interest method. Security transactions are recorded on the trade date. Realized gains and losses are determined using the specific identification method. Security valuations are reviewed and evaluated periodically by management. If the decline in the value of any security is deemed to be other than temporary, the security is written down to a new cost basis and the resulting loss is charged to income.

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

A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect principal or interest due according to the contractual terms of the loan. Impaired loans are measured and reported based on one of three methods: the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. If the measure is less than an impaired loan’s recorded investment, an impairment loss is recognized as part of the allowance for loan losses.

Allowance for Loan Losses

The allowance for loan losses is established through provisions for loan losses charged to earnings. Loans are charged off against the allowance when the collectibility of principal is unlikely. Recoveries of loans previously charged off are credited to the allowance.

The allowance for loan losses is management’s estimate of probable known and inherent credit losses in the loan portfolio. In determining the level of the allowance, management evaluates specific credits and the portfolio in general using several methods that include historical performance, collateral values, cash flows and current economic conditions. This evaluation culminates with a judgment on the probability of collection of loans outstanding. Management’s methodology provides for three allowance components.  The first component represents allowances established for specific identified loans. The second component represents allowances for groups of homogenous loans that currently exhibit no identified weaknesses and are evaluated on a collective basis. Allowances for groups of similar loans are established based on factors such as historical loss experience, the level and trends of loan delinquencies, and the level and trends of classified assets. The last component is an unallocated allowance which is based on evaluation of factors such as trends in the economy and real estate values in the areas where the Company lends money, concentrations in the amount of loans the Company has outstanding to large borrowers and concentrations in the type and geographic location of loan collateral.  Determination of the unallocated allowance is a very subjective process. Management believes the unallocated allowance is an important component of the total allowance because it addresses the probable inherent risk of loss that exists in the Company’s loan portfolio (which is substantially comprised of loans with repayment terms extended over many years) and it helps to minimize the risk related to the imprecision inherent in the estimation of the other two components of the allowance.

Other Investment

The Company has a 28.7% ownership interest in Eastern Funding, LLC (“Eastern”), a Delaware chartered limited liability corporation based in New York, New York that specializes primarily in the financing of coin operated laundry and dry cleaning equipment in the greater metropolitan New York area and selected other locations in the Northeast. The Company accounts for this investment under the equity method of accounting and includes its share of Eastern’s operating results in other income.

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

Other Real Estate Owned

Other real estate owned is comprised of properties acquired through foreclosure or acceptance of a deed in lieu of foreclosure. Such properties are recorded initially at estimated fair value less costs to sell. When a property is acquired, the excess of the loan balance over the estimated fair value is charged to the allowance for loan losses. An allowance for losses on other real estate owned is established by a charge to earnings when, upon periodic evaluation by management, further declines in the estimated fair value of properties have occurred. Such evaluations are based on an analysis of individual properties as well as a general assessment of current real estate market conditions.

Holding costs and rental income on properties are included in current operations while certain costs to improve such properties are capitalized. Gains and losses from the sale of properties are reflected in earnings when realized.

Pension and Postretirement Benefits

Brookline elected to terminate its defined benefit pension plan as of September 30, 2000 and to replace it with a defined contribution plan effective January 1, 2001. During 2000, Lighthouse adopted a defined contribution plan. The Company accrues contributions under these plans as earned by employees. The Company recognizes the compensation cost of postretirement benefits over each employee's estimated service life.

Stock-Based Compensation

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation”, the Company adheres to Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, in accounting for its stock option plans and discloses pro forma net income and earnings per share information as if the fair value based method had been adopted.

On a pro forma basis, had compensation expense for the Company’s stock-based compensation plan been determined based on the fair value at the grant date for awards made under the plan, consistent with SFAS No. 123, the Company’s net income and earnings per share for the years ended December 31, 2002, 2001 and 2000 would have been reduced as follows:

	Year Ended December 31,
	2002	2001	2000
Net income:
As reported	$21,935	$19,334	$21,634
Stock-based employee compensation expense determined under the fair value based method, net of related tax effects	(521)	(457)	(539)
Pro forma	$21,414	$18,877	$21,095

Basic earnings per share:
As reported	$0.38	$0.33	$0.37
Pro forma	0.37	0.32	0.36

Diluted earnings per share:
As reported	$0.38	$0.33	$0.37
Pro forma	0.37	0.32	0.36

Deferred compensation for shares awarded under the Recognition and Retention Plan is recorded as a reduction of stockholders’ equity. Compensation expense is recognized over the vesting period of shares awarded based upon the fair value of the shares at the award date.

Compensation expense for the Employee Stock Ownership Plan (“ESOP”) is recorded at an amount equal to the shares allocated by the ESOP multiplied by the average fair market value of the shares during the year. The Company recognizes compensation expense ratably over the year for the ESOP shares to be allocated based upon the Company’s current estimate of the number of shares expected to be allocated. The difference between the average fair market value and the cost of the shares allocated by the ESOP is recorded as an adjustment to additional paid-in-capital.

Income Taxes

Income taxes are accounted under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

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

Swap Agreement

Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards, “Accounting for Derivative Instruments and Hedging Activities”. This Statement requires the Company to recognize all derivatives (including swap agreements) as either assets or liabilities in its balance sheet and to measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. The Company had one outstanding interest-rate swap agreement at January 1, 2001 through December 31, 2002. That agreement did not meet the criteria to designate it as a hedging instrument. Accordingly, changes in the fair value of the outstanding swap agreement are recognized as charges or credits to earnings. The pre-tax unrealized loss of $20 in the swap agreement as of January 1, 2001 was not accounted for as the effect of a change in accounting principle due to immateriality. Instead, that amount was included in the pre-tax charge to earnings of $241 for the year ended December 31, 2001 resulting from accounting for the swap agreement on a fair value basis. The pre-tax charge to earnings for the year ended December 31, 2002 was $202.

Extinguishment of Debt

In April 2002, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections”. Among other matters, this Statement rescinds FASB Statement No. 4, “Reporting Gains and Losses from Extinguishment of Debt”, and an amendment of that Statement, FASB Statement No. 64, “Extinguishment of Debt Made to Satisfy Sinking-Fund Requirement”. Under FASB Statement 4, all gains and losses from extinguishment of debt were required to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. Under SFAS No. 145, gains and losses from extinguishment of debt can only be classified as extraordinary items if they meet the criteria in Accounting Principles Board (“APB”) Opinion No. 30, “Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions”. Debt extinguishment used as part of an entity’s risk management strategy represents one example of debt extinguishment that does not meet the criteria for classification as an extraordinary item under APB Opinion No. 30. Since the prepayments of borrowed funds that took place in the third and fourth quarter of 2002 were done as part of the Company’s risk management strategy, the loss resulting from such debt extinguishments were accounted for as an operating loss instead of as an extraordinary item, in accordance with the provisions of SFAS No. 145.

New Accounting Standards

In June 2001, the FASB issued SFAS No.142, “Goodwill and Intangible Assets”, which prescribed accounting for all purchased goodwill and intangible assets. Pursuant to SFAS No. 142, acquired goodwill and any intangible asset with an indefinite economic life are not amortized but are tested for impairment annually and whenever an impairment indicator arises based on guidelines specified in the Statement. Impairment losses are reported in the income statement as a separate line item within operations, except for such losses included in the calculation of a gain or loss from discontinued operations. SFAS No. 142, which became effective for fiscal years beginning after December 15, 2001, had no effect on the Company’s consolidated financial statements.

In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations”. SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and associated asset retirement costs. SFAS No.143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. Management does not expect the adoption of this pronouncement to have a material impact on the Company’s consolidated financial statements.

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. The Statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144, which became effective for financial statements issued for fiscal years beginning after December 15, 2001, had no effect on the Company’s consolidated financial statements.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. This Statement nullifies Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”, and requires that a liability for costs associated with an exit or disposal activity be recognized when the liability is probable and represents obligations to transfer assets or provide services as a result of past transactions. The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002.

In October 2002, the FASB issued SFAS No. 147, “Acquisitions of Certain Financial Institutions - an Amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9”. This Statement removes acquisition of financial institutions from the scope of both SFAS No. 72 and Interpretation No. 9 and requires that those transactions be accounted for in accordance with SFAS No. 141, “Business Combinations” and No. 142, “Goodwill and Other Intangible Assets”. As a result, the requirement in paragraph 5 of FASB No. 72 to recognize (and subsequently amortize) any excess of the fair value of liabilities assumed over the fair value of tangible and identifiable assets acquired as an unidentifiable intangible asset (SFAS No. 72 goodwill) no longer applies to acquisitions within the scope of the Statement. The Company does not currently have any SFAS No. 72 goodwill and, accordingly, adoption of this Statement had no effect on the Company’s consolidated financial statements.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock Based Compensation-Transition and Disclosure”, which amends the disclosure and certain transition provisions of SFAS No. 123, “Accounting for Stock Based Compensation”. SFAS No. 148 requires all entities with stock based employee compensation arrangements to provide additional disclosures in their summary of significant accounting policies note. Additionally, new interim period disclosures are required in financial statements for interim periods beginning after December 15, 2002.

(2) Corporate Structure and Stock Offerings (Dollars in Thousands)

The Company was organized in November 1997 for the purpose of acquiring all of the capital stock of the Bank upon completion of the Bank's reorganization from a mutual savings bank into a mutual holding company structure. As part of the reorganization, the Company offered for sale 47% of the shares of its common stock. The remaining 53% of the Company's shares of common stock were issued to Brookline Bancorp, MHC (the “MHC”). The reorganization and stock offering were completed on March 24, 1998.

On July 16, 2001, the Office of Thrift Supervision (“OTS”) approved the conversion of the MHC, the Company, Brookline and Lighthouse from state to federal charters. On April 4, 2002, the Boards of Directors of the MHC, the Company and Brookline adopted a Plan of Conversion and Reorganization to convert the MHC from mutual to stock form and to complete a related stock offering in which shares of common stock representing the MHC’s ownership interest in the Company would be sold to investors.

The Plan of Conversion and Reorganization was approved by the stockholders of the Company and the depositors of Brookline on June 27, 2002 and by the OTS on July 8, 2002. The reorganization and stock offering were completed on July 9, 2002. As of that date, the 15,420,350 shares owned by the MHC were retired and the Company sold 33,723,750 shares of common stock for $10.00 per share. After taking into consideration related expenses of $4,549, net proceeds from the stock offering amounted to $332,688. An additional 24,888,478 shares were issued to existing stockholders based on an exchange rate of 2.186964 new shares of common stock for each existing share, resulting in 58,612,228 total new shares outstanding. Cash was paid in lieu of fractional shares.

Upon completion of the conversion and stock offering, (a) Brookline Bancorp Inc. changed from a federally-chartered holding company to a new Delaware holding company, (b) the MHC ceased to exist and (c) the net assets of the MHC ($8,457) were transferred into Brookline.

The conversion was accounted for as a reorganization in corporate form with no change in the historical basis of the Company’s assets, liabilities and equity. All references to the number of shares outstanding for purposes of calculating per share amounts are restated to give retroactive recognition to the exchange ratio applied in the conversion.

As part of the approval of the charter conversions in 2001, the OTS requires that the Company comply satisfactorily with several conditions, the most notable of which is that Brookline and its subsidiaries must divest themselves of their investment in marketable equity securities without material loss no later than July 17, 2003. The divestiture can be accomplished by sale of the equity securities or their transfer to the Company or its subsidiary. At December 31, 2002, Brookline and its subsidiaries owned equity securities with a market value of $4,216.

As a federally-chartered institution, Brookline is required to meet a qualified thrift lender test. Under that test, Brookline must maintain at least 65% of its “portfolio assets” in “qualified thrift investments” in at least nine months of the most recent 12-month period. “Portfolio assets” generally means Brookline’s total assets less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of Brookline’s business. “Qualified thrift investments” includes various types of loans made for residential and housing purposes, investments related to such purposes, including certain mortgage-backed and related securities, and loans for personal, family, household and certain other purposes up to a limit of 20% of portfolio assets. A financial institution that fails the qualified thrift lender test is subject to certain operating restrictions and may be required to convert to a bank charter. The OTS granted Brookline an exception from the qualified thrift lender test through July 17, 2002. At December 31, 2002, Brookline maintained 70.0% of its portfolio assets in “qualified thrift investments”.

(3) Cash and Short-Term Investments (In Thousands)

Aggregate reserves (in the form of deposits with the Federal Reserve Bank and vault cash) of $6,993 and $6,710 were maintained to satisfy federal regulatory requirements at December 31, 2002 and 2001, respectively.

Short-term investments are summarized as follows:

	December 31,
	2002	2001

Money market funds	$93,048	$24,710
U.S. Agency discount notes	114,623	—
Repurchase agreements	16,500	—
Federal Home Loan Bank of Boston overnight deposits	—	36,200
Commercial paper	—	6,494
Federal funds sold	—	1,313
Other deposits	726	715
	$224,897	$69,432

Short-term investments are stated at cost which approximates market. Money market funds are invested in a mutual fund whose assets are comprised primarily of U.S. Treasury obligations, commercial paper and certificates of deposit with average maturities of 90 days or less.

(4) Investment Securities (In Thousands)

Securities available for sale and held to maturity are summarized below:

	December 31, 2002
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

Securities available for sale:
Debt securities:
U.S. Government and Agency obligations	$43,698	$1,497	$—	$45,195
Corporate obligations	21,079	343	40	21,382
Collateralized mortgage obligations issued by U.S. Government agencies	266,874	1,340	368	267,846
Mortgage-backed securities issued by U.S. Government agencies	12,707	81	—	12,788
Total debt securities	344,358	3,261	408	347,211
Auction rate preferred stock	5,000	—	—	5,000
Other marketable equity securities	5,087	3,892	141	8,838
Total securities available for sale	$354,445	$7,153	$549	$361,049

Securities held to maturity:
Corporate obligations	$3,751	$21	$—	$3,772
Mortgage-backed securities issued by U.S. Government agencies	1,110	62	—	1,172
Total securities held to maturity	$4,861	$83	$—	$4,944

	December 31, 2001
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Securities available for sale:
Debt securities:
U.S. Government and Agency obligations	$14,093	$115	$—	$14,208
Corporate obligations	49,073	1,662	95	50,640
Collateralized mortgage obligations issued by U.S.Government agencies	78,536	1,265	100	79,701
Mortgage-backed securities issued by U.S. Government agencies	1,662	30	3	1,689
Total debt securities	143,364	3,072	198	146,238
Marketable equity securities	9,502	7,738	53	17,187
Total securities available for sale	$152,866	$10,810	$251	$163,425

Securities held to maturity:
Corporate obligations	$8,264	$187	$6	$8,445
Mortgage-backed securities issued by U.S. Government agencies	1,294	32	5	1,321
Total securities held to maturity	$9,558	$219	$11	$9,766

Restricted equity securities are as follows:

	December 31,
	2002	2001

Federal Home Loan Bank of Boston stock	$9,049	$8,907
Massachusetts Savings Bank Life Insurance Company stock	253	253
Other stock	121	121
	$9,423	$9,281

As a voluntary member of the Federal Home Loan Bank of Boston (“FHLB”), the Company is required to invest in $100 par value stock of the FHLB in an amount equal to 1% of its outstanding home loans or 5% of its outstanding advances from the FHLB, whichever is higher. As and when such stock is redeemed, the Company would receive from the FHLB an amount equal to the par value of the stock. At its discretion, the FHLB may declare dividends on the stock. Such dividends amounted to  $331, $462 and $477 for the years ended December 31, 2002, 2001 and 2000, respectively.

The maturities of the investments in debt securities at December 31, 2002 are as follows:

	Available for Sale
Maturity	Amortized Cost	Estimated Fair Value

Within 1 year	$31,571	$31,814
After 1 year through 5 years	285,812	288,260
After 5 years through 10 years	20,396	20,430
Over 10 years	6,579	6,707
	$344,358	$347,211

	Held to Maturity
Maturity	Amortized Cost	Estimated Fair Value

Within 1 year	$3,000	$3,022
After 1 year through 5 years	820	823
After 5 years through 10 years	286	311
Over 10 years	755	788
	$4,861	$4,944

Mortgage-backed securities are included above based on their contractual maturities (primarily in excess of 10 years); the expected lives, however, are expected to be shorter due to anticipated payments. Collateralized mortgage obligations are included above based on when the final principal payment is expected to be received.

Sales and valuation write-downs of investment securities are summarized as follows:

	Year Ended December 31,
	2002	2001	2000
Proceeds from sales:
Marketable equity securities	$14,816	$6,436	$8,982
Debt securities	—	—	2,975
Gross gains from sales:
Marketable equity securities	8,203	4,035	8,248
Debt securities	—	—	5
Valuation write-downs:
Defaulted corporate debt security	—	495	—
Recovery of valuation write-down	495	—	—

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

(5) Loans (In Thousands)

A summary of loans follows:

	December 31,
	2002	2001

Mortgage loans:
One-to-four family	$134,445	$159,887
Multi-family	324,755	338,973
Commercial real estate	281,952	272,061
Construction and development	16,691	20,901
Home equity	10,802	8,924
Second	36,323	29,408
Total mortgage loans	804,968	830,154
Commercial loans	35,096	42,637
Consumer loans	3,409	3,130
Total gross loans	843,473	875,921
Unadvanced funds on loans	(39,684)	(47,157)
Deferred loan origination fees	(364)	(404)
Loans, excluding money market loan participations	803,425	828,360
Money market loan participations	4,000	6,000
	$807,425	$834,360

The Company’s portfolio, other than money market loan participations, is substantially concentrated within Massachusetts. Money market loan participations represent purchases of a portion of loans to national companies and organizations originated and serviced by money center banks. Such participations generally mature between one day and three months.

The recorded investment in impaired loans at December 31, 2002 and 2001 amounted to $52 and $105, respectively. Such amounts were composed of multi-family mortgage loans. The average recorded investment in impaired loans for the years ended December 31, 2002, 2001 and 2000 amounted to $78, $106 and $108, respectively. None of the impaired loans at December 31, 2002 and 2001 required an allowance for impairment due primarily to prior charge-offs and/or the sufficiency of collateral values. If interest payments on all impaired loans at December 31, 2002, 2001 and 2000 had been made in accordance with original loan agreements, interest income of $14, $13 and $15 would have been recognized on the loans in 2002, 2001 and 2000 compared to interest income actually recognized of $11, $8 and $10, respectively.

Loans on non-accrual at December 31, 2002 and 2001 amounted to $5 and $140, respectively.

There were no restructured loans at December 31, 2002 and 2001. Restructured loans represent performing loans for which concessions (such as reductions of interest rates to below market terms and/or extension of repayment terms) have been granted due to the borrower’s financial condition.

A portion of certain commercial real estate loans originated and serviced by the Company are sold periodically to other banks on a non-recourse basis. The balance of loans acquired by other banks amounted to $24,613 and $26,960 at December 31, 2002 and 2001, respectively. No fees are collected by the Company for servicing such loan participations.

In the ordinary course of business, the Company makes loans to its Directors and their related interests, generally at the same prevailing terms as those of other borrowers. A summary of related party activity follows:

	Year Ended December 31,
	2002	2001

Balance at beginning of year	$4,170	$6,549
New loans granted during the year	3,207	—
Removal of loans no longer to related parties	—	(1,863)
Repayments	(3,048)	(516)
Balance at end of year	$4,329	$4,170

(6) Allowance for Loan Losses (In Thousands)

An analysis of the allowance for loan losses for the years indicated follows:

	Year Ended December 31,
	2002	2001	2000

Balance at beginning of year	$15,301	$14,315	$13,874
Provision (credit) for loan losses	(250)	974	427
Charge-offs	(30)	(4)	(10)
Recoveries	31	16	24
Balance at end of year	$15,052	$15,301	$14,315

(7) Bank Premises and Equipment (In Thousands)

Bank premises and equipment consist of the following:

	December 31,
	2002	2001
Land	$62	$62
Office building and improvements	2,382	2,253
Furniture, fixtures and equipment	2,159	1,840
	4,603	4,155
Accumulated depreciation and amortization	2,790	2,248
	$1,813	$1,907

(8) Other Real Estate Owned (In Thousands)

There was no other real estate owned at December 31, 2002 and 2001.

Net other real estate owned income for the years indicated is comprised of the following:

	Year Ended December 31,
	2002	2001	2000

Rental income	$—	$—	$117
Operating and foreclosure expenses	—	—	(42)
Gains from sales	—	—	11
Reduction in valuation allowance, net	—	—	86
	$—	$—	$172

An analysis of the valuation allowance for the years indicated follows:

	Year Ended December 31,
	2002	2001	2000

Balance at beginning of year	$—	$—	$86
Reduction in valuation allowance, net	—	—	(86)
Balance at end of year	$—	$—	$—

(9) Deposits (Dollars In Thousands)

A summary of deposits follows:

	December 31, 2002		December 31, 2001
	Amount	Weighted Average Rate	Amount	Weighted Average Rate

Demand checking accounts	$18,661	0.00%	$18,455	0.00%
NOW accounts	78,465	0.25	75,439	0.50
Savings accounts	15,065	0.77	12,951	1.49
Money market savings accounts	267,876	1.87	259,695	2.42
Total transaction deposit accounts	380,067	1.40	366,540	1.87

Certificate of deposit accounts maturing:
Within six months	118,261	2.93	108,582	4.09
After six months but within 1 year	62,292	3.19	84,846	4.25
After 1 year but within 2 years	53,934	3.71	39,351	4.94
After 2 years but within 3 years	15,980	4.94	11,262	4.96
After 3 years	18,791	4.52	10,339	5.95
Total certificate of deposit accounts	269,258	3.38	254,380	4.39
	$649,325	2.22%	$620,920	2.90%

Certificate of deposit accounts issued in amounts of $100 or more totaled $67,648 and $61,950 at December 31, 2002 and 2001, respectively.

Interest expense on deposit balances is summarized as follows:

	Year Ended December 31,
	2002	2001	2000

NOW accounts	$284	$815	$690
Savings accounts	145	232	268
Money market savings accounts	4,764	7,851	8,140
Certificate of deposit accounts	10,597	14,662	14,136
	$15,790	$23,560	$23,234

(10) Borrowed Funds (Dollars in Thousands)

Borrowed funds are comprised of the following advances from the FHLB:

	December 31, 2002		December 31, 2001
	Amount	Weighted Average Rate	Amount	Weighted Average Rate

Within 1 year	$750	5.75%	$11,300	6.54%
Over 1 year to 2 years	5,000	5.65	32,950	4.96
Over 2 years to 3 years	32,000	3.03	32,000	5.91
Over 3 years to 4 years	70,338	4.67	43,000	6.73
Over 4 years to 5 years	4,967	4.57	47,880	5.30
Over 5 years	11,845	5.07	11,000	5.96
	$124,900	4.33%	$178,130	5.81%

The advances are secured by all the Bank’s stock and deposits in the FHLB, a general lien on one-to-four family residential mortgage loans, certain multi-family loans and U.S. Government and Agency obligations in an aggregate amount equal to outstanding advances.

In the third quarter of 2002, the Company incurred a loss of $282 as a result of prepaying a $10,000 advance from the FHLB that was scheduled to mature in June 2003 and had an interest rate of 5.87% per annum. In the fourth quarter of 2002, the Company incurred a loss of $7,494 as a result of prepaying $97,000 of advances from the FHLB. Of that amount, $35,000 had a weighted average life to maturity of about 1.1 years and a 5.21% weighted average annual rate of interest and $62,000 had a weighted average life to maturity of about 2.9 years and a 6.62% weighted average annual rate of interest. New borrowings of $62,000 were obtained with a weighted average life to maturity of about 3.4 years and a 3.28% weighted average annual rate of interest.

(11) Income Taxes (Dollars in Thousands)

Provision for income taxes are comprised of the following amounts:

	Year Ended December 31,
	2002	2001	2000
Current:
Federal	$11,556	$11,230	$11,260
State	620	782	677
	12,176	12,012	11,937
Deferred:
Federal	183	(623)	46
State	10	(158)	15
	193	(781)	61
	$12,369	$11,231	$11,998

Total income tax expense differed from the amounts computed by applying the statutory U.S. federal income tax rate (35.0%) to income before tax expense as a result of the following:

	Year Ended December 31,
	2002	2001	2000
Expected income tax expense at statutory federal tax rate	$12,006	$10,698	$11,771
State taxes, net of federal income tax benefit	410	406	450
Dividend income received deduction	(121)	(165)	(223)
Excise tax on pension plan gain	—	245	—
Other, net	74	47	—
	$12,369	$11,231	$11,998

Effective income tax rate	36.1%	36.7%	35.7%

The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at the dates indicated are as follows:

	December 31,
	2002	2001
Deferred tax assets:
Allowance for loan losses	$6,210	$6,314
Pension and postretirement benefits	1,829	1,596
Recognition and retention plan	77	80
Depreciation	249	124
Swap market valuation charge	185	101
Restructuring charge	17	354
Debt security write-down	—	178
Other	5	13
Total gross deferred tax assets	8,572	8,760

Deferred tax liabilities:
Unrealized gain on securities available for sale	2,451	3,842
Savings Bank Life Insurance Company stock	106	106
Deferred loan origination costs	220	187
Dividend income	16	44
Total gross deferred tax liabilities	2,793	4,179

Net deferred tax asset	$5,779	$4,581

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

(12) Potential REIT Tax Liability (In Thousands)

160 Associates, Inc. (“Associates”), a wholly-owned subsidiary of Brookline, owns 99.9% of Brookline Preferred Capital Corporation (“BPCC”), a real estate investment trust. Associates has received from the Department of Revenue of the Commonwealth of Massachusetts (“DOR”) Notices of Assessments for state excise taxes of $3,930 plus interest of $811. The assessments are based on a desk review of the financial institution excise returns filed by Associates for its 1999, 2000 and 2001 tax years. It is expected that the DOR will submit another Notice of Assessment for state excise taxes when Associates files its excise return for the 2002 tax year. It is estimated that such assessment could amount to $3,748. State excise taxes and interest ultimately paid, if any, would be deductible expenses for federal income tax purposes and any interest paid ultimately would be deductible for state tax purposes.

The DOR contends that dividend distributions from a real estate investment trust (“REIT”) are not deductible in determining Massachusetts taxable income. Associates believes that the Massachusetts statute that provides for a dividend received deduction equal to 95% of certain dividend distributions applies to the distributions made by BPCC to Associates. Accordingly, the Company has made no provision in its consolidated financial statements for the amounts assessed or additional amounts that might be assessed in the future.

In February 2003, the Governor of the Commonwealth of Massachusetts proposed legislation to deny the dividends received  deduction for dividend distributions from a REIT in determining Massachusetts taxable income. The law, if passed, will not only end dividend received deductions for the year 2003 and thereafter, but also disallow dividend received deductions retroactively to tax years beginning in 1999. While Associates intends to challenge the constitutionality of the retroactive legislation if it becomes law and to continue to appeal the Notices of Assessment mentioned above, the Company will be obliged under generally accepted accounting principles to provide for the taxes and interest due if the proposed legislation becomes law. Assuming the legislation as proposed becomes law, at the time of enactment, net income would be reduced by approximately $5,500 related to the resulting liabilities of Associates for its tax years 1999 through 2002. Interest would continue to accrue on the amount owed until paid.

(13) Employee Benefits (In Thousands, Except Share and Per Share Amounts)

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

	Pension Benefits		Postretirement Benefits
	2002	2001	2002	2001
Reconciliation of benefit obligation:
Obligation at beginning of period	$—	$5,676	$887	$625
Service cost	—	—	81	52
Interest cost	—	109	59	47
Actuarial (gain) loss	—	—	(50)	179
Benefits paid	—	(5,785)	(18)	(16)
Obligation at end of period	$—	$—	$959	$887

Reconciliation of fair value of plan assets:
Fair value of plan assets at beginning of period	$—	$8,375	$—	$—
Contribution	—	28	—	—
Actual return on plan assets	—	315	—	—
Benefits paid	—	(5,785)	—	—
Distribution to employer	—	(2,933)	—	—
Fair value of plan assets at end of period	$—	$—	$—	$—

Funded status:
Funded status at end of period	$—	$—	$(959)	$(887)
Unrecognized loss	—	—	100	153
Unrecognized transition asset	—	—	203	222
Net amount recognized as a liability in the Company’s balance sheet as of October 31	$—	$—	$(656)	$(512)

The following table provides the components of net periodic pension and postretirement benefit cost (credit) for the years ended October 31:

	Pension Benefits			Postretirement Benefits
	2002	2001	2000	2002	2001	2000

Service cost	$—	$—	$205	$81	$52	$53
Interest cost	—	109	383	59	47	40
Expected return on plan assets	—	(109)	(470)	—	—	—
Transition obligation	—	—	(3)	19	18	18
Actuarial gain	—	—	(141)	3	—	—
Net periodic benefit costs (credit)	$—	$—	$(26)	$162	$117	$111

Expense for postretirement benefits and pension benefits under the terminated plan for the years ended December 31, 2002, 2001 and 2000 amounted to $162, $111 and $75, respectively.

Assumptions used in determining the actuarial present value of the projected benefit obligations are shown in the following table:

	Pension Benefits			Postretirement Benefits
	2002	2001	2000	2002	2001	2000

Discount rate	N/A	N/A	7.50%	6.75%	6.75%	6.75%
Rate of increase in compensation	N/A	N/A	4.00	N/A	N/A	N/A
Expected long-term rate of return on plan assets	N/A	N/A	6.75	N/A	N/A	N/A

The assumed health care trend used to measure the accumulated postretirement benefit obligation was 7% initially, decreasing gradually to 5% in 2006 and thereafter. Assumed health care trend rates may have a significant effect on the amounts reported for the postretirement benefit plan. A 1% change in assumed health care cost trend rates would have the following effects:

	1% Increase	1% Decrease

Effect on total service and interest cost components of net periodic postretirement benefit costs	$45	$(33)
Effect on the accumulated postretirement benefit obligation	202	(155)

401(k) Plan

The Company has an employee tax deferred thrift incentive plan under Section 401(k) of the Internal Revenue Code. All employees who meet specified age and length of service requirements are eligible to participate in the plan by making voluntary contributions, subject to certain limits based on federal tax laws. The Company makes no matching contribution to the plan.

In connection with the termination of its defined benefit pension plan, Brookline amended its 401(k) plan. Effective January 1, 2001, Brookline contributed an amount equal to 5% of the compensation of eligible employees, subject to certain limits based on federal tax laws. Each employee reaching the age of 21 and having completed one thousand hours of service in a plan year becomes eligible to participate in the plan. Effective May 1, 2000, a separate 401(k) plan was established by Lighthouse with contribution limits and eligibility requirements similar to the Brookline 401(k) plan. Expense for plan contributions was $240 in 2002, $281 in 2001 and $72 in 2000.

Supplemental Executive Retirement Agreements

The Company maintains agreements that provide supplemental retirement benefits to certain executive officers. Total expense for benefits payable under the agreements amounted to $412 in 2002, $511in 2001 and $400 in 2000. Aggregate benefits payable included in accrued expenses and other liabilities at December 31, 2002 and 2001 amounted to $3,715 and $3,303, respectively.

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

The ESOP borrowed $6,599 from the Company to finance the purchase of 546,986 shares (equivalent to 1,196,238 shares after the 2002 reorganization) in the open market. The loan is payable in quarterly installments over 30 years and bears interest at 8.50% per annum. The loan can be prepaid without penalty. Loan payments are principally funded by cash contributions from the Bank, subject to federal tax law limits.

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

At December 31, 2002, the ESOP held 865,364 unallocated shares at an aggregate cost of $4,718; the market value of such shares at that date was $10,298. For the years ended December 31, 2002, 2001 and 2000, $631, $474 and $376, respectively, were charged to compensation and employee benefits expense based on the commitment to release to eligible employees 59,704 shares in 2002, 71,686 shares in 2001 and 78,365 shares in 2000. (The shares for 2001 and 2000 reflect the exchange that took place in the 2002 reorganization).

Recognition and Retention Plan

Under the Company’s 1999 Recognition and Retention Plan (the “RRP”), 546,986 shares (equivalent to 1,196,238 shares after the 2002 reorganization) of the Company’s common stock were reserved for issuance as restricted stock awards to officers, employees and non-employee directors in recognition of prior service and as an incentive for such individuals to remain with the Company. Shares issued upon vesting may be either authorized but unissued shares or reacquired shares held by the Company as treasury shares. Any shares not issued because vesting requirements are not met will again be available for issuance under the RRP.

On April 19, 1999, 546,500 shares (equivalent to 1,195,175 shares after the 2002 reorganization) were awarded to officers and non-employee directors of the Company. The shares vest over varying time periods ranging from six months up to eight years. In the event a recipient ceases to maintain continuous service with the Company by reason of normal retirement, death or disability, or following a change in control, RRP shares still subject to restrictions will vest and be free of such restrictions. As of December 31, 2002, 1,007,232 shares were vested and 17,644 shares were forfeited. Expense is recognized for shares awarded over the vesting period at the fair market value of the shares on the date they were awarded, or $10.8125 per share ($4.944 after consideration of the 2002 reorganization). RRP expense amounted to $161 in 2002, $167 in 2001 and $1,246 in 2000.

Stock Option Plan

Under the Company’s 1999 Stock Option Plan (the “Stock Option Plan”), 1,367,465 shares of the Company’s common stock were reserved for issuance to officers, employees and non-employee directors of the Company. Shares issued upon the exercise of a stock option may be either authorized but unissued shares or reacquired shares held by the Company as treasury shares. Any shares subject to an award which expire or are terminated unexercised will again be available for issuance under the Stock Option Plan. On April 19, 1999, 1,265,500 options were awarded to officers and non-employee directors of the Company at an exercise price of $10.8125 per share, the fair market value of the common stock of the Company on that date. Of the total options awarded, 410,460 options were incentive stock options and 855,040 options were non-qualified stock options. Options awarded vest over periods ranging from less than six months through five years and include a so-called “reload” feature whereby an optionee exercising an option by delivery of shares of common stock would automatically be granted an additional option at the fair market value of stock when such additional option is granted equal to the number of shares so delivered. If an individual to whom a stock option was granted ceases to maintain continuous service by reason of normal retirement, death or disability, or following a change in control, all options and rights granted and not fully exercisable become exercisable in full upon the happening of such event and shall remain exercisable for a period ranging from three months to one year.

Activity under the Stock Option Plan is as follows:

	Year Ended December 31,
	2002	2001	2000

Options outstanding at beginning of year	1,183,005	1,244,500	1,261,500
Options granted at $16.95 per share	20,000	—	—
Reload options granted at $16.44 per share	17,500	—	—
Options exercised at $10.8125 per share	(51,094)	(55,495)	—
Options forfeited at $16.95 per share	(20,000)	(6,000)	(17,000)
Options outstanding at July 9, 2002	1,149,411	1,183,005	1,244,500

Options outstanding after exchange on July 9, 2002 (old options times 2.186964)	2,513,720
Options exercised at $4.944 per share (original option price of $10.8125 divided by 2.186964).	(108,113)
Reload options granted at $11.00 per share	5,393
Options outstanding at December 31, 2002	2,411,000

Exercisable at December 31:
at $4.944 per share	1,903,699	786,305	670,900
at $7.517 per share	38,272	—	—
at $11.00 per share	5,393	—	—
	1,947,364	786,305	670,900

Weighted average fair value per option of options granted during the year	$2.24	$—	$—
Weighted average remaining contractual life in years at end of year	6.7	7.7	8.7

In determining the pro forma amounts, the fair value of each option granted was estimated as of the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Options Granted
	2002	1999

Dividend yield	4.1%	2.3%
Expected life in years	1.5	6.4
Expected volatility	31.1%	25.6%
Risk-free interest rate	5.1%	5.2%

(14) Commitments and Contingencies (In Thousands)

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

Financial instruments with off-balance sheet risk at the dates indicated follow:

	December 31,
	2002	2001

Financial instruments whose contract amounts represent credit risk:
Commitments to originate loans:
One-to-four family mortgage	$15,799	$4,625
Multi-family mortgage	25,742	15,559
Commercial real estate mortgage	23,774	20,172
Construction and development mortgage	2,600	1,500
Commercial	2,703	300
Unadvanced portion of loans	39,684	47,157
Unused lines of credit:
Equity	13,640	12,612
Other	8,414	10,116

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

Lease Commitments

The Company leases certain office space under various noncancellable operating leases. A summary of future minimum rental payments under such leases at the dates indicated follows:

Year Ending December 31,
2003	$780
2004	761
2005	774
2006	733
2007	716

The leases contain escalation clauses for real estate taxes and other expenditures. Total rental expense was $735 in 2002, $712 in 2001 and $613 in 2000.

SWAP Agreement

Effective April 14, 1998, the Company entered into an interest-rate swap agreement with a third-party that matures April 14, 2005. The notional amount of the agreement is $5,000. Under this agreement, each quarter the Company pays interest on the notional amount at an annual fixed rate of 5.9375% and receives from the third-party interest on the notional amount at the floating three month U.S. dollar LIBOR rate. The Company entered into this transaction to match more closely the repricing of its assets and liabilities and to reduce its exposure to increases in interest rates. The net interest expense paid (income received) was $204 in 2002, $81 in 2001 and $(26) in 2000.

Legal Proceedings

In the normal course of business, there are various outstanding legal proceedings. In the opinion of management, after consulting with legal counsel, the consolidated financial position and results of operations of the Company are not expected to be affected materially by the outcome of such proceedings.

(15) Stockholders' Equity (Dollars in Thousands, Except Per Share Amounts)

Preferred Stock

The Company is authorized to issue 50,000,000 shares of serial preferred stock, par value $0.01 per share, from time to time in one or more series subject to limitations of law, and the Board of Directors is authorized to fix the designations, powers, preferences, limitations and rights of the shares of each such series. As of December 31, 2002, there were no shares of preferred stock issued.

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

Common Stock Repurchases

Pursuant to new regulations of the OTS, the Company was authorized to purchase shares of its common stock equal to the remaining unvested shares awarded under the Company’s 1999 Recognition and Retention Plan. Such shares, which amounted to 170,299, were purchased in the fourth quarter of 2002 at an aggregate cost of $1,944, or $11.42 per share.

In accordance with OTS regulations, the Company is prohibited from purchasing additional shares of its common stock until after July 9, 2003, the one year anniversary of its conversion and stock offering.

Restricted Retained Earnings

As part of the stock offering in 2002 and as required by regulation, Brookline established a liquidation account for the benefit of eligible account holders and supplemental eligible account holders who maintain their deposit accounts at Brookline after the stock offering. In the unlikely event of a complete liquidation of Brookline (and only in that event), eligible depositors who continue to maintain deposit accounts at Brookline shall be entitled to receive a distribution from the liquidation account. Accordingly, retained earnings of the Company are deemed to be restricted up to the balance of the liquidation account. The liquidation account balance is reduced annually to the extent that eligible depositors have reduced their qualifying deposits as of each anniversary date. Subsequent increases in deposit account balances do not restore an account holder’s interest in the liquidation account. The liquidation account totaled $72,020 at December 31, 2002.

(16) Earnings Per Share Reconciliation (In Thousands, Except Per Share Amounts)

The following table is the reconciliation of basic and diluted earnings per share as required under SFAS No. 128 for the years ended December 31, 2002, 2001 and 2000.

	2002			2001			2000
	Net Income	Average Shares	Per Share Amounts	Net Income	Average Shares	Per Share Amounts	Net Income	Average Shares	Per Share Amounts
Basic earnings per share:
Income available to common stockholders	$21,935	57,527	$0.38	$19,334	58,463	$0.33	$21,634	58,789	$0.37
Effect of dilutive securities:
Options	—	919		—	489		—	95
Diluted earnings per share:
Income available to common stockholders	$21,935	58,446	$0.38	$19,334	58,952	$0.33	$21,634	58,884	$0.37

(17) Regulatory Capital Requirements (Dollars In Thousands)

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

The following table reconciles stockholder’s equity under generally accepted accounting principles (“GAAP”) with regulatory capital for the Bank at the dates indicated.

	December 31,
	2002	2001

Stockholder’s equity (GAAP)	$418,257	$232,505
Less disallowed unrealized gain on securities available for sale	3,386	3,879
Regulatory capital (tangible capital)	414,871	228,626
Add 45% of unrealized gain on marketable equity securities	1,257	1,929
Add allowance for loan losses equal to 1.25% of adjusted total assets	11,131	10,751
Total risk-based capital	$427,259	$241,306

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

The following is a summary of the Bank’s actual capital amounts and ratios as of December 31, 2002 and 2001, compared to the OTS requirements for minimum capital adequacy and for classification as a well-capitalized institution:

			OTS Requirements
	Bank Actual		Minimum Capital Adequacy		Classified As Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio

At December 31, 2002:
Tangible capital	$414,871	34.4%	$18,105	1.5%
Tier 1 (core) capital	414,871	34.4	48,279	4.0	$60,349	5.0%
Risk-based capital:
Tier 1	414,871	46.8			53,193	6.0
Total	427,259	48.2	70,924	8.0	88,656	10.0

At December 31, 2001:
Tangible capital	$228,626	21.7%	$15,799	1.5%
Tier 1 (core) capital	228,626	21.7	42,130	4.0	$52,662	5.0%
Risk-based capital:
Tier 1	228,626	26.7			51,332	6.0
Total	241,306	28.2	68,443	8.0	85,554	10.0

Prior to converting to federal charters, the Company and the Bank were required to maintain minimum capital ratios calculated in a manner similar to, but not entirely the same as, the framework of the OTS. At December 31, 2002, the Company and the Bank substantially exceeded the capital ratios required to be classified as well capitalized.

(18) Fair Value of Financial Instruments (In Thousands)

The following is a summary of the carrying values and estimated fair values of the Company’s significant financial and non-financial instruments as of the dates indicated:

	December 31, 2002		December 31, 2001
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Financial assets:
Cash and due from banks	$13,571	$13,571	$13,283	$13,283
Short-term investments	224,897	224,897	69,432	69,432
Securities	375,333	375,416	182,264	182,472
Loans, net	792,373	806,343	819,059	837,837
Accrued interest receivable	5,224	5,224	5,041	5,041
Financial liabilities:
Demand, NOW, savings and money market savings deposit accounts	380,067	380,067	366,540	366,540
Certificate of deposit accounts	269,258	272,221	254,380	256,643
Borrowed funds	124,900	128,260	178,130	183,661

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

(19) Lighthouse Bank (In Thousands)

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

A summary of Lighthouse start-up and operating expenses from its inception to the date of its merger into Brookline is as follows:

	Operating Expenses		Start-up Expenses
	January 1 Through July 17, 2001	Eight Months Ended December 31, 2000	Four Months Ended April 30, 2000	Second Half of 1999

Compensation and benefits	$1,231	$1,254	$409	$290
Occupancy	110	187	105	104
Equipment and data processing	1,088	694	45	15
Advertising and marketing	474	1,670	97	44
Professional services	—	48	58	96
Other	327	342	32	126
	$3,230	$4,195	$746	$675

Certain operating expenses associated with servicing former Lighthouse customers, including employee stay bonuses, were incurred through the third quarter of 2001. As of September 17, 2001, Lighthouse customers accounts were transferred to Brookline’s systems and records. In contemplation of the merger of Lighthouse into Brookline, a pre-tax restructuring charge of $3,912 was recorded in the second quarter of 2001 to provide for merger-related expenses. In the fourth quarter of 2001, $15 was provided for additional restructuring charges. Estimated expenses included in the restructuring charge and actual expenses incurred through December 31, 2002 were as follows:

	Actual Expenses	Estimated Expenses

Personnel severance payments	$1,222	$1,247
Vendor contract terminations	686	634
Occupancy rent obligations	238	319
Write-off of equipment and software	1,549	1,551
Other miscellaneous items	192	176
	$3,887	$3,927

At December 31, 2002, $40 is included in accrued expenses and other liabilities for the remainder of restructuring charges to be paid in 2003.

(20) Business Segments (In Thousands)

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

The primary activities of the Banks through July 17, 2001 included acceptance of deposits from the general public, origination of mortgage loans on residential and commercial real estate, commercial and consumer loans, and investment in debt securities, mortgage-backed securities and other financial instruments. Brookline conducts its business primarily through its branch network while Lighthouse conducted its business primarily through the internet. As stated in note 19, Lighthouse was merged into Brookline on July 17, 2001.

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

The following table sets forth certain information about and the reconciliation of reported net income for each of the reportable segments.

At or For the Year Ended December 31, 2002	Brookline	All Other	Consolidation Adjustments	Consolidated

Interest income	$68,542	$6,786	$(3,831)	$71,497
Interest expense	26,130	—	(611)	25,519
Credit for loan losses	250	—	—	250
Securities gains	282	8,416	—	8,698
Other non-interest income	2,197	554	(293)	2,458
Loss from prepayment of FHLB advances	7,776	—	—	7,776
Non-interest expense	14,827	477	—	15,304
Income tax expense	7,875	4,494	—	12,369
Net income	14,663	10,785	(3,513)	21,935

Total loans, excluding money market loan participations	$803,425	—	—	$803,425
Total deposits	650,578	—	(1,253)	649,325
Total assets	1,214,821	638,302	(429,766)	1,423,357

At or For the Year Ended December 31, 2001	Brookline	Lighthouse *	All Other	Consolidation Adjustments	Consolidated

Interest income	$71,479	$2,798	$19,992	$(18,309)	$75,960
Interest expense	32,456	1,577	—	(1,129)	32,904
Provision for loan losses	900	74	—	—	974
Securities gains (losses)	3,480	183	60	(183)	3,540
Pension plan gain	3,667	—	—	—	3,667
Other non-interest income	1,845	61	395	(210)	2,091
Restructuring charge	15	3,912	—	—	3,927
Other non-interest expense	13,319	3,230	339	—	16,888
Income tax expense (benefit)	12,455	(2,279)	1,119	(64)	11,231
Net income (loss)	21,326	(3,472)	18,989	(17,509)	19,334

Total loans, excluding money market loan participations	$828,360	$—	$—	$—	$828,360
Total deposits	626,851	—	—	(5,931)	620,920
Total assets	1,057,120	—	293,216	(250,740)	1,099,596

* Operating results are for the period from January 1 through July 17, 2001.

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2002, 2001 and 2000

For the Year Ended December 31, 2000	Brookline	Lighthouse	All Other	Consolidation Adjustments	Consolidated

Interest income	$67,644	$1,686	$26,323	$(24,093)	$71,560
Interest expense	30,908	582	—	(918)	30,572
Provision for loan losses	300	127	—	—	427
Securities gains	8,248	5	—	—	8,253
Other non-interest income	1,383	20	351	(113)	1,641
Start-up expenses	—	746	—	—	746
Non-interest expense	11,583	4,195	299	—	16,077
Income tax expense (benefit)	12,225	(1,426)	1,199	—	11,998
Net income (loss)	22,259	(2,513)	25,176	(23,288)	21,634

(21) Condensed Parent Company Financial Statements (In Thousands)

Condensed parent company financial statements as of December 31, 2002 and 2001 and for the years ended December 31, 2002, 2001 and 2000 follow.

Balance Sheets

	December 31,
	2002	2001
Assets
Cash and due from banks	$34	$202
Short-term investments	5,910	5
Loan to Bank ESOP	5,002	5,252
Investment in subsidiaries, at equity	622,548	281,817
Other investment	3,979	3,686
Other assets	7	10
Total assets	$637,480	$290,972

Liabilities and Stockholders’ Equity
Accrued expenses and other liabilities	791	$594
Stockholders’ equity	636,689	290,378
Total liabilities and stockholders’ equity	$637,480	$290,972

The Company’s consolidated stockholders’ equity is $4,308 and $4,933, respectively, less than the amounts presented above because of the elimination of the effect of unallocated ESOP shares in consolidation.

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2002, 2001 and 2000

Statements of Income

	Year Ended December 31,
	2002	2001	2000

Dividend income from subsidiaries	$3,220	$17,180	$25,934
Interest income:
Short-term investments	646	23	4
Marketable equity securities	—	—	1
Loan to Bank ESOP	438	461	483
Gains on sales of securities	—	22	—
Equity interest in earnings of other investment	555	395	351
Total income	4,859	18,081	26,773

Expenses:
Directors’ fees	59	57	57
Internet bank start-up	—	—	746
Other	412	278	238
Total expenses	471	335	1,041

Income before income taxes and equity in undistributed net income of subsidiaries	4,388	17,746	25,732
Income tax expense	654	349	44
Income before equity in undistributed net income of subsidiaries	3,734	17,397	25,688
Equity in undistributed net income of subsidiaries	18,201	1,937	(4,054)
Net income	$21,935	$19,334	$21,634

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2002, 2001 and 2000

Statements of Cash Flows

	Year Ended December 31,
	2002	2001	2000

Cash flows from operating activities:
Net income	$21,935	$19,334	$21,634
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of subsidiaries	(18,201)	(1,937)	4,054
Equity interest in earnings of other investment	(555)	(395)	(350)
Gains from sales of securities	—	(22)	—
Depreciation and amortization	—	—	32
(Increase) decrease in other assets	3	(5)	31
Increase in accrued expenses and other liabilities	197	76	416
Net cash provided from operating activities	3,379	17,051	25,817

Cash flows from investing activities:
Investment in subsidiaries, net	(150,000)	—	(14,170)
ESOP loan to subsidiary bank	—	—	(802)
Repayment of ESOP loan by subsidiary bank	250	314	363
Payment from subsidiary bank for shares vested in recognition and retention plan	162	191	2,180
Receipt of dividend from other investment	262	69	12
Proceeds from sales of securities available for sale	—	63	—
Net cash provided from (used for) investing activities	(149,326)	637	(12,417)

Cash flows from financing activities:
Net proceeds from issuance of common stock	166,340	—	—
Purchase of treasury stock	(1,944)	(10,826)	(6,653)
Payment of common stock dividends	(13,607)	(7,586)	(6,635)
Exercise of stock options	895	612	—
Net cash provided from (used for) financing activities	151,684	(17,800)	(13,288)

Net increase (decrease) in cash and cash equivalents	5,737	(112)	112
Cash and cash equivalents at beginning of year	207	319	207
Cash and cash equivalents at end of year	$5,944	$207	$319

Supplemental disclosures of cash flow information:
Cash paid during the year for income taxes	$541	$183	$140
Non-cash activities:
Transfer from bank premises and equipment, other assets and accrued expenses to investment in subsidiaries	—	—	246

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2002, 2001 and 2000

(22) Quarterly Results of Operations (Unaudited, Dollars In Thousands Except Per Share Amounts)

	2002 Quarters
	Fourth	Third	Second	First

Interest income	$17,828	$18,632	$17,686	$17,351
Interest expense	5,461	6,621	6,757	6,680
Net interest income	12,367	12,011	10,929	10,671
Credit for loan losses	(100)	(50)	—	(100)
Net interest income after credit for loan losses	12,467	12,061	10,929	10,771
Gains on securities, net	7,162	302	312	922
Loss from prepayment of FHLB advances	(7,494)	(282)	—	—
Other non-interest income	1,034	353	489	582
Other non-interest expense	(4,107)	(3,830)	(3,647)	(3,720)
Income before income taxes	9,062	8,604	8,083	8,555
Provision for income taxes	3,197	3,143	2,952	3,077
Net income	$5,865	$5,461	$5,131	$5,478

Earnings per share:
Basic	$0.10	$0.09	$0.09	$0.10
Diluted	$0.10	$0.09	$0.09	$0.10

	2001 Quarters
	Fourth	Third	Second	First

Interest income	$18,153	$19,059	$19,209	$19,539
Interest expense	7,354	8,197	8,448	8,905
Net interest income	10,799	10,862	10,761	10,634
Provision for loan losses	40	275	495	164
Net interest income after provision for loan losses	10,759	10,587	10,266	10,470
Gains (losses) on securities, net	362	871	(495)	2,802
Pension plan gain	—	—	3,667	—
Other non-interest income	947	401	457	286
Restructuring charge	(15)	—	(3,912)	—
Other non-interest expense	(3,829)	(4,129)	(4,259)	(4,671)
Income before income taxes	8,224	7,730	5,724	8,887
Provision for income taxes	2,884	2,801	2,290	3,256
Net income	$5,340	$4,929	$3,434	$5,631

Earnings per share:
Basic	$0.09	$0.08	$0.06	$0.10
Diluted	$0.09	$0.08	$0.06	$0.10