Form 10-K, Exhibit 13
period 2003-12-31
BROOKLINE BANCORP INC
filed 2004-03-11
CIK 1049782

Exhibit 13

BROOKLINE BANCORP, INC.

SELECTED CONSOLIDATED FINANCIAL DATA

The selected consolidated financial and other data of the Company set forth below is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Company and Notes thereto presented elsewhere in this Annual Report.

	At December 31,
	2003	2002	2001	2000	1999
			(In thousands)
Selected Financial Condition Data:

Total assets	$1,524,034	$1,423,357	$1,099,596	$1,036,150	$907,334

Loans, excluding money market loan participations	1,072,740	803,425	828,360	716,559	635,556

Money market loan participations	2,000	4,000	6,000	28,250	15,400

Allowance for loan losses	16,195	15,052	15,301	14,315	13,874

Debt securities:
Available for sale	276,623	347,211	146,238	125,219	100,089

Held to maturity	1,343	4,861	9,558	50,447	103,434

Marketable equity securities	11,329	13,838	17,187	24,142	28,186

Deposits	679,921	649,325	620,920	608,621	512,136

Borrowed funds	220,519	124,900	178,130	133,400	108,800

Stockholders’ equity	606,684	632,381	285,445	282,585	274,800

Net unrealized gain on securities available for sale, net of taxes, included in stockholders’ equity	2,529	4,155	6,720	6,244	7,759

Non-performing loans	50	5	140	—	—

Non-performing assets	133	5	1,580	—	707

	Year ended December 31,
	2003	2002	2001	2000	1999
			(In thousands)
Selected Operating Data:

Interest income	$66,210	$71,497	$75,960	$71,560	$64,809
Interest expense	18,608	25,519	32,904	30,572	27,162
Net interest income	47,602	45,978	43,056	40,988	37,647
Provision (credit) for loan losses	1,288	(250)	974	427	450
Net interest income after provision (credit) for loan losses	46,314	46,228	42,082	40,561	37,197
Gains on securities, net	2,102	8,698	3,540	8,253	7,437
Other real estate owned income, net	—	—	—	172	711
Gain from termination of pension plan	—	—	3,667	—	—
Loss from prepayment of FHLB advances	—	(7,776)	—	—	—
Other non-interest income	3,251	2,458	2,091	1,469	966
Recognition and retention plans expense	(3,992)	(161)	(167)	(1,246)	(3,593)
Internet bank start-up expense	—	—	—	(746)	(675)
Restructuring charge relating to internet bank	—	—	(3,927)	—	—
Other non-interest expense	(18,195)	(15,143)	(16,721)	(14,831)	(9,890)
Income before income taxes	29,480	34,304	30,565	33,632	32,153
Provision for income taxes	(12,212)	(12,369)	(11,231)	(11,998)	(11,362)
Retroactive assessment related to REIT	(2,788)	—	—	—	—
Net income	$14,480	$21,935	$19,334	$21,634	$20,791

BROOKLINE BANCORP, INC.

SELECTED FINANCIAL RATIOS AND OTHER DATA

	At or for the year ended December 31,
	2003	2002	2001	2000	1999

Performance Ratios:

Return on average assets	1.00%	1.68%	1.80%	2.29%	2.31%

Return on average stockholders’ equity (1)	2.37	4.89	6.89	7.99	7.81

Interest rate spread (2)	2.26	2.41	2.83	2.95	2.69

Net interest margin (2)	3.34	3.58	4.10	4.43	4.21

Capital Ratios:

Stockholders’ equity to total assets at end of year	39.81	44.43	25.96	27.27	30.29

Tier 1 core capital ratio at end of year (3)	31.53	34.37	21.75	22.37	24.57

Asset Quality Ratios:

Non-performing assets as a percent of total assets at end of year	0.01	—	0.14	—	0.08

Allowance for loan losses as a percent of loans, excluding money market loan participations, at end of year	1.51	1.87	1.85	2.00	2.18

Per Share Data:

Basic earnings per common share (4)	$0.25	$0.38	$0.33	$0.37	$0.34

Diluted earnings per common share (4)	$0.25	$0.38	$0.33	$0.37	$0.34

Number of shares outstanding at end of year (in thousands) (4) (5)	58,825	58,545	58,540	60,034	61,563

Dividends paid per common share (4)	$0.54	$0.316	$0.210	$0.110	$0.096

Book value per common share at end of year (4)	$10.31	$10.80	$4.87	$4.71	$4.46

Market value per common share at end of year (4)	$15.34	$11.90	$7.52	$5.26	$4.46

(1)  Excludes effect of unrealized gains on securities available for sale, net of income taxes.

(2)  Calculated on a fully-taxable equivalent basis.

(3)  This regulatory ratio relates only to Brookline Bank.

(4)  Amounts are restated to give retroactive recognition to the exchange ratio (2.186964 new shares for each old share) applied in the conversion that was completed on July 9, 2002.

(5)  Common stock issued less treasury stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of Brookline Bancorp, Inc. and its subsidiaries (the “Company”).

The following discussion contains forward-looking statements based on management’s current expectations regarding economic, legislative and regulatory issues that may impact the Company’s earnings and financial condition in the future. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Any statements included herein preceded by, followed by or which include the words “may”, “could”, “should”, “will”, “would”, “believe”, “expect”, “anticipate”, “estimate”, “intend”, “plan”, “assume” or similar expressions constitute forward-looking statements.

Forward-looking statements, implicitly and explicitly, include assumptions underlying the statements. While the Company believes the expectations reflected in its forward-looking statements are reasonable, the statements involve risks and uncertainties that are subject to change based on various factors, some of which are outside the control of the Company. The following factors, among others, could cause the Company’s actual performance to differ materially from the expectations, forecasts and projections expressed in the forward-looking statements: general and local economic conditions, changes in interest rates, demand for loans, real estate values, deposit flows, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

Overview of the Company’s Activities and Risks

The primary activities of the Company are to gather deposits from the general public and to invest the resulting funds, plus those derived from borrowings, capital initiatives and operations, in loans and investment securities. The Company’s loan portfolio is comprised substantially of loans secured by real estate and indirect automobile loans. The investment portfolio is comprised primarily of debt securities and mortgage-backed securities issued by the U.S. Government and U.S. Government Agencies.

To operate successfully, the Company must manage various types of risk, including but not limited to, market or interest rate risk, credit risk, transaction risk, liquidity risk, security risk, strategic risk, reputation risk and compliance risk. While all of these risks are important, the risks of greatest significance to the Company relate to market or interest rate risk and credit risk.

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

Interest rate risk is the exposure of the Company’s net interest income to adverse movements in interest rates. In addition to directly impacting net interest income, changes in interest rates can also affect the amount of new loan originations, the ability of borrowers and debt issuers to repay loans and debt securities, the volume of loan repayments and refinancings, and the flow and mix of deposits.

Credit risk is the risk to the Company’s earnings and stockholders’ equity that results from customers, to whom loans have been made or the issuers of debt securities in which the Company has invested, failing to repay their obligations. The magnitude of risk depends on the capacity and willingness of borrowers and debt issuers to repay and the sufficiency of the value of collateral obtained to secure the loans made or investments purchased.

The Company’s critical accounting policies relate to the allowance for loan losses and the accounting for premiums and discounts on debt securities. See note 1 to the financial statements included elsewhere in this annual report for a description of those accounting policies and the Allowance for Loan Losses and the Accelerated Amortization of Investment Premiums sub-sections appearing on pages 10 and 6 herein.

Executive Summary

Operating Highlights

	Year ended December 31,
	2003	2002	2001
	(In thousands except per share amounts)

Net interest income	$47,602	$45,978	$43,056
Provision (credit) for loan losses	1,288	(250)	974
Non-interest income	5,353	3,380	9,298
Non-interest expense	22,187	15,304	20,815
Income before income taxes	29,480	34,304	30,565
Income tax expense	15,000	12,369	11,231
Net income	14,480	21,935	19,334

Basic earning per common share	$0.25	$0.38	$0.33
Diluted earning per common share	0.25	0.38	0.33

Interest rate spread	2.26%	2.41%	2.83%
Net interest margin	3.34%	3.58%	4.10%

Financial Condition Highlights

	At December 31,
	2003	2002	2001
	(In thousands)

Total assets	$1,524,034	$1,423,357	$1,099,596
Net loans	1,058,545	792,373	819,059
Deposits	679,921	649,325	620,920
Borrowed funds	220,519	124,900	178,130
Stockholders’ equity	606,684	632,381	285,445

Non-performing assets	$133	$5	$1,580

Stockholders’ equity to total assets	39.81%	44.43%	25.96%

The major factors affecting comparison of operating and financial condition highlights for 2003, 2002 and 2001 were:

•    An increase in capital of over $332 million from the 2002 stock offering and reorganization

•             A declining net interest margin (from 4.43% in 2000 to 4.10% in 2001 to 3.58% in 2002 to 3.34% in 2003) resulting from the lowest interest rate environment in over forty years

•             Accelerated amortization of premiums paid to purchase mortgage-backed securities - $2.4 million in 2003

•             Commencement of indirect automobile lending in 2003 - $211 million in loans outstanding by the end of 2003

•             Fluctuating annual provision (credit) for loan losses due primarily to changes in loans outstanding

•             The expense of stock grants awarded under the terms of the 2003 Recognition and Retention Plan  - $3.9 million in 2003

•             A $2.8 million after-tax charge in 2003 resulting from settlement of the REIT tax dispute

•             An increase in the effective income tax rate from 36.7% in 2001 and 36.1% in 2002 to 41.4% in 2003

•             Fluctuating securities gains ($2.1 million in 2003, $8.7 million in 2002 and $3.5 million in 2001)

•             A $7.8 million loss in 2002 resulting from prepayment of borrowings with high rates of interest

•             A $3.7 million gain in 2001 from termination of a pension plan offset by a $3.9 million restructuring charge to cease the operation of an internet bank subsidiary as a stand-alone entity

•             A reduction in stockholders’ equity in 2003 resulting primarily from the repurchase of Company stock ($15.1 million) and payment of a special dividend of $0.20 per share ($11.5 million)

Detailed commentary on each of the items listed above follows.

2002 Stock Offering and Reorganization

The Company converted from a mutual holding company structure to a 100% stock-owned company on July 8, 2002. As of that date, the 15,420,350 shares owned by Brookline Bancorp MHC (“MHC”) were retired and the Company sold 33,723,750 shares of common stock for $10.00 per share. After expenses, the net proceeds from the stock offering were $332.7 million. An additional 24,888,478 shares were issued to existing stockholders based on an exchange rate of 2.186964 new shares of common stock for each existing share, resulting in 58,612,228 total new shares outstanding. Cash was paid in lieu of fractional shares.

Upon completion of the stock offering and reorganization, (a) Brookline Bancorp, Inc. changed from a federally-chartered holding company to a new Delaware holding company, (b) the MHC ceased to exist and (c) the net assets of the MHC, $8.5 million, were transferred into Brookline Bank (“Brookline”).

In 2002, the Company indicated that the net proceeds from the stock offering might be used to (a) finance the acquisition of financial institutions, (b) expand the retail franchise by establishing new branches, (c) add products and services, (d) fund new loans and investments, (e) repurchase Company common stock, (f) pay cash dividends to stockholders and (g) accommodate other general corporate purposes.

Since the stock offering, no acquisitions have been made. The Company entered the indirect automobile lending business in February 2003 and a new branch was opened in West Roxbury in September 2003. At least one additional branch is expected to be opened in 2004.

Average Balances, Net Interest Income, Interest Rate Spread and Net Interest Margin

The following table sets forth information about the Company’s average balances, interest income and rates earned on average interest-earning assets, interest expense and rates paid on interest-bearing liabilities, interest rate spread and net interest margin for 2003, 2002 and 2001. Average balances are derived from daily average balances and yields include fees and costs which are considered adjustments to yields.

	Year ended December 31,
	2003			2002			2001
	Average balance	Interest (1)	Average yield/ cost	Average balance	Interest (1)	Average yield/ cost	Average balance	Interest (1)	Average yield/ cost
	(Dollars in thousands)
Assets:
Interest-earning assets:
Short-term investments	$138,877	$1,544	1.11%	$224,694	$3,703	1.65%	$45,122	$1,936	4.29%
Debt securities (2) (4)	328,581	7,671	2.33	211,142	10,016	4.74	165,172	10,189	6.17
Equity securities (2)	22,001	795	3.61	28,845	1,004	3.48	29,846	1,380	4.62
Mortgage loans (3)	814,131	50,479	6.20	787,012	55,041	6.99	765,265	59,476	7.77
Money market loan participations	2,731	34	1.24	8,351	154	1.84	20,741	1,017	4.90
Other commercial loans (3)	25,499	1,483	5.82	25,471	1,477	5.80	27,741	1,908	6.88
Indirect automobile loans (3)	95,003	4,149	4.37	—	—	—	—	—	—
Consumer loans (3)	2,821	214	7.59	3,235	280	8.66	2,959	297	10.04
Total interest-earning assets	1,429,644	66,369	4.64	1,288,750	71,675	5.56	1,056,846	76,203	7.21
Allowance for loan losses	(15,670)			(15,237)			(14,855)
Non interest-earning assets	29,200			28,977			29,176
Total assets	$1,443,174			$1,302,490			$1,071,167

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Deposits:
Now accounts	$61,673	$104	0.17%	$73,757	$284	0.39%	$68,968	$815	1.18%
Savings accounts (5)	21,792	129	0.59	14,439	145	1.00	12,469	225	1.80
Money market savings accounts	296,714	4,565	1.54	257,257	4,764	1.85	240,177	7,856	3.27
Certificate of deposits accounts	253,555	7,497	2.96	274,847	10,387	3.78	277,273	14,664	5.29
Total deposits	633,734	12,295	1.94	620,300	15,580	2.51	598,887	23,560	3.93
Borrowed funds	149,125	6,313	4.23	169,733	9,729	5.73	153,002	9,344	6.11
Total deposits and borrowed funds	782,859	18,608	2.38	790,033	25,309	3.20	751,889	32,904	4.38
Stock offering proceeds	—	—	—	20,558	210	1.02	—	—	—
Total interest-bearing liabilities	782,859	18,608	2.38	810,591	25,519	3.15	751,889	32,904	4.38
Non-interest-bearing demand checking accounts	30,063			18,129			17,732
Other liabilities	15,899			17,368			14,594
Total liabilities	828,821			846,088			784,215
Stockholders’ equity	614,353			456,402			286,952
Total liabilities and stockholders’ equity	$1,443,174			$1,302,490			$1,071,167
Net interest income (tax equivalent basis)/interest rate spread		47,761	2.26%		46,156	2.41%		43,299	2.83%
Less adjustment of tax exempt income		159			178			243
Net interest income		$47,602			$45,978			$43,056
Net interest margin			3.34%			3.58%			4.10%

(1)               Tax exempt income on equity and debt securities is included on a tax equivalent basis.

(2)               Average balances include unrealized gains on securities available for sale. Equity securities include marketable equity securities (preferred and common stocks) and restricted equity securities.

(3)     Loans on non-accrual status are included in average balances.

(4)               Included in interest income in 2003 is approximately $2,370 of accelerated premium amortization on the collateralized mortgage obligation portfolio. Excluding the accelerated amortization, the average yield in 2003 would have been 3.06% for debt securities and 4.81% for total interest-earning assets.

(5)     Savings accounts include mortgagors’ escrow accounts.

Highlights from the above table follow.

•                       Average interest-earning assets in 2003 were $140.9 million, or 10.9%, higher than in 2002 and $372.8 million, or 35.3%, higher than in 2001. Much of the growth resulted from use of a significant part of the $332.7 million of net proceeds from the stock offering in 2002 to originate loans and to purchase investment securities.

•                       Despite the asset growth, total interest income in 2003 was $5.3 million, or 7.4%, less than in 2002 and $9.8 million, or 12.9%, less than in 2001. The reduction was caused by the declining interest rate environment during those years.

•                       Interest rate spread (the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities) in 2003 was 15 basis points lower than in 2002 and 57 basis points lower than in 2001 as the decline in asset yields exceeded the decline in rates paid on liabilities.

•                       Generally, yields on loans exceed yields on investment securities and short-term investments. The average balance of loans outstanding (excluding money market loan participations) as a percent of total interest-earnings assets declined from 75.3% in 2001 to 63.3% in 2002 and increased to 65.6% in 2003. Without the indirect automobile loan business which started in 2003, the average balance of loans outstanding as a percent of total interest-earning assets would have declined to 58.9% in 2003. The percentage changes resulted from initial investment of most of the net proceeds of the 2002 stock offering in short-term investments and investment securities with maturities primarily in the two to three year range. Investments with relatively short maturities were chosen (a) in anticipation that investment redemptions could be used to fund loan growth and (b) to reduce interest rate risk. The Company could have earned higher yields by purchasing investments with longer maturities. It chose not to acquire such investments because of the potential negative consequence on earnings that would occur if interest rates were to rise quickly and significantly.

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

	Year ended December 31, 2003 compared to year ended December 31, 2002			Year ended December 31, 2002 compared to year ended December 31, 2001
	Increase (decrease) due to			Increase (decrease) due to
	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)
Interest income:
Short-term investments	$(1,166)	$(993)	$(2,159)	$3,595	$(1,828)	$1,767
Debt securities	4,092	(6,437)	(2,345)	2,478	(2,651)	(173)
Equity securities	(246)	37	(209)	(45)	(331)	(376)
Mortgage loans	1,846	(6,408)	(4,562)	1,653	(6,088)	(4,435)
Money market loan participations	(81)	(39)	(120)	(422)	(441)	(863)
Other commercial loans	2	4	6	(148)	(283)	(431)
Indirect automobile loans	4,149	—	4,149	—	—	—
Other consumer loans	(34)	(32)	(66)	26	(43)	(17)
Total interest income	8,562	(13,868)	(5,306)	7,137	(11,665)	(4,528)

Interest expense:
Deposits:
NOW accounts	(40)	(140)	(180)	53	(584)	(531)
Savings accounts	57	(73)	(16)	31	(111)	(80)
Money market savings accounts	672	(871)	(199)	525	(3,617)	(3,092)
Certificate of deposit accounts	(759)	(2,131)	(2,890)	(127)	(4,150)	(4,277)
Total deposits	(70)	(3,215)	(3,285)	482	(8,462)	(7,980)
Borrowed funds	(1,084)	(2,332)	(3,416)	982	(597)	385
Stock offering proceeds	(210)	—	(210)	210	—	210
Total interest expense	(1,364)	(5,547)	(6,911)	1,674	(9,059)	(7,385)

Net change in net interest income	$9,926	$(8,321)	$1,605	$5,463	$(2,606)	$2,857

Highlights from the above table follow.

•             The decline in total interest income in 2003 and 2002 resulted from reductions in the rates earned on assets. The impact of the rate reductions more than offset the revenue enhancements from asset growth.

•             The decline in interest expense in 2003 and 2002 was attributable primarily to reductions in rates paid on interest-bearing liabilities. The prepayment and refinancing of certain borrowed funds with high rates of interest in the latter part of 2002 helped to reduce interest expense in 2003.

Net Interest Margin

Net interest margin is net interest income, on a tax-equivalent basis, divided by average interest earning assets. Earnings are enhanced when net interest margin is rising and reduced when net interest margin is declining. Over the past few years, net interest margin has declined from a high of 4.43% in 2000 to 4.10% in 2001, 3.58% in 2002 and 3.34% in 2003. This trend resulted from the lowest interest rate environment experienced in over forty years.

Interest rates are influenced by the actions of the Federal Reserve in establishing the benchmark federal funds rate for overnight borrowings between banks. During 2001, the Federal Reserve cut the federal funds rate eleven times for an aggregate reduction of 475 basis points (4.75%). Those actions represented the most aggressive pace of rate cuts by the Federal Reserve since 1982 and the resulting rate at the end of 2001 (1.75%) was the lowest in over forty years. The rate was cut another 50 basis points to 1.25% on November 6, 2002 and another 25 basis points to 1.00% on June 25, 2003. The impact of rate changes on operating results depends on the maturity and date of repricing of the Company’s loans, investments, deposits and borrowed funds.

If the net interest margin rate in 2003 had remained unchanged with that in 2002, net interest income in 2003 would have been $3.4 million, or 7.2%, higher than the $47.6 million actually achieved. If the net interest margin rate in 2003 was the same as in 2000, net interest income in 2003 would have been $15.6 million, or 32.7% higher than the amount actually achieved.

Accelerated Amortization of Investment Premiums

In the second half of 2002 and the first quarter of 2003, the Company invested a substantial part of the proceeds from the 2002 stock offering in collateralized mortgage obligations and pass-through mortgage-backed securities (collectively “mortgage securities”) with  expected maturities in the two to three year range. Because of the declining interest rate environment, the securities were purchased at a premium. Premiums are amortized to expense as a reduction in yield over the estimated life of the securities.

The Company’s investment in mortgage securities increased from $107.4 million at June 30, 2002 to $157.9 million at September 30, 2002, $281.7 million at December 31, 2002 and $315.0 million at March 31, 2003. From that date, the mortgage securities portfolio declined to $137.0 million at December 31, 2003.

Unprecedented prepayment of loans underlying the mortgage securities subsequent to their purchase caused the rapid decrease in the portfolio and shortened the estimated life of the securities significantly. This necessitated the accelerated expensing of part of the premiums paid to purchase the securities. Total accelerated premium amortization was $2,370,000 in 2003 and the total of unamortized premium at December 31, 2003 was $2,515,000. In the past few months, the level of prepayments has subsided and, therefore, accelerated amortization is not expected to be significant in 2004. If interest rates were to remain at current levels or decline further, it could cause another wave of loan prepayments resulting in accelerated amortization of the remaining balance of premiums paid.

Indirect Automobile Lending Business

In the fourth quarter of 2002, a new senior officer joined the Company to initiate and establish indirect automobile lending. The officer’s prior experience included management responsibility for an indirect automobile loan portfolio of approximately $1 billion at a commercial bank in Massachusetts subsequently acquired by another financial institution.

The Company commenced originating indirect automobile loans in February 2003 and, by the end of 2003, the portfolio had grown to over $211 million and the Company was doing business with approximately 100 dealerships.

The Company has concentrated on originating loans to customers with good credit histories. The Company does not emphasize “subprime lending.”  Subprime lending, as defined for regulatory purposes, refers to a lending program that targets borrowers with less than normal credit histories. Institutions engaged in subprime lending generally have knowingly and purposely focused on subprime lending through planned business strategies, tailored products and explicit borrower targeting. The Company generally targets borrowers who pose no greater risk of default than traditional retail banking customers. The Company’s underwriting policies, however, allow discretionary exceptions whereby credit can be extended to some borrowers who exhibit certain of the credit risk characteristics of a subprime borrower. Policy limits have been established regarding such loan originations and the performance of those loans is monitored. It is the Company’s policy that loans to borrowers with credit scores below 660 should not be more than 10% of loans originated. The Company complied with that policy throughout 2003. The average credit score of all loans outstanding at December 31, 2003 was over 730. The total of loans delinquent over 30 days at December 31, 2003 was $988,000, or 0.47% of the indirect automobile loan portfolio.

Regarding indirect automobile lending, there is a strong correlation between interest rates offered and the degree of credit risk. In general, the higher the credit scores, the lower the interest rates earned. Also, the level of charge-offs, or loan losses, would normally be lower when credit scores are higher. In starting this new line of business, the Company opted to emphasize credit quality rather than profit maximization. Currently, the new line of business is profitable and is expected to increase its contribution to the overall profitability of the Company in the future. Any efforts to enhance the rate of profitability of this business line in 2004 and thereafter will be initiated in a deliberate manner so that the risk profile of the loan portfolio does not increase suddenly and significantly.

Provision (Credit) for Loan Losses

The allowance for loan losses is established through provisions charged to expense and represents the Company’s estimate of probable known and inherent credit losses in the loan portfolio. The manner in which the allowance for loan losses is determined is described in the allowance for loan losses sub-section of note 1 to the financial statements included elsewhere in this annual report and the Allowance for Loan Losses sub-section appearing on page 12 herein.

A provision of $1,288,000 was charged to earnings in 2003, $250,000 was credited to earnings in 2002 and a provision of $974,000 was charged to earnings in 2001. These charges and credit to earnings resulted primarily from changes in the balances of loans outstanding as net charge-offs remained insignificant ($145,000 of net charge-offs in 2003 and net recoveries of $1,000 in 2002 and $12,000 in 2001).

2003 Recognition and Retention Plan

On August 27, 2003, the stockholders approved the 2003 Recognition and Retention Plan. Under that plan, on October 16, 2003, the Compensation Committee of the Board of Directors awarded to directors and certain officers and employees of the Company 1,158,000 shares. Expense for the shares awarded is recognized over the vesting period at the fair value of the shares on the date they were awarded.

The total expense of the shares awarded was $17.3 million based on the $14.969 per share value of the Company’s common stock on the date of the award. Of that amount, $3.9 million was expensed in the fourth quarter of 2003 and $2.8 million will be expensed in 2004, $2.6 million in each of the years 2005 through 2008 and $232,000 thereafter.

Settlement of Real Estate Investment Trust (“REIT”) Tax Dispute

As explained more fully in note 10 to the financial statements included elsewhere in this annual report, on June 23, 2003, the Company signed an agreement with the Commissioner of Revenue of the Commonwealth of Massachusetts (“DOR”) settling all disputes relating to the tax treatment of the Company’s REIT subsidiary for the years 1999 through 2002. The DOR contended that dividend distributions were not deductible in determining Massachusetts taxable income. On March 5, 2003, a new law was enacted denying favorable tax treatment for dividend distributions from REITs in determining Massachusetts taxable income not only for the year 2003 and thereafter, but also retroactively for tax years 1999 through 2002. The Company disputed the retroactive tax assessments. The Company paid $4.3 million as full settlement of the dispute, resulting in an after-tax charge to earnings of $2.8 million.

Effective Income Tax Rate

The effective rate of federal and state income taxes applied to the Company’s pre-tax earnings (exclusive of the retroactive effect of the settlement of the REIT tax dispute mentioned in the preceding sub-section) was 41.4% in 2003 compared to 36.1% in 2002 and 36.7% in 2001. The increase was attributable primarily to the elimination of the favorable tax treatment of the Company’s REIT subsidiary resulting from the legislation enacted in 2003 mentioned in the preceding sub-section.

If the tax treatment of the REIT subsidiary had not changed, the provision for income taxes in 2003 would have been reduced by $993,000.

Securities Gains

Net gains on securities were $2.1 million in 2003, $8.7 million in 2002 and $3.5 million in 2001. Included in 2001 was a $495,000 charge to earnings to recognize an other than temporary impairment in the carrying value of a defaulted corporate bond. A gain of $495,000 was recognized in 2002 when the defaulted corporate bond was paid in full. All other gains in 2003, 2002 and 2001 resulted from marketable equity security transactions. The 2002 gains included $6.7 million from the disposition of shares of Medford Bancorp, Inc., a Massachusetts bank that was acquired by another bank in October 2002. Additional gains of $791,000 were realized earlier in 2002 and $196,000 in the fourth quarter of 2001 from the sale of shares of Medford Bancorp, Inc.

Loss from Prepayment of Borrowings from the Federal Home Loan Bank (“FHLB”)

In the normal course of business, the Company borrows funds from the FHLB. In the third quarter of 2002, the Company prepaid $10.0 million of borrowings from the FHLB scheduled to mature in June 2003 and bearing an annual rate of interest of 5.87%. The prepayment resulted in a loss of $282,000.

In the fourth quarter of 2002, the Company prepaid $97.0 million of borrowings from the FHLB resulting in a loss of $7.5 million. Most of this loss was offset by the gain resulting from the disposition of stock mentioned in the preceding sub-section. Of the prepaid borrowings, $35.0 million had a weighted average life to maturity of 1.1 years and a weighted average annual rate of interest of 5.21% and $62.0 million had a weighted average life to maturity of about 2.9 years and a weighted average annual rate of interest of 6.62%. New borrowings of $62.0 million were obtained with a weighted average life to maturity of about 3.4 years and a weighted average annual rate of interest of 3.28%.

The above transactions were initiated for the following reasons: (a) the reduction in interest expense resulting from the $10.0 million and $35.0 million prepayments was greater than what would otherwise have been earned on those amounts through investment and (b) the two $62.0 million financing transactions enabled the Company to improve its interest rate spread and net interest margin over the next few years and to extend the maturities of the borrowings at much lower interest rates.

Collectively, these transactions resulted in reductions in interest expense of $800,000 in 2002 and $3.9 million in 2003 and will result in reductions in interest expense of $2.1 million in 2004, $234,000 in 2005 and less amounts in 2006 through 2008 than would have been incurred if the transactions had not been made.

Termination of Pension Plan and Restructuring Charge

In 2001, the Company terminated a non-contributory defined benefit plan that provided pension benefits to eligible employees. The termination resulted in a pre-tax net gain of $3.7 million.

As explained more fully in note 17 to the financial statements appearing elsewhere in this annual report, Lighthouse (the Company’s internet-only bank subsidiary) was merged into Brookline on July 17, 2001. In that regard, a pre-tax restructuring charge of $3.9 million was recorded in 2001 to provide for merger-related expenses and restructuring charges.

Stock Repurchases and Extra Dividend

Stockholders’ equity declined from $632.4 million, or 44.4% of assets, at December 31, 2002 to $606.7 million, or 39.8% of assets, at December 31, 2003 due primarily to stock repurchases and payment of dividends to stockholders of $30.9 million which exceeded net income of $14.5 million.

In 2003, the Company repurchased 1,165,000 shares of its common stock at an aggregate cost of $15.1 million, or $12.94 per share. As of December 31, 2003, the Company was authorized by the Board of Directors to purchase an additional 1,772,532 shares of common stock at its discretion. Subsequent authorizations by the Board of Directors to repurchase additional shares of the Company’s common stock do not require prior approval from the OTS. The extent to which shares are repurchased depends on a number of factors including market trends and prices, economic conditions, the strength of the Company’s capital in relation to its activities and the benefit to stockholders retaining their investment in the Company.

In addition to paying to stockholders a regular quarterly dividend of $0.085 per share, in August 2003, the Company paid an extra dividend of $0.20 per share. In approving the extra dividend, the Board of Directors considered the capital requirements of the Company, potential future business initiatives and the reduction in tax rates on dividends that went into effect in 2003. The Board of Directors approved another extra dividend of $0.20 per share to stockholders of record on January 31, 2004 payable on February 16, 2004. While it is the intent of the Board of Directors for the foreseeable future to authorize payment of an extra dividend of $0.20 per share semi-annually, the payment and magnitude of any extra future dividends will be considered in light of changing opportunities to deploy capital effectively (including the repurchase of the Company’s common stock), future income tax rates and general economic conditions.

Other Operating Highlights

Non-Interest Income. Fees and charges increased from $1.9 million in 2001 to $2.1 million in 2002 and $2.6 million in 2003 due primarily to higher fees from prepayment of mortgage loans and higher deposit service fees. Loan prepayment fees were $730,000 in 2001, $1.0 million in 2002 and $1.2 million in 2003. Deposit service fees were $849,000 in 2001, $856,000 in 2002 and $1.1 million in 2003. The increase in 2003 resulted primarily from changes in the pricing of deposit services and deposit products offered.

Adjustments to the fair value of the Company’s outstanding swap agreement resulted in a $163,000 credit to earnings in 2003 compared to charges to earnings of $202,000 in 2002 and $241,000 in 2001.

Other non-interest income included earnings from the Company’s equity interest in a specialty finance company of $538,000 in 2003, $554,000 in 2002 and $395,000 in 2001.

Non-Interest Expense. Total non-interest expense was $18.3 million in 2003 (exclusive of $3.9 million related to the 2003 Recognition and Retention Plan stock awards), $15.3 million in 2002 and $16.9 million in 2001 (exclusive of the $3.9 million restructuring charge related to the merger of Lighthouse into Brookline).

Of the $3.0 million increase in 2003 compared to 2002 (exclusive of the expense related to the stock awards), $1.3 million was attributable to commencement of the indirect automobile lending business. The remainder of the increase was due primarily to expenses associated with opening a new branch in September 2003, higher personnel costs due to expanded staff, higher premiums for medical and dental benefits and added ESOP expense caused by the increase in the market value of the Company’s stock, higher occupancy costs due to added space, rent escalations and renovations, higher contributions expense as a result of no longer having a mutual holding company structure, higher professional fees due in part to expanded corporate governance requirements and payment of dividend equivalent rights of $361,000 to holders of unexercised options as a result of the extra dividend paid to stockholders.

Total non-interest expense in 2001 (exclusive of the restructuring charge) included $3.2 million of expenses related to the operation of Lighthouse as a separate entity. Excluding such expenses, total non-interest expense was $1.6 million, or 12.1%, higher in 2002 than in 2001. Expenses in 2002 included expenses for personnel who continued to operate a call center previously established by Lighthouse and data processing costs for the servicing of Lighthouse loan and deposit accounts that were merged into Brookline. In addition, expenses were higher because of increased staffing at branches and in operations, higher occupancy costs due to lease extensions and new premises, a Delaware franchise tax and NASDAQ fees related to the reorganization and stock offering, and start-up expenses related to the indirect automobile lending business.

Other Financial Condition Highlights

Total assets increased $100.7 million, or 7.1%, in 2003 and $323.8 million, or 29.4%, in 2002. The increase in 2002 resulted primarily from the stock offering previously discussed. The increase in 2003 was attributable to commencement of the indirect automobile lending business.

Excluding money market loan participations and indirect automobile loans, gross loans outstanding increased $51.9 million in 2003 and decreased $24.9 million in 2002. Most of the loan growth in 2003 was in commercial real estate mortgage loans ($30.7 million), multi-family real estate loans ($15.2 million) and commercial loans primarily to condominium associations ($9.1 million). Part of the growth was attributable to a program available in the first quarter of 2003 that offered discounted rates on selected new loans. The discounted rates exceeded rates that otherwise would have been earned on the Company’s excess liquidity carried over from the stock offering completed in July 2002.

Offsetting loan growth in 2003 was an $11.9 million decrease in one-to-four family mortgage loans, $5.3 million of which resulted from the sale of loans with a small interest rate cap. The decline in gross loans outstanding in 2002 resulted primarily from a $25.4 million reduction in one-to-four family mortgage loans caused by higher than normal prepayments. Extensive loan refinancings took place in all of the major segments of the mortgage loan portfolio throughout 2002 and 2003 due to the ever-declining interest rate environment.

Short-term investments and investment securities (excluding restricted equity securities) decreased from $590.8 million at December 31, 2002 to $416.9 million at December 31, 2003. The $173.9 million reduction was used to fund loan growth, repurchase Company common stock and pay dividends.

In 2003, total deposits increased $30.6 million, or 4.7%, to $679.9 million at December 31, 2003. Total transaction deposit accounts increased $47.1 million, or 12.4%, to $427.2 million while total certificate of deposit accounts decreased $16.5 million, or 6.1%, to $252.7 million. The changes were attributable to marketing initiatives and continuation of the low interest rate environment.

In 2003, the Company increased its borrowings from the FHLB by $95.6 million to $220.5 million at December 31, 2003 so as to fund part of the loan growth. Most of the new borrowings mature in two years. This term was selected to somewhat match the estimated two and one-half year life of most of the indirect automobile loans originated.

Non-Performing Assets

The following table sets forth information regarding non-performing assets, restructured loans and the allowance for loan losses:

	Year ended December 31,
	2003	2002	2001	2000	1999
	(In thousands)
Non-accrual loans (1):
Mortgage loans:
One-to-four family	$—	$—	$136	$—	$—
Indirect automobile loans	49	—	—	—	—
Other consumer loans	1	5	4	—	—
Total non-accrual loans	50	5	140	—	—
Other real estate owned	—	—	—	—	707
Repossessed vehicles	83	—	—	—	—
Defaulted corporate debt security	—	—	1,440	—	—
Total non-performing assets	$133	$5	$1,580	$—	$707

Restructured loans	$—	$—	$—	$—	$—

Allowance for loan losses as a percent of total loans	1.51%	1.86%	1.83%	1.92%	2.13%
Non-performing loans as a percent of total loans	—	—	0.02	—	—
Non-performing assets as a percent of total assets	0.01	—	0.14	—	0.08

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

At December 31, 2003 and 2002, there were no loans which warranted specific reserves. At December 31, 2003, there were no loans designated Special Mention and Substandard; at December 31, 2002, loans designated Special Mention and Substandard amounted to none and $52,000, respectively. No loans were designated Doubtful or Loss at either date.

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

The following table sets forth activity in the Company’s allowance for loan losses for the years presented in the table.

	Year ended December 31,
	2003	2002	2001	2000	1999
	(In thousands)

Balance at beginning of year	$15,052	$15,301	$14,315	$13,874	$13,094
Provision (credit) for loan losses	1,288	(250)	974	427	450
Charge-offs:
Mortgage loans	—	—	—	—	—
Indirect automobile loans	186	—	—	—	—
Other consumer loans	39	30	4	10	—
Money market loan participations	—	—	—	—	—
Total charge-offs	225	30	4	10	—
Recoveries:
Mortgage loans:
Multi-family	40	21	6	6	2
Commercial real estate	7	7	7	7	325
Indirect automobile loans	29	—	—	—	—
Other consumer loans	4	3	3	11	3
Total recoveries	80	31	16	24	330
Net (charge-offs) recoveries	(145)	1	12	14	330
Balance at end of year	$16,195	$15,052	$15,301	$14,315	$13,874

The net charge-offs experienced in 2003 related to indirect automobile lending activity. This segment of the loan portfolio is expected to incur charge-offs because of the high volume of loans originated and the fact that a certain percentage of consumer loans inevitably are not paid in full.

The Company experienced recoveries in excess of charge-offs in each of the past five years with respect to the mortgage loan portfolio. The Company believes this favorable experience is attributable to the economy during that time and is not sustainable over normal lending cycles. When the economy is strong, an inherent higher level of risk continues to exist because of the long-term nature of the Company’s mortgage loan portfolio. Multi-family and commercial real estate loans have comprised over 70% of the Company’s total mortgage loans outstanding for many years. These loans tend to have an average life of several years. The higher level of risk in such loans becomes more evident when the economy weakens.

Of the total provision in 2003, $618,000 related to the indirect automobile loan portfolio. While net charge-offs in that portfolio were only $157,000, the allowance for loan losses established for indirect automobile loans took into consideration the fact that the portfolio is not yet seasoned and that the rate of charge-offs is normally lower in the first few months after loans are originated than the average rate expected over the life of the loan portfolio. The remainder of the provision in 2003, $670,000, related to $63.2 million of growth in non-residential mortgage loans with inherently higher credit risks. Such loans include multi-family mortgage loans, commercial real estate mortgage loans, construction loans and commercial loans (primarily loans made to condominium associations).

In 2002, the allowance for loan losses was reduced by $249,000 primarily through a $250,000 credit to earnings. The credit was made because of a $25.0 million reduction in loans outstanding during 2002, exclusive of money market loan participations, and the absence of loans with problem characteristics that would warrant specific allowance allocations.

During 2001, the allowance for loan losses was increased by $986,000 as a result of net loan recoveries of $12,000 and a provision for loan losses of $974,000. The increase in the allowance was made primarily because of significant growth of the loan portfolio. Total loans outstanding increased by $111.8 million in 2001, exclusive of money market loan participations. Approximately 57% of the net loan growth in 2001 occurred in the higher risk categories of commercial real estate and multi-family mortgage loans. The remainder of the growth was primarily in the residential mortgage loan category.

The loan growth in 2003 and 2001 did not result in problem loans requiring specific allowance allocations. Allocated allowances were nonetheless established for the loans added to the portfolio in connection with applying the second component of the Company’s allowance methodology described later in this sub-section. Management intends to continue to apply this methodology in the future and, accordingly, charges to the provision for loan losses should generally be expected in periods when overall credit risk is increasing as a result of loan portfolio growth.

The following tables set forth the Company’s percent of allowance by loan category and the percent of loans to total loans in each of the categories listed at the dates indicated.

	At December 31,
	2003			2002			2001
	Amount	Percent of allowance to total allowance	Percent of loans in each category to gross loans	Amount	Percent of allowance to total allowance	Percent of loans in each category to gross loans	Amount	Percent of allowance to total allowance	Percent of loans in each category to gross loans
	(Dollars in thousands)
Mortgage loans:
One-to-four-family	$368	2.27%	11.00%	$403	2.68%	15.94%	$484	3.16%	18.25%
Multi-family	4,950	30.56	30.53	4,662	30.97	38.50	4,836	31.61	38.70
Commercial real estate	5,333	32.93	28.08	4,842	32.17	33.43	4,608	30.12	31.06
Construction and development	547	3.38	2.23	381	2.53	1.98	478	3.12	2.38
Home equity	121	0.75	1.08	108	0.72	1.28	89	0.58	1.02
Second	635	3.92	3.92	514	3.41	4.31	432	2.82	3.36
Commercial loans	753	4.65	3.97	616	4.09	4.16	725	4.74	4.87
Indirect automobile loans	463	2.86	18.97	—	—	—	—	—	—
Other consumer loans	24	0.15	0.22	34	0.23	0.40	31	0.20	0.36
Money market loan participations	—	—	—	—	—	—	—	—	—
Unallocated	3,001	18.53	—	3,492	23.20	—	3,618	23.65	—
Total allowance for loans losses	$16,195	100.00%	100.00%	$15,052	100.00%	100.00%	$15,301	100.00%	100.00%

	At December 31,
	2000			1999
	Amount	Percent of allowance to total allowance	Percent of loans in each category to gross loans	Amount	Percent of allowance to total allowance	Percent of loans in each category to gross loans
	(Dollars in thousands)
Mortgage loans:
One-to-four-family	$343	2.40%	15.04%	$225	1.62%	11.13%
Multi-family	4,155	29.03	39.55	4,241	30.57	44.18
Commercial real estate	4,374	30.55	33.65	3,791	27.32	32.89
Construction and development	466	3.26	2.62	547	3.95	3.67
Home equity	66	0.46	0.87	58	0.42	0.86
Second	361	2.52	3.58	204	1.47	2.43
Commercial loans	555	3.88	4.36	510	3.68	4.54
Indirect automobile loans	—	—	—	—	—	—
Other consumer loans	25	0.17	0.33	20	0.14	0.30
Money market loan participations	—	—	—	—	—	—
Unallocated	3,970	27.73	—	4,278	30.83	—
Total allowance for loans losses	$14,315	100.00%	100.00%	$13,874	100.00%	100.00%

The long-term nature of the Company’s mortgage and commercial loan portfolios as well as the impact of economic changes make it most difficult, if not impossible, to conclude with precision the amount of loss inherent in those loan portfolios at a point in time. In determining the level of the allowance, management evaluates specific credits and the portfolio in general using several methods that include historical performance, collateral values, cash flows and current economic conditions. This evaluation culminates with a judgment on the probability of collection of loans outstanding. Our methodology provides for three allowance components.

The first component represents allowances established for specific identified loans. Specific amounts are allocated on a loan-by-loan basis for any impairment loss as determined by applying one of the three methods cited in generally accepted accounting principles. Based on our experience during the last economic downturn, it is known that loans in the higher risk categories have inherent loss characteristics that result in their being placed on the Watch List when the economy weakens. Such loss characteristics, which exist throughout the long-term life of the mortgage and commercial loan portfolio, are less obvious in good economic times. Management believes that the allowance for loan losses should take into consideration the inherent losses in the mortgage and commercial loan portfolio when the economy is strong and Watch List loans are lower than normal. In this regard, the amount of allocated allowance was $1.6 million at December 31, 2003, $1.4 million at December 31, 2002 and $1.2 million at December 31, 2001.

The second component represents allowances for groups of homogenous loans that currently exhibit no identified weaknesses and are evaluated on a collective basis. Allowances for groups of similar loans are established based on factors such as historical loss experience, the level and trends of loans delinquencies, and the level and trends of classified assets.

The third component of the allowance for loan losses is categorized as unallocated. The unallocated part of the allowance is based on an evaluation of factors such as trends in the economy and real estate values in the areas where we lend money, concentrations in the amount of loans we have outstanding to large borrowers and concentration in the type and geographic location of loan collateral. Determination of this portion of the allowance is a very subjective process. Management believes the unallocated allowance is an important component of the total allowance because it addresses the probable inherent risk of loss that exists in that part of the Company’s loan portfolio with repayment terms extended over many years and that part related to indirect automobile lending, for which there is insufficient performance experience due to the elapsed short time since the Company commenced originating such loans. It also helps to minimize the risk related to the margin of imprecision inherent with the estimation of the allocated components of the allowance. We have not allocated the unallocated portion of the allowance to the major categories of loans because such an allocation would imply a degree of precision that does not exist.

The Company has no established range into which the unallocated portion of the allowance should fall. The decline in the unallocated portion of the allowance over the past five years is attributable primarily to favorable trends in the level of the Company’s loans delinquencies and classified loans during that time. The amount of the unallocated allowance at December 31, 2003 is considered reasonable in light of the uncertainty that exists about the state of the local, regional and national economy and signs of deterioration in the local and regional commercial real estate market, notably in vacancies and rental rates.

Quantitative and Qualitative Disclosure About Market Risk

As previously stated on page 1 herein, market risk is the risk of loss from adverse changes in market prices and/or interest rates. Since net interest income is the Company’s primary source of revenue, interest rate risk is the most significant non-credit related market risk to which the Company is exposed.

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

Changes in interest rates (basis points)	Estimated percentage change in future net interest income

+200 over one year	8.05%
Base Case	—%
-200 over one year	(3.08)%

The Company’s interest rate risk policy states that an immediate 200 basis points change upward or downward should not negatively impact estimated net interest income over a one year period by more than 15%.

The results shown above are based on the assumption that there are no significant changes in the Company’s operating environment and that short-term interest rates will increase 125 basis points over the next year. Further, in the case of the 200 basis points downward adjustment, it was assumed that it would not be possible to reduce the rates paid on certain deposit accounts or earned on certain investments by 200 basis points. Instead, it was assumed that NOW accounts would be reduced by 10 basis points, savings accounts by 30 basis points, money market savings accounts by 110 basis points and short-term investments by 75 basis points. There can be no assurance that the assumptions used will be validated in 2004.

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

The table below shows the Company’s interest rate sensitivity gap position as of December 31, 2003.

	At December 31, 2003
	One year or less	More than one year to two years	More than two years to three years	More than three years to four years	More than four years to five years	More than five years to ten years	More than ten years	Total
	(Dollars in thousands)
Interest-earning assets: (1)
Short-term investments	$127,572	$—	$—	$—	$—	$—	$—	$127,572
Weighted average rate	1.00%	—	—	—	—	—	—	1.00%
Debt securities (2)	107,792	124,993	21,004	2,624	2,727	12,124	5,783	277,047
Weighted average rate	2.60%	2.41%	4.25%	3.89%	3.88%	4.01%	6.31%	2.80%
Mortgage loans (3)	246,901	94,240	96,909	142,767	159,655	77,875	4,747	823,094
Weighted average rate	5.24%	6.89%	6.74%	6.32%	5.43%	6.09%	7.49%	5.92%
Money market loan participations	2,000	—	—	—	—	—	—	2,000
Weighted average rate	1.15%	—	—	—	—	—	—	1.15%
Indirect automobile loans (3)	45,475	47,468	49,555	47,837	23,429	3,696	—	217,460
Weighted average rate	4.33%	4.28%	4.28%	4.30%	4.31%	4.67%	—	4.30%
Other loans (3)	23,742	2,333	2,368	1,428	1,747	719	115	32,452
Weighted average rate	5.27%	7.28%	7.01%	7.04%	6.74%	7.06%	4.49%	5.74%

Total interest-earning assets	553,482	269,034	169,836	194,656	187,558	94,414	10,645	1,479,625
Weighted average rate	3.66%	4.35%	5.72%	5.80%	5.28%	5.77%	6.82%	4.67%

Interest-bearing liabilities:
NOW accounts	$20,861	$20,861	$20,861	$—	$—	$—	$—	$62,583
Weighted average rate	0.14%	0.14%	0.14%	—	—	—	—	0.14%
Savings accounts	9,100	9,101	9,101	—	—	—	—	27,302
Weighted average rate	0.39%	0.39%	0.39%	—	—	—	—	0.39%
Money market savings accounts	254,967	48,079	—	—	—	—	—	303,046
Weighted average rate	1.42%	0.99%	—	—	—	—	—	1.35%
Certificate of deposit accounts	170,362	29,569	34,599	14,021	4,199	—	—	252,750
Weighted average rate	2.24%	3.65%	3.07%	4.40%	3.21%	—	—	2.65%
Borrowed funds	5,000	107,000	69,768	4,906	22,500	8,625	2,720	220,519
Weighted average rate	5.65%	2.37%	4.67%	4.57%	3.80%	5.41%	5.32%	3.52%

Total interest-bearing liabilities	460,290	214,610	134,329	18,927	$26,699	$8,625	$2,720	$866,200
Weighted average rate	1.69%	1.94%	3.26%	4.44%	3.71%	5.41%	5.32%	2.17%

Interest sensitivity gap (4)	$93,192	$54,424	$35,507	$175,729	$160,859	$85,789	$7,925	$613,425

Impact of interest rate swap agreement	5,000	(5,000)	—	—	—	—	—	—
Weighted average rate	1.15%	5.94%	—	—	—	—	—

Adjusted interest sensitivity gap	$98,192	$49,424	$35,507	$175,729	$160,859	$85,789	$7,925	$613,425

Cumulative interest sensitivity gap	$98,192	$147,616	$183,123	$358,852	$519,711	$605,500	$613,425

Cumulative interest sensitivity gap as a percentage of total assets	6.44%	9.69%	12.02%	23.55%	34.10%	39.73%	40.25%

Cumulative interest sensitivity gap as a percentage of total interest-bearing assets	6.64%	9.98%	12.38%	24.25%	35.12%	40.92%	41.46%

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

(3)               For purposes of the gap analysis, the allowance for loan losses, deferred loan fees and costs on loans other than indirect automobile loans, and non-performing loans, are excluded.

(4)               Interest sensitivity gap represents the difference between interest-earning assets and interest-bearing liabilities.

Interest rates paid on NOW accounts, savings accounts and money market savings accounts are subject to change at any time and such deposits are immediately withdrawable. A review of rates paid on these deposit categories over the last several years indicated that the amount and timing of rate changes did not coincide with the amount and timing of rate changes on other deposits when the Federal Reserve adjusted its benchmark federal funds rate. Because of this lack of correlation and the unlikelihood that such deposits would be withdrawn immediately, the Company allocates money market savings accounts between the “one year or less” and the “over one year to two years” columns and NOW accounts and savings accounts equally over those two columns and the “over two years to three years” column in its gap position table.

At December 31, 2003, interest-earning assets maturing or repricing within one year amounted to $553.5 million and interest-bearing liabilities maturing or repricing within one year, net of the interest rate swap agreement, amounted to $455.3 million, resulting in a cumulative one year positive gap position of $98.2 million, or 6.4% of total assets. At December 31, 2002, the Company had a cumulative one year positive gap position of $186.4 million, or 13.1% of total assets. The decrease in the cumulative one year positive gap position from the end of 2002 resulted primarily from a $97.3 million reduction in short-term investments with maturities of 90 days or less and the use of the resulting proceeds to fund indirect automobile loans with estimated average lives of 2.0 years to 2.5 years.

The Company’s cumulative interest sensitivity gap of assets and liabilities with expected maturities of more than three years changed from approximately $289.5 million, or 20.3%, of total assets at December 31, 2002 to $430.3 million, or 28.2%, of total assets at December 31, 2003. The dollar increase since 2002 resulted from having a significant part of the Company’s loan originations and refinancings underwritten at fixed rates for periods of five years or more. A lower interest rate environment prompted borrowers to seek fixed rate rather than adjustable rate financing. Competitive market factors precluded the Company from making adjustable rate loans. While the amount of added interest rate risk from fixed rate loan originations and refinancings is within tolerable limits, management recognizes that continuation of fixed rate loan production increasingly exposes the Company’s earnings to upward changes in the interest rate environment. That exposure is somewhat mitigated because of the cumulative positive gap position in the one year or less and more than one year to two year time horizons. Since such a high percent of the Company’s assets are funded by stockholders’ equity, a rise in interest rates would result in higher income upon the reinvestment of assets maturing within those time horizons.

Other Market Risks. Included in the Company’s investment portfolio at December 31, 2003 were equity securities with a market value of $11.3 million. Included in that amount were net unrealized gains of $3.0 million. Movements in the market price of securities may affect the amount of gains or losses ultimately realized by the Company from the sale of its equity securities.

Contractual Obligations

A summary of contractual obligations at December 31, 2003 by the expected payment period follows.

	Payment due by period
	Less than one year	One to three years	Three to five years	Over five years	Total
	(In thousands)

Borrowed funds from the FHLB	$5,000	$176,768	$27,406	$11,345	$220,519
Loan commitments (1)	115,475	—	—	—	115,475
Occupancy lease commitments (2)	847	1,670	1,586	2,696	6,799
Service provider contracts (3)	3,481	4,329	19	—	7,829
Retirement benefit obligations	333	397	800	3,340	4,870
	$125,136	$183,164	$29,811	$17,381	$355,492

(1)               This amount represents commitments made by the Company to extend credit to borrowers as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses. Since some of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements.

(2)               The leases contain escalation clauses for real estate taxes and other expenditures.

(3)               Payments to service providers under most of the existing contracts are based on the volume of accounts served or transactions processed. Some contracts also call for higher required payments when there are increases in the Consumer Price Index. The expected payments shown in this table are based on an estimate of the number of accounts to be served or transactions to be processed, but do not include any projection of the effect of changes in the Consumer Price Index.

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

During the past few years, the combination of generally low interest rates on deposit products and the attraction of alternative investments such as mutual funds and annuities has resulted in modest growth or a net decline in deposits in certain time periods. Based on its monitoring of historic deposit trends and its current pricing strategy for deposits, management believes the Company will retain a large portion of its existing deposit base.

The Company utilizes advances from the FHLB to fund growth and to manage part of the interest rate sensitivity of its assets and liabilities. In 2003, the Company repaid advances of $6.6 million and obtained new advances of $102.2 million. New advances of $75.0 million were obtained to fund part of the growth of the indirect automobile loan portfolio. The advances are to be repaid two years from the date of borrowing, a time period which somewhat matches the 2.0 year to 2.5 year estimated average life of the loans originated. An additional $19.5 million of advances were obtained, $17.5 million of which is to be repaid five years from the date of borrowing and $2.0 million of which is to be paid on an amortizing basis over seven years. These advances were obtained to manage part of the interest rate risk resulting from origination of mortgage loans with fixed rates of interest for the first five to seven years of the life of the loans. Most of the remainder of the advances in 2003 ($7.7 million) were borrowed and repaid within short time periods.

In 2002, the Company prepaid $107.0 million of advances.  See the sub-section “Loss from Prepayment of Borrowings from the FHLB” on page 10 herein for information about the prepayments. In addition, in 2002 the Company repaid advances of $14.2 million at their maturity and obtained new advances of $68.0 million. In 2001, the Company repaid advances of $18.5 million and obtained new advances of $63.2 million.

Total advances outstanding at December 31, 2003 amounted to $220.5 million and the Company had the capacity to increase that amount to $451.5 million.  It is expected that net loan growth in 2004 could be in the range of $150 million to $200 million or more. If that is achieved, at least two-thirds of the growth would likely have to be funded by additional advances from the FHLB. The amount ultimately borrowed will depend on actual loan growth and the extent to which deposits grow. Deposit growth was in the $30 million, or 4% to 5% range, in each of the past two years. Use of borrowings from the FHLB will result in more interest expense than what would normally be incurred if loan growth was funded solely by deposits. Beyond 2004, the capacity to grow the loan portfolio will be affected by the ability of the Company to obtain funds at reasonable rates of interest. Since there are limits to the amounts the Company can borrow from the FHLB, other sources of funding such as wholesale deposits might have to be pursued. If market conditions make such sources unattractive, the Company might have to restrict its rate of loan growth.

The Company’s most liquid assets are cash and due from banks, short-term investments, debt securities and money market loan participations that generally mature within 90 days. At December 31, 2003, such assets amounted to $150.7 million, or 9.9% of total assets.

At December 31, 2003, Brookline exceeded all regulatory capital requirements. Brookline’s Tier I capital was $424.6 million, or 31.5% of adjusted assets. The minimum required Tier I capital ratio is 4.00%.

Impact of Recent Accounting Pronouncements

None of the recent accounting pronouncements that become effective after December 31, 2003 are expected to have a material impact on the Company’s consolidated financial statements.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors

Brookline Bancorp, Inc.:

We have audited the accompanying consolidated balance sheet of Brookline Bancorp, Inc. and subsidiaries (the Company) as of December 31, 2003 and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Brookline Bancorp, Inc. and subsidiaries as of December 31, 2003 and the consolidated results of their operations and their consolidated cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Boston, Massachusetts

February 9, 2004

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors

Brookline Bancorp, Inc.:

We have audited the accompanying consolidated balance sheet of Brookline Bancorp, Inc. and subsidiaries (the Company) as of December 31, 2002 and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Brookline Bancorp, Inc. and subsidiaries as of December 31, 2002 and the consolidated results of their operations and their consolidated cash flows for each of the two years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

GRANT THORNTON LLP

Boston, Massachusetts

January 24, 2003 (except for note 10,

as to which the date is February 21, 2003)

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands except share data)

	December 31,
	2003	2002

ASSETS
Cash and due from banks	$15,131	$13,571
Short-term investments	127,572	224,897
Securities available for sale	287,952	361,049
Securities held to maturity (market value of $1,381 and $4,944, respectively)	1,343	4,861
Restricted equity securities	11,401	9,423
Loans, excluding money market loan participations	1,072,740	803,425
Money market loan participations	2,000	4,000
Allowance for loan losses	(16,195)	(15,052)
Net loans	1,058,545	792,373
Other investment	4,251	3,979
Accrued interest receivable	5,248	5,224
Bank premises and equipment, net	2,737	1,813
Deferred tax asset	8,843	5,779
Other assets	1,011	388
Total assets	$1,524,034	$1,423,357

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$679,921	$649,325
Borrowed funds	220,519	124,900
Mortgagors’ escrow accounts	4,565	4,256
Income taxes payable	1,489	4,970
Accrued expenses and other liabilities	10,856	7,525
Total liabilities	917,350	790,976

Stockholders’ equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 200,000,000 shares authorized; 60,160,530 shares and 58,714,948 shares issued, respectively	602	587
Additional paid-in capital	469,493	449,254
Retained earnings, partially restricted	169,417	185,788
Accumulated other comprehensive income	2,529	4,155
Treasury stock, at cost – 1,335,299 shares and 170,299 shares, respectively	(17,017)	(1,944)
Unearned compensation - recognition and retention plans	(13,960)	(741)
Unallocated common stock held by ESOP – 803,356 shares and 865,364 shares, respectively	(4,380)	(4,718)
Total stockholders’ equity	606,684	632,381
Total liabilities and stockholders’ equity	$1,524,034	$1,423,357

See accompanying notes to the consolidated financial statements.

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(In thousands except share data)

	Year ended December 31,
	2003	2002	2001

Interest income:
Loans, excluding money market loan participations	$56,325	$56,798	$61,681
Money market loan participations	34	154	1,017
Debt securities	7,648	10,016	10,189
Marketable equity securities	370	487	667
Restricted equity securities	289	339	470
Short-term investments	1,544	3,703	1,936
Total interest income	66,210	71,497	75,960

Interest expense:
Deposits	12,295	15,790	23,560
Borrowed funds	6,313	9,729	9,344
Total interest expense	18,608	25,519	32,904
Net interest income	47,602	45,978	43,056
Provision (credit) for loan losses	1,288	(250)	974
Net interest income after provision (credit) for loan losses	46,314	46,228	42,082

Non-interest income:
Fees and charges	2,552	2,081	1,876
Gains on securities, net	2,102	8,698	3,540
Loss from pre-payment of FHLB advances	—	(7,776)	—
Gain from termination of pension plan	—	—	3,667
Swap agreement market valuation credit (charge)	163	(202)	(241)
Other	536	579	456
Total non-interest income	5,353	3,380	9,298

Non-interest expense:
Compensation and employee benefits	9,636	8,356	8,801
Recognition and retention plans	3,992	162	167
Occupancy	1,517	1,186	1,177
Equipment and data processing	3,219	2,700	3,329
Advertising and marketing	761	742	1,175
Restructuring charge	—	—	3,927
Dividend equivalent rights	361	—	—
Other	2,701	2,158	2,239
Total non-interest expense	22,187	15,304	20,815

Income before income taxes	29,480	34,304	30,565

Income tax expense:
Provision for income taxes	12,212	12,369	11,231
Retroactive assessment related to REIT	2,788	—	—
Total income tax expense	15,000	12,369	11,231

Net income	$14,480	$21,935	$19,334

Earnings per common share:
Basic	$0.25	$0.38	$0.33
Diluted	0.25	0.38	0.33

Weighted average common shares outstanding during the period:
Basic	56,869,065	57,527,296	58,463,170
Diluted	57,871,763	58,446,364	58,952,188

See accompanying notes to the consolidated financial statements.

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

(In thousands)

	Year ended December 31,
	2003	2002	2001

Net income	$14,480	$21,935	$19,334

Other comprehensive income, net of taxes:
Unrealized holding gains (losses)	(559)	4,742	4,215
Income tax expense (benefit)	(281)	1,730	1,542
Net unrealized holding gains (losses)	(278)	3,012	2,673

Less reclassification adjustment for gains included in net income:
Realized gains	2,102	8,698	3,540
Income tax expense	754	3,121	1,343
Net reclassification adjustment	1,348	5,577	2,197

Net other comprehensive gain (loss)	(1,626)	(2,565)	476

Comprehensive income	$12,854	$19,370	$19,810

See accompanying notes to the consolidated financial statements.

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders’ Equity

Year ended December 31, 2003, 2002 and 2001

(Dollars in thousands)

	Common stock	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income	Treasury stock	Unearned compensation- recognition and retention plans	Unallocated common stock held by ESOP	Total stockholders’ equity

Balance at December 31, 2000	$296	$140,327	$165,210	$6,244	$(22,987)	$(1,070)	$(5,435)	$282,585
Net income	—	—	19,334	—	—	—	—	19,334
Unrealized gain on securities available for sale, net of reclassification adjustment	—	—	—	476	—	—	—	476
Common stock dividend of $0.46 per share (equivalent to $0.210 per share after reorganization in 2002)	—	—	(7,377)	—	—	—	—	(7,377)
Exercise of stock options (55,495 shares)	1	611	—	—	—	—	—	612
Treasury stock purchases (735,430 shares)	—	—	—	—	(10,826)	—	—	(10,826)
Compensation under recognition and retention plan	—	—	—	—		167	—	167
Common stock held by ESOP committed to be released (32,779 shares)	—	83	—	—	—	—	391	474
Balance at December 31, 2001	297	141,021	177,167	6,720	(33,813)	(903)	(5,044)	285,445
Net income	—	—	21,935	—	—	—	—	21,935
Unrealized loss on securities available for sale, net of reclassification adjustment	—	—	—	(2,565)	—	—	—	(2,565)
Exercise of stock options before reorganization (33,594 shares)	1	265	—	—	—	—	—	266
Merger of Brookline Bancorp, MHC pursuant to reorganization (15,420,350 shares)	(154)	8,611	—	—	—	—	—	8,457
Treasury stock retired pursuant to reorganization (2,921,378 shares)	(29)	(33,784)	—	—	33,813	—	—	—
Exchange of common stock pursuant to reorganization (11,380,793 shares exchanged for 24,888,478 shares)	135	(144)	—	—	—	—	—	(9)
Proceeds from stock offering, net of related expenses of $4,549, and issuance of 33,723,750 shares of common stock	337	332,351	—	—	—	—	—	332,688
Exercise of stock options after reorganization (108,113 shares)	—	629	—	—	—	—	—	629
Common stock dividend of $0.32 per share before reorganization (equivalent to $0.146 per share after reorganization) and $0.17 after reorganization	—	—	(13,314)	—	—	—	—	(13,314)
Treasury stock purchases after reorganization (170,299 shares)	—	—	—	—	(1,944)	—	—	(1,944)
Compensation under recognition and retention plan	—	—	—	—	—	162	—	162
Common stock held by ESOP committed to be released (59,704 shares)	—	305	—	—	—	—	326	631
Balance at December 31, 2002	$587	$449,254	$185,788	$4,155	$(1,944)	$(741)	$(4,718)	$632,381

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders’ Equity (continued)

Year ended December 31, 2003, 2002 and 2001

(Dollars in thousands)

	Common stock	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income	Treasury stock	Unearned compensation- recognition and retention plans	Unallocated common stock held by ESOP	Total stockholders’ equity

Balance at December 31, 2002	$587	$449,254	$185,788	$4,155	$(1,944)	$(741)	$(4,718)	$632,381
Net income	—	—	14,480	—	—	—	—	14,480
Unrealized loss on securities available for sale, net of reclassification adjustment	—	—	—	(1,626)	—	—	—	(1,626)
Common stock dividend of $0.54 per share	—	—	(30,851)	—	—	—	—	(30,851)
Exercise of stock options (305,962 shares)	3	1,553	—	—	—	—	—	1,556
Income tax benefit from exercise of non-incentive stock options	—	767	—	—	—	—	—	767
Treasury stock purchases (1,165,000 shares)	—	—	—	—	(15,073)	—	—	(15,073)
RRP shares issued (1,158,000 shares)	12	17,322	—	—	—	(17,334)	—	—
Recognition and retention shares forfeited	—	(123)	—	—	—	123	—	—
Income tax benefit from dividends paid to ESOP participants and on recognition and retention plan shares	—	182	—	—	—	—	—	182
Compensation under recognition and retention plans	—	—	—	—	—	3,992	—	3,992
Common stock held by ESOP committed to be released (62,008 shares)	—	538	—	—	—	—	338	876
Balance at December 31, 2003	$602	$469,493	$169,417	$2,529	$(17,017)	$(13,960)	$(4,380)	$606,684

See accompanying notes to the consolidated financial statements.

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

	Year ended December 31,
	2003	2002	2001

Cash flows from operating activities:
Net income	$14,480	$21,935	$19,334
Adjustments to reconcile net income to net cash provided from operating activities:
Provision (credit) for loan losses	1,288	(250)	974
Depreciation and amortization	652	541	1,045
Write-off of premises and equipment included in restructuring charge	—	—	1,549
Amortization, net of accretion, of securities premiums and discounts	6,946	1,717	274
Amortization (accretion) of deferred loan origination costs (fees)	1,125	(123)	(215)
Net gains from sales of securities	(2,277)	(8,203)	(4,035)
Valuation write-down (recovery) of securities	175	(495)	495
Equity interest in earnings of other investment	(538)	(554)	(395)
Compensation under recognition and retention plans	3,992	162	167
Swap agreement market valuation (credit) charge	(163)	202	241
Deferred income taxes	(2,030)	193	(781)
Release of ESOP shares	876	631	474
(Increase) decrease in:
Accrued interest receivable	(24)	(183)	1,480
Other assets	(623)	(45)	337
Increase (decrease) in:
Income taxes payable	(3,481)	1,891	2,910
Accrued expenses and other liabilities	3,494	(332)	(199)
Net cash provided from operating activities	23,892	17,087	23,655

Cash flows from investing activities:
Proceeds from sales of securities available for sale	3,884	14,816	6,436
Proceeds from redemptions and maturities of securities available for sale	219,644	86,955	42,338
Proceeds from redemptions and maturities of securities held to maturity	3,515	4,750	40,725
Purchase of securities available for sale	(157,932)	(296,423)	(58,733)
Purchase of Federal Home Loan Bank of Boston stock	(1,978)	(142)	(2,136)
Net (increase) decrease in loans	(275,962)	21,694	(135,038)
Distribution from other investment	266	261	69
Proceeds from sales of participations in loans	5,377	3,365	23,464
Purchase of bank premises and equipment	(1,576)	(447)	(733)
Net cash used for investing activities	(204,762)	(165,171)	(83,608)

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows (continued)

(In thousands)

	Year ended December 31,
	2003	2002	2001

Cash flows from financing activities:
Increase in demand deposits and NOW, savings and money market savings accounts	$47,104	$13,527	$67,316
Increase (decrease) in certificates of deposit	(16,508)	14,878	(55,017)
Proceeds from Federal Home Loan Bank of Boston advances	102,220	68,000	63,200
Repayment of Federal Home Loan Bank of Boston advances	(6,601)	(14,230)	(18,470)
Prepayment of Federal Home Loan Bank of Boston advances	—	(107,000)	—
Increase (decrease) in mortgagors’ escrow accounts	309	(111)	605
Exercise of stock options	1,556	895	612
Income tax benefit from exercise of non-incentive stock options and dividends paid to ESOP participants and recognition and retention plan shares	949	—	—
Purchase of treasury stock	(15,073)	(1,944)	(10,826)
Net proceeds from stock offering	—	332,688	—
Cash payment in lieu of fractional shares in reorganization exchange of shares	—	(9)	—
Payment of dividends on common stock	(30,851)	(13,314)	(7,377)
Transfer of net assets from Brookline Bancorp, MHC	—	8,457	—
Net cash provided from financing activities	83,105	301,837	40,043

Net increase (decrease) in cash and cash equivalents	(97,765)	153,753	(19,910)
Cash and cash equivalents at beginning of year	242,468	88,715	108,625
Cash and cash equivalents at end of year	$144,703	$242,468	$88,715

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest on deposits and borrowed funds	$18,424	$25,849	$32,798
Income taxes	19,564	9,810	9,130

See accompanying notes to the consolidated financial statements.

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003, 2002 and 2001

(1) Summary of Significant Accounting Policies and Related Matters (Dollars in thousands except per share amounts)

Brookline Bancorp. Inc. (the “Company”) is a federally chartered bank holding company and the parent of Brookline Bank (“Brookline” or the “Bank”), a federally chartered stock savings institution that changed its name from Brookline Savings Bank in January 2003. Lighthouse Bank (“Lighthouse”), an internet-only bank, which commenced operations in 2000, was merged into Brookline on July 17, 2001. See notes 2 and 17 for more information about the Company’s structure and Lighthouse.

Brookline operates seven full service banking offices in Brookline and adjacent communities. The primary activities of Brookline include acceptance of deposits from the general public, origination of mortgage loans on residential and commercial real estate located principally in Massachusetts, origination of indirect automobile loans and investment in debt and equity securities. The Company is subject to competition from other financial and non-financial institutions and is supervised, examined and regulated by the Office of Thrift Supervision (“OTS”). Brookline’s deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”).

The accounting and reporting policies of the Company conform to general practices within the banking industry and to accounting principles generally applied in the United States of America. The Company’s critical accounting policies relate to the allowance for loan losses and the accounting for premiums and discounts on debt securities. The following is a description of those policies and the Company’s other significant accounting policies.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Brookline, Lighthouse and Brookline Securities Corp. (“BSC”). Brookline includes its wholly-owned subsidiaries, BBS Investment Corporation (“BBS”) and 160 Associates, Inc. (“Associates”). BSC and BBS are engaged in buying, selling and holding investment securities. Associates, which was liquidated in December 2003, engaged in marketing services at immaterial levels of activity and owned 99.9 % of Brookline Preferred Capital Corporation (“BPCC”), a real estate investment trust that owned and managed real estate mortgage loans originated by Brookline. BPCC was also liquidated in December 2003. All significant intercompany transactions and balances are eliminated in consolidation.

Use of Estimates

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

Unrealized gains (losses), net of related income taxes, are included in the “accumulated other comprehensive income” component of stockholders’ equity. Restricted equity securities are carried at cost which approximates market value.

Realized gains and losses are determined using the specific identification method. Security valuations are reviewed and evaluated periodically by management. If the decline in the value of any security is deemed to be other than temporary, the security is written down to a new cost basis and the resulting loss is charged to income. Security transactions are recorded on the trade date.

Premiums and Discounts on Debt Securities

Premiums and discounts on debt securities are amortized to expense and accreted to income over the life of the related debt security using the interest method. Premiums paid and discounts resulting from purchases of collateralized mortgage obligations (“CMOs”) and pass-through mortgage-backed securities (collectively referred to as “mortgage securities”) are amortized to expense and accreted to income over the estimated life of the mortgage securities using the interest method. At the time of purchase, the estimated life of mortgage securities is based on anticipated future prepayments of loans underlying the mortgage securities. The anticipated prepayments take into consideration several factors including the interest rates of the underlying loans, the contractual repayment terms of the underlying loans, the priority rights of the investor to the cash flow from the mortgage securities, the current and projected interest rate environment, and other economic conditions.

When differences arise between anticipated prepayments and actual prepayments, the effective yield is recalculated to reflect actual payments to date and anticipated future payments. Unamortized premium or discount is adjusted to the amount that would have existed had the new effective yield been applied since purchase. The unamortized premium or discount is adjusted to the new balance with a corresponding charge or credit to interest income.

Loans

Loans are reported at the principal amount outstanding, reduced by net deferred loan origination fees, unearned discounts and unadvanced funds due mortgagors on uncompleted loans.

Loan origination fees and direct loan origination costs are deferred, and the net fee or cost is recognized in interest income using the interest method. Deferred amounts are recognized for fixed rate loans over the contractual life of the loans and for adjustable rate loans over the period of time required to adjust the contractual interest rate to a yield approximating a market rate at origination date. Deferred loan origination costs include payments to automobile dealers originating indirect automobile loans. Amounts paid to automobile dealers are partially rebatable in the event of early loan prepayment.

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

Allowance for Loan Losses

The allowance for loan losses is established through provisions for loan losses charged to earnings. Loans are charged off against the allowance when the collectibility of principal is unlikely. Indirect automobile loans delinquent 120 days are charged off, net of recoverable value, unless it can be clearly demonstrated that repayment will occur regardless of the delinquency status. Recoveries of loans previously charged off are credited to the allowance.

The allowance for loan losses is management’s estimate of probable known and inherent credit losses in the loan portfolio. In determining the level of the allowance, management evaluates specific credits and the portfolio in general using several methods that include historical performance, collateral values, cash flows and current economic conditions. This evaluation culminates with a judgment on the probability of collection of loans outstanding. Management’s methodology provides for three allowance components. The first component represents allowances established for specific identified loans. The second component represents allowances for groups of homogenous loans that currently exhibit no identified weaknesses and are evaluated on a collective basis. Allowances for groups of similar loans are established based on factors such as historical loss experience, the level and trends of loan delinquencies, and the level and trends of classified assets. Regarding the indirect automobile loan portfolio, allowances are being established over the average life of the loans due to the absence of historical loss experience. The last component is an unallocated allowance which is based on evaluation of factors such as trends in the economy and real estate values in the areas where the Company lends money, concentrations in the amount of loans the Company has outstanding to large borrowers and concentrations in the type and geographic location of loan collateral.  Determination of the unallocated allowance is a very subjective process. Management believes the unallocated allowance is an important component of the total allowance because it (a) addresses the probable inherent risk of loss that exists in the Company’s loan portfolio (which is substantially comprised of loans with repayment terms extended over many years) and (b) helps to minimize the risk related to the imprecision inherent in the estimation of the other two components of the allowance.

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

Non-Performing Assets

Non-performing assets include other real estate owned and repossessed vehicles. Other real estate owned is comprised of properties acquired through foreclosure or acceptance of a deed in lieu of foreclosure. Other real estate owned and repossessed vehicles are recorded initially at estimated fair value less costs to sell. When such assets are acquired, the excess of the loan balance over the estimated fair value of the asset is charged to the allowance for loan losses. An allowance for losses on other real estate owned is established by a charge to earnings when, upon periodic evaluation by management, further declines in the estimated fair value of properties have occurred. Such evaluations are based on an analysis of individual properties as well as a general assessment of current real estate market conditions. Holding costs and rental income on properties are included in current operations while certain costs to improve such properties are capitalized. Gains and losses from the sale of other real estate owned and repossessed vehicles are reflected in earnings when realized.

Pension and Postretirement Benefits

Brookline elected to terminate its defined benefit pension plan as of September 30, 2000 and to replace it with a defined contribution plan effective January 1, 2001. The Company accrues contributions under these plans as earned by employees. The Company recognizes the compensation cost of postretirement benefits over each employee’s estimated service life.

Stock-Based Compensation

Deferred compensation for shares awarded under recognition and retention plans is recorded as a reduction of stockholders’ equity. Compensation expense is recognized over the vesting period of shares awarded based upon the fair value of the shares at the award date.

Compensation expense for the Employee Stock Ownership Plan (“ESOP”) is recorded at an amount equal to the shares allocated by the ESOP multiplied by the average fair market value of the shares during the year. The Company recognizes compensation expense ratably over the year for the ESOP shares to be allocated based upon the Company’s estimate of the number of shares expected to be allocated. The difference between the average fair market value and the cost of the shares allocated by the ESOP is recorded as an adjustment to additional paid-in-capital.

In accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, the Company measures compensation cost for stock options as the difference between the exercise price of options granted and the fair market value of the Company’s stock at the grant date. This generally does not result in compensation charges to earnings. As required by Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation”, disclosed in the following table is net income and earnings per share, as reported, and pro forma net income and earning per share as if compensation was measured at the date of grant based on the fair value of the award and recognized over the service period.

	Year ended December 31,
	2003		2002		2001
	Basic	Diluted	Basic	Diluted	Basic	Diluted

Net income as reported	$14,480	$14,480	$21,935	$21,935	$19,334	$19,334
Total stock-based compensation expense determined using fair value accounting for stock option awards, net of taxes	(1,147)	(1,147)	(521)	(521)	(457)	(457)
Dividends on unvested restricted stock awards	(174)	(155)	(56)	(41)	(46)	(28)
Pro forma net income	$13,159	$13,178	$21,358	$21,373	$18,831	$18,849

Earning per share:
As reported	$0.25	$0.25	$0.38	$0.38	$0.33	$0.33
Pro forma	0.23	0.23	0.37	0.36	0.32	0.32

Earnings Per Common Share

Basic earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding for the applicable period, exclusive of unearned ESOP shares and unvested recognition and retention plan shares. Diluted earnings per share is calculated after adjusting the denominator of the basic earnings per share calculation for the effect of all potential dilutive common shares outstanding during the period. The dilutive effects of options and unvested restricted stock awards are computed using the “treasury stock” method.

Income Taxes

Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

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

Swap Agreement

The Company’s outstanding interest-rate swap agreement does not meet the criteria to designate it as a hedging instrument. Accordingly, changes in the fair value of the agreement are recognized as charges or credits to earnings.

Extinguishment of Debt

The prepayments of borrowed funds that took place in 2002 were done as part of the Company’s risk management strategy. Accordingly, the loss resulting from such debt extinguishments were accounted for as an operating loss instead of as an extraordinary item, in accordance with the provisions of SFAS No. 145.

(2) Corporate Structure and Stock Offering (In thousands except share and per share amounts)

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

As part of the approval of the charter conversions in 2001, the OTS required that the Company comply satisfactorily with several conditions, the most notable of which was that Brookline and its subsidiaries divest themselves of their investment in marketable equity securities without material loss no later than July 17, 2003. The divestiture was accomplished by that date.

As a federally-chartered institution, Brookline is required to meet a qualified thrift lender test. Under that test, Brookline must maintain at least 65% of its “portfolio assets” in “qualified thrift investments” in at least nine months of the most recent 12-month period. “Portfolio assets” generally means Brookline’s total assets less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of Brookline’s business. “Qualified thrift investments” include various types of loans made for residential and housing purposes, investments related to such purposes, including certain mortgage-backed and related securities, and loans for personal, family, household and certain other purposes up to a limit of 20% of portfolio assets. A financial institution that fails the qualified thrift lender test is subject to certain operating restrictions and may be required to convert to a bank charter. Brookline has met the requirements of the thrift lender test and, at December 31, 2003, 71.0 % of its assets were in “qualified thrift investments”.

(3) Cash and Short-Term Investments (In thousands)

Aggregate reserves (in the form of deposits with the Federal Reserve Bank and vault cash) of $8,626 and $6,993 were maintained to satisfy federal regulatory requirements at December 31, 2003 and 2002, respectively.

Short-term investments are summarized as follows:

	December 31,
	2003	2002

U.S. Agency discount notes	$78,969	$114,623
Money market funds	47,800	93,048
Repurchase agreements	—	16,500
Federal funds sold	70	—
Other deposits	733	726
	$127,572	$224,897

Short-term investments are stated at cost which approximates market. Money market funds are invested in mutual funds whose assets are comprised primarily of U.S. Treasury obligations, commercial paper and certificates of deposit with average maturities of 90 days or less.

(4) Investment Securities (In thousands)

Securities available for sale and held to maturity are summarized below:

	December 31, 2003
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
Securities available for sale:
Debt securities:
U.S. Government and Agency obligations	$122,522	$802	$—	$123,324
Municipal obligations	6,309	—	4	6,305
Corporate obligations	9,937	313	—	10,250
Other obligations	500	—	—	500
Collateralized mortgage obligations issued by U.S. Government agencies	111,269	149	357	111,061
Mortgage-backed securities issued by U.S. Government agencies	25,167	59	43	25,183
Total debt securities	275,704	1,323	404	276,623
Auction rate preferred stock	5,000	—	—	5,000
Other marketable equity securities	3,305	3,039	15	6,329
Total securities available for sale	$284,009	$4,362	$419	$287,952

Securities held to maturity:
Other obligations	$750	$—	$—	$750
Mortgage-backed securities issued by U.S. Government agencies	593	38	—	631
Total securities held to maturity	$1,343	$38	$—	$1,381

	December 31, 2002
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
Securities available for sale:
Debt securities:
U.S. Government and Agency obligations	$43,698	$1,497	$—	$45,195
Corporate obligations	20,579	343	40	20,882
Other obligations	500	—	—	500
Collateralized mortgage obligations issued by U.S. Government agencies	266,874	1,340	368	267,846
Mortgage-backed securities issued by U.S. Government agencies	12,707	81	—	12,788
Total debt securities	344,358	3,261	408	347,211
Auction rate preferred stock	5,000	—	—	5,000
Other marketable equity securities	5,087	3,892	141	8,838
Total securities available for sale	$354,445	$7,153	$549	$361,049

Securities held to maturity:
Corporate obligations	$3,001	$21	$—	$3,022
Other obligations	750	—	—	750
Mortgage-backed securities issued by U.S. Government agencies	1,110	62	—	1,172
Total securities held to maturity	$4,861	$83	$—	$4,944

Investment securities at December 31, 2003 that have been in a continuous unrealized loss position for less than 12 months or 12 months or longer are as follows:

	Less than 12 months		12 months or longer		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses

Debt securities:
Municipal obligations	$2,826	$4	$—	$—	$2,826	$4
Collateralized mortgage obligations	64,506	357	—	—	64,506	357
Mortgage-backed securities	16,996	43	—	—	16,996	43
Total debt securities	84,328	404	—	—	84,328	404
Marketable equity securities	183	15	—	—	183	15
Total temporarily impaired securities	$84,511	$419	$—	$—	$84,511	$419

Substantially all of the unrealized losses on debt securities represent premiums paid to acquire the securities, which will be amortized over the estimated remaining life of the securities. The unrealized loss on marketable equity securities relates to common stock of one company that has continually operated profitably and paid dividends to its stockholders.

The maturities of the investments in debt securities at December 31, 2003 are as follows:

	Available for sale
	Amortized cost	Estimated fair value

Within 1 year	$81,284	$81,871
After 1 year through 5 years	164,465	164,617
After 5 years through 10 years	24,315	24,338
Over 10 years	5,640	5,797
	$275,704	$276,623

	Held to maturity
	Amortized cost	Estimated fair value

Within 1 year	$250	$250
After 1 year through 5 years	582	587
After 5 years through 10 years	134	147
Over 10 years	377	397
	$1,343	$1,381

Mortgage-backed securities are included above based on their contractual maturities (primarily in 10 years); the expected lives, however, are expected to be shorter due to anticipated payments. Collateralized mortgage obligations are included above based on when the final principal payment is expected to be received.

Restricted equity securities are as follows:

	December 31,
	2003	2002

Federal Home Loan Bank of Boston stock	$11,027	$9,049
Massachusetts Savings Bank Life Insurance Company stock	253	253
Other stock	121	121
	$11,401	$9,423

As a voluntary member of the Federal Home Loan Bank of Boston (“FHLB”), the Company is required to invest in stock of the FHLB in an amount equal to 1% of its outstanding home loans or 5% of its outstanding advances from the FHLB, whichever is higher. Stock is purchased at par value. As and when such stock is redeemed, the Company would receive from the FHLB an amount equal to the par value of the stock. At its discretion, the FHLB may declare dividends on the stock. Such dividends amounted to $281, $331 and $462 for the years ended December 31, 2003, 2002 and 2001, respectively.

Sales and valuation write-downs of investment securities are summarized as follows:

	Year ended December 31,
	2003	2002	2001
Proceeds from sales:
Marketable equity securities	$3,884	$14,816	$6,436
Gross gains from sales:
Marketable equity securities	2,277	8,203	4,035
Valuation write-downs:
Defaulted corporate debt security	—	—	495
Marketable equity securities	175	—	—
Recovery of valuation write-down on debt security	—	495	—

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

(5) Loans (In thousands)

A summary of loans follows:

	December 31,
	2003	2002
Mortgage loans:
One-to-four family	$122,524	$134,445
Multi-family	339,998	324,755
Commercial real estate	312,647	281,952
Construction and development	24,813	16,691
Home equity	12,082	10,802
Second	43,650	36,323
Total mortgage loans	855,714	804,968
Commercial loans	44,207	35,096
Indirect automobile loans	211,206	—
Other consumer loans	2,401	3,409
Total gross loans	1,113,528	843,473
Unadvanced funds on loans	(46,777)	(39,684)
Deferred loan origination costs (fees):
Indirect automobile loans	6,254	—
Other	(265)	(364)
Loans, excluding money market loan participations	1,072,740	803,425
Money market loan participations	2,000	4,000
	$1,074,740	$807,425

The Company’s portfolio, other than money market loan participations, is substantially concentrated within Massachusetts. Money market loan participations represent purchases of a portion of loans to national companies and organizations originated and serviced by money center banks. Such participations generally mature between one day and three months.

The recorded investment in impaired loans at December 31, 2003 and 2002 amounted to none and $52, respectively. The average recorded investment in impaired loans for the years ended December 31, 2003, 2002 and 2001 amounted to $22, $78 and $106, respectively. If interest payments on all impaired loans had been made in accordance with original loan agreements, interest income of $2, $14 and $13 would have been recognized on the loans in 2003, 2002 and 2001 compared to interest income actually recognized of $7, $11 and $8, respectively.

Loans on non-accrual at December 31, 2003 and 2002 amounted to $50 and $5, respectively.

There were no restructured loans at December 31, 2003 and 2002. Restructured loans represent performing loans for which concessions (such as reductions of interest rates to below market terms and/or extension of repayment terms) have been granted due to the borrower’s financial condition.

A portion of certain commercial real estate loans originated and serviced by the Company are sold periodically to other banks on a non-recourse basis. The balance of loans acquired by other banks amounted to $22,684 and $24,613 at December 31, 2003 and 2002, respectively. No fees are collected by the Company for servicing such loan participations.

In the ordinary course of business, the Company makes loans to its Directors and their related interests, generally at the same prevailing terms as those of other borrowers. A summary of related party activity follows:

	December 31,
	2003	2002

Balance at beginning of year	$4,329	$4,170
New loans granted during the year	—	3,207
Repayments	(282)	(3,048)
Balance at end of year	$4,047	$4,329

(6) Allowance for Loan Losses (In thousands)

An analysis of the allowance for loan losses for the years indicated follows:

	Year ended December 31,
	2003	2002	2001

Balance at beginning of year	$15,052	$15,301	$14,315
Provision (credit) for loan losses	1,288	(250)	974
Charge-offs	(224)	(30)	(4)
Recoveries	79	31	16
Balance at end of year	$16,195	$15,052	$15,301

(7) Bank Premises and Equipment (In thousands)

Bank premises and equipment consist of the following:

	December 31,
	2003	2002

Land	$62	$62
Office building and improvements	2,440	2,382
Furniture, fixtures and equipment	2,129	2,159
	4,631	4,603
Accumulated depreciation and amortization	1,894	2,790
	$2,737	$1,813

(8) Deposits (In thousands)

A summary of deposits follows:

	December 31, 2003		December 31, 2002
	Amount	Weighted average rate	Amount	Weighted average rate

Demand checking accounts	$34,240	0.00%	$18,661	0.00%
NOW accounts	62,583	0.14	78,465	0.25
Savings accounts	27,302	0.39	15,065	0.77
Money market savings accounts	303,046	1.35	267,876	1.87
Total transaction deposit accounts	427,171	1.00	380,067	1.40

Certificate of deposit accounts maturing:
Within six months	111,276	2.13	118,261	2.93
After six months but within 1 year	59,086	2.43	62,292	3.19
After 1 year but within 2 years	29,569	3.65	53,934	3.71
After 2 years but within 3 years	34,599	3.07	15,980	4.94
After 3 years	18,220	4.16	18,791	4.52
Total certificate of deposit accounts	252,750	2.62	269,258	3.38
	$679,921	1.61%	$649,325	2.22%

Certificate of deposit accounts issued in amounts of $100 or more totaled $64,380 and $67,648 at December 31, 2003 and 2002, respectively.

Interest expense on deposit balances is summarized as follows:

	Year ended December 31,
	2003	2002	2001

NOW accounts	$104	$284	$815
Savings accounts	129	145	232
Money market savings accounts	4,565	4,764	7,851
Certificate of deposit accounts	7,497	10,597	14,662
	$12,295	$15,790	$23,560

(9) Borrowed Funds (In thousands)

Borrowed funds are comprised of the following advances from the FHLB:

	December 31, 2003		December 31, 2002
	Amount	Weighted average rate	Amount	Weighted average rate

Within 1 year	$5,000	5.65%	$750	5.75%
Over 1 year to 2 years	107,000	2.37	5,000	5.65
Over 2 years to 3 years	69,768	4.67	32,000	3.03
Over 3 years to 4 years	4,906	4.57	70,338	4.67
Over 4 years to 5 years	22,500	3.80	4,967	4.57
Over 5 years	11,345	5.40	11,845	5.07
	$220,519	3.52%	$124,900	4.33%

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

(10) Income Taxes (Dollars in thousands)

Income tax expense is comprised of the following amounts:

	Year ended December 31,
	2003	2002	2001
Current provision:
Federal	$11,024	$11,556	$11,230
State	3,218	620	782
Total current provision	14,242	12,176	12,012
Deferred provision:
Federal	(1,424)	183	(623)
State	(606)	10	(158)
Total deferred provision	(2,030)	193	(781)

Total provision for income taxes	12,212	12,369	11,231

Retroactive assessment related to real estate investment trust (“REIT”)	2,788	—	—
Total income tax expense	$15,000	$12,369	$11,231

Total income tax expense, excluding the retroactive assessment related to the REIT, differed from the amounts computed by applying the statutory U.S. federal income tax rate (35.0%) to income before tax expense as a result of the following:

	Year ended December 31,
	2003	2002	2001

Expected income tax expense at statutory federal tax rate	$10,318	$12,006	$10,698
State taxes, net of federal income tax benefit	1,698	410	406
Dividend income received deduction	(93)	(121)	(165)
Non-deductible portion of ESOP expense	169	96	26
Excise tax on pension plan gain	—	—	245
Non-deductible compensation expense	156	—	—
Other, net	(36)	(22)	21
	$12,212	$12,369	$11,231

Effective income tax rate	41.4%	36.1%	36.7%

The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at the dates indicated are as follows:

	December 31,
	2003	2002

Deferred tax assets:
Allowance for loan losses	$6,761	$6,210
Pension and postretirement benefits	2,037	1,829
Recognition and retention plans	1,467	77
Depreciation	243	249
Swap agreement valuation	117	185
Restructuring charge	8	17
Equity security write-down	63	—
Other	—	5
Total gross deferred tax assets	10,696	8,572

Deferred tax liabilities:
Unrealized gain on securities available for sale	1,416	2,451
Savings Bank Life Insurance Company stock	106	106
Deferred loan origination costs	307	220
Dividend income	24	16
Total gross deferred tax liabilities	1,853	2,793

Net deferred tax asset	$8,843	$5,779

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

In 2002, Associates, a wholly-owned subsidiary of Brookline and 99.9% owner of a REIT subsidiary, received from the Department of Revenue of the Commonwealth of Massachusetts (“DOR”) Notices of Assessments for state excise taxes of $3,930 plus interest of $811. The assessments were based on a desk review of the financial institution excise returns filed by Associates for its 1999, 2000 and 2001 tax years. It was expected that the DOR would submit another Notice of Assessment for state excise taxes when Associates filed its excise return for the 2002 tax year. The DOR contended that dividend distributions from a REIT are not deductible in determining Massachusetts taxable income. Associates believed that the Massachusetts statute that provided for a dividend received deduction equal to 95% of certain dividend distributions applied to distributions made by the REIT subsidiary to Associates. Accordingly, the Company made no provision in its consolidated financial statements through December 31, 2002 for the amounts assessed relating to the years 1999 through 2002.

On March 5, 2003, a new law was enacted denying favorable tax treatment for dividend distributions from REITs in determining Massachusetts taxable income not only for the year 2003 and thereafter, but also retroactively for tax years 1999 through 2002. The Company disputed the retroactive tax assessments. On June 23, 2003, the Company signed an agreement with the Commissioner of Revenue of the Commonwealth of Massachusetts settling all disputes relating to the tax treatment of the Company’s REIT subsidiary. The Company paid $4,341 as full settlement of the dispute, resulting in an after-tax charge to earnings of $2,788.

(11) Employee Benefits (In thousands, except share and per share amounts)

Pension and Postretirement Benefits

A non-contributory defined benefit plan (the “Plan”) sponsored by Brookline that provided pension benefits to eligible employees was terminated in 2000 subject to approval by the Internal Revenue Service. Such approval was obtained in 2001. Employees and retired employees were given the option to (a) roll over the amount of their vested benefits plus a portion of the Plan surplus distributed to enhance employee benefits into Brookline’s 401(k) plan or an IRA, (b) purchase an annuity or (c) receive a lump sum cash payment. In 2001, the Company recognized a settlement gain of $4,267 and incurred an excise tax of $587 and other related expenses of $13, resulting in a pre-tax net gain of $3,667 from termination of the Plan.

Postretirement benefits are provided for part of the annual expense of health insurance premiums for retired employees and their dependents. No contributions are made by the Company to invest in assets allocated for the purpose of funding this benefit obligation. The following table provides a reconciliation of the changes in the benefit obligations and funding status of postretirement benefits for the years ended December 31:

	2003	2002
Reconciliation of benefit obligation:
Obligation at beginning of period	$959	$887
Service cost	98	81
Interest cost	64	59
Actuarial (gain) loss	636	(50)
Benefits paid	(20)	(18)
Benefit obligation at end of period	$1,737	$959

Funded status:
Funded status at end of period	$(1,737)	$(959)
Unrecognized loss	736	100
Unrecognized transition asset	185	203
Net amount recognized as a liability in the Company’s balance sheet as of December 31	$(816)	$(656)

The following table provides the components of net periodic pension and postretirement benefit cost for the years ended December 31:

	Pension benefits			Postretirement benefits
	2003	2002	2001	2003	2002	2001

Service cost	$—	$—	$—	$98	$81	$52
Interest cost	—	—	109	64	59	47
Expected return on plan assets	—	—	(109)	—	—	—
Transition obligation	—	—	—	18	19	18
Actuarial gain	—	—	—	—	3	—
Net periodic benefit costs	$—	$—	$—	$180	$162	$117

The discount rates used to determine the actuarial present value of projected postretirement benefit obligations were 6.00% in 2003 and 6.75% in 2002 and 2001.

The assumed health care trend used to measure the accumulated postretirement benefit obligation was 14% initially, decreasing gradually to 5% in 2015 and thereafter. Assumed health care trend rates may have a significant effect on the amounts reported for the postretirement benefit plan. A 1% change in assumed health care cost trend rates would have the following effects:

	1 % Increase	1 % Decrease

Effect on total service and interest cost components of net periodic postretirement benefit costs	$83	$(61)
Effect on the accumulated postretirement benefit obligation	366	(300)

On December 8, 2003, the Medicare Prescription Drug Improvement and Modernization Act of 2003 (the “Act”) was signed into law. The Act introduced both a Medicare prescription drug benefit and a federal subsidy to sponsors of retiree health care plans that provide a benefit at least “actuarially equivalent” to the Medicare benefit. In January

2004, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) 106-1, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug Improvement and Modernization Act of 2003”. In accordance with the transition provisions of FSP 106-1, the Company has made a one-time election to defer accounting for the economic effects of the Act. Accordingly, the financial information presented above for postretirement benefits does not reflect the effects of the Act. Specific authoritative guidance from the FASB on the accounting for the federal subsidy is pending, and the issued guidance could require the Company to change previously reported information.

401(k) Plan

The Company has an employee tax deferred thrift incentive plan under Section 401(k) of the Internal Revenue Code. Each employee reaching the age of twenty one and having completed one thousand hours of service in a plan year is eligible to participate in the plan by making voluntary contributions, subject to certain limits based on federal tax laws. The Company contributes to the plan an amount equal to 5% of the compensation of eligible employees, subject to certain limits based on federal tax laws, but does not match employee contributions to the plan. Expense for the Company plan contributions was $327 in 2003, $240 in 2002 and $281 in 2001.

Supplemental Executive Retirement Agreements

The Company maintains agreements that provide supplemental retirement benefits to certain executive officers. Total expense for benefits payable under the agreements amounted to $338 in 2003, $412 in 2002 and $511 in 2001. Aggregate benefits payable included in accrued expenses and other liabilities at December 31, 2003 and 2002 amounted to $4,054 and $3,715, respectively.

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

A loan obtained by the ESOP from the Company to purchase Company common stock is payable in quarterly installments over 30 years and bears interest at 8.50% per annum. The loan can be prepaid without penalty. Loan payments are principally funded by cash contributions from the Bank, subject to federal tax law limits. The outstanding balance of the loan at December 31, 2003 and 2002, which was $4,752 and $5,002, respectively, is eliminated in consolidation.

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

At December 31, 2003, the ESOP held 803,356 unallocated shares at an aggregate cost of $4,380; the market value of such shares at that date was $12,323. For the years ended December 31, 2003, 2002 and 2001, $876, $631 and $474, respectively, were charged to compensation and employee benefits expense based on the commitment to release to eligible employees 62,008 shares in 2003, 59,704 shares in 2002 and 71,686 shares in 2001. (The shares for 2001  reflect the exchange that took place in the 2002 reorganization).

Recognition and Retention Plan

The Company has a recognition and retention plan that has been in place since 1999 (the “1999 RRP”) and another plan that was approved by stockholders on August 27, 2003 (the “2003 RRP”). Under both of the plans, shares of the Company’s common stock were reserved for issuance as restricted stock awards to officers, employees and non-employee directors of the Company. Shares issued upon vesting may be either authorized but unissued shares or reacquired shares held by the Company as treasury shares. Any shares not issued because vesting requirements are not met will again be available for issuance under the plans. Shares awarded vest over varying time periods ranging from six months up to eight years for the 1999 RRP and from less than three months to over five years for the 2003 RRP.  In the event a recipient ceases to maintain continuous service with the Company by reason of normal retirement, death or disability, or following a change in control, RRP shares still subject to restriction will vest and be free of such restrictions. Expense for shares awarded is recognized over the vesting period at the fair value of the shares on the date they were awarded.

Total expense for the 1999 RRP amounted to $122 in 2003, $162 in 2002 and $167 in 2001. On October 16, 2003, the Compensation Committee of the Board of Directors awarded to directors and certain officers and employees of the Company 1,158,000 shares under the 2003 RRP. The total expense of the shares awarded was $17,334 based on the $14.969 per share fair value of the Company’s stock on the date of award. Of that amount, $3,870 was expensed in the fourth quarter of 2003 and $2,760 will be expensed in 2004, $2,618 in each of the years 2005 through 2008 and $232 thereafter.

As of December 31, 2003, the number of shares available for award under the 1999 RRP and the 2003 RRP were 26,086 shares and 92,000 shares, respectively.

Stock Option Plan

The Company has a stock option plan that has been in place since 1999 (the “1999 Option Plan”) and another plan that was approved by stockholders on August 27, 2003 (the “2003 Option Plan”). Under both of the plans, shares of the Company’s common stock were reserved for issuance to directors, employees and non-employee directors of the Company. Shares issued upon the exercise of a stock option may be either authorized but unissued shares or reacquired shares held by the Company as treasury shares. Any shares subject to an award which expire or are terminated unexercised will again be available for issuance under the plans. The exercise price of options awarded is the fair market value of the common stock of the Company on the date the award is made. Options vest over periods ranging from less than one month through over five years and include a reload feature whereby an optionee exercising an option by delivery of shares of common stock would automatically be granted an additional option at the fair market value of stock when such additional option is granted equal to the number of shares so delivered. If an individual to whom a stock option was granted ceases to maintain continuous service by reason of normal retirement, death or disability, or following a change in control, all options and rights granted and not fully exercisable become exercisable in full upon the happening of such an event and shall remain exercisable for a period ranging from three months to one year.

In accordance with the terms of the 1999 Option Plan, dividend equivalent rights amounting to $361 were awarded in 2003 to holders of unexercised options as a result of the $0.20 per share extra dividend paid to stockholders on August 15, 2003.

Upon approval of the plans by the Company’s stockholders, the total of shares reserved for issuance were 1,367,465 shares (equivalent to 2,990,597 shares after the 2002 reorganization) for the 1999 Option Plan and 2,500,000 shares for the 2003 Option Plan. On December 31, 2003, the Compensation Committee of the Board of Directors awarded 1,365,000 options under the 2003 Option Plan at an exercise price of $14.95 per option. As of December 31, 2003, the number of options available for award under the 1999 Option Plan and the 2003 Option Plan were 245,980 options and 1,135,000 options, respectively.

Activity under the option plans is as follows:

	Year ended December 31,
	2003	2002	2001

Options outstanding at beginning of year	2,411,000	1,183,005	1,244,500
Transactions before 2002 reorganization:
Options exercised at $10.8125 per option	—	(51,094)	(55,495)
Options granted at $16.95 per option	—	20,000	—
Reload options granted at $16.44 per option	—	17,500	—
Options forfeited at:
$ 10.8125 per option	—	—	(6,000)
$ 16.95 per option	—	(20,000)	—
Additional options resulting from exchange of old options in 2002 reorganization	—	1,364,309	—
Transactions after 2002 reorganization:
Options granted at:
$ 12.91 per option	40,000	—	—
$ 14.95 per option	1,365,000
Reload options granted at:
$ 11.00 per option	—	5,393	—
$ 15.42 per option	3,527	—	—
Options exercised at:
$ 4.944 per option (original option price of $10.8125 divided by 2.186964 exchange ratio)	(267,690)	(108,113)	—
$ 7.517 per option (original option price of $16.44 divided by 2.186964 exchange ratio)	(38,272)	—	—
Options forfeited at $4.944 per option	(3,937)	—	—
Total options outstanding	3,509,628	2,411,000	1,183,005

Exercisable as of December 31 at:
$ 10.8125 per share	—	—	786,305
$ 4.944 per share	1,970,834	1,903,699	—
$ 7.517 per share	—	38,272	—
$ 11.00 per share	5,393	5,393	—
$ 15.42 per share	3,527	—	—
	1,979,754	1,947,364	786,305

Weighted average fair value per option of options granted during the year	$2.88	$2.24	$—
Weighted average remaining contractual life in years at end of year	7.4	6.7	8.7

To calculate the weighted average data presented above and compensation expense presented in the pro forma disclosure in note 1 to the accompanying financial statements, the fair value of each stock option award was estimated on the date of grant using the Black-Scholes option pricing model with the following valuation assumptions:

	Year ended December 31,
	2003	2002	2001

Dividend yield	4.9%	4.1%	2.3%
Expected volatility	27.1%	31.1%	25.6%
Risk-free interest rate	4.7%	5.1%	5.2%
Expected life of options	6.4 years	1.5 years	6.4 years

(12) Commitments and Contingencies (In thousands)

Off-Balance Sheet Financial Instruments

The Company is party to off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheet. The contract amounts reflect the extent of the involvement the Company has in particular classes of these instruments. The Company’s exposure to credit loss in the event of non-performance by the other party to the financial instrument is represented by the contractual amount of those instruments. The Company uses the same policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Financial instruments with off-balance sheet risk at the dates indicated follow:

	December 31,
	2003	2002

Financial instruments whose contract amounts represent credit risk:
Commitments to originate loans:
One-to-four family mortgage	$9,160	$15,799
Multi-family mortgage	24,560	25,742
Commercial real estate mortgage	4,563	23,774
Construction and development mortgage	—	2,600
Commercial	7,357	2,703
Unadvanced portion of loans	46,777	39,684
Unused lines of credit:
Equity	17,903	13,640
Other	5,155	8,414

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

Lease Commitments

The Company leases certain office space under various noncancellable operating leases. A summary of future minimum rental payments under such leases at the dates indicated follows:

Year ending December 31,

2004	$847
2005	855
2006	815
2007	808
2008	778

The leases contain escalation clauses for real estate taxes and other expenditures. Total rental expense was $922 in 2003, $809 in 2002 and $712 in 2001.

SWAP Agreement

Effective April 14, 1998, the Company entered into an interest-rate swap agreement with a third-party that matures April 14, 2005. The notional amount of the agreement is $5,000. Under this agreement, each quarter the Company pays interest on the notional amount at an annual fixed rate of 5.9375% and receives from the third-party interest on the notional amount at the floating three month U.S. dollar LIBOR rate. The Company entered into this transaction to match more closely the repricing of its assets and liabilities and to reduce its exposure to increases in interest rates. The net interest expense paid was $238 in 2003, $204 in 2002 and $81 in 2001.

Legal Proceedings

In the normal course of business, there are various outstanding legal proceedings. In the opinion of management, after consulting with legal counsel, the consolidated financial position and results of operations of the Company are not expected to be affected materially by the outcome of such proceedings.

(13) Stockholders* Equity (In thousands, except per share amounts)

Preferred Stock

The Company is authorized to issue 50,000,000 shares of serial preferred stock, par value $0.01 per share, from time to time in one or more series subject to limitations of law, and the Board of Directors is authorized to fix the designations, powers, preferences, limitations and rights of the shares of each such series. As of December 31, 2003, there were no shares of preferred stock issued.

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

Common Stock Repurchases

Pursuant to regulations of the OTS, the Company was authorized to purchase shares of its common stock equal to the remaining unvested shares awarded under the Company’s 1999 Recognition and Retention Plan. Such shares, which amounted to 170,299, were purchased in the fourth quarter of 2002 at an aggregate cost of $1,944, or $11.42 per share.

On March 6, 2003, the Company received non-objection from the OTS to the Company’s repurchase of up to 5%, or 2,937,532 shares, of its common stock. The regulatory non-objection was necessary because the repurchase program commenced less than one year from the date of the Company’s reorganization and stock offering. As of December 31, 2003, the Company had repurchased 1,165,000 shares at an aggregate cost of $15,073, or $12.94 per share. Subsequent authorizations by the Board of Directors of the Company to repurchase additional shares of common stock will not require prior approval or receipt of a non-objection notification from the OTS.

Restricted Retained Earnings

As part of the stock offering in 2002 and as required by regulation, Brookline established a liquidation account for the benefit of eligible account holders and supplemental eligible account holders who maintain their deposit accounts at Brookline after the stock offering. In the unlikely event of a complete liquidation of Brookline (and only in that event), eligible depositors who continue to maintain deposit accounts at Brookline shall be entitled to receive a distribution from the liquidation account. Accordingly, retained earnings of the Company are deemed to be restricted up to the balance of the liquidation account. The liquidation account balance is reduced annually to the extent that eligible depositors have reduced their qualifying deposits as of each anniversary date. Subsequent increases in deposit account balances do not restore an account holder’s interest in the liquidation account. The liquidation account totaled $55,749 at December 31, 2003.

(14) Earnings Per Share Reconciliation (In thousands, except per share amounts)

The following table is the reconciliation of basic and diluted earnings per share as required under SFAS No. 128 for the years ended December 31, 2003, 2002 and 2001:

	2003		2002		2001
	Basic	Diluted	Basic	Diluted	Basic	Diluted

Net income	$14,480	$14,480	$21,935	$21,935	$19,334	$19,334

Weighted average shares outstanding	56,869,065	56,869,065	57,527,296	57,527,296	58,463,170	58,463,170
Effect of dilutive securities	—	1,002,698	—	919,068	—	489,018
Adjusted weighted average shares outstanding	56,869,065	57,871,763	57,527,296	58,446,364	58,463,170	58,952,188

Earning per share	$0.25	$0.25	$0.38	$0.38	$0.33	$0.33

(15) Regulatory Capital Requirements (In thousands)

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

The following table reconciles stockholders’ equity under generally accepted accounting principles (“GAAP”) with regulatory capital for the Bank at the dates indicated.

	December 31,
	2003	2002

Stockholders’ equity (GAAP)	$425,113	$418,257
Less disallowed unrealized gain on securities available for sale	523	3,386
Regulatory capital (tangible capital)	424,590	414,871
Add 45% of unrealized gain on marketable equity securities	—	1,257
Add allowance for loan losses equal to 1.25% of adjusted total assets	13,853	11,131
Total risk-based capital	$438,443	$427,259

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

The following is a summary of the Bank’s actual capital amounts and ratios as of December 31, 2003 and 2002, compared to the OTS requirements for minimum capital adequacy and for classification as a well-capitalized institution:

			OTS requirements
	Bank actual		Minimum capital adequacy		Classified as well capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio

At December 31, 2003:
Tangible capital	$424,590	31.5%	$20,201	1.5%
Tier 1 (core) capital	424,590	31.5	53,870	4.0	$67,338	5.0%
Risk-based capital:
Tier 1	424,590	38.4			66,352	6.0
Total	438,443	39.7	88,469	8.0	110,587	10.0

At December 31, 2002:
Tangible capital	$414,871	34.4%	$18,105	1.5%
Tier 1 (core) capital	414,871	34.4	48,279	4.0	$60,349	5.0%
Risk-based capital:
Tier 1	414,871	46.8			53,193	6.0
Total	427,259	48.2	70,924	8.0	88,656	10.0

(16) Fair Value of Financial Instruments (In thousands)

The following is a summary of the carrying values and estimated fair values of the Company’s significant financial and non-financial instruments as of the dates indicated:

	December 31, 2003		December 31, 2002
	Carrying value	Estimated fair value	Carrying value	Estimated fair value

Financial assets:
Cash and due from banks	$15,131	$15,131	$13,571	$13,571
Short-term investments	127,572	127,572	224,897	224,897
Securities	300,696	300,734	375,333	375,416
Loans, net	1,058,545	1,076,741	792,373	806,343
Accrued interest receivable	5,248	5,248	5,224	5,224
Financial liabilities:
Demand, NOW, savings and money market savings deposit accounts	427,171	427,171	380,067	380,067
Certificate of deposit accounts	252,750	255,909	269,258	272,221
Borrowed funds	220,519	225,382	124,900	128,260

Fair value is defined as the amount for which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced liquidation sale. Quoted market prices are used to estimate fair values when those prices are available. However, active markets do not exist for many types of financial instruments. Consequently, fair values for these instruments must be estimated by management using techniques such as discounted cash flow analysis and comparison to similar instruments. These techniques are highly subjective and require judgments regarding significant matters such as the amount and timing of future cash flows and the selection of discount rates that may appropriately reflect market and credit risks. Changes in these judgments often have a material impact on the fair value estimates. In addition, since these estimates are as of a specific point in time, they are susceptible to material near-term changes. The fair values disclosed do not reflect any premium or discount that could result from the sale of a large volume of a particular financial instrument, nor do they reflect the possible tax ramifications or estimated transaction costs.

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

Borrowed Funds

The fair value of borrowings from the FHLB represents contractual repayments discounted using interest rates currently available for borrowings with similar characteristics and remaining maturities.

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

(17) Lighthouse Bank (In thousands)

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

A summary of Lighthouse operating expenses from January 1, 2001 through July 17, 2001 is as follows:

Compensation and benefits	$1,231
Occupancy	110
Equipment and data processing	1,088
Advertising and marketing	474
Other	327
$3,230

Certain operating expenses associated with servicing former Lighthouse customers, including employee stay bonuses, were incurred through the third quarter of 2001. As of September 17, 2001, Lighthouse customers accounts were transferred to Brookline’s systems and records. A pre-tax restructuring charge of $3,927 was recorded in 2001 to provide for merger-related expenses and restructuring charges. A comparison of estimated expenses to actual expenses incurred through December 31, 2003 is as follows:

	Actual expenses	Estimated expenses

Personnel severance payments	$1,222	$1,247
Vendor contract terminations	686	634
Occupancy rent obligations	238	319
Write-off of equipment and software	1,549	1,551
Other miscellaneous items	212	176
	$3,907	$3,927

At December 31, 2003, $20 is included in accrued expenses and other liabilities for the remainder of restructuring charges to be paid.

(18) Business Segments

The Company, through its wholly-owned subsidiary, Brookline, operates as one reportable segment for financial reporting purposes in accordance with SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information”. The primary activity of the Company includes acceptance of deposits from the general public, origination of mortgage loans on residential and commercial real estate, commercial and consumer loans, and investment in debt securities, mortgage-backed securities and other financial instruments.

Through July 17, 2001, the Company’s wholly-owned bank subsidiaries, Brookline and Lighthouse, collectively “the Banks”, were identified as reportable operating segments in accordance with the provisions of SFAS No. 131. Brookline conducted its business primarily through its branch network while Lighthouse conducted its business primarily through the internet.

Since the merger of Lighthouse into Brookline on July 17, 2001, management has evaluated the Company’s performance and allocated resources on a single segment concept.  Detailed disclosure of segment information is not required and the previously reported segment information for the years ended December 31, 2002 and 2001 is not presented.

(19) Condensed Parent Company Financial Statements (In thousands)

Condensed parent company financial statements as of December 31, 2003 and 2002 and for the years ended December 31, 2003, 2002 and 2001 follow.

Balance Sheets

	December 31,
	2003	2002

Assets
Cash and due from banks	$176	$34
Short-term investments	10	5,910
Loan to Bank ESOP	4,752	5,002
Investment in subsidiaries, at equity	596,722	622,548
Other investment	4,251	3,979
Prepaid income taxes	662	—
Other assets	53	7
Total assets	$606,626	$637,480

Liabilities and Stockholders’ Equity
Accrued expenses and other liabilities	$210	$791
Stockholders’ equity	606,416	636,689
Total liabilities and stockholders’ equity	$606,626	$637,480

The Company’s consolidated stockholders’ equity is $268 more at December 31, 2003 and $4,308 less at December 31, 2002 than the amounts presented above because of the elimination of the effect of recognition and retention plan and unallocated ESOP shares in consolidation.

Statements of Income

	Year ended December 31,
	2003	2002	2001

Dividend income from subsidiaries	$12,166	$3,220	$17,180
Interest income:
Short-term investments	11	646	23
Loan to Bank ESOP	417	438	461
Gains on sales of securities	—	—	22
Equity interest in earnings of other investment	538	555	395
Total income	13,132	4,859	18,081

Expenses:
Directors’ fees	128	59	57
Delaware franchise tax	165	111	—
Professional fees	111	63	177
Other	196	238	101
Total expenses	600	471	335

Income before income taxes and equity in undistributed net income of subsidiaries	12,532	4,388	17,746
Income tax expense	446	654	349
Income before equity in undistributed net income of subsidiaries	12,086	3,734	17,397
Equity in undistributed net income of subsidiaries	2,394	18,201	1,937
Net income	$14,480	$21,935	$19,334

Statements of Cash Flows

	Year ended December 31,
	2003	2002	2001

Cash flows from operating activities:
Net income	$14,480	$21,935	$19,334
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of subsidiaries	(2,394)	(18,201)	(1,937)
Equity interest in earnings of other investment	(538)	(555)	(395)
Gains from sales of securities	—	—	(22)
Increase in prepaid income taxes	(662)	—	—
(Increase) decrease in other assets	(46)	3	(5)
Increase (decrease) in accrued expenses and other liabilities	(581)	197	76
Net cash provided from operating activities	10,259	3,379	17,051

Cash flows from investing activities:
Investment in subsidiaries	(1,471)	(150,000)	—
Distribution from subsidiaries	28,656	—	—
Repayment of ESOP loan by subsidiary bank	250	250	314
Payment from subsidiary bank for shares vested in recognition and retention plan	168	162	191
Dividend distribution from other investment	266	262	69
Proceeds from sales of securities available for sale	—	—	63
Net cash provided from (used for) investing activities	27,869	(149,326)	637

Cash flows from financing activities:
Net proceeds from issuance of common stock	—	166,340	—
Purchase of treasury stock	(15,073)	(1,944)	(10,826)
Payment of dividends on common stock	(31,318)	(13,607)	(7,586)
Income tax benefit from exercise of non-incentive stock options	949	—	—
Exercise of stock options	1,556	895	612
Net cash provided from (used for) financing activities	(43,886)	151,684	(17,800)

Net increase (decrease) in cash and cash equivalents	(5,758)	5,737	(112)
Cash and cash equivalents at beginning of year	5,944	207	319
Cash and cash equivalents at end of year	$186	$5,944	$207

Supplemental disclosures of cash flow information:
Cash paid during the year for income taxes	$682	$541	$183

(20) Quarterly Results of Operations (Unaudited, dollars in thousands except per share amounts)

	2003 Quarters
	Fourth	Third	Second	First

Interest income	$16,970	$16,609	$15,345	$17,286
Interest expense	4,644	4,468	4,633	4,863
Net interest income	12,326	12,141	10,712	12,423
Provision for loan losses	313	240	360	375
Net interest income after provision for loan losses	12,013	11,901	10,352	12,048
Gains on securities, net	1,593	—	181	328
Other non-interest income	901	805	913	632
Recognition and retention plans expense	(3,885)	(40)	(26)	(41)
Other non-interest expense	(4,660)	(4,888)	(4,554)	(4,093)
Income before income taxes	5,962	7,778	6,866	8,874
Provision for income taxes	(2,523)	(3,276)	(2,906)	(3,507)
Retroactive credit (assessment) related to REIT	—	—	2,727	(5,515)
Net income (loss)	$3,439	$4,502	$6,687	$(148)

Earnings per share:
Basic	$0.05	$0.08	$0.12	$(0.00)
Diluted	0.05	0.08	0.12	(0.00)

	2002 Quarters
	Fourth	Third	Second	First

Interest income	$17,828	$18,632	$17,686	$17,351
Interest expense	5,461	6,621	6,757	6,680
Net interest income	12,367	12,011	10,929	10,671
Credit for loan losses	(100)	(50)	—	(100)
Net interest income after credit for loan losses	12,467	12,061	10,929	10,771
Gains on securities, net	7,162	302	312	922
Loss from prepayment of FHLB advances	(7,494)	(282)	—	—
Other non-interest income	1,034	353	489	582
Other non-interest expense	(4,107)	(3,830)	(3,647)	(3,720)
Income before income taxes	9,062	8,604	8,083	8,555
Provision for income taxes	3,197	3,143	2,952	3,077
Net income	$5,865	$5,461	$5,131	$5,478

Earnings per share:
Basic	$0.10	$0.09	$0.09	$0.10
Diluted	0.10	0.09	0.09	0.10