Form 10-K, Exhibit 13
period 2006-12-31
BROOKLINE BANCORP INC
filed 2007-02-28
CIK 1049782

Exhibit 13

SELECTED CONSOLIDATED FINANCIAL DATA

The selected consolidated financial and other data of the Company set forth below is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Company and Notes thereto presented elsewhere in this Annual Report.

		At December 31,
	2006	2005	2004	2003	2002
		(In thousands)
Selected Financial Condition Data:

Total assets	$2,373,040	$2,214,704	$1,694,499	$1,524,034	$1,423,357

Loans	1,792,062	1,636,755	1,269,637	1,074,740	807,425

Allowance for loan losses (1)	23,024	22,248	17,540	16,195	15,052

Debt securities:
Available for sale	332,571	371,363	251,392	276,623	347,211

Held to maturity	233	410	889	1,343	4,861

Marketable equity securities	2,675	3,543	9,460	11,329	13,838

Goodwill and identified intangible assets	50,893	45,086	—	—	—

Retail deposits	1,210,206	1,168,307	773,958	679,921	649,325

Brokered deposits	78,060	—	—	—	—

Borrowed funds and subordinated debt	475,898	423,725	320,171	220,519	124,900

Stockholders’ equity	582,893	602,450	585,013	606,684	632,381

Non-performing loans	900	480	111	50	5

Non-performing assets	1,959	973	439	133	5

(1)             The amount at December 31, 2006 is net of a $1,286 transfer to an allowance for unfunded loan commitments which is included in other liabilities.

		Year ended December 31,
	2006	2005	2004	2003	2002
		(In thousands)
Selected Operating Data:

Interest income	$132,650	$107,096	$72,110	$66,210	$71,497
Interest expense	62,471	39,050	21,124	18,608	25,519
Net interest income	70,179	68,046	50,986	47,602	45,978
Provision (credit) for loan losses	2,549	2,483	2,603	1,288	(250)
Net interest income after provision (credit) for loan losses	67,630	65,563	48,383	46,314	46,228
Gains on securities, net	558	853	1,767	2,102	8,698
Loss from prepayment of FHLB advances	—	—	—	—	(7,776)
Other non-interest income	3,292	4,444	3,443	3,251	2,458
Merger/conversion expense	—	(894)	—	—	—
Amortization of identified intangible assets	(2,234)	(2,370)	—	—	—
Other non-interest expense	(34,635)	(30,693)	(22,989)	(22,187)	(15,304)
Income before income taxes and minority interest	34,611	36,903	30,604	29,480	34,304
Provision for income taxes	(13,614)	(14,873)	(12,837)	(12,212)	(12,369)
Retroactive assessment related to REIT	—	—	—	(2,788)	—
Net income before minority interest	20,997	22,030	17,767	14,480	21,935
Minority interest in earnings of subsidiary	185	—	—	—	—
Net income	$20,812	$22,030	$17,767	$14,480	$21,935

SELECTED FINANCIAL RATIOS AND OTHER DATA

	At or For the Year Ended December 31,
	2006	2005	2004	2003	2002

Performance Ratios:

Return on average assets	0.89%	1.01%	1.10%	1.00%	1.68%

Return on average stockholders’ equity	3.53	3.61	2.99	2.36	4.81

Interest rate spread (1)	2.14	2.48	2.34	2.26	2.41

Net interest margin (1)	3.13	3.24	3.21	3.34	3.58

Dividend payout ratio	217.65	200.00	238.71	216.00	83.16

Capital Ratios:

Stockholders’ equity to total assets at end of year	24.56	27.20	34.52	39.81	44.43

Tier 1 core capital ratio at end of year (2)	19.39	20.64	27.66	31.53	34.37

Asset Quality Ratios:

Non-performing assets as a percent of total assets at end of year	0.08	0.04	0.03	0.01	—

Allowance for loan losses as a percent of loans at end of year (3)	1.28	1.36	1.38	1.51	1.86

Per Share Data:

Basic earnings per common share (4)	$0.34	$0.37	$0.31	$0.25	$0.38

Diluted earnings per common share (4)	$0.34	$0.36	$0.31	$0.25	$0.38

Number of shares outstanding at end of year (in thousands) (5)	61,584	61,584	59,143	58,825	58,545

Dividends paid per common share (4)	$0.74	$0.74	$0.74	$0.54	$0.316

Book value per common share at end of year	$9.47	$9.78	$9.89	$10.31	$10.80

Tangible book value per common share at end of year	$8.64	$9.05	$9.89	$10.31	$10.80

Market value per common share at end of year	$13.17	$14.17	$16.32	$15.34	$11.90

(1)             Calculated on a fully-taxable equivalent basis.

(2)             This regulatory ratio relates only to Brookline Bank.

(3)             The allowance for loan losses at December 31, 2006 is net of a $1,286 (in thousands) transfer to an allowance for unfunded loan commitments which is included in other liabilities. If the transfer had not been made, the allowance as a percent of total loans at December 31, 2006 would have been 1.36%.

(4)             Amounts are restated to give retroactive recognition to the exchange ratio (2.186964 new shares for each old share) applied in the conversion that was completed on July 9, 2002.

(5)             Common stock issued less treasury stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following should be read in conjunction with the Consolidated Financial Statements of Brookline Bancorp, Inc. (the “Company”) and the Notes thereto presented elsewhere in this Annual Report.

Forward-Looking Statements and Factors Affecting Those Statements

The following discussion contains forward-looking statements based on management’s current expectations regarding factors that may affect the Company’s earnings and financial condition in the future. Any statements herein that are not statements of historical fact are likely to be forward-looking statements. Any statements herein preceded by, followed by or which include the words “may”, “could”, “should”, “will”, “would”, “believe”, “expect”, “anticipate”, “estimate”, “intend”, “plan”, “assume” or similar expressions are forward-looking statements.

These forward-looking statements, implicitly and explicitly, include the underlying assumptions and information used by management to establish plans, objectives, goals and expectations. While the Company believes the expectations reflected in its forward-looking statements are reasonable, the statements involve risks and uncertainties that are subject to change based on various factors, some of which are outside the control of the Company. The following factors, among others, could cause the Company’s financial performance to differ materially from the objectives, expectations, forecasts and projections expressed in the forward-looking statements:

•                     Interest rate policies of the Federal Open Market Committee of the Federal Reserve System. The Company’s results of operations depend significantly on the interest rate environment. Changes in interest rates can affect profitability, stockholders’ equity, the carrying value and average life of assets, the demand for loans, the collectibility of loans and investment securities, and the flow and mix of deposits. Continuation of the inverted yield curve environment which existed for much of 2006 would likely have an adverse effect on the Company’s profitability in 2007.

•                     Changes in the local real estate market. A significant part of the Company’s loan portfolio ($1.1 billion) is concentrated in commercial, multi-family, residential and construction loans secured by real estate located primarily in eastern Massachusetts. Changes in the real estate market could affect the Company’s volume of loan originations and the level of loan losses it experiences.

•                     Changes in the local, regional and national economy. In addition to real estate loans, the Company’s loan portfolio includes $540 million of indirect automobile loans and $128 million of loans to finance equipment to small businesses. Changes in the economy could affect the ability of borrowers to repay loans, the demand for loans and the level of loan losses the Company experiences.

•                     Acquisitions and other growth initiatives. On January 7, 2005, the Company acquired Mystic Financial, Inc. (“Mystic”) and, on April 13, 2006, the Company increased its ownership interest in Eastern Funding LLC (“Eastern”) from approximately 28% to 87%. Additionally, in 2006, the Company recruited experienced loan officers to expand commercial business lending. The Company continues to seek additional acquisitions and to expand through the offering of expanded services and the opening of new branches. While acquisitions and other growth activities are important to the long-term success of the Company, there are risks associated with such initiatives. The initiatives often require investments and expenditures that can have a negative effect on operating results in the short-term and cause significant adverse consequences if the initiatives are not executed satisfactorily.

Executive Level Overview

An inverted yield curve environment existed for much of 2006. The resulting shrinkage between rates earned on loans and investment securities and rates paid on deposits and liabilities had a negative effect on profitability.

A significant part of the Company’s growth in assets and profitability in 2005 resulted from the Mystic acquisition. The acquisition of a controlling interest in Eastern in 2006 was immediately accretive to earnings and a contributing factor to asset growth in that year.

The following is a summary of operating and financial condition highlights as of and for each of the years in the three year period ended December 31.

Operating Highlights

	Year ended December 31,
	2006	2005	2004
	(In thousands except per share amounts)

Net interest income	$70,179	$68,046	$50,986
Provision for loan losses	2,549	2,483	2,603
Non-interest income	3,850	5,297	5,210
Merger/conversion expense	—	894	—
Amortization of identified intangible assets	2,234	2,370	—
Other non-interest expense	34,635	30,693	22,989
Income before income taxes and minority interest	34,611	36,903	30,604
Provision for income taxes	13,614	14,873	12,837
Minority interest in earnings of subsidiary	185	—	—
Net income	20,812	22,030	17,767

Basic earning per common share	$0.34	$0.37	$0.31
Diluted earning per common share	0.34	0.36	0.31

Interest rate spread	2.14%	2.48%	2.34%
Net interest margin	3.13%	3.24%	3.21%

Financial Condition Highlights

	At December 31,
	2006	2005	2004
	(In thousands)

Total assets	$2,373,040	$2,214,704	$1,694,499
Net loans	1,769,038	1,614,507	1,252,097
Retail deposits	1,210,206	1,168,307	773,958
Brokered deposits	78,060	—	—
Borrowed funds and subordinated debt	475,898	423,725	320,171
Stockholders’ equity	582,893	602,450	585,013

Non-performing assets	$1,959	$973	$439

Stockholders’ equity to total assets	24.56%	27.20%	34.52%

Operating and financial condition highlights were influenced by the following:

•                 The continued pressure on interest rate spread and net interest margin

•                 The acquisition of a controlling interest in Eastern in 2006

•                 The acquisition of Mystic in 2005

•                 Continued growth of the indirect automobile loan portfolio

•                 A decline in the mortgage loan portfolio

•                 Fluctuation in the provisions for loan losses attributable to the Company’s loan segments

•                 Lower non-interest income in 2006 due primarily to reduced mortgage loan prepayment fees

•                 Higher non-interest expenses due primarily to inclusion of Eastern in 2006 and Mystic in 2005

Commentary on each of these factors is presented on the following pages.

Average Balances, Net Interest Income, Interest Rate Spread and Net Interest Margin

The following table sets forth information about the Company’s average balances, interest income and rates earned on average interest-earning assets, interest expense and rates paid on interest-bearing liabilities, interest rate spread and net interest margin for 2006, 2005 and 2004. Average balances are derived from daily average balances and yields include fees and costs which are considered adjustments to yields.

	Year ended December 31,
	2006			2005			2004
	Average balance	Interest (1)	Average yield/ cost	Average balance	Interest (1)	Average yield/ cost	Average balance	Interest (1)	Average yield/ cost
	(Dollars in thousands)
Assets:
Interest-earning assets:
Short-term investments	$108,522	$5,338	4.92%	$139,294	$4,356	3.13%	$116,260	$1,540	1.32%
Debt securities (2)	354,174	15,292	4.32	339,097	11,332	3.34	266,932	6,366	2.38
Equity securities (2)	30,174	1,656	5.49	30,367	1,347	4.44	25,495	814	3.19
Mortgage loans (3)	1,078,769	69,015	6.40	1,097,411	67,248	6.13	826,227	48,818	5.91
Commercial loans — Eastern (3)	90,837	9,838	10.83	—	—	—	—	—	—
Other commercial loans (3)	66,744	4,643	6.96	74,119	4,477	6.04	42,862	2,073	4.84
Indirect automobile loans (3)	522,977	27,019	5.17	428,365	18,436	4.30	314,538	12,460	3.96
Consumer loans (3)	3,030	229	7.56	2,951	210	7.12	2,386	176	7.38
Total interest-earning assets	2,255,227	133,030	5.90%	2,111,604	107,406	5.09%	1,594,700	72,247	4.53%
Allowance for loan losses	(24,261)			(21,487)			(16,758)
Non interest-earning assets	102,244			97,575			31,735
Total assets	$2,333,210			$2,187,692			$1,609,677

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Deposits:
NOW accounts	$89,008	219	0.25%	$96,853	213	0.22%	$62,543	86	0.14%
Savings accounts	112,774	1,804	1.60	147,922	2,014	1.36	69,364	1,173	1.69
Money market savings accounts	219,533	5,335	2.43	268,026	4,330	1.62	279,590	3,295	1.18
Retail certificates of deposit	684,503	28,417	4.15	556,212	16,615	2.99	274,034	7,154	2.61
Total retail deposits	1,105,818	35,775	3.24	1,069,013	23,172	2.17	685,531	11,708	1.71
Brokered certificates of deposit	49,598	2,663	5.37	—	—	—	—	—	—
Total deposits	1,155,416	38,438	3.33	1,069,013	23,172	2.17	685,531	11,708	1.71
Borrowed funds	491,946	23,127	4.70	413,555	15,192	3.67	280,739	9,416	3.35
Subordinated debt	12,160	906	7.45	11,964	686	5.73	—	—	—
Total interest-bearing liabilities	1,659,522	62,471	3.76%	1,494,532	39,050	2.61%	966,270	21,124	2.19%
Non-interest-bearing demand checking accounts	61,869			67,081			35,789
Other liabilities	22,655			15,928			14,349
Total liabilities	1,744,046			1,577,541			1,016,408
Stockholders’ equity	589,164			610,151			593,269
Total liabilities and stockholders’ equity	$2,333,210			$2,187,692			$1,609,677
Net interest income (tax equivalent basis)/interest rate spread		70,559	2.14%		68,356	2.48%		51,123	2.34%
Less adjustment of tax exempt income		380			310			137
Net interest income		$70,179			$68,046			$50,986
Net interest margin			3.13%			3.24%			3.21%

(1)             Tax exempt income on equity and debt securities is included on a tax equivalent basis.

(2)             Average balances include unrealized gains on securities available for sale. Equity securities include marketable equity securities (preferred and common stocks) and restricted equity securities.

(3)             Loans on non-accrual status are included in average balances.

Highlights from the table on the preceding page follow.

•                    Interest rate spread fluctuated from 2.34% in 2004 to 2.48% in 2005 and 2.14% in 2006 primarily as a result of a shift in the interest rate environment. As interest rates started to rise in mid-2004, asset yields increased faster than the increase in funding costs. That trend started to reverse in the latter part of 2005 and continued throughout 2006 as the yield curve first became flatter and ultimately became inverted.

•                    Offsetting part of the adverse consequences resulting from changes in the interest rate environment was the benefit derived from the increase in loans outstanding as a percent of total interest-earning assets outstanding from 74% in 2004 to 76% in 2005 and 78% in 2006. Generally, the yield on loans is higher than the yield on investment securities.

•                    The trend in net interest margin was similar to that in interest rate spread, although less pronounced in degree of fluctuation. Increased revenues derived from the increase in loans as a percent of total interest-earning assets was partially offset by the effect of a decline in the percent of total assets funded by stockholders’ equity from 37% in 2004 to 28% in 2005 and 25% in 2006.

•                    Average interest-earning assets increased $144 million, or 7%, in 2006 compared to $517 million, or 32%, in 2005 and $165 million, or 12% in 2004. The increase in 2006 was attributable primarily to the acquisition of Eastern and growth of the indirect automobile loan portfolio. The increase in 2005 was attributable primarily to the acquisition of Mystic and growth of the indirect automobile loan portfolio.

•                    The average balance of mortgage loans outstanding declined $19 million, or 2%, in 2006 compared to 2005 due in part to increased competitive pressure that drove down the pricing of new mortgage loan originations. Without improvement in pricing, the Company will be inclined to continue to approach mortgage loan originations with caution.

•                    The acquisition of Eastern and loan growth in 2006 were funded primarily by a combination of higher costing borrowings from the Federal Home Loan Bank (“FHLB”) and brokered certificates of deposit and to a lesser extent by a reduction in short-term investments.

•                    Customarily, higher rates are paid on certificates of deposit than on transaction-related deposits. Retail certificates of deposit comprised 62% of the average of total retail deposits in 2006 compared to 52% in 2005 and 40% in 2004. This shift in the mix of deposits resulted primarily from the changes in the interest rate environment mentioned above as well as increased competition for deposits.

As we have mentioned frequently in prior reports, interest rate spread and net interest margin are greatly influenced by interest rates established by the Federal Reserve. Commencing in June 2004 and extending through June 2006, the Federal Open Market Committee of the Federal Reserve System approved 17 rate increases of 0.25% each in the federal funds rate for overnight borrowings between banks. Since June 2006, the Federal Reserve has left the federal funds borrowing rate unchanged at 5.25%. The combination of the rate setting actions of the Federal Reserve and trends in economic indicators such as the rate of inflation, the rate of economic growth, unemployment and the housing market caused the migration of the yield curve from an upward slope to an inverted slope. Improvement in interest rate spread and net interest margin will continue to be difficult to achieve until the slope of the yield curve starts to move upward.

Since the second half of 2003, the Company has paid an extra dividend of $0.20 per share semi-annually. It is worth noting that each extra dividend of $0.20 per share reduces stockholders’ equity by approximately $12 million and interest income by the amount that otherwise would be earned if the dividend were not paid.

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

	Year ended December 31, 2006 compared to year ended December 31, 2005			Year ended December 31, 2005 compared to year ended December 31, 2004
	Increase (decrease)			Increase (decrease)
	due to			due to
	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)
Interest income:
Short-term investments	$(1,116)	$2,098	$982	$358	$2,458	$2,816
Debt securities	523	3,437	3,960	1,999	2,967	4,966
Equity securities	(9)	318	309	175	358	533
Mortgage loans	(1,156)	2,923	1,767	16,557	1,873	18,430
Commercial loans - Eastern	9,838	—	9,838	—	—	—
Other commercial loans	(472)	638	166	1,911	493	2,404
Indirect automobile loans	4,500	4,083	8,583	4,824	1,152	5,976
Other consumer loans	6	13	19	40	(6)	34
Total interest income	12,114	13,510	25,624	25,864	9,295	35,159

Interest expense:
Deposits:
NOW accounts	(18)	24	6	61	66	127
Savings accounts	(527)	317	(210)	1,108	(267)	841
Money market savings accounts	(888)	1,893	1,005	(141)	1,176	1,035
Retail certificates of deposit	4,388	7,414	11,802	8,299	1,162	9,461
Total retail deposits	2,955	9,648	12,603	9,327	2,137	11,464
Brokered certificates of deposit	2,663	—	2,663	—	—	—
Total deposits	5,618	9,648	15,266	9,327	2,137	11,464
Borrowed funds	3,205	4,730	7,935	4,808	968	5,776
Subordinated debt	11	209	220	686	—	686
Total interest expense	8,834	14,587	23,421	14,821	3,105	17,926

Net change in net interest income	$3,280	$(1,077)	$2,203	$11,043	$6,190	$17,233

Highlights from the above table follow.

•                     All of the increase in net interest income in 2006 resulted from asset growth, the most notable part of which was the added interest income resulting from the high yielding loans obtained through the Eastern acquisition. Part of the benefit derived from the asset growth was offset by the reduction in interest rate spread discussed in the previous subsection of this report.

•                     The increase in net interest income in 2005 resulted from the combination of asset growth (most of which came from the Mystic acquisition) and a better interest rate spread.

Acquisition of Controlling Interest in Eastern

On April 13, 2006, the Company increased its ownership interest in Eastern from approximately 28% to 87%. Eastern specializes primarily in the financing of coin-operated laundry, dry cleaning and convenience store equipment and businesses in the greater metropolitan New York area and selected other locations in the Northeast. These loans earn higher yields of interest because the borrowers are typically small businesses that lack the capital to borrow funds at lower rates of interest. While the loan loss experience of Eastern since its founding in 1997 has been very good, deterioration in the economy could result in a higher level of loan losses in the future.

The purchase was completed through payment of $16.6 million in cash, including transaction costs. The acquisition added $115 million to the Company’s assets, $108 million of which were loans. Total loans outstanding increased to $127 million at December 31, 2006.

As part of the acquisition, the Company paid off Eastern’s borrowed funds ($95 million) and replaced those borrowings primarily with funds obtained through brokered certificates of deposit. The ability of the Company to finance Eastern’s loan portfolio at lower interest rates than those that Eastern would have had to pay if it continued as a stand-alone entity was a major reason why the Company made the acquisition. Inclusion of Eastern’s results of operations was immediately accretive to the consolidated earnings of the Company. See note 2 to the consolidated financial statements appearing elsewhere herein for additional information about the acquisition.

Acquisition of Mystic

The Company acquired Mystic on January 7, 2005. The acquisition added $483 million to the Company’s assets at that date (including goodwill of $35.6 million and a core deposit intangible of $11.8 million) and $420 million to the Company’s liabilities (including deposits of $332 million). The issuance of 2,516,525 shares of the Company’s common stock in connection with the acquisition added $39 million to stockholders’ equity.

As part of the acquisition, Mystic was merged into the Company and, on April 11, 2005, the operating systems of Mystic’s bank subsidiary were converted to the operating systems of the Company’s bank subsidiary. Merger/conversion related expenses were $894,000 in 2005, substantially all of which were incurred in the first half of the year. Non-interest expense in 2005 also included $2,370,000 of amortization of the core deposit intangible. Expense for amortization of the core deposit intangible was $2,105,000 in 2006. Amortization of the core deposit intangible, which is deductible for income tax purposes, is occurring over a nine year period on an accelerated basis.

Indirect Automobile Loan Business

The Company’s indirect automobile loan portfolio grew from $369 million at the end of 2004 to $459 million at the end of 2005 and $540 million at the end of 2006. It is expected that this rate of growth will decline in 2007 because of market conditions and the higher level of loan originations required to affect normal monthly principal payments.

In originating indirect automobile loans, there is a strong correlation between interest rates offered and the degree of the borrower’s credit risk. In general, the higher the credit score of the borrower, the lower the interest rate earned. Correspondingly, loan losses are normally lower when credit scores are higher.

When the Company entered into the indirect automobile loan business in February 2003, the Company focused on making loans to individuals with excellent credit histories. While this emphasis has resulted in favorable loan loss experience, it has held back profitability somewhat since high quality loans typically generate lower yields.

Since inception, the Company has originated over 50,000 loans aggregating over $1.1 billion. Less than 10% of the loans originated have been to individuals with credit scores below 660, despite a Company policy limit allowing up to 15% of loan originations to be to borrowers with credit scores below 660. Based on analysis of its loan experience over the past four years, the Company expanded its lending to borrowers with credit scores below 660 in the second half of 2006. The Company expects the resulting increase in income to more than offset any increase in loan losses that might arise from this initiative. The 15% policy limit has not been changed. The percent of loans outstanding with credit scores below 660 was 11% at December 31, 2006 compared to 9% at December 31, 2005. The average credit score of all loans outstanding at December 31, 2006 was 732 compared to 731 at December 31, 2005.

Mortgage Loan Portfolio

Mortgage loans outstanding at December 31, 2006 amounted to $1.082 billion or $64 million less than the amount outstanding at December 31, 2005. In 2005, the mortgage loan portfolio increased $276 million, much of which resulted from the Mystic acquisition.

Shortly after completion of the acquisition, $30 million of fixed rate residential mortgage loans with 15 to 30 year maturities that were in the Mystic loan portfolio were sold to reduce the exposure to loss that would occur in a rising interest rate environment. Construction loans and certain commercially-related loans in the Mystic portfolio were deemed to have higher risk characteristics and, accordingly, efforts were focused on having those loans paid off or strengthened through the obtaining of additional collateral. Throughout 2005 and 2006, the outstanding balance of those mortgage loans declined as a result of loan payments.

While much of the decline in mortgage loans outstanding in 2006 was attributable to payment of loans acquired in the Mystic transaction, part of the decline resulted from increased competitive pressure, especially in the multi-family and commercial real estate mortgage sectors. Competition has caused the market pricing for such loans to adjust downward to levels where the potential profit from originating the loans is skimpy in relation to credit risk undertaken. In the current environment, the Company is selective in the loans it is willing to originate. It is expected that growth of the mortgage loan portfolio in 2007 will be modest.

Provision for Loan Losses

The provision for loan losses was $2,549,000 in 2006, $2,483,000 in 2005 and $2,603,000 in 2004. The provision for loan losses is comprised of amounts relating to the indirect automobile loan portfolio, the Eastern loan portfolio and the remainder of the Company’s loan portfolio.

The provision for loan losses related to the indirect automobile loan portfolio was $3,098,000 in 2006, $2,859,000 in 2005 and $2,199,000 in 2004. The increases were attributable to the growth of the portfolio which was discussed in a prior subsection herein. Net charge-offs were $1,838,000 in 2006, $1,358,000 in 2005 and $1,246,000 in 2004, or 0.35%, 0.32% and 0.40% of the average balance of indirect automobile loans outstanding in those respective years.

The provision for loan losses related to the Eastern loan portfolio was $851,000 since the acquisition in April 2006. Net charge-offs in that period were $515,000, an amount equal to 0.57% of average loans outstanding on an annualized basis.

Regarding the remainder of the Company’s loan portfolio, credits of $1,400,000 and $376,000 were taken into income in 2006 and 2005, respectively, and $404,000 was charged to earnings in 2004. Of the total credit taken to income in 2006, $1,050,000 was credited in the fourth quarter of 2006. Much of that amount ($828,000) resulted from a reduction in the reserve factor applied to the multi-family mortgage loan portfolio. The remainder of the credit in 2006 and the credit in 2005 resulted from reductions in outstanding loans through pay downs, including loans classified as higher risk loans. The provision in 2004 was attributable primarily to growth of the loan portfolio in that year.

See the subsection “Allowance for Loan Losses” appearing elsewhere herein for more information about amounts set aside to absorb loan losses.

Non-Interest Income

Non-interest income was $3,850,000 in 2006 compared to $5,297,000 in 2005 and $5,210,000 in 2004. The decline was due primarily to less fees from prepayment of mortgage loans, a decline in gains from asset sales and lower earnings from Eastern before the Company’s increase in ownership.

Fees from prepayment of mortgage loans declined from $1,506,000 in 2004 and $1,629,000 in 2005 to $246,000 in 2006. Net gains from the sale of marketable equity securities declined from $1,767,000 in 2004 to $853,000 in 2005 and $558,000 in 2006. In 2005, gains of $322,000 were realized from the sale of a building and a foreclosed property obtained in the Mystic acquisition. The Company’s equity interest in the earnings of Eastern amounted to $608,000 in 2004, $445,000 in 2005 and $1,000 in the 2006 period up to the time of the acquisition.

Non-Interest Expense

Non-interest expense included $2,234,000 in 2006 and $2,370,000 in 2005 for the amortization of identified intangible assets resulting from the acquisitions of Mystic and Eastern. Also included in 2005 was $894,000 of merger/conversion expenses related to the Mystic acquisition.

Excluding amortization and merger/conversion expenses, non-interest expense increased from $23.0 million in 2004 to $30.7 million in 2005 and $34.6 million in 2006. The increases resulted primarily from the inclusion of the operations of Mystic since January 2005, the operations of Eastern since April 2006, the opening of a new branch in the fall of 2004 and another in April 2006, the hiring of additional loan officers in 2006, $243,000 of compensation expense in 2006 resulting from the vesting of restricted stock upon the retirement of a member of the Board of Directors, and higher processing and service costs resulting from growth of the indirect automobile loan portfolio.

As a result of adoption of a new accounting pronouncement (SFAS 123-R), effective January 1, 2006, dividends paid on unvested shares awarded to directors, officers and employees of the Company are recognized as compensation expense whereas, prior to that date, such payments were charged to retained earnings. Dividends paid on unvested shares amounted to $415,000 in 2006, $578,000 in 2005 and $732,000 in 2004. The new accounting pronouncement also required that, effective January 1, 2006, dividend equivalent rights payable to holders of outstanding vested stock options be charged to retained earnings; prior to that date, such payments were recognized as compensation expense. Dividend equivalent rights paid or payable to holders of unexercised stock options were $960,000 in 2006, $702,000 in 2005 and $734,000 in 2004.

Other Operating Highlights

Provision for Income Taxes. The effective rate of federal and state income taxes applied to the Company’s pre-tax earnings was 39.3% in 2006, 40.3% in 2005 and 41.9% in 2004. The decline in rates was due primarily to (a) a higher portion of taxable income being earned by the Company’s investment security subsidiaries (income in those subsidiaries is subject to a lower rate of state taxation than income earned by the Company’s other subsidiaries), (b) higher tax exempt income from investment in municipal obligations and (c) less state taxes resulting from dividend transfers from Company subsidiaries to the parent Company.

Other Financial Condition Highlights

Deposits. Excluding deposits derived from the Mystic acquisition, retail deposits increased $42 million (4%) in 2006, $62 million (8%) in 2005 and $94 million (14%) in 2004. The increases were due primarily to marketing initiatives and the opening of new branches. The gains came at a considerable cost, however, since the mix of deposits gravitated to more expensive certificates of deposit. That category of deposits represented 61% of total retail deposits at the end of 2006 compared to 55% at the end of 2005 and 41% at the end of 2004.

The Company obtained $78 million of brokered deposits in 2006 and used the funds primarily to pay off some of the higher rate borrowed funds of Eastern. The weighted average maturity of the brokered deposits at origination was 2.2 years and the weighted average annual rate to be paid on the deposits is 5.38%. Obtaining of the brokered deposits did not require the pledging of assets as collateral as is normally the case in borrowings from the FHLB.

Borrowed Funds. Funds borrowed from the FHLB increased $52 million in 2006 to $464 million at December 31, 2006. Excluding $74 million of borrowings assumed in the Mystic acquisition, the Company increased its borrowings from the FHLB by $18 million in 2005 and $99 million in 2004. Proceeds from the borrowings were used primarily to fund loan growth.

Stockholders’ Equity. Stockholders’ equity increased from $585 million at the end of 2004 to $602 million in 2005 and declined to $583 million in 2006. The decline in 2006 was due primarily to payment to stockholders of two semi-annual extra dividends of $0.20 per share. Such payments exceeded earnings and, accordingly, represented a return of capital to stockholders (subject to taxation) rather than a distribution of earnings. The increase in 2005 was due primarily to the issuance of $39 million of common stock in connection with the Mystic acquisition, offset in part by the payment to stockholders of two semi-annual extra dividends of $0.20 per share in excess of earnings.

Since the payment of the first semi-annual extra dividend in August 2003, over $96 million, or $1.60 per share, has been paid to stockholders. Such payments have been an effective means of distributing part of the Company’s excess capital in a measured way that treats all stockholders equally. While it is the intent of the Board of Directors to continue to return capital to stockholders through payment of an extra dividend semi-annually, the magnitude of any future payment will be considered in light of changing opportunities to deploy capital effectively, including the repurchase of Company common stock and expansion of the Company’s business through acquisitions.

Non-Performing Assets

The following table sets forth information regarding non-performing assets, restructured loans and the allowance for loan losses:

	Year ended December 31,
	2006	2005	2004	2003	2002
	(In thousands)
Non-accrual loans:
Mortgage loans:
One-to-four family	$—	$167	$—	$—	$—
Commercial real estate	90	—	—	—	—
Commercial loans — Eastern	657	—	—	—	—
Indirect automobile loans	153	313	111	49	—
Other consumer loans	—	—	—	1	5
Total non-accrual loans	900	480	111	50	5
Repossessed vehicles	784	493	328	83	—
Repossessed equipment	178	—	—	—	—
Other receivable	97	—	—	—	—
Total non-performing assets	$1,959	$973	$439	$133	$5

Restructured loans	$—	$—	$—	$—	$—

Allowance for loan losses as a percent of total loans	1.28%	1.36%	1.38%	1.51%	1.86%
Non-performing loans as a percent of total loans	0.05	0.03	0.01	—	—
Non-performing assets as a percent of total assets	0.08	0.04	0.03	0.01	—

Loans are placed on non-accrual status either when reasonable doubt exists as to the full timely collection of interest and principal or automatically when a loan becomes past due 90 days.

Restructured loans represent performing loans for which concessions (such as reductions of interest rates to below market terms and/or extension of repayment terms) are granted due to a borrower’s financial condition.

The increase in non-accrual loans and the existence of repossessed equipment in 2006 resulted from inclusion of Eastern which was acquired in April 2006. The increase in repossessed vehicles over the past four years is due to growth of the automobile loan business.

Allowance for Loan Losses

The allowance for loan losses is management’s estimate of probable known and inherent credit losses in the loan portfolio. The methodology followed to determine the amount of allowance to be recorded in the Company’s financial statements is described in the following paragraphs.

The Company utilizes an internal rating system to monitor and evaluate the credit risk inherent in its loan portfolio. At the time of loan approval, all loans other than indirect automobile loans, Eastern loans, one-to-four family residential mortgage loans, home equity loans and other consumer loans are assigned a rating based on all the factors considered in originating the loan. The initial loan rating is recommended by the loan officer and approved by the individuals or committee responsible for approving the loan. Loan officers are expected to recommend to the Loan Committee changes in loan ratings when facts come to their attention that warrant an upgrade or downgrade in a loan rating.

Problem and potential problem assets (including those in the Eastern loan portfolio) are assigned ratings that coincide with the “Substandard”, “Doubtful” and “Loss” classifications used by federal regulators in their examination of financial institutions. Generally, an asset is considered Substandard if it is inadequately protected by the current net worth and paying capacity of the obligors and/or the collateral pledged. Substandard assets include those characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected. Assets classified as Doubtful have all the weaknesses inherent in those classified Substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, highly questionable and improbable. Assets classified as Loss are those considered uncollectible and of such little value that their continuance as assets without the establishment of a specific loss reserve and/or charge-off is not warranted. Assets which do not currently expose the Company to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated “Special Mention”. The Company assigns its fourth lowest rating to loans meeting this designation.

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

At December 31, 2006, there were loans of $3.5 million classified Special Mention, $5.2 million classified Substandard and $51,000 classified Doubtful. There were specific reserves of $970,000 on such loans. At December 31, 2005, there were loans of $5.5 million classified Special Mention, $2.5 million classified Substandard and $1.3 million classified Doubtful. There were specific reserves of $567,000 on such loans.

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

The following table sets forth activity in the Company’s allowance for loan losses for the years presented in the table

	Year ended December 31,
	2006	2005	2004	2003	2002
	(In thousands)
Balance at beginning of year	$22,248	$17,540	$16,195	$15,052	$15,301
Provision (credit) for loan losses	2,549	2,483	2,603	1,288	(250)
Allowance obtained through acquisitions	1,959	3,501	—	—	—
Transfer for off-balance sheet loan commitments	(1,286)	—	—	—	—
Charge-offs:
Indirect automobile loans	2,277	1,803	1,384	186	—
Other consumer loans	7	17	25	38	30
One-to-four family mortgage loan	65	—	—	—	—
Commercial loans — Eastern	638	—	—	—	—
Other commercial loans	38	—	—	—	—
Total charge-offs	3,025	1,820	1,409	224	30
Recoveries:
Mortgage loans:
Multi-family	—	—	—	40	21
Commercial real estate	4	79	7	7	7
Indirect automobile loans	439	445	138	29	—
Other consumer loans	6	20	6	3	3
Commercial loans — Eastern	123	—	—	—	—
Other commercial loans	7	—	—	—	—
Total recoveries	579	544	151	79	31

Net (charge-offs) recoveries	(2,446)	(1,276)	(1,258)	(145)	1
Balance at end of year	$23,024	$22,248	$17,540	$16,195	$15,052

As explained in greater detail in an earlier subsection herein, the provision for loan losses is comprised of amounts relating to the indirect automobile loan portfolio, the Eastern loan portfolio and the remainder of the Company’s loan portfolio.

The provision for loan losses and net charge-offs relating to indirect automobile loans have increased each year as the portfolio has grown. However, the rate of net charge-offs expressed as a percent of the average balance of indirect automobile loans outstanding has remained relatively stable at 0.35% in 2006, 0.32% in 2005 and 0.40% in 2004. Loans delinquent 30 days or more were $7.1 million, or 1.31% of loans outstanding, at the end of 2006 compared to $5.9 million, or 1.28%, at the end of 2005 and $4.5 million, or 1.22%, at the end of 2004.

Since the Company commenced indirect automobile lending in February 2003, it has been the Company’s intent to build up the allowance for loan losses allocated to that portfolio segment. As the portfolio has an average life in the range of two and one-half years and the annualized rate of net charge-offs has been in the range of 0.30% to 0.40%, the Company has sought to achieve an ultimate allowance for loan losses for the indirect automobile loan portfolio equal to 1.00% of loans outstanding. By providing amounts in excess of actual net loan losses, the allowance for loan losses allocated to the indirect automobile loan portfolio expressed as a percent of indirect automobile loans outstanding has increased from 0.38% at the end of 2004 to 0.64% at the end of 2005 and 0.77% at the end of 2006. The total of allowance allocated to indirect automobile loans was $4,176,000 at December 31, 2006 compared to $2,917,000 at December 31, 2005 and $1,416,000 at December 31, 2004.

Only $65,000 of charge-offs has been experienced in the past five years in the Company’s mortgage loan portfolio. The Company believes this favorable experience is attributable to the economy during that time and is not sustainable over normal lending cycles. When the economy is strong, an inherent higher level of risk continues to exist because of the long-term nature of the Company’s mortgage loan portfolio. Mortgage loans tend to have an average life of several years. The higher level of risk in such loans becomes more evident when the economy weakens.

The following tables set forth the Company’s percent of allowance by loan category and the percent of loans to total loans in each of the categories listed at the dates indicated.

	At December 31,
	2006			2005			2004
			Percent			Percent			Percent
			of loans			of loans			of loans
		Percent of	in each		Percent of	in each		Percent of	in each
		allowance	category		allowance	category		allowance	category
		to total	to gross		to total	to gross		to total	to gross
	Amount	allowance	loans	Amount	allowance	loans	Amount	allowance	loans
	(Dollars in thousands)
Mortgage loans:
One-to-four-family	$860	3.54%	15.38%	$929	4.18%	16.77%	$408	2.33%	10.32%
Multi-family	3,311	13.62	17.77	4,747	21.34	22.15	4,808	27.41	25.42
Commercial real estate	6,027	24.79	20.05	5,887	26.46	22.02	5,043	28.75	22.55
Construction and development	752	3.09	2.02	739	3.32	2.10	803	4.58	2.67
Home equity	364	1.50	1.96	429	1.93	2.50	141	0.80	1.07
Second	208	0.86	0.89	287	1.29	1.34	802	4.58	4.06
Commercial loans — Eastern	2,296	9.44	6.83	—	—	—	—	—	—
Other commercial loans	1,968	8.09	5.94	2,147	9.65	6.15	1,337	7.62	5.72
Indirect automobile loans	4,176	17.18	28.98	2,917	13.11	26.79	1,416	8.07	28.01
Other consumer loans	33	0.14	0.18	31	0.14	0.18	24	0.14	0.18
Unallocated	4,315	17.75	—	4,135	18.58	—	2,758	15.72	—
Total	24,310	100.00%	100.00%	$22,248	100.00%	100.00%	$17,540	100.00%	100.00%
Less transfer for off-balance sheet loan commitments	1,286
Total allowance for loan losses	$23,024

	At December 31,
	2003			2002
			Percent			Percent
			of loans			of loans
		Percent of	in each		Percent of	in each
		allowance	category		allowance	category
		to total	to gross		to total	to gross
	Amount	allowance	loans	Amount	allowance	loans
	(Dollars in thousands)
Mortgage loans:
One-to-four-family	$368	2.27%	11.00%	$403	2.68%	15.94%
Multi-family	4,950	30.56	30.53	4,662	30.97	38.50
Commercial real estate	5,333	32.93	28.08	4,842	32.17	33.43
Construction and development	547	3.38	2.23	381	2.53	1.98
Home equity	121	0.75	1.08	108	0.72	1.28
Second	635	3.92	3.92	514	3.41	4.31
Commercial loans — Eastern	—	—	—	—	—	—
Other commercial loans	753	4.65	3.97	616	4.09	4.16
Indirect automobile loans	463	2.86	18.97	—	—	—
Other consumer loans	24	0.15	0.22	34	0.23	0.40
Unallocated	3,001	18.53	—	3,492	23.20	—
Total	$16,195	100.00%	100.00%	$15,052	100.00%	100.00%

Historically, the allowance for loan losses has included amounts for unfunded loan commitments. Such amounts were determined by multiplying the reserve factors assigned to each loan segment times the balance of unfunded commitments by loan segment. None of the unfunded commitments at December 31, 2006 were considered to have other than normal credit risk.

Effective December 31, 2006, the allowance related to unfunded loan commitments has been transferred from the allowance for loan losses to a separate liability account. This change, which was made to comply with the requirements of generally accepted accounting principles, had no effect on the consolidated earnings of the Company. This accounting treatment was not followed prior to that date due to immateriality. The amounts transferred would have been $1,263,000 at the end of 2005 and $866,000 at the end of 2004. Information is not readily available to determine what the amounts would have been at the end of 2003 and 2002.

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

The first component represents allowances established for specific identified loans. Specific amounts are allocated on a loan-by-loan basis for any impairment loss as determined by applying one of the three methods cited in generally accepted accounting principles. Based on our experience, it is known that loans in the higher risk categories have inherent loss characteristics that result in their being placed on the Watch List when the economy weakens. Such loss characteristics, which exist throughout the long-term life of the mortgage and commercial loan portfolio, are less obvious in good economic times.

The second component represents allowances for groups of homogenous loans that currently exhibit no identified weaknesses and are evaluated on a collective basis. Allowances for groups of similar loans are established based on factors such as historical loss experience, the level and trend of loan delinquencies, and the level and trend of classified assets.

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

In connection with the second component mentioned above, the reserve factors assigned to the various loan categories have remained unchanged for several years. Upon a recent review of the factors used, we decided to reduce the reserve factor applied to the balance of multi-family mortgage loans from 1.25% to 1.00%. This change was made for the following reasons:

•                                          We have not charged off any multi-family mortgage loans in the past thirteen years.

•                                          Our loan loss experience is not unique. Many of the financial institutions involved in the market segment, both locally and in other metropolitan areas, have likewise reported excellent loss experience.

•                                          The total of multi-family mortgage loans outstanding has been declining due to added competition for such loans. National markets have developed whereby multi-family mortgage loans are combined into pools and sold in a manner similar to mortgage-backed securities comprised of one-to-four family mortgage loans. This market has developed in part because multi-family mortgage loans are considered low risk loans.

•                                          Absent the existence of countervailing factors, the further seasoning of the multi-family mortgage loan portfolio reduces the remaining inherent risk in these loans.

•                                          Demand for multi-family housing remains strong and there appear to be no signs that would suggest deterioration in this lending segment. In fact, some believe the current market for multi-family properties is stronger than it has been for a while because the rapid rise in housing prices in the past few years has made renting a more affordable alternative to a greater number of individuals.

In reviewing reserve factors, we decided not to change the factors assigned to commercial real estate mortgage loans, construction loans and other commercial loans for the following reasons:

•                                          Despite excellent loan loss experience in these segments over the past ten years, the degree of risk associated with these loans has not lessened.

•                                          Indeed, especially with respect to construction loans, higher risks exist today than have existed for the last few years. In the past year, the inventory of unsold newly constructed homes has increased dramatically while the prices at which homes have sold have decreased significantly.

•                                          The collectibility of commercial real estate mortgage loans and other commercial loans is highly dependent on the strength of the economy. Currently, there are varying opinions on how the economy will perform in the coming year. In light of current economic uncertainties, it would be unwise to reduce the reserve factors assigned to these segments of the loan portfolio.

As of December 31, 2006, the change in the reserve factor applied to multi-family mortgage loans resulted in an $828,000 reduction in the allowance for loan losses allocated to that portfolio segment. This reduction was the primary reason for the $1,050,000 credit to the provision for loan losses in the fourth quarter of 2006 mentioned previously herein in the subsection “Provision for Loan Losses”.

Prior to January 1, 2005, the Company allocated part of its allowance for loan losses to address the risk associated with the normal lag that exists between the time deterioration might occur in a higher risk loan  (commercial loans and mortgage loans excluding residential and home equity mortgage loans) and when such deterioration becomes known. While this lag represents an additional risk, the Company determined that measurement of that risk is not readily quantifiable and that the amounts previously allocated for such risk were based on somewhat arbitrary assumptions. Accordingly, commencing January 1, 2005, the amount previously allocated for such risk has been included in the unallocated portion of the allowance. Amounts allocated for such risks included in the table above were $1.5 million at December 31, 2004, $1.6 million at December 31, 2003 and $1.4 million at December 31, 2002.

The amount of the unallocated allowance at December 31, 2006 is considered reasonable in light of existing current real estate market and general economic conditions.

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

Changes in interest	Estimated percentage change
rates (basis points)	in future net interest income

+200 over one year	(0.89)%
Base Case	—
-200 over one year	0.37%

The Company’s interest rate risk policy states that an immediate 200 basis points change upward or downward should not negatively impact estimated net interest income over a one year period by more than 15%.

The results shown above are based on the assumption that there are no significant changes in the Company’s operating environment and that short-term interest rates will decrease 25 basis points in the first quarter of 2007 and another 25 basis points in the fourth quarter of 2007. Further, in the case of the 200 basis points downward adjustment, it was assumed that it would not be possible to reduce the rates paid on certain deposit accounts by 200 basis points. Instead, it was assumed that NOW accounts would be reduced by 15 basis points and savings accounts by 135 basis points. There can be no assurance that the assumptions used will be validated in 2007.

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

The table below shows the Company’s interest rate sensitivity gap position as of December 31, 2006.

	At December 31, 2006
	One year or less	More than one year to two years	More than two years to three years	More than three years to four years	More than four years to five years	More than five years to ten years	More than ten years	Total
	(Dollars in thousands)
Interest-earning assets:(1)
Short-term investments	$134,417	$—	$—	$—	$—	$—	$—	$134,417
Weighted average rate	5.20%	—	—	—	—	—	—	5.20%
Debt securities (2)	153,639	123,247	25,581	14,109	5,168	8,658	3,971	334,373
Weighted average rate	4.29%	4.44%	4.59%	5.18%	4.45%	4.19%	6.31%	4.43%
Mortgage loans (3)	412,330	222,107	140,884	102,467	76,743	74,772	9,505	1,038,808
Weighted average rate	6.96%	5.82%	5.80%	5.72%	6.42%	6.11%	6.58%	6.33%
Commercial loans - Eastern (3)	43,521	32,404	21,857	13,920	7,341	8,513	—	127,556
Weighted average rate	11.70%	11.68%	11.74%	11.70%	11.54%	11.24%	—	11.66%
Indirect automobile loans (3)	204,831	152,730	98,782	54,545	22,852	19,529	—	553,269
Weighted average rate	5.47%	5.56%	5.88%	6.34%	6.84%	7.98%	—	5.80%
Other loans (3)	44,746	7,205	6,555	5,257	2,965	5,429	—	72,157
Weighted average rate	7.27%	6.84%	6.67%	7.03%	7.59%	6.76%	—	7.13%

Total interest-earning assets	993,484	537,693	293,659	190,298	115,069	116,901	13,476	2,260,580
Weighted average rate	6.22%	5.80%	6.18%	6.33%	6.77%	6.68%	6.50%	6.18%

Interest-bearing liabilities:(1)
NOW accounts	31,494	31,494	31,495	—	—	—	—	94,483
Weighted average rate	0.25%	0.25%	0.25%	—	—	—	—	0.25%
Savings accounts	33,021	33,021	33,022	—	—	—	—	99,064
Weighted average rate	1.60%	1.60%	1.60%	—	—	—	—	1.60%
Money market savings accounts	183,098	26,009	—	—	—	—	—	209,107
Weighted average rate	2.84%	1.78%	—	—	—	—	—	2.71%
Retail certificates of deposit (3)	664,171	51,933	9,992	5,801	9,674	—	—	741,571
Weighted average rate	4.83%	4.55%	3.44%	4.85%	4.85%	—	—	4.79%
Brokered certificates of deposit (3)	10,000	41,560	26,500	—	—	—	—	78,060
Weighted average rate	5.35%	5.39%	5.38%	—	—	—	—	5.38%
Borrowed funds (3)	176,504	137,700	76,000	31,283	14,809	20,566	6,812	463,674
Weighted average rate	4.83%	4.37%	5.25%	4.89%	5.06%	4.99%	5.32%	4.79%
Subordinated debt (3)	12,000	—	—	—	—	—	—	12,000
Weighted average rate	8.84%	—	—	—	—	—	—	8.84%

Total interest-bearing liabilities	1,110,288	321,717	177,009	37,084	24,483	20,566	6,812	1,697,959
Weighted average rate	4.32%	3.63%	3.60%	4.88%	4.98%	4.99%	5.32%	4.15%

Interest sensitivity gap (4)	$(116,804)	$215,976	$116,650	$153,214	$90,586	$96,335	$6,664	$562,621

Cumulative interest sensitivity gap	$(116,804)	$99,172	$215,822	$369,036	$459,622	$555,957	$562,621

Cumulative interest sensitivity gap as a percentage of total assets	(4.92)%	4.18%	9.09%	15.55%	19.37%	23.43%	23.71%

Cumulative interest sensitivity gap as a percentage of total interest-earning assets	(5.17)%	4.39%	9.55%	16.32%	20.33%	24.59%	24.89%

(1)                                  Interest-earning assets and interest-bearing liabilities are included in the period in which the balances are expected to be redeployed and/or repriced as a result of anticipated prepayments, scheduled rate adjustments and contractual maturities.

(2)                                  Debt securities include all debt securities. Unrealized gains and losses on securities, all other marketable equity securities and restricted equity securities are excluded.

(3)                                  For purposes of the gap analysis, the allowance for loan losses, deferred loan fees and costs on loans other than indirect automobile loans, non-performing loans and fair value adjustments are excluded.

(4)                                  Interest sensitivity gap represents the difference between interest-earning assets and interest-bearing liabilities.

Interest rates paid on NOW accounts, savings accounts and money market savings accounts are subject to change at any time and such deposits are immediately withdrawable. A review of rates paid on these deposit categories over the last several years indicated that the amount and timing of rate changes did not coincide with the amount and timing of rate changes on other deposits when the Federal Reserve adjusted its benchmark federal funds rate. Because of this lack of correlation and the unlikelihood that such deposits would be withdrawn immediately, the Company allocates money market savings accounts between the “one year or less” and the “more than one year to two years” columns and NOW accounts and savings accounts equally over those two columns and the “more than two years to three years” column in its gap position table.

At December 31, 2006, interest-earning assets maturing or repricing within one year amounted to $994 million and interest-bearing liabilities maturing or repricing within one year amounted to $1.110 billion, resulting in a cumulative one year negative gap position of $117 million, or 4.9% of total assets.  At December 31, 2005, the Company had a cumulative one year negative gap position of $13 million, or 0.6% of total assets. The change in the cumulative one year gap position from the end of 2005 resulted primarily from the shortening of the average duration of retail certificates of deposit.

The Company’s cumulative interest sensitivity gap of assets and liabilities with expected maturities of more than three years changed from approximately $300 million, or 14%, of total assets at December 31, 2005 to $347 million, or 15%, of total assets at December 31, 2006. The change was due primarily to having a significant part of the Company’s growth resulting from loans obtained through the acquisition of Eastern. Those loans have an average life in the range of two to five years.

Other Market Risks. Included in the Company’s investment portfolio at December 31, 2006 were marketable equity securities with a market value of $2.7 million. Included in those amounts were net unrealized gains of $140,000. Movements in the market price of securities may affect the amount of gains or losses ultimately realized by the Company from the sale of its equity securities.

Off-Balance Sheet Arrangements

The Company had no off-balance sheet arrangements at December 31, 2006. Periodically, the Bank enters into stand-by letters of credit. The effect of such activity on the Company’s financial condition and results of operations are immaterial.

Contractual Obligations

A summary of contractual obligations at December 31, 2006 by the expected payment period follows.

	Payment due by period
	Less than one year	One to three years	Three to five years	Over five years	Total
	(In thousands)

Borrowed funds from the FHLB	$176,544	$213,761	$46,117	$27,384	$463,806
Subordinated debt (1)	5,000	7,000	—	—	12,000
Loan commitments (2)	171,400	—	—	—	171,400
Occupancy lease commitments (3)	1,674	2,698	1,916	1,269	7,557
Service provider contracts (4)	4,673	6,460	3,140	—	14,273
Retirement benefit obligations	22	455	959	8,710	10,146
	$359,313	$230,374	$52,132	$37,363	$679,182

(1)                                  Payment due dates represent when the subordinated debt can be paid off at the option of the Company.

(2)                                  These amounts represent commitments made by the Company to extend credit to borrowers as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses. Since some of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements.

(3)                                  The leases contain escalation clauses for real estate taxes and other expenditures.

(4)                                  Payments to service providers under most of the existing contracts are based on the volume of accounts served or transactions processed. Some contracts also call for higher required payments when there are increases in the Consumer Price Index. The expected payments shown in this table are based on an estimate of the number of accounts to be served or transactions to be processed, but do not include any projection of the effect of changes in the Consumer Price Index.

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

Based on its monitoring of historic deposit trends and its current pricing strategy for deposits, management believes the Company will retain a large portion of its existing deposit base. While retail deposits grew $42 million, or 4%, in 2006, growth in 2007 will depend on several factors, including the interest rate environment and competitor pricing.

The Company obtained $78 million of brokered deposits in 2006 and used the funds primarily to pay off some of the higher rate borrowed funds of Eastern. Brokered deposits are obtained through brokerage firms operating on a national basis. Rates on the funds obtained were in the range of those offered by the FHLB. An attractive feature of brokered deposits is that collateral does not have to be pledged to obtain the funds.

The Company utilizes advances from the FHLB to fund growth and to manage part of the interest rate sensitivity of its assets and liabilities. Generally, borrowings from the FHLB result in more interest expense than would be incurred if growth was funded solely by deposits. Advances outstanding from the FHLB increased from $320 million at the end of 2004 to $412 million at the end of 2005 and $464 million at the end of 2006. The increase in 2005 included $74 million of FHLB advances assumed in the Mystic transaction. At December 31, 2006, the Company had the capacity to borrow an additional $231 million from the FHLB.

The Company’s most liquid assets are cash and due from banks, short-term investments and debt securities that generally mature within 90 days. At December 31, 2006, such assets amounted to $228 million, or 9.6% of total assets.

At December 31, 2006, Brookline exceeded all regulatory capital requirements. Brookline’s Tier I capital was $429 million, or 19.4% of adjusted assets. The minimum required Tier I capital ratio is 4.00%.

Recent Accounting Pronouncements

Financial Accounting Standards Board (“FASB”) Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes”.  In June 2006, the FASB issued FIN 48, an interpretation of FASB Statement No. 109, “Accounting for Income Taxes”, in order to add clarity to the accounting for uncertainty in income taxes recognized in a company’s financial statements. The interpretation requires that only tax positions that are more likely than not to be sustained upon a tax examination are to be recognized in a company’s financial statements to the extent that the benefit is greater than 50% likely of being recognized. The differences that arise between the amounts recognized in the financial statements and the amounts recognized in the tax return will lead to an increase or decrease in current taxes, an increase or decrease to the deferred tax asset or deferred tax liability, respectively, or both. FIN 48 is effective for fiscal years beginning after December 15, 2006 with early application encouraged if interim financial statements have not yet been issued. The Company expects that adoption of FIN 48 will not have a material effect on the Company’s financial position or results of operation.

Statement of Financial Accounting Standards No. 157 (“SFAS 157”), “Fair Value Measurements”.  In September 2006, the FASB issued SFAS 157 to provide consistency and comparability in determining fair value measurements and to provide for expanded disclosures about fair value measurements. The definition of fair value maintains the exchange price notion in earlier definitions of fair value but focuses on the exit price of the asset or liability. The exit price is the price that would be received to sell the asset or paid to transfer the liability adjusted for certain inherent risks and restrictions. Expanded disclosures are also required about the use of fair value to measure assets and liabilities. The effective date is for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company does not believe that adoption of SFAS 157 will have a material impact on the Company’s financial position.

Staff Accounting Bulletin (“SAB”) No. 108.  In September 2006, the SEC issued SAB No. 108 to provide guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB No. 108 addresses the diversity in practice in quantifying financial statement misstatements and requires companies to quantify the effects of an identified unadjusted error on each financial statement and financial statement disclosure by considering the impact of prior year misstatements on the current year financial statements. Initial application of SAB No. 108 allows companies to elect not to restate prior periods but to reflect the initial application in their annual financial statements covering the first fiscal year ending after November 15, 2006. The cumulative effect of the initial application is to be reported in the carrying amounts of assets and liabilities as of the beginning of that fiscal year, and the offsetting adjustment, net of tax, is to be made to the opening balance of retained earnings for that year. Companies will need to disclose the nature and amount of each item, when and how each error being corrected arose, and the fact that the errors were previously considered immaterial. Adoption of SAB No. 108 as of December 31, 2006 did not have a material effect on the Company’s financial statements.

MANAGEMENT’S REPORT ON INTERNAL CONTROL
OVER FINANCIAL REPORTING

The management of Brookline Bancorp, Inc. is responsible for establishing and maintaining adequate internal control over financial reporting. Brookline Bancorp Inc.’s internal control system was designed to provide reasonable assurance to the Company’s management and board of directors regarding the preparation and fair presentation of published financial statements.

All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

Brookline Bancorp, Inc.’s management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006. In making this assessment, it used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework. Based on our assessment, we believe that, as of December 31, 2006, the Company’s internal control over financial reporting is effective based on those criteria.

Brookline Bancorp, Inc.’s independent registered public accounting firm has issued an audit report on our assessment of the Company’s internal control over financial reporting. This report appears on page F-2.

/s/ Richard P. Chapman, Jr.	/s/ Paul R. Bechet
Richard P. Chapman, Jr.	Paul R. Bechet
Chief Executive Officer	Chief Financial Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Brookline Bancorp, Inc.:

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that Brookline Bancorp, Inc. maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Brookline Bancorp, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that Brookline Bancorp, Inc. maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also, in our opinion, Brookline Bancorp, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Brookline Bancorp, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006, and our report dated February 23, 2007 expressed an unqualified opinion on those consolidated financial statements.

/s/KPMG LLP

Boston, Massachusetts
February 23, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Brookline Bancorp, Inc.:

We have audited the accompanying consolidated balance sheets of Brookline Bancorp, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Brookline Bancorp, Inc. and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Brookline Bancorp, Inc.’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 23, 2007 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

/s/KPMG LLP

Boston, Massachusetts
February 23, 2007

BROOKLINE BANCORP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands except share data)

	December 31,
	2006	2005

ASSETS
Cash and due from banks	$18,237	$15,507
Short-term investments	134,417	102,888
Securities available for sale	335,246	374,906
Securities held to maturity (market value of $242 and $423, respectively)	233	410
Restricted equity securities	28,567	23,081
Loans	1,792,062	1,636,755
Allowance for loan losses	(23,024)	(22,248)
Net loans	1,769,038	1,614,507
Other investment	—	4,662
Accrued interest receivable	10,310	9,189
Bank premises and equipment, net	9,335	10,010
Deferred tax asset	11,036	11,347
Prepaid income taxes	1,801	—
Goodwill	42,545	35,615
Identified intangible assets, net of accumulated amortization of $4,604 and $2,370, respectively	8,348	9,471
Other assets	3,927	3,111
Total assets	$2,373,040	$2,214,704

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$1,210,206	$1,168,307
Brokered deposits	78,060	—
Borrowed funds	463,806	411,507
Subordinated debt	12,092	12,218
Mortgagors’ escrow accounts	5,114	5,377
Income taxes payable	—	630
Accrued expenses and other liabilities	19,494	14,215
Total liabilities	1,788,772	1,612,254

Minority interest in subsidiary	1,375	—

Stockholders’ equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 200,000,000 shares authorized; 62,989,384 shares issued	630	630
Additional paid-in capital	508,248	512,338
Retained earnings, partially restricted	96,229	121,042
Accumulated other comprehensive loss	(640)	(1,577)
Treasury stock, at cost — 1,405,611 shares	(18,144)	(18,144)
Unearned compensation - recognition and retention plans	—	(8,103)
Unallocated common stock held by ESOP — 629,081 shares and 685,161 shares, respectively	(3,430)	(3,736)
Total stockholders’ equity	582,893	602,450

Total liabilities and stockholders’ equity	$2,373,040	$2,214,704

See accompanying notes to the consolidated financial statements.

BROOKLINE BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands except share data)

	Year ended December 31,
	2006	2005	2004

Interest income:
Loans	$110,744	$90,371	$63,527
Debt securities	14,960	11,121	6,333
Short-term investments	5,338	4,356	1,540
Restricted equity securities	1,484	980	429
Marketable equity securities	124	268	281
Total interest income	132,650	107,096	72,110

Interest expense:
Retail deposits	35,775	23,172	11,708
Brokered deposits	2,663	—	—
Borrowed funds	23,127	15,192	9,416
Subordinated debt	906	686	—
Total interest expense	62,471	39,050	21,124

Net interest income	70,179	68,046	50,986
Provision for loan losses	2,549	2,483	2,603
Net interest income after provision for loan losses	67,630	65,563	48,383

Non-interest income:
Fees and charges	3,264	3,576	2,577
Gains on securities, net	558	853	1,767
Gains on sales of building and other real estate owned	—	322	—
Earnings from equity interest in other investment	1	445	608
Other	27	101	258
Total non-interest income	3,850	5,297	5,210

Non-interest expense:
Compensation and employee benefits	19,305	16,682	13,628
Occupancy	3,225	2,818	1,604
Equipment and data processing	6,017	5,918	4,390
Professional services	1,488	1,321	808
Advertising and marketing	1,019	1,094	638
Merger/conversion	—	894	—
Amortization of identified intangible assets	2,234	2,370	—
Other	3,581	2,860	1,921
Total non-interest expense	36,869	33,957	22,989

Income before income taxes and minority interest	34,611	36,903	30,604
Provision for income taxes	13,614	14,873	12,837
Net income before minority interest	20,997	22,030	17,767

Minority interest in earnings of subsidiary	185	—	—
Net income	$20,812	$22,030	$17,767

Earnings per common share:
Basic	$0.34	$0.37	$0.31
Diluted	0.34	0.36	0.31

Weighted average common shares outstanding during the year:
Basic	60,369,558	60,054,059	57,278,329
Diluted	61,073,491	60,836,211	58,128,232

See accompanying notes to the consolidated financial statements.

BROOKLINE BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income
(In thousands)

	Year ended December 31,
	2006	2005	2004

Net income	$20,812	$22,030	$17,767

Other comprehensive income, net of taxes:
Unrealized securities holding gains (losses)	1,626	(2,516)	(1,304)
Income tax expense (benefit)	581	(926)	(468)
Net unrealized securities holding gains (losses)	1,045	(1,590)	(836)

Less reclassification adjustment for securities gains included in net income:
Realized gains	558	853	1,767
Income tax expense	200	306	634
Net reclassification adjustment	358	547	1,133

Net other comprehensive income (loss) from securities	687	(2,137)	(1,969)

Comprehensive income	$21,499	$19,893	$15,798

See accompanying notes to the consolidated financial statements.

BROOKLINE BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Equity
Year ended December 31, 2006, 2005 and 2004
(Dollars in thousands)

	Common stock	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	Treasury stock	Unearned compensation- recognition and retention plans	Unallocated common stock held by ESOP	Total stockholders’ equity

Balance at December 31, 2003	$602	$469,493	$169,417	$2,529	$(17,017)	$(13,960)	$(4,380)	$606,684
Net income	—	—	17,767	—	—	—	—	17,767
Other comprehensive loss	—	—	—	(1,969)	—	—	—	(1,969)
Common stock dividend of $0.74 per share	—	—	(43,103)	—	—	—	—	(43,103)
Exercise of stock options (319,623 shares)	3	1,577	—	—	—	—	—	1,580
Recognition and retention plan shares forfeited	—	(107)	—	—	—	107	—	—
Compensation under recognition and retention plans	—	—	—	—	—	2,890	—	2,890
Income tax benefit from exercise of non-incentive stock options and dividend payments on unvested recognition and retention plan shares and allocated ESOP shares	—	250	—	—	—	—	—	250
Common stock held by ESOP committed to be released (60,135 shares)	—	586	—	—	—	—	328	914
Balance at December 31, 2004	$605	$471,799	$144,081	$560	$(17,017)	$(10,963)	$(4,052)	$585,013

(continued)

BROOKLINE BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Equity (Continued)
Year ended December 31, 2006, 2005 and 2004
(Dollars in thousands)

	Common stock	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	Treasury stock	Unearned compensation- recognition and retention plans	Unallocated common stock held by ESOP	Total stockholders’ equity

Balance at December 31, 2004	$605	$471,799	$144,081	$560	$(17,017)	$(10,963)	$(4,052)	$585,013
Net income	—	—	22,030	—	—	—	—	22,030
Other comprehensive loss	—	—	—	(2,137)	—	—	—	(2,137)
Common stock dividends of $0.74 per share	—	—	(45,069)	—	—	—	—	(45,069)
Exercise of stock options (4,520 shares)	—	23	—	—	—	—	—	23
2,516,525 shares issued for the acquisition of Mystic Financial, Inc.	25	39,157	—	—	—	—	—	39,182
Shares obtained through the acquisition of Mystic Financial, Inc. (70,312 shares)	—	—	—	—	(1,127)	—	—	(1,127)
Recognition and retention plan shares forfeited	—	(144)	—	—	—	144	—	—
Compensation under recognition and retention plans	—	—	—	—	—	2,716	—	2,716
Income tax benefit from exercise of non-incentive stock options and dividend payments on unvested recognition and retention plan shares and allocated ESOP shares	—	934	—	—	—	—	—	934
Common stock held by ESOP committed to be released (58,060 shares)	—	569	—	—	—	—	316	885
Balance at December 31, 2005	$630	$512,338	$121,042	$(1,577)	$(18,144)	$(8,103)	$(3,736)	$602,450

(continued)

BROOKLINE BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Equity (Continued)
Year ended December 31, 2006, 2005 and 2004
(Dollars in thousands)

	Common stock	Additional paid-in capital	Retained earnings	Accumulated other comprehensive loss	Treasury stock	Unearned compensation- recognition and retention plans	Unallocated common stock held by ESOP	Total stockholders’ equity

Balance at December 31, 2005	$630	$512,338	$121,042	$(1,577)	$(18,144)	$(8,103)	$(3,736)	$602,450
Net income	—	—	20,812	—	—	—	—	20,812
Other comprehensive income	—	—	—	687	—	—	—	687
Adjustment to initially apply FASB Statement No. 158, net of tax	—	—	—	250	—	—	—	250
Common stock dividends of $0.74 per share	—	—	(44,665)	—	—	—	—	(44,665)
Payment of dividend equivalent rights	—	—	(960)	—	—	—	—	(960)
Income tax benefit from dividend payments on unexercised stock options and allocated ESOP shares	—	670	—	—	—	—	—	670
Transfer of unearned compensation under the recognition and retention plans to additional paid-in capital	—	(8,103)	—	—	—	8,103	—	—
Compensation under recognition and retention plans	—	2,858	—	—	—	—	—	2,858
Common stock held by ESOP committed to be released (56,080 shares)	—	485	—	—	—	—	306	791
Balance at December 31, 2006	$630	$508,248	$96,229	$(640)	$(18,144)	$—	$(3,430)	$582,893

See accompanying notes to the consolidated financial statements.

BROOKLINE BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)

	Year ended December 31,
	2006	2005	2004
Cash flows from operating activities:
Net income	$20,812	$22,030	$17,767
Adjustments to reconcile net income to net cash provided from operating activities:
Provision for loan losses	2,549	2,483	2,603
Compensation under recognition and retention plans	2,858	2,716	2,890
Depreciation and amortization of bank premises and equipment	1,452	1,469	726
Amortization, net of accretion, of securities premiums and discounts	(132)	1,854	3,813
Amortization of deferred loan origination costs, net	8,468	6,247	4,870
Amortization of identified intangible assets	2,234	2,370	—
Net accretion of acquisition fair value adjustments	(1,221)	(1,702)	—
Amortization of mortgage servicing rights	16	61	—
Net gains from sales of securities	(558)	(853)	(1,767)
Equity interest in earnings of other investment	(1)	(445)	(608)
Minority interest in earnings of subsidiary	185	—	—
Swap agreement market valuation credit	—	(49)	(231)
Write-down of other real estate owned	—	250	—
Income tax benefit from exercise of non-incentive stock options and dividends paid on unvested recognition and retention plan shares and allocated ESOP shares	—	934	250
Gains on sales of building and other real estate owned	—	(322)	—
Deferred income taxes	(250)	(2,456)	(35)
Release of ESOP shares	791	885	914
(Increase) decrease in:
Accrued interest receivable	(446)	(1,993)	(553)
Prepaid income taxes	(1,801)	3,365	(270)
Other assets	575	2,212	(934)
Increase (decrease) in:
Income taxes payable	(630)	630	(1,489)
Accrued expenses and other liabilities	(138)	2,616	268
Net cash provided from operating activities	34,763	42,302	28,214

Cash flows from investing activities:
Proceeds from sales of securities available for sale	903	9,769	2,132
Proceeds from redemptions and maturities of securities available for sale	230,091	205,928	140,086
Proceeds from redemptions and maturities of securities held to maturity	177	479	453
Purchase of securities available for sale	(189,364)	(268,701)	(120,234)
Purchase of Federal Home Loan Bank of Boston stock	(5,486)	(1,415)	(6,043)
Net increase in loans	(57,612)	(60,410)	(203,025)
Distribution from other investment	—	239	403
Acquisition, net of cash and cash equivalents acquired	(10,603)	(12,997)	—
Proceeds from sale of bank premises	—	1,279	—
Proceeds from sale of other real estate owned	—	1,207	—
Proceeds from sales of participations in loans	—	29,713	—
Purchase of bank premises and equipment	(580)	(1,047)	(1,889)
Net cash used for investing activities	(32,474)	(95,956)	(188,117)

(continued)

BROOKLINE BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Continued)
(In thousands)

	Year ended December 31,
	2006	2005	2004
Cash flows from financing activities:
Increase (decrease) in demand deposits and NOW, savings and money market savings accounts	$(53,163)	$(127,179)	$29,537
Increase in retail certificates of deposit	95,334	189,984	64,500
Increase in brokered certificates of deposit	78,060	—	—
Proceeds from Federal Home Loan Bank of Boston advances	2,966,500	791,600	632,500
Repayment of Federal Home Loan Bank of Boston advances	(2,914,133)	(773,906)	(532,848)
Repayment of borrowed funds of subsidiary	(95,410)	—	—
Decrease in mortgagors’ escrow accounts	(263)	(269)	(101)
Income tax benefit from dividend payments on unexercised stock options and allocated ESOP shares	670	—	—
Exercise of stock options	—	23	1,580
Payment of dividends on common stock	(44,665)	(45,069)	(43,103)
Payment of dividend equivalent rights	(960)	—	—
Net cash provided from financing activities	31,970	35,184	152,065

Net increase (decrease) in cash and cash equivalents	34,259	(18,470)	(7,838)
Cash and cash equivalents at beginning of year	118,395	136,865	144,703
Cash and cash equivalents at end of year	$152,654	$118,395	$136,865

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest on deposits, borrowed funds and subordinated debt	$61,631	$39,450	$20,904
Income taxes	14,896	12,237	14,380

Acquisition of Mystic Financial, Inc.:
Assets acquired (excluding cash and cash equivalents)	—	$471,403	—
Liabilities assumed	—	420,351	—

Acquisition of Eastern Funding LLC:
Assets acquired (excluding cash and cash equivalents)	$111,765	—	—
Liabilities assumed	99,972	—	—
Minority interest in subsidiary	1,190	—	—

See accompanying notes to the consolidated financial statements.

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

(1) Summary of Significant Accounting Policies and Related Matters (Dollars in thousands except per share amounts)

Brookline Bancorp. Inc. (the “Company”) is a Delaware chartered savings and loan holding company and the parent of Brookline Bank (“Brookline” or the “Bank”), a federally chartered stock savings institution.

Brookline operates sixteen full service banking offices in Brookline and adjacent communities. The primary activities of Brookline include acceptance of deposits from the general public, origination of mortgage loans on residential and commercial real estate located principally in Massachusetts, origination of commercial loans and indirect automobile loans, origination of loans to finance equipment in the greater metropolitan New York area and selected other locations in the Northeast, and investment in debt and equity securities. The Company is subject to competition from other financial and non-financial institutions and is supervised, examined and regulated by the Office of Thrift Supervision (“OTS”). Brookline’s deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”).

As a federally-chartered institution, Brookline is required to meet a qualified thrift lender test. Under that test, Brookline must maintain at least 65% of its “portfolio assets” in “qualified thrift investments” in at least nine months of the most recent 12-month period. “Portfolio assets” are Brookline’s total assets less the sum of specified liquid assets, goodwill, other intangible assets and property used in the conduct of Brookline’s business. “Qualified thrift investments” include various types of loans and investments related to housing, consumer and certain other purposes. A financial institution that fails the qualified thrift lender test is subject to certain operating restrictions and may be required to convert to a bank charter. Brookline has met the requirements of the thrift lender test and, at December 31, 2006, 69.0% of its assets were in “qualified thrift investments”.

The accounting and reporting policies of the Company conform to general practices within the banking industry and to accounting principles generally applied in the United States of America. The Company’s critical accounting policies relate to the allowance for loan losses and the evaluation of goodwill and identified intangible assets for impairment. The following is a description of those policies and the Company’s other significant accounting policies.

Principles of Consolidation and Basis of Financial Statement Presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Brookline and Brookline Securities Corp. (“BSC”). Brookline includes its wholly-owned subsidiary, BBS Investment Corporation (“BBS”), and its 86.7% owned subsidiary, Eastern Funding LLC (see note 2). BSC and BBS are engaged in buying, selling and holding investment securities. Mystic Financial Capital Trust I and Mystic Financial Capital Trust II are unconsolidated special purpose entities. See note 10 for information about those entities.

The Company operates as one reportable segment for financial reporting purposes. All significant intercompany transactions and balances are eliminated in consolidation. Certain amounts previously reported have been reclassified to conform to the current year’s presentation.

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

Notes to Consolidated Financial Statements (Continued)

December 31, 2006, 2005 and 2004

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

Loans

Loans are reported at the principal amount outstanding, reduced by net deferred loan origination fees and unadvanced funds due mortgagors on uncompleted loans and increased by deferred loan origination costs.

Loan origination fees and direct loan origination costs are deferred, and the net fee or cost is recognized in interest income using the interest method. Deferred amounts are recognized for fixed rate loans over the contractual life of the loans and for adjustable rate loans over the period of time required to adjust the contractual interest rate to a yield approximating a market rate at origination date. Deferred loan origination costs include payments to dealers originating indirect automobile loans. The difference between the rate charged by a dealer to originate an indirect automobile loan and the “buy rate”, or the rate earned by the Company, is referred to as the “spread”. The computed dollar value of the spread paid to a dealer is amortized as a charge to income over the life of the loan. If a loan is prepaid, the unamortized portion of the loan origination costs not subject to rebate from the dealer is charged to income.

Except for indirect automobile loans, accrual of interest on loans is discontinued either when reasonable doubt exists as to the full timely collection of interest and principal or when a loan becomes past due 90 days. Commencing January 1, 2005, this policy also applied to indirect automobile loans past due 90 days. The effect of this change was immaterial to the Company’s consolidated financial statements. All interest previously accrued and not collected is reversed against interest income. Interest payments received on non-accrual and impaired loans are recognized as income unless further collections are doubtful, in which case the payments are applied as a reduction of principal. Loans are generally returned to accrual status when principal and interest payments are current, full collectibility of principal and interest is reasonably assured and a consistent record of performance has been achieved.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect principal or interest due according to the contractual terms of the loan. Impaired loans are measured and reported

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2006, 2005 and 2004

based on one of three methods: the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. If the measure is less than an impaired loan’s recorded investment, an impairment loss is recognized as part of the allowance for loan losses.

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

Management’s methodology provides for three allowance components. The first component represents allowances established for specific identified loans. The second component represents allowances for groups of homogenous loans that currently exhibit no identified weaknesses and are evaluated on a collective basis. Allowances for groups of similar loans are established based on factors such as historical loss experience, the level and trends of loan delinquencies, and the level and trends of classified assets. Regarding the indirect automobile loan portfolio, allowances are established over the average life of the loans due to the absence of sufficient historical loss experience. The last component is an unallocated allowance which is based on evaluation of factors such as trends in the economy and real estate values in the areas where the Company lends money, concentrations in the amount of loans the Company has outstanding to large borrowers and concentrations in the type and geographic location of loan collateral. Determination of the unallocated allowance is a very subjective process. Management believes the unallocated allowance is an important component of the total allowance because it (a) addresses the probable inherent risk of loss that exists in the Company’s loan portfolio (a large portion of which is comprised of mortgage loans with repayment terms extended over many years) and (b) helps to minimize the risk related to the imprecision inherent in the estimation of the other two components of the allowance.

Other Investment

Prior to April 13, 2006, the Company had a 28.3% ownership interest in Eastern Funding LLC (“Eastern”). The Company accounted for its investment under the equity method of accounting and included its share of Eastern’s operating results in other income. Upon acquisition of a controlling interest in Eastern, the Company included Eastern’s operating results in its consolidated financial statements. See note 2 for additional information about the acquisition.

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

Goodwill and Identified Intangible Assets

Goodwill represents the excess of the cost of an acquisition over the fair value of the net assets acquired. Goodwill is not subject to amortization. Identified intangible assets are assets resulting from acquisitions that are being amortized over their estimated useful lives. The recoverability of goodwill and identified intangible assets is evaluated for impairment at least annually. If impairment is deemed to have occurred, the amount of impairment is charged to expense when identified.

Non-Performing Assets

In addition to non-performing loans, non-performing assets include other real estate owned and repossessed vehicles and equipment. Other real estate owned is comprised of properties acquired through foreclosure or acceptance of a deed in lieu of foreclosure. Other real estate owned and repossessed vehicles and equipment are recorded initially at estimated fair value less

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2006, 2005 and 2004

costs to sell. When such assets are acquired, the excess of the loan balance over the estimated fair value of the asset is charged to the allowance for loan losses. An allowance for losses on other real estate owned is established by a charge to earnings when, upon periodic evaluation by management, further declines in the estimated fair value of properties have occurred. Such evaluations are based on an analysis of individual properties as well as a general assessment of current real estate market conditions. Holding costs and rental income on properties are included in current operations while certain costs to improve such properties are capitalized. Gains and losses from the sale of other real estate owned and repossessed vehicles and equipment are reflected in earnings when realized.

Employee Benefits

Costs related to Brookline’s 401(k) plan, supplemental executive retirement agreements and postretirement benefits are recognized over the vesting period or the related service periods of the participating employees. Effective December 31, 2006, the Company commenced recognition of changes in the funded status of postretirement benefits through comprehensive income in the year in which changes occur. (See note 12).

Compensation expense for the Employee Stock Ownership Plan (“ESOP”) is recorded at an amount equal to the shares allocated by the ESOP multiplied by the average fair market value of the shares during the year. The Company recognizes compensation expense ratably over the year based upon the Company’s estimate of the number of shares expected to be allocated by the ESOP. The difference between the average fair market value and the cost of the shares allocated by the ESOP is recorded as an adjustment to additional paid-in-capital.

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123-R, “Share-Based Payment” (“SFAS 123-R”), which requires that the grant-date fair value of awarded stock options be expensed over the requisite service period. Adoption of SFAS 123-R had no material effect on the Company’s financial position or results of operations as of and for the year ended December 31, 2006.

Prior to January 1, 2006, the Company measured compensation cost for stock options in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” as the excess, if any, of the fair market value of the Company’s stock at the grant date above the exercise price of options granted. This generally did not result in compensation charges to earnings. Disclosed in the following table are net income and earnings per share, as reported, and pro forma net income and earnings per share as if compensation was measured at the date of grant based on the fair value of the award and recognized over the service period.

	Year ended December 31, 2005		Year ended December 31, 2004
	Basic	Diluted	Basic	Diluted

N Net income as reported	$22,030	$22,030	$17,767	$17,767
T Total stock-based compensation expense determined using fair value accounting for stock option awards, net of taxes	(805)	(805)	(1,235)	(1,235)
DiDividends on unvested restricted stock awards	(337)	(326)	(430)	(414)
PrPro forma net income	$20,888	$20,899	$16,102	$16,118

E Earnings per share:
A As reported	$0.37	$0.36	$0.31	$0.31
PrPro forma	0.35	0.34	0.28	0.28

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

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2006, 2005 and 2004

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

(2) Acquisition (Dollars in thousands except share and per share amounts)

Eastern Funding LLC (“Eastern”)

On April 13, 2006, the Company through its wholly-owned subsidiary, Brookline Bank, completed a merger agreement increasing its ownership interest in Eastern from 28.3% to 86.7%. Eastern, which was founded by Michael J. Fanger in 1997, specializes primarily in the financing of coin-operated laundry, dry cleaning and convenience store equipment and businesses in the greater metropolitan New York area and selected other locations in the Northeast. The acquisition of a controlling interest in Eastern enables the Company to originate high yielding loans to small business entities. Mr. Fanger continues to serve as chief executive officer of Eastern and he, along with a family member and two executive officers of Eastern, own the 13.3% minority interest position.

As part of the merger, employment agreements were entered into with Mr. Fanger and the two executive officers who have an ownership interest in Eastern (the “Executives”). The employment agreements are for three years commencing as of the merger date. On each of the first anniversary date and second anniversary date of the merger, the employment agreements can be extended for an additional year such that the remaining term of the employment agreements shall be three years unless the Company provides written notice to the Executive at least sixty days prior to either such anniversary date that his employment agreement will not be extended. The employment agreements provide a base salary that will be subject to annual review by the Compensation Committee of the Company; such base salary can be increased, but not decreased. The Executives are also entitled to an annual incentive bonus, the amounts of which are to be determined based on defined profitability and asset quality benchmarks. The Executives are also entitled to the same benefits offered to full-time employees of the Company. Upon an “Event of Termination”, as defined in the employment agreements, the Executive would be entitled to a severance payment, the amount of which would depend on the facts and circumstances associated with the termination. The maximum amount of such payments equals two times annual base salary and incentive bonus for Mr. Fanger and one times annual base salary and incentive bonus for the two other executives. Non-compete clauses become effective upon termination of an Executive’s employment.

Also as part of the merger, a member agreement was entered into which specifies the conditions under which the Company or the minority interest owners can buy or sell their ownership interests in Eastern, and  how the price of such purchases and sales is to be determined. The minority interest owners may not sell or transfer their interests to anyone other than the Company except for family-related transfers permitted under the merger agreement. During a five year period subsequent to the date of the member agreement, Mr. Fanger is required to purchase additional units of interest in Eastern depending on the magnitude of annual cash distributions of Eastern’s earnings. Mr. Fanger may also make discretionary purchases of additional units of ownership during the five year period subsequent to the date of the member agreement. The per unit price of all required and discretionary purchases by Mr. Fanger is book value as defined in the member agreement. The aggregate purchases made by Mr. Fanger may not increase by more than 5% his percentage of ownership of Eastern as of the merger date.

The purchase was completed through payment of $16,575 in cash, including transaction costs. The transaction was accounted for using the purchase method of accounting, which required that the assets and liabilities of Eastern be recorded at fair value as of the acquisition date to the extent of the ownership interest acquired. The results of operations of Eastern are included in the

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2006, 2005 and 2004

Company’s 2006 consolidated statement of income from the date of acquisition. The allocation of the purchase price to the net assets of Eastern and the resulting goodwill are presented below.

Purchase price
Cash paid to holders of Eastern units of ownership			$14,942
Direct acquisition costs, net of related income tax benefits			1,633
Total purchase price			16,575

Allocation of the purchase price
Assets acquired at historic cost:
Cash and cash equivalents		$5,972
Loans, net		106,472
Premises and equipment		261
Other assets		2,082
Total assets acquired at historic cost		114,787

Liabilities assumed:
Borrowed funds		95,410
Other liabilities		4,562
Total liabilities assumed		99,972

Net assets at historic cost		14,815

Fair value adjustments:
Loans	$(427)
Identified intangible assets	1,110
Net effect of fair value adjustments		683

Net assets at fair value		15,498

Less: Brookline Bancorp, Inc. investment in Eastern		(4,663)
Minority interest ownership		(1,190)

Fair value of net assets acquired			9,645
Goodwill resulting from the acquisition			$6,930

Identified intangible assets included $668 for the estimated value of Eastern’s customer list and $442 for the estimated value of the employment agreements with three executive officers. The values assigned to the customer list and the employment agreements are being amortized over eight years and five years, respectively, on a straight-line basis. Amortization of the identified intangible assets from the date of the acquisition through December 31, 2006 amounted to $129. Amortization expense will be $172 in each of the years in the four year period ending December 31, 2010 and $106 in the year ending December 31, 2011.

Mystic Financial, Inc. (“Mystic”)

On January 7, 2005, the Company acquired all of the outstanding common shares of Mystic, the holding company of Medford Co-operative Bank (“Medford”), which had seven retail banking offices serving customers primarily in Middlesex County in Massachusetts. The acquisition of Mystic provided expanded commercial and retail banking opportunities in that market and enabled the Company to deploy some of its excess capital. As part of the acquisition, Mystic was merged into the Company and

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2006, 2005 and 2004

Medford was merged into Brookline. On April 11, 2005, the operating systems of Medford were converted to the operating systems of Brookline.

Under the terms of the transaction agreement, (a) 60% of the shares of Mystic common stock were exchanged for Company common stock based on an exchange ratio of 2.6786 shares of Company common stock for each share of Mystic common stock and (b) 40% of the shares of Mystic common stock were exchanged for cash of $39.00 per share. Cash was paid for fractional shares. The acquisition was accounted for using the purchase method of accounting, which requires that the assets and liabilities of Mystic be recorded at fair value as of the acquisition date. The results of operations of Mystic are included in the 2005 consolidated statement of income from the date of acquisition. Total assets acquired were $483.1 million and total liabilities assumed were $420.4 million. The purchase price to complete the acquisition was $69,075. Goodwill resulting from the acquisition was $35,615. A core deposit intangible asset of $11,841 recognized at the time of the acquisition is being amortized over nine years on an accelerated basis using the sum-of-the-digits method. Amortization of the core deposit intangible in the years ended December 31, 2006 and 2005 amounted to $2,105 and $2,370, respectively. Amortization expense in the next five years ending December 31 will be as follows: $1,842 in 2007, $1,579 in 2008, $1,316 in 2009, $1,053 in 2010 and $789 in 2011.

(3)           Cash and Short-Term Investments (In thousands)

Aggregate reserves (in the form of deposits with the Federal Reserve Bank and vault cash) of $3,833 and $4,482 were maintained to satisfy federal regulatory requirements at December 31, 2006 and 2005, respectively.

Short-term investments are summarized as follows:

	December 31,
	2006	2005

Discount notes issued by U.S. Government-sponsored enterprises	$99,294	$63,694
Money market funds	11,335	35,849
Federal funds sold	23,588	3,145
Other deposits	200	200
	$134,417	$102,888

Short-term investments are stated at cost which approximates market. Money market funds are invested in mutual funds whose assets are comprised primarily of U.S. Treasury obligations, commercial paper and certificates of deposit with maturities of 90 days or less.

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2006, 2005 and 2004

(4)     Investment Securities (In thousands)

Securities available for sale and held to maturity are summarized below:

	December 31, 2006
		Gross	Gross
	Amortized	unrealized	unrealized	Estimated
	cost	gains	losses	fair value
Securities available for sale:
Debt securities:
U.S. Government-sponsored enterprises	$213,528	$90	$247	$213,371
Municipal obligations	8,660	—	153	8,507
Auction rate municipal obligations	12,650	—	—	12,650
Corporate obligations	6,467	49	6	6,510
Other obligations	500	—	—	500
Collateralized mortgage obligations issued by U.S. Government-sponsored enterprises	52,126	21	176	51,971
Mortgage-backed securities issued by U.S. Government-sponsored enterprises	40,209	7	1,154	39,062
Total debt securities	334,140	167	1,736	332,571
Marketable equity securities	2,535	178	38	2,675
Total securities available for sale	$336,675	$345	$1,774	$335,246

Securities held to maturity:
Mortgage-backed securities issued by U.S. Government-sponsored enterprises	$233	$9	$—	$242

	December 31, 2005
		Gross	Gross
	Amortized	unrealized	unrealized	Estimated
	cost	gains	losses	fair value
Securities available for sale:
Debt securities:
U.S. Government-sponsored enterprises	$295,232	$—	$1,716	$293,516
Municipal obligations	8,671	—	167	8,504
Auction rate municipal obligations	12,750	—	—	12,750
Corporate obligations	7,478	57	15	7,520
Other obligations	500	—	—	500
Collateralized mortgage obligations issued by U.S. Government-sponsored enterprises	211	—	1	210
Mortgage-backed securities issued by U.S. Government-sponsored enterprises	49,681	6	1,324	48,363
Total debt securities	374,523	63	3,223	371,363
Marketable equity securities	2,881	713	51	3,543
Total securities available for sale	$377,404	$776	$3,274	$374,906

Securities held to maturity:
Other obligations	$100	$—	$—	$100
Mortgage-backed securities issued by U.S. Government-sponsored enterprises	310	13	—	323
Total securities held to maturity	$410	$13	$—	$423

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2006, 2005 and 2004

Debt securities of U.S. Government-sponsored enterprises include obligations issued by Fannie Mae, Freddie Mac, Ginnie Mae, Federal Home Loan Banks and the Federal Farm Credit Bank. None of those obligations is backed by the full faith and credit of the U.S. Government, except for $38 of mortgage-backed securities at December 31, 2006.

Investment securities at December 31, 2006 and 2005 that have been in a continuous unrealized loss position for less than 12 months or 12 months or longer are as follows:

	December 31, 2006
	Less than 12 months		12 months or longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	value	losses	value	losses	value	losses
Debt securities:
U.S. Government-sponsored enterprises	$60,304	$90	$98,303	$157	$158,607	$247
Municipal obligations	—	—	8,507	153	8,507	153
Corporate obligations	—	—	495	6	495	6
Collateralized mortgage obligations	39,551	176	—	—	39,551	176
Mortgage-backed securities	325	2	38,525	1,152	38,850	1,154
Total debt securities	100,180	268	145,830	1,468	246,010	1,736
Marketable equity securities	—	—	253	38	253	38
Total temporarily impaired securities	$100,180	$268	$146,083	1,506	$246,263	$1,774

	December 31, 2005
	Less than 12 months		12 months or longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	value	losses	value	losses	value	losses
Debt securities:
U.S. Government-sponsored enterprises	$241,940	$1,463	$43,189	$253	$285,129	$1,716
Municipal obligations	1,132	15	7,372	152	8,504	167
Corporate obligations	1,974	15	—	—	1,974	15
Collateralized mortgage obligations	—	—	210	1	210	1
Mortgage-backed securities	18,784	439	29,532	885	48,316	1,324
Total debt securities	263,830	1,932	80,303	1,291	344,133	3,223
Marketable equity securities	2,284	51	—	—	2,284	51
Total temporarily impaired securities	$266,114	$1,983	$80,303	1,291	$346,417	$3,274

Management has concluded that the unrealized losses on debt securities are temporary in nature since they relate primarily to acquisition premiums to be amortized over the estimated remaining life of the securities. All principal and interest payments on available-for-sale debt securities in an unrealized loss position at December 31, 2006 are expected to be collected given the high credit quality of the debt issuers and the Company’s ability and intent to hold the securities until such time as their value recovers or they mature. The unrealized loss on marketable equity securities, which relates primarily to common stock of two companies that have continually operated profitably and paid dividends to its stockholders, is immaterial.

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2006, 2005 and 2004

The maturities of the investments in debt securities at December 31, 2006 are as follows:

	Available for sale
	Amortized	Estimated
	cost	fair value
Within 1 year	$125,668	$125,457
After 1 year through 5 years	162,637	162,071
After 5 years through 10 years	14,866	14,396
Over 10 years	30,969	30,647
	$334,140	$332,571

	Held to maturity
	Amortized	Estimated
	cost	fair value
Within 1 year	$1	$1
After 1 year through 5 years	37	38
Over 10 years	195	203
	$233	$242

Mortgage-backed securities are included above based on their contractual maturities (primarily in 10 years); the remaining lives, however, are expected to be shorter due to anticipated payments. Collateralized mortgage obligations are included above based on when the final principal payment is expected to be received.

Restricted equity securities are as follows:

	December 31,
	2006	2005
Federal Home Loan Bank of Boston stock	$28,193	$22,707
Massachusetts Savings Bank Life Insurance Company stock	253	253
Other stock	121	121
	$28,567	$23,081

As a voluntary member of the Federal Home Loan Bank of Boston (“FHLB”), the Company is required to invest in stock of the FHLB in an amount equal to 4.5% of its outstanding advances from the FHLB. Stock is purchased at par value. As and when such stock is redeemed, the Company would receive from the FHLB an amount equal to the par value of the stock. At its discretion, the FHLB may declare dividends on the stock. Such dividends amounted to $1,476, $972 and $422 for the years ended December 31, 2006, 2005 and 2004, respectively.

Sales of investment securities are summarized as follows:

	Year ended December 31,
	2006	2005	2004
Sales of marketable equity securities:
Proceeds	$903	$1,177	$2,132
Gross gains	560	856	1,767
Gross losses	2	3	—

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2006, 2005 and 2004

(5)     Loans (In thousands)

A summary of loans follows:

	December 31,
	2006	2005
Mortgage loans:
One-to-four family	$286,623	$287,450
Multi-family	331,106	379,767
Commercial real estate	373,744	377,462
Construction and development	37,589	36,035
Home equity	36,432	42,924
Second	16,646	22,978
Total mortgage loans	1,082,140	1,146,616
Indirect automobile loans	540,094	459,234
Commercial loans — Eastern	127,275	—
Other commercial loans	110,780	105,384
Other consumer loans	3,322	3,119
Total gross loans	1,863,611	1,714,353
Unadvanced funds on loans	(85,879)	(88,659)
Deferred loan origination costs (fees):
Indirect automobile loans	13,175	11,150
Commercial loans — Eastern	991	—
Other	164	(89)
Total loans	$1,792,062	$1,636,755

There were no restructured loans at December 31, 2006 and 2005. Loans on non-accrual at December 31, 2006 and 2005 amounted to $900 and $480, respectively. These amounts include impaired loans of $657 and $167, respectively. Specific reserves of $116 and $67 existed on impaired loans at December 31, 2006 and 2005, respectively. If interest payments on impaired loans had been made in accordance with original loan agreements, interest income of $99, $9 and none would have been recognized on the loans in 2006, 2005 and 2004 compared to interest income actually recognized of $57, none and none, respectively.

A portion of certain commercial real estate loans originated and serviced by the Company are sold periodically to other banks on a non-recourse basis. The balance of loans acquired by other banks amounted to $6,892 and $11,365 at December 31, 2006 and 2005, respectively. No fees are collected by the Company for servicing such loan participations.

In the ordinary course of business, the Company makes loans to its Directors and their related interests, generally at the same prevailing terms as those of other borrowers. A summary of related party activity follows:

	December 31,
	2006	2005
Balance at beginning of year	$3,132	$4,087
New loans granted during the year	—	306
Removal of loans no longer to a related party	(102)	—
Repayments	(181)	(1,261)
Balance at end of year	$2,849	$3,132

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2006, 2005 and 2004

(6)  Allowance for Loan Losses (In thousands)

An analysis of the allowance for loan losses for the years indicated follows:

	Year ended December 31,
	2006	2005	2004
Balance at beginning of year	$22,248	$17,540	$16,195
Provision for loan losses	2,549	2,483	2,603
Allowance obtained through acquisitions	1,959	3,501	—
Transfer for off-balance sheet loan commitments	(1,286)	—	—
Charge-offs	(3,025)	(1,820)	(1,409)
Recoveries	579	544	151
Balance at end of year	$23,024	$22,248	$17,540

At December 31, 2006, a portion of the allowance for credit losses related to unfunded credit commitments was reclassified from the allowance for loan losses to a separate liability account. The liability for unfunded credit commitments included in the allowance for loan losses was $1,263 at December 31, 2005 and $866 at December 31, 2004.

(7)  Bank Premises and Equipment (In thousands)

Bank premises and equipment consist of the following:

	December 31,
	2006	2005
Land	$62	$62
Office building and improvements	9,511	9,418
Furniture, fixtures and equipment	5,785	4,211
	15,358	13,691
Accumulated depreciation and amortization	6,023	3,681
	$9,335	$10,010

(8)  Deposits (In thousands)

A summary of retail deposits follows:

	December 31, 2006		December 31, 2005
	Amount	Weighted average rate	Amount	Weighted average rate
Demand checking accounts	$65,926	0.00%	$64,705	0.00%
NOW accounts	94,538	0.25	98,901	0.24
Savings accounts	66,339	0.62	90,424	0.84
Guaranteed savings accounts	32,725	3.61	27,475	2.75
Money market savings accounts	209,107	2.71	240,293	2.12
Total transaction deposit accounts	468,635	1.60	521,798	1.31

Retail certificate of deposit accounts maturing:
Within six months	449,312	4.76	285,349	3.47
After six months but within 1 year	214,859	4.99	226,680	3.63
After 1 year but within 2 years	51,933	4.52	109,485	4.15
After 2 years but within 3 years	9,992	3.96	11,240	3.60
After 3 years but within 4 years	5,801	4.21	4,127	3.73
After 4 years but within 5 years	9,674	4.91	9,628	4.21
Total retail certificate of deposit accounts	741,571	4.80	646,509	3.66
	$1,210,206	3.56%	$1,168,307	2.61%

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2006, 2005 and 2004

Retail certificate of deposit accounts issued in amounts of $100 or more totaled $260,144 and $232,171 at December 31, 2006 and 2005, respectively.

During 2006, the Company obtained deposits through brokerage firms. A summary of those deposits follows.

	December 31, 2006
	Amount	Weighted average rate

Brokered certificate of deposit accounts maturing:
Within six months	$10,000	5.35%
After 1 year but within 2 years	41,560	5.39
After 2 years but within 3 years	26,500	5.37
Total brokered certificate of deposit accounts	$78,060	5.38%

Interest expense on deposit balances is summarized as follows:

	Year ended December 31,
	2006	2005	2004

Retail deposits:
NOW accounts	$218	$213	$86
Savings accounts	1,804	2,014	1,173
Money market savings accounts	5,335	4,330	3,295
Certificate of deposit accounts	28,418	16,615	7,154
Total retail deposits	$35,775	$23,172	$11,708

Brokered certificates of deposit	$2,663	$—	$—

(9)  Borrowed Funds (In thousands)

Borrowed funds are comprised of the following advances from the FHLB:

	December 31, 2006		December 31, 2005
	Amount	Weighted average rate	Amount	Weighted average rate
Within 1 year	$176,544	4.83%	$166,915	3.92%
Over 1 year to 2 years	137,732	4.37	64,615	4.09
Over 2 years to 3 years	76,029	5.27	107,732	4.11
Over 3 years to 4 years	31,301	4.91	6,029	4.56
Over 4 years to 5 years	14,816	5.06	31,371	4.90
Over 5 years	27,384	4.97	34,845	4.91
	$463,806	4.79%	$411,507	4.16%

The advances are secured by a blanket security agreement which requires the Bank to maintain as collateral certain qualifying assets, principally mortgage loans and securities in an aggregate amount equal to outstanding advances.

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2006, 2005 and 2004

(10)  Subordinated Debt (Dollars in thousands)

Subordinated debt consists of the following:

	December 31,
	2006	2005

Mystic Financial Capital Trust I (“MFCI”)	$5,000	$5,000
Mystic Financial Capital Trust II (“MFCII”)	7,000	7,000
	12,000	12,000
Unamortized premium	92	218
	$12,092	$12,218

MFCI and MFCII are unconsolidated special purpose entities that were formed for the purpose of issuing trust preferred securities to the public and investing the proceeds from the sale of the securities in subordinated debentures issued by Mystic. The Company assumed the obligations related to the debentures when it acquired Mystic. Interest paid by the Company on the subordinated debentures equals the dividends paid by MFCI and MFCII to the holders of the trust preferred securities.

Proceeds from the trust preferred securities issued by MFCI were invested in $5,000 of floating rate subordinated debentures that mature in 2032, but are callable at the option of MFCI on April 22, 2007. These debentures represent the sole asset of MFCI. The interest rate on the debentures, which changes semi-annually to 6-month LIBOR plus 3.70%, was 9.09% at December 31, 2006.

Proceeds from the trust preferred securities issued by MFCII were invested in $7,000 of floating rate subordinated debentures that mature in 2033, but are callable at the option of MFCII on April 15, 2008. These debentures represent the sole asset of MFCII. The interest rate on the debentures, which changes quarterly to 3-month LIBOR plus 3.25%, was 8.66% at December 31, 2006.

(11)  Income Taxes (Dollars in thousands)

Income tax expense is comprised of the following amounts:

	Year ended December 31,
	2006	2005	2004
Current provision:
Federal	$11,422	$12,512	$10,204
State	2,263	2,495	2,667
Total current provision	13,685	15,007	12,871

Deferred provision (benefit):
Federal	80	(440)	(26)
State	(151)	306	(8)
Total deferred benefit	(71)	(134)	(34)

Total provision for income taxes	$13,614	$14,873	$12,837

Total provision for income taxes differed from the amounts computed by applying the statutory U.S. federal income tax rate (35.0%) to income before tax expense as a result of the following:

	Year ended December 31,
	2006	2005	2004

Expected income tax expense at statutory federal tax rate	$12,114	$12,916	$10,711
State taxes, net of federal income tax benefit	1,373	1,821	1,728
Dividend income received deduction	(32)	(68)	(71)
Tax exempt municipal income	(215)	(126)	(22)
Non-deductible portion of ESOP expense	170	199	205
Non-deductible compensation expense	206	130	287
Other, net	(2)	1	(1)
	$13,614	$14,873	$12,837

Effective income tax rate	39.3%	40.3%	41.9%

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2006, 2005 and 2004

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at the dates indicated are as follows:

	December 31,
	2006	2005
Deferred tax assets:
Allowance for loan losses	$10,168	$9,305
Retirement and postretirement benefits	2,350	2,344
Recognition and retention plans	975	1,026
Unrealized loss on securities available for sale	539	920
Loss carry forward from acquisition	875	1,353
Acquisition fair value adjustments	—	524
Depreciation	52	52
Other	28	289
Total gross deferred tax assets	14,987	15,813

Deferred tax liabilities:
Identified intangible assets	3,157	3,961
Unrecognized gain relating to postretirement obligation	181	—
Savings Bank Life Insurance Company stock	106	106
Deferred loan origination costs	291	283
Capitalized servicing rights	92	99
Acquisition fair value adjustments	75	—
Other	49	17
Total gross deferred tax liabilities	3,951	4,466

Net deferred tax asset	$11,036	$11,347

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

(12) Employee Benefits (In thousands except share and per share amounts)

Postretirement Benefits

Postretirement benefits are provided for part of the annual expense of health insurance premiums for retired employees and their dependents. No contributions are made by the Company to invest in assets allocated for the purpose of funding this benefit obligation.

In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - An Amendment of FASB Statements No. 87, 88, 106 and 132(R)” (“SFAS 158”). SFAS 158 requires companies to recognize the funded status of defined benefit plans (other than a multiemployer plan) and to recognize any changes in funded status through comprehensive income in the year in which the changes occur. Additionally, SFAS 158 requires companies to measure the funded status of a plan as of the date of their fiscal year end financial statements with limited exceptions. The Company adopted SFAS 158 at December 31, 2006 and, accordingly, reduced the liability for postretirement benefits to the amount of accumulated benefit obligation at that date by transferring $431 ($250 net of taxes) to accumulated other comprehensive income.

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2006, 2005 and 2004

The following table provides the components of net periodic postretirement benefit cost.

	Year ended December 31,
	2006	2005	2004

Service cost	$56	$154	$155
Interest cost	45	78	71
Prior service cost	(28)	(21)	(21)
Actuarial gain	17	26	32
Net periodic benefit costs	$90	$237	$237

The reduction in net periodic benefit costs in 2006 was attributable to the subsidy received from the federal Medicare prescription drug program. The discount rate used to determine the actuarial present value of projected postretirement benefit obligations was 5.75% in 2006 and 6.00% in 2005 and 2004.

The assumed health care trend used to measure the accumulated postretirement benefit obligation was 12% initially, decreasing gradually to 5% in 2016 and thereafter. Assumed health care trend rates may have a significant effect on the amounts reported for the postretirement benefit plan. A 1% change in assumed health care cost trend rates would have the following effects:

	1 % Increase	1 % Decrease

Effect on total service and interest cost components of net periodic postretirement benefit costs	$8	$(7)
Effect on the accumulated postretirement benefit obligation	70	(64)

401(k) Plan

The Company has an employee tax deferred thrift incentive plan under Section 401(k) of the Internal Revenue Code. Each employee reaching the age of twenty one and having completed one thousand hours of service in a plan year is eligible to participate in the plan by making voluntary contributions, subject to certain limits based on federal tax laws. The Company contributes to the plan an amount equal to 5% of the compensation of eligible employees, subject to certain limits based on federal tax laws, but does not match employee contributions to the plan. Expense for the Company plan contributions was $528 in 2006, $428 in 2005 and $251 in 2004.

Supplemental Executive Retirement Agreements

The Company maintains agreements that provide supplemental retirement benefits to certain executive officers. Total expense for benefits payable under the agreements amounted to $367 in 2006, $300 in 2005 and $329 in 2004. Aggregate benefits payable included in accrued expenses and other liabilities at December 31, 2006 and 2005 amounted to $4,722 and $4,355, respectively.

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

A loan obtained by the ESOP from the Company to purchase Company common stock is payable in quarterly installments over 30 years and bears interest at 8.50% per annum. The loan can be prepaid without penalty. Loan payments are principally funded by cash contributions from the Bank, subject to federal tax law limits. The outstanding balance of the loan at December 31, 2006 and 2005, which was $4,002 and $4,252, respectively, is eliminated in consolidation.

Shares used as collateral to secure the loan are released and available for allocation to eligible employees as the principal and interest on the loan is paid. Employees vest in their ESOP account at a rate of 20% annually commencing in the year of completion of three years of credited service or immediately if service is terminated due to death, retirement, disability or

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2006, 2005 and 2004

change in control. Dividends on released shares are credited to the participants’ ESOP accounts. Dividends on unallocated shares are generally applied towards payment of the loan. ESOP shares committed to be released are considered outstanding in determining earnings per share.

At December 31, 2006, the ESOP held 629,081 unallocated shares at an aggregate cost of $3,430; the market value of such shares at that date was $8,285. Compensation and employee benefits expense was $791 in 2006, $885 in 2005 and $914 in 2004 based on the commitment to release to eligible employees 56,080 shares in 2006, 58,060 shares in 2005 and 60,135 shares in 2004.

Recognition and Retention Plans

The Company has a recognition and retention plan that has been in place since 1999 (the “1999 RRP”) and another plan that has been in place since 2003 (the “2003 RRP”). Under both of the plans, shares of the Company’s common stock were reserved for issuance as restricted stock awards to officers, employees and non-employee directors of the Company. Shares issued upon vesting may be either authorized but unissued shares or reacquired shares held by the Company as treasury shares. Any shares not issued because vesting requirements are not met will again be available for issuance under the plans. Shares awarded vest over varying time periods ranging from six months up to eight years for the 1999 RRP and from less than three months to over five years for the 2003 RRP.  In the event a recipient ceases to maintain continuous service with the Company by reason of normal retirement (only under the 1999 RRP), death or disability, or following a change in control, RRP shares still subject to restriction will vest and be free of such restrictions. Expense for shares awarded is recognized over the vesting period at the fair value of the shares on the date they were awarded.

Total expense for the 1999 RRP was $134 in 2006, $152 in 2005 and $148 in 2004. Total expense for the 2003 RRP was $2,724 in 2006, $2,564 in 2005 and $2,742 in 2004.

As of December 31, 2006, the number of shares available for award under the 1999 RRP and the 2003 RRP were 29,774 shares and 107,600 shares, respectively.

In accordance with SFAS 123-R, effective January 1, 2006, dividends paid on unvested RRP shares are recognized as compensation expense; prior to that date, such dividend payments were charged to retained earnings. Dividends paid on unvested RRP shares were $415 in 2006, $578 in 2005 and $732 in 2004.

Stock Option Plans

The Company has a stock option plan that has been in place since 1999 (the “1999 Option Plan”) and another plan that has been in place since 2003 (the “2003 Option Plan”). Under both of the plans, shares of the Company’s common stock were reserved for issuance to directors, employees and non-employee directors of the Company. Shares issued upon the exercise of a stock option may be either authorized but unissued shares or reacquired shares held by the Company as treasury shares. Any shares subject to an award which expire or are terminated unexercised will again be available for issuance under the plans. The exercise price of options awarded is the fair market value of the common stock of the Company on the date the award is made. Options vest over periods ranging from less than one month through over five years and include a reload feature whereby an optionee exercising an option by delivery of shares of common stock would automatically be granted an additional option at the fair market value of stock when such additional option is granted equal to the number of shares so delivered. If an individual to whom a stock option was granted ceases to maintain continuous service by reason of normal retirement, death or disability, or following a change in control, all options and rights granted and not fully exercisable become exercisable in full upon the happening of such an event and shall remain exercisable for a period ranging from three months to five years.

Stock options granted under both of the Plans included limited rights and other features (“Limited Rights”) that could require cash settlement of the options on the occurrence of certain circumstances outside the control of the Company. On December 28, 2005, the Compensation Committee of the Board of Directors of the Company voted to amend the Plans to eliminate Limited Rights that grant the holder of options awarded under such Plans the right to receive a cash settlement of any options outstanding in circumstances that are not within the absolute discretion of the Company and to accelerate the vesting of all unvested stock options outstanding on that date granted under the Plans to December 28, 2005. Such options included the following: 20,000 options granted under the 1999 Plan at an exercise price of $12.91 per option, 10,000 of which were to vest on January 16, 2006 and 10,000 on January 16, 2007, and 249,600 options granted under the 2003 Plan

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2006, 2005 and 2004

at an exercise price of $15.02 per option, 71,900 of which were to vest each on January 2, 2006, January 2, 2007 and January 2, 2008, and 33,900 on January 2, 2009. If the vesting dates of such options had not been accelerated, to comply with the requirements of SFAS 123-R, non-cash compensation expense of approximately $290,000 in 2006, $202,000 in 2007, $97,000 in 2008 and less than $1,000 in 2009 would have had to be recognized in the Company’s financial statements for those years.

As of December 31, 2006, the number of options available for award under the Company’s 1999 Stock Option Plan and 2003 Stock Option Plan were 245,980 options and 1,137,500 options, respectively.

In accordance with the terms of the Plans, dividend equivalent rights amounting to $960 in 2006, $702 in 2005 and $734 in 2004 were paid to holders of unexercised vested options as a result of the $0.20 per share semi-annual extra dividends paid to stockholders. In accordance with SFAS 123-R, effective January 1, 2006, dividend equivalent rights are charged to retained earnings; prior to that date, such payments were recognized as compensation expense.

Activity under the option plans is as follows:

	Year ended December 31,
	2006	2005	2004

Options outstanding at beginning of year	3,177,988	3,182,508	3,509,631
Options granted at $12.91 per option	5,000	—	—
Options exercised at $4.944 per option	—	(4,520)	(319,623)
Options forfeited at $15.02 per option	—	—	(7,500)
Total options outstanding at end of year	3,182,988	3,177,988	3,182,508

Exercisable as of December 31 at:
$4.944 per share	1,771,568	1,771,568	1,776,088
$11.00 per share	5,393	5,393	5,393
$12.91 per share	45,000	40,000	10,000
$15.02 per share	1,357,500	1,357,500	531,000
$15.42 per share	3,527	3,527	3,527
	3,182,988	3,177,988	2,326,008

Weighted average exercise price per option	$9.38	$9.34	$9.33
Weighted average fair value per option of options granted during the year	$2.65	$—	$—
Weighted average remaining contractual life in years at end of year	4.4	5.3	6.3

To calculate the weighted average data presented above and compensation expense presented in the accompanying financial statements, the fair value of each stock option award was estimated on the date of grant using the Black-Scholes option pricing model with the following valuation assumptions:

	Year ended December 31,
	2006	2005	2004

Dividend yield	3.92%	—	—
Expected volatility	22.61	—	—
Risk-free interest rate	5.21	—	—
Expected life of options	7 years	—	—

(13) Commitments and Contingencies (In thousands)

Off-Balance Sheet Financial Instruments

The Company is party to off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2006, 2005 and 2004

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

Financial instruments with off-balance sheet risk at the dates indicated follow:

	December 31,
	2006	2005
Financial instruments whose contract amounts represent credit risk:
Commitments to originate loans:
One-to-four family mortgage	$8,572	$7,422
Multi-family mortgage	8,560	16,815
Commercial real estate mortgage	4,718	3,553
Commercial	12,375	4,515
Unadvanced portion of loans	85,879	88,659
Unused lines of credit:
Equity	47,714	47,649
Other	3,582	4,046

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

Lease Commitments

The Company leases certain office space under various noncancellable operating leases. A summary of future minimum rental payments under such leases at the dates indicated follows:

Year ending December 31
2007	$1,674
2008	1,535
2009	1,163
2010	1,026
2011	890

The leases contain escalation clauses for real estate taxes and other expenditures. Total rental expense was $1,804 in 2006, $1,518 in 2005 and $1,001 in 2004.

Legal Proceedings

In the normal course of business, there are various outstanding legal proceedings. In the opinion of management, after consulting with legal counsel, the consolidated financial position and results of operations of the Company are not expected to be affected materially by the outcome of such proceedings.

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2006, 2005 and 2004

(14) Stockholders’ Equity (In thousands except per share amounts)

Preferred Stock

The Company is authorized to issue 50,000,000 shares of serial preferred stock, par value $0.01 per share, from time to time in one or more series subject to limitations of law, and the Board of Directors is authorized to fix the designations, powers, preferences, limitations and rights of the shares of each such series. As of December 31, 2006, there were no shares of preferred stock issued.

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

Common Stock Repurchases

At December 31, 2006, the Company was authorized to repurchase up to 1,772,532 shares of its common stock. Subsequent authorizations by the Board of Directors of the Company to repurchase additional shares of common stock will not require prior approval or receipt of a non-objection notification from the OTS.

Restricted Retained Earnings

As part of the stock offering in 2002 and as required by regulation, Brookline established a liquidation account for the benefit of eligible account holders and supplemental eligible account holders who maintain their deposit accounts at Brookline after the stock offering. In the unlikely event of a complete liquidation of Brookline (and only in that event), eligible depositors who continue to maintain deposit accounts at Brookline shall be entitled to receive a distribution from the liquidation account. Accordingly, retained earnings of the Company are deemed to be restricted up to the balance of the liquidation account. The liquidation account balance is reduced annually to the extent that eligible depositors have reduced their qualifying deposits as of each anniversary date. Subsequent increases in deposit account balances do not restore an account holder’s interest in the liquidation account. The liquidation account totaled $36,512 (unaudited) at December 31, 2006.

(15) Regulatory Capital Requirements (In thousands)

OTS regulations require savings institutions to maintain a minimum ratio of tangible capital to total adjusted assets of 1.5%, a minimum ratio of Tier 1 (core) capital to total adjusted assets of 4.0% and a minimum ratio of total (core and supplementary) capital to risk-weighted assets of 8.0%.

Under its prompt corrective action regulations, the OTS is required to take certain supervisory actions with respect to an under-capitalized institution. Such actions could have a direct material effect on the institution’s financial statements. The regulations established a framework for the classification of depository institutions into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Generally, an institution is considered well capitalized if it has a Tier 1 (core) capital ratio of at least 5.0%, a Tier 1 risk-based capital ratio of at least 6.0% and a Total risk-based capital ratio of at least 10.0%.

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2006, 2005 and 2004

The following table reconciles stockholders’ equity under generally accepted accounting principles (“GAAP”) with regulatory capital for the Bank at the dates indicated.

	December 31,
	2006	2005

Stockholders’ equity (GAAP)	$443,832	$425,687
Add disallowed unrealized losses on debt securities available for sale	828	1,919
Deduct disallowed identified intangible assets and loan servicing assets	(15,498)	(9,708)
Regulatory capital (tangible capital)	429,162	417,898
Add allowance for loan losses equal to 1.25% of adjusted total assets	22,693	20,517
Total risk-based capital	$451,855	$438,415

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

The following is a summary of the Bank’s actual capital amounts and ratios as of December 31, 2006 and 2005, compared to the OTS requirements for minimum capital adequacy and for classification as a well-capitalized institution:

			OTS requirements
			Minimum capital		Classified as
	Bank actual		adequacy		well capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
At December 31, 2006:
Tangible capital	$429,162	19.4%	$33,194	1.5%
Tier 1 (core) capital	429,162	19.4	88,518	4.0	$110,648	5.0%
Risk-based capital:
Tier 1	429,162	23.6			108,905	6.0
Total	451,855	24.9	145,207	8.0	181,509	10.0

At December 31, 2005:
Tangible capital	$417,898	20.6%	$30,369	1.5%
Tier 1 (core) capital	417,898	20.6	80,984	4.0	$101,230	5.0%
Risk-based capital:
Tier 1	417,898	25.5			98,378	6.0
Total	438,415	26.7	131,170	8.0	163,963	10.0

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2006, 2005 and 2004

(16)         Fair Value of Financial Instruments (In thousands)

The following is a summary of the carrying values and estimated fair values of the Company’s significant financial and non-financial instruments as of the dates indicated:

	December 31, 2006		December 31, 2005
	Carrying	Estimated	Carrying	Estimated
	value	fair value	value	fair value
Financial assets:
Cash and due from banks	$18,237	$18,237	$15,507	$15,507
Short-term investments	134,417	134,417	102,888	102,888
Securities	364,046	364,055	398,397	398,410
Loans, net	1,769,062	1,766,183	1,614,507	1,606,606
Accrued interest receivable	10,310	10,310	9,189	9,189
Financial liabilities:
Demand, NOW, savings and money market savings deposits	468,635	468,635	521,798	521,798
Retail certificates of deposit	741,571	741,559	646,509	645,489
Brokered certificates of deposit	78,060	78,330	—	—
Borrowed funds	463,806	461,325	411,507	408,531
Subordinated debt	12,092	11,998	12,218	11,999

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

Loans

The fair value of performing loans is estimated by discounting the contractual cash flows using interest rates currently being offered for loans with similar terms to borrowers of similar quality. For non-performing loans where the credit quality of the borrower has deteriorated significantly, fair values are estimated by discounting cash flows at a rate commensurate with the risk associated with those cash flows.

Deposit Liabilities

The fair values of deposit liabilities with no stated maturity (demand, NOW, savings and money market savings accounts) are equal to the carrying amounts payable on demand. The fair value of retail and brokered certificates of deposit represents contractual cash flows discounted using interest rates currently offered on deposits with similar characteristics and remaining maturities. The fair value estimates for deposits do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of alternative forms of funding (“deposit based intangibles”).

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2006, 2005 and 2004

Borrowed Funds and Subordinated Debt

The fair value of borrowings from the FHLB and subordinated debt represents contractual repayments discounted using interest rates currently available for borrowings with similar characteristics and remaining maturities.

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

(17) Condensed Parent Company Financial Statements (In thousands)

Condensed parent company financial statements as of December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005 and 2004 follow. The statement of stockholders’ equity is not presented below as the parent company’s stockholders’ equity is that of the consolidated company.

Balance Sheets

	December 31,
	2006	2005
Assets
Cash and due from banks	$375	$253
Short-term investments	6,070	70
Loan to subsidiary bank ESOP	4,002	4,252
Investment in subsidiaries, at equity	545,956	567,612
Other investment	—	4,662
Goodwill	35,615	35,615
Prepaid income taxes	2,164	2,324
Other assets	2,415	2,613
Total assets	$596,597	$617,401

Liabilities and Stockholders’ Equity
Subordinated debt	$12,092	$12,218
Accrued expenses and other liabilities	1,612	2,733
Stockholders’ equity	582,893	602,450
Total liabilities and stockholders’ equity	$596,597	$617,401

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2006, 2005 and 2004

Statements of Income

	Year ended December 31,
	2006	2005	2004

Dividend income from subsidiaries	$10,086	$21,081	$18,323
Interest income:
Short-term investments	13	36	5
Loan to subsidiary bank ESOP	353	375	397
Loan to subsidiary bank	—	907	—
Equity interest in earnings of other investment	1	445	608
Total income	10,453	22,844	19,333

Expenses:
Interest on subordinated debt	906	686	—
Directors’ fees	109	156	125
Delaware franchise tax	166	165	167
Professional fees	71	117	88
Other	269	269	180
Total expenses	1,521	1,393	560

Income before income taxes and equity in undistributed net income of subsidiaries	8,932	21,451	18,773
Income tax (benefit) expense	(234)	497	548
Income before equity in undistributed net income of subsidiaries	9,166	20,954	18,225
Equity in undistributed net income (loss) of subsidiaries	11,646	1,076	(458)
Net income	$20,812	$22,030	$17,767

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2006, 2005 and 2004

Statements of Cash Flows

	Year ended December 31,
	2006	2005	2004

Cash flows from operating activities:
Net income	$20,812	$22,030	$17,767
Adjustments to reconcile net income to net cash provided from operating activities:
Equity in undistributed net (income) loss of subsidiaries	(11,646)	(1,076)	458
Equity interest in earnings of other investment	(1)	(445)	(608)
Accretion of acquisition fair value adjustments	(126)	(119)	—
Income tax benefit from exercise of non-incentive stock options and dividend payments on unvested recognition and retention plan shares and allocated ESOP shares	—	934	250
(Increase) decrease in prepaid income taxes	160	(894)	402
(Increase) decrease in other assets	75	928	(610)
Increase (decrease) in accrued expenses and other liabilities	(330)	406	222
Net cash provided from operating activities	8,944	21,764	17,881

Cash flows from investing activities:
Investment in subsidiaries	—	(19,044)	—
Distributions from subsidiaries	39,394	13,909	31,668
Repayment of ESOP loan by subsidiary bank	250	250	250
Loan to subsidiary bank	—	(36,412)	—
Repayment of loan by subsidiary bank	—	36,412	—
Payment from subsidiary bank for shares vested in recognition and retention plans	2,981	2,753	4,405
Acquisition, net of cash and cash equivalents acquired	—	13,349	—
Dividend distribution from other investment	—	239	403
Net cash provided from investing activities	42,625	11,456	36,726

Cash flows from financing activities:
Payment of dividends on common stock	(46,117)	(45,603)	(43,690)
Income tax benefit from dividend payments on unexercised stock options and allocated ESOP shares	670	—	—
Exercise of stock options	—	23	1,580
Net cash used for financing activities	(45,447)	(45,580)	(42,110)

Net increase (decrease) in cash and cash equivalents	6,122	(12,360)	12,497
Cash and cash equivalents at beginning of year	323	12,683	186
Cash and cash equivalents at end of year	$6,445	$323	$12,683

Supplemental disclosures of cash flow information:
Cash paid during the year for income taxes	$36	$220	$577
Interest on subordinated debt	1,014	779	—

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2006, 2005 and 2004

(18) Quarterly Results of Operations (Unaudited, dollars in thousands except per share amounts)

	2006 Quarters
	Fourth	Third	Second	First

Interest income	$35,220	$35,157	$33,149	$29,124
Interest expense	17,532	16,983	15,460	12,496
Net interest income	17,688	18,174	17,689	16,628
Provision for loan losses	129	813	859	748
Net interest income after provision for loan losses	17,559	17,361	16,830	15,880
Gains on securities, net	—	—	—	558
Other non-interest income	902	837	910	642
Amortization of identified intangible assets	(569)	(569)	(569)	(526)
Other non-interest expense	(8,966)	(9,063)	(8,877)	(7,729)
Income before income taxes and minority interest	8,926	8,566	8,294	8,825
Provision for income taxes	3,505	3,383	3,298	3,428
Net income before minority interest	5,421	5,183	4,996	5,397
Minority interest in earnings of subsidiary	44	74	67	—
Net income	$5,377	$5,109	$4,929	$5,397

Earnings per share:
Basic	$0.09	$0.08	$0.08	$0.09
Diluted	0.09	0.08	0.08	0.09

	2005 Quarters
	Fourth	Third	Second	First

Interest income	$28,359	$27,284	$26,324	$25,130
Interest expense	11,446	10,335	9,194	8,076
Net interest income	16,913	16,949	17,130	17,054
Provision for loan losses	840	32	957	654
Net interest income after provision for loan losses	16,073	16,917	16,173	16,400
Gains on securities, net	—	—	259	594
Other non-interest income	1,172	928	1,319	1,025
Merger/conversion expense	—	(1)	(511)	(382)
Amortization of core deposit intangible asset	(592)	(593)	(593)	(593)
Other non-interest expense	(7,440)	(8,036)	(7,465)	(7,751)
Income before income taxes	9,213	9,215	9,182	9,293
Provision for income taxes	3,677	3,694	3,741	3,761
Net income	$5,536	$5,521	$5,441	$5,532

Earnings per share:
Basic	$0.09	$0.09	$0.09	$0.09
Diluted	0.09	0.09	0.09	0.09

Differences between annual amounts and the total of quarterly amounts are due to rounding.