Form 10-K, Exhibit 13
period 2007-12-31
BROOKLINE BANCORP INC
filed 2008-02-28
CIK 1049782

QuickLinks -- Click here to rapidly navigate through this document

Exhibit 13

SELECTED CONSOLIDATED FINANCIAL DATA

        The selected consolidated financial and other data of the Company set forth below is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Company and Notes thereto presented elsewhere in this Annual Report.

	At December 31,
	2007	2006	2005	2004	2003
	(In thousands)
Selected Financial Condition Data:
Total assets	$2,418,510	$2,373,040	$2,214,704	$1,694,499	$1,524,034
Loans	1,890,896	1,792,062	1,636,755	1,269,637	1,074,740
Allowance for loan losses(1)	24,445	23,024	22,248	17,540	16,195
Debt securities:
Available for sale	280,000	332,571	371,363	251,392	276,623
Held to maturity	189	233	410	889	1,343
Marketable equity securities	4,051	2,675	3,543	9,460	11,329
Goodwill and identified intangible assets	48,879	50,893	45,086	—	—
Retail deposits	1,250,337	1,210,206	1,168,307	773,958	679,921
Brokered deposits	67,904	78,060	—	—	—
Borrowed funds and subordinated debt	555,023	475,898	423,725	320,171	220,519
Stockholders' equity	518,708	582,893	602,450	585,013	606,684
Non-performing loans	2,730	900	480	111	50
Non-performing assets	5,399	1,959	973	439	133

(1)
The amounts at December 31, 2007 and 2006 are net of transfers of $1,487 and $1,286, respectively, to an allowance for unfunded loan commitments which is included in other liabilities.

	Year ended December 31,
	2007	2006	2005	2004	2003
	(In thousands)
Selected Operating Data:
Interest income	$145,542	$132,650	$107,096	$72,110	$66,210
Interest expense	73,462	62,471	39,050	21,124	18,608

Net interest income	72,080	70,179	68,046	50,986	47,602
Provision for credit losses	6,882	2,549	2,483	2,603	1,288

Net interest income after provision for credit losses	65,198	67,630	65,563	48,383	46,314
Gains on securities, net	47	558	853	1,767	2,102
Other non-interest income	4,296	3,292	4,444	3,443	3,251
Merger/conversion expense	—	—	(894)	—	—
Amortization of identified intangible assets	(2,014)	(2,234)	(2,370)	—	—
Other non-interest expense	(38,169)	(34,635)	(30,693)	(22,989)	(22,187)

Income before income taxes and minority interest	29,358	34,611	36,903	30,604	29,480
Provision for income taxes	(11,411)	(13,614)	(14,873)	(12,837)	(12,212)
Retroactive assessment related to REIT	—	—	—	—	(2,788)

Net income before minority interest	17,947	20,997	22,030	17,767	14,480
Minority interest in earnings of subsidiary	205	185	—	—	—

Net income	$17,742	$20,812	$22,030	$17,767	$14,480

SELECTED FINANCIAL RATIOS AND OTHER DATA

	At or For the Year Ended December 31,
	2007	2006	2005	2004	2003
Performance Ratios:
Return on average assets	0.75%	0.89%	1.01%	1.10%	1.00%
Return on average stockholders' equity	3.23	3.53	3.61	2.99	2.36
Interest rate spread(1)	2.12	2.14	2.48	2.34	2.26
Net interest margin(1)	3.16	3.13	3.24	3.21	3.34
Dividend payout ratio	246.67	217.65	200.00	238.71	216.00
Capital Ratios:
Stockholders' equity to total assets at end of year	21.45	24.56	27.20	34.52	39.81
Tier 1 core capital ratio at end of year(2)	18.03	19.39	20.64	27.66	31.53
Asset Quality Ratios:
Non-performing assets as a percent of total assets at end of year	0.22	0.08	0.04	0.03	0.01
Allowance for loan losses as a percent of loans at end of year(3)	1.29	1.28	1.36	1.38	1.51
Per Share Data:
Basic earnings per common share	$0.30	$0.34	$0.37	$0.31	$0.25
Diluted earnings per common share	$0.30	$0.34	$0.36	$0.31	$0.25
Number of shares outstanding at end of year (in thousands)(4)	57,990	61,584	61,584	59,143	58,825
Dividends paid per common share	$0.74	$0.74	$0.74	$0.74	$0.54
Book value per common share at end of year	$8.94	$9.47	$9.78	$9.89	$10.31
Tangible book value per common share at end of year	$8.10	$8.64	$9.05	$9.89	$10.31
Market value per common share at end of year	$10.16	$13.17	$14.17	$16.32	$15.34

(1)
Calculated on a fully-taxable equivalent basis.

(2)
This regulatory ratio relates only to Brookline Bank.

(3)
The allowance for loan losses at December 31, 2007 and 2006 are net of transfers of $1,487 and $1,286 (in thousands), respectively, to an allowance for unfunded loan commitments which is included in other liabilities. If the transfers had not been made, the allowances as a percent of total loans at December 31, 2007 and 2006 would have been 1.37% and 1.36%, respectively.

(4)
Common stock issued less treasury stock.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following should be read in conjunction with the Consolidated Financial Statements of Brookline Bancorp, Inc. (the "Company") and the Notes thereto presented elsewhere in this Annual Report.

Forward-Looking Statements and Factors Affecting Those Statements

        This report contains certain statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of the words "expect", "anticipate", "believe", "estimate", "intend", "will", "should", "would" and "could" and similar terms and phrases, including references to assumptions.

        Forward-looking statements are based on various assumptions and analyses made by management in establishing the Company's plans, objectives, goals and expectations. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: general economic conditions, changes in interest rates, demand for loans, real estate values, deposit flows, regulatory changes, competition, technological developments, changes in accounting principles, litigation, retention and recruitment of qualified personnel, and market acceptance of the Company's pricing, products and services.

        Readers of this Annual Report should not rely solely on the forward-looking statements and should consider all risks and uncertainties mentioned in this Annual Report as well as those discussed under Item 1A. "Risk Factors" of the Company's 2007 Annual Report on Form 10-K. The statements are representative only as of the date they are made and the Company undertakes no obligation to update any forward- looking statements.

Executive Summary

        The following tables summarize the operating and financial condition highlights of the Company as of and for each of the years in the three year period ended December 31.

Operating Highlights

	Year ended December 31,
	2007	2006	2005
	(In thousands except per share amounts)
Net interest income	$72,080	$70,179	$68,046
Provision for credit losses	6,882	2,549	2,483
Non-interest income	4,343	3,850	5,297
Merger/conversion expense	—	—	894
Amortization of identified intangible assets	2,014	2,234	2,370
Other non-interest expense	38,169	34,635	30,693
Income before income taxes and minority interest	29,358	34,611	36,903
Provision for income taxes	11,411	13,614	14,873
Minority interest in earnings of subsidiary	205	185	—
Net income	17,742	20,812	22,030
Basic earning per common share	$0.30	$0.34	$0.37
Diluted earning per common share	0.30	0.34	0.36
Interest rate spread	2.12%	2.14%	2.48%
Net interest margin	3.16%	3.13%	3.24%

Financial Condition Highlights

	At December 31,
	2007	2006	2005
	(In thousands)
Total assets	$2,418,510	$2,373,040	$2,214,704
Net loans	1,866,451	1,769,038	1,614,507
Retail deposits	1,250,337	1,210,206	1,168,307
Brokered deposits	67,904	78,060	—
Borrowed funds and subordinated debt	555,023	475,898	423,725
Stockholders' equity	518,708	582,893	602,450
Non-performing assets	$5,399	$1,959	$973
Non-performing assets as a percent of total assets	0.22%	0.08%	0.04%
Stockholders' equity to total assets	21.45%	24.56%	27.20%

        Among the factors that influenced the operating and financial condition highlights summarized above were the following:

  •
  The interest rate environment.  The existence of an inverted yield curve environment for much of 2006 and 2007 placed pressure on our interest rate spread and net interest margin. It had an adverse effect on our funding costs as short-term interest rates rose faster than intermediate-term interest rates. It also made it more difficult to originate mortgage loans at sufficiently attractive rates.

  •
  Higher losses, in particular in the indirect automobile ("auto") loan portfolio.  Over the past three years, the auto loan portfolio grew from $369 million at the end of 2004 to $594 million at the end of 2007 and increasingly contributed to the Company's profitability. In the second half of 2007, we experienced a rise in net charge-offs and delinquencies of auto loans. The increases were due primarily to a higher volume of loan originations to borrowers with weaker credit scores, economic pressures affecting the ability of borrowers to service their debt and larger losses per repossessed vehicle resulting from weaker demand. Tighter underwriting criteria were put into effect in the second half of 2007 in light of the deterioration in economic conditions. Such criteria, combined with weaker sales in the auto industry, resulted in $12 million of shrinkage in the auto loan portfolio in the 2007 fourth quarter. The extent and duration of any further shrinkage of the auto loan portfolio will depend primarily on how the economy performs.

  •
  Acquisition of a controlling interest in Eastern Funding LLC ("Eastern").  In April 2006, the Company increased its ownership of Eastern from approximately 28% to over 86%. Eastern, which is a specialty finance company, had $142 million of loans outstanding at December 31, 2007. While the annualized rate of net charge-offs rose to 0.82% of average loans outstanding in 2007, Eastern nonetheless contributed to the Company's profitability as a result of the 10.58% average yield earned on its loans during that year.

  •
  Overall asset quality remained strong.  The Company's loan portfolio included $1.1 billion of mortgage loans at December 31, 2007. Delinquencies and charge-offs in this portfolio continued to be insignificant. At December 31, 2007, the Company's non-performing assets were $5.4 million, or 0.22% of total assets, while the allowance for loan losses was $24.4 million at that date.

  •
  Partial distribution of excess capital through payment of extra dividends and stock repurchases.   Since the full conversion of the Company to stock ownership in 2002, it has been significantly over-capitalized. Part of the excess capital has been returned to stockholders through the semi-annual payment of $0.20 per share extra dividends aggregating $2.00 per share since August 2003. Additionally, in 2007, the Company repurchased 3,928,022 shares of its common stock at a total cost of $43.6 million, or $11.10 per share including transaction costs. Future payment of extra dividends and stock repurchases, and the magnitude of any such payments and repurchases, will be considered in light of changing opportunities to deploy capital effectively, including expansion of the Company's business through acquisitions.

Prospects for 2008

        We expect the operating environment in 2008 to remain challenging. Economic signs suggest that borrowers will be under pressure to service their debt. This could result in higher loan losses, particularly with respect to the auto loan portfolio and Eastern's loan portfolio. In view of this environment, we intend to continue to apply tight underwriting criteria. While this will likely limit auto loan growth and perhaps Eastern's loan growth, we are more optimistic about the potential for growth of our mortgage loan business. Losses experienced recently by some investors in debt obligations securitized by residential and commercial mortgage loans have resulted in less ability or willingness by certain lenders to finance mortgage loans. We expect this trend could result in more mortgage lending opportunities for the Company in 2008.

        In 2006, two experienced commercial loan officers joined the Company. In 2007, commercial loans to businesses increased by over $40 million. (Part of that amount has not yet been drawn down by the customers.) These new loans have been accompanied by growth in commercial business deposits. It is expected that commercial business loans and deposits will continue to grow in 2008.

        The Federal Open Market Committee (the "FOMC") of the Federal Reserve System lowered the rate for overnight federal fund borrowings between banks from 5.25% in September 2007 to 4.25% in December 2007. In January 2008, the rate was lowered further to 3.00%. The effect of these rate reductions on the Company's interest rate spread and net interest margin will depend greatly on how competitors and customers react to the changes. Borrowers are well aware of the rate reductions and are seeking lower rates on loans while intense competition for deposits continues to enable customers to receive higher than normal rates. Meaningful improvement in interest rate spread and net interest margin will depend on whether interest rates are better aligned in the market place.

        As stated in Note 13 to the Consolidated Financial Statements presented elsewhere in this Report, Brookline Bank is involved in a putative class action complaint filed against it in February 2007. The complaint seeks statutory damages, declaratory relief, attorneys' fees, litigation expenses and costs. The amount of potential damages, if any, will depend upon whether a class is certified, the size of the class and the measure of damages decided upon by the Court. The Bank is defending this matter vigorously. If it is not successful in its defense, resulting payments could be material to the Company's consolidated financial statements.

Critical Accounting Policies

        The accounting policies described below are considered critical to understanding our financial condition and operating results. Such accounting policies are considered to be especially important because they involve a higher degree of complexity and require management to make difficult and subjective judgments which often require assumptions or estimates about matters that are inherently uncertain. The use of different judgments, assumptions and estimates could result in material differences in our operating results or financial condition.

Allowance for Loan Losses

        The allowance for loan losses is maintained through provisions for loan losses charged to operating earnings. Loan losses are charged off in the period loans, or portions thereof, are deemed uncollectible. The determination of the loans on which full collectibility is not reasonably assured, the estimates of the fair value of the underlying collateral and the assessment of economic and other conditions are subject to assumptions and judgments by management. Valuations allowances could differ materially as a result of changes in, or different interpretations of, these assumptions and judgments.

        The allowance is comprised of specific valuation allowances, general valuation allowances and an unallocated allowance. Management evaluates the adequacy of the allowance on a quarterly basis and reviews its conclusion as to the amount to be established with the Watch Committee and the Audit Committee. The Watch Committee is comprised of the lead independent director of the Board of Directors, the chief executive officer, the chief financial officer, the senior lending officer, the credit officer and several other lending officers representing the loan segments of the Company. The Audit Committee is comprised of three independent directors.

        Specific valuation allowances are established in connection with individual loan reviews and the asset classification process, including the procedures for impairment recognition under Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan" and, as amended, SFAS No. 118, "Accounting by Creditors for Impairment of a Loan—Income Recognition and Disclosures". Under SFAS Nos. 114 and 118, a loan is classified as "impaired" when, based on current information and other factors, it is probable that a creditor will be unable to collect all amounts due under the contractual terms of the loan. SFAS Nos. 114 and 118 are applied to all loans except smaller balance homogenous loans. Such evaluation considers the appraised value of a loan's underlying collateral, loan payment history, the impact that local real estate market conditions may have on collateral values, the impact that current economic and business conditions may have on a borrower, current and historical experience of similar loans, internal and regulatory risk ratings, and the direction of interest rates. For multi-family and commercial real estate mortgage loans, the following additional factors related to the borrower or the underlying collateral are considered: occupancy levels for the property, the composition of tenants, cash flow estimates and the financial strength of personal guarantors.

        The Company utilizes an internal rating system to monitor and evaluate the credit risk inherent in its loans. Ratings assigned to larger loans are subject to periodic review by a credit officer. Adverse internal ratings are assigned to loans that are either not performing or exhibit certain weaknesses that could jeopardize payment in accordance with the original terms. On a quarterly basis, management reviews with the Watch Committee the status of each loan assigned one of the Company's four adverse internal ratings and the judgments made in determining the valuation allowances allocated to such loans.

        General valuation allowances represent loss allowances not allocated to individual problem loans. Allowances for groups of similar loans are established based on factors such as historical loss experience, the level and trend of loan delinquencies, and the impact that existing and projected economic and market conditions may have on the loans. General valuation allowances are inherently subjective because, even though they are based on objective data, it is management's interpretation of that data that determines the amount of allowance deemed appropriate.

        The unallocated part of the allowance for loan losses is even more subjective in nature. It is determined based on an evaluation of broader trends in the economy and values of real estate and other assets serving as loan collateral. Management believes the unallocated allowance is an important component of the total allowance because it addresses the probable inherent risk in loans with payments extended over many years and helps to minimize the risk related to the margin of imprecision in estimating allocated components of the allowance. The unallocated portion of the allowance is not allocated to the major categories of loans because such an allocation would imply a degree of precision that does not exist.

Goodwill Impairment

        Goodwill is presumed to have an indefinite useful life and is tested at least annually for impairment at the reporting unit level. Impairment exists when the carrying amount of goodwill exceeds its implied fair value. If the fair value of a reporting unit exceeds its carrying amount at the time of testing, the goodwill of the reporting unit is not considered impaired. According to SFAS No. 142, "Goodwill and Other Intangible Assets", quoted market prices in active markets are the best evidence of fair value and are to be used as the basis for measurement, when available. Other acceptable valuation methods include present-value measurements based on multiples of earnings or revenues, or similar performance measures. Differences in valuation techniques could result in materially different evaluations of impairment.

        For the purposes of goodwill impairment testing, we identified two reporting units, the Company and Eastern. We performed our annual goodwill impairment test of the Company as of November 30, 2007, using the quoted market price of the Company's common stock as of that date. On that basis, we determined that the fair value of the Company as a reporting unit was in excess of its carrying value. We performed our annual goodwill impairment test of Eastern as of December 31, 2007. Due to the absence of a quoted market price, the following factors were evaluated to determine whether Eastern's goodwill had been impaired: Eastern's operating performance since our acquisition of a controlling interest in April 2006, the soundness of Eastern's business fundamentals, Eastern's projected operating results for the next five years, the acquisition premium that a willing buyer would have to pay for the Company to recover its investment in Eastern and the present value of projected cash flows. Based on our evaluation of those factors, there was no indication of goodwill impairment.

Investment Securities

        At December 31, 2007, the investment portfolio included $284.1 million of investments classified as available for sale and $189,000 of mortgage-backed securities issued by U.S Government-sponsored enterprises classified as held for investment. Investments classified as available for sale consisted of mortgage-related debt securities issued by U.S. Government-sponsored enterprises ($176.4 million), other debt securities issued by U.S. Government-sponsored enterprises ($80.9 million), municipal obligations ($4.5 million), corporate and other obligations ($5.1 million), auction rate municipal obligations ($13.1 million) and marketable equity securities ($4.1 million).

        Securities classified as available for sale are carried at estimated fair value, with any unrealized gains and losses, net of taxes, reported as accumulated other comprehensive income or loss in stockholders' equity. Debt securities that we have the positive intent and ability to hold to maturity are classified as "held to maturity" and are carried at amortized cost.

        The market values of our securities, particularly our fixed rate securities, are affected by changes in market interest rates. In general, as interest rates rise, the market value of fixed rate securities will decrease; as interest rates fall, the market value of fixed-rate securities will increase. We conduct a periodic review and evaluation of the securities portfolio to determine if the decline in fair value of any security below its carrying value is other than temporary. Estimated fair values for securities are based on published or securities dealers' market values. If management deems any decline to be other than temporary, the security is written down to a new cost basis and the resulting loss is charged to earnings.

Average Balances, Net Interest Income, Interest Rate Spread and Net Interest Margin

        The following table sets forth information about the Company's average balances, interest income and rates earned on average interest-earning assets, interest expense and rates paid on interest-bearing liabilities, interest rate spread and net interest margin for 2007, 2006 and 2005. Average balances are derived from daily average balances and yields include fees and costs which are considered adjustments to yields.

	Year ended December 31,
	2007			2006			2005
	Average balance	Interest(1)	Average yield/cost	Average balance	Interest(1)	Average yield/cost	Average balance	Interest(1)	Average yield/cost
	(Dollars in thousands)
Assets:
Interest-earning assets:
Short-term investments	$131,271	$6,697	5.10%	$108,522	$5,338	4.92%	$139,294	$4,356	3.13%
Debt securities(2)	283,841	14,251	5.02	354,174	15,292	4.32	339,097	11,332	3.34
Equity securities(2)	28,726	1,928	6.71	30,174	1,656	5.49	30,367	1,347	4.44
Mortgage loans(3)	1,033,749	65,865	6.37	1,078,769	69,015	6.40	1,097,411	67,248	6.13
Commercial loans—Eastern(3)	134,773	14,264	10.58	90,837	9,838	10.83	—	—	—
Other commercial loans(3)	79,356	5,565	7.01	66,744	4,643	6.96	74,119	4,477	6.04
Indirect automobile loans(3)	598,751	37,092	6.19	522,977	27,019	5.17	428,365	18,436	4.30
Consumer loans(3)	3,413	264	7.74	3,030	229	7.56	2,951	210	7.12

Total interest-earning assets	2,293,880	145,926	6.36%	2,255,227	133,030	5.90%	2,111,604	107,406	5.09%

Allowance for loan losses	(23,266)			(24,261)			(21,487)
Non interest-earning assets	98,898			102,244			97,575

Total assets	$2,369,512			$2,333,210			$2,187,692

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Deposits:
NOW accounts	$83,991	258	0.31%	$89,008	219	0.25%	$96,853	213	0.22%
Savings accounts	93,346	1,512	1.62	112,774	1,804	1.60	147,922	2,014	1.36
Money market savings accounts	218,691	6,215	2.84	219,533	5,335	2.43	268,026	4,330	1.62
Retail certificates of deposit	765,078	37,061	4.84	684,503	28,417	4.15	556,212	16,615	2.99

Total retail deposits	1,161,106	45,046	3.88	1,105,818	35,775	3.24	1,069,013	23,172	2.17
Brokered certificates of deposit	74,558	4,013	5.38	49,598	2,663	5.37	—	—	—

Total deposits	1,235,664	49,059	3.97	1,155,416	38,438	3.33	1,069,013	23,172	2.17
Borrowed funds	488,210	23,737	4.86	491,946	23,127	4.70	413,555	15,192	3.67
Subordinated debt	8,580	666	7.76	12,160	906	7.45	11,964	686	5.73

Total interest-bearing liabilities	1,732,454	73,462	4.24%	1,659,522	62,471	3.76%	1,494,532	39,050	2.61%

Non-interest-bearing demand checking accounts	62,803			61,869			67,081
Other liabilities	25,533			22,655			15,928

Total liabilities	1,820,790			1,744,046			1,577,541
Stockholders' equity	548,722			589,164			610,151

Total liabilities and stockholders' equity	$2,369,512			$2,333,210			$2,187,692

Net interest income (tax equivalent basis)/interest rate spread(4)		72,464	2.12%		70,559	2.14%		68,356	2.48%

Less adjustment of tax exempt income		384			380			310

Net interest income		$72,080			$70,179			$68,046

Net interest margin(5)			3.16%			3.13%			3.24%

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

(5)
Net interest margin represents net interest income (tax equivalent basis) divided by average interest-earning assets.

        Highlights from the table on the preceding page follow.

  •
  Interest rate spread declined from 2.48% in 2005 to 2.14% in 2006 and 2.12% in 2007 as the average rate paid on interest-bearing liabilities rose more rapidly than the average rate realized on interest-earning assets.

  •
  The decline in net interest margin from 3.24% in 2005 to 3.13% in 2006 was attributable primarily to the same reason as the decline in interest rate spread. The improvement in net interest margin to 3.16% in 2007 was due primarily to an increase in higher yielding Eastern loans and in the average rate earned on auto loans.

  •
  The extent of improvement in net interest margin in 2007 was diminished due to a $40.4 million reduction in the average balance of stockholders' equity in 2007 compared to 2006 resulting primarily from repurchases of the Company's common stock and the payments of extra dividends of $0.20 per share both in February and August 2007.

  •
  Foregone interest income in 2007 from the use of $43.6 million of stockholders' equity to repurchase shares of the Company's common stock was approximately $993,000.

  •
  Interest income was 9.7% higher in 2007 than in 2006. Net interest income, however, increased only 2.7% as interest expense rose 17.6%. The Company's mix of deposits continued to shift from lower rate transaction accounts to higher rate certificates of deposit. Certificates of deposit comprised 65.9% of the average balance of total retail deposits in 2007 compared to 61.9% in 2006 and 52.0% in 2005.

  •
  The average balance of loans outstanding grew $87.7 million (5.0%) in 2007 compared to 2006 and $159.5 million (10.0%) in 2006 compared to 2005. Most of the growth related to auto loans and the acquisition of a controlling interest in Eastern in April 2006.

  •
  The average balance of mortgage loans outstanding declined $45.0 million (4.2%) in 2007 compared to 2006 and $18.6 million (1.7%) in 2006 compared to 2005. The declines were attributable primarily to a reduction in loan originations as a result of management's reluctance to match aggressive loan pricing by certain competitors and efforts to collect loans deemed to have higher risk characteristics that were obtained in the acquisition of Mystic Financial, Inc. ("Mystic") in January 2005.

  •
  The average balance of total loans outstanding as a percent of the average of total interest-earning assets increased from 75.9% in 2005 to 78.1% in 2006 and 80.7% in 2007. Generally, the yield on loans is higher than on investment securities.

  •
  The average rate earned on mortgage loans, the Company's largest asset category was 6.37% in 2007 compared to 6.40% in 2006 and 6.13% in 2005. Over the past two years, it was increasingly difficult to incorporate rising funding costs into the pricing of mortgage loan originations.

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

	Year ended December 31, 2007 compared to year ended December 31, 2006			Year ended December 31, 2006 compared to year ended December 31, 2005
	Increase (decrease) due to			Increase (decrease) due to
	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)
Interest income:
Short-term investments	$1,154	$205	$1,359	$(1,116)	$2,098	$982
Debt securities	(3,308)	2,267	(1,041)	523	3,437	3,960
Equity securities	(83)	355	272	(9)	318	309
Mortgage loans	(2,869)	(281)	(3,150)	(1,156)	2,923	1,767
Commercial loans—Eastern	4,766	(340)	4,426	9,838	—	9,838
Other commercial loans	884	38	922	(472)	638	166
Indirect automobile loans	4,243	5,830	10,073	4,500	4,083	8,583
Other consumer loans	30	5	35	6	13	19

Total interest income	4,817	8,079	12,896	12,114	13,510	25,624

Interest expense:
Deposits:
NOW accounts	(13)	52	39	(18)	24	6
Savings accounts	(314)	22	(292)	(527)	317	(210)
Money market savings accounts	(21)	901	880	(888)	1,893	1,005
Retail certificates of deposit	3,576	5,068	8,644	4,388	7,414	11,802

Total retail deposits	3,228	6,043	9,271	2,955	9,648	12,603
Brokered certificates of deposit	1,347	3	1,350	2,663	—	2,663

Total deposits	4,575	6,046	10,621	5,618	9,648	15,266
Borrowed funds	(177)	787	610	3,205	4,730	7,935
Subordinated debt	(277)	37	(240)	11	209	220

Total interest expense	4,121	6,870	10,991	8,834	14,587	23,421

Net change in net interest income	$696	$1,209	$1,905	$3,280	$(1,077)	$2,203

        Highlights from the above table follow.

  •
  The increase in net interest income in 2007 compared to 2006 resulted from asset growth (primarily in the auto and Eastern loan portfolios) and higher asset yields, most notably in auto loans and debt securities. Partly offsetting the benefit derived from asset growth and improved asset yields was the increasing percent of retail deposits comprised of certificates of deposit and the higher rates paid on retail deposits.

  •
  All of the increase in net interest income in 2006 compared to 2005 resulted from asset growth, most notably in higher yielding loans emanating from the Eastern acquisition. Part of the benefit derived from asset growth was offset by the effect of the decline in interest rate spread between those years.

Auto Loans

        The Company started originating auto loans in February 2003. From that date to the end of 2007, the Company has originated over $1.4 billion of auto loans, $338 million of which occurred in 2007. Total loans outstanding at the end of 2007 were $594 million compared to $540 million at the end of 2006 and $459 million at the end of 2005.

        In originating auto loans, there is a strong correlation between interest rates offered and the degree of the borrower's credit risk. In general, the higher the credit score of the borrower, the lower the interest rate earned. Correspondingly, loan losses are normally lower when credit scores are higher.

        When the Company entered the auto loan business, it focused on making loans to individuals with excellent credit histories. As a matter of policy, the amount of auto loans to borrowers with credit scores below 660 was limited to no more than 15%

of total loans outstanding. The percent of loans outstanding to borrowers with credit scores below 660 was 9% at December 31, 2005. While the emphasis on origination of loans with higher credit scores during 2003 through 2005 resulted in favorable loss experience, it held back profitability due to the much lower rates earned on higher quality loans.

        In the second half of 2006, the Company expanded its lending to borrowers with credit scores below 660 and the financing of used vehicles versus new vehicles. By the end of 2006, the percent of loans outstanding to borrowers with credit scores below 660 rose to 11%. The average credit score of all auto loans outstanding was 732 at December 31, 2006 compared to 731 at December 31, 2005. The total of loans delinquent 30 days or more was $7.1 million, or 1.31% of auto loans outstanding at the end of 2006, compared to $5.9 million, or 1.28% of auto loans outstanding at the end of 2005.

        Prior to 2007, the annualized rate of net charge-offs as a percent of auto loans outstanding remained relatively constant. The rate was 0.41% in 2004, 0.33% in 2005 and 0.36% in 2006. In the 2007 first quarter, the annualized rate rose to 0.56%, then declined to 0.36% in the 2007 second quarter, and increased significantly to 0.82% in the 2007 third quarter and 0.97% in the 2007 fourth quarter. (The annualized rate for the year 2007 was 0.68%.) Loans delinquent 30 days or more rose from $7.4 million (1.23%) at September 30, 2007 to $11.7 million (1.97%) at December 31, 2007. The rise in net charge-offs and delinquencies was due primarily to economic pressures affecting the ability of borrowers to service their debt. The higher charge-offs were also attributable to larger losses per repossessed vehicle resulting from weaker demand.

        In light of increasing delinquencies and charge-offs and signs of deterioration in economic conditions, tighter underwriting criteria were imposed in the second half of 2007. Implementation of those criteria, coupled with weaker sales within the auto industry, resulted in a decline in loan originations from $102 million in the 2007 second quarter to $89 million in the 2007 third quarter and $61 million in the 2007 fourth quarter, and caused the total of auto loans outstanding to shrink by $12 million in the 2007 fourth quarter. At year end, the weighted average credit score of all borrowers in the auto portfolio was 728 and the total amount owed by borrowers with credit scores below 660 was 11.3% of the portfolio. Of the total loans originated in the 2007 fourth quarter, only 7.2% were to borrowers with credit scores below 660.

        The Company expects shrinkage in the auto portfolio during at least the first and second quarters of 2008 in a range similar to that experienced in the 2007 fourth quarter. The extent and duration of shrinkage, as well as the level of future net charge-offs of auto loans, will depend primarily on how the economy performs.

Mortgage Loans

        Mortgage loans outstanding at December 31, 2007 amounted to $1.094 billion. The portfolio grew $12.2 million in 2007 compared to a decline of $64.5 million in 2006. The average balance of mortgage loans outstanding declined $45.0 million in 2007 compared to 2006 and $18.6 million in 2006 compared to 2005.

        Shortly after completion of the acquisition of Mystic in January 2005, $30 million of fixed rate residential mortgage loans with 15 to 30 year maturities that were in the Mystic portfolio were sold to reduce interest rate risk exposure. Construction loans and certain commercially-related loans in the Mystic portfolio were deemed to have higher risk characteristics and, accordingly, efforts were focused on having those loans paid off or strengthened through the obtaining of additional collateral. Throughout 2005 and 2006, the outstanding balance of those mortgage loans declined as a result of loan payments.

        Also contributing to the decline in the average balance of mortgage loans outstanding during the past two years was intense competitive pricing pressure, especially in the multi-family mortgage sector. In addition to normal competition from other financial institutions in the Company's market, competition came from other financial intermediaries who packaged loans for sale as debt instruments securitized by mortgage loans. Due to these conditions, it became increasingly more difficult to incorporate rising funding costs into the pricing of mortgage loan originations. Some financial institutions and other entities active in mortgage lending sought to enhance yields by originating higher risk loans. The Company refrained from originating option adjustable rate and "no documentation" mortgage loans and, at December 31, 2007, the portfolio did not include any mortgage loans that the Company classifies as subprime. While the maintaining of high underwriting standards and a reluctance to match aggressive loan pricing by certain competitors resulted in fewer mortgage loan originations, it also resulted in an absence of significant nonperforming mortgage loans.

Provision for Credit Losses

        The provision for credit losses was $6,882,000 in 2007, $2,549,000 in 2006 and $2,483,000 in 2005. The provision for credit losses is comprised of amounts relating to the auto loan portfolio, the Eastern portfolio, the remainder of the loan portfolio and unfunded credit commitments.

        The provision for loan losses related to the auto loan portfolio was $5,474,000 in 2007, $3,098,000 in 2006 and $2,859,000 in 2005. Net charge-offs were $3,989,000 in 2007, $1,838,000 in 2006 and $1,358,000 in 2005, or 0.68%, 0.36% and

0.33% of the average balance of auto loans outstanding in those respective years. See the preceding subsection, "Auto Loans" for a discussion of the reasons for the increase in auto loan net charge-offs and the status of the auto loan portfolio.

        The provision for loan losses related to the Eastern loan portfolio was $1,233,000 in 2007 and $851,000 for the period from the date of acquisition of a controlling interest (April 2006) to the end of 2006. Net charge-offs were $1,101,000, or 0.82% of average loans outstanding in 2007, and $515,000, or 0.57% of average loans outstanding in the 2006 period on an annualized basis. Eastern's loans delinquent 30 days or more increased from $1.4 million (1.13% of total loans) at December 31, 2006 to $2.7 million (1.91%) at December 31, 2007. The higher charge-offs and delinquencies were due primarily to weakening economic conditions that made it more difficult for Eastern's borrowers to service their debt. Eastern's typical customer is a small business owner with limited capital resources who must rely primarily on the cash flow from his or her business to service debt. Such borrowers are less able to cope when economic conditions soften and, accordingly, represent higher risk borrowers. It is for this reason that rates charged on Eastern's loans are significantly above those charged for other loans in the Company's portfolio. The average rate earned on Eastern's loans was 10.58% in 2007.

        The remainder of the Company's loan portfolio is comprised primarily of mortgage loans and commercial loans. Such loans, net of unadvanced funds, increased $27.1 million in 2007 and declined $56.3 million in 2006. The provision for loan losses related to this part of the loan portfolio was $175,000 in 2007. In 2006 and 2005, credits to the provision for loan losses of $1,400,000 and $376,000, respectively, were taken to income. In 2007, net charge-offs were $165,000 and resulted from two residential mortgage loans that went into foreclosure. In 2006, net charge-offs were $31,000 and related to one commercial loan customer. There were no mortgage loan or commercial loan charge-offs in 2005. At December 31, 2007, there were no commercial real estate or construction mortgage loans delinquent 30 days or more, and only one commercial loan ($253,000) and two borrowers with residential mortgage and home equity loans ($252,000) were delinquent 30 days or more. The credits to income in 2006 and 2005 resulted from reductions in loans outstanding through pay downs (including loans classified as higher risk loans) and a reduction in the reserve factor applied to the multi-family mortgage loan portfolio from 1.25% to 1.00%. The change in the reserve factor, which accounted for $828,000 of the credit to income in 2006, was made after consideration of a number of factors including loss experience, pay down of the portfolio and market conditions.

        At December 31, 2006, the allowance for credit losses related to unfunded credit commitments amounting to $1,286,000 was reclassified from the allowance for loan losses to a separate liability account. The liability for unfunded credit commitments included in the allowance for loan losses was $1,263,000 at December 31, 2005. In 2007, the liability for unfunded credit commitments was increased to $1,487,000 by a $201,000 charge to the provision for credit losses in recognition of the $28.8 million increase in unfunded credit commitments in that year. No losses were incurred from unfunded credit commitments over the past three years.

        See the subsection "Allowance for Loan Losses" appearing elsewhere herein for information about amounts set aside to absorb future loan losses.

Non-Interest Income

        Non-interest income was $4,343,000 in 2007 compared to $3,850,000 in 2006 and $5,297,000 in 2005. Included in those amounts were gains from the sale of securities of $47,000, $558,000 and $853,000, respectively, and fees from prepayment of mortgage loans of $515,000, $246,000 and $1,629,000, respectively.

        The rise in non-interest income in 2007 resulted primarily from higher deposit service and loan fees. The decline in non-interest income in 2006 was attributable to the reduced amounts of revenues from sales of securities and fees from prepayment of mortgage loans as well as from these other factors. In 2005, gains of $322,000 were realized from the sale of a building and a foreclosed property obtained in the Mystic acquisition. The Company's equity interest in the earnings of Eastern prior to the acquisition of a controlling interest amounted to $445,000 in 2005 and $1,000 in 2006.

Non-Interest Expense

        Non-interest expense included amortization of identified intangible assets resulting from the acquisitions of Mystic and Eastern of $2,014,000 in 2007, $2,234,000 in 2006 and $2,370,000 in 2005. Also included in 2005 was $894,000 of merger/conversion expenses related to the Mystic acquisition. Excluding amortization and merger/conversion expenses, non-interest expense rose from $30.7 million in 2005 to $34.6 million in 2006 (a 12.8% increase) and to $38.2 million in 2007 (a 10.2% increase).

        The higher expenses in 2007 compared to 2006 were due primarily to the inclusion of Eastern's operations for all of 2007 compared to nine months in 2006, legal fees related to a purported class action complaint filed in February 2007, higher fees for other professional services, compensation expense resulting from the vesting of restricted stock upon the retirement of members of the Board of Directors ($338,000 in 2007 and $243,000 in 2006), and higher costs for loan collections and auto repossessions.

        The higher expenses in 2006 compared to 2005 were due primarily to the inclusion of Eastern's operations for nine months in 2006, the opening of a new branch in April 2006, the hiring of additional loan officers, compensation for the vesting of restricted stock (see the preceding paragraph), and higher processing and service costs resulting from growth of the auto loan portfolio.

        As a result of adoption of a new accounting pronouncement (SFAS 123-R), effective January 1, 2006, dividends paid on unvested shares awarded to directors, officers and employees of the Company are recognized as compensation expense whereas, prior to that date, such payments were charged to retained earnings. Dividends paid on unvested shares amounted to $238,000 in 2007, $415,000 in 2006 and $578,000 in 2005. The new accounting pronouncement also required that, effective January 1, 2006, dividend equivalent rights payable to holders of outstanding vested stock options be charged to retained earnings; prior to that date, such payments were recognized as compensation expense. Dividend equivalent rights paid or payable to holders of vested unexercised stock options were $982,000 in 2007, $960,000 in 2006 and $702,000 in 2005.

Provision for Income Taxes

        The effective rate of federal and state income taxes applied to the Company's pre-tax income declined from 40.3% in 2005 to 39.3% in 2006 and 38.9% in 2007. The decline in rates was due primarily to a higher portion of taxable income being earned by the Company's investment securities subsidiaries. Income in those subsidiaries is subject to a lower rate of state taxation than income earned by the Company and its other subsidiaries.

Other Financial Condition Highlights

        Deposits.    Retail deposits increased $40 million (3%) in 2007, $42 million (4%) in 2006 and $62 million (8%) in 2005, excluding deposits derived from the Mystic acquisition in January 2005. The increases were due primarily to marketing initiatives and the opening of new branches in 2004 and 2006. During the three year period, the mix of deposits continued to shift to higher paying categories. Certificates of deposit comprised 63.7% of total retail deposits at the end of 2007 compared to 61.3% at the end of 2006 and 55.3% at the end of 2005. Competition for deposits has remained intense, resulting in elevated interest rates.

        Brokered Deposits.    The Company obtained $78 million of brokered certificates of deposit in 2006 and used the funds primarily to pay off some of the higher rate borrowed funds of Eastern. Of the $67.9 million of brokered deposits outstanding at December 31, 2007, $40.8 million mature within the first half of 2008; such funds have a weighted average interest rate of 5.39%. The remainder of the brokered deposits mature primarily within one to two years; such funds have a weighted average interest rate of 5.37%. The obtaining of the brokered deposits did not require the pledging of assets as collateral as is normally the case in borrowings from the FHLB.

        Borrowed Funds.    Funds borrowed from the FHLB increased from $411.5 million at the end of 2005 to $463.8 million at the end of 2006 and $548.0 million at the end of 2007. Proceeds from the borrowings were used primarily to fund part of the loan growth in 2006 and 2007, fund repurchases of the Company's common stock in 2007, replace maturing brokered deposits and pay off $5.0 million of floating rate debentures scheduled to mature in 2032 that were callable in April 2007. The interest rate on the debentures paid off in 2007 was 9.09%.

        Stockholders' Equity.    Stockholders' equity declined from $602.4 million at the end of 2005 to $582.9 million at the end of 2006 and $518.7 million at the end of 2007. The decline in 2006 was due primarily to payment to stockholders of two semi-annual dividends of $0.20 per share. The decline in 2007 was due primarily to payment of similar semi-annual dividends of $0.20 per share and the repurchase of 3,928,022 shares of the Company's common stock at a total cost of $43.6 million, or $11.10 per share including transaction costs.

        Based on a prior approval and after consideration of the shares repurchased, management was authorized to repurchase 2,344,510 shares as of December 31, 2007. On January 17, 2008, the Board of Directors increased that authorization by an additional 2,500,000 shares.

        Payment of the semi-annual dividends exceeded earnings and, accordingly, represented a return of capital to stockholders (subject to taxation) rather than a distribution of earnings. Since the payment of the first semi-annual dividend in August 2003, approximately $120 million, or $2.00 per share, has been paid to stockholders. Such payments have been an effective means of distributing part of the Company's excess capital in a measured way that treats all stockholders equally. Future extra dividend payments and the magnitude of any such payments will be considered in light of changing opportunities to deploy capital effectively, including repurchases of the Company's common stock and the expansion of the Company's business through acquisitions.

Non-Performing Assets

        The following table sets forth information regarding non-performing assets, restructured loans and the allowance for loan losses:

	Year ended December 31,
	2007		2006		2005	2004	2003
	(In thousands)
Non-accrual loans:
Mortgage loans:
One-to-four family	$29		$—		$167	$—	$—
Commercial real estate	—		90		—	—	—
Commercial loans—Eastern	2,265		657		—	—	—
Indirect automobile loans	427		153		313	111	49
Other consumer loans	9		—		—	—	1

Total non-accrual loans	2,730		900		480	111	50
Repossessed vehicles	1,621		784		493	328	83
Repossessed equipment	531		178		—	—	—
Other real estate owned	517		—		—	—	—
Other receivable	—		97		—	—	—

Total non-performing assets	$5,399		$1,959		$973	$439	$133

Restructured loans	$887		$—		$—	$—	$—

Allowance for loan losses as a percent of total loans	1.29	%(1)	1.28	%(1)	1.36%	1.38%	1.51%
Non-performing loans as a percent of total loans	0.14		0.05		0.03	0.01	—
Non-performing assets as a percent of total assets	0.22		0.08		0.04	0.03	0.01

(1)
The reductions were due primarily to the inclusion of the allowance for unfunded loan commitments in other liabilities at December 31, 2007 ($1,487,000) and December 31, 2006 ($1,286,000). If such amounts had been included in the allowance for loan losses, the allowance for loan losses as a percent of total loans would have been 1.37% at December 31, 2007 and 1.36% at December 31, 2006.

        Loans are placed on non-accrual status either when reasonable doubt exists as to the full timely collection of interest and principal or automatically when a loan becomes past due 90 days. Restructured loans represent performing loans for which concessions (such as reductions of interest rates to below market terms and/or extension of repayment terms) were granted due to a borrower's financial condition.

        Non-performing assets include other real estate owned resulting from foreclosures of properties securing mortgage loans or acceptance of a deed in lieu of foreclosure, repossessed vehicles resulting from non-payment of amounts due under auto loans and repossessed equipment resulting from non-payment of amounts due under Eastern loans. Other real estate owned and repossessed vehicles and equipment are recorded at estimated fair value less costs to sell.

        Substantially all of the non-accrual loans at the end of the last five years were either loans in the auto or Eastern portfolios. See the subsections "Auto Loans" and "Provision for Credit Losses" appearing elsewhere herein for information about rising delinquencies and net charge-offs in the auto and Eastern loan portfolios.

        Other real estate owned at December 31, 2007 was comprised of two residential properties resulting from foreclosure. At the time of acquisition, the balances of the related loans exceeded the estimated fair value of the properties less costs to sell by $165,000 and, accordingly, that amount was charged to the allowance for loan losses.

        The increases in repossessed vehicles and equipment in 2007 were attributable to a rise in the number of borrowers who were unable to make required loan payments and weaker demand for repossessed vehicles at dealer auctions. The increase in repossessed vehicles during 2003 through 2006 was due primarily to growth of the auto loan portfolio during that time.

        Restructured loans at December 31, 2007 are comprised of five Eastern loans in which the maturity date of the loans were extended to reduce required monthly payments to more manageable amounts for the borrowers. In addition, regarding one of the loans, the annual interest rate was reduced by 1.50%.

        The other receivable amounting to $97,000 at December 31, 2006 was collected in full subsequent to that date.

Allowance for Loan Losses

        The allowance for loan losses is management's estimate of probable known and inherent credit losses in the loan portfolio. The manner in which the allowance is established is based on judgments, assumptions and estimates that are difficult, complex and subjective. Use of different judgments, assumptions and estimates could result in material differences in our operating results or financial condition. Accordingly, the policies that govern our assessment of the allowance for loan losses are considered "Critical Accounting Policies" and are discussed under that heading earlier in this report.

        The following table sets forth activity in the Company's allowance for loan losses for the years presented in the table.

	Year ended December 31,
	2007	2006	2005	2004	2003
	(In thousands)
Balance at beginning of year	$23,024	$22,248	$17,540	$16,195	$15,052
Provision for loan losses	6,681	2,549	2,483	2,603	1,288
Allowance obtained through acquisitions	—	1,959	3,501	—	—
Transfer for off-balance sheet loan commitments	—	(1,286)	—	—	—
Charge-offs:
Indirect automobile loans	4,645	2,277	1,803	1,384	186
Other consumer loans	17	7	17	25	38
One-to-four family mortgage loan	165	65	—	—	—
Commercial loans—Eastern	1,319	638	—	—	—
Other commercial loans	—	38	—	—	—

Total charge-offs	6,146	3,025	1,820	1,409	224

Recoveries:
Mortgage loans:
Multi-family	—	—	—	—	40
Commercial real estate	4	4	79	7	7
Indirect automobile loans	657	439	445	138	29
Other consumer loans	8	6	20	6	3
Commercial loans—Eastern	217	123	—	—	—
Other commercial loans	—	7	—	—	—

Total recoveries	886	579	544	151	79

Net charge-offs	(5,260)	(2,446)	(1,276)	(1,258)	(145)

Balance at end of year	$24,445	$23,024	$22,248	$17,540	$16,195

        See the subsection "Provision for Loan Losses" appearing earlier in this report for a discussion of the rising provision for loan losses and loan charge-offs recognized in the Company's consolidated financial statements during the past three years.

        Prior to December 31, 2006, the allowance for loan losses included amounts for unfunded credit commitments. Such amounts were determined by multiplying the reserve factors assigned to each loan segment times the balance of unfunded commitments by loan segment. None of the unfunded commitments at December 31, 2006 was considered to have other than normal credit risk.

        Effective December 31, 2006, the allowance related to unfunded credit commitments of $1,286,000 was transferred from the allowance for loan losses to a separate liability account. This change, which was made to comply with the requirements of generally accepted accounting principles, had no effect on the consolidated earnings of the Company. This accounting treatment was not followed prior to that date due to immateriality. The amounts transferred would have been $1,263,000 at the end of 2005 and $866,000 at the end of 2004. Information is not readily available to determine what the amount would have been at the end of 2003. For the year ended December 31, 2007, the liability for unfunded credit commitments was increased to $1,487,000 by a $201,000 charge to the provision for credit losses.

        Only $230,000 of charge-offs has been experienced in the past five years in the Company's mortgage loan portfolio. While we believe this favorable experience is attributable to our adhering to conservative underwriting policies, it is also due to the generally strong economy that existed during that time. Such favorable experience may not be sustainable over normal lending cycles. When the economy is strong, an inherent higher level of risk continues to exist because of the long-term nature of our mortgage loan portfolio. Mortgage loans tend to have an average life of several years. The higher level of risk in such loans becomes more evident when the economy weakens.

        The following tables set forth the Company's percent of allowance by loan category and the percent of loans to total loans in each of the categories listed at the dates indicated.

	At December 31,
	2007			2006			2005
	Amount	Percent of allowance to total allowance	Percent of loans in each category to net loans(1)	Amount	Percent of allowance to total allowance	Percent of loans in each category to net loans(1)	Amount	Percent of allowance to total allowance	Percent of loans in each category to gross loans
	(Dollars in thousands)
Mortgage loans:
One-to-four-family	$883	3.61%	15.71%	$858	3.73%	16.08%	$929	4.18%	16.77%
Multi-family	2,853	11.67	15.23	3,020	13.12	16.99	4,747	21.34	22.15
Commercial real estate	5,867	24.00	19.71	5,909	25.66	20.58	5,887	26.46	22.02
Construction and development	462	1.89	1.23	629	2.73	1.77	739	3.32	2.10
Home equity	351	1.44	1.87	364	1.58	2.05	429	1.93	2.50
Second	299	1.22	1.27	208	0.90	0.94	287	1.29	1.34
Commercial loans—Eastern	2,427	9.93	7.56	2,296	9.97	7.16	—	—	—
Other commercial loans	1,615	6.61	5.50	1,339	5.82	3.87	2,147	9.65	6.15
Indirect automobile loans	5,662	23.16	31.71	4,176	18.14	30.38	2,917	13.11	26.79
Other consumer loans	39	0.16	0.21	33	0.14	0.18	31	0.14	0.18
Unallocated	3,987	16.31	—	4,192	18.21	—	4,135	18.58	—

Total	24,445	100.00%	100.00%	$23,024	100.00%	100.00%	$22,248	100.00%	100.00%

(1)
Based on gross loans, net of unfunded credit commitments.

	At December 31,
	2004			2003
	Amount	Percent of allowance to total allowance	Percent of loans in each category to gross loans	Amount	Percent of allowance to total allowance	Percent of loans in each category to gross loans
	(Dollars in thousands)
Mortgage loans:
One-to-four-family	$408	2.33%	10.32%	$368	2.27%	11.00%
Multi-family	4,808	27.41	25.42	4,950	30.56	30.53
Commercial real estate	5,043	28.75	22.55	5,333	32.93	28.08
Construction and development	803	4.58	2.67	547	3.38	2.23
Home equity	141	0.80	1.07	121	0.75	1.08
Second	802	4.58	4.06	635	3.92	3.92
Commercial loans—Eastern	—	—	—	—	—	—
Other commercial loans	1,337	7.62	5.72	753	4.65	3.97
Indirect automobile loans	1,416	8.07	28.01	463	2.86	18.97
Other consumer loans	24	0.14	0.18	24	0.15	0.22
Unallocated	2,758	15.72	—	3,001	18.53	—

Total	$17,540	100.00%	100.00%	$16,195	100.00%	100.00%

        The long-term nature of the Company's mortgage and commercial loan portfolios as well as the impact of economic changes make it most difficult, if not impossible, to conclude with precision the amount of loss inherent in those loan portfolios at a point in time. In determining the level of the allowance, management evaluates specific credits and the portfolio in general using several methods that include historical performance, collateral values, cash flows and current economic conditions. This evaluation culminates with a judgment on the probability of collection of loans outstanding.

        The Company utilizes an internal rating system as one of its methods to monitor and evaluate credit risk. At the time of approval, all loans other than auto loans, one-to-four family residential mortgage loans, home equity loans and other consumer loans are assigned a rating based on all the factors considered in originating the loan. The initial loan rating is recommended by the loan officer and approved by the individuals or committee responsible for approving the loan. Loan officers are expected to recommend to the Loan Committee changes in loan ratings when facts come to their attention that warrant an upgrade or downgrade in a loan rating.

        Problem and potential problem assets (including those in the Eastern loan portfolio) are assigned ratings that coincide with the "Substandard", "Doubtful" and "Loss" classifications used by federal regulators in their examination of financial institutions. Generally, an asset is considered Substandard if it is inadequately protected by the current net worth and paying capacity of the obligors and/or the collateral pledged. Substandard assets include those characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected. Assets classified as Doubtful have all the weaknesses inherent in those classified Substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, highly questionable and improbable. Assets classified as Loss are those considered uncollectible and of such little value that their continuance as assets without the establishment of a specific loss reserve and/or charge-off is not warranted. Assets which do not currently expose the Company to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated "Special Mention". The Company assigns its fourth lowest rating to loans meeting this designation.

        On a quarterly basis, management reviews with the Watch Committee the status of each loan assigned one of the Company's four adverse internal ratings and the judgments made in determining the valuation allowances allocated to such loans. Loans, or portions of loans, classified Loss are either charged off against valuation allowances or a specific allowance is established in an amount equal to the amount classified Loss.

        At December 31, 2007, there were loans of $6.2 million classified Special Mention, $3.6 million classified Substandard and $1.1 million classified Doubtful. There were specific reserves of $1,385,000 on such loans. At December 31, 2006, there were loans of $3.5 million classified Special Mention, $5.2 million classified Substandard and $51,000 classified Doubtful. There were specific reserves of $970,000 on such loans.

        Since we commenced auto lending in February 2003, it has been our intent to build up the allowance for loan losses allocated to that portfolio segment. As the portfolio has an average life in the range of two and one-half years and the annualized rate of net charge-offs had been in the range of 0.30% to 0.40% before 2007, we sought to achieve an ultimate allowance for loan losses for the auto loan portfolio equal to 1.00% of loans outstanding. The annualized rate of net charge-off increased to 0.68% in 2007 and, in the fourth quarter of that year, to 0.97%. Therefore, the allowance for loan losses for the auto loan portfolio may ultimately have to exceed 1.00% of loans outstanding. By constantly providing amounts in excess of actual net loan losses, the allowance for loan losses allocated to the auto loan portfolio expressed as a percent of loans outstanding increased from 0.22% at the end of 2003 to 0.38% at the end of 2004, 0.64% at the end of 2005, 0.77% at the end of 2006 and 0.95% at the end of 2007.

        The unallocated part of the allowance is based on an evaluation of factors such as real estate values in the areas where we lend money, concentrations in the amount of loans we have outstanding to large borrowers and trends in the economy that affect real estate values, the consumer, the auto industry and the business sectors in which the Company makes loans. Determination of this portion of the allowance is a very subjective process. Management believes the unallocated allowance is an important component of the total allowance because it addresses the probable inherent risk of loss that exists in that part of the Company's loan portfolio with repayment terms extended over many years. It also helps to minimize the risk related to the margin of imprecision inherent with the estimation of the allocated components of the allowance. We have not allocated the unallocated portion of the allowance to the major categories of loans because such an allocation would imply a degree of precision that does not exist.

        The reserve factors assigned to the various loan categories have remained unchanged for several years. Upon a review of the factors used, we decided to reduce the reserve factor applied to the balance of multi-family mortgage loans from 1.25% to 1.00% effective December 31, 2006. This change was made for the following reasons:

  •
  We had not charged off any multi-family mortgage loans in the past thirteen years.

  •
  Our loan loss experience was not unique. Many of the financial institutions involved in that market segment, both locally and in other metropolitan areas, likewise reported excellent loss experience.

  •
  The total of multi-family mortgage loans outstanding had been declining due to added competition for such loans. National markets had developed whereby multi-family mortgage loans were combined into pools and sold in a manner similar to mortgage-backed securities comprised of one-to-four family mortgage loans. This market developed in part because multi-family mortgage loans were considered low risk loans.

  •
  Absent the existence of countervailing factors, the further seasoning of the multi-family mortgage loan portfolio reduced the remaining inherent risk in those loans.

  •
  Demand for multi-family housing remained strong and there appeared to be no signs that would suggest deterioration in that lending segment.

        In reviewing reserve factors, we decided not to change the factors assigned to commercial real estate mortgage loans, construction loans and other commercial loans for the following reasons:

  •
  Despite excellent loan loss experience in those segments over the past ten years, the degree of risk associated with those loans had not lessened.

  •
  Indeed, especially with respect to construction loans, higher risks exist than have existed over the last few years. The inventory of unsold newly constructed homes has increased dramatically while the prices at which homes have sold have decreased significantly.

  •
  The collectibility of commercial real estate mortgage loans and other commercial loans is highly dependent on the strength of the economy. Currently, there are varying opinions on how the economy will perform in the coming year. In light of current economic uncertainties, we considered it unwise to reduce the reserve factors assigned to these segments of the loan portfolio.

        As of December 31, 2006, the change in the reserve factor applied to multi-family mortgage loans resulted in an $828,000 reduction in the allowance for loan losses allocated to that portfolio segment. That reduction was the primary reason for the $1,050,000 credit to the provision for loan losses in the fourth quarter of 2006 mentioned previously in the subsection "Provision for Loan Losses".

        Prior to January 1, 2005, the Company allocated part of its allowance for loan losses to address the risk associated with the normal lag that exists between the time deterioration might occur in a higher risk loan (commercial loans and mortgage loans excluding residential and home equity mortgage loans) and when such deterioration becomes known. While this lag represents an additional risk, the Company determined that measurement of that risk was not readily quantifiable and that the amounts previously allocated for such risk were based on somewhat arbitrary assumptions. Accordingly, commencing January 1, 2005, amounts previously allocated for such risk were included in the unallocated portion of the allowance. Amounts allocated for such risks included in the table above were $1.5 million at December 31, 2004 and $1.6 million at December 31, 2003.

        The amount of the unallocated allowance at December 31, 2007 is considered reasonable in light of current real estate market conditions and economic conditions affecting consumers and small business owners.

Quantitative and Qualitative Disclosure About Market Risk

        Market risk is the risk of loss from adverse changes in market prices and/or interest rates. Since net interest income is the Company's primary source of revenue, interest rate risk is the most significant non-credit related market risk to which the Company is exposed.

        The Company's Asset/Liability Committee, comprised of several members of senior management, is responsible for managing interest rate risk in accordance with policies approved by the Board of Directors regarding acceptable levels of interest rate risk, liquidity and capital. The Committee reviews with the Board of Directors on a quarterly basis its activities and strategies, the effect of those strategies on the Company's operating results, the Company's interest rate risk position and the effect subsequent changes in interest rates could have on the Company's future net interest income. The Committee is involved in the planning and budgeting process as well as in the monitoring of pricing for the Company's loan and deposit products.

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

Changes in interest rates (basis points)	Estimated percentage change in future net interest income
+200 over one year	(2.40)%
Base Case	—
-200 over one year	1.17%

        The Company's interest rate risk policy states that an immediate 200 basis points change upward or downward should not negatively impact estimated net interest income over a one year period by more than 15%.

        The results shown above are based on the assumption that there are no significant changes in the Company's operating environment and that short-term interest rates will decrease 175 basis points in the first five months of 2008. Further, in the case of the 200 basis points downward adjustment, it was assumed that it would not be possible to reduce the rates paid on certain deposit accounts by 200 basis points. Instead, it was assumed that NOW accounts would be reduced by 20 basis points and savings accounts by 135 basis points. There can be no assurance that the assumptions used will be validated in 2008.

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

        Generally, it is the Company's policy to reasonably match the rate sensitivity of its assets and liabilities. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within the same time period.

        The table below shows the Company's interest rate sensitivity gap position as of December 31, 2007.

	At December 31, 2007
	One year or less	More than one year to two years	More than two years to three years	More than three years to four years	More than four years to five years	More than five years to ten years	More than ten years	Total
	(Dollars in thousands)
Interest-earning assets:(1)
Short-term investments	$135,925	$—	$—	$—	$—	$—	$—	$135,925
Weighted average rate	4.35%	—	—	—	—	—	—	4.35%
Debt securities(2)	151,412	63,399	36,014	10,615	4,962	10,437	3,150	279,989
Weighted average rate	4.54%	4.57%	4.68%	4.35%	4.56%	4.49%	6.75%	4.58%
Mortgage loans(3)	415,227	181,154	151,453	100,429	93,104	83,589	6,374	1,031,330
Weighted average rate	6.49%	5.96%	5.91%	6.35%	6.33%	6.22%	7.00%	6.26%
Commercial loans—Eastern(3)	47,545	32,299	23,949	15,397	8,609	13,365	315	141,479
Weighted average rate	10.93%	11.38%	11.33%	10.99%	10.75%	10.47%	11.19	11.05%
Indirect automobile loans(3)	229,734	161,451	103,295	58,867	27,868	28,560	—	609,775
Weighted average rate	6.56%	6.80%	7.18%	7.62%	8.11%	7.98%	—	6.97%
Other loans(3)	65,110	11,195	9,109	6,246	6,106	9,138	65	106,969
Weighted average rate	6.69%	6.62%	6.87%	6.99%	7.20%	6.52%	6.73	6.73%

Total interest-earning assets	1,044,953	449,498	323,820	191,554	140,649	145,089	9,904	2,305,467
Weighted average rate	6.16%	6.47%	6.61%	7.02%	6.93%	6.85%	7.05%	6.45%

Interest-bearing liabilities:(1)
NOW accounts	28,291	28,291	28,293	—	—	—	—	84,875
Weighted average rate	0.23%	0.23%	0.23%	—	—	—	—	0.23%
Savings accounts	29,049	29,050	29,051	—	—	—	—	87,150
Weighted average rate	1.50%	1.50%	1.50%	—	—	—	—	1.50%
Money market savings accounts	193,614	21,773	—	—	—	—	—	215,387
Weighted average rate	2.87%	1.55%	—	—	—	—	—	2.74%
Retail certificates of deposit(3)	761,588	16,137	6,553	8,992	3,114	—	—	796,384
Weighted average rate	4.91%	4.01%	4.08%	4.98%	4.29%	—	—	4.88%
Brokered certificates of deposit(3)	41,473	26,431	—	—	—	—	—	67,904
Weighted average rate	5.39%	5.36%	—	—	—	—	—	5.38%
Borrowed funds(3)	192,700	254,000	40,210	14,387	21,459	15,500	9,667	547,923
Weighted average rate	4.39%	4.77%	4.90%	5.07%	4.77%	5.14%	5.29%	4.67%
Subordinated debt(3)	7,000	—	—	—	—	—	—	7,000
Weighted average rate	8.12%	—	—	—	—	—	—	8.12%

Total interest-bearing liabilities	1,253,715	375,682	104,107	23,379	24,573	15,500	9,667	1,806,623
Weighted average rate	4.36%	4.00%	2.63%	5.04%	4.71%	5.14%	5.29%	4.21%

Interest sensitivity gap(4)	$(208,762)	$73,816	$219,713	$168,175	$116,076	$129,589	$237	$498,844

Cumulative interest sensitivity gap	$(208,762)	$(134,946)	$84,767	$252,942	$369,018	$498,607	$498,844

Cumulative interest sensitivity gap as a percentage of total assets	(8.63)%	(5.58)%	3.50%	10.46%	15.26%	20.62%	20.63%
Cumulative interest sensitivity gap as a percentage of total interest-earning assets	(9.06)%	(5.85)%	3.68%	10.97%	16.01%	21.63%	21.64%

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

(3)
For purposes of the gap analysis, the allowance for loan losses, deferred loan fees and costs on loans other than indirect automobile loans and fair value adjustments are excluded.

(4)
Interest sensitivity gap represents the difference between interest-earning assets and interest-bearing liabilities.

        Interest rates paid on NOW accounts, savings accounts and money market savings accounts are subject to change at any time and such deposits are immediately withdrawable. A review of rates paid on these deposit categories over the last several years indicated that the amount and timing of rate changes did not coincide with the amount and timing of rate changes on other deposits when the Federal Reserve adjusted its benchmark federal funds rate. Because of this lack of correlation and the unlikelihood that such deposits would be withdrawn immediately, the Company allocates money market savings accounts between the "one year or less" and the "more than one year to two years" columns and NOW accounts and savings accounts equally over those two columns and the "more than two years to three years" column in its gap position table.

        At December 31, 2007, interest-earning assets maturing or repricing within one year amounted to $1.045 billion and interest-bearing liabilities maturing or repricing within one year amounted to $1.254 billion, resulting in a cumulative one year negative gap position of $209 million, or 8.6% of total assets. At December 31, 2006, the Company had a cumulative one year negative gap position of $117 million, or 4.9% of total assets. The change in the cumulative one year gap position from the end of 2006 resulted primarily from the shortening of the average duration of retail certificates of deposit and borrowed funds.

        The Company's cumulative interest sensitivity gap of assets and liabilities with expected maturities of more than three years changed from approximately $300 million, or 14%, of total assets at December 31, 2005 to $347 million, or 15%, of total assets at December 31, 2006. The change was due primarily to having a significant part of the Company's growth resulting from loans obtained through the acquisition of Eastern. Those loans have an average life in the range of two to five years.

        Other Market Risks.    Included in the Company's investment portfolio at December 31, 2007 were marketable equity securities with a market value of $4.1 million. Included in those amounts were net unrealized losses of $413,000. Movements in the market price of securities may affect the amount of gains or losses ultimately realized by the Company from the sale of its equity securities.

Off-Balance Sheet Arrangements

        The Company had no off-balance sheet arrangements at December 31, 2007. Periodically, the Bank enters into stand-by letters of credit. The effect of such activity on the Company's financial condition and results of operations are immaterial.

Contractual Obligations

        A summary of contractual obligations at December 31, 2007 by the expected payment period follows.

	Payment due by period
	Less than one year	One to three years	Three to five years	Over five years	Total
	(In thousands)
Borrowed funds from the FHLB	$192,732	$294,257	$35,857	$25,169	$548,015
Subordinated debt(1)	7,000	—	—	—	7,000
Loan commitments(2)	209,782	—	—	—	209,782
Occupancy lease commitments(3)	1,660	2,599	1,618	1,248	7,125
Service provider contracts(4)	4,606	4,152	1,781	—	10,539
Retirement benefit obligations(5)	5,137	45	63	253	5,498

	$420,917	$301,053	$39,319	$26,670	$787,959

(1)
Payment due date represents when the subordinated debt can be paid off at the option of the Company.

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

(5)
The amount recognized as a liability for aggregate benefits payable to two executive officers under supplemental retirement income agreements at December 31, 2007 was $5,117,000. Since the officers were eligible to retire at that date and can elect to receive the amount owned to them under the agreements in a lump sum, such liability is included in the "less than one year" column of this table. If such elections were not made, the executives would receive the amounts due to them over 20 years in the case of one executive and 15 years in the case of the other executive commencing upon retirement.

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

        Based on its monitoring of historic deposit trends and its current pricing strategy for deposits, management believes the Company will retain a large portion of its existing deposit base. While retail deposits grew $40 million, or 3%, in 2007, growth in 2008 will depend on several factors, including the interest rate environment and competitor pricing.

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

        The Company utilizes advances from the FHLB to fund growth and to manage part of the interest rate sensitivity of its assets and liabilities. Generally, borrowings from the FHLB result in more interest expense than would be incurred if growth was funded solely by deposits. Advances outstanding from the FHLB increased from $412 million at the end of 2005 to $464 million at the end of 2006 and $548 million at the end of 2007. The increases were used primarily to fund part of the loan growth in 2006 and 2007, fund repurchases of the Company's common stock in 2007, replace maturing brokered deposits and pay off $5.0 million of the floating rate debentures. At December 31, 2007, the Company had the capacity to borrow an additional $96 million from the FHLB.

        The Company's most liquid assets are cash and due from banks, short-term investments and debt securities that generally mature within 90 days. At December 31, 2007, such assets amounted to $153.6 million, or 6.4% of total assets.

        At December 31, 2007, Brookline Bank exceeded all regulatory capital requirements. Brookline's Tier I capital was $417.6 million, or 18.0% of adjusted assets. The minimum required Tier I capital ratio is 4.00%.

Recent Accounting Pronouncements

        Financial Accounting Standards Board ("FASB") Interpretation No. 48 ("FIN 48"), "Accounting for Uncertainty in Income Taxes". In June 2006, the FASB issued FIN 48, an interpretation of FASB Statement No. 109, "Accounting for Income Taxes", in order to add clarity to the accounting for uncertainty in income taxes recognized in a company's financial statements. The interpretation requires that only tax positions that are more likely than not to be sustained upon a tax examination are to be recognized in a company's financial statements to the extent that the benefit is greater than 50% likely of being recognized. The differences that arise between the amounts recognized in the financial statements and the amounts recognized in the tax return will lead to an increase or decrease in current taxes, an increase or decrease to the deferred tax asset or deferred tax liability, respectively, or both. FIN 48 became effective for fiscal years beginning after December 15, 2006. Adoption of FIN 48 did not have a material effect on the Company's financial position or results of operation.

        Statement of Financial Accounting Standards No. 157 ("SFAS 157"), "Fair Value Measurements". In September 2006, the FASB issued SFAS 157 to provide consistency and comparability in determining fair value measurements and to provide for expanded disclosures about fair value measurements. The definition of fair value maintains the exchange price notion in earlier definitions of fair value but focuses on the exit price of the asset or liability. The exit price is the price that would be received to sell the asset or paid to transfer the liability adjusted for certain inherent risks and restrictions. Expanded disclosures are also required about the use of fair value to measure assets and liabilities. The effective date is for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company does not believe that adoption of SFAS 157 will have a material impact on the Company's financial position.

        Statement of Financial Accounting Standards No. 159 ("SFAS 159"), "Fair Value Option for Financial Assets and Financial Liabilities". In February 2007, the FASB issued SFAS 159 which generally permits the measurement of selected eligible financial instruments, including investment securities, at fair value as of specified election dates and to report unrealized gains or losses on those instruments in earnings at each subsequent reporting date. Generally, the fair value option may be applied on an instrument by instrument basis but, once applied, the election is irrevocable and is applied to the entire instrument. This accounting standard is to be adopted no later than January 1, 2008, although earlier adoption is permitted, subject to certain conditions. The Company does not believe that adoption of SFAS 159 will have a material effect on its financial statements.

        Statement of Financial Accounting Standards No. 141 (Revised 2007), "Business Combinations" ("SFAS 141R") and Statement of Financial Accounting Standards No. 160, "Noncontrolling Interests in Consolidated Financial Statements, an

Amendment of ARB No. 51 ("SFAS 160"). In December 2007, the FASB issued SFAS 141R and SFAS 160. These statements require significant changes in the accounting and reporting for business acquisitions and the reporting of noncontrolling interests in subsidiaries. Among many changes under SFAS 141R, an acquirer will record 100% of all assets and liabilities at fair value for partial acquisitions, contingent consideration will be recognized at fair value at the acquisition date with changes possibly recognized in earnings, and acquisition related costs will be expensed rather than capitalized. SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary. Key changes under the standard are that noncontrolling interests in a subsidiary will be reported as part of equity, losses allocated to a noncontrolling interest can result in a deficit balance, and changes in ownership interests that do not result in a change of control are accounted for as equity transactions and, upon a loss of control, gain or loss is recognized and the remaining interest is remeasured at fair value on the date control is lost. SFAS 141R applies prospectively to business combinations for which the acquisition is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The effective date for applying SFAS 160 is also the first annual reporting period beginning on or after December 15, 2008. Adoption of these statements will affect the Company's accounting for any business acquisitions occurring after the effective date and the reporting of any noncontrolling interests in subsidiaries existing on or after the effective date.

MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

        The management of Brookline Bancorp, Inc. is responsible for establishing and maintaining adequate internal control over financial reporting. Brookline Bancorp Inc.'s internal control system was designed to provide reasonable assurance to the Company's management and board of directors regarding the preparation and fair presentation of published financial statements.

        All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

        Brookline Bancorp, Inc.'s management assessed the effectiveness of the Company's internal control over financial reporting as of December 31, 2007. In making this assessment, it used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework. Based on our assessment, we believe that, as of December 31, 2007, the Company's internal control over financial reporting is effective based on those criteria.

        Brookline Bancorp, Inc.'s independent registered public accounting firm has issued an audit report on the effectiveness of the Company's internal control over financial reporting. This report appears on page F-2.

/s/ Richard P. Chapman, Jr.	/s/ Paul R. Bechet
Richard P. Chapman, Jr.	Paul R. Bechet
Chief Executive Officer	Chief Financial Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Brookline Bancorp, Inc.:

        We have audited Brookline Bancorp, Inc.'s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Brookline Bancorp, Inc.'s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material risk exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

        A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

        Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

        In our opinion, Brookline Bancorp, Inc. maintained in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Brookline Bancorp, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2007, and our report dated February 27, 2008 expressed an unqualified opinion on those consolidated financial statements.

/s/ KPMG LLP

Boston, Massachusetts
February 27, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Brookline Bancorp, Inc.:

        We have audited the accompanying consolidated balance sheets of Brookline Bancorp, Inc. and subsidiaries (the Company) as of December 31, 2007 and 2006, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Brookline Bancorp, Inc. and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Brookline Bancorp, Inc.'s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 27, 2008 expressed an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.

/s/ KPMG LLP

Boston, Massachusetts
February 27, 2008

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands except share data)

	December 31, 2007	December 31, 2006
ASSETS
Cash and due from banks	$17,699	$18,237
Short-term investments	135,925	134,417
Securities available for sale	284,051	335,246
Securities held to maturity (market value of $199 and $242, respectively)	189	233
Restricted equity securities	28,143	28,567
Loans	1,890,896	1,792,062
Allowance for loan losses	(24,445)	(23,024)

Net loans	1,866,451	1,769,038

Accrued interest receivable	9,623	10,310
Bank premises and equipment, net	9,045	9,335
Deferred tax asset	10,849	11,036
Prepaid income taxes	2,105	1,801
Goodwill	42,545	42,545
Identified intangible assets, net of accumulated amortization of $6,618 and $4,604, respectively	6,334	8,348
Other assets	5,551	3,927

Total assets	$2,418,510	$2,373,040

LIABILITIES AND STOCKHOLDERS' EQUITY
Retail deposits	$1,250,337	$1,210,206
Brokered deposits	67,904	78,060
Borrowed funds	548,015	463,806
Subordinated debt	7,008	12,092
Mortgagors' escrow accounts	5,051	5,114
Accrued expenses and other liabilities	20,116	19,494

Total liabilities	1,898,431	1,788,772

Minority interest in subsidiary	1,371	1,375

Stockholders' equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 200,000,000 shares authorized; 63,323,703 shares and 62,989,384 shares issued, respectively	633	630
Additional paid-in capital	513,949	508,248
Retained earnings, partially restricted	68,875	96,229
Accumulated other comprehensive income (loss)	121	(640)
Treasury stock, at cost—5,333,633 shares and 1,405,611 shares, respectively	(61,735)	(18,144)
Unallocated common stock held by ESOP—574,974 shares and 629,081 shares, respectively	(3,135)	(3,430)

Total stockholders' equity	518,708	582,893

Total liabilities and stockholders' equity	$2,418,510	$2,373,040

See accompanying notes to the consolidated financial statements.

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(In thousands except share data)

	Year ended December 31,
	2007	2006	2005
Interest income:
Loans	$123,050	$110,744	$90,371
Debt securities	13,910	14,960	11,121
Short-term investments	6,697	5,338	4,356
Restricted equity securities	1,778	1,484	980
Marketable equity securities	107	124	268

Total interest income	145,542	132,650	107,096

Interest expense:
Retail deposits	45,046	35,775	23,172
Brokered deposits	4,013	2,663	—
Borrowed funds	23,737	23,127	15,192
Subordinated debt	666	906	686

Total interest expense	73,462	62,471	39,050

Net interest income	72,080	70,179	68,046
Provision for credit losses	6,882	2,549	2,483

Net interest income after provision for credit losses	65,198	67,630	65,563

Non-interest income:
Fees and charges	4,248	3,264	3,576
Gains on securities, net	47	558	853
Gains on sales of building and other real estate owned	—	—	322
Earnings from equity interest in other investment	—	1	445
Other	48	27	101

Total non-interest income	4,343	3,850	5,297

Non-interest expense:
Compensation and employee benefits	20,523	19,305	16,682
Occupancy	3,389	3,225	2,818
Equipment and data processing	6,652	6,017	5,918
Professional services	1,950	1,488	1,321
Advertising and marketing	1,036	1,019	1,094
Merger/conversion	—	—	894
Amortization of identified intangible assets	2,014	2,234	2,370
Other	4,619	3,581	2,860

Total non-interest expense	40,183	36,869	33,957

Income before income taxes and minority interest	29,358	34,611	36,903
Provision for income taxes	11,411	13,614	14,873

Net income before minority interest	17,947	20,997	22,030
Minority interest in earnings of subsidiary	205	185	—

Net income	$17,742	$20,812	$22,030

Earnings per common share:
Basic	$0.30	$0.34	$0.37
Diluted	0.30	0.34	0.36
Weighted average common shares outstanding during the year:
Basic	59,133,252	60,369,558	60,054,059
Diluted	59,664,347	61,073,491	60,836,211

See accompanying notes to the consolidated financial statements.

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

(In thousands)

	Year ended December 31,
	2007	2006	2005
Net income	$17,742	$20,812	$22,030

Other comprehensive income, net of taxes:
Unrealized securities holding gains (losses)	1,264	1,626	(2,516)
Income tax expense (benefit)	464	581	(926)

Net unrealized securities holding gains (losses)	800	1,045	(1,590)

Adjustment of accumulated obligation for postretirement tax benefits	(14)	—	—
Income tax benefit	(5)	—	—

Net adjustment of accumulated obligation for postretirement tax benefits	(9)	—	—

Net unrealized holding gains (losses)	791	1,045	(1,590)

Less reclassification adjustment for securities gains included in net income:
Realized gains	47	558	853
Income tax expense	17	200	306

Net reclassification adjustment	30	358	547

Net other comprehensive income (loss) from securities	761	687	(2,137)

Comprehensive income	$18,503	$21,499	$19,893

See accompanying notes to the consolidated financial statements.

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders' Equity

Year ended December 31, 2007, 2006 and 2005

(Dollars in thousands)

	Common stock	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	Treasury stock	Unearned compensation- recognition and retention plans	Unallocated common stock held by ESOP	Total stockholders' equity
Balance at December 31, 2004	$605	$471,799	$144,081	$560	$(17,017)	$(10,963)	$(4,052)	$585,013
Net income	—	—	22,030	—	—	—	—	22,030
Other comprehensive loss	—	—	—	(2,137)	—	—	—	(2,137)
Common stock dividends of $0.74 per share	—	—	(45,069)	—	—	—	—	(45,069)
Exercise of stock options (4,520 shares)	—	23	—	—	—	—	—	23
2,516,525 shares issued for the acquisition of Mystic Financial, Inc.	25	39,157	—	—	—	—	—	39,182
Shares obtained through the acquisition of Mystic Financial, Inc. (70,312 shares)	—	—	—	—	(1,127)	—	—	(1,127)
Recognition and retention plan shares forfeited	—	(144)	—	—	—	144	—	—
Compensation under recognition and retention plans	—	—	—	—	—	2,716	—	2,716
Income tax benefit from exercise of non-incentive stock options and dividend payments on unvested recognition and retention plan shares and allocated ESOP shares	—	934	—	—	—	—	—	934
Common stock held by ESOP committed to be released (58,060 shares)	—	569	—	—	—	—	316	885

Balance at December 31, 2005	$630	$512,338	$121,042	$(1,577)	$(18,144)	$(8,103)	$(3,736)	$602,450

(Continued)

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders' Equity (Continued)

Year ended December 31, 2007, 2006 and 2005

(Dollars in thousands)

	Common stock	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	Treasury stock	Unearned compensation- recognition and retention plans	Unallocated common stock held by ESOP	Total stockholders' equity
Balance at December 31, 2005	$630	$512,338	$121,042	$(1,577)	$(18,144)	$(8,103)	$(3,736)	$602,450
Net income	—	—	20,812	—	—	—	—	20,812
Other comprehensive income	—	—	—	687	—	—	—	687
Adjustment to initially apply FASB Statement No. 158, net of tax	—	—	—	250	—	—	—	250
Common stock dividends of $0.74 per share	—	—	(44,665)	—	—	—	—	(44,665)
Payment of dividend equivalent rights	—	—	(960)	—	—	—	—	(960)
Income tax benefit from dividend payments on unexercised stock options and allocated ESOP shares	—	670	—	—	—	—	—	670
Transfer of unearned compensation under the recognition and retention plans to additional paid-in capital	—	(8,103)	—	—	—	8,103	—	—
Compensation under recognition and retention plans	—	2,858	—	—	—	—	—	2,858
Common stock held by ESOP committed to be released (56,080 shares)	—	485	—	—	—	—	306	791

Balance at December 31, 2006	$630	$508,248	$96,229	$(640)	$(18,144)	$—	$(3,430)	$582,893

(Continued)

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders' Equity (Continued)

Year ended December 31, 2007, 2006 and 2005

(Dollars in thousands)

	Common stock	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	Treasury stock	Unallocated common stock held by ESOP	Total stockholders' equity
Balance at December 31, 2006	$630	$508,248	$96,229	$(640)	$(18,144)	$(3,430)	$582,893
Net income	—	—	17,742	—	—	—	17,742
Other comprehensive income	—	—	—	761	—	—	761
Common stock dividends of $0.74 per share	—	—	(44,114)	—	—	—	(44,114)
Exercise of stock options (522,271 shares)	3	824	—	—	—	—	827
Treasury stock purchases (3,928,022 shares)	—		—	—	(43,591)	—	(43,591)
Reload stock options granted (155,663 options)	—	116	—	—	—	—	116
Payment of dividend equivalent rights	—	—	(982)	—	—	—	(982)
Income tax benefit from dividend payments on unexercised stock options and allocated ESOP shares	—	1,814	—	—	—	—	1,814
Compensation under recognition and retention plans	—	2,604	—	—	—	—	2,604
Common stock held by ESOP committed to be released (54,107 shares)	—	343	—	—	—	295	638

Balance at December 31, 2007	$633	$513,949	$68,875	$121	$(61,735)	$(3,135)	$518,708

See accompanying notes to the consolidated financial statements.

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

	Year ended December 31,
	2007	2006	2005
Cash flows from operating activities:
Net income	$17,742	$20,812	$22,030
Adjustments to reconcile net income to net cash provided from operating activities:
Provision for credit losses	6,882	2,549	2,483
Compensation under recognition and retention plans	2,604	2,858	2,716
Depreciation and amortization of bank premises and equipment	1,453	1,452	1,469
Amortization, net of accretion, (accretion, net of amortization,) of securities premiums and discounts	(1,058)	(132)	1,854
Amortization of deferred loan origination costs, net	10,175	8,468	6,247
Amortization of identified intangible assets	2,014	2,234	2,370
Net accretion of acquisition fair value adjustments	(781)	(1,221)	(1,702)
Amortization of mortgage servicing rights	19	16	61
Net gains from sales of securities	(47)	(558)	(853)
Equity interest in earnings of other investment	—	(1)	(445)
Minority interest in earnings of subsidiary	205	185	—
Swap agreement market valuation credit	—	—	(49)
Write-down of other real estate owned	—	—	250
Income tax benefit from exercise of non-incentive stock options and dividends paid on unvested recognition and retention plan shares and allocated ESOP shares	—	—	934
Gains on sales of building and other real estate owned	—	—	(322)
Deferred income taxes	(255)	(250)	(2,456)
Release of ESOP shares	638	791	885
(Increase) decrease in:
Accrued interest receivable	687	(446)	(1,993)
Prepaid income taxes	(304)	(1,801)	3,365
Other assets	(1,126)	575	2,212
Increase (decrease) in:
Income taxes payable	—	(630)	630
Accrued expenses and other liabilities	406	(138)	2,616

Net cash provided from operating activities	39,254	34,763	42,302

Cash flows from investing activities:
Proceeds from sales of securities available for sale	29,706	903	9,769
Proceeds from redemptions and maturities of securities available for sale	138,914	230,091	205,928
Proceeds from redemptions and maturities of securities held to maturity	45	177	479
Purchase of securities available for sale	(114,935)	(189,364)	(268,701)
Redemption (purchase) of Federal Home Loan Bank of Boston stock	424	(5,486)	(1,415)
Net increase in loans	(114,286)	(57,612)	(60,410)
Distribution from other investment	—	—	239
Acquisition, net of cash and cash equivalents acquired	—	(10,603)	(12,997)
Proceeds from sale of bank premises	—	—	1,279
Proceeds from sale of other real estate owned	—	—	1,207
Proceeds from sales of participations in loans	—	—	29,713
Purchase of bank premises and equipment	(1,227)	(580)	(1,047)

Net cash used for investing activities	(61,359)	(32,474)	(95,956)

(Continued)

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Continued)

(In thousands)

	Year ended December 31,
	2007	2006	2005
Cash flows from financing activities:
Decrease in demand deposits and NOW, savings and money market savings accounts	$(14,685)	$(53,163)	$(127,179)
Increase in retail certificates of deposit	54,868	95,334	189,984
(Decrease) increase in brokered certificates of deposit	(10,156)	78,060	—
Proceeds from Federal Home Loan Bank of Boston advances	1,098,500	2,966,500	791,600
Repayment of Federal Home Loan Bank of Boston advances	(1,014,251)	(2,914,133)	(773,906)
Repayment of subordinated debt	(5,000)	—	—
Repayment of borrowed funds of subsidiary	—	(95,410)	—
Decrease in mortgagors' escrow accounts	(63)	(263)	(269)
Income tax benefit from vested recognition and retention plan shares and dividend payments on unexercised stock options and allocated ESOP shares	1,814	670	—
Exercise of stock options	827	—	23
Reload stock options granted	116	—	—
Purchase of treasury stock	(43,591)	—	—
Payment of dividends on common stock	(44,114)	(44,665)	(45,069)
Payment of dividend equivalent rights	(982)	(960)	—
Payment of dividend to minority owners of subsidiary	(208)	—	—

Net cash provided from financing activities activities	23,075	31,970	35,184

Net increase (decrease) in cash and cash equivalents	970	34,259	(18,470)
Cash and cash equivalents at beginning of year	152,654	118,395	136,865

Cash and cash equivalents at end of year	$153,624	$152,654	$118,395

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest on deposits, borrowed funds and subordinated debt	$73,595	$61,631	$39,450
Income taxes	10,468	14,896	12,237
Acquisition of Mystic Financial, Inc.:
Assets acquired (excluding cash and cash equivalents)	—	—	$471,403
Liabilities assumed	—	—	420,351
Acquisition of Eastern Funding LLC:
Assets acquired (excluding cash and cash equivalents)	—	111,765	—
Liabilities assumed	—	99,972	—
Minority interest in subsidiary	—	1,190	—

See accompanying notes to the consolidated financial statements.

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(1)   Summary of Significant Accounting Policies and Related Matters (Dollars in thousands except per share amounts)

        Brookline Bancorp. Inc. (the "Company") is a Delaware chartered savings and loan holding company and the parent of Brookline Bank ("Brookline" or the "Bank"), a federally chartered stock savings institution.

        Brookline operates seventeen full service banking offices in Brookline and adjacent communities. The primary activities of Brookline include acceptance of deposits from the general public, origination of mortgage loans on residential and commercial real estate located principally in Massachusetts, origination of commercial loans and indirect automobile loans, origination of loans to finance equipment in the greater metropolitan New York area and selected other locations in the United States of America, and investment in debt and equity securities. The Company is subject to competition from other financial and non-financial institutions and is supervised, examined and regulated by the Office of Thrift Supervision ("OTS"). Brookline's deposits are insured by the Federal Deposit Insurance Corporation ("FDIC").

        As a federally-chartered institution, Brookline is required to meet a qualified thrift lender test. Under that test, Brookline must maintain at least 65% of its "portfolio assets" in "qualified thrift investments" in at least nine months of the most recent twelve month period. "Portfolio assets" are Brookline's total assets less the sum of specified liquid assets, goodwill, other intangible assets and property used in the conduct of Brookline's business. "Qualified thrift investments" include various types of loans and investments related to housing, consumer and certain other purposes. A financial institution that fails the qualified thrift lender test is subject to certain operating restrictions and may be required to convert to a bank charter. Brookline has met the requirements of the thrift lender test and, at December 31, 2007, 69.1% of its assets were in "qualified thrift investments".

        The accounting and reporting policies of the Company conform to general practices within the banking industry and to accounting principles generally applied in the United States of America. The Company's critical accounting policies relate to the allowance for loan losses and the evaluation of goodwill and identified intangible assets for impairment. The following is a description of those policies and the Company's other significant accounting policies.

Principles of Consolidation and Basis of Financial Statement Presentation

        The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Brookline and Brookline Securities Corp. ("BSC"). Brookline includes its wholly-owned subsidiary, BBS Investment Corporation ("BBS"), and its 86.3% owned subsidiary, Eastern Funding LLC (see note 2). BSC and BBS are engaged in buying, selling and holding investment securities. Mystic Financial Capital Trust I and Mystic Financial Capital Trust II are unconsolidated special purpose entities. See note 10 for information about those entities.

        The Company operates as one reportable segment for financial reporting purposes. All significant intercompany transactions and balances are eliminated in consolidation. Certain amounts previously reported have been reclassified to conform to the current year's presentation.

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

Cash Equivalents

        For purposes of reporting cash flows, cash equivalents include highly liquid assets with an original maturity of three months or less. Highly liquid assets include cash and due from banks and short-term investments.

Securities

        Marketable equity securities are classified as available for sale. Debt securities are classified as either held to maturity or available for sale. Management determines the classification of debt securities at the time of purchase.

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2006 and 2005

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

        Unrealized gains (losses), net of related income taxes, are included in the "accumulated other comprehensive income (loss)" component of stockholders' equity. Restricted equity securities are carried at cost which approximates market value.

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

Premiums and Discounts on Debt Securities

        Premiums and discounts on debt securities are amortized to expense and accreted to income over the life of the related debt security using the interest method. Premiums paid and discounts resulting from purchases of collateralized mortgage obligations ("CMOs") and pass-through mortgage-backed securities (collectively referred to as "mortgage securities") are amortized to expense and accreted to income over the estimated life of the mortgage securities using the interest method. At the time of purchase, the estimated life of mortgage securities is based on anticipated future prepayments of loans underlying the mortgage securities. The anticipated prepayments take into consideration several factors including the interest rates of the underlying loans, the contractual repayment terms of the underlying loans, the priority rights of the investor to the cash flow from the mortgage securities, the current and projected interest rate environment, and other economic conditions.

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

Loans

        Loans are reported at the principal amount outstanding, reduced by net deferred loan origination fees and unadvanced funds due borrowers on loans and increased by deferred loan origination costs.

        Loan origination fees and direct loan origination costs are deferred, and the net fee or cost is recognized in interest income using the interest method. Deferred amounts are recognized for fixed rate loans over the contractual life of the loans and for adjustable rate loans over the period of time required to adjust the contractual interest rate to a yield approximating a market rate at origination date. Deferred loan origination costs include payments to dealers originating indirect automobile loans. The difference between the rate charged by a dealer to originate an indirect automobile loan and the "buy rate", or the rate earned by the Company, is referred to as the "spread". The computed dollar value of the spread paid to a dealer is amortized as a charge to income over the life of the loan. If a loan is prepaid, the unamortized portion of the loan origination costs not subject to rebate from the dealer is charged to income.

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

December 31, 2007, 2006 and 2005

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

        Management's methodology provides for three allowance components. The first component represents allowances established for specific identified loans. The second component represents allowances for groups of homogenous loans that currently exhibit no identified weaknesses and are evaluated on a collective basis. Allowances for groups of similar loans are established based on factors such as historical loss experience, the level and trends of loan delinquencies, and the level and trends of classified assets. The last component is an unallocated allowance which is based on evaluation of factors such as trends in the economy and real estate values in the areas where the Company lends money, concentrations in the amount of loans the Company has outstanding to large borrowers and concentrations in the type and geographic location of loan collateral. Determination of the unallocated allowance is a very subjective process. Management believes the unallocated allowance is an important component of the total allowance because it (a) addresses the probable inherent risk of loss that exists in the Company's loan portfolio (a large portion of which is comprised of mortgage loans with repayment terms extended over many years) and (b) helps to minimize the risk related to the imprecision inherent in the estimation of the other two components of the allowance.

Other Investment

        Prior to April 13, 2006, the Company had a 28.3% ownership interest in Eastern Funding LLC ("Eastern"). The Company accounted for its investment under the equity method of accounting and included its share of Eastern's operating results in other income. Upon acquisition of a controlling interest in Eastern, the Company included Eastern's operating results in its consolidated financial statements. See note 2 for additional information about the acquisition.

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

Non-Performing Assets

        In addition to non-performing loans, non-performing assets include other real estate owned and repossessed vehicles and equipment. Other real estate owned is comprised of properties acquired through foreclosure or acceptance of a deed in lieu of foreclosure. Other real estate owned and repossessed vehicles and equipment are recorded initially at estimated fair value less costs to sell. When such assets are acquired, the excess of the loan balance over the estimated fair value of the asset is charged to the allowance for loan losses. An allowance for losses on other real estate owned is established by a charge to earnings when, upon periodic evaluation by management, further declines in the estimated fair value of properties have occurred. Such evaluations are based on an analysis of individual properties as well as a general assessment of current real estate market conditions. Holding costs and rental income on properties are included in current operations while certain costs to improve such

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2006 and 2005

properties are capitalized. Gains and losses from the sale of other real estate owned and repossessed vehicles and equipment are reflected in earnings when realized.

Employee Benefits

        Costs related to Brookline's 401(k) plan, supplemental executive retirement agreements and postretirement benefits are recognized over the vesting period or the related service periods of the participating employees. Effective December 31, 2006, the Company commenced recognition of changes in the funded status of postretirement benefits through comprehensive income in the year in which changes occur. (See note 12).

        Compensation expense for the Employee Stock Ownership Plan ("ESOP") is recorded at an amount equal to the shares allocated by the ESOP multiplied by the average fair market value of the shares during the year. The Company recognizes compensation expense ratably over the year based upon the Company's estimate of the number of shares expected to be allocated by the ESOP. The difference between the average fair market value and the cost of the shares allocated by the ESOP is recorded as an adjustment to additional paid-in-capital.

        Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123-R, "Share-Based Payment" ("SFAS 123-R"), which requires that the grant-date fair value of awarded stock options be expensed over the requisite service period. Adoption of SFAS 123-R had no material effect on the Company's financial position or results of operations as of and for the years ended December 31, 2007 and 2006.

        Prior to January 1, 2006, the Company measured compensation cost for stock options in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" as the excess, if any, of the fair market value of the Company's stock at the grant date above the exercise price of options granted. This generally did not result in compensation charges to earnings. Disclosed in the following table are net income and earnings per share, as reported, and pro forma net income and earnings per share as if compensation was measured at the date of grant based on the fair value of the award and recognized over the service period.

	Year ended December 31, 2005
	Basic	Diluted
Net income as reported	$22,030	$22,030
Total stock-based compensation expense determined using fair value accounting for stock option awards, net of taxes	(805)	(805)
Dividends on unvested restricted stock awards	(337)	(326)

Pro forma net income	$20,888	$20,899

Earnings per share:
As reported	$0.37	$0.36
Pro forma	0.35	0.34

Earnings Per Common Share

        Basic earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding for the applicable period, exclusive of unearned ESOP shares and unvested recognition and retention plan shares. Diluted earnings per share is calculated after adjusting the denominator of the basic earnings per share calculation for the effect of all potential dilutive common shares outstanding during the period. The dilutive effects of options and unvested restricted stock awards are computed using the "treasury stock" method.

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

December 31, 2007, 2006 and 2005

        Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

        Effective January 1, 2007, the Company adopted Financial Accounting Standards Board ("FASB") Interpretation No. 48, "Accounting for Uncertainty in Income Taxes"—an interpretation of FASB Statement No. 109 ("FIN 48"), which requires that only tax positions that are more likely than not to be sustained upon a tax examination are to be recognized in a company's financial statements to the extent that the benefit is greater than 50% likely of being recognized. Adoption of FIN 48 did not have a material effect on the Company's financial position or results of operation.

        The Company's policy is to classify interest resulting from underpayment of income taxes as income tax expense in the first period the interest would begin accruing according to the provision of the relevant tax law. The Company classifies penalties resulting from underpayment of income taxes as income tax expense in the period for which the Company claims or expects to claim an uncertain tax position or in the period in which the Company's judgment changes regarding an uncertain tax position.

        The Company did not have any unrecognized tax benefits accrued as income tax liabilities or receivables or as deferred tax items at December 31, 2007.

Treasury Stock

        Common stock shares repurchased are recorded as treasury stock at cost.

(2)   Acquisition (Dollars in thousands except share and per share amounts)

Eastern Funding LLC ("Eastern")

        On April 13, 2006, the Company through its wholly-owned subsidiary, Brookline Bank, completed a merger agreement increasing its ownership interest in Eastern from 28.3% to 86.7%. Eastern, which was founded by Michael J. Fanger in 1997, specializes primarily in the financing of coin-operated laundry, dry cleaning and convenience store equipment and businesses in the greater metropolitan New York area and selected other locations in the United States of America. The acquisition of a controlling interest in Eastern enables the Company to originate high yielding loans to small business entities. Mr. Fanger continues to serve as chief executive officer of Eastern and he, along with a family member and two executive officers of Eastern, own the minority interest position.

        As part of the merger, a member agreement was entered into which specifies the conditions under which the Company or the minority interest owners can buy or sell their ownership interests in Eastern, and how the price of such purchases and sales is to be determined. The minority interest owners may not sell or transfer their interests to anyone other than the Company except for family-related transfers permitted under the merger agreement. During a five year period subsequent to the date of the member agreement, Mr. Fanger is required to purchase additional units of interest in Eastern depending on the magnitude of annual cash distributions of Eastern's earnings. Mr. Fanger may also make discretionary purchases of additional units of ownership during the five year period subsequent to the date of the member agreement. The per unit price of all required and discretionary purchases by Mr. Fanger is book value as defined in the member agreement. The aggregate purchases made by Mr. Fanger may not increase by more than 5% his percentage of ownership of Eastern as of the merger date. Effective April 1, 2007, Mr. Fanger purchased required and discretionary units of interest which resulted in an increase in total minority interest ownership at that date from 13.3% to 13.7%.

        The purchase was completed through payment of $16,575 in cash, including transaction costs. The transaction was accounted for using the purchase method of accounting, which required that the assets and liabilities of Eastern be recorded at fair value as of the acquisition date to the extent of the ownership interest acquired. The results of operations of Eastern are included in the Company's consolidated statements of income from the date of acquisition. Total assets acquired were $117.7 million and total liabilities assumed were $101.1 million. Goodwill resulting from the acquisition was $6,930 and identified intangible assets of $1,110 were recognized at the time of the acquisition. Identified intangible assets included $668 for the estimated value of Eastern's customer list and $442 for the estimated value of the employment agreements with three executive officers. The values assigned to the customer list and the employment agreements are being amortized over eight years and five years, respectively, on a straight-line basis. Amortization of the identified intangible assets was $172 for the year ended December 31,

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2006 and 2005

2007 and $129 from the date of the acquisition through December 31, 2006. Amortization expense will be $172 in each of the years in the three year period ending December 31, 2010 and $106 in the years ending December 31, 2011 and 2012.

Mystic Financial, Inc. ("Mystic")

        On January 7, 2005, the Company acquired all of the outstanding common shares of Mystic, the holding company of Medford Co-operative Bank ("Medford"), which had seven retail banking offices serving customers primarily in Middlesex County in Massachusetts. The acquisition of Mystic provided expanded commercial and retail banking opportunities in that market and enabled the Company to deploy some of its excess capital. As part of the acquisition, Mystic was merged into the Company and Medford was merged into Brookline. On April 11, 2005, the operating systems of Medford were converted to the operating systems of Brookline.

        Under the terms of the transaction agreement, (a) 60% of the shares of Mystic common stock were exchanged for Company common stock based on an exchange ratio of 2.6786 shares of Company common stock for each share of Mystic common stock and (b) 40% of the shares of Mystic common stock were exchanged for cash of $39.00 per share. Cash was paid for fractional shares. The acquisition was accounted for using the purchase method of accounting, which requires that the assets and liabilities of Mystic be recorded at fair value as of the acquisition date. The results of operations of Mystic are included in the 2005 consolidated statement of income from the date of acquisition. Total assets acquired were $483.1 million and total liabilities assumed were $420.4 million. The purchase price to complete the acquisition was $69,075. Goodwill resulting from the acquisition was $35,615. A core deposit intangible asset of $11,841 recognized at the time of the acquisition is being amortized over nine years on an accelerated basis using the sum-of-the-digits method. Amortization of the core deposit intangible in the years ended December 31, 2007, 2006 and 2005 amounted to $1,842, $2,105 and $2,370, respectively. Amortization expense in the next five years ending December 31 will be as follows: $1,579 in 2008, $1,316 in 2009, $1,053 in 2010, $789 in 2011 and $526 in 2012.

(3)   Cash and Short-Term Investments (In thousands)

        Aggregate reserves (in the form of deposits with the Federal Reserve Bank and vault cash) of $5,662 and $3,833 were maintained to satisfy federal regulatory requirements at December 31, 2007 and 2006, respectively.

        Short-term investments are summarized as follows:

	December 31,
	2007	2006
Discount notes issued by U.S. Government-sponsored enterprises	$46,720	$99,294
Money market funds	67,745	11,335
Federal funds sold	21,260	23,588
Other deposits	200	200

	$135,925	$134,417

        Short-term investments are stated at cost which approximates market. Money market funds are invested in mutual funds whose assets are comprised primarily of U.S. Treasury obligations, commercial paper and certificates of deposit with maturities of 90 days or less.

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2006 and 2005

(4)   Investment Securities (In thousands)

        Securities available for sale and held to maturity are summarized below:

	December 31, 2007
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
Securities available for sale:
Debt securities:
U.S. Government-sponsored enterprises	$80,621	$288	$5	$80,904
Municipal obligations	4,531	7	25	4,513
Auction rate municipal obligations	13,050	—	—	13,050
Corporate obligations	4,779	—	201	4,578
Other obligations	500	—	—	500
Collateralized mortgage obligations issued by U.S. Government-sponsored enterprises	129,137	532	118	129,551
Mortgage-backed securities issued by U.S. Government-sponsored enterprises	47,182	79	357	46,904

Total debt securities	279,800	906	706	280,000
Marketable equity securities	4,464	176	589	4,051

Total securities available for sale	$284,264	$1,082	$1,295	$284,051

Securities held to maturity:
Mortgage-backed securities issued by U.S. Government-sponsored enterprises	$189	$10	$—	$199

	December 31, 2006
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
Securities available for sale:
Debt securities:
U.S. Government-sponsored enterprises	$213,528	$90	$247	$213,371
Municipal obligations	8,660	—	153	8,507
Auction rate municipal obligations	12,650	—	—	12,650
Corporate obligations	6,467	49	6	6,510
Other obligations	500	—	—	500
Collateralized mortgage obligations issued by U.S. Government-sponsored enterprises	52,126	21	176	51,971
Mortgage-backed securities issued by U.S. Government-sponsored enterprises	40,209	7	1,154	39,062

Total debt securities	334,140	167	1,736	332,571
Marketable equity securities	2,535	178	38	2,675

Total securities available for sale	$336,675	$345	$1,774	$335,246

Securities held to maturity:
Mortgage-backed securities issued by U.S. Government-sponsored enterprises	$233	$9	$—	$242

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2006 and 2005

        Debt securities of U.S. Government-sponsored enterprises include obligations issued by Fannie Mae, Freddie Mac, Ginnie Mae, Federal Home Loan Banks and the Federal Farm Credit Bank. None of those obligations is backed by the full faith and credit of the U.S. Government, except for $16 of mortgage-backed securities at December 31, 2007.

        Investment securities at December 31, 2007 and 2006 that have been in a continuous unrealized loss position for less than 12 months or 12 months or longer are as follows:

	December 31, 2007
	Less than 12 months		12 months or longer		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Debt securities:
U.S. Government-sponsored enterprises	$—	$—	$1,434	$5	$1,434	$5
Municipal obligations	—	—	3,756	25	3,756	25
Corporate obligations	3,638	201	—	—	3,638	201
Collateralized mortgage obligations	34,314	118	—	—	34,314	118
Mortgage-backed securities	3,918	25	29,903	332	33,821	357

Total debt securities	41,870	344	35,093	362	76,963	706
Marketable equity securities	3,540	587	91	2	3,631	589

Total temporarily impaired securities	$45,410	$931	$35,184	364	$80,594	$1,295

	December 31, 2006
	Less than 12 months		12 months or longer		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Debt securities:
U.S. Government-sponsored enterprises	$60,304	$90	$98,303	$157	$158,607	$247
Municipal obligations	—	—	8,507	153	8,507	153
Corporate obligations	—	—	495	6	495	6
Collateralized mortgage obligations	39,551	176	—	—	39,551	176
Mortgage-backed securities	325	2	38,525	1,152	38,850	1,154

Total debt securities	100,180	268	145,830	1,468	246,010	1,736
Marketable equity securities	—	—	253	38	253	38

Total temporarily impaired securities	$100,180	$268	$146,083	1,506	$246,263	$1,774

        Management has concluded that the unrealized losses on debt securities are temporary in nature since they relate primarily to acquisition premiums to be amortized over the estimated remaining life of the securities. All principal and interest payments on available-for-sale debt securities in an unrealized loss position at December 31, 2007 are expected to be collected given the high credit quality of the debt issuers and the Company's ability and intent to hold the securities until such time as their value recovers or they mature. The unrealized loss on marketable equity securities relates primarily to preferred stock issued by a U.S. Government-sponsored enterprise and a financial services company. Based on the short length of time and extent to which the market value of the preferred stocks has been less than cost, the financial condition and prospects of the issuers and the Company's intent and ability to retain the securities in order to allow for an anticipated recovery in market value, management has determined the impairment to be temporary in nature.

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2006 and 2005

        The maturities of the investments in debt securities at December 31, 2007 are as follows:

	Available for sale
	Amortized cost	Estimated fair value
Within 1 year	$86,697	$86,932
After 1 year through 5 years	143,893	144,209
After 5 years through 10 years	19,557	19,557
Over 10 years	29,653	29,302

	$279,800	$280,000

	Held to maturity
	Amortized cost	Estimated fair value
Within 1 year	$1	$1
After 1 year through 5 years	15	15
Over 10 years	173	183

	$189	$199

        Mortgage-backed securities are included above based on their contractual maturities (primarily in 10 years); the remaining lives, however, are expected to be shorter due to anticipated payments. Collateralized mortgage obligations are included above based on when the final principal payment is expected to be received.

        Restricted equity securities are as follows:

	December 31,
	2007	2006
Federal Home Loan Bank of Boston stock	$27,769	$28,193
Massachusetts Savings Bank Life Insurance Company stock	253	253
Other stock	121	121

	$28,143	$28,567

        As a voluntary member of the Federal Home Loan Bank of Boston ("FHLB"), the Company is required to invest in stock of the FHLB in an amount equal to 4.5% of its outstanding advances from the FHLB. Stock is purchased at par value. As and when such stock is redeemed, the Company would receive from the FHLB an amount equal to the par value of the stock. At its discretion, the FHLB may declare dividends on the stock. Such dividends amounted to $1,770, $1,476 and $972 for the years ended December 31, 2007, 2006 and 2005, respectively.

        Sales of investment securities are summarized as follows:

	Year ended December 31,
	2007	2006	2005
Sales of debt securities:
Proceeds	$29,706	$—	$—
Gross gains	47	—	—
Sales of marketable equity securities:
Proceeds	—	903	1,177
Gross gains	—	560	856
Gross losses	—	2	3

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2006 and 2005

(5)   Loans (In thousands)

        A summary of loans follows:

	December 31,
	2007	2006
Mortgage loans:
One-to-four family	$296,329	$286,623
Multi-family	330,925	331,106
Commercial real estate	381,300	373,744
Construction and development	26,807	37,589
Home equity	35,110	36,432
Second	23,878	16,646

Total mortgage loans	1,094,349	1,082,140
Indirect automobile loans	594,332	540,094
Commercial loans—Eastern	141,675	127,275
Other commercial loans	154,442	110,780
Other consumer loans	3,909	3,322

Total gross loans	1,988,707	1,863,611
Unadvanced funds on loans	(114,651)	(85,879)
Deferred loan origination costs:
Indirect automobile loans	15,445	13,175
Commercial loans—Eastern	824	991
Other	571	164

Total loans	$1,890,896	$1,792,062

        Restructured loans amounted to $887 and none at December 31, 2007 and 2006, respectively. Loans on non-accrual at December 31, 2007 and 2006 amounted to $2,730 and $900, respectively. Impaired loans, which included some of the restructured loans and all the loans on non-accrual, amounted to $3,760 and $900 at December 31, 2007 and 2006, respectively. Specific reserves of $920 and $116 existed on impaired loans at December 31, 2007 and 2006, respectively. If interest payments on impaired loans had been made in accordance with original loan agreements, interest income of $957, $112 and $9 would have been recognized on the loans in 2007, 2006 and 2005 compared to interest income actually recognized of $664, $65 and none, respectively.

        A portion of certain commercial real estate loans originated and serviced by the Company are sold periodically to other banks on a non-recourse basis. The balance of loans acquired by other banks amounted to $7,869 and $6,892 at December 31, 2007 and 2006, respectively. No fees are collected by the Company for servicing such loan participations.

        In the ordinary course of business, the Company makes loans to its Directors and their related interests, generally at the same prevailing terms as those of other borrowers. A summary of related party activity follows:

	December 31,
	2007	2006
Balance at beginning of year	$2,849	$3,132
Addition of loans to a related party	1,170	—
New loans granted during the year	6,582	—
Removal of loans no longer to a related party	(6,473)	(102)
Repayments	(2,594)	(181)

Balance at end of year	$1,534	$2,849

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2006 and 2005

(6)   Allowance for Loan Losses (In thousands)

        An analysis of the allowance for loan losses for the years indicated follows:

	Year ended December 31,
	2007	2006	2005
Balance at beginning of year	$23,024	$22,248	$17,540
Provision for loan losses	6,681	2,549	2,483
Allowance obtained through acquisitions	—	1,959	3,501
Transfer for off-balance sheet loan commitments	—	(1,286)	—
Charge-offs	(6,146)	(3,025)	(1,820)
Recoveries	886	579	544

Balance at end of year	$24,445	$23,024	$22,248

        At December 31, 2006, the allowance for credit losses related to unfunded credit commitments amounting to $1,286 was reclassified from the allowance for loan losses to a separate liability account. During the year ended December 31, 2007, the liability for unfunded credit commitments was increased to $1,487 by a $201 charge to the provision for credit losses.

(7)   Bank Premises and Equipment (In thousands)

        Bank premises and equipment consist of the following:

	December 31,
	2007	2006
Land	$62	$62
Office building and improvements	9,468	9,511
Furniture, fixtures and equipment	6,992	5,785

	16,522	15,358
Accumulated depreciation and amortization	7,477	6,023

	$9,045	$9,335

(8)   Deposits (In thousands)

        A summary of retail deposits follows:

	December 31, 2007		December 31, 2006
	Amount	Weighted average rate	Amount	Weighted average rate
Demand checking accounts	$66,538	0.00%	$65,926	0.00%
NOW accounts	84,875	0.23	94,538	0.25
Savings accounts	67,351	0.94	66,339	0.62
Guaranteed savings accounts	19,799	3.39	32,725	3.61
Money market savings accounts	215,387	3.07	209,107	2.71

Total transaction deposit accounts	453,950	1.79	468,635	1.60

Retail certificate of deposit accounts maturing:
Within six months	433,023	4.88	449,312	4.76
After six months but within 1 year	328,568	4.94	214,859	4.99
After 1 year but within 2 years	16,137	4.01	51,933	4.52
After 2 years but within 3 years	6,553	4.08	9,992	3.96
After 3 years but within 4 years	8,992	4.98	5,801	4.21
After 4 years but within 5 years	3,114	4.29	9,674	4.91

Total retail certificate of deposit accounts	796,387	4.88	741,571	4.80

	$1,250,337	3.76%	$1,210,206	3.56%

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2006 and 2005

        Retail certificate of deposit accounts issued in amounts of $100 or more totaled $311,975 and $260,144 at December 31, 2007 and 2006, respectively.

        A summary of brokered deposits follows.

	December 31, 2007		December 31, 2006
	Amount	Weighted average rate	Amount	Weighted average rate
Brokered certificate of deposit accounts maturing:
Within six months	$40,807	5.39%	$10,000	5.35%
After six months but within 1 year	666	5.45	—	—
After 1 year but within 2 years	26,431	5.37	41,560	5.39
After 2 years but within 3 years	—	—	26,500	5.37

Total brokered certificate of deposit accounts	$67,904	5.38%	$78,060	5.38%

        Interest expense on deposit balances is summarized as follows:

	Year ended December 31,
	2007	2006	2005
Retail deposits:
NOW accounts	$258	$218	$213
Savings accounts	1,512	1,804	2,014
Money market savings accounts	6,215	5,335	4,330
Certificate of deposit accounts	37,061	28,418	16,615

Total retail deposits	$45,046	$35,775	$23,172

Brokered certificates of deposit	$4,013	$2,663	$—

(9)   Borrowed Funds (In thousands)

        Borrowed funds are comprised of the following advances from the FHLB:

	December 31, 2007		December 31, 2006
	Amount	Weighted average rate	Amount	Weighted average rate
Within 1 year	$192,732	4.39%	$176,544	4.83%
Over 1 year to 2 years	254,029	4.77	137,732	4.37
Over 2 years to 3 years	40,228	4.90	76,029	5.27
Over 3 years to 4 years	14,394	5.07	31,301	4.91
Over 4 years to 5 years	21,463	4.77	14,816	5.06
Over 5 years	25,169	5.20	27,384	4.97

	$548,015	4.67%	$463,806	4.79%

        The advances are secured by a blanket security agreement which requires the Bank to maintain as collateral certain qualifying assets, principally mortgage loans and securities in an aggregate amount equal to outstanding advances.

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2006 and 2005

(10) Subordinated Debt (Dollars in thousands)

        Subordinated debt consists of the following:

	December 31,
	2007	2006
Mystic Financial Capital Trust I ("MFCI")	$—	$5,000
Mystic Financial Capital Trust II ("MFCII")	7,000	7,000

	7,000	12,000
Unamortized premium	8	92

	$7,008	$12,092

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

        The $5,000 of trust preferred securities issued by MFCI were called and paid off by MFCI on April 22, 2007. The interest rate on the debentures, which changed semi-annually to six-month LIBOR plus 3.70%, was 9.09% at December 31, 2006 and at the time of pay-off.

        Proceeds from the trust preferred securities issued by MFCII were invested in $7,000 of floating rate subordinated debentures that mature in 2033, but are callable at the option of MFCII on February 15, 2008. The interest rate on the debentures, which changes quarterly to three-month LIBOR plus 3.25%, was 8.12% at December 31, 2007 and 8.66% at December 31, 2006.

(11) Income Taxes (Dollars in thousands)

        Income tax expense is comprised of the following amounts:

	Year ended December 31,
	2007	2006	2005
Current provision:
Federal	$9,886	$11,422	$12,512
State	1,785	2,263	2,495

Total current provision	11,671	13,685	15,007

Deferred provision (benefit):
Federal	(85)	80	(440)
State	(175)	(151)	306

Total deferred benefit	(260)	(71)	(134)

Total provision for income taxes	$11,411	$13,614	$14,873

        Total provision for income taxes differed from the amounts computed by applying the statutory U.S. federal income tax rate (35.0%) to income before tax expense as a result of the following:

	Year ended December 31,
	2007	2006	2005
Expected income tax expense at statutory federal tax rate	$10,275	$12,114	$12,916
State taxes, net of federal income tax benefit	1,046	1,373	1,821
Dividend income received deduction	(28)	(32)	(68)
Tax exempt municipal income	(221)	(215)	(126)
Non-deductible portion of ESOP expense	120	170	199
Non-deductible compensation expense	205	206	130
Other, net	14	(2)	1

	$11,411	$13,614	$14,873

Effective income tax rate	38.9%	39.3%	40.3%

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2006 and 2005

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at the dates indicated are as follows:

	December 31,
	2007	2006
Deferred tax assets:
Allowance for credit losses	$10,224	$10,168
Retirement and postretirement benefits	2,548	2,350
Recognition and retention plans	981	975
Unrealized loss on securities available for sale	92	539
Loss carry forward from acquisition	437	875
Depreciation	90	52
Other	2	28

Total gross deferred tax assets	14,374	14,987

Deferred tax liabilities:
Identified intangible assets	2,421	3,157
Unrecognized gain relating to postretirement obligation	174	181
Savings Bank Life Insurance Company stock	106	106
Deferred loan origination costs	336	291
Capitalized servicing rights	85	92
Acquisition fair value adjustments	367	75
Other	36	49

Total gross deferred tax liabilities	3,525	3,951

Net deferred tax asset	$10,849	$11,036

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

        The Company is subject to federal and state examinations for tax years after December 31, 2002.

(12) Employee Benefits (In thousands except share and per share amounts)

Postretirement Benefits

        Postretirement benefits are provided for part of the annual expense of health insurance premiums for retired employees and their dependents. No contributions are made by the Company to invest in assets allocated for the purpose of funding this benefit obligation.

        In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans—An Amendment of FASB Statements No. 87, 88, 106 and 132(R)" ("SFAS 158"). SFAS 158 requires companies to recognize the funded status of defined benefit plans (other than a multiemployer plan) and to recognize any changes in funded status through comprehensive income in the year in which the changes occur. Additionally, SFAS 158 requires companies to measure the funded status of a plan as of the date of their fiscal year end financial statements with limited exceptions. The Company adopted SFAS 158 at December 31, 2006 and, accordingly, reduced the liability for postretirement benefits to the amount of accumulated benefit obligation at that date by transferring $431 ($250 net of taxes) to accumulated other comprehensive income.

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2006 and 2005

        The following table provides the components of net periodic postretirement benefit cost and other amounts recognized in other comprehensive income.

	Year ended December 31,
	2007	2006	2005
Net periodic benefit costs:
Service cost	$65	$56	$154
Interest cost	47	45	78
Prior service cost	(21)	(28)	(21)
Actuarial gain	(6)	17	26

Net periodic benefit cost	85	90	237

Changes in postretirement benefit obligation recognized in other comprehensive income:
Net gain	(3)	—	—
Prior service credit	(11)	—	—

Total postretirement benefit credit recognized in other comprehensive income	(14)	—	—

Total postretirement benefit cost recognized in other comprehensive income	$71	$90	$237

        The reduction in net periodic benefit costs in 2007 and 2006 was attributable to the subsidy received from the federal Medicare prescription drug program. The discount rate used to determine the actuarial present value of projected postretirement benefit obligations was 5.75% in 2007 and 2006 and 6.00% in 2005.

        The estimated prior service credit that will be amortized from accumulated other comprehensive income into net periodic benefit cost in 2008 is $21.

        The liability for the postretirement benefits included in accrued expenses and other liabilities was $975 at December 31, 2007 and $897 at December 31, 2006.

        The assumed health care trend used to measure the accumulated postretirement benefit obligation was 11% initially, decreasing gradually to 5% in 2016 and thereafter. Assumed health care trend rates may have a significant effect on the amounts reported for the postretirement benefit plan. A 1% change in assumed health care cost trend rates would have the following effects:

	1% Increase	1% Decrease
Effect on total service and interest cost components of net periodic postretirement benefit costs	$24	$(19)
Effect on the accumulated postretirement benefit obligation	169	(136)

401(k) Plan

        The Company has an employee tax deferred thrift incentive plan under Section 401(k) of the Internal Revenue Code. Each employee reaching the age of twenty one and having completed one thousand hours of service in a plan year is eligible to participate in the plan by making voluntary contributions, subject to certain limits based on federal tax laws. The Company contributes to the plan an amount equal to 5% of the compensation of eligible employees, subject to certain limits based on federal tax laws, but does not match employee contributions to the plan. Expense for the Company plan contributions was $623 in 2007, $528 in 2006 and $428 in 2005.

Supplemental Executive Retirement Agreements

        The Company maintains agreements that provide supplemental retirement benefits to certain executive officers. Total expense for benefits payable under the agreements amounted to $395 in 2007, $367 in 2006 and $300 in 2005. Aggregate benefits payable included in accrued expenses and other liabilities at December 31, 2007 and 2006 amounted to $5,117 and $4,722, respectively.

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2006 and 2005

Employee Stock Ownership Plan

        The Company maintains an Employee Stock Ownership Plan ("ESOP") to provide eligible employees the opportunity to own Company stock. Employees are eligible to participate in the Plan after reaching age twenty-one, completion of one year of service and working at least one thousand hours of consecutive service during the year. Contributions are allocated to eligible participants on the basis of compensation, subject to federal tax law limits.

        A loan obtained by the ESOP from the Company to purchase Company common stock is payable in quarterly installments over 30 years and bears interest at 8.50% per annum. The loan can be prepaid without penalty. Loan payments are principally funded by cash contributions from the Bank, subject to federal tax law limits. The outstanding balance of the loan at December 31, 2007 and 2006, which was $3,752 and $4,002, respectively, is eliminated in consolidation.

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

        At December 31, 2007, the ESOP held 574,974 unallocated shares at an aggregate cost of $3,135; the market value of such shares at that date was $5,842. Compensation and employee benefits expense was $638 in 2007, $791 in 2006 and $885 in 2005 based on the commitment to release to eligible employees 54,107 shares in 2007, 56,080 shares in 2006 and 58,060 shares in 2005.

Recognition and Retention Plans

        The Company has a recognition and retention plan that has been in place since 1999 (the "1999 RRP") and another plan that has been in place since 2003 (the "2003 RRP"). Under both of the plans, shares of the Company's common stock were reserved for issuance as restricted stock awards to officers, employees and non-employee directors of the Company. Shares issued upon vesting may be either authorized but unissued shares or reacquired shares held by the Company as treasury shares. Any shares not issued because vesting requirements are not met will again be available for issuance under the plans. Shares awarded vest over varying time periods ranging from six months up to eight years for the 1999 RRP and from less than three months to over five years for the 2003 RRP. In the event a recipient ceases to maintain continuous service with the Company by reason of normal retirement (only under the 1999 RRP), death or disability, or following a change in control, RRP shares still subject to restriction will vest and be free of such restrictions. Expense for shares awarded is recognized over the vesting period at the fair value of the shares on the date they were awarded.

        Total expense for the 1999 RRP was $45 in 2007, $134 in 2006 and $152 in 2005. Total expense for the 2003 RRP was $2,559 in 2007, $2,724 in 2006 and $2,564 in 2005.

        As of December 31, 2007, the number of shares available for award under the 1999 RRP and the 2003 RRP were 29,774 shares and 131,960 shares, respectively.

        In accordance with SFAS 123-R, effective January 1, 2006, dividends paid on unvested RRP shares are recognized as compensation expense; prior to that date, such dividend payments were charged to retained earnings. Dividends paid on unvested RRP shares were $238 in 2007, $415 in 2006 and $578 in 2005.

Stock Option Plans

        The Company has a stock option plan that has been in place since 1999 (the "1999 Option Plan") and another plan that has been in place since 2003 (the "2003 Option Plan"). Under both of the plans, shares of the Company's common stock were reserved for issuance to directors, employees and non-employee directors of the Company. Shares issued upon the exercise of a stock option may be either authorized but unissued shares or reacquired shares held by the Company as treasury shares. Any shares subject to an award which expire or are terminated unexercised will again be available for issuance under the plans. The exercise price of options awarded is the fair market value of the common stock of the Company on the date the award is made. Options vest over periods ranging from less than one month through over five years and certain of the options include a reload

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2006 and 2005

feature whereby an optionee exercising an option by delivery of shares of common stock would automatically be granted an additional option at the fair market value of stock when such additional option is granted equal to the number of shares so delivered. If an individual to whom a stock option was granted ceases to maintain continuous service by reason of normal retirement, death or disability, or following a change in control, all options and rights granted and not fully exercisable become exercisable in full upon the happening of such an event and shall remain exercisable for a period ranging from three months to five years.

        Stock options granted under both of the Plans included limited rights and other features ("Limited Rights") that could require cash settlement of the options on the occurrence of certain circumstances outside the control of the Company. On December 28, 2005, the Compensation Committee of the Board of Directors of the Company voted to amend the Plans to eliminate Limited Rights that grant the holder of options awarded under such Plans the right to receive a cash settlement of any options outstanding in circumstances that are not within the absolute discretion of the Company and to accelerate the vesting of all unvested stock options outstanding on that date granted under the Plans to December 28, 2005. Such options included the following: 20,000 options granted under the 1999 Plan at an exercise price of $12.91 per option, 10,000 of which were to vest on January 16, 2006 and 10,000 on January 16, 2007, and 249,600 options granted under the 2003 Plan at an exercise price of $15.02 per option, 71,900 of which were to vest each on January 2, 2006, January 2, 2007 and January 2, 2008, and 33,900 on January 2, 2009. If the vesting dates of such options had not been accelerated, to comply with the requirements of SFAS 123-R, non-cash compensation expense of approximately $290,000 in 2006, $202,000 in 2007, $97,000 in 2008 and less than $1,000 in 2009 would have had to be recognized in the Company's financial statements for those years.

        As of December 31, 2007, the number of options available for award under the Company's 1999 Stock Option Plan and 2003 Stock Option Plan were 245,980 options and 1,222,000 options, respectively.

        In accordance with the terms of the Plans, dividend equivalent rights amounting to $982 in 2007, $960 in 2006 and $702 in 2005 were paid to holders of unexercised vested options as a result of the $0.20 per share semi-annual extra dividends paid to stockholders. In accordance with SFAS 123-R, effective January 1, 2006, dividend equivalent rights are charged to retained earnings; prior to that date, such payments were recognized as compensation expense.

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2006 and 2005

        Activity under the option plans is as follows:

	Year ended December 31,
	2007	2006	2005
Options outstanding at beginning of year	3,182,988	3,177,988	3,182,508
Reload options granted at:
$10.36 per option	28,717	—	—
$10.59 per option	23,861	—	—
$10.69 per option	46,249	—	—
$10.87 per option	56,836	—	—
$12.46 per option	7,929	—	—
Options granted at $12.91 per option	—	5,000	—
Cancelled reload options ($11.00 to $15.42 per option)	(16,849)	—	—
Options exercised at $4.944 per option	(522,271)	—	(4,520)
Options forfeited at $15.02 per option	(84,500)	—	—

Total options outstanding at end of year	2,722,960	3,182,988	3,177,988

Exercisable as of December 31 at:
$4.944 per share	1,249,297	1,771,568	1,771,568
$10.36 per share	28,717	—	—
$10.59 per share	23,861	—	—
$10.69 per share	46,249	—	—
$10.87 per share	56,836	—	—
$11.00 per share	—	5,393	5,393
$12.91 per share	41,000	40,000	40,000
$15.02 per share	1,273,000	1,357,500	1,357,500
$15.42 per share	—	3,527	3,527

	2,718,960	3,177,988	3,177,988

Weighted average exercise price per option	$10.11	$9.37	$9.34

Weighted average fair value per option of options granted during the year	$1.11	$2.65	$—

Weighted average remaining contractual life in years at end of year	3.5	4.4	5.3

        To calculate the weighted average data presented in this note and the compensation expense presented in the accompanying financial statements, the fair value of each stock option award was estimated on the date of grant using the Black-Scholes option pricing model with the following valuation assumptions:

	Year ended December 31,
	2007	2006	2005
Dividend yield	7.33%	3.92%	—
Expected volatility	18.90	22.61	—
Risk-free interest rate	4.45	5.21	—
Expected life of options	1.6 years	7 years	—

(13) Commitments and Contingencies (In thousands)

Off-Balance Sheet Financial Instruments

        The Company is party to off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheet. The contract amounts reflect the extent of the involvement the Company has in particular classes of these instruments. The Company's exposure to credit loss in the event of non-performance by the other party to the financial instrument is represented by the contractual amount of those instruments. The Company uses the same policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2006 and 2005

        Financial instruments with off-balance sheet risk at the dates indicated follow:

	December 31,
	2007	2006
Financial instruments whose contract amounts represent credit risk:
Commitments to originate loans:
One-to-four family mortgage	$6,300	$8,572
Multi-family mortgage	8,467	8,560
Commercial real estate mortgage	25,641	4,718
Commercial	1,750	12,375
Unadvanced portion of loans	114,651	85,879
Unused lines of credit:
Equity	49,480	47,714
Other	3,493	3,582

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

Lease Commitments

        The Company leases certain office space under various noncancellable operating leases. A summary of future minimum rental payments under such leases at the dates indicated follows:

Year ending December 31,
2008	$1,660
2009	1,368
2010	1,231
2011	1,093
2012	525

        The leases contain escalation clauses for real estate taxes and other expenditures. Total rental expense was $1,932 in 2007, $1,804 in 2006 and $1,518 in 2005.

Legal Proceedings

        On February 21, 2007, Carrie E. Mosca filed a putative class action complaint against Brookline Bank in the Superior Court for the Commonwealth of Massachusetts (the "Action"). Ms. Mosca defaulted on a loan obligation on an automobile that she co-owned. She alleges that the form of notice of sale of collateral that the Bank sent to her after she and the co-owner became delinquent on the loan obligation did not contain information required to be provided to a consumer under the Massachusetts Uniform Commercial Code. The Action purports to be brought on behalf of a class of individuals to whom the Bank sent the same form of notice in connection with transactions documented as consumer transactions during the four year period prior to the filing of the Action. The Action seeks statutory damages, an order restraining the Bank from future use of the form of notice sent to Ms. Mosca, an order barring the Bank from recovering any deficiency from other individuals to whom it sent the same form of notice, attorneys' fees, litigation expenses and costs. The amount of potential damages, if any, will depend upon whether a class action is certified, the size of the class and the measure of damages decided upon by the court. The Bank is defending the Action vigorously. The parties have engaged in discovery related to the issue of class certification. The Company is unable at this time to form an estimate of the loss, if any, that may arise from this matter.

        In addition to the above matter, the Company and its subsidiaries are involved in litigation that is considered incidental to the business of the Company. Management believes the results of such litigation will be immaterial to the consolidated financial condition or results of operations of the Company.

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2006 and 2005

(14) Stockholders' Equity (In thousands except per share amounts)

Preferred Stock

        The Company is authorized to issue 50,000,000 shares of serial preferred stock, par value $0.01 per share, from time to time in one or more series subject to limitations of law, and the Board of Directors is authorized to fix the designations, powers, preferences, limitations and rights of the shares of each such series. As of December 31, 2007, there were no shares of preferred stock issued.

Capital Distributions and Restrictions Thereon

        OTS regulations impose limitations on all capital distributions by savings institutions. Capital distributions include cash dividends, payments to repurchase or otherwise acquire the institution's shares, payments to shareholders of another institution in a cash-out merger and other distributions charged against capital. The regulations establish three tiers of institutions. An institution, such as the Bank, that exceeds all capital requirements before and after a proposed capital distribution ("Tier 1 institution") may, after prior notice but without the approval of the OTS, make capital distributions during a year up to 100% of its current year net income plus its retained net income for the preceding two years not previously distributed. Any additional capital distributions require OTS approval.

Common Stock Repurchases

        In 2007, the Company repurchased 3,928,022 shares of its common stock at a total cost of $43,591, or $11.10 per share including transaction costs.

        As of December 31, 2007, the Company was authorized to repurchase up to 2,344,510 shares of its common stock. On January 17, 2008, the Board of Directors of the Company increased that authorization by an additional 2,500,000 shares. The Board of Directors has delegated to the discretion of the Company's senior management the authority to determine the timing of the repurchases and the prices at which the repurchases will be made.

Restricted Retained Earnings

        As part of the stock offering in 2002 and as required by regulation, Brookline established a liquidation account for the benefit of eligible account holders and supplemental eligible account holders who maintain their deposit accounts at Brookline after the stock offering. In the unlikely event of a complete liquidation of Brookline (and only in that event), eligible depositors who continue to maintain deposit accounts at Brookline shall be entitled to receive a distribution from the liquidation account. Accordingly, retained earnings of the Company are deemed to be restricted up to the balance of the liquidation account. The liquidation account balance is reduced annually to the extent that eligible depositors have reduced their qualifying deposits as of each anniversary date. Subsequent increases in deposit account balances do not restore an account holder's interest in the liquidation account. The liquidation account totaled $33,151 (unaudited) at December 31, 2007.

(15) Regulatory Capital Requirements (In thousands)

        OTS regulations require savings institutions to maintain a minimum ratio of tangible capital to total adjusted assets of 1.5%, a minimum ratio of Tier 1 (core) capital to total adjusted assets of 4.0% and a minimum ratio of total (core and supplementary) capital to risk-weighted assets of 8.0%.

        Under its prompt corrective action regulations, the OTS is required to take certain supervisory actions with respect to an under-capitalized institution. Such actions could have a direct material effect on the institution's financial statements. The regulations established a framework for the classification of depository institutions into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Generally, an institution is considered well capitalized if it has a Tier 1 (core) capital ratio of at least 5.0%, a Tier 1 risk-based capital ratio of at least 6.0% and a Total risk-based capital ratio of at least 10.0%.

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2006 and 2005

        The following table reconciles stockholders' equity under U.S. generally accepted accounting principles ("GAAP") with regulatory capital for the Bank at the dates indicated.

	December 31,
	2007	2006
Stockholders' equity (GAAP)	$431,537	$443,832
Add disallowed unrealized (gains) losses on debt securities available for sale	(429)	828
Deduct disallowed identified intangible assets and loan servicing assets	(13,466)	(15,498)

Regulatory capital (tangible capital)	417,642	429,162
Add allowance for loan losses equal to 1.25% of adjusted total assets	24,268	22,693

Total risk-based capital	$441,910	$451,855

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

        The following is a summary of the Bank's actual capital amounts and ratios as of December 31, 2007 and 2006, compared to the OTS requirements for minimum capital adequacy and for classification as a well-capitalized institution:

			OTS requirements
	Bank actual		Minimum capital adequacy		Classified as well capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
At December 31, 2007:
Tangible capital	$417,642	18.0%	$34,739	1.5%
Tier 1 (core) capital	417,642	18.0	92,638	4.0	$115,798	5.0%
Risk-based capital:
Tier 1	417,642	21.5			116,476	6.0
Total	441,910	22.8	155,302	8.0	194,127	10.0

			OTS requirements
	Bank actual		Minimum capital adequacy		Classified as well capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
At December 31, 2006:
Tangible capital	$429,162	19.4%	$33,194	1.5%
Tier 1 (core) capital	429,162	19.4	88,518	4.0	$110,648	5.0%
Risk-based capital:
Tier 1	429,162	23.6			108,905	6.0
Total	451,855	24.9	145,207	8.0	181,509	10.0

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2006 and 2005

(16) Fair Value of Financial Instruments (In thousands)

        The following is a summary of the carrying values and estimated fair values of the Company's significant financial and non-financial instruments as of the dates indicated:

	December 31, 2007		December 31, 2006
	Carrying value	Estimated fair value	Carrying value	Estimated fair value
Financial assets:
Cash and due from banks	$17,699	$17,699	$18,237	$18,237
Short-term investments	135,925	135,925	134,417	134,417
Securities	312,383	312,393	364,046	364,055
Loans, net	1,866,451	1,875,910	1,769,038	1,766,183
Accrued interest receivable	9,623	9,623	10,310	10,310
Financial liabilities:
Demand, NOW, savings and money market savings deposits	453,950	453,950	468,635	468,635
Retail certificates of deposit	796,387	798,222	741,571	741,559
Brokered certificates of deposit	67,904	68,448	78,060	78,330
Borrowed funds	548,015	551,828	463,806	461,325
Subordinated debt	7,008	7,010	12,092	11,998

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

December 31, 2007, 2006 and 2005

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

(17) Condensed Parent Company Financial Statements (In thousands)

        Condensed parent company financial statements as of December 31, 2007 and 2006 and for the years ended December 31, 2007, 2006 and 2005 follow. The statement of stockholders' equity is not presented below as the parent company's stockholders' equity is that of the consolidated company.

Balance Sheets

	December 31,
	2007	2006
Assets
Cash and due from banks	$171	$375
Short-term investments	24,566	6,070
Loan to subsidiary bank ESOP	3,752	4,002
Investment in subsidiaries, at equity	458,159	545,956
Goodwill	35,615	35,615
Prepaid income taxes	1,747	2,164
Other assets	2,310	2,415

Total assets	$526,320	$596,597

Liabilities and Stockholders' Equity
Subordinated debt	$7,008	$12,092
Accrued expenses and other liabilities	604	1,612
Stockholders' equity	518,708	582,893

Total liabilities and stockholders' equity	$526,320	$596,597

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2006 and 2005

Statements of Income

	Year ended December 31,
	2007	2006	2005
Dividend income from subsidiaries	$32,268	$10,086	$21,081
Interest income:
Short-term investments	98	13	36
Loan to subsidiary bank ESOP	332	353	375
Loan to subsidiary bank	—	—	907
Equity interest in earnings of other investment	—	1	445

Total income	32,698	10,453	22,844

Expenses:
Interest on subordinated debt	666	906	686
Directors' fees	58	109	156
Delaware franchise tax	168	166	165
Professional fees	44	71	117
Other	202	269	269

Total expenses	1,138	1,521	1,393

Income before income taxes and equity in undistributed net income of subsidiaries	31,560	8,932	21,451
Income tax (benefit) expense	(31)	(234)	497

Income before equity in undistributed net income of subsidiaries	31,591	9,166	20,954
Equity in (overdistributed) undistributed net income of subsidiaries	(13,849)	11,646	1,076

Net income	$17,742	$20,812	$22,030

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2006 and 2005

Statements of Cash Flows

	Year ended December 31,
	2007	2006	2005
Cash flows from operating activities:
Net income	$17,742	$20,812	$22,030
Adjustments to reconcile net income to net cash provided from operating activities:
Equity in (overdistributed) undistributed net income of subsidiaries	13,849	(11,646)	(1,076)
Equity interest in earnings of other investment	—	(1)	(445)
Accretion of acquisition fair value adjustments	(84)	(126)	(119)
Income tax benefit from exercise of non-incentive stock options and dividend payments on unvested recognition and retention plan shares and allocated ESOP shares	—	—	934
(Increase) decrease in prepaid income taxes	417	160	(894)
Decrease in other assets	119	75	928
Increase (decrease) in accrued expenses and other liabilities	(370)	(330)	406

Net cash provided from operating activities	31,673	8,944	21,764

Cash flows from investing activities:
Investment in subsidiaries	—	—	(19,044)
Distributions from subsidiaries	75,257	39,394	13,909
Repayment of ESOP loan by subsidiary bank	250	250	250
Loan to subsidiary bank	—	—	(36,412)
Repayment of loan by subsidiary bank	—	—	36,412
Payment from subsidiary bank for shares vested in recognition and retention plans	2,590	2,981	2,753
Acquisition, net of cash and cash equivalents acquired	—	—	13,349
Dividend distribution from other investment	—	—	239

Net cash provided from investing activities	78,097	42,625	11,456

Cash flows from financing activities:
Payment of dividends on common stock	(45,528)	(46,117)	(45,603)
Income tax benefit from vested recognition and retention plan shares and dividend payments on unexercised stock options and allocated ESOP shares	1,814	670	—
Exercise of stock options	827	—	23
Purchase of treasury stock	(43,591)	—	—
Repayment of subordinated debt	(5,000)	—	—

Net cash used for financing activities	(91,478)	(45,447)	(45,580)

Net increase (decrease) in cash and cash equivalents	18,292	6,122	(12,360)
Cash and cash equivalents at beginning of year	6,445	323	12,683

Cash and cash equivalents at end of year	$24,737	$6,445	$323

Supplemental disclosures of cash flow information:
(Refund) cash paid during the year for income taxes	$(311)	$36	$220
Interest on subordinated debt	844	1,014	779

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2006 and 2005

(18) Quarterly Results of Operations (Unaudited, dollars in thousands except per share amounts)

	2007 Quarters
	Fourth	Third	Second	First
Interest income	$37,035	$36,843	$36,097	$35,567
Interest expense	19,136	18,846	18,046	17,434

Net interest income	17,899	17,997	18,051	18,133
Provision for credit losses	3,023	1,503	1,107	1,249

Net interest income after provision for credit losses	14,876	16,494	16,944	16,884
Gains on securities, net	47	—	—	—
Other non-interest income	1,039	927	1,281	1,049
Amortization of identified intangible assets	(504)	(503)	(504)	(503)
Other non-interest expense	(9,228)	(9,892)	(9,722)	(9,327)

Income before income taxes and minority interest	6,230	7,026	7,999	8,103
Provision for income taxes	2,479	2,711	3,103	3,118

Net income before minority interest	3,751	4,315	4,896	4,985
Minority interest in earnings of subsidiary	51	66	44	44

Net income	$3,700	$4,249	$4,852	$4,941

Earnings per share:
Basic	$0.06	$0.07	$0.08	$0.08
Diluted	0.06	0.07	0.08	0.08

	2006 Quarters
	Fourth	Third	Second	First
Interest income	$35,220	$35,157	$33,149	$29,124
Interest expense	17,532	16,983	15,460	12,496

Net interest income	17,688	18,174	17,689	16,628
Provision for credit losses	129	813	859	748

Net interest income after provision for credit losses	17,559	17,361	16,830	15,880
Gains on securities, net	—	—	—	558
Other non-interest income	902	837	910	642
Amortization of identified intangible assets	(569)	(569)	(569)	(526)
Other non-interest expense	(8,966)	(9,063)	(8,877)	(7,729)

Income before income taxes and minority interest	8,926	8,566	8,294	8,825
Provision for income taxes	3,505	3,383	3,298	3,428

Net income before minority interest	5,421	5,183	4,996	5,397
Minority interest in earnings of subsidiary	44	74	67	—

Net income	$5,377	$5,109	$4,929	$5,397

Earnings per share:
Basic	$0.09	$0.08	$0.08	$0.09
Diluted	0.09	0.08	0.08	0.09

        Differences between annual amounts and the total of quarterly amounts are due to rounding.

QuickLinks

  Exhibit 13