Form 10-K, Exhibit 13
period 2008-12-31
BROOKLINE BANCORP INC
filed 2009-02-27
CIK 1049782

Exhibit 13

SELECTED CONSOLIDATED FINANCIAL DATA

The selected consolidated financial and other data of the Company set forth below are derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Company and Notes thereto presented elsewhere in this Annual Report.

	At December 31,
	2008	2007	2006	2005	2004
	(In thousands)
Selected Financial Condition Data:

Total assets	$2,613,005	$2,418,510	$2,373,040	$2,214,704	$1,694,499

Loans	2,105,551	1,890,896	1,792,062	1,636,755	1,269,637

Allowance for loan losses (1)	28,296	24,445	23,024	22,248	17,540

Debt securities:
Available for sale	291,162	280,000	332,571	371,363	251,392

Held to maturity	161	189	233	410	889

Marketable equity securities	1,177	4,051	2,675	3,543	9,460

Goodwill and identified intangible assets	47,824	48,879	50,893	45,086	—

Retail deposits	1,327,844	1,250,337	1,210,206	1,168,307	773,958

Brokered deposits	26,381	67,904	78,060	—	—

Borrowed funds and subordinated debt	737,418	555,023	475,898	423,725	320,171

Stockholders’ equity	493,869	518,708	582,893	602,450	585,013

Non-performing loans	6,059	2,730	900	480	111

Non-performing assets	8,195	5,399	1,959	973	439

(1)          The amounts at December 31, 2005 and 2004 include $1,263 and $866, respectively, representing an allowance for unfunded loan commitments which in years subsequent to 2005 were included in other liabilities.

	Year ended December 31,
	2008	2007	2006	2005	2004
	(In thousands)
Selected Operating Data:

Interest income	$143,661	$145,542	$132,650	$107,096	$72,110
Interest expense	68,995	73,462	62,471	39,050	21,124
Net interest income	74,666	72,080	70,179	68,046	50,986
Provision for credit losses	11,289	6,882	2,549	2,483	2,603
Net interest income after provision for credit losses	63,377	65,198	67,630	65,563	48,383
Gains (losses) on write-downs and sales of securities, net	(2,849)	47	558	853	1,767
Other non-interest income	4,097	4,296	3,292	4,444	3,443
Merger/conversion expense	—	—	—	(894)	—
Amortization of identified intangible assets	(1,751)	(2,014)	(2,234)	(2,370)	—
Other non-interest expense	(41,164)	(38,169)	(34,635)	(30,693)	(22,989)
Income before income taxes and minority interest	21,710	29,358	34,611	36,903	30,604
Provision for income taxes	8,658	11,411	13,614	14,873	12,837
Net income before minority interest	13,052	17,947	20,997	22,030	17,767
Minority interest in earnings of subsidiary	202	205	185	—	—
Net income	$12,850	$17,742	$20,812	$22,030	$17,767

SELECTED FINANCIAL RATIOS AND OTHER DATA

	At or For the Year Ended December 31,
	2008	2007	2006	2005	2004
Performance Ratios:

Return on average assets	0.51%	0.75%	0.89%	1.01%	1.10%

Return on average stockholders’ equity	2.56	3.23	3.53	3.61	2.99

Interest rate spread (1)	2.32	2.12	2.14	2.48	2.34

Net interest margin (1)	3.10	3.16	3.13	3.24	3.21

Dividend payout ratio	336.36	246.67	217.65	200.00	238.71

Capital Ratios:

Stockholders’ equity to total assets at end of year	18.90%	21.45%	24.56%	27.20%	34.52%

Tier 1 core capital ratio at end of year (2)	16.47	18.03	19.39	20.64	27.66

Asset Quality Ratios:

Non-performing assets as a percent of total assets at end of year	0.31%	0.22%	0.08%	0.04%	0.03%

Allowance for loan losses as a percent of loans at end of year (3)	1.34	1.29	1.28	1.36	1.38

Per Share Data:

Basic earnings per common share	$0.22	$0.30	$0.34	$0.37	$0.31

Diluted earnings per common share	$0.22	$0.30	$0.34	$0.36	$0.31

Number of shares outstanding at end of year (in thousands) (4)	58,373	57,990	61,584	61,584	59,143

Dividends paid per common share	$0.74	$0.74	$0.74	$0.74	$0.74

Book value per common share at end of year	$8.46	$8.94	$9.47	$9.78	$9.89

Tangible book value per common share at end of year	$7.64	$8.10	$8.64	$9.05	$9.89

Market value per common share at end of year	$10.65	$10.16	$13.17	$14.17	$16.32

(1)          Calculated on a fully-taxable equivalent basis.

(2)          This regulatory ratio relates only to Brookline Bank.

(3)          The allowance for loan losses at December 31, 2005 and 2004 included $1,263 and $866 (in thousands), respectively, representing an allowance for unfunded loan commitments which in years subsequent to 2005 was included in other liabilities. If such amounts were excluded, the allowances as a percent of total loans at December 31, 2005 and 2004 would have been 1.28% and 1.31%, respectively.

(4)          Common stock issued less treasury stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following should be read in conjunction with the Consolidated Financial Statements of Brookline Bancorp, Inc. (the “Company”) and the Notes thereto presented elsewhere in this Annual Report.

Forward-Looking Statements and Factors Affecting Those Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of the Company.

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

Readers of this Annual Report should not rely solely on the forward-looking statements and should consider all risks and uncertainties mentioned in this Annual Report as well as those discussed under Item 1A. “Risk Factors” of the Company’s 2008 Annual Report on Form 10-K. The statements are representative only as of the date they are made and the Company undertakes no obligation to update any forward-looking statements.

Executive Level Overview

The following tables summarize the operating and financial condition highlights of the Company as of and for each of the years in the three year period ended December 31.

Operating Highlights

	Year ended December 31,
	2008	2007	2006
	(In thousands except per share amounts)
Net interest income	$74,666	$72,080	$70,179
Provision for credit losses	11,289	6,882	2,549
Gains (losses) on write-downs and sales of securities, net	(2,849)	47	558
Other non-interest income	4,097	4,296	3,292
Amortization of identified intangible assets	1,751	2,014	2,234
Other non-interest expense	41,164	38,169	34,635
Income before income taxes and minority interest	21,710	29,358	34,611
Provision for income taxes	8,658	11,411	13,614
Minority interest in earnings of subsidiary	202	205	185
Net income	12,850	17,742	20,812

Basic earning per common share	$0.22	$0.30	$0.34
Diluted earning per common share	0.22	0.30	0.34

Interest rate spread	2.32%	2.12%	2.14%
Net interest margin	3.10%	3.16%	3.13%

Financial Condition Highlights

	At December 31,
	2008	2007	2006
	(In thousands)
Total assets	$2,613,005	$2,418,510	$2,373,040
Net loans	2,077,255	1,866,451	1,769,038
Retail deposits	1,327,844	1,250,337	1,210,206
Brokered deposits	26,381	67,904	78,060
Borrowed funds and subordinated debt	737,418	555,023	475,898
Stockholders’ equity	493,869	518,708	582,893

Non-performing assets	$8,195	$5,399	$1,959
Non-performing assets as a percent of total assets	0.31%	0.22%	0.08%
Stockholders’ equity to total assets	18.90%	21.45%	24.56%

Among the factors that influenced the operating and financial condition highlights summarized above were the following:

•                  The interest rate environment. Interest rate spread and net interest margin are greatly influenced by the rate setting actions of the Federal Open Market Committee (the “FOMC”) of the Federal Reserve System. The FOMC lowered the rate for overnight federal fund borrowings between banks ten times from 5.25% on September 18, 2007 (the rate that had been in effect since June 29, 2006) to 2.00% on April 30, 2008, 1.50% on October 8, 2008 and to a target range between zero and 0.25% on December 16, 2008. The last change was the first time in fifty years that the rate was lower than 1%. The rate reductions had an immediate negative effect on the yield of the Company’s assets adjustable to market rates and those assets that replaced maturing or refinanced assets. The impact on rates paid for certificates of deposit and borrowed funds was less rapid as many of those liabilities matured later on. Interest rate spread and net interest margin started to improve in the 2008 second quarter as maturing certificates of deposit and borrowed funds were refinanced at lower rates. That trend continued in the 2008 third and fourth quarters and is expected to continue in the next few quarters. Recent volatility in national and international financial markets, however, could cause unexpected changes in interest rates and economic conditions.

•                  Foregone interest income. Primarily as a result of the payment of semi-annual extra dividends and repurchases of the Company’s common stock, the average balance of stockholders’ equity was $47.0 million less in 2008 than in 2007 and $40.4 million less in 2007 than in 2006. Foregone net interest income as a result of these reductions in stockholders’ equity was $1,708,000 ($993,000 after taxes) in 2008 and $1,715,000 ($998,000 after taxes) in 2007 based on the average cost of funds.

•                  Higher provisions for credit losses. The provision for credit losses was $11,289,000 in 2008 compared to $6,882,000 in 2007 and $2,549,000 in 2006. The higher provisions were due primarily to rising charge-offs in the indirect automobile (“auto”) loan portfolio and growth in the mortgage and commercial loan portfolios.

•                  Loss on write-downs and sales of securities. A loss of $2,849,000 ($1,850,000 after taxes) was recognized in 2008 as a result of the write-downs and sales of securities related substantially to perpetual preferred stock issued by the Federal National Mortgage Association (“FNMA”) and Merrill Lynch & Co., Inc. (“Merrill”).

•                  Assets quality and stockholders’ equity remain strong. Non-performing assets were $8.2 million, or 0.31% of total assets at December 31, 2008 compared to $5.4 million (0.22%) at December 31, 2007. The allowance for loan losses ($28.3 million) equaled 1.34% of total loans outstanding at December 31, 2008 and stockholders’ equity was $493.9 million, resulting in an equity to assets ratio of 18.9% as of that date.

Prospects for 2009

We expect the operating environment in 2009 to remain challenging. Economic signs suggest that borrowers will be under pressure to service their debt. This could result in higher loan losses, particularly with respect to the auto loan portfolio and Eastern’s loan portfolio. In view of this environment, we intend to continue to apply tight underwriting criteria. While this will likely limit auto loan growth and perhaps Eastern’s loan growth, we are optimistic about the potential for growth of our mortgage loan business.

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

Allowance for Loan Losses

The allowance for loan losses is maintained through provisions for loan losses charged to operating earnings. Loan losses are charged off in the period loans, or portions thereof, are deemed uncollectible. The determination of the loans on which full collectibility is not reasonably assured, the estimates of the fair value of the underlying collateral and the assessment of economic and other conditions are subject to assumptions and judgments by management. Valuation allowances could differ materially as a result of changes in, or different interpretations of, these assumptions and judgments.

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

Specific valuation allowances are established in connection with individual loan reviews and the asset classification process, including the procedures for impairment. A loan is classified as “impaired” when, based on current information and other factors, it is probable that a creditor will be unable to collect all amounts due under the contractual terms of the loan. Evaluation procedures are applied to all loans except smaller balance homogenous loans. Loan evaluation considers the appraised value of a loan’s underlying collateral, loan payment history, the impact that local real estate market conditions may have on collateral values, the impact that current economic and business conditions may have on a borrower, current and historical experience of similar loans, internal and regulatory risk ratings, and the direction of interest rates. For multi-family and commercial real estate mortgage loans, the following additional factors related to the borrower or the underlying collateral are considered: occupancy levels for the property, the composition of tenants, cash flow estimates and the financial strength of personal guarantors.

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

General valuation allowances represent loss allowances not allocated to individual problem loans. Allowances for groups of similar loans are established based on factors such as historical loss experience, the level and trend of loan delinquencies, and the impact that existing and projected economic and market conditions may have on the loans. General valuation allowances are inherently subjective because, even though they are based on objective data, it is management’s interpretation of that data that determines the amount of allowance deemed appropriate.

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

Goodwill Impairment

Goodwill is presumed to have an indefinite useful life and is tested at least annually for impairment at the reporting unit level. Impairment exists when the carrying amount of goodwill exceeds its implied fair value. If the fair value of a reporting unit exceeds its carrying amount at the time of testing, the goodwill of the reporting unit is not considered impaired. Quoted market prices in active markets are the best evidence of fair value and are considered to be used as the basis for measurement, when available. Other acceptable valuation methods include present-value measurements based on multiples of earnings or revenues, or similar performance measures. Differences in valuation techniques could result in materially different evaluations of impairment.

For the purposes of goodwill impairment testing, we identified two reporting units, the Company and Eastern Funding LLC (“Eastern”). We performed our annual goodwill impairment test of the Company as of November 30, 2008, using the quoted market price of the Company’s common stock as of that date. On that basis, we determined that the fair value of the Company as a reporting unit was in excess of its carrying value. We performed our annual goodwill impairment test of Eastern as of December 31, 2008. Due to the absence of a quoted market price, the following factors were evaluated to determine whether Eastern’s goodwill had been impaired: Eastern’s operating performance since our acquisition of a controlling interest in April 2006, the soundness of Eastern’s business fundamentals, Eastern’s projected operating results for the next five years, the acquisition premium that a willing buyer would have to pay for the Company to recover its investment in Eastern and the present value of projected cash flows. Based on our evaluation of those factors, we concluded there was no indication of goodwill impairment.

Investment Securities

At December 31, 2008, the investment portfolio included $292.3 million of investments classified as available for sale and $161,000 of mortgage-backed securities issued by U.S Government-sponsored enterprises classified as held for investment. Investments classified as available for sale consisted of mortgage-related debt securities issued by U.S. Government-sponsored enterprises ($279.4 million), other debt securities issued by U.S. Government-sponsored enterprises ($3.1 million), municipal obligations ($752,000), corporate obligations ($3.4 million), auction rate municipal obligations ($4.5 million) and marketable equity securities ($1.2 million).

Securities classified as available for sale are carried at estimated fair value, with any unrealized gains and losses, net of taxes, reported as accumulated other comprehensive income or loss in stockholders’ equity. Debt securities that we have the positive intent and ability to hold to maturity are classified as “held to maturity” and are carried at amortized cost.

The market values of our securities, particularly our fixed rate securities, are affected by changes in market interest rates. In general, as interest rates rise, the market value of fixed rate securities will decrease; as interest rates fall, the market value of fixed-rate securities will increase. On a quarterly basis, we review and evaluate fair value based on market data obtained from independent sources or, in the absence of active market data, from model-derived valuations based on market assumptions. If we deem any decline to be other than temporary, the security is written down to a new cost basis and the resulting loss is charged to earnings.

In 2008, we concluded that other-than-temporary impairment occurred regarding perpetual preferred stock owned that was issued by FNMA and Merrill. Aggregate pre-tax losses of $2,644,000 were recorded from the write-down of those securities. At December 31, 2008, gross unrealized gains and gross unrealized losses on the securities available for sale portfolio amounted to $4,137,000 and $2,344,000, respectively. See the section “Valuation of Certain Investment Securities” which follows for information regarding such gross unrealized gains and losses.

At December 31, 2008, the Company owned stock in the Federal Home Loan Bank of Boston (“FHLB”) with a carrying value of $36.0 million. The FHLB had announced that it had an unrealized loss of approximately $1.3 billion relating to private-label mortgage-backed securities it owned at September 30, 2008. If this unrealized loss were deemed to be an other-than-temporary loss in the future, it could exceed the FHLB’s current level of retained earnings and possibly put into question whether the fair value of FHLB stock owned by the Company was less than its carrying value. The Company will continue to monitor its investment in FHLB stock.

Average Balances, Net Interest Income, Interest Rate Spread and Net Interest Margin

The following table sets forth information about the Company’s average balances, interest income and rates earned on interest-earning assets, interest expense and rates paid on interest-bearing liabilities, interest rate spread and net interest margin for 2008, 2007 and 2006. Average balances are derived from daily average balances and yields include fees and costs which are considered adjustments to yields.

	Year ended December 31,
	2008			2007			2006
			Average			Average			Average
	Average		yield/	Average		yield/	Average		yield/
	balance	Interest (1)	cost	balance	Interest (1)	cost	balance	Interest (1)	cost
	(Dollars in thousands)
Assets:
Interest-earning assets:
Short-term investments	$98,169	$2,556	2.60%	$131,271	$6,697	5.10%	$108,522	$5,338	4.92%
Debt securities (2).	296,334	13,914	4.70	283,841	14,251	5.02	354,174	15,292	4.32
Equity securities (2)	34,914	1,497	4.29	28,726	1,928	6.71	30,174	1,656	5.49
Mortgage loans (3)	1,121,366	66,412	5.92	1,033,749	65,865	6.37	1,078,769	69,015	6.40
Commercial loans - Eastern (3)	143,671	13,747	9.57	134,773	14,264	10.58	90,837	9,838	10.83
Other commercial loans (3)	109,704	6,149	5.60	79,356	5,565	7.01	66,744	4,643	6.96
Indirect automobile loans (3)	612,564	39,443	6.44	598,751	37,092	6.19	522,977	27,019	5.17
Other consumer loans (3)	3,855	242	6.28	3,413	264	7.74	3,030	229	7.56
Total interest-earning assets	2,420,577	143,960	5.95%	2,293,880	145,926	6.36%	2,255,227	133,030	5.90%
Allowance for loan losses	(25,554)			(23,266)			(24,261)
Non interest-earning assets	102,005			98,898			102,244
Total assets	$2,497,028			$2,369,512			$2,333,210

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Deposits:
NOW accounts	$83,868	229	0.27%	$83,991	258	0.31%	$89,008	219	0.25%
Savings accounts	88,105	1,205	1.37	93,346	1,512	1.62	112,774	1,804	1.60
Money market savings accounts	255,468	6,158	2.41	218,691	6,215	2.84	219,533	5,335	2.43
Retail certificates of deposit	791,889	31,853	4.02	765,078	37,061	4.84	684,503	28,417	4.15
Total retail deposits	1,219,330	39,445	3.24	1,161,106	45,046	3.88	1,105,818	35,775	3.24
Brokered certificates of deposit	40,922	2,208	5.40	74,558	4,013	5.38	49,598	2,663	5.37
Total deposits	1,260,252	41,653	3.31	1,235,664	49,059	3.97	1,155,416	38,438	3.33
Borrowed funds	641,131	27,277	4.25	488,210	23,737	4.86	491,946	23,127	4.70
Subordinated debt	861	65	7.55	8,580	666	7.76	12,160	906	7.45
Total interest-bearing liabilities	1,902,244	68,995	3.63%	1,732,454	73,462	4.24%	1,659,522	62,471	3.76%
Non-interest-bearing demand checking accounts	66,651			62,803			61,869
Other liabilities	26,450			25,533			22,655
Total liabilities	1,995,345			1,820,790			1,744,046
Stockholders’ equity	501,683			548,722			589,164
Total liabilities and stockholders’ equity	$2,497,028			$2,369,512			$2,333,210
Net interest income (tax equivalent basis)/interest rate spread (4)		74,965	2.32%		72,464	2.12%		70,559	2.14%
Less adjustment of tax exempt income		299			384			380
Net interest income		$74,666			$72,080			$70,179
Net interest margin (5)			3.10%			3.16%			3.13%

(1)     Tax exempt income on equity and debt securities is included on a tax equivalent basis.

(2)     Average balances include unrealized gains (losses) on securities available for sale. Equity securities include marketable equity securities (preferred and common stocks) and restricted equity securities.

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

•                  Interest rate spread improved to 2.32% in 2008 from 2.12% in 2007 and 2.14% in 2006 as the average rate paid on interest-bearing liabilities declined more rapidly than the average rate realized on interest-earning assets.

•                  The decline in net interest margin from 3.16% in 2007 to 3.10% in 2008 was due primarily to foregone interest income resulting from a $47.0 reduction in the average balance of stockholders’ equity between the two years caused by the payment of semi-annual extra dividends and repurchases of the Company’s common stock.

•                  The improvement in net interest margin from 3.13% in 2006 to 3.16% in 2007 was due primarily to the increase in the average balance and yield on auto loans and the increase in the average balance of higher yielding Eastern loans, but was diminished by foregone net interest income resulting from a $40.4 million reduction in the average balance of stockholders’ equity between the two years caused by the payment of semi-annual extra dividends and repurchases of the Company’s common stock.

•                  Certificates of deposit comprised 64.9% of the average balance of total retail deposits in 2008 compared to 65.9% in 2007 and 61.9% in 2006. Offsetting the reduction in certificates of deposit in 2008 was a rise in money market savings accounts from 19.9% of the average balance of total retail deposits in 2006 and 18.8% in 2007 to 21.0% in 2008. Since money market accounts can be withdrawn at any time, the interest rate paid on those deposits is generally lower than the interest rate paid on certificates of deposit. We believe the shift in the mix of deposits was attributable primarily to the recent turmoil in financial markets which led a number of depositors to place their funds in more liquid accounts.

•                  In 2008, $1.458 billion of certificates of deposit and advances from the FHLB with a weighted average rate of 4.14% matured while $1.530 billion of certificates of deposit and FHLB advances were added or rolled over at a weighted average rate of 3.05%. The resulting reduction in funding costs had a significant positive effect on net interest income in 2008.

•                  The average balance of loans outstanding grew $141.1 million (7.6%) in 2008 compared to 2007 and $87.7 million (5.0%) in 2007 compared to 2006. The growth in 2008 was in mortgage loans and commercial loans while the growth in 2007 was primarily in auto loans.

•                  The average balance of loans outstanding as a percent of the average balance of total interest-earning assets increased from 78.1% in 2006 to 80.7% in 2007 and 82.3% in 2008. Generally, the yield on loans is higher than the yield on investment securities.

•                  The average balance of short-term investments in 2008 was $33.1 million (25.2%) less than in 2007. The average rate earned on short-term investments declined from 5.10% in 2007 to 2.60% in 2008, reflecting the rate setting actions of the FOMC described earlier herein. Part of the reduction in short-term investments was used to fund the increase in debt and equity securities.

•                  The average balance of borrowings from the FHLB rose from $488.2 million in 2007 to $641.1 million in 2008. The additional borrowings were used primarily to fund part of the loan growth and the $47.0 million reduction in the average balance of stockholders’ equity between the two years. The average rate paid on FHLB borrowings declined from 4.86% in 2007 to 4.25% in 2008.

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

	Year ended December 31, 2008			Year ended December 31, 2007
	compared to			compared to
	year ended December 31, 2007			year ended December 31, 2006
	Increase (decrease)			Increase (decrease)
	due to			due to
	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)
Interest income:
Short-term investments	$(1,408)	$(2,733)	$(4,141)	$1,154	$205	$1,359
Debt securities	611	(948)	(337)	(3,308)	2,267	(1,041)
Equity securities	359	(790)	(431)	(83)	355	272
Mortgage loans	5,368	(4,821)	547	(2,869)	(281)	(3,150)
Commercial loans - Eastern	905	(1,422)	(517)	4,766	(340)	4,426
Other commercial loans	1,848	(1,264)	584	884	38	922
Indirect automobile loans	868	1,483	2,351	4,243	5,830	10,073
Other consumer loans	32	(54)	(22)	30	5	35
Total interest income	8,583	(10,549)	(1,966)	4,817	8,079	12,896

Interest expense:
Deposits:
NOW accounts	-	(29)	(29)	(13)	52	39
Savings accounts	(81)	(226)	(307)	(314)	22	(292)
Money market savings accounts	962	(1,019)	(57)	(21)	901	880
Retail certificates of deposit	1,261	(6,469)	(5,208)	3,576	5,068	8,644
Total retail deposits	2,142	(7,743)	(5,601)	3,228	6,043	9,271
Brokered certificates of deposit	(1,815)	10	(1,805)	1,347	3	1,350
Total deposits	327	(7,733)	(7,406)	4,575	6,046	10,621
Borrowed funds	6,771	(3,231)	3,540	(177)	787	610
Subordinated debt	(583)	(18)	(601)	(277)	37	(240)
Total interest expense	6,515	(10,982)	(4,467)	4,121	6,870	10,991

Net change in net interest income	$2,068	$433	$2,501	$696	$1,209	$1,905

Highlights from the above table follow.

•                  The increase in net interest income in 2008 compared to 2007 resulted from asset growth (primarily in the mortgage loan, commercial loan and auto loan portfolios) and lower rates paid on deposits and borrowed funds, offset in part by a reduction in asset yields and an increase in the outstanding balances of retail certificates of deposit and borrowings from the FHLB.

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

Auto Loans

The auto loan portfolio amounted to $597.2 million at the end of 2008 compared to $604.5 million at September 30, 2008, $594.3 million at the end of 2007 and $540.1 million at the end of 2006. Loan originations, which declined in the 2008 fourth quarter as auto industry sales plummeted in a weakening economic environment, are expected to continue to decline in 2009.

Due to rising delinquencies and charge-offs, as well as deteriorating trends in the economy and the auto industry, the Company took steps in the second half of 2007 to tighten its underwriting criteria. Also, effective July 1, 2008, the Company curtailed dealer accommodation loans due to higher risks normally associated with such loans.

The changes in underwriting mentioned above had a positive effect on loan quality. Loans originated to borrowers with credit scores below 660 declined from $44.0 million, or 13.7% of loans originated in 2006, to $40.0 million, or 11.8% of loans originated in 2007, and $14.9 million, or 5.1% of loans originated in 2008. In the 2008 fourth quarter, loans originated to borrowers with credit scores below 660 were $1.5 million, or 2.6% of loans originated in that period. The average credit scores of loans originated in 2008 and 2007 were 751 and 728, respectively, and the average credit score of loans outstanding at December 31, 2008 was 737.

Auto loans delinquent 30 days or more increased from $10.4 million, or 1.72% of loans outstanding, at September 30, 2008 and $11.7 million (1.98%) at December 31, 2007 to $13.1 million (2.20%) at December 31, 2008. While part of the increase in the 2008 fourth quarter was attributable to the normal effect of the year-end holiday season, it was also attributable to the further weakening of the economy that took place in that period. According to data published by the American Bankers Association, the rate of all indirect auto loans in Massachusetts delinquent 30 days or more at September 30, 2008 (the latest date available) was 3.14%. In view of the worsening economy, delinquencies and charge-offs are expected to be higher in 2009, but should be somewhat tempered because of the strengthened underwriting criteria applied to loans originated over the past several quarters.

Auto loan net charge-offs increased from $1,839,000 in 2006 (0.36% of average loans outstanding) to $3,989,000 (0.68%) in 2007 and $6,671,000 (1.12%) in 2008; net charge-offs in the 2008 fourth quarter were $1,863,000 (an annualized rate of 1.24%). The annual increases were attributable to the weakened economy as well as higher per unit losses from sales of repossessed vehicles caused in part by higher fuel prices.

Mortgage Loans

Mortgage loans outstanding at December 31, 2008 amounted to $1.282 billion. The portfolio grew $187.9 million in 2008 and $12.2 million in 2007. The average balance of loans outstanding increased $87.6 million (8.5%) in 2008 compared to 2007, but declined $45.0 million (4.2%) in 2007 compared to 2006.

The decline in the average balance of mortgage loans outstanding in 2007 was due to intensive competitive pricing pressure, especially in the multi-family mortgage sector, and competition from financial intermediaries who packaged loans for sale as debt instruments securitized by mortgage loans. Due to these conditions, it became increasingly more difficult to incorporate rising funding costs into the pricing of mortgage loan originations. Some financial institutions and other entities active in mortgage lending sought to enhance yields by originating higher risk loans. We refrained from originating option adjustable rate and “no documentation” mortgage loans and, accordingly, our portfolio did not include mortgage loans that we would classify as subprime. While the maintaining of high underwriting standards and a reluctance to match aggressive loan pricing by certain competitors resulted in fewer loan originations, it also resulted in an absence of significant non-performing mortgage loans.

The growth of the mortgage loan portfolio in 2008 was attributable to a change in the competitive landscape. Many of the market participants who were lenient in their underwriting criteria experienced a significant increase in non-performing mortgage loans and mortgage loan losses in 2008. In some instances, those participants failed and were absorbed into other financial institutions. These developments resulted in a more rational market place and enabled us to compete more effectively for quality mortgage loans. Growth in 2008 was concentrated primarily in commercial real estate mortgage loans ($77 million), residential mortgage loans ($68 million) and multi-family mortgage loans ($34 million).

Provision for Credit Losses

The provision for credit losses was $11,289,000 in 2008, $6,882,000 in 2007 and $2,549,000 in 2006. The provision for credit losses is comprised of amounts relating to the auto loan portfolio, the Eastern portfolio, the remainder of the loan portfolio and unfunded commitments.

The provision for loan losses related to the auto loan portfolio was $8,946,000 in 2008, $5,474,000 in 2007 and $3,098,000 in 2006. Each of these amounts exceeded the net charge-offs in those respective years. See the preceding subsection, “Auto Loans”, for a discussion of the reasons for the increase in auto loan net charge-offs and the status of the auto loan portfolio.

The provision for loan losses related to the Eastern loan portfolio was $1,143,000 in 2008, $1,223,000 in 2007 and $851,000 for the period from the date of acquisition of a controlling interest (April 2006) to the end of 2006. Net charge-offs were $993,000 (0.69% of average loans outstanding) in 2008, $1,101,000 (0.82%) in 2007 and $515,000 (0.57% on an

annualized basis) in the 2006 period. Eastern’s loans delinquent 30 days or more increased from $1.4 million (1.13% of total loans) at December 31, 2006 to $2.7 million (1.87%) at December 31, 2007 and $2.9 million (1.99%) at December 31, 2008. Eastern’s typical customer is a small business owner with limited capital resources who must rely primarily on the cash flow from his or her business to service debt. Such borrowers are less able to cope when economic conditions soften and, accordingly, represent higher risk borrowers. It is for this reason that rates charged on Eastern’s loans are significantly above those charged on other loans in our loan portfolio. In view of worsening economic conditions, it is likely that Eastern will experience higher loan charge-offs in 2009 than in 2008.

The remainder of the Company’s loan portfolio is comprised primarily of mortgage loans and commercial loans. Such loans, net of unadvanced funds, increased $205.4 million in 2008 and $27.7 million in 2007, but declined $56.1 million in 2006. The provision for loan losses related to this part of the loan portfolio was $1,504,000 in 2008 and $175,000 in 2007. In 2006, a credit of $1,400,000 to the provision for loan losses was taken to income. The provisions in 2008 and 2007 were established substantially in recognition of loan growth, as charge-offs and delinquencies in this segment of the loan portfolio were insignificant. The credit to income in 2006 resulted from reduction in loans outstanding through pay downs (including loans classified as higher risk loans) and a reduction in the reserve factor applied to the multi-family mortgage loan portfolio from 1.25% to 1.00%. The change in the reserve factor, which accounted for $828,000 of the credit to income in 2006, was made after consideration of a number of factors including loss experience, pay down of the portfolio and market conditions.

At December 31, 2006, the allowance for credit losses related to unfunded credit commitments amounting to $1,286,000 was reclassified from the allowance for loan losses to a liability account for unfunded credit commitments. In 2007, the liability account was increased to $1,487,000 by a $201,000 charge to the provision for credit losses in recognition of the increase in unfunded credit commitments in that year. In 2008, the liability account for unfunded credit commitments was reduced to $1,183,000 at December 31, 2008 by a $304,000 credit to the provision for credit losses in light of the lack of losses related to unfunded credit commitments over the past several years.

Valuation of Certain Investment Securities

FNMA Perpetual Preferred Stock

Brookline Securities Corp. (“BSC”), a wholly-owned subsidiary of the Company, acquired 100,000 shares of FNMA perpetual preferred stock on October 26, 2007 at a total cost of $2,520,000. Thereafter and through the first quarter of 2008, the market value of the stock declined due to announcement of significant losses by FNMA in connection with its involvement in the mortgage lending and mortgage securities markets. The magnitude of the losses prompted FNMA to raise additional capital. Based on these developments, we concluded that an other-than-temporary impairment in the value of our FNMA stock had occurred. The carrying value of the stock was written down to its $1,747,000 market value at March 31, 2008 by a $773,000 pre-tax charge to earnings.

On September 7, 2008, the United States Department of the Treasury and the Federal Housing Finance Agency (“FHFA”) announced that FNMA was placed under conservatorship and that management of FNMA would be under the control of FHFA, its regulator. The Plan announced by the U.S. Government included, among other things, the elimination of dividends on FNMA common and preferred stocks and an agreement by the U.S. Government to provide equity capital to cover mortgage defaults in return for $1 billion of senior preferred stock in FNMA and warrants for the purchase of 79.9% of the common stock of FNMA. On the day following the announcement, the market value of our FNMA perpetual preferred stock declined dramatically to $190,000.

Based on the developments described above, we concluded that further other-than-temporary impairment in the carrying value of our FNMA perpetual preferred stock had occurred. During September, we sold 12,900 shares. This resulted in a pre-tax loss of $212,000 for financial reporting purposes. The carrying value of the remaining 87,100 shares at September 30, 2008 was written down to the $135,000 market value of the shares at that date by a $1,386,000 pre-tax charge to earnings.

During the 2008 fourth quarter, the market value of FNMA perpetual preferred stock fluctuated from a high of $2.10 per share to a low of $0.37 per share. Based on the closing price of $0.46 per share, the market value of the Company’s FNMA shares was $40,000 compared to our carrying value of $135,000. The unrealized loss of $95,000 was considered to be immaterial to the Company’s consolidated financial statements as of and for the year ended December 31, 2008.

Merrill Perpetual Preferred Stock

BSC acquired 58,075 shares of Merrill adjustable rate preferred stock series 4 on August 28, 2007 at a total cost of $1,408,000. After the announcement of a significant 2007 third quarter loss by not only Merrill but other brokerage firms and major banks, the market price of our Merrill stock declined significantly. The subsequent reporting of further losses, as well as the collapse of Bear Stearns & Co., Inc., caused a further decline in the market value of our Merrill stock. Based on these developments, we concluded that an other-than-temporary impairment in the carrying value of our Merrill stock had occurred and, accordingly, we wrote down the carrying value of our Merrill stock to its $932,000 market value at March 31, 2008 by a $476,000 pre-tax charge to earnings.

On July 28, 2008, Merrill filed a Form 8-K announcing its plans to sell certain troubled assets at significant losses and that it would report a net loss in the 2008 third quarter, its fifth consecutive quarter of reported net losses. Merrill also announced that it was enhancing its capital by a $9.8 billion common stock offering and a pre-tax gain of $4.3 billion from the sale of its 20% interest in Bloomberg, L.P. Subsequent to the reporting of these developments, the per share price of the Merrill perpetual preferred stock dropped to a low of $8.08 per share on September 11, 2008. The per share stock rebounded as a result of the announcement on September 15, 2008 that Merrill would be acquired by Bank of America Corporation (“B of A”) in an all stock transaction. Completion of the acquisition took place on January 1, 2009.

At December 31, 2008, the per share market price of the Merrill perpetual preferred stock was $11.15 which resulted in an unrealized loss of $285,000 on our Merrill stock on that date. Subsequent to the closing of the acquisition, it was announced in January 2009 that (a) Merrill had a 2008 fourth quarter loss of $15.31 billion, (b) B of A had a 2008 fourth quarter loss of $1.79 billion, (c) the former chief executive officer of Merrill resigned from his executive position at B of A and (d) a new agreement had been entered into whereby the U. S. Government would provide B of A with $20 billion in additional capital and loss protection on $118 billion in toxic assets, and B of A would cut its quarterly dividend on common stock to $0.01 per share.

While the developments described in the preceding paragraph had a significant adverse effect on the market value of B of A common stock and the former Merrill perpetual preferred stock, the additional capital support and loss protection provided by the U.S. Government prompted a “buy” recommendation by one analyst reporting on B of A common stock.

On October 14, 2008, the Office of the Chief Accountant (“OCA”) of the Securities and Exchange Commission issued a letter, after consultation with and concurrence of the Financial Accounting Standards Board (“FASB”) staff, giving guidance on how to assess whether declines in the fair value of perpetual preferred stocks constitute other-than-temporary impairment. The OCA stated that it would not object to impairment tests in conjunction with filings subsequent to October 14, 2008 applied through use of an impairment model (including an anticipated recovery period) similar to a debt security provided there was no evidence of credit deterioration (such as a decline in the cash flows from holding the investment or a downgrade in the rating of the security below investment grade) until this matter can be addressed by the FASB.

We believe the former Merrill perpetual preferred stock owned by BSC possesses debt-like characteristics. The stock provides for periodic cash flows in the form of quarterly dividends, contains call features and is rated similar to debt securities. At December 31, 2008, the former Merrill stock had an investment grade rating and there had been no default in the payment of quarterly dividends. Subsequent to December 31, 2008, one of the rating agencies down-graded the former Merrill perpetual preferred stock to below investment grade. That event did not have a material impact on the Company’s financial position or results of operations.

Preferred Term Securities (“PreTSLs”)

PreTSLs represent an investment instrument comprised of a pool of trust preferred securities issued by a number of financial institutions and insurance companies. The investment instrument can be segregated into tranches (segments) that establish priority rights to cash flows from the underlying trust preferred securities. At December 31, 2008, we owned two PreTSLs.

On June 26, 2002, we purchased $2.0 million of the mezzanine tranche of PreTSL VI. The investment instrument matures on July 3, 2032 and is callable at the option of the issuers. Interest, which is payable quarterly at a floating rate per annum equal to three-month U.S. dollar Libor plus 1.80%, was last paid on January 4, 2009. The instrument is rated investment grade. At December 31, 2008, the carrying value of the instrument and its estimated fair value (determined through use of a present value technique) were $259,000 and $231,000, respectively. No other-than-temporary impairment was believed to exist at December 31, 2008 because we have first priority to future cash redemptions and none of the remaining issuers in the investment instrument has defaulted in making required payments. On February 20, 2009, one of the remaining issuers (the “Issuer”) announced that it will defer interest payments on its trust preferred securities. The Issuer had previously announced that it had filed an application to participate in the U.S. Treasury’s Capital Purchase Plan (the “CPP”). As of February 20, 2009, the U.S. Treasury had not acted on the Issuer’s application. The Issuer also announced that, in the event it received approval to participate in the CPP and chose to do so, it expected that it would end the deferral period using its existing funds to pay all accrued amounts owed on its trust preferred securities. We will continue to monitor developments affecting the Issuer.

On November 28, 2007, we purchased $1.0 million of the senior class A-1 tranche of PreTSL XXVIII. The investment instrument matures on March 22, 2038 and is callable at the option of the issuers on September 24, 2012. Interest, which is payable quarterly at a floating rate per annum equal to the three-month U.S. dollar Libor rate plus 0.90%, was last paid on December 22, 2008. The instrument is rated “AAA”. At December 31, 2008, the carrying value of the instrument and its estimated fair value (determined through use of a present value technique) were $986,000 and $780,000, respectively. No other-than-temporary impairment was believed to exist at December 31, 2008 because we have first priority to future cash redemptions and over 40% of the issuers would have to default before recovery of our investment could be in doubt. Of the 47 financial institution issuers and 11 insurance company issuers comprising the issuer pool, no issuer represents more than 4% of the entire pool. Only three issuers representing approximately 4% of the remaining aggregate investment pool at December 31, 2008 were in default at that date.

Other Corporate Debt Obligations

At December 31, 2008, the aggregate carrying value of other trust preferred securities and corporate debt obligations owned by the Company was $3,349,000 and the aggregate market value was $2,417,000. The aggregate unrealized loss on these securities of $932,000 was not considered to be an other-than-temporary impairment loss because of the financial soundness and prospects of the issuers and our ability and intent to hold the securities for a period of time to recover the unrealized losses.

Auction Rate Municipal Obligations

Auction rate municipal obligations are debt securities issued by municipal, county and state entities that are generally repaid from revenue sources such as hospitals, transportation systems, student education loans and property taxes. The securities are not obligations of the issuing government entity. The obligations are variable rate securities with long-term maturities whose interest rates are set periodically through an auction process. The auction period typically ranges from 7 days to 35 days. The amount invested in such obligations was $5,200,000 at December 31, 2008 compared to $13,050,000 at December 31, 2007. The reduction in 2008 resulted from a combination of payments received from debt issuers who called certain obligations and proceeds from sales, all of which were at face value and, accordingly, resulted in no losses.

The auction rate obligations owned by the Company were rated “AAA” at the time of acquisition due, in part, to the guarantee of third party insurers who would have to pay the obligations if the issuers fail to pay the obligations when they become due. In the 2008 first quarter, public disclosures indicated that certain third party insurers were experiencing financial difficulties and, therefore, might not be able to meet their guarantee obligations should issuers fail to pay their contractual obligations. As a result, auctions relating to obligations owned by us and others failed to attract a sufficient number of investors. Upon an auction rate failure, generally the obligations become subject to a penalty imposing a rise in the interest rate to be paid on the obligation. Auction failures have continued throughout 2008, thus creating a liquidity problem for those investors who were relying on the obligations to be redeemed at auctions. Continued auction failures can result in an investment that investors expected to be short in duration becoming an investment with a long-term duration.

The failed auctions raise the question as to whether the fair value of the obligations as of December 31, 2008 was less than their face value. No active market has developed for auction rate municipal obligations. It is our understanding that periodic sales have occurred at prices in the range of 90% of face value, although we have not seen any authoritative published information to support our understanding. Further, we do not know to what extent investors who sold their auction rate municipal obligations were compelled to do so for a reason such as addressing a liquidity concern. Based on a cash flow analysis, the fair value of our auction rate municipal obligations was estimated to be $4,517,000, or $683,000 less than their carrying value. While the underlying assumptions used to arrive at estimated fair value are imprecise, the resulting estimate is considered reasonable in the circumstances.

Full collectibility of the municipal obligations owned by us has never been a concern. None of the issuers has defaulted on scheduled payments, the financial condition of the issuers is considered sound and we have the ability and intent to hold the debt obligations for a period of time to recover the unrealized losses.

Other Operating Highlights

Gains (Losses) on Write-downs and Sales of Securities. In addition to the losses recognized and described in the previous section “Valuation of Certain Investment Securities”, an additional net loss of $2,000 resulted from disposition of marketable equity securities in 2008. The sale of debt securities in 2007 resulted in a gain of $47,000 and the sale of marketable equity securities in 2006 resulted in a gain of $558,000.

Other Non-Interest Income. Other non-interest income amounted to $4,097,000 in 2008, $4,296,000 in 2007 and $3,292,000 in 2006.  The decline in 2008 from 2007 was due primarily to lower loan fees and less revenue on balances relating to outstanding checks, offset in part by a payment received in connection with resolution of litigation in our favor. The rise in other non-interest income in 2007 compared to 2006 resulted primarily from higher deposit service and loan fees. Fees from mortgage loan prepayments in 2008, 2007 and 2006 were $360,000, $515,000 and $246,000, respectively.

Non-Interest Expense

Amortization of identified intangible assets amounted to $1,751,000 in 2008, $2,014,000 in 2007 and $2,234,000 in 2006. Excluding those charges, non-interest expenses rose from $34.6 million in 2006 to $38.2 million in 2007 (a 10.2% increase) and to $41.2 million in 2008 (a 7.8% increase).

The higher expenses in 2008 compared to 2007 were due primarily to legal fees relating to non-recurring matters, higher FDIC insurance premiums, supplemental retirement costs and marketing expenses, costs associated with a new branch, added personnel in the commercial lending and deposit areas, and higher costs for loan collection and auto repossessions. The higher expenses in 2007 compared to 2006 were due primarily to the inclusion of Eastern’s operations for all of 2007 compared to nine months in 2006, legal fees related to a purported class action complaint, higher fees for other professional services, compensation expense resulting from the vesting of restricted stock upon the retirement of members of the Board of Directors, and higher costs for loan collection and auto repossessions.

Provision for Income Taxes

The effective rate of income taxes was 39.9% in 2008, 38.9% in 2007 and 39.3% in 2006. The higher rate in 2008 was attributable primarily to a higher level of non-deductible expenses and a $98,000 charge to adjust deferred income taxes as a result of a legislative change that will reduce the tax rate payable to the Commonwealth of Massachusetts on future net income of the Company. The current rate of 10.5% will drop to 10.0%, 9.5% and 9.0% for the Company’s tax years beginning January 1, 2010, January 1, 2011 and January 1, 2012, respectively. Partially offsetting these charges was a credit resulting from adjustment of the Company’s liability for income taxes.

The decline in rate in 2007 was due primarily to a higher portion of taxable income being earned by the Company’s investment securities subsidiaries. Income in those subsidiaries is subject to a lower rate of state taxation than income earned by the Company and its other subsidiaries.

Other Financial Condition Highlights

Retail Deposits. Total retail deposits increased $77.5 million (6.2%) in 2008 and $40.1 million (3.3%) in 2007. Based on average balances outstanding, total retail deposits increased $58.2 million (5.0%) in 2008 and $55.2 million (5.0%) in 2007.The increases were due in part to the opening of a new branch in each year and to marketing initiatives.

Certificates of deposit comprised 59.2% of total retail deposits at December 31, 2008 compared to 63.7% at December 31, 2007 and 61.3% at December 31, 2006. Competition for deposits was intense in 2006 and 2007, resulting in elevated interest rates. The mix of deposits changed in 2008, especially in the third quarter, as funds flowed out of certificates of deposit into money market savings accounts. We believe the shift occurred due to the desire of depositors to place their funds in more liquid accounts as uncertainties arose regarding the health of the economy.

Brokered Deposits. Brokered deposits amounted to $26.4 million at the end of 2008 compared to $67.9 million at the end of 2007 and $78.1 million at the end of 2006. The reductions resulted from payoffs upon maturity. The deposits were not rolled over because the rates offered on new brokered deposits were higher than rates available on alternative funding sources.

Borrowed Funds. Borrowings from the FHLB increased from $463.8 million at the end of 2006 to $548.0 million at the end of 2007 and $737.4 million at the end of 2008. The increased borrowings were used primarily to fund loan growth and to pay off brokered deposits and subordinated debt ($7.0 million in 2007 and $5.0 million in 2006).

Stockholders’ Equity. Stockholders’ equity declined from $582.9 million at the end of 2006 to $518.7 million at the end of 2007 and $493.9 million at the end of 2008. The decline in 2007 was due primarily to the repurchase of 3,928,022 shares of the Company’s common stock at a total cost (including transaction costs) of $43.6 million and the payment to stockholders of two extra dividends of $0.20 per share each. The decline in 2008 was due primarily to the payment to stockholders of two extra dividends of $0.20 per share each.

Payment of the extra dividends semi-annually exceeded earnings and, accordingly, represented a return of capital to stockholders (subject to taxation) rather than a distribution of earnings. The total of extra dividends paid between August 2003 (the date of the first extra payment) and February 2009 (the date of the most recent declared payment), amounted to over $143 million, or $2.40 per share. Such payments have been an effective means of distributing part of the Company’s excess capital in a measured way that treats all stockholders equally. Future extra dividends and the per share amount of any such dividends will depend on an assessment of the Company’s capital needs and opportunities to deploy capital to grow the Company’s business, including through acquisitions, and to repurchase shares of the Company’s common stock.

Non-Performing Assets

The following table sets forth information regarding non-performing assets, restructured loans and the allowance for loan losses:

	Year ended December 31,
	2008	2007	2006	2005		2004
	(In thousands)
Non-accrual loans:
Mortgage loans:
One-to-four family	$632	$29	$—	$167		$—
Commercial real estate	2,318	—	90	—		—
Commercial loans - Eastern	2,641	2,265	657	—		—
Indirect automobile loans	468	427	153	313		111
Other consumer loans	—	9	—	—		—
Total non-accrual loans	6,059	2,730	900	480		111
Repossessed vehicles	1,274	1,621	784	493		328
Repossessed equipment	762	531	178	—		—
Other real estate owned	100	517	—	—		—
Other receivable	—	—	97	—		—
Total non-performing assets	$8,195	$5,399	$1,959	$973		$439

Restructured loans	$3,358	$887	$—	$—		$—

Allowance for loan losses as a percent of total loans	1.34%	1.29%	1.28%	1.36	%(1)	1.38	%(1)
Non-performing loans as a percent of total loans	0.29	0.14	0.05	0.03		0.01
Non-performing assets as a percent of total assets	0.31	0.22	0.08	0.04		0.03

(1) The allowance for loan losses at December 31, 2005 and 2004 included $1,263 and $866, respectively, representing an allowance for unfunded loan commitments which in years subsequent to 2005 was included in other liabilities. If such amounts had been excluded from the allowance for loan losses, the allowance for loan losses as a percent of total loans would have been 1.28% at December 31, 2005 and 1.31% at December 31, 2004.

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

Non-accrual loans at December 31, 2008 included residential mortgage loans to four borrowers and two commercial mortgage loans to one borrower that were adequately secured by the estimated values of the underlying properties. Due to the weakening economy, disposition of the one of the properties securing one of the commercial mortgage loans could take some time and could result in a loss. A specific reserve has been established for the potential loss exposure. Eastern and auto loans on non accrual are comprised of several loans. See the subsections “Auto Loans” and “Provision for Credit Losses” appearing elsewhere herein for information about rising delinquencies and net charge-offs in the Eastern and auto loan portfolios.

Other real estate owned at December 31, 2007 was comprised of two residential properties resulting from foreclosure. One of the properties was sold in 2008 without a loss. At the time of acquisition of the other property, the balances of the related loan exceeded the estimated fair value of the property less costs to sell by $165,000 and, accordingly, that amount was charged to the allowance for loan losses. The property remains in other real estate owned at December 31, 2008.

The increases in repossessed equipment in 2008 and 2007 were attributable to a rise in the number of Eastern borrowers who were unable to make required loan payments. The increase in repossessed vehicles in 2007 was attributable to an increase in borrowers who were unable to make required loan payments and weaker demand for repossessed vehicles at dealer auctions. The increase in repossessed vehicles during 2003 through 2006 was due primarily to growth of the auto loan portfolio during that time.

Restructured loans at December 31, 2008 and 2007 were comprised of Eastern loans in which the maturity date of the loans was extended and/or interest rates were reduced to drop required monthly payments to more manageable amounts for the borrowers.

The other receivable amounting to $97,000 at December 31, 2006 was collected in full subsequent to that date.

Allowance for Loan Losses

The allowance for loan losses is management’s estimate of probable known and inherent credit losses in the loan portfolio. The manner in which the allowance is established is based on judgments, assumptions and estimates that are difficult, complex and subjective. Use of different judgments, assumptions and estimates could result in material differences in our operating results or financial condition. Accordingly, the policies that govern our assessment of the allowance for loan losses are considered “Critical Accounting Policies” and are discussed under that heading earlier in this report.

The following table sets forth activity in the Company’s allowance for loan losses for the years presented in the table.

	Year ended December 31,
	2008	2007	2006	2005	2004
	(In thousands)
Balance at beginning of year	$24,445	$23,024	$22,248	$17,540	$16,195
Provision for loan losses	11,593	6,681	2,549	2,483	2,603
Allowance obtained through acquisitions	—	—	1,959	3,501	—
Transfer for off-balance sheet loan commitments	—	—	(1,286)	—	—
Charge-offs:
Indirect automobile loans	7,410	4,645	2,277	1,803	1,384
Other consumer loans	23	17	7	17	25
One-to-four family mortgage loans	—	165	65	—	—
Commercial loans - Eastern	1,339	1,319	638	—	—
Other commercial loans	65	—	38	—	—
Total charge-offs	8,837	6,146	3,025	1,820	1,409
Recoveries:
Commercial real estate mortgage loans	4	4	4	79	7
Indirect automobile loans	739	657	439	445	138
Other consumer loans	6	8	6	20	6
Commercial loans - Eastern	346	217	123	—	—
Other commercial loans	—	—	7	—	—
Total recoveries	1,095	886	579	544	151

Net charge-offs	(7,742)	(5,260)	(2,446)	(1,276)	(1,258)
Balance at end of year	$28,296	$24,445	$23,024	$22,248	$17,540

See the subsection “Provision for Credit Losses” appearing earlier in this report for a discussion of the rising provision for loan losses and loan charge-offs recognized in the Company’s consolidated financial statements during the past three years.

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

During the past five years, mortgage loan and commercial loan charge-offs were $230,000 and $103,000, respectively. While we believe this favorable experience is attributable to our adhering to conservative underwriting policies, it is also due to the generally strong economy that existed during that time. Such favorable experience may not be sustainable over normal lending cycles. When the economy is strong, an inherent higher level of risk continues to exist because of the long-term nature of our mortgage and commercial loan portfolios. Mortgage loans tend to have an average life of several years. The higher level of risk in such loans becomes more evident when the economy weakens.

The following tables set forth the Company’s percent of allowance by loan category and the percent of loans to total loans in each of the categories listed at the dates indicated.

	At December 31,
	2008			2007			2006
	Amount	Percent of allowance to total allowance	Percent of loans in each category to net loans (1)	Amount	Percent of allowance to total allowance	Percent of loans in each category to net loans (1)	Amount	Percent of allowance to total allowance	Percent of loans in each category to net loans (1)
	(Dollars in thousands)
Mortgage loans:
One-to-four-family	$1,085	3.83%	17.36%	$883	3.61%	15.71%	$858	3.73%	16.08%
Multi-family	3,020	10.67	14.46	2,853	11.67	15.23	3,020	13.12	16.99
Commercial real estate	7,094	25.07	22.06	5,867	24.00	19.71	5,909	25.66	20.58
Construction and development	604	2.14	1.45	462	1.89	1.23	629	2.73	1.77
Home equity	421	1.49	2.02	351	1.44	1.87	364	1.58	2.05
Second	334	1.18	1.28	299	1.22	1.27	208	0.90	0.94
Commercial loans — Eastern	2,577	9.11	7.06	2,427	9.93	7.56	2,296	9.97	7.16
Other commercial loans	1,645	5.81	5.52	1,615	6.61	5.50	1,339	5.82	3.87
Indirect automobile loans	7,937	28.05	28.60	5,662	23.16	31.71	4,176	18.14	30.38
Other consumer loans	40	0.14	0.19	39	0.16	0.21	33	0.14	0.18
Unallocated	3,539	12.51	—	3,987	16.31	—	4,192	18.21	—
Total	$28,296	100.00%	100.00%	$24,445	100.00%	100.00%	$23,024	100.00%	100.00%

(1) Based on gross loans, net of unfunded credit commitments.

	At December 31,
	2005			2004
	Amount	Percent of allowance to total allowance	Percent of loans in each category to gross loans	Amount	Percent of allowance to total allowance	Percent of loans in each category to gross loans
	(Dollars in thousands)
Mortgage loans:
One-to-four-family	$929	4.18%	16.77%	$408	2.33%	10.32%
Multi-family	4,747	21.34	22.15	4,808	27.41	25.42
Commercial real estate	5,887	26.46	22.02	5,043	28.75	22.55
Construction and development	739	3.32	2.10	803	4.58	2.67
Home equity	429	1.93	2.50	141	0.80	1.07
Second	287	1.29	1.34	802	4.58	4.06
Commercial loans - Eastern	—	—	—	—	—	—
Other commercial loans	2,147	9.65	6.15	1,337	7.62	5.72
Indirect automobile loans	2,917	13.11	26.79	1,416	8.07	28.01
Other consumer loans	31	0.14	0.18	24	0.14	0.18
Unallocated	4,135	18.58	—	2,758	15.72	—
Total	$22,248	100.00%	100.00%	$17,540	100.00%	100.00%

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

At December 31, 2008, there were loans of $14.0 million classified Special Mention, $5.6 million classified Substandard and $1.0 million classified Doubtful. There were specific reserves of $902,000 on such loans. At December 31, 2007, there were loans of $6.2 million classified Special Mention, $3.6 million classified Substandard and $1.1 million classified Doubtful. There were specific reserves of $1,385,000 on such loans. The increase in loans classified Special Mention is attributable to a $5.1 million commercial loan and three commercial real estate mortgage loans aggregating $3.1 million that are adequately secured and on which all required payments have been made on schedule. The commercial loan borrower has strong capital, but is experiencing declining profitability. Deteriorating economic conditions locally, regionally and nationally could cause some of the Company’s borrowers to experience difficulty in meeting their loan obligations, resulting in a higher level of non-performing assets in the future.

The allowance for loan losses related to the auto loan portfolio is established based on an estimate of cumulative losses over the life of the loans by year of origination. The projected cumulative loss is spread over the thirty month average life of the portfolio. Each quarter, based on actual experience and an assessment of economic factors, projected cumulative losses are updated for each year of loan originations. When projected cumulative losses exceed provisions charged to earnings to date plus provisions to be charged over the remainder of the 30 month average life period, the excess is added to the allowance for loan losses by a charge to the provision for loan losses.

The annual provision for loan losses related to auto loans has exceeded net charge-offs every year since we commenced auto lending in 2003. As a result, the allowance for loan losses allocated to the auto loan portfolio expressed as a percent of auto loans outstanding increased from 0.77% at the end of 2006 to 0.95% at the end of 2007 and 1.33% at the end of 2008. The latter percent exceeds the 1.12% annualized rate of net charge-offs experienced in 2008 and the annualized rate of 1.24% experienced in the fourth quarter of 2008.

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

The reserve factors assigned to the various loan categories have remained unchanged for several years. Upon a review of the factors used, we decided to reduce the reserve factor applied to the balance of multi-family mortgage loans from 1.25% to 1.00% effective December 31, 2006. This change was made for the following reasons:

•                  We had not charged off any multi-family mortgage loans in the prior thirteen years.

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

As of December 31, 2006, the change in the reserve factor applied to multi-family mortgage loans resulted in an $828,000 reduction in the allowance for loan losses allocated to that portfolio segment. That was credited to earnings in 2006.

In reviewing reserve factors in 2006, we decided not to change the factors assigned to commercial real estate mortgage loans, construction loans and other commercial loans for the following reasons:

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

Prior to January 1, 2005, the Company allocated part of its allowance for loan losses to address the risk associated with the normal lag that exists between the time deterioration might occur in a higher risk loan  (commercial loans and mortgage loans excluding residential and home equity mortgage loans) and when such deterioration becomes known. While this lag represents an additional risk, the Company determined that measurement of that risk was not readily quantifiable and that the amounts previously allocated for such risk were based on somewhat arbitrary assumptions. Accordingly, commencing January 1, 2005, amounts previously allocated for such risk were included in the unallocated portion of the allowance. The amount allocated for such risks included in the table above was $1.5 million at December 31, 2004.

The amount of the unallocated allowance at December 31, 2008 is considered reasonable in light of current real estate market conditions and economic conditions affecting consumers and small business owners.

Quantitative and Qualitative Disclosure About Market Risk

Market risk is the risk of loss from adverse changes in market prices and/or interest rates. Since net interest income is the Company’s primary source of revenue, interest rate risk is the most significant non-credit related market risk to which the Company is exposed.

The Company’s Asset/Liability Committee, comprised of several members of senior management, is responsible for managing interest rate risk in accordance with policies approved by the Board of Directors regarding acceptable levels of interest rate risk, liquidity and capital. The Committee reviews with the Board of Directors on a quarterly basis its activities and strategies, the effect of those strategies on the Company’s operating results, the Company’s interest rate risk position and the effect subsequent changes in interest rates could have on the Company’s future net interest income. The Committee is involved in the planning process as well as in the monitoring of pricing for the Company’s loan and deposit products.

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

Changes in interest	Estimated percentage change
rates (basis points)	in future net interest income

+200 over one year	(2.37)%
Base Case	—
-200 over one year	2.68%

The Company’s interest rate risk policy states that an immediate 200 basis points change upward or downward should not negatively impact estimated net interest income over a one year period by more than 15%.

The results shown above are based on the assumption that there are no significant changes in the Company’s operating environment and that short-term interest rates will remain at current levels for all of 2009. Further, in the case of the 200 basis points downward adjustment, it was assumed that it would not be possible to reduce the rates paid on certain deposit accounts by 200 basis points. Instead, it was assumed that NOW accounts would be reduced by 10 basis points and savings accounts by 115 basis points. There can be no assurance that the assumptions used will be validated in 2009.

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

The table below shows the Company’s interest rate sensitivity gap position as of December 31, 2008.

	At December 31, 2008
		More than	More than	More than	More than	More than
	One	one year	two years	three years	four years	five years	More than
	year	to two	to three	to four	to five	to ten	ten
	or less	years	years	years	years	years	years	Total
	(Dollars in thousands)
Interest-earning assets: (1)
Short-term investments	$99,082	$—	$—	$—	$—	$—	$—	$99,082
Weighted average rate	1.95%	—	—	—	—	—	—	1.95%
Debt securities (2)	126,004	67,283	30,489	21,821	16,744	23,933	2,932	289,206
Weighted average rate	4.19%	4.21%	4.23%	4.18%	4.19%	4.34%	6.90%	4.24%
Mortgage loans (3)	468,032	205,751	150,715	131,199	137,945	124,109	6,546	1,224,297
Weighted average rate	5.11%	5.85%	6.15%	6.17%	5.88%	6.09%	6.46%	5.67%
Commercial loans - Eastern (3)	47,155	33,806	26,224	15,576	9,340	14,847	521	147,469
Weighted average rate	10.03%	10.24%	10.09%	9.74%	9.43%	9.09%	8.37%	9.92%
Indirect automobile loans (3)	225,588	158,333	101,387	59,147	27,263	25,512	—	597,230
Weighted average rate	6.67%	6.85%	7.04%	7.06%	7.05%	7.16%	—	6.86%
Other loans (3)	75,957	12,692	8,651	8,231	4,767	8,843	—	119,141
Weighted average rate	3.94%	6.55%	6.80%	6.82%	6.68%	6.37%	—	4.91%
Total interest-earning assets	1,041,818	477,865	317,466	235,974	196,059	197,244	9,999	2,476,425
Weighted average rate	5.17%	6.28%	6.59%	6.47%	6.09%	6.25%	6.69%	5.86%

Interest-bearing liabilities: (1)
NOW accounts	28,868	28,868	28,871	—	—	—	—	86,607
Weighted average rate	0.18%	0.18%	0.18%	—	—	—	—	0.18%
Savings accounts	28,052	28,052	28,055	—	—	—	—	84,159
Weighted average rate	1.19%	1.19%	1.19%	—	—	—	—	1.19%
Money market savings accounts	279,791	23,726	—	—	—	—	—	303,517
Weighted average rate	2.58%	1.76%	—	—	—	—	—	2.52%
Retail certificates of deposit (3)	621,633	136,387	15,771	3,062	8,939	—	—	785,792
Weighted average rate	3.28%	3.60%	4.28%	4.30%	3.80%	—	—	3.37%
Brokered certificates of deposit (3)	26,381	—	—	—	—	—	—	26,381
Weighted average rate	5.37%	—	—	—	—	—	—	5.37%
Borrowed funds (3)	393,400	188,884	67,443	25,843	29,050	23,306	9,432	737,358
Weighted average rate	3.57%	3.66%	4.00%	4.56%	4.09%	4.74%	5.18%	3.75%
Total interest-bearing liabilities	1,378,125	405,917	140,140	28,905	37,989	23,306	9,432	2,023,814
Weighted average rate	3.15%	3.11%	2.68%	4.53%	4.02%	4.74%	5.18%	3.18%

Interest sensitivity gap (4)	$(336,307)	$71,948	$177,326	$207,069	$158,070	$173,938	$567	$452,611

Cumulative interest sensitivity gap	$(336,307)	$(264,359)	$(87,033)	$120,036	$278,106	$452,044	$452,611

Cumulative interest sensitivity gap as a percentage of total assets	(12.87)%	(10.12)%	(3.33)%	4.59%	10.64%	17.30%	17.32%

Cumulative interest sensitivity gap as a percentage of total interest-earning assets	(13.58)%	(10.68)%	(3.51)%	4.85%	11.23%	18.25%	18.28%

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

(3)          For purposes of the gap analysis, the allowance for loan losses, deferred loan fees and costs on loans and fair value adjustments are excluded.

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

At December 31, 2008, interest-earning assets maturing or repricing within one year amounted to $1.042 billion and interest-bearing liabilities maturing or repricing within one year amounted to $1.378 billion, resulting in a cumulative one year negative gap position of $336 million, or 12.9% of total assets.  At December 31, 2007, the Company had a cumulative one year negative gap position of $209 million, or 8.6% of total assets. The change in the cumulative one year gap position from the end of 2007 resulted primarily from the shortening of the average duration of borrowed funds and the shifting of a portion of certificates of deposit to money market savings accounts.

The Company’s cumulative positive interest sensitivity gap of assets and liabilities with expected maturities of more than three years changed from approximately $414 million, or 17.1%, of total assets at December 31, 2007 to $540 million, or 20.7%, of total assets at December 31, 2008. The change was due primarily to the shortening of the average duration of certificates of deposit and borrowed funds.

Other Market Risks. Included in the Company’s investment portfolio at December 31, 2008 were marketable equity securities with a market value of $1.2 million. That amount is net of unrealized losses of $422,000. Movements in the market price of securities may affect the amount of gains or losses ultimately realized by the Company from the sale of its equity securities.

Off-Balance Sheet Arrangements

The Company had no off-balance sheet arrangements at December 31, 2008. Periodically, the Bank enters into stand-by letters of credit. The effect of such activity on the Company’s financial condition and results of operations are immaterial.

Contractual Obligations

A summary of contractual obligations at December 31, 2008 by the expected payment period follows.

	Payment due by period
	Less than	One to	Three to	Over
	one year	three years	five years	five years	Total
	(In thousands)

Borrowed funds from the FHLB	$393,460	$256,327	$54,893	$32,738	$737,418
Loan commitments (1)	245,162	—	—	—	245,162
Occupancy lease commitments (2)	1,960	3,549	2,220	2,213	9,942
Service provider contracts (3)	6,167	10,598	2	—	16,767
Retirement benefit obligations (4)	5,771	68	112	272	6,223
	$652,520	$270,542	57,227	$35,223	$1,015,512

(1)   These amounts represent commitments made by the Company to extend credit to borrowers as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses. Since some of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements.

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

(4)   The amount recognized as a liability for aggregate benefits payable to two executive officers under supplemental retirement income agreements at December 31, 2008 was $5,749,000. Since the officers were eligible to retire at that date and can elect to receive the amount owed to them under the agreements in a lump sum, such liability is included in the “less than one year” column of this table. If such elections were not made, the executives would receive the amounts due to them over 20 years in the case of one executive and 15 years in the case of the other executive commencing upon retirement.

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

Based on its monitoring of historic deposit trends and its current pricing strategy for deposits, management believes the Company will retain a large portion of its existing deposit base. While retail deposits grew $77.5 million, or 6.2%, in 2008, growth in 2009 will depend on several factors, including the strength of the economy, the interest rate environment and competitor pricing.

The Company obtained $78.1 million of brokered deposits in 2006 and used the funds primarily to pay off some of the higher rate borrowed funds of Eastern. Brokered deposits were obtained through brokerage firms operating on a national basis. An attractive feature of brokered deposits is that collateral does not have to be pledged to obtain the funds. Rates on the funds obtained were in the range of those offered by the FHLB. Brokered deposits amounted to $26.4 million at December 31, 2008. Maturing deposits were not rolled over because the rates offered on new brokered deposits were higher than rates available on alternative funding sources.

The Company utilizes advances from the FHLB to fund growth and to manage part of the interest rate sensitivity of its assets and liabilities. Generally, borrowings from the FHLB result in more interest expense than would be incurred if growth was funded solely by deposits. Advances outstanding from the FHLB increased from $464 million at the end of 2006 to $548 million at the end of 2007 and $737 million at the end of 2008. The increases were used primarily to fund part of the loan growth in 2007 and 2008, fund repurchases of the Company’s common stock in 2007, replace maturing brokered deposits and pay off $7.0 million of floating rate debentures. At December 31, 2008, the Company had the capacity to borrow an additional $121 million from the FHLB.

The Company’s most liquid assets are cash and due from banks, short-term investments and debt securities that generally mature within 90 days. At December 31, 2008, such assets amounted to $121.4 million, or 4.6% of total assets.

At December 31, 2008, Brookline Bank exceeded all regulatory capital requirements. Brookline’s Tier I capital was $418.3 million, or 16.5% of adjusted assets. The minimum required Tier I capital ratio is 4.00%.

Recent Accounting Pronouncements

Statement of Financial Accounting Standards No. 157 (“SFAS 157”), “Fair Value Measurements”. In September 2006, the FASB issued SFAS 157 to provide consistency and comparability in determining fair value measurements and to provide for expanded disclosures about fair value measurements. The definition of fair value maintains the exchange price notion in earlier definitions of fair value but focuses on the exit price of the asset or liability. The exit price is the price that would be received to sell the asset or paid to transfer the liability adjusted for certain inherent risks and restrictions. Expanded disclosures are also required about the use of fair value to measure assets and liabilities. The effective date is for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Adoption of SFAS 157 did not have a material impact on the Company’s financial position.

Statement of Financial Accounting Standards No. 159 (“SFAS 159”), “Fair Value Option for Financial Assets and Financial Liabilities”. In February 2007, the FASB issued SFAS 159 which generally permits the measurement of selected eligible financial instruments, including investment securities, at fair value as of specified election dates and to report unrealized gains or losses on those instruments in earnings at each subsequent reporting date. Generally, the fair value option may be applied on an instrument by instrument basis but, once applied, the election is irrevocable and is applied to the entire instrument. The provisions of SFAS 159 were effective as of January 1, 2008. The Company did not elect the fair value option under SFAS 159.

Statement of Financial Accounting Standards No. 141 (Revised 2007), “Business Combinations” (“SFAS 141R”) and Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51 (“SFAS 160”). In December 2007, the FASB issued SFAS 141R and SFAS 160. These statements require significant changes in the accounting and reporting for business acquisitions and the reporting of noncontrolling interests in subsidiaries. Among many changes under SFAS 141R, an acquirer will record 100% of all assets and liabilities at fair value for partial acquisitions, contingent consideration will be recognized at fair value at the acquisition date with changes possibly recognized  in earnings, and acquisition related costs will be expensed rather than capitalized. SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary. Key changes under the standard are that noncontrolling interests in a subsidiary will be reported as part of equity, losses allocated to a noncontrolling interest can result in a deficit balance, and changes in ownership interests that do not result in a change of control are accounted for as equity transactions and, upon a loss of control, gain or loss is recognized and the remaining interest is remeasured at fair value on the date control is lost. SFAS 141R applies prospectively to business combinations for which the acquisition is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The effective date for applying SFAS 160 is also the first annual reporting period beginning on or after December 15, 2008. Adoption of these statements will affect the Company’s accounting for any business acquisitions occurring after the effective date and the reporting of any noncontrolling interests in subsidiaries existing on or after the effective date.

FASB Staff Position FAS 142-3 (“FSP FAS 142-3”), “Determination of the Useful Life of Intangible Assets”.  In April 2008, the FASB issued FSP FAS 142-3, which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, “Goodwill and Other Intangible Assets”. The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under FASB Statement No. 141 (revised 2007) (“SFAS 141 R”), “Business Combinations”, and other U.S. generally accepted accounting principles. This Statement is effective for fiscal years beginning on or after December 15, 2008, and interim periods within those years. Early application is not permitted. The Company has not yet determined the impact of the adoption of FSP FAS 142-3 on the Company’s financial position or results of operations.

FASB Staff Position Emerging Issues Task Force 03-6-01 (“FSP EITF 03-6-01”), FSP EITF 03-6-01, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities”. In June 2008, the FASB issued this FSP, which addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share(“EPS”) under the two-class method described in paragraphs 60 and 61 of FASB Statement No. 128 (“SFAS 128”), “Earnings Per Share”. The guidance in this FSP applies to the calculation of EPS under SFAS 128 for share-based payment awards with rights to dividends or dividend equivalents. Unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of EPS pursuant to the two-class method. This Statement is effective for fiscal years beginning on or after December 15, 2008, and interim periods within those years. All prior-period EPS data presented shall be adjusted retrospectively (including interim financial statements, summaries of earnings and selected financial data) to conform with the provision of this FSP. Early application is not permitted. The Company has not yet determined the impact of the adoption of FSP EITF 03-6-01 on the Company’s financial position or results of operations.

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

Brookline Bancorp, Inc.’s management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2008. In making this assessment, it used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework. Based on our assessment, we believe that, as of December 31, 2008, the Company’s internal control over financial reporting is effective based on those criteria.

Brookline Bancorp, Inc.’s independent registered public accounting firm has issued an audit report on the effectiveness of the Company’s internal control over financial reporting. This report appears on page F-2.

/s/ Richard P. Chapman, Jr.	/s/ Paul R. Bechet

Richard P. Chapman, Jr.	Paul R. Bechet
Chief Executive Officer	Chief Financial Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Brookline Bancorp, Inc.:

We have audited Brookline Bancorp, Inc.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Brookline Bancorp, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

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

In our opinion, Brookline Bancorp, Inc. maintained in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Brookline Bancorp, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008, and our report dated February 27, 2009 expressed an unqualified opinion on those consolidated financial statements.

/s/ KPMG LLP

Boston, Massachusetts

February 27, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Brookline Bancorp, Inc.:

We have audited the accompanying consolidated balance sheets of Brookline Bancorp, Inc. and subsidiaries (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Brookline Bancorp, Inc. and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Brookline Bancorp, Inc.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 27, 2009 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ KPMG LLP

Boston, Massachusetts

February 27, 2009

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands except share data)

	December 31,	December 31,
	2008	2007
ASSETS
Cash and due from banks	$22,270	$17,699
Short-term investments	99,082	135,925
Securities available for sale	292,339	284,051
Securities held to maturity (market value of $171 and $199, respectively)	161	189
Restricted equity securities	36,335	28,143
Loans	2,105,551	1,890,896
Allowance for loan losses	(28,296)	(24,445)
Net loans	2,077,255	1,866,451
Accrued interest receivable	8,835	9,623
Bank premises and equipment, net	10,218	9,045
Deferred tax asset	13,328	10,849
Prepaid income taxes	193	2,105
Goodwill	43,241	42,545
Identified intangible assets, net of accumulated amortization of $8,369 and $6,618, respectively	4,583	6,334
Other assets	5,165	5,551
Total assets	$2,613,005	$2,418,510

LIABILITIES AND STOCKHOLDERS’ EQUITY
Retail deposits	$1,327,844	$1,250,337
Brokered deposits	26,381	67,904
Borrowed funds	737,418	548,015
Subordinated debt	—	7,008
Mortgagors’ escrow accounts	5,655	5,051
Accrued expenses and other liabilities	20,040	20,116
Total liabilities	2,117,338	1,898,431

Minority interest in subsidiary	1,798	1,371

Stockholders’ equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 200,000,000 shares authorized; 63,746,942 shares and 63,323,703 shares issued, respectively	637	633
Additional paid-in capital	518,712	513,949
Retained earnings, partially restricted	38,092	68,875
Accumulated other comprehensive income	1,385	121
Treasury stock, at cost - 5,373,733 shares and 5,333,633 shares, respectively	(62,107)	(61,735)
Unallocated common stock held by ESOP — 522,761 shares and 574,974 shares, respectively	(2,850)	(3,135)
Total stockholders’ equity	493,869	518,708

Total liabilities and stockholders’ equity	$2,613,005	$2,418,510

See accompanying notes to the consolidated financial statements.

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(In thousands except share data)

	Year ended December 31,
	2008	2007	2006

Interest income:
Loans	$125,993	$123,050	$110,744
Debt securities	13,689	13,910	14,960
Short-term investments	2,556	6,697	5,338
Restricted equity securities	1,229	1,778	1,484
Marketable equity securities	194	107	124
Total interest income	143,661	145,542	132,650

Interest expense:
Retail deposits	39,445	45,046	35,775
Brokered deposits	2,208	4,013	2,663
Borrowed funds	27,277	23,737	23,127
Subordinated debt	65	666	906
Total interest expense	68,995	73,462	62,471

Net interest income.	74,666	72,080	70,179
Provision for credit losses	11,289	6,882	2,549
Net interest income after provision for credit losses	63,377	65,198	67,630

Non-interest income:
Fees and charges	3,938	4,248	3,264
Gains (losses) on write-downs and sales of securities, net	(2,849)	47	558
Other	159	48	28
Total non-interest income	1,248	4,343	3,850

Non-interest expense:
Compensation and employee benefits	21,004	20,523	19,305
Occupancy.	3,760	3,389	3,225
Equipment and data processing	6,847	6,652	6,017
Professional services	2,552	1,950	1,488
Advertising and marketing	1,251	1,036	1,019
Amortization of identified intangible assets	1,751	2,014	2,234
Other	5,750	4,619	3,581
Total non-interest expense	42,915	40,183	36,869

Income before income taxes and minority interest	21,710	29,358	34,611
Provision for income taxes	8,658	11,411	13,614
Net income before minority interest	13,052	17,947	20,997

Minority interest in earnings of subsidiary	202	205	185
Net income	$12,850	$17,742	$20,812

Earnings per common share:
Basic	$0.22	$0.30	$0.34
Diluted	0.22	0.30	0.34

Weighted average common shares outstanding during the year:
Basic	57,607,498	59,133,252	60,369,558
Diluted	57,851,406	59,664,347	61,073,491

See accompanying notes to the consolidated financial statements.

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

(In thousands)

	Year ended December 31,
	2008	2007	2006

Net income	$12,850	$17,742	$20,812

Other comprehensive income, net of taxes:
Unrealized securities holding (losses) gains	(842)	1,264	1,626
Income tax (benefit) expense	(268)	464	581
Net unrealized securities holding (losses) gains	(574)	800	1,045

Adjustment of accumulated obligation for postretirement benefits	(21)	(14)	—
Income tax benefit	(9)	(5)	—
Net adjustment of accumulated obligation for postretirement benefits	(12)	(9)	—

Net unrealized holding (losses) gains	(586)	791	1,045

Less reclassification adjustment for securities (losses) gains included in net income:
Realized (losses) gains	(2,849)	47	558
Income tax (benefit) expense	(999)	17	200
Net reclassification adjustment	(1,850)	30	358

Net other comprehensive income from securities and postretirement benefits	1,264	761	687

Comprehensive income	$14,114	$18,503	$21,499

See accompanying notes to the consolidated financial statements.

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

Year ended December 31, 2008, 2007 and 2006

(Dollars in thousands)

	Common stock	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	Treasury stock	Unearned compensation- recognition and retention plans	Unallocated common stock held by ESOP	Total stockholders’ equity

Balance at December 31, 2005	$630	$512,338	$121,042	$(1,577)	$(18,144)	$(8,103)	$(3,736)	$602,450
Net income	—	—	20,812	—	—	—		20,812
Other comprehensive income	—	—	—	687	—	—	—	687
Adjustment to initially apply FASB Statement No. 158, net of tax	—	—	—	250	—	—	—	250
Common stock dividends of $0.74 per share	—	—	(44,665)	—	—	—	—	(44,665)
Payment of dividend equivalent rights	—	—	(960)	—	—	—	—	(960)
Income tax benefit from payment of dividend equivalent rights, dividend distribution on allocated ESOP shares and vesting of recognition and retention plan shares	—	670	—	—	—	—	—	670
Transfer of unearned compensation under the recognition and retention plans to additional paid-in capital	—	(8,103)	—	—	—	8,103	—	—
Compensation under recognition and retention plans	—	2,858	—	—	—	—	—	2,858
Common stock held by ESOP committed to be released (56,080 shares)	—	485	—	—	—	—	306	791
Balance at December 31, 2006	$630	$508,248	$96,229	$(640)	$(18,144)	$—	$(3,430)	$582,893

(Continued)

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity (Continued)

Year ended December 31, 2008, 2007 and 2006

(Dollars in thousands)

	Common stock	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	Treasury stock	Unallocated common stock held by ESOP	Total stockholders’ equity

Balance at December 31, 2006	$630	$508,248	$96,229	$(640)	$(18,144)	$(3,430)	$582,893
Net income	—	—	17,742	—	—	—	17,742
Other comprehensive income	—	—	—	761	—	—	761
Common stock dividends of $0.74 per share	—	—	(44,114)	—	—	—	(44,114)
Exercise of stock options (522,271 shares)	3	824	—	—	—	—	827
Treasury stock purchases (3,928,022 shares)	—	—	—	—	(43,591)	—	(43,591)
Reload stock options granted (155,663 options)	—	116	—	—	—	—	116
Payment of dividend equivalent rights	—	—	(982)	—	—	—	(982)
Income tax benefit, net, from exercise of non-incentive stock options, payment of dividend equivalent rights, dividend distribution on allocated ESOP shares and vesting of recognition and retention plan shares	—	1,814	—	—	—	—	1,814
Compensation under recognition and retention plans	—	2,604	—	—	—	—	2,604
Common stock held by ESOP committed to be released (54,107 shares)	—	343	—	—	—	295	638
Balance at December 31, 2007	$633	$513,949	$68,875	$121	$(61,735)	$(3,135)	$518,708

(Continued)

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity (Continued)

Year ended December 31, 2008, 2007 and 2006

(Dollars in thousands)

	Common stock	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income	Treasury stock	Unallocated common stock held by ESOP	Total stockholders’ equity

Balance at December 31, 2007	$633	$513,949	$68,875	$121	$(61,735)	$(3,135)	$518,708
Net income	—	—	12,850	—	—	—	12,850
Other comprehensive income	—	—	—	1,264	—	—	1,264
Common stock dividends of $0.74 per share	—	—	(42,606)	—	—	—	(42,606)
Exercise of stock options (622,162 shares)	4	1,210	—	—	—	—	1,214
Treasury stock purchases (40,100 shares)	—	—	—	—	(372)	—	(372)
Reload stock options granted (193,163 options)	—	97	—	—	—	—	97
Payment of dividend equivalent rights	—	—	(1,027)	—	—	—	(1,027)
Income tax benefit, net, from exercise of non-incentive stock options, payment of dividend equivalent rights, dividend distribution on allocated ESOP shares and vesting of recognition and retention plan shares	—	1,073	—	—	—	—	1,073
Compensation under recognition and retention plans	—	2,123	—	—	—	—	2,123
Common stock held by ESOP committed to be released (52,213 shares)	—	260	—	—	—	285	545
Balance at December 31, 2008	$637	$518,712	$38,092	$1,385	$(62,107)	$(2,850)	$493,869

See accompanying notes to the consolidated financial statements.

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

	Year ended December 31,
	2008	2007	2006
Cash flows from operating activities:
Net income	$12,850	$17,742	$20,812
Adjustments to reconcile net income to net cash provided from operating activities:
Provision for credit losses	11,289	6,882	2,549
Compensation under recognition and retention plans	2,123	2,604	2,858
Depreciation and amortization of bank premises and equipment	1,370	1,453	1,452
Accretion, net of amortization, of securities premiums and discounts	(672)	(1,058)	(132)
Amortization of deferred loan origination costs, net	10,513	10,175	8,468
Amortization of identified intangible assets	1,751	2,014	2,234
Net accretion of acquisition fair value adjustments	(428)	(781)	(1,221)
Amortization of mortgage servicing rights	23	19	16
Net losses (gains) from write-downs and sales of securities	2,849	(47)	(558)
Equity interest in earnings of other investment	—	—	(1)
Minority interest in earnings of subsidiary	202	205	185
Write-down of other real estate owned	67	—	—
Deferred income taxes	(3,201)	(255)	(250)
Release of ESOP shares	545	638	791
(Increase) decrease in:
Accrued interest receivable	788	687	(446)
Prepaid income taxes	1,709	(304)	(1,801)
Other assets	(54)	(1,126)	575
Increase (decrease) in:
Income taxes payable	—	—	(630)
Accrued expenses and other liabilities	(123)	406	(138)
Net cash provided from operating activities	41,601	39,254	34,763

Cash flows from investing activities:
Proceeds from sales of securities available for sale	7,964	29,706	903
Proceeds from redemptions and maturities of securities available for sale	145,162	138,914	230,091
Proceeds from redemptions and maturities of securities held to maturity	28	45	177
Purchase of securities available for sale	(161,468)	(114,935)	(189,364)
(Purchase) redemption of Federal Home Loan Bank of Boston stock	(8,192)	424	(5,486)
Net increase in loans	(232,246)	(114,286)	(57,612)
Acquisition, net of cash and cash equivalents acquired	—	—	(10,603)
Purchase of bank premises and equipment	(2,607)	(1,227)	(580)
Sale of other real estate owned	350	—	—
Net cash used for investing activities	(251,009)	(61,359)	(32,474)

(Continued)

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Continued)

(In thousands)

	Year ended December 31,
	2008	2007	2006
Cash flows from financing activities:
Increase (decrease) in demand deposits and NOW, savings and money market savings accounts	$88,102	$(14,685)	$(53,163)
(Decrease) increase in retail certificates of deposit	(41,523)	54,868	95,334
(Decrease) increase in brokered certificates of deposit	(10,593)	(10,156)	78,060
Proceeds from Federal Home Loan Bank of Boston advances	8,286,940	1,098,500	2,966,500
Repayment of Federal Home Loan Bank of Boston advances	(8,097,505)	(1,014,251)	(2,914,133)
Repayment of subordinated debt	(7,000)	(5,000)	—
Repayment of borrowed funds of subsidiary	—	—	(95,410)
Increase (decrease) in mortgagors’ escrow accounts	604	(63)	(263)
Income tax benefit, net, from exercise of non-incentive stock options, payment of dividend equivalent rights, dividend distribution on allocated ESOP shares and vesting of recognition and retention plan shares	1,073	1,814	670
Exercise of stock options	1,214	827	—
Reload stock options granted	97	116	—
Purchase of treasury stock	(372)	(43,591)	—
Payment of dividends on common stock	(42,606)	(44,114)	(44,665)
Payment of dividend equivalent rights	(1,027)	(982)	(960)
Payment of dividend to minority owners of subsidiary	(375)	(339)	—
Proceeds from issuance of units of ownership to minority owners of subsidiary	107	131	—
Net cash provided from financing activities	177,136	23,075	31,970

Net (decrease) increase in cash and cash equivalents	(32,272)	970	34,259
Cash and cash equivalents at beginning of year	153,624	152,654	118,395
Cash and cash equivalents at end of year	$121,352	$153,624	$152,654

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest on deposits, borrowed funds and subordinated debt	$69,152	$73,595	$61,631
Income taxes	9,073	10,468	14,896

Transfer of loans to other real estate owned	—	517	—

Acquisition of Eastern Funding LLC:
Assets acquired (excluding cash and cash equivalents)	—	—	111,765
Liabilities assumed	—	—	99,972
Minority interest in subsidiary	—	—	1,190

See accompanying notes to the consolidated financial statements.

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2008, 2007 and 2006

(1) Summary of Significant Accounting Policies and Related Matters

Brookline Bancorp, Inc. (the “Company”) is a Delaware chartered savings and loan holding company and the parent of Brookline Bank (“Brookline” or the “Bank”), a federally chartered stock savings institution.

Brookline operates eighteen full service banking offices in Brookline and adjacent communities. The primary activities of Brookline include acceptance of deposits from the general public, origination of mortgage loans on residential and commercial real estate located principally in Massachusetts, origination of commercial loans and indirect automobile loans, origination of loans to finance equipment in the greater metropolitan New York area and selected other locations in the United States of America, and investment in debt and equity securities. The Company is subject to competition from other financial and non-financial institutions and is supervised, examined and regulated by the Office of Thrift Supervision (“OTS”). Brookline’s deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”).

As a federally-chartered institution, Brookline is required to meet a qualified thrift lender test. Under that test, Brookline must maintain at least 65% of its “portfolio assets” in “qualified thrift investments” in at least nine months of the most recent twelve month period. “Portfolio assets” are Brookline’s total assets less the sum of specified liquid assets, goodwill, other intangible assets and property used in the conduct of Brookline’s business. “Qualified thrift investments” include various types of loans and investments related to housing, consumer and certain other purposes. A financial institution that fails the qualified thrift lender test is subject to certain operating restrictions and may be required to convert to a bank charter. Brookline has met the requirements of the thrift lender test and, at December 31, 2008, 71.1% of its assets were in “qualified thrift investments”.

The accounting and reporting policies of the Company conform to general practices within the banking industry and to accounting principles generally applied in the United States of America. The Company’s critical accounting policies relate to the allowance for loan losses, the valuation of investment securities and the evaluation of goodwill and identified intangible assets for impairment. The following is a description of those policies and the Company’s other significant accounting policies.

Principles of Consolidation and Basis of Financial Statement Presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Brookline and Brookline Securities Corp. (“BSC”). Brookline includes its wholly-owned subsidiary, BBS Investment Corp. (“BBS”), and its 86.0% owned subsidiary, Eastern Funding LLC (see note 2). BSC and BBS are engaged in buying, selling and holding investment securities. Mystic Financial Capital Trust I and Mystic Financial Capital Trust II are unconsolidated special purpose entities. See note 10 for information about those entities.

The Company operates as one reportable segment for financial reporting purposes. All significant intercompany transactions and balances are eliminated in consolidation. Certain amounts previously reported have been reclassified to conform to the current year’s presentation.

Use of Estimates

In preparing these consolidated financial statements, management has made estimates and assumptions that affect the reported amounts of assets, liabilities, income and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and the valuation of investment securities.

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

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2008, 2007 and 2006

cost. Those securities held for indefinite periods of time and not intended to be held to maturity are classified as available for sale. Securities held for indefinite periods of time include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates or other business factors.

Securities available for sale are carried at estimated fair value. Effective January 1, 2008, estimated fair value is determined by applying the valuation framework specified in Statement of Financial Accounting Standards No. 157 (“SFAS 157”), “Fair Value Measurements”. SFAS 157 specifies a hierarchy of valuation techniques based on whether the inputs to those techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions.

Unrealized gains (losses), net of related income taxes, are included in the “accumulated other comprehensive income (loss)” component of stockholders equity. Restricted equity securities are carried at cost which approximates market value.

Realized gains and losses are determined using the specific identification method. Management evaluates securities for other-than-temporary impairment on a quarterly basis. Factors considered in determining whether an impairment is other-than-temporary include: (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer and (3) the intent and ability of the Company to hold the investment for a period of time sufficient to allow for any anticipated recovery in fair value. If the decline in the value of any security is deemed to be other-than-temporary, the security is written down to a new cost basis and the resulting loss is charged to income. Security transactions are recorded on the trade date.

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

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2008, 2007 and 2006

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

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2008, 2007 and 2006

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

The fair value of awarded stock options is determined as of the grant date and is recorded as compensation expense over the period in which the stock options vest.

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

Effective January 1, 2007, the Company adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” - an interpretation of FASB Statement No. 109 (“FIN 48”), which requires that only tax positions that are more likely than not to be sustained upon a tax examination are to be recognized in a company’s financial statements to the extent that the benefit is greater than 50% likely of being recognized. Adoption of FIN 48 did not have a material effect on the Company’s financial position or results of operation.

The Company’s policy is to classify interest resulting from underpayment of income taxes as income tax expense in the first period the interest would begin accruing according to the provision of the relevant tax law. The Company classifies penalties resulting from underpayment of income taxes as income tax expense in the period for which the Company claims or expects to claim an uncertain tax position or in the period in which the Company’s judgment changes regarding an uncertain tax position.

The Company did not have any unrecognized tax benefits accrued as income tax liabilities or receivables or as deferred tax items at December 31, 2008 and December 31, 2007.

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2008, 2007 and 2006

Treasury Stock

Common stock shares repurchased are recorded as treasury stock at cost.

(2) Acquisitions (Dollars in thousands)

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

As part of the merger, a member agreement was entered into which specifies the conditions under which the Company or the minority interest owners can buy or sell their ownership interests in Eastern, and  how the price of such purchases and sales is to be determined. The minority interest owners may not sell or transfer their interests to anyone other than the Company except for family-related transfers permitted under the merger agreement. During a five year period subsequent to the date of the member agreement, Mr. Fanger is required to purchase additional units of interest in Eastern depending on the magnitude of annual cash distributions of Eastern’s earnings. Mr. Fanger may also make discretionary purchases of additional units of ownership during the five year period subsequent to the date of the member agreement. The per unit price of all required and discretionary purchases by Mr. Fanger is book value as defined in the member agreement. The aggregate purchases made by Mr. Fanger may not increase by more than 5% his percentage of ownership of Eastern as of the merger date. Mr. Fanger purchased required and discretionary units of interest which resulted in an increase in total minority interest ownership from 13.3% at April 13, 2006 to 13.7% at April 1, 2007 and 14.0% at April 1, 2008.

The purchase was completed through payment of $16,575 in cash, including transaction costs. The transaction was accounted for using the purchase method of accounting, which required that the assets and liabilities of Eastern be recorded at fair value as of the acquisition date to the extent of the ownership interest acquired. The results of operations of Eastern are included in the Company’s consolidated statements of income from the date of acquisition. Total assets acquired were $117.7 million and total liabilities assumed were $101.1 million. Goodwill resulting from the acquisition was $7,626. Identified intangible assets of $668 for the estimated value of Eastern’s customer list and $442 for the estimated value of the employment agreements with three executive officers were recognized at the time of the acquisition. The values assigned to the customer list and the employment agreements are being amortized over eight years and five years, respectively, on a straight-line basis. Amortization of the identified intangible assets was $172 for each of the years ended December 31, 2008 and 2007, and $129 from the date of the acquisition through December 31, 2006. Amortization expense will be $172 in each of 2009 and 2010, $106 in 2011 and $84 in each of 2012 and 2013.

Mystic Financial, Inc. (“Mystic”)

On January 7, 2005, the Company acquired all of the outstanding common shares of Mystic, the holding company of Medford Co-operative Bank (“Medford”). Goodwill resulting from the acquisition was $35,615. A core deposit intangible asset of $11,841 recognized at the time of the acquisition is being amortized over nine years on an accelerated basis using the sum-of-the-digits method. Amortization of the core deposit intangible in the years ended December 31, 2008, 2007 and 2006 amounted to $1,579, $1,842 and $2,105, respectively. Amortization expense in the coming years ending December 31 will be as follows: $1,316 in 2009, $1,053 in 2010, $789 in 2011, $526 in 2012 and $263 in 2013.

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2008, 2007 and 2006

(3) Cash and Short-Term Investments (In thousands)

Aggregate reserves (in the form of deposits with the Federal Reserve Bank and vault cash) of $4,894 and $5,662 were maintained to satisfy federal regulatory requirements at December 31, 2008 and 2007, respectively.

Short-term investments are summarized as follows:

	December 31,
	2008	2007

Discount notes issued by U.S. Government-sponsored enterprises	$88,609	$46,720
Money market funds	10,189	67,745
Federal funds sold	84	21,260
Other deposits	200	200
	$99,082	$135,925

Short-term investments are stated at cost which approximates market. Money market funds are invested in mutual funds whose assets are comprised primarily of U.S. Treasury obligations, commercial paper and certificates of deposit with maturities of 90 days or less.

(4) Investment Securities (In thousands)

Securities available for sale and held to maturity are summarized below:

	December 31, 2008
		Gross	Gross
	Amortized	unrealized	unrealized	Estimated
	cost	gains	losses	fair value
Securities available for sale:
Debt securities:
U.S. Government-sponsored enterprises	$3,003	$86	$—	$3,089
Municipal obligations	750	2	—	752
Auction rate municipal obligations	5,200	—	683	4,517
Corporate obligations	4,594	—	1,166	3,428
Collateralized mortgage obligations issued by U.S. Government-sponsored enterprises	100,614	1,019	—	101,633
Mortgage-backed securities issued by U.S. Government-sponsored enterprises	174,884	2,932	73	177,743
Total debt securities	289,045	4,039	1,922	291,162
Marketable equity securities	1,501	98	422	1,177
Total securities available for sale	$290,546	$4,137	2,344	$292,339

Securities held to maturity:
Mortgage-backed securities issued by U.S. Government-sponsored enterprises	$161	$10	$—	$171

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2008, 2007 and 2006

	December 31, 2007
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

Debt securities of U.S. Government-sponsored enterprises include obligations issued by the Federal National Mortgage Association (“FNMA”), the Federal Home Loan Mortgage Corporation (“Freddie Mac”), the Government National Mortgage Association (“ Ginnie Mae”), the Federal Home Loan Banks and the Federal Farm Credit Bank. None of those obligations is backed by the full faith and credit of the U.S. Government, except for $3 of mortgage-backed securities at December 31, 2008.

Investment securities at December 31, 2008 and 2007 that have been in a continuous unrealized loss position for less than 12 months or 12 months or longer are as follows:

	December 31, 2008
	Less than 12 months		12 months or longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	value	losses	value	losses	value	losses

Debt securities:
U.S. Government-sponsored enterprises	$—	$—	$—	$—	$—	$—
Municipal obligations	—	—	—	—	—	—
Auction rate municipal obligations	4,517	683	—	—	4,517	683
Corporate obligations	1,103	297	1,825	869	2,928	1,166
Collateralized mortgage obligations	—	—	—	—	—	—
Mortgage-backed securities	15,982	73	—	—	15,982	73
Total debt securities	21,602	1,053	1,825	869	23,427	1,922
Marketable equity securities	688	380	155	42	843	422
Total temporarily impaired securities	$22,290	$1,433	$1,980	$911	$24,270	$2,344

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2008, 2007 and 2006

	December 31, 2007
	Less than 12 months		12 months or longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	value	losses	value	losses	value	losses

Debt securities:
U.S. Government-sponsored enterprises	$—	$—	$1,434	$5	$1,434	$5
Municipal obligations	—	—	3,756	25	3,756	25
Corporate obligations	3,638	201	—	—	3,638	201
Collateralized mortgage obligations	34,314	118	—	—	34,314	118
Mortgage-backed securities	3,918	25	29,903	332	33,821	357
Total debt securities	41,870	344	35,093	362	76,963	706
Marketable equity securities	3,540	587	91	2	3,631	589
Total temporarily impaired securities	$45,410	$931	$35,184	$364	$80,594	$1,295

The unrealized losses on debt securities at December 31, 2008 were considered by management to be temporary in nature. The unrealized loss on mortgage-backed securities related primarily to acquisition premiums to be amortized over the estimated remaining life of the securities. Full collectibility of the auction rate municipal obligations and corporate obligations is expected because the financial condition of the issuers is considered to be sound, the issuers have not defaulted on scheduled payments, and the Company has the ability and intent to hold these securities for a period of time sufficient to recover all gross unrealized losses.

In 2008, management concluded that other-than-temporary impairment occurred regarding perpetual preferred stock issued by FNMA and Merrill Lynch and Co. Inc. (“Merrill”) owned by the Company. Aggregate losses of $2,644 were recorded from write-downs of those securities. At December 31, 2008, the aggregate carrying value and market value of FNMA and Merrill perpetual preferred stock owned by the Company amounted to $1,067 and $688, respectively. The unrealized loss on these securities and a $43 unrealized loss on the common stock of a financial institution owned by the Company at December 31, 2008 were considered to be immaterial to the Company’s consolidated financial statements as of and for the year ended December 31, 2008.

The maturities of the investments in debt securities at December 31, 2008 are as follows:

	Available for sale
	Amortized cost	Estimated fair value

Within 1 year	$587	$586
After 1 year through 5 years	56,610	57,052
After 5 years through 10 years	133,767	136,218
Over 10 years	98,081	97,306
	$289,045	$291,162

	Held to maturity
	Amortized cost	Estimated fair value

Within 1 year	$2	$2
After 1 year through 5 years	1	1
Over 10 years	158	168
	$161	$171

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2008, 2007 and 2006

Mortgage-backed securities and collateralized mortgage obligations are included above based on their contractual maturities (primarily 10 years); the remaining lives, however, are expected to be shorter due to anticipated payments.

Restricted equity securities are as follows:

	December 31,
	2008	2007

Federal Home Loan Bank of Boston stock	$35,961	$27,769
Massachusetts Savings Bank Life Insurance Company stock	253	253
Other stock	121	121
	$36,335	$28,143

As a voluntary member of the Federal Home Loan Bank of Boston (“FHLB”), the Company is required to invest in stock of the FHLB in an amount ranging from 3% to 4.5% of its outstanding advances from the FHLB, depending on the maturity of individual advances. Stock is purchased at par value. Upon redemption of the stock, which is at the discretion of the FHLB, the Company would receive an amount equal to the par value of the stock. At its discretion, the FHLB may also declare dividends on its stock. Such dividends amounted to $1,221, $1,770 and $1,476 for the years ended December 31, 2008, 2007 and 2006, respectively.

The FHLB has advised its members that it is focusing on preserving capital in response to ongoing market volatility and, accordingly, there will be little or no dividend payout in future quarterly periods; further, a moratorium has been placed on excess stock repurchases. It also announced that the estimated fair value of private-label mortgage-backed securities it owned at September 30, 2008 was approximately $1.3 billion less than the $4.6 billion carrying value of the securities. If this unrealized loss were deemed to be an other-than-temporary loss in the future, it could exceed the FHLB’s current level of retained earnings and possibly put into question whether the fair value of FHLB stock owned by the Company was less than par value. The FHLB has stated that it expects and intends to hold its private-label mortgage-backed securities to maturity. The Company will continue to monitor its investment in FHLB stock.

Write-downs and sales of investment securities are summarized as follows:

	Year ended December 31,
	2008	2007	2006
Sales of debt securities:
Proceeds	$7,850	$29,706	$—
Gross gains	—	47	—

Write-downs and sales of marketable equity securities:
Write-downs	2,644	—	—
Proceeds from sales	114	—	903
Gross gains from sales	7	—	560
Gross losses from sales	212	—	2

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2008, 2007 and 2006

(5)   Loans (In thousands)

A summary of loans follows:

	December 31,
	2008	2007
Mortgage loans:
One-to-four family	$362,722	$296,329
Multi-family	338,677	330,925
Commercial real estate	474,847	381,300
Construction and development	37,193	26,807
Home equity	42,118	35,110
Second	26,717	23,878
Total mortgage loans	1,282,274	1,094,349
Indirect automobile loans	597,230	594,332
Commercial loans — Eastern	147,427	141,675
Other commercial loans	178,887	154,442
Other consumer loans	3,979	3,909
Total gross loans	2,209,797	1,988,707
Unadvanced funds on loans	(121,709)	(114,651)
Deferred loan origination costs:
Indirect automobile loans	15,349	15,445
Commercial loans — Eastern	752	824
Other	1,362	571
Total loans	$2,105,551	$1,890,896

Restructured loans amounted to $3,358 and $887 at December 31, 2008 and 2007, respectively. Loans on non-accrual at December 31, 2008 and 2007 amounted to $6,059 and $2,730, respectively. Impaired loans, which included some of the restructured loans and all the loans on non-accrual, amounted to $6,861 and $3,760 at December 31, 2008 and 2007, respectively. Specific reserves of $902 and $920 existed on impaired loans at December 31, 2008 and 2007, respectively. If interest payments on impaired loans had been made in accordance with original loan agreements, interest income of $709, $957 and $112 would have been recognized on the loans in 2008, 2007 and 2006 compared to interest income actually recognized of $283, $664 and $65, respectively.

A portion of certain commercial real estate loans originated and serviced by the Company are sold periodically to other banks on a non-recourse basis. The balance of loans acquired by other banks amounted to $10,433 and $7,869 at December 31, 2008 and 2007, respectively. No fees are collected by the Company for servicing such loan participations.

In the ordinary course of business, the Company makes loans to its Directors and their related interests, generally at the same prevailing terms as those of other borrowers. A summary of related party activity follows:

	December 31,
	2008	2007

Balance at beginning of year	$1,534	$2,849
Addition of loans to a related party	—	1,170
New loans granted during the year	1,026	6,582
Removal of loans no longer to a related party	(128)	(6,473)
Repayments	(68)	(2,594)
Balance at end of year	$2,364	$1,534

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2008, 2007 and 2006

(6)   Allowance for Loan Losses (In thousands)

An analysis of the allowance for loan losses for the years indicated follows:

	Year ended December 31,
	2008	2007	2006

Balance at beginning of year	$24,445	$23,024	$22,248
Provision for loan losses	11,593	6,681	2,549
Allowance obtained through acquisitions	—	—	1,959
Transfer for off-balance sheet loan commitments	—	—	(1,286)
Charge-offs	(8,837)	(6,146)	(3,025)
Recoveries	1,095	886	579
Balance at end of year	$28,296	$24,445	$23,024

At December 31, 2006, the allowance for credit losses related to unfunded credit commitments amounting to $1,286 was reclassified from the allowance for loan losses to a separate liability account. During the year ended December 31, 2007, the liability for unfunded credit commitments was increased to $1,487 by a $201 charge to the provision for credit losses. During the year ended December 31, 2008, the liability for unfunded credit commitments was decreased to $1,183 by a $304 credit to the provision for credit losses.

(7)   Bank Premises and Equipment (In thousands)

Bank premises and equipment consist of the following:

	December 31,
	2008	2007

Land	$62	$62
Office building and improvements	10,998	9,468
Furniture, fixtures and equipment	8,006	6,992
	19,066	16,522
Accumulated depreciation and amortization	8,848	7,477
	$10,218	$9,045

(8)   Deposits (In thousands)

A summary of retail deposits follows:

	December 31, 2008		December 31, 2007
	Amount	Weighted average rate	Amount	Weighted average rate

Demand checking accounts	$67,769	0.00%	$66,538	0.00%
NOW accounts	86,607	0.18	84,875	0.23
Savings accounts	67,473	0.96	67,351	0.94
Guaranteed savings accounts	16,686	2.14	19,799	3.39
Money market savings accounts	303,517	2.52	215,387	3.07
Total transaction deposit accounts	542,052	1.63	453,950	1.79

Retail certificate of deposit accounts maturing:
Within six months	343,274	3.14	433,023	4.88
After six months but within 1 year	278,359	3.46	328,568	4.94
After 1 year but within 2 years	136,387	3.60	16,137	4.01
After 2 years but within 3 years	15,771	4.28	6,553	4.08
After 3 years but within 4 years	3,063	4.30	8,992	4.98
After 4 years but within 5 years	8,938	3.80	3,114	4.29
Total retail certificate of deposit accounts	785,792	3.37	796,387	4.88
	$1,327,844	2.66%	$1,250,337	3.76%

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2008, 2007 and 2006

Retail certificate of deposit accounts issued in amounts of $100 or more totaled $324,809 and $311,975 at December 31, 2008 and 2007, respectively.

A summary of brokered deposits follows.

	December 31, 2008		December 31, 2007
	Amount	Weighted average rate	Amount	Weighted average rate
Brokered certificate of deposit accounts maturing:
Within six months	$26,381	5.37%	$40,807	5.39%
After six months but within 1 year	—	—	666	5.45
After 1 year but within 2 years	—	—	26,431	5.37
Total brokered certificate of deposit accounts	$26,381	5.37%	$67,904	5.38%

Interest expense on deposit balances is summarized as follows:

	Year ended December 31,
	2008	2007	2006

Retail deposits:
NOW accounts	$229	$258	$218
Savings accounts	1,205	1,512	1,804
Money market savings accounts	6,158	6,215	5,335
Certificate of deposit accounts	31,853	37,061	28,418
Total retail deposits	$39,445	$45,046	$35,775

Brokered certificates of deposit	$2,208	$4,013	$2,663

(9)   Borrowed Funds (In thousands)

Borrowed funds are comprised of the following advances from the FHLB:

	December 31, 2008		December 31, 2007
	Amount	Weighted average rate	Amount	Weighted average rate
Within 1 year	$393,460	3.57%	$192,732	4.39%
Over 1 year to 2 years	188,884	3.66	254,029	4.77
Over 2 years to 3 years	67,443	4.00	40,228	4.90
Over 3 years to 4 years	25,843	4.56	14,394	5.07
Over 4 years to 5 years	29,050	4.09	21,463	4.77
Over 5 years	32,738	4.87	25,169	5.20
	$737,418	3.75%	$548,015	4.67%

The advances are secured by a blanket security agreement which requires the Bank to maintain as collateral certain qualifying assets, principally mortgage loans and securities in an aggregate amount equal to outstanding advances.

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2008, 2007 and 2006

(10)   Subordinated Debt (Dollars in thousands)

Mystic Financial Capital Trust I (“MFCI”) and Mystic Financial Capital Trust II (“MFCII”) were unconsolidated special purpose entities that were formed for the purpose of issuing trust preferred securities to the public and investing the proceeds from the sale of the securities in subordinated debentures issued by Mystic. The Company assumed the obligations related to the debentures when it acquired Mystic. Interest paid by the Company on the subordinated debentures equaled the dividends paid by MFCI and MFCII to the holders of the trust preferred securities.

The $5,000 of trust preferred securities issued by MFCI were called and paid off by MFCI on April 22, 2007. The interest rate on the debentures, which changed semi-annually to six-month LIBOR plus 3.70%, was 9.09% at December 31, 2006 and at the time of pay-off.

The $7,000 of trust preferred securities issued by MFCII were called and paid off by MFCII on February 15, 2008. The interest rate on the debentures, which changed quarterly to three-month LIBOR plus 3.25%, was 8.12% at the time of pay-off and December 31, 2007 and 8.66% at December 31, 2006.

(11)   Income Taxes (Dollars in thousands)

Income tax expense is comprised of the following amounts:

	Year ended December 31,
	2008	2007	2006
Current provision:
Federal	$9,590	$9,886	$11,422
State	2,023	1,785	2,263
Total current provision	11,613	11,671	13,685

Deferred provision (benefit):
Federal	(2,446)	(85)	80
State	(509)	(175)	(151)
Total deferred benefit	(2,955)	(260)	(71)

Total provision for income taxes	$8,658	$11,411	$13,614

Total provision for income taxes differed from the amounts computed by applying the statutory U.S. federal income tax rate (35.0%) to income before tax expense as a result of the following:

	Year ended December 31,
	2008	2007	2006

Expected income tax expense at statutory federal tax rate	$7,598	$10,275	$12,114
State taxes, net of federal income tax benefit	984	1,046	1,373
Dividend income received deduction	(50)	(28)	(32)
Tax exempt municipal income	(146)	(221)	(215)
Non-deductible portion of ESOP expense	91	120	170
Non-deductible expenses	342	205	206
Legislative change in state income tax rate	98	—	—
Other, net	(259)	14	(2)
	$8,658	$11,411	$13,614

Effective income tax rate	39.9%	38.9%	39.3%

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2008, 2007 and 2006

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at the dates indicated are as follows:

	December 31,
	2008	2007
Deferred tax assets:
Allowance for credit losses	$12,181	$10,224
Retirement and postretirement benefits	2,839	2,548
Recognition and retention plans	909	981
Unrealized loss on securities available for sale	—	92
Write-downs of marketable equity securities	925	—
Loss carry forward from acquisition	—	437
Depreciation	977	90
Other	—	2
Total gross deferred tax assets	17,831	14,374

Deferred tax liabilities:
Identified intangible assets and goodwill	2,623	2,421
Unrecognized gain relating to postretirement obligation	162	174
Savings Bank Life Insurance Company stock	104	106
Deferred loan origination costs	396	336
Unrealized gain on securities available for sale	638	—
Capitalized servicing rights	74	85
Acquisition fair value adjustments	485	367
Other	21	36
Total gross deferred tax liabilities	4,503	3,525

Net deferred tax asset	$13,328	$10,849

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

The Company is subject to federal and state examinations for tax years after December 31, 2003.

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

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2008, 2007 and 2006

The following table provides the components of net periodic postretirement benefit cost and other amounts recognized in other comprehensive income.

	Year ended December 31,
	2008	2007	2006

Net periodic benefit cost:
Service cost	$53	$65	$56
Interest cost	48	47	45
Prior service cost	(21)	(21)	(28)
Actuarial (gain) loss	(11)	(6)	17
Net periodic benefit cost	$69	$85	$90

Changes in postretirement benefit obligation recognized in other comprehensive income:
Net gain	$(4)	$(3)	$—
Prior service credit	(17)	(11)	—
Total postretirement benefit credit recognized in other comprehensive income	$(21)	$(14)	$—

The reduction in net periodic benefit costs in 2008 and 2007 was attributable to the subsidy received from the federal Medicare prescription drug program. The discount rate used to determine the actuarial present value of projected postretirement benefit obligations was 5.75% in 2008 and 2007 and 6.00% in 2006.

The estimated prior service credit that will be amortized from accumulated other comprehensive income into net periodic benefit cost in 2009 is $27.

The liability for the postretirement benefits included in accrued expenses and other liabilities was $1,057 at December 31, 2008 and $975 at December 31, 2007.

The assumed health care trend used to measure the accumulated postretirement benefit obligation was 9.5% initially, decreasing gradually to 5% in 2015 and thereafter. Assumed health care trend rates may have a significant effect on the amounts reported for the postretirement benefit plan. A 1% change in assumed health care cost trend rates would have the following effects:

	1 % Increase	1 % Decrease
Effect on total service and interest cost components of net periodic postretirement benefit costs	$22	$(17)
Effect on the accumulated postretirement benefit obligation	167	(135)

401(k) Plan

The Company maintains a 401(k) plan which is a qualified, tax-exempt profit sharing plan with a salary deferral feature under Section 401(k) of the Internal Revenue Code. Each employee reaching the age of twenty one and having completed one thousand hours of service in a plan year is eligible to participate in the plan by making voluntary contributions, subject to certain limits based on federal tax laws. The Company contributes to the plan an amount equal to 5% of the compensation of eligible employees, subject to certain limits based on federal tax laws, but does not match employee contributions to the plan. Expense for the Company plan contributions was $626 in 2008, $623 in 2007 and $528 in 2006.

Supplemental Executive Retirement Agreements

The Company maintains agreements that provide supplemental retirement benefits to certain executive officers. Total expense for benefits payable under the agreements amounted to $633 in 2008, $395 in 2007 and $367 in 2006. Aggregate benefits payable included in accrued expenses and other liabilities at December 31, 2008 and 2007 amounted to $5,749 and $5,116, respectively.

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2008, 2007 and 2006

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

A loan obtained by the ESOP from the Company to purchase Company common stock is payable in quarterly installments over 30 years and bears interest at 8.50% per annum. The loan can be prepaid without penalty. Loan payments are principally funded by cash contributions from the Bank, subject to federal tax law limits. The outstanding balance of the loan at December 31, 2008 and 2007, which was $3,502 and $3,752, respectively, is eliminated in consolidation.

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

At December 31, 2008, the ESOP held 522,761 unallocated shares at an aggregate cost of $2,850; the market value of such shares at that date was $5,567. Compensation and employee benefits expense was $545 in 2008, $638 in 2007 and $791 in 2006 based on the commitment to release to eligible employees 52,213 shares in 2008, 54,107 shares in 2007 and 56,080 shares in 2006.

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

Total expense for the 1999 RRP was none in 2008, $45 in 2007 and $134 in 2006. Total expense for the 2003 RRP was $2,123 in 2008, $2,559 in 2007 and $2,724 in 2006. Of the remaining 136,865 unvested RRP shares at December 31, 2008, 131,025 shares will vest on January 2, 2009 and 5,840 shares will vest on October 16, 2009. The expense to be recognized for those shares will be $80 in 2009.

As of December 31, 2008, the number of shares available for award under the 1999 RRP and the 2003 RRP were 29,774 shares and 132,920 shares, respectively.

Dividends paid on unvested RRP shares, which are recognized as compensation expense, were $112 in 2008, $238 in 2007 and $415 in 2006.

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

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2008, 2007 and 2006

The exercise price of options awarded is the fair market value of the common stock of the Company on the date the award is made. Options vest over periods ranging from less than one month through over five years and certain of the options include a reload feature whereby an optionee exercising an option by delivery of shares of common stock would automatically be granted an additional option at the fair market value of stock when such additional option is granted equal to the number of shares so delivered. If an individual to whom a stock option was granted ceases to maintain continuous service by reason of normal retirement, death or disability, or following a change in control, all options and rights granted and not fully exercisable become exercisable in full upon the happening of such an event and shall remain exercisable for a period ranging from three months to five years.

As of December 31, 2008, the number of options available for award under the Company’s 1999 Stock Option Plan and 2003 Stock Option Plan were 285,980 options and 1,226,000 options, respectively. In accordance with the terms of the Plans, dividend equivalent rights amounting to $1,027 in 2008, $982 in 2007 and $960 in 2006 were paid to holders of unexercised vested options.

Activity under the option plans is as follows:

	Year ended December 31,
	2008	2007	2006
Options outstanding at beginning of year	2,722,960	3,182,988	3,177,988
Reload options granted at:
$9.19 per option	130,518	—	—
$9.85 per option	25,378	—	—
$10.10 per option	37,267	—	—
$10.36 per option	—	28,717	—
$10.59 per option	—	23,861	—
$10.69 per option	—	46,249	—
$10.87 per option	—	56,836	—
$12.46 per option	—	7,929	—
Options granted at $12.91 per option	—	—	5,000
Cancelled reload options ($11.00 to $15.42 per option)	—	(16,849)	—
Options exercised at $4.944 per option	(622,162)	(522,271)	—
Options forfeited at $12.91 per option	(40,000)	—	—
Options forfeited at $15.02 per option	(4,000)	(84,500)	—
Total options outstanding at end of year	2,249,961	2,722,960	3,182,988

Exercisable as of December 31 at:
$4.944 per option	627,135	1,249,297	1,771,568
$9.19 per option	130,518	—	—
$9.85 per option	25,378	—	—
$10.10 per option	37,267	—	—
$10.36 per option	28,717	28,717	—
$10.59 per option	23,861	23,861	—
$10.69 per option	46,249	46,249	—
$10.87 per option	56,836	56,836	—
$11.00 per option	—	—	5,393
$12.91 per option	2,000	41,000	40,000
$15.02 per option	1,269,000	1,273,000	1,357,500
$15.42 per option	—	—	3,527
Total options exercisable at end of year	2,246,961	2,718,960	3,177,988

Weighted average exercise price per option	$11.43	$10.11	$9.37
Weighted average fair value per option of options granted during the year	$0.50	$1.11	$2.65
Weighted average remaining contractual life in years at end of year	2.9	3.5	4.4

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2008, 2007 and 2006

To calculate the weighted average data presented in this note and the compensation expense presented in the accompanying financial statements, the fair value of each stock option award was estimated on the date of grant using the Black-Scholes option pricing model with the following valuation assumptions:

	Year ended December 31,
	2008	2007	2006
Dividend yield	7.84%	7.33%	3.92%
Expected volatility	19.13	18.90	22.61
Risk-free interest rate	2.84	4.45	5.21
Expected life of options	1.1 years	1.6 years	7 years

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

Financial instruments with off-balance sheet risk at the dates indicated follow:

	December 31,
	2008	2007
Financial instruments whose contract amounts represent credit risk:
Commitments to originate loans:
One-to-four family mortgage	$9,444	$6,300
Multi-family mortgage	21,054	8,467
Commercial real estate mortgage	10,846	25,641
Commercial	23,655	1,750
Unadvanced portion of loans	121,709	114,651
Unused lines of credit:
Equity	52,470	49,480
Other	5,984	3,493

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

Lease Commitments

The Company leases certain office space under various noncancellable operating leases. A summary of future minimum rental payments under such leases at the dates indicated follows:

Year ending December 31,
2009	$1,960
2010	1,841
2011	1,708
2012	1,280
2013	941

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2008, 2007 and 2006

The leases contain escalation clauses for real estate taxes and other expenditures. Total rental expense was $2,024 in 2008, $1,932 in 2007 and $1,804 in 2006.

Legal Proceedings

On February 21, 2007, Carrie E. Mosca (“Plaintiff”) filed a putative class action complaint against Brookline Bank in the Superior Court for the Commonwealth of Massachusetts (the “Action”). Ms. Mosca defaulted on a loan obligation on an automobile that she co-owned. She alleged that the form of notice of sale of collateral that the Bank sent to her after she and the co-owner became delinquent on the loan obligation did not contain information required to be provided to a consumer under the Massachusetts Uniform Commercial Code. The Action purported to be brought on behalf of a class of individuals to whom the Bank sent the same form of notice of sale of collateral during the four year period prior to the filing of the Action. The Action sought statutory damages, an order restraining the Bank from future use of the form of notice sent to Ms. Mosca, an order barring the Bank from recovering any deficiency from other individuals to whom it sent the same form of notice, attorneys’ fees, litigation expenses and costs. The Bank answered, denying liability and opposing Plaintiff’s motion to certify a class. The Court denied Plaintiff’s motion for class certification in an order dated July 18, 2008. On July 31, 2008, Plaintiff served a motion for summary judgment seeking an award of damages in the amount of $2,928 to her individually. The Bank opposed that motion and moved for summary judgement in its favor. On January 26, 2009, the Court denied Plaintiff’s motion for summary judgment and granted summary judgement in favor of the Bank. On February 23, 2009, the Plaintiff filed a motion of appeal.

(14)  Stockholders Equity (In thousands except share and per share amounts)

Preferred Stock

The Company is authorized to issue 50,000,000 shares of serial preferred stock, par value $0.01 per share, from time to time in one or more series subject to limitations of law, and the Board of Directors is authorized to fix the designations, powers, preferences, limitations and rights of the shares of each such series. As of December 31, 2008, there were no shares of preferred stock issued.

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

Common Stock Repurchases

In 2008, the Company repurchased 40,100 shares of its common stock at a total cost of $372, or $9.28 per share including transaction costs, and in 2007, the Company repurchased 3,928,022 shares of its common stock at a total cost of $43,591, or $11.10 per share including transaction costs.

As of December 31, 2008, the Company was authorized to repurchase up to 4,804,410 shares of its common stock. The Board of Directors has delegated to the discretion of the Company’s senior management the authority to determine the timing of the repurchases and the prices at which the repurchases will be made.

Restricted Retained Earnings

As part of the stock offering in 2002 and as required by regulation, Brookline established a liquidation account for the benefit of eligible account holders and supplemental eligible account holders who maintain their deposit accounts at Brookline after the stock offering. In the unlikely event of a complete liquidation of Brookline (and only in that event), eligible depositors who continue to maintain deposit accounts at Brookline shall be entitled to receive a distribution from the liquidation account. Accordingly, retained earnings of the Company are deemed to be restricted up to the balance of the liquidation account. The liquidation account balance is reduced annually to the extent that eligible depositors have reduced their qualifying deposits as of each anniversary date. Subsequent increases in deposit account balances do not restore an account holder’s interest in the

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2008, 2007 and 2006

liquidation account. The liquidation account totaled $29,969 (unaudited) at December 31, 2008.

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

The following table reconciles stockholders’ equity under U.S. generally accepted accounting principles (“GAAP”) with regulatory capital for the Bank at the dates indicated.

	December 31,
	2008	2007

Stockholders’ equity (GAAP)	$432,952	$431,537
Deduct disallowed unrealized gains on debt securities available for sale	(2,242)	(429)
Deduct disallowed identified intangible assets and loan servicing assets	(12,388)	(13,466)
Regulatory capital (tangible capital)	418,322	417,642
Add allowance for loan losses equal to 1.25% of adjusted total assets	26,287	24,268
Total risk-based capital	$444,609	$441,910

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

The following is a summary of the Bank’s actual capital amounts and ratios as of December 31, 2008 and 2007, compared to the OTS requirements for minimum capital adequacy and for classification as a well-capitalized institution:

			OTS requirements
			Minimum capital		Classified as
	Bank actual		adequacy		well capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio

At December 31, 2008:
Tangible capital	$418,322	16.5%	$38,106	1.5%
Tier 1 (core) capital	418,322	16.5	101,616	4.0	$127,020	5.0%
Risk-based capital:
Tier 1	418,322	19.9			126,057	6.0
Total	444,609	21.2	168,077	8.0	210,096	10.0

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2008, 2007 and 2006

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

(16)  Fair Value of Financial Instruments (In thousands)

The following is a summary of the carrying values and estimated fair values of the Company’s significant financial and non-financial instruments as of the dates indicated:

	December 31, 2008		December 31, 2007
	Carrying	Estimated	Carrying	Estimated
	value	fair value	value	fair value
Financial assets:
Cash and due from banks	$22,270	$22,270	$17,699	$17,699
Short-term investments	99,082	99,082	135,925	135,925
Securities	328,835	328,845	312,383	312,393
Loans, net	2,077,255	2,104,496	1,866,451	1,875,910
Accrued interest receivable	8,835	8,835	9,623	9,623
Financial liabilities:
Demand, NOW, savings and money market savings deposits	542,052	542,052	453,950	453,950
Retail certificates of deposit	785,792	790,905	796,387	798,222
Brokered certificates of deposit	26,381	26,605	67,904	68,448
Borrowed funds	737,418	745,954	548,015	551,828
Subordinated debt	—	—	7,008	7,010

Effective January 1, 2008, the Company adopted Statement of Financial Accounting Standards No. 157 (“SFAS 157”), “Fair Value Measurements”, which provides a framework for measuring fair value under U.S. generally accepted accounting principles. SFAS 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. In addition, SFAS 157 specifies a hierarchy of valuation techniques based on whether the inputs to those techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. These two types of inputs have the following fair value hierarchy:

Level 1 - Quoted prices for identical instruments in active markets

Level 2 - Quoted prices for similar instruments in active or non-active markets and model-derived valuations in which all significant inputs and value drivers are observable in active markets

Level 3 - Valuation derived from significant unobservable inputs

Valuation techniques based on unobservable inputs are highly subjective and require judgments regarding significant matters such as the amount and timing of future cash flows and the selection of discount rates that may appropriately reflect market and credit risks. Changes in these judgments often have a material impact on the fair value estimates. In addition, since these estimates are as of a specific point in time, they are susceptible to material near-term changes. The fair values disclosed do not reflect any premium or discount that could result from the sale of a large volume of a particular financial instrument, nor do they reflect the possible tax ramifications or estimated transaction costs.

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2008, 2007 and 2006

The Company uses fair value measurements to record certain assets at fair value on a recurring basis. Additionally, the Company may be required to record at fair value other assets on a nonrecurring basis. These nonrecurring fair value adjustments typically involve the application of lower-of-cost-or market value accounting or write-downs of individual assets. In accordance with Financial Accounting Standards Board (“FASB”) Staff Position No. 157-2, “Effective Date of FASB Statement No. 157”, we have delayed the application of SFAS 157 for non-financial assets, such as goodwill and real property held for sale, and non-financial liabilities until January 1, 2009.

The following table presents the balances of certain assets reported at fair value as of December 31, 2008:

	Carrying Value
	Level 1	Level 2	Level 3	Total
Assets measured at fair value on a recurring basis:
Securities available for sale	$1,177	$285,134	$6,028	$292,339

Assets measured at fair value on a non-recurring basis:
Collateral dependent impaired loans	$—	$1,850	$—	$1,850

The securities comprising the balance at December 31, 2008 in the level 3 column included $5,200 of auction rate municipal obligations, $1,245 of pools of trust preferred obligations and $500 of a trust preferred obligation issued by a financial institution, all of which lacked quoted prices in active markets. Based on a cash flow analysis, the fair value of the auction rate municipal obligations and the pools of trust preferred obligations was estimated to be $4,517 and $1,011, respectively. In the judgment of management, the fair value of the trust preferred obligation was considered to approximate its carrying value because it was deemed to be fully collectible and the rates paid on the security was higher than rates paid on securities with similar maturities.

In 2008, the fair value of securities available for sale using significant unobservable inputs (level 3) declined by $8,422 as a result of $6,300 of redemption and $1,550 of sales of auction rate municipal obligations at their face value, the full payment of a $500 debt obligation, the movement of a $400 trust preferred security to level 2, a $683 reduction in the estimated fair value of the auction rate municipal obligations and the addition of $1,011 of pools of trust preferred obligations.

Collateral dependent loans that are deemed to be impaired are valued based upon the fair value of the underlying collateral. The inputs used in the appraisals of the collateral are observable and, therefore, the loans are categorized as level 2.

The following is a further description of the principal valuation methods used by the Company to estimate the fair values of its financial instruments.

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

December 31, 2008, 2007 and 2006

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

(17) Condensed Parent Company Financial Statements (In thousands)

Condensed parent company financial statements as of December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007 and 2006 follow. The statement of stockholders’ equity is not presented below as the parent company’s stockholders’ equity is that of the consolidated company.

Balance Sheets

	December 31,
	2008	2007
Assets
Cash and due from banks	$292	$171
Short-term investments	760	24,566
Loan to subsidiary bank ESOP	3,502	3,752
Investment in subsidiaries, at equity	453,163	458,159
Goodwill	35,615	35,615
Prepaid income taxes	218	1,747
Other assets	530	2,310
Total assets	$494,080	$526,320

Liabilities and Stockholders’ Equity
Subordinated debt	$—	$7,008
Accrued expenses and other liabilities	211	604
Stockholders’ equity	493,869	518,708
Total liabilities and stockholders’ equity	$494,080	$526,320

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2008, 2007 and 2006

Statements of Income

	Year ended December 31,
	2008	2007	2006

Dividend income from subsidiaries	$15,000	$32,268	$10,086
Interest income:
Short-term investments	138	98	13
Loan to subsidiary bank ESOP	312	332	353
Equity interest in earnings of other investment	—	—	1
Total income	15,450	32,698	10,453

Expenses:
Interest on subordinated debt	65	666	906
Directors’ fees	108	58	109
Delaware franchise tax	168	168	166
Professional fees	75	44	71
Other	204	202	269
Total expenses	620	1,138	1,521

Income before income taxes and equity in undistributed net income of subsidiaries	14,830	31,560	8,932
Income tax expense (benefit)	100	(31)	(234)
Income before equity in undistributed net income of subsidiaries	14,730	31,591	9,166
Equity in undistributed (overdistribution of) net income of subsidiaries	(1,880)	(13,849)	11,646
Net income	$12,850	$17,742	$20,812

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2008, 2007 and 2006

Statements of Cash Flows

	Year ended December 31,
	2008	2007	2006

Cash flows from operating activities:
Net income	$12,850	$17,742	$20,812
Adjustments to reconcile net income to net cash provided from operating activities:
Equity in undistributed (overdistribution of) net income of subsidiaries	1,880	13,849	(11,646)
Equity interest in earnings of other investment	—	—	(1)
Accretion of acquisition fair value adjustments	(8)	(84)	(126)
Decrease in prepaid income taxes	1,529	417	160
Decrease in other assets	1,606	119	75
Increase (decrease) in accrued expenses and other liabilities	152	(370)	(330)
Net cash provided from operating activities	18,009	31,673	8,944

Cash flows from investing activities:
Distributions from subsidiaries	4,900	75,257	39,394
Repayment of ESOP loan by subsidiary bank	250	250	250
Payment from subsidiary bank for shares vested in recognition and retention plans	2,296	2,590	2,981
Net cash provided from investing activities	7,446	78,097	42,625

Cash flows from financing activities:
Payment of dividends on common stock	(44,055)	(45,528)	(46,117)
Income tax benefit, net, from exercise of non-incentive stock options, payment of dividend equivalent rights, dividend distribution on allocated ESOP shares and vesting of recognition and retention plan shares	1,073	1,814	670
Exercise of stock options	1,214	827	—
Purchase of treasury stock	(372)	(43,591)	—
Repayment of subordinated debt	(7,000)	(5,000)	—
Net cash used for financing activities	(49,140)	(91,478)	(45,447)

Net increase (decrease) in cash and cash equivalents	(23,685)	18,292	6,122
Cash and cash equivalents at beginning of year	24,737	6,445	323
Cash and cash equivalents at end of year	$1,052	$24,737	$6,445

Supplemental disclosures of cash flow information:
Cash paid (refund) during the year for income taxes	$198	$(311)	$36
Interest on subordinated debt	138	844	1,014

BROOKLINE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2008, 2007 and 2006

(18) Quarterly Results of Operations (Unaudited, dollars in thousands except per share amounts)

	2008 Quarters
	Fourth	Third	Second	First

Interest income	$36,441	$35,991	$35,378	$35,851
Interest expense	16,323	16,649	17,332	18,691
Net interest income	20,118	19,342	18,046	17,160
Provision for credit losses	3,433	3,162	2,579	2,114
Net interest income after provision for credit losses	16,685	16,180	15,467	15,046
Losses on write-downs and sales of securities, net	—	(1,600)	—	(1,249)
Other non-interest income	1,022	958	1,123	994
Amortization of identified intangible assets	(438)	(438)	(438)	(438)
Other non-interest expense	(10,583)	(10,719)	(9,997)	(9,865)
Income before income taxes and minority interest	6,686	4,381	6,155	4,488
Provision for income taxes	1,926	2,567	2,417	1,748
Net income before minority interest	4,760	1,814	3,738	2,740
Minority interest in earnings of subsidiary	30	63	64	46
Net income	$4,730	$1,751	$3,674	$2,694

Earnings per share:
Basic	$0.08	$0.03	$0.06	$0.05
Diluted	0.08	0.03	0.06	0.05

	2007 Quarters
	Fourth	Third	Second	First

Interest income	$37,035	$36,843	$36,097	$35,567
Interest expense	19,136	18,846	18,046	17,434
Net interest income	17,899	17,997	18,051	18,133
Provision for credit losses	3,023	1,503	1,107	1,249
Net interest income after provision for credit losses	14,876	16,494	16,944	16,884
Gains on securities, net	47	—	—	—
Other non-interest income	1,039	927	1,281	1,049
Amortization of identified intangible assets	(504)	(503)	(504)	(503)
Other non-interest expense	(9,228)	(9,892)	(9,722)	(9,327)
Income before income taxes and minority interest	6,230	7,026	7,999	8,103
Provision for income taxes	2,479	2,711	3,103	3,118
Net income before minority interest	3,751	4,315	4,896	4,985
Minority interest in earnings of subsidiary	51	66	44	44
Net income	$3,700	$4,249	$4,852	$4,941

Earnings per share:
Basic	$0.06	$0.07	$0.08	$0.08
Diluted	0.06	0.07	0.08	0.08

Differences between annual amounts and the total of quarterly amounts are due to rounding.